Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-294103

Information contained in this prospectus is subject to completion or amendment. A registration statement relating to the securities of Columbia Financial, Inc. to be issued has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SUBJECT TO COMPLETION — DATED JULY 7, 2026

FIRM COMMITMENT UNDERWRITTEN

OFFERING PROSPECTUS

(Proposed New Holding Company for Columbia Bank)

[●] Shares of Common Stock

Columbia Financial, Inc., a newly formed Maryland corporation (referred to herein as “Columbia Financial, Inc.”), is offering [●] shares of common stock for sale at $10.00 per share in connection with the conversion of Columbia Bank MHC from the mutual holding company form of organization to the stock form of organization.

The common stock of Columbia Financial, Inc., a Delaware corporation which currently serves as the mid-tier holding company for Columbia Bank (referred to herein as “Columbia Financial”), is currently listed on the Nasdaq Global Select Market under the trading symbol “CLBK.” We expect the shares of Columbia Financial, Inc. common stock will continue to be listed on the Nasdaq Global Select Market under the symbol “CLBK” upon the completion of the conversion.

Immediately after completion of the conversion and offering, we expect to acquire Northfield Bancorp, Inc., the holding company for Northfield Bank, for approximately $597.1 million in a combination of stock and cash (referred to herein as the Northfield Bancorp “merger” or “acquisition”).

Pursuant to its prospectus dated May 11, 2026, Columbia Financial, Inc. offered between 142,375,000 and 192,625,000 shares of its common stock for sale in a subscription offering. The subscription offering period expired on June 16, 2026. Columbia Financial, Inc. intends to issue approximately 109,926,481 shares of common stock to subscribers in the subscription offering, excluding shares to be issued to Columbia Bank’s employee stock ownership plan, and is offering [●] shares of its common stock in this firm commitment underwritten offering, totaling [●] shares of common stock. The subscription and firm commitment underwritten offerings are collectively referred to in this prospectus as the “offering.”

In addition to the shares we are selling in the offering, the shares of Columbia Financial held by public stockholders (which we define as all stockholders other than Columbia Bank MHC) will be exchanged for shares of common stock of Columbia Financial, Inc. based on an exchange ratio that is designed to result in the public stockholders of Columbia Financial owning approximately the same percentage of Columbia Financial, Inc. common stock as they owned immediately prior to the completion of the conversion, as adjusted for assets held by Columbia Bank MHC.

The underwriters expect to deliver the common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about [●], 2026.

TERMS OF THE FIRM COMMITMENT UNDERWRITTEN OFFERING

	Per Share	Total
Public offering price	$10.00
Underwriting discounts and commissions (1)
Proceeds to us (before expenses)

(1)

See “The Conversion and Offering — Plan of Distribution; Selling Agent and Underwriter Compensation” for information regarding the compensation to be received by Keefe, Bruyette & Woods, Inc. and the other broker-dealers in the firm commitment underwritten offering.

This investment involves a degree of risk, including the possible loss of principal. Please read “Risk Factors” beginning on page 15.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Book Running Managers

Keefe, Bruyette & Woods A Stifel Company	Piper Sandler

Co-Manager

Brean Capital, LLC

The date of this prospectus is [●], 2026

Columbia Bank

New York
Pennsylvania
New Jersey
87
684
287
80
95
278
295
495
678
78
476
276
195
West Milford
Midland Park
Ramsey
Oakland
Wyckoff
Pompton Lakes
Waldwick
Ridgewood
Kinnelon
Westwood
Pompton Plains
Oradell
Fair Lawn
Montville
Wayne
Bergenfield
Fairfield
Paramus
Teaneck
Cedar Grove
Clifton
West Orange
Rutherford
Lyndhurst
Morristown
Livingston
Bernardsville
Newark
Linden
New York
Westfield
Rahway
Brooklyn
Staten Island
Pittstown
South Plainfield
Colonia
Woodbridge
Edison
Flemington
Sayreville
Ringoes
East Brunswick
Old Bridge
Aberdeen
Middletown Township
Hopewell
Princeton
Englishtown
Pennington
Monroe
Hamilton
Freehold
Trenton
Camden
Maple Shade
Philadelphia
Mount Laurel
Medford
West Deptford
Deptford Township
Voorhees Township
Sewell
New York
Pennsylvania
New Jersey

Columbia Bank Corporate Headquarters
19-01 Route 208 North
Fair Lawn, New Jersey

Columbia Bank
operates 70 full service banking offices in New Jersey

Northfield Bank
operates 37 full service banking offices in New York and New Jersey

i

SUMMARY

The following summary explains the significant aspects of the conversion, the offering and the exchange of existing shares of Columbia Financial common stock for shares of Columbia Financial, Inc. common stock and our proposed acquisition of Northfield Bancorp. It may not contain all of the information that is important to you. Before making an investment decision, you should read this entire document carefully, including the consolidated financial statements and the notes thereto for both Columbia Financial and Northfield Bancorp, and the section entitled “Risk Factors.”

In this prospectus, the terms “we,” “us” and “our” refer to Columbia Financial and its consolidated subsidiaries or its successor Columbia Financial, Inc., Columbia Bank MHC and Columbia Bank unless the context requires otherwise.

Our Companies

Columbia Financial, Inc.

The shares being offered will be issued by Columbia Financial, Inc. (referred to herein as “Columbia Financial, Inc.”), a newly formed Maryland corporation. Following the completion of the conversion and offering, Columbia Financial, Inc. will become the publicly-traded savings and loan holding company for Columbia Bank. The shares of Columbia Financial, Inc.’s common stock are expected to trade on the Nasdaq Global Select Market under the symbol “CLBK” upon the completion of the conversion.

Columbia Bank MHC

Columbia Bank MHC was organized in 1997 under the laws of the United States. In connection with the reorganization, Columbia Financial became the wholly-owned subsidiary of Columbia Bank MHC. Columbia Bank MHC’s principal business activity is the ownership of 76,016,524 shares of common stock, or 73.1% of the issued and outstanding shares of Columbia Financial as of March 31, 2026.

Columbia Financial

Columbia Financial (referred to herein as “Columbia Financial”) is a Delaware corporation that was organized in 1997 in connection with the mutual holding company reorganization of Columbia Bank. Columbia Financial is the holding company of Columbia Bank, which is a federally chartered stock savings bank. In 2018, Columbia Financial conducted a minority stock offering and sold 43% of its shares of common stock, for gross proceeds of $498.3 million, in a subscription offering to the depositors of Columbia Bank with the remaining shares issued to Columbia Bank MHC.

Columbia Bank

Columbia Bank is a federally chartered savings bank founded in 1927. Columbia Bank has elected and has received regulatory approval to operate as a “covered savings association” pursuant to the Home Owners’ Loan Act, as amended, and the regulations of the Office of the Comptroller of the Currency (the “OCC”) promulgated thereunder. A covered savings association generally has the same rights and privileges as a national bank, and is subject to the same duties, restrictions, penalties, liabilities, conditions, and limitations that would apply to a national bank. Management believes that the key benefits of Columbia Bank’s election to operate as a covered savings association include the elimination of the requirement to meet the qualified thrift lender test and that Columbia Bank is no longer subject to the limits on an aggregate amount of commercial loans that are applicable to savings associations.

We serve the financial needs of our depositors and the local community as a community-minded, customer service-focused institution. We offer traditional financial services to businesses and consumers in our market areas. We attract deposits from the general public and use those funds to originate a variety of loans, including multifamily and commercial real estate loans, commercial business loans, one-to-four family real estate loans, construction loans, home equity loans and advances, and other consumer loans. We offer title insurance through our wholly-owned subsidiary, First Jersey Title Services, Inc. In addition, Columbia Insurance Services, Inc., a wholly-owned subsidiary of Columbia Bank, is a full-service insurance agency that offers a broad range of insurance products, including personal and business lines of insurance, to our customers and primarily New Jersey residents. We also offer wealth management services through a third-party relationship.

Our executive offices are located at 19-01 Route 208 North, Fair Lawn, New Jersey 07410 and our telephone number is (800) 522-4167. Our website address is www.columbiabankonline.com. Information on our website should not be considered a part of this prospectus.

Our Acquisition History

Mergers and acquisitions have historically been a component of our business model and growth strategy. In addition to our currently proposed merger with Northfield Bancorp, since November 2019, we have acquired Atlantic Stewardship Bank, Roselle Bank, Freehold Bank and RSI Bank. For more information, see “Business of Columbia Financial and Columbia Bank — Acquisition History.”

Northfield Bancorp, Inc. Acquisition

We are conducting the conversion and offering under the terms of our plan of conversion and reorganization that we adopted on January 31, 2026 (which is referred to in this prospectus as the “plan of conversion”). Concurrently with our adoption of the plan of conversion and reorganization, we also entered into an Agreement and Plan of Merger (referred to herein as the “merger agreement”) to acquire Northfield Bancorp, Inc. (referred to herein as “Northfield Bancorp”). As of March 31, 2026, Northfield Bancorp had consolidated assets of $5.7 billion, deposits of $4.1 billion and stockholders’ equity of $694.7 million. Northfield Bancorp is the parent holding company for Northfield Bank. Northfield Bank, founded in 1887, operates 37 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey.

Under the merger agreement, Northfield Bancorp will merge into Columbia Financial, Inc. immediately following the completion of the conversion, with Columbia Financial, Inc. as the surviving entity, and Northfield Bank will merge with and into Columbia Bank, with Columbia Bank as the surviving entity. The acquisition of Northfield will expand our presence in our existing markets and will provide us with immediate entry into Staten Island and Brooklyn, where Northfield had a combined deposit base of $2.1 billion as of March 31, 2026.

In connection with the merger of Northfield Bancorp into Columbia Financial, Inc., each share of Northfield Bancorp common stock outstanding immediately prior to the closing date of the merger will be converted, at the election of Northfield Bancorp stockholders, as follows: (i) if the final independent valuation, immediately prior to the completion of the conversion (the “final independent valuation”) is less than $2.3 billion, 1.425 shares of Columbia Financial, Inc. common stock (the “merger exchange ratio”) or $14.25 in cash (the “per share cash consideration”); (ii) if the final independent valuation is equal to or greater than $2.3 billion and less than $2.6 billion, the merger exchange ratio will be increased to 1.450 shares of Columbia Financial, Inc. common stock and the per share cash consideration will be increased to $14.50; or (iii) if the final independent valuation is greater than $2.6 billion, the merger exchange ratio will be increased to 1.465 shares of Columbia Financial, Inc. common stock and the per share cash consideration will be increased to $14.65. The “final independent valuation” is also sometimes referred to herein as the “appraised full conversion value.” No more than 30% of the shares of Northfield Bancorp common stock issued and outstanding as of the closing of the merger will be converted into cash.

The acquisition of Northfield Bancorp is contingent upon the completion of the conversion. The merger is subject to approval by the stockholders of Columbia Financial and Northfield Bancorp. The merger is also subject to the receipt of the approvals of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the OCC. The stockholders of Columbia Financial and Northfield Bancorp each approved the merger on June 25, 2026. As of the date of this prospectus, the Federal Reserve Board and the OCC have each conditionally approved the merger. We anticipate simultaneously completing the conversion, the offering and the merger early in the third quarter of 2026, although no assurance can be given that we will be able to complete these transactions by that date or at all.

The completion of the conversion is not contingent on the acquisition of Northfield Bancorp. In the event that the merger is terminated, Columbia Financial will either terminate the conversion or delay the conversion in order to amend this prospectus. If the merger is terminated and we determine to terminate the conversion and offering, we will promptly return subscription funds with interest calculated at Columbia Bank’s statement savings rate and all deposit account withdrawal authorizations will be canceled. In the event we determined to proceed with the conversion and offering without the acquisition, the timing and manner of the conversion would be subject to significant modifications including an updated appraisal valuation and business plan given we would be undertaking the conversion on a stand-alone basis.

Post-Acquisition Business Strategy

Our business strategy is to continue to operate and grow a profitable community-oriented financial institution. We plan to achieve this by executing our strategy of:

•	Increasing our earnings by growing our balance sheet with increased emphasis on commercial business lending and core deposits;

•	Employing a stockholder-focused management of capital;

•	Expanding our franchise through de novo branching, branch acquisitions and the possible acquisition of other financial institutions and/or financial services companies;

•	Maintaining asset quality through the application of a prudent, disciplined approach to credit risk as part of an overall risk management program;

•	Enhancing our technology infrastructure to broaden our product capabilities and improve product delivery and efficiency;

•	Focusing on an enhanced customer experience and continued customer satisfaction; and

•	Increasing fee income through continued growth of fee-based activities.

For more information on our post-acquisition business strategy, see “The Acquisition of Northfield Bancorp — Post-Acquisition Business Strategy.”

Description of the Conversion

Columbia Bank has been organized in the mutual holding company structure since 1997. The following diagram shows our current organizational structure, reflecting ownership percentages as of March 31, 2026:

The “second-step” conversion process that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. In the stock holding company structure, all of Columbia Bank’s common stock will be owned by Columbia Financial, Inc. and all of Columbia Financial, Inc.’s common stock will be owned by the public. Upon completion of the conversion and offering, Columbia Financial and Columbia Bank MHC will cease to exist.

As part of the conversion, we are offering for sale shares of common stock representing the 73.1% ownership interest of Columbia Financial that is currently held by Columbia Bank MHC. At the conclusion of the conversion and offering, existing public stockholders of Columbia Financial will receive shares of common stock of Columbia Financial, Inc. in exchange for their existing shares of common stock of Columbia Financial, based upon an exchange ratio of 1.8729 to 2.5340 at the minimum and maximum of the offering range, respectively. The actual exchange ratio will be determined at the conclusion of the conversion and the offering based on the total number of shares sold in the offering and is intended to result in Columbia Financial’s existing public stockholders owning approximately the same percentage interest, 26.9% of Columbia Financial, Inc. common stock as they currently own of Columbia Financial common stock, without giving effect to cash paid in lieu of issuing fractional shares or shares that existing stockholders may purchase in the offering or shares issued in the Northfield Bancorp acquisition. For more information, see “— The Exchange of Existing Shares of Columbia Financial Common Stock.”

After the conversion and offering, and completion of the merger, our ownership structure will be as follows:

The normal business operations of Columbia Bank will continue without interruption during the conversion and offering. The current executive officers and the directors of Columbia Financial and Columbia Bank will serve as the executive officers and directors of Columbia Financial, Inc. and Columbia Bank following completion of the conversion.

Immediately following the completion of the conversion, Northfield Bancorp will merge with and into Columbia Financial, Inc. and Northfield Bank will merge with and into Columbia Bank. Prior to the effective time of the merger, Columbia Financial, Inc. will increase the size of its board of directors by four members (to 13 directors). As of the effective time of the merger, the board of directors of Columbia Financial, Inc. will be comprised of the nine legacy Columbia Financial directors and four members of the Northfield Bancorp board of directors selected by Columbia Financial, which shall include Steven M. Klein, John P. Connors, Jr., Timothy C. Harrison and Paul V. Stahlin. In addition, at the effective time of the merger, Steven M. Klein will serve as Senior Executive Vice President and Chief Operating Officer of Columbia Financial, Inc. and Columbia Bank.

Reasons for the Conversion and Offering

Our primary reasons for the conversion and offering are as follows:

•

Facilitate our acquisition of Northfield Bancorp. The stock holding company structure enables us to acquire Northfield Bancorp through a combination of common stock and cash consideration, which is not possible in our current mutual holding company form of organization.

•	To enhance stockholder returns through higher earnings and more flexible capital management strategies.

•

To pay dividends on our common stock. The stock holding company structure will eliminate the current limitations imposed by the mutual holding company structure on dividend payments and make it less costly for us to pay dividends.

•

Strengthen our capital position with the additional capital we will raise in the offering to support our planned growth. A strong capital position is essential to achieving our long-term objectives of growing Columbia Bank and building stockholder value. While Columbia Bank exceeds all regulatory capital requirements, the proceeds from the offering will greatly strengthen our capital position and enable us to support our planned growth in accordance with our strategic plan.

•	Transition us to a more familiar and flexible organizational structure. The stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors and enhance the liquidity of our common stock. A more liquid and active market will make it easier for our stockholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies. The stock holding company structure will also give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans or arrangements for any such offerings.

•

Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transactions, other than our pending merger with Northfield Bancorp, the stock holding company structure will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions and/or financial services companies as opportunities arise.

Results of the Subscription Offering

Pursuant to a prospectus dated May 11, 2026, we offered between 142,375,000 and 192,625,000 shares of common stock to eligible depositors and borrowers of Columbia Bank and to our tax-qualified employee benefit plans. A total of approximately 109,926,481 shares, excluding shares to be issued to Columbia Bank’s employee stock ownership plan, were subscribed for in the subscription offering. The final results of the subscription offering are subject to change if, among other things, checks issued by subscribers in the subscription offering do not clear.

Firm Commitment Underwritten Offering

We are offering approximately [●] shares of common stock for sale pursuant to this prospectus. We will sell these shares to the underwriters for resale to the general public in a firm commitment public offering. Keefe, Bruyette & Woods, Inc. is acting as the lead-left book running manager for the firm commitment underwritten offering, Piper Sandler & Co. is acting as co-book running manager for the firm commitment underwritten offering and Brean Capital, LLC is acting as co-manager for the firm commitment underwritten offering. See “The Conversion and Offering — Firm Commitment Offering.”

How We Determined the Offering Range and Exchange Ratio

Federal regulations require that the aggregate purchase price of the securities sold in the offering be based upon our estimated pro forma market value after the conversion (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an independent appraisal. In accordance with the regulations of the Federal Reserve Board, a valuation range is established that ranges from 15% below to 15% above this pro forma market value. We have retained RP Financial, LC. (“RP Financial”), which is experienced in the evaluation and appraisal of financial institutions, to prepare the appraisal. RP Financial has indicated that in its valuation as of February 2, 2026, as updated as of June 30, 2026, the pro forma market value of Columbia Financial’s common stock (taking into account the acquisition of Northfield Bancorp) was $2.7 billion, resulting in a range from $2.4 billion at the minimum to $3.1 billion at the maximum. The appraised full conversion value (offering shares and exchange shares) ranges from $1.9 billion to $2.6 billion, with the midpoint of $2.291 billion. Based on this independent valuation of the appraised full conversion value, we are selling the number of shares representing the 73.1% of outstanding Columbia Financial common stock currently owned by Columbia Bank MHC. This results in an offering range of $1.4 billion to $1.9 billion, with a midpoint of $1.7 billion.

RP Financial will receive fees totaling $625,000 for its appraisal report, plus $25,000 for any appraisal updates (of which there will be at least one) and reimbursement of out-of-pocket expenses.

In preparing its appraisal, RP Financial considered the information in this prospectus, including our financial statements. RP Financial also considered the following factors, among others:

•	the trading market for Columbia Financial common stock and securities of comparable institutions and general conditions in the market for such securities;

•

our historical and projected operating results and financial condition and that of Northfield Bancorp, including, but not limited to, net interest income, the amount and volatility of interest income and interest expense relative to changes in market conditions and interest rates, asset quality, levels of loan loss provisions, the amount and sources of non-interest income, and the amount of non-interest expense;

•

the economic, demographic and competitive characteristics of our post-merger market area, including, but not limited to, employment by industry type, unemployment trends, size and growth of the population, trends in household and per capita income, and deposit market share;

•

a comparative evaluation of our pro forma operating and financial statistics with those of other similarly-situated, publicly-traded banks and bank holding companies and savings and loan holding companies, which included a comparative analysis of balance sheet composition, income statement and balance sheet ratios, credit and interest rate risk exposure; and

•

the effect of the capital raised in this offering and the effect of our merger with Northfield Bancorp on our net worth and earnings potential, including, but not limited to, the increase in consolidated equity resulting from the offering, the estimated increase in earnings resulting from the investment of the net proceeds of the offering, and the estimated impact on consolidated equity and earnings resulting from adoption of the proposed employee stock benefit plans.

RP Financial considered adjustments to the pro forma market value based on a comparison of Columbia Financial with a peer group of publicly traded bank holding companies and savings and loan holding companies that RP Financial considered comparable to Columbia Financial under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly-traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected for Columbia Financial were all fully-converted stock institutions or commercial banks that were not subject to an actual or rumored acquisition and that had been in fully-converted form for at least one year. In addition, in its valuation as of February 2, 2026, RP Financial limited the peer group companies to institutions located in the Mid-Atlantic with assets between $7.0 billion and $25.0 billion, tangible equity-to-assets ratios of greater than 8.0%, and positive core earnings. As of the February 2, 2026, valuation, the peer group companies included companies with:

•	average assets of $12.7 billion;

•	average non-performing assets of 0.54% of total assets;

•	average loans of 75.7% of total assets;

•	average tangible equity of 9.0% of total assets; and

•	average core income of 0.97% of average assets.

The appraisal was based in part upon the financial condition and results of operations, the effect of the additional capital that will be raised from the sale of common stock in this offering and the effect of our merger with Northfield Bancorp and an analysis of a peer group of 12 publicly traded bank and thrift holding companies that RP Financial considered comparable to Columbia Financial. The appraisal peer group consists of the companies listed below. Total assets are as of March 31, 2026.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets (in millions)
CNB Financial Corp. (CCNE)	NASDAQ	Clearfield, PA	$8,515
ConnectOne Bancorp, Inc. (CNOB)	NASDAQ	Englewood Cliffs, NJ	$14,210
Dime Community Bancshares, Inc. (DCOM)	NASDAQ	Hauppauge, NY	$15,000
First Commonwealth Financial Corp. (FCF)	NYSE	Indiana, PA	$12,263
Kearny Financial Corp. (KRNY)	NASDAQ	Fairfield, NJ	$7,608
NBT Bancorp, Inc. (NBTB)	NASDAQ	Norwich, NY	$16,204
Peapack-Gladstone Financial Corp. (PGC)	NASDAQ	Bedminster, NJ	$7,699
Provident Financial Services, Inc. (PFS)	NYSE	Jersey City, NJ	$25,202
S&T Bancorp, Inc. (STBA)	NASDAQ	Indiana, PA	$9,944
Tompkins Financial Corporation (TMP)	NYSEAM	Ithaca, NY	$8,696
Univest Financial Corp. (UVSP)	NASDAQ	Souderton, PA	$8,142
WSFS Financial Corp. (WSFS)	NASDAQ	Wilmington, DE	$22,107

RP Financial considered adjustments to the pro forma market value based on a comparison of Columbia Financial with the peer group. RP Financial advised the board of directors that the valuation analysis took into consideration that relative to the peer group a slight downward adjustment was applied for profitability, growth and viability of earnings. Additionally, RP Financial made slight upward adjustments for Columbia Financial’s financial condition and asset growth in comparison to the peer group’s characteristics for those valuation parameters. RP Financial made no adjustments for primary market area, dividends, liquidity of the shares, marketing of the issue, management and the effect of government regulations and regulatory reform.

The downward adjustment applied for profitability, growth and viability of earnings took into consideration Columbia Financial’s lower pro forma core earnings, based on Columbia Financial’s lower pro forma returns on average assets and average equity. The upward adjustment applied for financial condition was due to Columbia Financial’s more favorable credit quality measures and stronger pro forma capital position. The upward adjustment applied for asset growth was due to Columbia Financial’s stronger pro forma asset growth as the result of the acquisition of Northfield Bancorp and greater leverage capacity as the result of the capital that will be raised in the offering.

Four measures that some investors use to analyze whether a stock might be a good investment are the ratios of the offering price to the issuer’s “book value” and “tangible book value” and the ratios of the offering price to the issuer’s earnings and “core earnings.” RP Financial considered these ratios in preparing its appraisal, among other factors. Book value is the same as total equity and represents the difference in value between the issuer’s assets and liabilities. Tangible book value is equal to total equity minus intangible assets. For purposes of the appraisal, core earnings is defined as net earnings after taxes, excluding the after-tax portion of income from non-recurring items.

The following table presents a summary of selected pricing ratios for the peer group companies utilized by RP Financial in its appraisal and the pro forma pricing ratios for us as calculated by RP Financial in its appraisal report, based on financial data as of and for the twelve months ended March 31, 2026. Stock prices are as of June 30, 2026 as reflected in the appraisal report.

	Price to Core Earnings Multiple(1)		Price to Book Value Ratio	Price to Tangible Book Value Ratio
Columbia Financial (pro forma):
Adjusted Minimum	16.33	x	78.86%	85.54%
Minimum	18.02		81.83	87.72
Midpoint	19.85		86.66	92.34
Maximum	21.66		91.32	96.99
Peer group companies as of June 30, 2026:
Average	13.98	x	123.94%	156.16%
Median	13.45		126.85	151.51

(1)

Price to core earnings multiples calculated by RP Financial in the independent appraisal are based on an estimate of  “core” or recurring earnings on a trailing twelve-month basis through March 31, 2026. These ratios are different than presented in “Pro Forma Data.”

Compared to the average pricing ratios of the peer group, at the maximum of the offering range, our common stock would be priced at a premium of 54.9% to the peer group on a price-to-core earnings basis, a discount of 26.3% to the peer group on a price-to-book basis and a discount of 37.9% to the peer group on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group on an earnings basis but less expensive than the peer group on a book value basis and a tangible book value basis.

Compared to the average pricing ratios of the peer group, at the minimum of the offering range, our common stock would be priced at a premium of 28.9% to the peer group on a price-to-core earnings basis, a discount of 34.0% to the peer group on a price-to-book basis and a discount of 43.8% to the peer group on a price-to-tangible book basis. This means that, at the minimum of the offering range, a share of our common stock would be more expensive than the peer group on an earnings basis and less expensive than the peer group on a book value and tangible book value basis.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our board of directors has decided to offer the shares for a price of $10.00 per share. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the market price of our stock before adoption of the plan of conversion, the requirement under Federal Reserve Board regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock after the offering. Based upon the appraised full conversion value and the offering range, each existing stockholder of Columbia Financial will receive between 1.8729 shares and 2.5340 shares of Columbia Financial, Inc. common stock for each current share of Columbia Financial common stock they own, with 2.2035 shares at the midpoint. Based upon this exchange ratio, we expect to issue between 52,382,845 shares and 70,870,908 shares of Columbia Financial, Inc. common stock to the holders of Columbia Financial common stock outstanding immediately before the completion of the conversion and offering. If we do not receive orders for at least 142,375,000 shares in the subscription and community offerings, then, in Columbia Financial, Inc.’s sole discretion, to complete the offering, up to 41,800,140 of the shares issued to the stockholders of Northfield Bancorp in the community offering, assuming 70% of the merger consideration is paid in stock, can be applied to the minimum number of shares required to complete the offering. If Columbia Financial, Inc. applies the 41,800,140 shares issued to the stockholders of Northfield Bancorp, then the minimum number of shares that Columbia Financial, Inc. must sell for cash in the subscription and community offerings is 100,574,860.

Because of differences in important factors such as operating characteristics, location, financial performance, asset size, capital structure and business prospects between us and other institutions that comprise our peer group, you should not rely on these comparative valuation ratios as an indication as to whether or not our common stock is an appropriate investment for you. The independent appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. The appraisal does not indicate market value. You should not assume or expect that the appraisal described above means that our common stock will trade at or above the $10.00 purchase price after the offering.

Our board of directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock in the offering.

Possible Change in Offering Range

RP Financial will update its independent appraisal before we complete the conversion and offering. If the appraised full conversion value (offering shares and exchange shares) at that time is either below $1.9 billion or above $2.6 billion, then, after consulting with the Federal Reserve Board, we may: terminate the offering and promptly return all funds with interest; set a new offering range and give all subscribers the opportunity to place a new order; or take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission.

The Exchange of Existing Shares of Columbia Financial Common Stock

If you are a stockholder of Columbia Financial on the date we complete the conversion and offering, your existing shares will be canceled and exchanged for shares of Columbia Financial, Inc. The number of shares you will receive will be based on an exchange ratio determined as of the completion of the conversion and offering. The following table shows how the exchange ratio will adjust, based on the appraised full conversion value of Columbia Financial as of February 2, 2026, and assuming public stockholders of Columbia Financial own 26.9% of Columbia Financial common stock immediately prior to the completion of the conversion. The table also shows how many shares of Columbia Financial, Inc., a hypothetical owner of Columbia Financial common stock, would receive in the exchange for 100 shares of common stock owned at the completion of the conversion, depending on the number of shares issued in the offering. Information is presented at the adjusted minimum, which reflects the discretionary issuance of shares to Northfield Bancorp stockholders, and at the minimum, midpoint and maximum of the offering range.

	Shares to be Sold in the Offering			Shares to be Exchanged for Existing Shares of Columbia Financial		Total Shares of Common Stock Issued in the Exchange and Sold in the Offering(1)	Minority Stockholder Exchange Ratio	Equivalent per Share Value(2)	Shares to be Received for 100 Existing Shares(3)
	Amount		Percent	Amount	Percent
Adjusted Minimum	142,375,000	(4)	73.1%	52,382,845	26.9%	194,757,845	1.8729	$18.73	187
Minimum	142,375,000		73.1%	52,382,845	26.9%	194,757,845	1.8729	$18.73	187
Midpoint	167,500,000		73.1%	61,626,877	26.9%	229,126,877	2.2035	$22.04	220
Maximum	192,625,000		73.1%	70,870,908	26.9%	263,495,908	2.5340	$25.34	253

(1)

Represents the appraised full conversion value of Columbia Financial of $1.948 billion at the adjusted minimum and the minimum, $2.291 billion at the midpoint and $2.635 billion at the maximum based on an offering price of $10.00 per share.

(2)

Represents the value of shares of Columbia Financial, Inc. common stock received in the conversion by a holder of one share of Columbia Financial common stock at the exchange ratio, assuming a market price of $10.00 per share.

(3)	Cash will be paid instead of issuing any fractional shares.
(4)

Includes 41,800,140 shares that may be issued as merger consideration to meet the minimum offering requirement, assuming 70% of the merger consideration is in stock, and which will be considered shares sold in the community offering for purposes of the offering range.

No fractional shares of Columbia Financial, Inc. common stock will be issued in the conversion and offering. For each fractional share that would otherwise be issued, we will pay cash in an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share offering price.

Shares to Be Issued in the Offering, the Exchange and the Merger

The following table shows the total number of shares of Columbia Financial, Inc. common stock that will be outstanding after the completion of the offering, the exchange of shares of Columbia Financial for shares of Columbia Financial, Inc. and the completion of the merger with Northfield Bancorp, assuming that 70% of Northfield Bancorp’s outstanding shares of common stock are exchanged for shares of Columbia Financial, Inc. common stock and 30% of Northfield Bancorp’s outstanding shares of common stock are exchanged for cash in the merger. Information is presented at the adjusted minimum, minimum, midpoint and maximum of the offering range. Information presented at the adjusted minimum assumes 41,800,140 shares will be issued as merger consideration.

	Columbia Financial, Inc. Shares Issued in the Merger		Columbia Financial, Inc. Shares Sold in the Offering		Columbia Financial, Inc. Exchange Shares Issued to Minority Stockholders		Columbia Financial, Inc. Shares Outstanding
	Number	Percent of Shares Outstanding	Number	Percent of Shares Outstanding	Number	Percent of Shares Outstanding	Number	Percent of Shares Outstanding
Adjusted Minimum	41,800,140	21.46%	100,574,860	51.64%	52,382,845	26.90%	194,757,845	100.00%
Minimum	41,800,140	17.67%	142,375,000	60.19%	52,382,845	22.14%	236,557,985	100.00%
Midpoint	41,800,140	15.43%	167,500,000	61.82%	61,626,877	22.75%	270,927,017	100.00%
Maximum	42,973,477	14.02%	192,625,000	62.85%	70,870,908	23.12%	306,469,385	100.00%

The following table shows the total number of shares of Columbia Financial, Inc. common stock that will be outstanding after the completion of the offering, the exchange of shares of Columbia Financial for shares of Columbia Financial, Inc. and the completion of the merger with Northfield Bancorp, assuming that 100% of Northfield Bancorp’s outstanding shares of common stock are exchanged for shares of Columbia Financial, Inc. common stock in the merger. Information is presented at the adjusted minimum, minimum, midpoint and maximum of the offering range. Information presented at the adjusted minimum assumes 59,714,485 shares will be issued as merger consideration.

	Columbia Financial, Inc. Shares Issued in the Merger		Columbia Financial, Inc. Shares Sold in the Offering		Columbia Financial, Inc. Exchange Shares Issued to Minority Stockholders		Columbia Financial, Inc. Shares Outstanding
	Number	Percent of Shares Outstanding	Number	Percent of Shares Outstanding	Number	Percent of Shares Outstanding	Number	Percent of Shares Outstanding
Adjusted Minimum	59,714,485	30.66%	82,660,515	42.44%	52,382,845	26.90%	194,757,845	100.00%
Minimum	59,714,485	23.47%	142,375,000	55.95%	52,382,845	20.58%	254,472,330	100.00%
Midpoint	59,714,485	20.67%	167,500,000	57.99%	61,626,877	21.34%	288,841,362	100.00%
Maximum	61,390,681	18.90%	192,625,000	59.29%	70,870,908	21.81%	324,886,589	100.00%

How We Intend to Use the Proceeds of this Offering

The following table summarizes how we intend to use the proceeds of the offering, based on the sale of shares at the adjusted minimum, minimum midpoint and maximum of the offering range. The table below assumes the merger consideration for the acquisition of Northfield Bancorp includes 30% cash with the remainder of the consideration in common stock of Columbia Financial, Inc.

	Adjusted Minimum 142,375,000 Shares at $10.00 per share	Minimum 142,375,000 Shares at $10.00 per share	Midpoint 167,500,000 Shares at $10.00 Per share	Maximum 192,625,000 Shares at $10.00 per share
	(In thousands)
Gross offering proceeds	$1,423,750	$1,423,750	$1,675,000	$1,926,250
Less: offering expenses	(39,779)	(36,311)	(38,623)	(43,070)

Net offering proceeds	1,383,971	1,387,439	1,636,377	1,883,180
Less: merger shares used to complete the offering(1)	(418,001)	—	—	—

Net cash proceeds	965,970	1,387,439	1,636,377	1,883,180
Less:
Proceeds contributed to Columbia Bank	(482,985)	(693,720)	(818,189)	(941,590)
Proceeds used for loan to employee stock ownership plan	(42,713)	(42,713)	(50,250)	(57,788)
Cash merger consideration(2)	(179,143)	(179,143)	(179,143)	(184,172)

Proceeds remaining for Columbia Financial, Inc.	$261,129	$471,863	$588,795	$699,630

(1)

The number of shares of Columbia Financial, Inc. sold for cash at the adjusted minimum the offering will vary depending on market conditions and the amount of the merger consideration that is paid in shares of Columbia Financial, Inc. This column assumes that 70% of the merger consideration will be paid in shares of Columbia Financial, Inc., which would result in 100,574,860 shares that would need to be sold in the offering to satisfy the minimum offering requirement. If instead, 100% of the merger consideration is paid in shares of Columbia Financial, Inc., the number of shares required to be sold for cash to satisfy the minimum offering requirement would decrease at the adjusted minimum from 100,574,860 shares to 82,660,515 shares and the resulting net cash proceeds would be less than the amount shown in the table above. See “The Conversion and Offering — Shares Outstanding at the Completion of the Offering.”

(2)

We intend to contribute 50.0% of the net cash proceeds to Columbia Bank and, assuming 30% of the merger consideration is in cash, an additional $179.1 million will be used to fund the cash portion of the merger consideration at the adjusted minimum, minimum, and midpoint of the offering range and $184.2 million at the maximum of the offering range.

Initially, we intend to invest the proceeds of the offering in short-term investments and to fund the cash consideration in the merger. In the future, Columbia Financial, Inc. may use the funds it retains to invest in securities, pay cash dividends, repurchase shares of its common stock (subject to regulatory restrictions), or for general corporate purposes. Columbia Bank intends to use the portion of the proceeds that it receives to fund new loans, to invest in securities or for general corporate purposes. However, we have not allocated specific dollar amounts to any particular area of our loan portfolio. The amount of time that it will take to deploy the proceeds of the offering into loans will depend primarily on the level of loan demand. We may also use the proceeds of the offering to acquire other financial services companies or branches or open de novo branches as opportunities arise, primarily in or adjacent to our combined market areas following completion of the Northfield Bancorp merger, although we have no specific understandings or agreements to do so at this time.

Our Dividend Policy

Columbia Financial has not historically paid dividends to its minority stockholders because of Federal Reserve Board regulations and policies that substantially restrict non-grandfathered mutual holding companies, such as Columbia Bank MHC, from waiving dividends declared by its stock holding company.

After the completion of the conversion and offering, we intend to pay cash dividends on a quarterly basis. Initially, we expect the quarterly dividends to be $0.05 per share, which equals $0.20 per share on an annualized basis and a 2.0%

yield based on a price of $10.00 per share. The initial dividend and continued payment of dividends will depend on a number of factors, including our financial condition and results of operations, tax considerations, capital requirements, alternative uses for capital, the number of shares issued in the offering, industry standards and economic conditions.

We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future. See “Our Dividend Policy” for additional information.

Purchase Limitations

The minimum number of shares of common stock that may be purchased is 25.

No individual may purchase more than 800,000 shares ($8.0 million) of common stock. In addition, no person, individually or with an associate or group of persons acting in concert, may purchase more than 5,000,000 shares ($50.0 million) of common stock.

In addition, to the above purchase limitations, no individual, together with any associates, and no group of persons acting in concert may purchase shares of common stock so that, when combined with shares of Columbia Financial, Inc. common stock received in exchange for shares of Columbia Financial common stock, such person or persons would hold more than 9.9% of the number of shares of Columbia Financial, Inc. common stock outstanding upon completion of the conversion and offering. No person will be required to divest any shares of Columbia Financial, Inc. common stock or be limited in the number of shares of Columbia Financial, Inc. to be received in exchange for shares of Columbia Financial common stock as a result of this purchase limitation.

Subject to the Federal Reserve Board’s approval, we may increase or decrease the purchase limitations at any time. Our tax-qualified employee stock ownership plan is authorized to purchase up to 10% of the shares sold in the offering, without regard to these purchase limitations, although it currently expects to only subscribe for an amount equal to 3.0% of the shares sold in the offering.

Conditions to Completing the Conversion and Offering

We cannot complete the conversion and offering unless:

•	we sell at least the minimum number of shares offered (after giving effect to the adjusted minimum of the offering range, if applicable);

•	we receive the approval of the Federal Reserve Board to complete the conversion and offering and to acquire Columbia Bank in connection with the conversion and offering;

•	the plan of conversion is approved by at least a majority of votes eligible to be cast by members of Columbia Bank MHC;

•	the plan of conversion is approved by at least two-thirds of the outstanding shares of Columbia Financial, including shares held by Columbia Bank MHC; and

•	the plan of conversion is approved by at least a majority of the votes eligible to be cast by stockholders of Columbia Financial, excluding shares held by Columbia Bank MHC.

In the event that the merger with Northfield Bancorp is terminated, Columbia Financial may determine to terminate the conversion or delay the conversion. If it determines to delay the conversion, the timing and manner of the conversion would be subject to significant modification and subscribers would have the right to modify or rescind their purchase orders.

As of the date of this prospectus, (i) the Federal Reserve Board has conditionally approved the conversion and offering and (ii) the Federal Reserve Board and the OCC have each conditionally approved the merger.

The stockholders of Columbia Financial approved the conversion and merger on June 25, 2026 and the members of Columbia Bank MHC approved the conversion on June 29, 2026.

Purchases by Directors and Executive Officers

Our directors and executive officers, together with their associates, have subscribed for 422,500 shares in the subscription offering. Our directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Following the conversion and offering, and including shares received in exchange for shares of Columbia Financial, our directors and executive officers, together with their associates, are expected to own 4,588,927 shares of Columbia Financial, Inc. common stock, which would equal 1.7% of our outstanding shares if 167,500,000 shares are sold at the midpoint of the offering range.

Benefits of the Conversion to Management

We will recognize additional compensation expense related to the expanded employee stock ownership plan and the intended new equity incentive plan. The actual expense will depend on the market value of our common stock and will increase if the value of our common stock increases. As reflected under “Pro Forma Data,” based upon assumptions set forth therein, the annual expense related to the employee stock ownership plan and the intended new equity incentive plan would have been $11.7 million for the year ended December 31, 2025 on an after-tax basis, assuming shares had been sold at the maximum of the offering range. If awards under the intended new equity incentive plan are funded from authorized but unissued stock, your ownership interest would be diluted by up to approximately 5.16%. See “Pro Forma Data” for an illustration of the effects of each of these plans.

Employee Stock Ownership Plan. In connection with our reorganization to the mutual holding company structure in 2018, Columbia Bank’s employee stock ownership plan purchased 4,542,855 shares of Columbia Financial common stock using funds borrowed from Columbia Financial. As of December 31, 2025, the balance of the loan from Columbia Financial to the employee stock ownership plan was $32.7 million.

Our existing employee stock ownership plan intends to purchase an amount of shares equal to 3.0% of the shares sold in the offering. The plan will use the proceeds from a 25-year loan from Columbia Financial, Inc. to purchase these shares. We may purchase shares of common stock in the open market following the offering to fund all or a portion of the intended purchases, subject to Federal Reserve Board approval. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of employee participants based on an individual’s compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

New Equity Incentive Plan. We intend to implement a new equity incentive plan no earlier than six months after completion of the conversion and offering. We will submit this plan to our stockholders for their approval. Under this plan, we may grant stock options in an amount up to 6.20% of the number of shares sold in the offering and restricted stock awards or restricted stock units in an amount up to 2.45% of the shares sold in the offering. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. Shares of restricted stock and/or restricted stock units will be awarded at no cost to the recipient. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. The new equity incentive plan may award a greater number of options and restricted stock if the plan is adopted after one year from the date of the completion of the conversion. We have not yet determined the number of shares that would be reserved for issuance under this plan. The new equity incentive plan will comply with all applicable Federal Reserve Board regulations.

The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards/restricted stock units and stock options that are expected to be available under the new equity incentive plan (assuming the equity incentive plan is implemented within one year following the completion of the conversion).

	Number of Shares to be Granted or Purchased
	At the Maximum of the Offering Range(1)	As a Percentage of Common Stock to be Issued in the Offering	Dilution Resulting from the Issuance of Shares for Stock Benefit Plans	Total Estimated Value at Maximum of Offering Range (in thousands)
Employee stock ownership plan(2)	5,778,750	3.00%	NM	$57,788
Restricted stock(3)	4,719,313	2.45	1.52%	$47,193
Stock options(4)	11,942,750	6.20	3.75%	$38,217

Total	22,440,813	11.65%	5.16%	$143,197

(1)	At the maximum of the offering range, we will sell 192,625,000 shares.
(2)	No dilution is reflected for the employee stock ownership plan because these shares are assumed to be purchased in the offering at the offering price of $10.00 per share.
(3)

The actual value of restricted stock awards will be determined based on their fair market value as of the date grants are made. For purposes of this table, fair value for stock awards is assumed to be the same as the offering price of $10.00.

(4)	Assumes the value of a stock option is $3.20, which was determined using the Black-Scholes option pricing formula. See “Pro Forma Data.”

We plan to fund our equity incentive plan through open market purchases, as opposed to new issuances of authorized common stock. Federal Reserve Board regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the grants of restricted stock under the stock-based incentive plan or, with prior regulatory approval, under extraordinary circumstances.

The following table presents information regarding our existing employee stock ownership plan and additional shares to be purchased by our employee stock ownership plan. The table below assumes that 306,469,385 shares are outstanding after the offering, and the merger, which includes the sale of 192,625,000 shares in the offering at the maximum of the offering range, the issuance of 70,870,908 shares in exchange for shares of Columbia Financial using an exchange ratio of 2.5340 and the issuance of 42,973,477 shares to Northfield Bancorp stockholders in the merger. It is also assumed that the value of the stock is $10.00 per share.

	Eligible Participants	Number of Shares at Maximum of Offering Range	Estimated Value of Shares	Percentage of Shares Outstanding after the Conversion and Offering
	Employees
Employee Stock Ownership Plan:
Shares purchased in 2018 offering(1)		11,511,595	$115,115,950	3.76%
Shares to be purchased in this offering		5,778,750	57,787,500	1.89

Total		17,290,345	$172,903,450	5.64%

(1)

Represents 4,542,855 shares purchased in Columbia Financial’s 2018 minority stock offering, as adjusted for the 2.5340 exchange ratio at the maximum of the offering range. As of December 31, 2025, approximately 1,511,000 of these shares had been allocated to the accounts of participants and approximately 2,793,000 shares remain unallocated.

Market for Columbia Financial, Inc.’s Common Stock

Columbia Financial’s common stock is currently listed on the Nasdaq Global Select Market (“Nasdaq”) under the trading symbol “CLBK.” We expect the shares of Columbia Financial, Inc. common stock will continue to be listed on the Nasdaq under the symbol “CLBK” upon the completion of the conversion. Once shares of the common stock begin trading, you may contact a stockbroker to buy or sell shares. Persons purchasing the common stock in the offering may not be able to sell their shares at or above the $10.00 offering price. Brokerage firms typically charge commissions related to the purchase or sale of securities.

Tax Consequences

As a general matter, (1) the conversion will not be a taxable transaction for purposes of federal or state income taxes to us or to existing stockholders of Columbia Financial who receive Columbia Financial, Inc. common stock in exchange for their Columbia Financial common stock and (2) the conversion will not be a taxable transaction for purposes of federal or state income taxes to us or persons who receive or exercise subscription rights. Existing stockholders of Columbia Financial who receive cash in lieu of fractional share interests in shares of Columbia Financial, Inc. will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share. Kilpatrick Townsend & Stockton LLP and Crowe LLP have issued us opinions to this effect, which are summarized under “The Conversion and Offering — Material U.S. Federal Income Tax Consequences of the Conversion and Offering.”

Book Entry Delivery

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin on the day of the completion of the conversion and offering or the next business day. The conversion and offering are expected to be completed as soon as practicable following satisfaction of the conditions described above in “— Conditions to Completing the Conversion and Offering.” It is possible that until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the shares of our common stock. An investor should carefully consider the following risk factors before deciding to make an investment decision regarding Columbia Financial, Inc.’s common stock. Consideration should also be given to the other information in this prospectus.

Summary of Risk Factors

Merger Risks:

•	If the conversion is not consummated, our merger with Northfield Bancorp will not take place.

•	If the merger with Northfield Bancorp does not occur, the conversion and offering would be delayed or terminated.

•	The dilution caused by the issuance of shares of Columbia Financial, Inc.’s common stock in connection with the merger may adversely affect the market price of Columbia Financial, Inc.’s common stock.

•

Combining Columbia Financial, Inc. and Northfield Bancorp may be more difficult, costly or time consuming than expected, and Columbia Financial, Inc. may not realize the anticipated benefits of the acquisition.

•

Columbia Financial has incurred, and Columbia Financial, Inc. following the closing of the merger, will incur significant transaction and transaction-related costs in connection with the transactions contemplated by the merger agreement.

•

The merger agreement may be terminated in accordance with its terms and the merger may not be completed, which could cause the results of Columbia Financial to be adversely affected, the stock prices of Columbia Financial to decline or have a material and adverse effect on the stock price of Columbia Financial and its results of operations.

•

The market price for Columbia Financial, Inc. common stock following the closing of the merger may be affected by factors different from those that historically have affected or currently affect Columbia Financial common stock.

•	The future results of Columbia Financial, Inc. following the closing of the merger may suffer if Columbia Financial, Inc. does not effectively manage its expanded operations.

•	Columbia Financial will be subject to business uncertainties and contractual restrictions while the merger is pending.

•	Holders of Columbia Financial common stock will have a reduced ownership and voting interest in the surviving corporation after the merger and will exercise less influence over management.

•

The merger will not be completed unless important conditions are satisfied or waived, including approval of the merger by Northfield Bancorp stockholders, approval of the merger and the conversion by Columbia Financial stockholders, and approval of the conversion by the members of Columbia Bank MHC.

•	Litigation against Columbia Financial or Northfield Bancorp, or the members of Columbia Financial’s or Northfield Bancorp’s board of directors, could prevent or delay the completion of the merger.

•

The unaudited pro forma condensed combined financial information included in this prospectus is preliminary and the actual financial condition and results of operations of the surviving corporation after the merger may differ materially.

Lending Activities Risks:

•	Our multifamily and commercial real estate lending practices expose us to increased lending risks and related loan losses.

•	Imposition of limits by the bank regulators on commercial and multifamily real estate lending activities could curtail our growth and adversely affect our earnings.

•	Our origination of construction loans exposes us to increased lending risks.

•	Our concentration of residential mortgage loans exposes us to increased lending risks.

•	Our commercial business lending activities expose us to additional lending risks.

•	If our allowance for credit losses is not sufficient to cover actual loan losses, our results of operations would be negatively affected.

•	The geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in the New Jersey, metropolitan New York and Philadelphia economies.

•	Economic conditions could result in increases in our level of non-performing loans and/or reduce demand for our products and services, which could have an adverse effect on our results of operations.

•	Northfield Bancorp’s New York multifamily loan portfolio may continue to be adversely affected by changes in legislation or regulation.

Growth Strategies Risks:

•

Our business strategy includes growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively. Growing our operations could also cause our expenses to increase faster than our revenues.

•	We are subject to certain risks in connection with our strategy of growing through mergers and acquisitions.

•	We may be required to write down goodwill and other acquisition-related identifiable intangible assets.

General Business and Industry Risks:

•	Ineffective liquidity management could adversely affect our financial results and condition.

•	Changes in interest rates or the shape of the yield curve may hurt our profits and asset values and our strategies for managing interest rate risk may not be effective.

•	The fair value of our investments has declined materially in the past and could decline further due to a variety of factors.

•	Financial challenges at other banking institutions could lead to depositor concerns that spread within the banking industry causing disruptive and destabilizing deposit outflows.

•	Municipal deposits are an important source of funds for us and a reduced level of such deposits may hurt our profits.

•

We are dependent on our information technology and telecommunications systems and third-party service providers; systems failures, interruptions and cybersecurity breaches could have a material adverse effect on us.

•	Security breaches and cybersecurity threats could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

•	We must keep pace with technological change to remain competitive.

•	Our business may be materially affected by the emergence of disruptive new technologies or approaches enabled by the rapid pace of innovation unfolding in the artificial intelligence space.

•	Because the nature of the financial services business involves a high volume of transactions, we face significant operational risks.

•	The building of market share through our branch office strategy, and our ability to achieve profitability on new branch offices, may increase our expenses and negatively affect our earnings.

•	Strong competition within our market area could hurt our profits and slow growth.

•	Acts of terrorism and other external events could impact our ability to conduct business.

•	Climate change, severe weather, global pandemics, natural disasters, and other external events could significantly impact our business.

•

Rapidly evolving economic, social and political conditions or civil unrest in the United States may affect the markets in which we operate, our customers, our ability to provide customer service, and could have a material adverse impact on our business, results of operations, or financial condition.

•	Regulation of the financial services industry is intense, and we may be adversely affected by changes in laws and regulations.

•	We may be unable to disclose some regulatory restrictions or limitations on our operations imposed by our regulators, even if material to our business.

•	As a larger financial institution, we are subject to additional regulation and increased supervision.

•	We face significant legal risks, both from regulatory investigations and proceedings, and from potential private actions brought against us.

•

Our ability to manage reputational risk is critical to attracting and maintaining customers, investors and employees and to the success of our business, and the failure to do so may materially adversely affect our performance.

•	We are subject to environmental, social and governance risks that could adversely affect our reputation and the trading price of our common stock.

Offering Risks:

•	The future price of the shares of common stock may be less than the $10.00 purchase price per share in the offering.

•	Various factors may have an adverse effect on our financial performance.

•	Our return on equity may be low following the offering, which could negatively affect the trading price of our shares of common stock.

•	Our stock-based benefit plans will increase our expenses and reduce our income.

•	The implementation of stock-based benefit plans may dilute your ownership interest.

•

We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

•	Various factors may make takeover attempts more difficult to achieve.

•

Our bylaws provide that, subject to limited exceptions, state and federal courts in the State of Maryland are the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.

•	The market price of our common stock may be negatively affected by applicable regulations that restrict stock repurchases by Columbia Financial, Inc.

Risks Related to the Merger

If the conversion is not consummated, our merger with Northfield Bancorp will not take place.

Our acquisition of Northfield Bancorp depends upon our successful conversion from the mutual holding company form of organization to stock form of organization. The conversion requires the approval of the Federal Reserve Board (which we have conditionally received), as well as stockholder and member approvals, one or more of which we may not obtain in a timely manner, or at all. The conversion also depends upon the successful implementation of our plan of conversion as described in the section entitled “The Conversion.” If we are unable to consummate the conversion, our acquisition of Northfield Bancorp will not take place. Our failure to acquire Northfield Bancorp could affect our ability to generate profits and grow our franchise, which could have a material adverse effect on our pro forma results of operations and financial condition if we determined to terminate the conversion.

If the merger with Northfield Bancorp does not occur, the conversion and offering would be delayed or terminated.

We anticipate simultaneously completing the conversion, the offering and the Northfield Bancorp acquisition in the third quarter of 2026. At this time, we are not aware of any circumstances that are likely to cause the acquisition not to occur. However, certain conditions to the merger have not yet been satisfied, including stockholder approvals. Also, a material adverse change in Northfield Bancorp may preclude consummation of the acquisition. If the Northfield Bancorp acquisition were not to occur, we may terminate the conversion or delay the conversion. If the merger is terminated and we determine to terminate the conversion and offering, we will promptly return subscription funds with interest calculated at Columbia Bank’s statement savings rate and all deposit account withdrawal authorizations would be canceled. In the event we determined to proceed with the conversion and offering without the acquisition, the timing and manner of the conversion would be subject to significant modifications including an updated appraisal, changes in the use of proceeds from the offering and potential changes in our ongoing business plan given we would be undertaking the conversion on a stand alone basis. The offering documents would be revised and subscribers in the offering would be re-solicited with an amended proxy statement and prospectus. As a result, if we were to proceed with the conversion without the merger the conversion and the offering would be delayed.

The dilution caused by the issuance of shares of Columbia Financial, Inc.’s common stock in connection with the merger may adversely affect the market price of Columbia Financial, Inc.’s common stock.

The dilution caused by the issuance of the new shares of Columbia Financial, Inc. common stock to Northfield Bancorp stockholders in connection with the payment of the merger consideration may result in fluctuations in the market price of Columbia Financial, Inc. common stock, including a stock price decrease, following the closing of the conversion.

Combining Columbia Financial, Inc. and Northfield Bancorp may be more difficult, costly or time consuming than expected, and Columbia Financial, Inc. may not realize the anticipated benefits of the acquisition.

A successful integration of Northfield Bancorp’s business with Columbia Financial, Inc.’s business will depend substantially on the ability to consolidate operations, corporate cultures, systems and procedures and to eliminate redundancies and costs. Columbia Financial, Inc. may not be able to combine each company’s business without encountering difficulties that could adversely affect the ability to maintain relationships with existing clients, customers, depositors and employees, such as:

•	the loss of key employees;

•	the disruption of operations and business;

•	inability to maintain and increase competitive presence;

•	loan and deposit attrition, customer loss and revenue loss;

•	possible inconsistencies in standards, control procedures and policies;

•	additional costs or unexpected problems with operations, personnel, technology and credit; and/or

•	problems with the assimilation of new operations, systems, sites or personnel, which could divert resources from regular banking operations.

Any disruption to the businesses could cause customers to remove their accounts and move their business to a competing financial institution. Integration efforts between the two companies may also divert management attention and resources. Additionally, general market and economic conditions or governmental actions affecting the financial industry generally may inhibit the successful integration of Columbia Financial, Inc. and Northfield Bancorp.

Further, Columbia Financial, Inc. and Northfield Bancorp entered into the merger agreement with the expectation that the acquisition of Northfield Bancorp by Columbia Financial, Inc. will result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position for the surviving corporation, cross selling opportunities, technological efficiencies, cost savings and operating efficiencies. Achieving the anticipated benefits of the transactions contemplated by the merger agreement is subject to a number of uncertainties, including whether the integration is completed in an efficient, effective and timely manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits on the anticipated timeframe, or at all, could result in a reduction in the price of Columbia Financial, Inc.’s common stock as well as increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially and adversely affect Columbia Financial, Inc.’s business, financial condition and operating results. Additionally, upon consummation of the transactions contemplated by the merger agreement, Columbia Financial, Inc. will make fair value estimates of certain assets and liabilities in recording the acquisition. Actual values of these assets and liabilities could differ from such estimates, which could result in Columbia Financial, Inc. not achieving the anticipated benefits of the acquisition. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

Columbia Financial has incurred, and Columbia Financial, Inc. following the closing of the merger, will incur significant transaction and transaction-related costs in connection with the transactions contemplated by the merger agreement.

Columbia Financial and Northfield Bancorp have incurred and Columbia Financial, Columbia Financial, Inc. and Northfield Bancorp expect to incur significant non-recurring costs associated with combining the operations of Columbia Financial, Inc. and Northfield Bancorp. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employment-related costs, public company filing fees and other regulatory fees, printing costs and other related costs. We will also incur significant costs relating to contract termination fees for vendor contracts currently utilized by Northfield Bancorp in its operations. Columbia Financial and Northfield Bancorp have begun collecting information in order to formulate detailed integration plans to deliver anticipated cost savings; however, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. Additional unanticipated costs may be incurred in the integration of the businesses of Columbia Financial and Northfield Bancorp, and there are many factors beyond Columbia Financial’s, Columbia Financial, Inc.’s and Northfield Bancorp’s control that could affect the total amount or timing of integration costs. Although Columbia Financial and Northfield Bancorp expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and transaction-related costs over time, this net benefit may not be achieved in the near term, or at all.

Whether or not the merger is consummated, Columbia Financial, Columbia Financial, Inc. and Northfield Bancorp will incur substantial expenses in pursuing the merger and may adversely impact Columbia Financial’s, Columbia Financial, Inc.’s and Northfield Bancorp’s earnings. The completion of the merger is conditioned upon customary closing conditions, including the receipt of required governmental authorizations, consents, orders and approvals, including approval by certain federal banking regulators (which we have conditionally received) and required approvals from the stockholders of Columbia Financial and Northfield Bancorp. These approvals could be delayed or not obtained at all, and there can be no assurance that such approvals will be obtained without additional cost, on the anticipated timeframe, or at all.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed, which could cause the results of Columbia Financial to be adversely affected, the stock prices of Columbia Financial to decline or have a material and adverse effect on the stock price of Columbia Financial and its results of operations.

If the merger is not completed for any reason, including as a result of Columbia Financial’s failure to complete the conversion, there may be various adverse consequences and Columbia Financial may experience negative reactions from the financial markets and from its respective customers and employees. Certain costs related to the transactions contemplated by the merger agreement, such as legal, accounting and certain financial advisory fees, must be paid even if the merger is not completed. Moreover, Columbia Financial may be required to pay a termination fee to Northfield Bancorp upon a termination of the merger agreement in certain circumstances. In addition, if the merger is not completed, because one of the parties has breached its obligations in a way that permits termination of the merger agreement, or for any other reason, Columbia Financial’s stock price may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

The market price for Columbia Financial, Inc. common stock following the closing of the merger may be affected by factors different from those that historically have affected or currently affect Columbia Financial common stock.

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, holders of Northfield Bancorp common stock will receive shares of Columbia Financial, Inc. common stock as merger consideration. Columbia Financial, Inc.’s business and financial position will differ from the business and financial position of Columbia Financial and Northfield Bancorp before the completion of the merger and, accordingly, the results of operations of Columbia Financial, Inc. will be affected by some factors that are different from those currently affecting Columbia Financial’s results of operations and those currently affecting the results of operations of Northfield Bancorp. Accordingly, the market price and performance of the surviving corporation’s common stock is likely to be different from the performance of Columbia Financial common stock in the absence of the merger. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, Columbia Financial, Inc.’s common stock, regardless of actual operating performance.

The future results of Columbia Financial, Inc. following the closing of the merger may suffer if Columbia Financial, Inc. does not effectively manage its expanded operations.

Following the completion of the merger, the size of the business of Columbia Financial, Inc. will increase significantly beyond the current size of Columbia Financial’s business. Columbia Financial, Inc.’s future success will depend, in part, upon its ability to manage this expanded business, including its expansion into the Staten Island and Brooklyn markets currently served by Northfield Bancorp, which may pose challenges for management, including challenges related to the management and monitoring of new operations and markets, as well as associated increased costs and complexity. Columbia Financial, Inc. may also face increased scrutiny from governmental authorities as a result of the significant increase in the size of its business.

Columbia Financial will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Columbia Financial and Northfield Bancorp. These uncertainties may impair Columbia Financial’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Columbia Financial to seek to change existing business relationships with Columbia Financial.

Holders of Columbia Financial common stock will have a reduced ownership and voting interest in the surviving corporation after the merger and will exercise less influence over management.

Holders of Columbia Financial common stock currently have the right to vote in the election of the board of directors and on other matters affecting Columbia Financial. Based on the number of shares of Northfield Bancorp common stock outstanding and reserved for issuance as of April 27, 2026, Columbia Financial, Inc. expects to issue approximately 41,800,140 shares of Columbia Financial, Inc. common stock in the merger, assuming the final independent valuation of Columbia Financial is less than $2.3 billion and 30% of the aggregate merger consideration consists of cash. Following the completion of the merger, under such circumstances, former holders of Northfield Bancorp common stock will own approximately 15.4% and existing holders of Columbia Financial common stock (after giving effect to the conversion) will own approximately 84.6% of the common stock of the surviving corporation at the midpoint of the offering range. Additionally, Steven M. Klein and three other legacy Northfield Bancorp directors will join the Columbia Financial, Inc. board of directors as of the effective time of the merger, and the Columbia Financial, Inc. board of directors will be expanded to 13 directors. Because of this, holders of Columbia Financial common stock may have less influence on the management and policies of the surviving corporation than they now have on the management and policies of Columbia Financial.

The merger will not be completed unless important conditions are satisfied or waived, including approval of the merger by Northfield Bancorp stockholders, approval of the merger and the conversion by Columbia Financial stockholders and depositors, and approval of the conversion by the members of Columbia Bank MHC.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or, subject to applicable law, waived, the Merger will not occur or will be delayed and each of Columbia Financial or Northfield Bancorp may lose some or all of the intended benefits of the merger. The obligations of

Columbia Financial, Inc. and Northfield Bancorp to complete the merger are subject to (i) the approval of the merger agreement by the stockholders of each of Columbia Financial and Northfield Bancorp, (ii) the authorization for listing on the Nasdaq Global Select Market of the shares of Columbia Financial, Inc. common stock that will be issued as merger consideration; (iii) the receipt or provision of all non-governmental notices, consents or waivers by non-governmental third parties, except as would not reasonably be expected to have a material adverse effect on Columbia Financial, Columbia Financial, Inc. or Northfield Bancorp; (iv) the effectiveness of the Registration Statement on Form S-4 with respect to the merger and the absence of any stop order by the SEC suspending such effectiveness; (v) the receipt of all required regulatory approvals, in each case without the imposition of any materially burdensome regulatory condition (which we have conditionally received); (vi) no order, injunction or decree issued by any court or governmental entity or other legal restraint or prohibition preventing the completion of the merger; (vii) the deposit of cash and certificates representing sufficient shares of Columbia Financial, Inc. common stock sufficient to pay the merger consideration; (viii) approval of the conversion by the stockholders of Columbia Financial and by the members of Columbia Bank MHC; (ix) the completion of the conversion; (x) the absence of any event that, individually or in the aggregate, has had or will reasonably be likely to have a material adverse effect on Northfield Bancorp or any of its subsidiaries; (xi) the accuracy of the representations and warranties of Columbia Financial, Inc., Columbia Financial, and Northfield Bancorp contained in the merger agreement, both as of the date of the merger agreement and as of the closing of the merger, subject to the materiality standards provided for in the merger agreement; (xii) the performance in all material respects by Columbia Financial, Inc., Columbia Financial and Northfield Bancorp of their respective obligations, covenants and agreements required to be performed under the merger agreement; and (xii) the receipt by each of the parties of an opinion of legal counsel that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Litigation against Columbia Financial or Northfield Bancorp or the members of Columbia Financial’s or Northfield Bancorp’s board of directors, could prevent or delay the completion of the merger.

Columbia Financial stockholders or Northfield Bancorp stockholders may file lawsuits against Columbia Financial, Northfield Bancorp, and/or the boards of directors of either company in connection with the merger. Such legal proceedings could delay or prevent the merger from being completed in a timely manner. The existence of litigation related to the merger could affect the likelihood of obtaining the required regulatory and stockholders’ approvals. Moreover, any litigation could be time-consuming and expensive and could divert the attention of Columbia Financial’s and Northfield Bancorp’s management attention away from their regular business and their focus on a successful integration of the two companies. Any lawsuit adversely resolved against Columbia Financial, Northfield Bancorp or members of their respective boards of directors could have a material adverse effect on each company’s business, financial condition and results of operations.

Moreover, one of the conditions to the completion of the merger is the absence of any restraining order, injunction or decree issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, and that no governmental authority or regulatory authority of competent jurisdiction shall have enacted, promulgated or enforced any statute, rule, regulation, judgment, decree, injunction or other order prohibiting consummation of the transactions contemplated by the merger agreement or making the merger illegal. Consequently, if a settlement or other resolution is not reached in any lawsuit that is filed or any regulatory proceeding and a claimant secures injunctive or other relief or a governmental authority issues an order or other directive restricting, prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement (including the merger), then such injunctive or other relief may prevent the merger from becoming effective in a timely manner or at all.

The unaudited pro forma condensed combined financial information included in this prospectus is preliminary and the actual financial condition and results of operations of the surviving corporation after the merger may differ materially.

The unaudited pro forma condensed combined financial information in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what the surviving corporation’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Northfield Bancorp identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The fair value estimates reflected in this prospectus are preliminary, and final amounts will be based upon the actual consideration and the fair value of the assets and liabilities of Northfield Bancorp as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this Prospectus. For more information, see “Pro Forma Data.”

Risks Related to Our Lending Activities

Our multifamily and commercial real estate lending practices expose us to increased lending risks and related loan losses.

At March 31, 2026 our multifamily and commercial real estate loan portfolios totaled $4.2 billion, or 50.5% of our total loan portfolio. Our current business strategy is to continue our originations of multifamily and commercial real estate loans. These loans generally expose a lender to greater risk of non-payment and loss than one-to-four family residential mortgage loans because repayment of the loans often depends on the successful operation of the properties and the income stream of the borrowers. These loans involve larger loan balances to single borrowers or groups of related borrowers compared to one-to-four family residential mortgage loans. Further, we may increase our loans to individual borrowers, which would result in larger loan balances. To the extent that borrowers have more than one multifamily or commercial real estate loan outstanding, an adverse development with respect to one loan or one credit relationship could expose us to a significantly greater risk of loss compared to an adverse development with respect to a one-to-four family residential real estate loan. Moreover, if loans that are collateralized by multifamily or commercial real estate properties become troubled and the value of the real estate has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could cause us to increase our provision for credit losses and adversely affect our earnings and financial condition.

Imposition of limits by the bank regulators on commercial and multifamily real estate lending activities could curtail our growth and adversely affect our earnings.

The OCC, the Federal Deposit Insurance Corporation (the “FDIC”) and the Federal Reserve Board (collectively, the “Agencies”) previously issued joint guidance entitled “Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices” (the “CRE Guidance”). Although the CRE Guidance does not establish specific lending limits, it provides that a bank’s commercial real estate lending exposure could receive increased supervisory scrutiny where total non-owner-occupied commercial real estate loans, including loans secured by apartment buildings, investor commercial real estate, and construction and land loans, represent 300% or more of an institution’s total risk-based capital, and the outstanding balance of the commercial real estate loan portfolio has increased by approximately 50% during the preceding 36 months. The balance of these real estate loans represented 346.8% of Columbia Bank’s total risk-based capital at March 31, 2026, and our commercial real estate loan portfolio increased by 3.1% during the preceding 36 months.

In 2015, the Agencies released a new statement on prudent risk management for commercial real estate lending (the “2015 Statement”). In the 2015 Statement, the Agencies, among other things, indicate the intent to continue “to pay special attention” to commercial real estate lending activities and concentrations going forward. If the OCC, our primary federal regulator, were to impose restrictions on the amount of commercial real estate loans we can hold in our portfolio, for reasons noted above or otherwise, our earnings would be adversely affected.

Following completion of the merger of Northfield Bank into Columbia Bank, on a pro forma basis, at March 31, 2026, commercial real estate loans would represent approximately 269% and 212% of Columbia Bank’s total risk-based capital at the adjusted minimum and midpoint of the offering range, respectively.

Our origination of construction loans exposes us to increased lending risks.

We originate commercial construction loans, including speculative construction loans, primarily to professional builders for the construction and acquisition of personal residences, apartment buildings, retail, industrial/warehouse, office buildings and special purpose facilities. Speculative construction loans are loans made to builders who have not identified a buyer for the completed property at the time of loan origination. At March 31, 2026, $520.8 million, or 6.3%, of our loan portfolio, consisted of construction loans, of which $248.5 million or 47.7% consisted of speculative construction loans. In addition, we originate residential construction loans primarily on a construction-to-permanent basis with such loans converting to an amortizing loan following the completion of the construction phase. Our construction loans present a greater level of risk than loans secured by improved, occupied real estate due to: (1) the increased difficulty at the time the loan is made of estimating the building costs and the selling price of the property to be built; (2) the increased difficulty and costs of monitoring the loan; (3) the higher degree of sensitivity to increases in market rates of interest; and (4) the increased difficulty of working out loan problems. In addition, with respect to speculative construction loans, repayment often depends on the successful construction or development and ultimate sale of the property and, possibly, unrelated cash needs of the borrowers. Further, construction costs may exceed original estimates as a result of increased materials, labor or other costs. Construction loans also often involve the disbursement of funds with repayment dependent, in part, on the success of the project and the ability of the borrower to sell or lease the property or refinance the indebtedness.

Our concentration of residential mortgage loans exposes us to increased lending risks.

At March 31, 2026, $2.5 billion, or 31.0%, of our loan portfolio was secured by one-to-four family real estate, a significant majority of which is located in the State of New Jersey, and to a lesser extent New York and Pennsylvania. One-to-four family residential mortgage lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. A decline in residential real estate values as a result of a downturn in the local housing market or in the markets in neighboring states in which we originate residential mortgage loans could reduce the value of the real estate collateral securing these types of loans. Declines in real estate values could cause some of our residential mortgages to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral.

Our commercial business lending activities expose us to additional lending risks.

We make commercial business loans in our market area to a variety of professionals, sole proprietorships, partnerships and corporations. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property, the value of which tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise, may fluctuate in value and may depend on the borrower’s ability to collect receivables. We have increased our focus on commercial business lending in recent years and intend to continue to focus on this type of lending in the future.

If our allowance for credit losses is not sufficient to cover actual loan losses, our results of operations would be negatively affected.

In determining the amount of the allowance for credit losses, we evaluate loans individually and establish credit loss allowances for specifically identified impairments. For loans not individually analyzed, we estimate losses and establish reserves based on reasonable and supportable forecasts and adjustments for qualitative factors. If the assumptions used in our calculated methodology are inaccurate, our allowance of credit losses may not be sufficient to cover losses inherent in our loan portfolio, which may require additions to our allowance and may decrease our net income. Our emphasis on commercial loan growth and on increasing our portfolio, as well as any future credit deterioration, will require us to increase our allowance further in the future.

In addition, our banking regulators periodically review our allowance for credit losses and may require us to increase our provision for credit losses. Any increase in our allowance for credit losses or loan charge-offs as required by regulatory authorities may have a material adverse effect on our results of operations and financial condition.

The geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in the New Jersey and metropolitan New York and Philadelphia economies.

While there is not a single employer or industry in our market area on which a significant number of our customers are dependent, a substantial portion of our loan portfolio is comprised of loans secured by property located throughout New Jersey and in metropolitan New York and Philadelphia. In addition, following the completion of our merger with Northfield Bancorp, a significant portion of the combined company’s loan portfolio will also be comprised of loans secured by property located in Staten Island and Brooklyn. This makes us vulnerable to a downturn in the regional economy and real estate markets. Adverse conditions in the local economy such as unemployment, recession, a catastrophic event or other factors beyond our control could impact the ability of our borrowers to repay their loans, which could impact our net interest income. Decreases in regional real estate values caused by economic conditions, recent changes in tax laws or other events could adversely affect the value of the property used as collateral for our loans, which could cause us to realize a loss in the event of a foreclosure. Further, deterioration in regional economic conditions could drive the level of loan losses beyond the level we have provided for in our allowance for credit losses, which in turn could necessitate an increase in our provision for credit losses and a resulting reduction to our earnings and capital.

Economic conditions could result in increases in our level of non-performing loans and/or reduce demand for our products and services, which could have an adverse effect on our results of operations.

Prolonged deteriorating economic conditions could significantly affect the markets in which we do business, the value of our loans and securities, and our ongoing operations, costs and profitability. Further, declines in real estate values and sales volumes and elevated unemployment levels may result in higher loan delinquencies, increases in our non-performing and classified assets and a decline in demand for our products and services. These events may cause us to incur losses and may adversely affect our financial condition and results of operations. Reduction in problem assets can be slow, and the process can be exacerbated by the condition of the properties securing non-performing loans and lengthy foreclosure processes. To the extent that we must work through the resolution of assets, economic problems may cause us to incur losses and adversely affect our capital, liquidity, and financial condition.

Northfield Bancorp’s New York multifamily loan portfolio may continue to be adversely affected by changes in legislation or regulation.

At the effective time of the merger, we will acquire Northfield Bancorp and its loan portfolio. At March 31, 2026, Northfield Bancorp had approximately $415.9 million of New York multifamily loans that have some form of rent stabilization or rent control. Pro forma for the merger, this portfolio will initially represent 3.5% of our total loan portfolio. In 2019, the New York State legislature passed the Housing Stability and Tenant Protection Act of 2019, impacting about one million rent regulated apartment units. Among other things, the legislation: (i) curtails rent increases from material capital improvements and individual apartment improvements; (ii) all but eliminates the ability for apartments to exit rent regulation; (iii) does away with vacancy decontrol and high-income deregulation; and (iv) repealed the 20% vacancy bonus. This legislation generally limits a landlord’s ability to increase rents on rent-regulated apartments and makes it more difficult to convert rent regulated apartments to market rate apartments. For example, the New York City Rent Guidelines Board established that on certain apartments, for a one-year lease beginning on or after September 30, 2024, the maximum rent increase is 3.0%, even when the overall inflation rate has increased at a higher rate.

The recent election of Zohran Mamdani as Mayor of New York City introduces potential policy changes that could affect the city’s multifamily housing market. The administration has expressed support for rent freezes and expanded tenant protections, which, if enacted, may reduce rental income and property values across multifamily properties. On June 25, 2026, the New York City Rent Guidelines Board voted to freeze rents for eligible one- and two-year lease renewals for rent-stabilized apartments beginning between October 1, 2026 and September 30, 2027. The rent freeze is estimated to impact approximately one million rent-stabilized apartments, representing approximately 40% of New York City’s rental housing. These market dynamics and developments could adversely impact the credit quality of our borrowers. Lower property cash flows may impair borrowers’ ability to service existing debt. In addition, a sustained decline in collateral values could elevate loan-to-value ratios and reduce recovery prospects in the event of foreclosure.

Risks Related to Our Growth Strategies

Our business strategy includes growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively. Growing our operations could also cause our expenses to increase faster than our revenues.

Our business strategy includes growth in assets and deposits and the scale of our operations. Achieving such growth will require us to attract customers that currently bank at other financial institutions in our market area. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, competition from other financial institutions in our market area and our ability to manage our growth. Growth opportunities may not be available, or we may not be able to manage our growth successfully. If we do not manage our growth effectively, our financial condition and operating results could be negatively affected. Furthermore, there can be considerable costs involved in expanding deposit and lending capacity that generally require a period of time to generate the necessary revenues to offset their costs, especially in areas in which we do not have an established presence and that require alternative delivery methods. Accordingly, any such business expansion can be expected to negatively impact our earnings for some period of time until certain economies of scale are reached. Our expenses could be further increased if we encounter delays in modernizing existing facilities, opening new branches or deploying new services.

We are subject to certain risks in connection with our strategy of growing through mergers and acquisitions.

Mergers and acquisitions are currently a component of our business model and growth strategy. Since 2019, we have acquired Atlantic Stewardship Bank, Roselle Bank, Freehold Bank and RSI Bank. It is possible that we could acquire other banking institutions following our acquisition of Northfield Bancorp, other financial services companies or branches of banks in the future. Acquisitions typically involve the payment of a premium over book and trading values and, therefore, may result in the dilution of our tangible book value per share. Our ability to engage in future mergers and acquisitions depends on various factors, including: (1) our ability to identify suitable merger partners and acquisition opportunities; (2) our ability to finance and complete transactions on acceptable terms and at acceptable prices; and (3) our ability to receive the necessary regulatory and, when required, stockholder approvals. Our inability to engage in an acquisition or merger for any of these reasons could have an adverse impact on the implementation of our business strategies. Furthermore, mergers and acquisitions involve a number of risks and challenges, including (1) our ability to achieve planned synergies and to integrate the branches and operations we acquire, and the internal controls and regulatory functions into our current operations; (2) the integration process could adversely affect our ability to maintain relationships with existing customers; (3) the diversion of management’s attention from existing operations, which may adversely affect our ability to successfully conduct our business and negatively impact our financial results and (4) our ability to identify potential asset quality issues or contingent liabilities during the due diligence process.

We may be required to write down goodwill and other acquisition-related identifiable intangible assets.

When we acquire a business, a portion of the purchase price of the acquisition typically is allocated to goodwill and other identifiable intangible assets. The excess of the purchase price over the fair value of the net identifiable tangible and intangible assets acquired determines the amount of the purchase price that is allocated to goodwill acquired. As of March 31, 2026, goodwill and other identifiable intangible assets were $119.7 million. Under current accounting guidance, if we determine that goodwill or intangible assets are impaired, we would be required to write down the value of these assets. We conduct an annual review to determine whether goodwill and other identifiable intangible assets are impaired. We conduct a quarterly review for indicators of impairment of goodwill and other identifiable intangible assets. Our management recently completed these reviews and concluded that no impairment charge was necessary for the year ended March 31, 2026. We cannot provide assurance whether we will be required to take an impairment charge in the future. Any impairment charge would have a negative effect on our stockholders’ equity and financial results and may cause a decline in our stock price.

Risks Related to Our Business and Industry Generally

Ineffective liquidity management could adversely affect our financial results and condition.

Effective liquidity management is essential for the operation of our business. We require sufficient liquidity to meet customer loan requests, customer deposit maturities/withdrawals, payments on our debt obligations as they come due and other cash commitments under both normal operating conditions and other unpredictable circumstances causing industry or general financial market stress. Our access to funding sources in amounts adequate to finance our activities on terms that are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy generally. Factors that could detrimentally impact our access to liquidity sources include a downturn in the geographic markets in which our loans and operations are concentrated or difficult credit markets. Our access to deposits may also be affected by the liquidity needs of our depositors. In particular, a majority of our liabilities are checking accounts and other liquid deposits, which are payable on demand or upon several days’ notice, while by comparison, a substantial majority of our assets are loans, which cannot be called or sold in the same time frame. Although we have historically been able to replace maturing deposits and advances as necessary, we might not be able to replace such funds in the future, especially if a large number of our depositors seek to withdraw their accounts, regardless of the reason. A failure to maintain adequate liquidity could materially and adversely affect our business, results of operations or financial condition.

Changes in interest rates or the shape of the yield curve may hurt our profits and asset values and our strategies for managing interest rate risk may not be effective.

We are subject to significant interest rate risk as a financial institution with a high percentage of fixed rate loans and certificates of deposit on our balance sheet. Our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets. Changes in the general level of interest rates can affect our net interest income by affecting the difference between the weighted-average yield earned on our interest-earning assets and the weighted-average rate paid on our interest-bearing liabilities, or interest rate spread, and the average life of our interest-earning assets and interest-bearing liabilities. Changes in interest rates also can affect: (1) our ability to originate loans; (2) the value of our interest-earning assets and our ability to realize gains from the sale of such assets; (3) our ability to obtain and retain deposits in competition with other available investment alternatives; and (4) the ability of our borrowers to repay their loans, particularly adjustable or variable rate loans. Interest rates are highly sensitive to many factors, including government monetary policies, domestic and international economic and political conditions and other factors beyond our control.

The fair value of our investments has declined materially in the past and could decline further due to a variety of factors.

Most of our investment securities portfolio is designated as available-for-sale. Accordingly, unrealized gains and losses, net of tax, in the estimated fair value of the available-for-sale portfolio is recorded as other comprehensive income, a separate component of stockholders’ equity. Due to increases in interest rates in 2022 and 2023, the fair value of our investment portfolio declined, causing a corresponding decline in stockholders’ equity. Future increases in interest rates could lead to a corresponding decline in stockholders’ equity. Management believes that several factors will affect the fair values of the investment portfolio, including, but not limited to, changes in interest rates or expectations of changes, the degree of volatility in the securities markets, inflation rates or expectations of inflation and the slope of the interest rate yield curve. In addition, any adverse development in the factors used to assess credit related impairment could require us to recognize an impairment in the value of our investment securities portfolio, which could have an adverse effect on our results of operations in future periods

Financial challenges at other banking institutions could lead to depositor concerns that spread within the banking industry causing disruptive and destabilizing deposit outflows.

In 2023, Silicon Valley Bank and Signature Bank experienced large deposit outflows coupled with insufficient liquidity to meet withdrawal demands, resulting in the institutions being placed into Federal Deposit Insurance Corporation (“FDIC”) receivership. Additionally, in 2023, First Republic Bank experienced similar circumstances which resulted in the institution being placed in FDIC receivership. In the aftermath of these events, there has been substantial market disruption and concerns that diminished depositor confidence could spread across the banking industry, leading to deposit outflows that could destabilize other institutions. To strengthen public confidence in the banking system, the FDIC took action to protect funds held in uninsured deposit accounts at Silicon Valley Bank and Signature Bank following the placement of those institutions into receivership. However, the FDIC has not committed to protecting uninsured deposits in other institutions that experience outsized withdrawal demands. At March 31, 2026, the aggregate amount of our uninsured deposits (deposits in amounts greater than or equal to $250,000, which is the maximum amount for federal deposit insurance) was $3.3 billion. This amount included municipal deposits of $856.0 million, which are collateralized, and intercompany deposits of $11.2 million. At March 31, 2026, we had approximately $2.5 billion in available liquidity, including $276.9 million in cash and cash equivalents, which was sufficient to cover the majority of our uninsured deposits. Notwithstanding our significant liquidity, large deposit outflows could adversely affect our financial condition and results of operations and could result in the closure of Columbia Bank. Furthermore, the recent bank failures may result in strengthening of capital and liquidity rules which, if the revised rules apply to us, could adversely affect our financial condition and results of operations.

Municipal deposits are an important source of funds for us and a reduced level of such deposits may hurt our profits.

Municipal deposits are an important source of funds for our lending and investment activities. At March 31, 2026, $856.0 million, or 10.2% of our total deposits were comprised of municipal deposits, including public funds deposits from local government entities primarily domiciled in the State of New Jersey. Given our use of these high-average balance municipal deposits as a source of funds, our inability to retain such funds could have an adverse effect on our liquidity. In addition, our municipal deposits are primarily demand deposit accounts or short-term deposits and therefore are more sensitive to changes in interest rates. If we are forced to pay higher rates on our municipal deposits to retain those funds, or if we are unable to retain those funds and we are forced to turn to borrowing sources for our lending and investment activities, the interest expense associated with such borrowings may be higher than the rates we are paying on our municipal deposits, which could adversely affect our net income. On a pro forma basis, following our acquisition of Northfield Bancorp, our combined municipal deposits would be approximately $1.9 billion, or approximately 15.1% of our total deposits, at March 31, 2026.

We are dependent on our information technology and telecommunications systems and third-party service providers; systems failures, interruptions and cybersecurity breaches could have a material adverse effect on us.

Our business is dependent on the successful and uninterrupted functioning of our information technology and telecommunications systems and third-party service providers. The failure of these systems, or the termination of a third-party software license or service agreement on which any of these systems is based, could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third-party systems, we could experience service denials if demand for such services exceeds capacity, or such third-party systems fail or experience interruptions. If significant, sustained or repeated, a system failure or service denial could compromise our ability to operate effectively, damage our reputation, result in a loss of customer business, and/or subject us to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on us.

Our third-party service providers may be vulnerable to unauthorized access, computer viruses, phishing schemes and other security breaches. We likely will expend additional resources to protect against the threat of such security breaches and computer viruses, or to alleviate problems caused by such security breaches or viruses. To the extent that the activities of our third-party service providers or the activities of our customers involve the storage and transmission of confidential information, security breaches and viruses could expose us to claims, regulatory scrutiny, litigation costs and other possible liabilities.

Security breaches and cybersecurity threats could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we collect and store sensitive data, including our proprietary business information and that of our customers, suppliers and business partners, as well as personally identifiable information about our customers and employees. The secure processing, maintenance and transmission of this information is critical to our operations and business strategy. We, our customers, and other financial institutions with which we interact, are subject to ongoing, continuous attempts to penetrate key systems by individual hackers, organized criminals, and in some cases, state-sponsored organizations.

While we have established policies and procedures to prevent or limit the impact of cyber attacks, there can be no assurance that such events will not occur or will be adequately addressed if they do. In addition, we also outsource certain cybersecurity functions, such as penetration testing to third party service providers, and the failure of these service providers to adequately perform such functions could increase our exposure to security breaches and cybersecurity threats. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other malicious code and cyber attacks that could have an impact on information security. Any such breach or attacks could compromise our networks and the information stored could be accessed, publicly disclosed, lost or stolen. Any such unauthorized access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties; disrupt our operations and the services we provide to customers; damage our reputation; and cause a loss of confidence in our products and services, all of which could adversely affect our financial condition and results of operations.

We must keep pace with technological change to remain competitive.

Financial products and services have become increasingly technology-driven. Our ability to meet the needs of our customers competitively, and in a cost-efficient manner, is dependent on the ability to keep pace with technological advances and to invest in new technology as it becomes available, as well as related essential personnel. In addition, technology has lowered barriers to entry into the financial services market and made it possible for financial technology companies and other non-bank entities to offer financial products and services traditionally provided by banks. The ability to keep pace with technological change is important, and the failure to do so, due to cost, proficiency or otherwise, could have a material adverse impact on our business and therefore on our financial condition and results of operations.

Our business may be materially affected by the emergence of disruptive new technologies or approaches enabled by the rapid pace of innovation unfolding in the artificial intelligence space.

The safe and responsible integration of artificial intelligence, or “AI,” functionality as it rapidly evolves presents emerging ethical and legal challenges, and the use of such technologies may result in diminished brand trust and reputational harm. As with many innovations, AI presents risks and challenges that could significantly disrupt our business model. In addition, the use of AI by bad actors presents increasingly complex and sophisticated security threats to our confidential customer and employee data as well as confidential data of our company, and we must make additional efforts to maintain network security.

The regulatory landscape surrounding AI technologies is evolving, and the ways in which these technologies will be regulated by governmental authorities, self-regulatory institutions, or other regulatory authorities remains uncertain and may be inconsistent from jurisdiction to jurisdiction. Certain jurisdictions in which we operate are considering or have proposed or enacted legislation and policies regulating AI and non-personal data. Such regulations may result in operational costs to modify, maintain, or align our business practices, or constrain our ability to develop, deploy, or maintain these technologies.

Because the nature of the financial services business involves a high volume of transactions, we face significant operational risks.

We operate in diverse markets and rely on the ability of our employees and systems to process a high number of transactions. Operational risk is the risk of loss resulting from our operations, including but not limited to, the risk of fraud by employees or outside persons, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, breaches of our internal control system and compliance requirements, and business continuation and disaster recovery. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits. This risk of loss also includes the potential legal actions that could arise as a result of an operational deficiency or as a result of noncompliance with applicable regulations, adverse business decisions or their implementation, and customer attrition due to potential negative publicity. Although our control testing has not identified any significant deficiencies in our internal control system, a breakdown in our internal control system, improper operation of our systems or improper employee actions could result in material financial loss to us, the imposition of regulatory action, and damage to our reputation.

The building of market share through our branch office strategy, and our ability to achieve profitability on new branch offices, may increase our expenses and negatively affect our earnings.

We believe there are branch expansion opportunities within our market area and adjacent markets, including other states, and we will seek to grow our deposit base by adding branches to our existing branch network. There are considerable costs involved in opening branch offices, especially in light of the capabilities needed to compete in today’s environment. Moreover, new branch offices generally require a period of time to generate sufficient revenues to offset their costs, especially in areas in which we do not have an established presence. Accordingly, new branch offices could negatively impact our earnings and may do so for some period of time. Our investments in products and services, and the related personnel required to implement new policies and procedures, take time to earn returns and can be expected to negatively impact our earnings for the foreseeable future. The profitability of our expansion strategy will depend on whether the income that we generate from the new branch offices will offset the increased expenses resulting from operating these branch offices.

Strong competition within our market area could hurt our profits and slow growth.

Our profitability depends upon our continued ability to compete successfully in our market area. We face intense competition both in making loans and attracting deposits. We continue to face stiff competition for one-to-four family residential loans from other financial service providers, including large national residential lenders and local community banks. Other competitors for one-to-four family residential loans include credit unions and mortgage brokers which keep overhead costs and mortgage rates down by selling loans and not holding or servicing them. Our competitors for commercial real estate and multifamily loans include other community banks, commercial lenders and insurance companies, some of which are larger than us and have greater resources and lending limits than we have and offer services that we do not provide, along with government agencies such as the Federal Home Loan Mortgage Corporation (“Freddie Mac”), the Federal National Mortgage Association (“Fannie Mae”) and the Government National Mortgage Association (“Ginnie Mae”). Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which reduces net interest income. We expect competition to remain strong in the future.

In addition, competition with non-banks, including technology companies, to provide financial products and services is intensifying. In particular, the activity of fintechs has grown significantly over recent years and is expected to continue to grow. Fintechs have and may continue to offer bank or bank-like products. Federal and state bank regulatory agencies have demonstrated a willingness to charter non-traditional bank charter applicants, such as fintechs, which increases competition in the industry. In addition, other fintechs, through commercials relationships with existing banks, in effect offer deposit products to their customers under current and proposed interagency guidelines on third-party relationships. In addition to fintechs, the large technology companies have begun to make efforts toward providing financial services directly to their customers and are expected to continue to explore new ways to do so. Many of these companies, including our competitors, have fewer regulatory constraints, and some have lower cost structures, in part due to lack of physical locations and regulatory compliance costs. Some of these companies also have greater resources to invest in technological improvements than we currently have.

Acts of terrorism and other external events could impact our ability to conduct business.

Financial institutions have been and continue to be targets of terrorist threats aimed at compromising operating and communication systems. Additionally, the metropolitan New York area and northern New Jersey remain central targets for potential acts of terrorism. Such events could cause significant damage, impact the stability of our facilities and result in additional expenses, impair the ability of our borrowers to repay their loans, reduce the value of collateral securing repayment of our loans, and result in the loss of revenue. The occurrence of any such event could have a material adverse effect on our business, operations and financial condition.

Climate change, severe weather, global pandemics, natural disasters, and other external events could significantly impact our business.

Natural disasters, including severe weather events, global pandemics, and other adverse external events could have a significant impact on our ability to conduct business or upon third parties who perform operational services for us. Such events could affect the stability of our deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in lost revenue, or cause us to incur additional expenses.

Rapidly evolving economic, social and political conditions or civil unrest in the United States, may affect the markets in which we operate, our customers, our ability to provide customer service, and could have a material adverse impact on our business, results of operations, or financial condition.

Our business may be adversely affected by instability, disruption or destruction in the markets in which we operate, regardless of cause, including tariffs, government shutdowns, war, terrorism, riot, civil insurrection or social unrest, and natural or man-made disasters, including storms, or other events beyond our control. Such events can increase levels of political and economic unpredictability, result in property damage and business closures within our markets and increase the volatility of the financial markets. Any of these effects could have a material and adverse impact on our business and results of operations. These events also pose significant risks to Columbia Financial’s personnel and to physical facilities, transportation and operations, which could materially adversely affect Columbia Financial’s financial results.

Regulation of the financial services industry is intense, and we may be adversely affected by changes in laws and regulations.

We are subject to extensive government regulation, supervision and examination. Such regulation, supervision and examination govern the activities in which we may engage and are intended primarily for the protection of the federal deposit insurance fund and Columbia Bank’s depositors. Any future legislative or regulatory changes could have a material impact on our profitability, the value of assets held for investment or the value of collateral for loans. Future legislative changes could also require changes to business practices and potentially expose us to additional costs, liabilities, enforcement action and reputational risk. Federal regulatory agencies also have the ability to take strong supervisory actions against financial institutions that have experienced increased loan production and losses and other underwriting weaknesses or have compliance weaknesses. These actions include entering into formal or informal written agreements and cease and desist orders that place certain limitations on their operations, and/or they can impose fines. If we were to become subject to a regulatory action, such action could negatively impact our ability to execute our business plan, and result in operational restrictions, as well as our ability to grow, pay dividends, repurchase stock or engage in mergers and acquisitions. See “—Regulation and Supervision — Federal Banking Regulations-Capital Requirements” for a discussion of regulatory capital requirements.

We may be unable to disclose some regulatory restrictions or limitations on our operations imposed by our regulators, even if material to our business.

As part of our regular examination process, our regulators may advise us to operate under various restrictions as a prudential matter. Any such actions or restrictions, if and in whatever manner imposed, could adversely affect our costs and revenues. Moreover, efforts to comply with any such nonpublic supervisory actions or restrictions may require material investments in additional resources and systems, as well as a significant commitment of managerial time and attention. As a result, such supervisory actions or restrictions, if and in whatever manner imposed, could have a material adverse effect on our business and results of operations; and, in certain instances, we may not be able to publicly disclose these matters, even if material to our business.

As a larger financial institution, we are subject to additional regulation and increased supervision.

Columbia Financial’s assets totaled $11.0 billion as of March 31, 2026. Financial institutions with assets in excess of $10 billion are subject to requirements imposed by the Dodd-Frank Act and its implementing regulations including being subject to the examination authority of the Consumer Financial Protection Bureau to assess our compliance with federal consumer financial laws, the imposition of higher FDIC premiums, reduced debit card interchange fees, and enhanced risk management frameworks, all of which increase operating costs and reduce earnings. We have been subject to such requirements since 2022.

As we continue to grow in size through our acquisition of Northfield Bancorp and through organic growth, we can expect greater regulatory scrutiny and expectations requiring us to invest significant management attention and make additional investments in staff and other resources to comply with applicable regulatory expectations. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations may have on us, these changes could be material. The increased regulatory costs resulting from Columbia Financial being a larger financial institution may negatively impact Columbia Financial’s revenue and earnings.

Changes resulting from updated regulations and laws could include increased regulatory oversight, higher capital requirements or changes in the way regulatory capital is calculated, and the impositions of additional restrictions through regulatory changes or supervisory or enforcement activities, each of which could have a material impact on our business.

We face significant legal risks, both from regulatory investigations and proceedings, and from potential private actions brought against us.

As a financial services company, many aspects of our business involve substantial risk of legal liability. From time to time, customers and others make claims and take legal action pertaining to the performance of our responsibilities. In addition, at any given time, we are involved in a number of legal and regulatory examinations and investigations as a part of reviews conducted by regulators and other parties, which may involve banking, securities, consumer protection, employment, tort, and numerous other laws and regulations. Whether customer claims or legal and/or regulatory action related to the performance of our responsibilities are founded or unfounded, they may result in significant expenses, attention from management and financial liability, even if they are resolved in a manner favorable to us. Any financial liability or reputational damage could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition and results of operations. There is no assurance that litigation with private parties will not increase in the future. In addition, regulatory actions or investigations may result in judgments, settlements, fines, penalties or other results adverse to us, which could materially adversely affect our business, financial condition or results of operations, or cause reputational harm to us.

Our ability to manage reputational risk is critical to attracting and maintaining customers, investors and employees and to the success of our business, and the failure to do so may materially adversely affect our performance.

As a bank with strong local and community relationships, our reputation is a valuable component of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities in our market area. We strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and associates. If our reputation is negatively affected by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers, or by events beyond our control, our business and operating results may be adversely affected.

Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, the perception of unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, cybersecurity breaches and questionable or fraudulent activities of our customers. We have policies and procedures in place to protect our reputation and promote ethical conduct, but these policies and procedures may not be fully effective. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers and employees, costly litigation and increased governmental regulation, all of which could adversely affect our operating results.

Social media may exacerbate the risk of negative publicity, including by amplifying and accelerating the dissemination of rumors and disinformation. The Financial Stability Board, an international body that monitors and makes recommendations about the global financial system, released a report in October 2024 acknowledging the potential for social media to facilitate or accelerate deposit runs through the propagation of information, including rumors or false information. In its report, the Financial Stability Board noted that the repetition of information in social media, which users experience through the re-posting or liking of other individuals’ posts, can reinforce a message and may make the message more believable.

We are subject to environmental, social and governance risks that could adversely affect our reputation and the trading price of our common stock.

We are subject to a variety of environmental, social and governance risks that arise out of the set of concerns that together comprise what have become commonly known as “ESG matters.” Risks arising from ESG matters may adversely affect, among other things, our reputation and the trading price of our common stock.

We have multiple stakeholders, among them stockholders, customers, employees, federal and state regulatory authorities, and political entities. Often those stakeholders have differing, and sometimes conflicting, priorities and expectations regarding ESG issues. In addition, certain federal and state laws and regulations related to ESG issues may include provisions that conflict with other laws and regulations, which may increase our costs or limit our ability to conduct business in certain jurisdictions. For example, there is an increasing number of state-level anti-ESG initiatives in the U.S. that may conflict with other regulatory requirements or our various stakeholders’ expectations. In addition, beginning in 2025, corporate diversity, equity and inclusion practices have come under increasing scrutiny and the current Administration issued a number of executive orders, including orders focused on affirmative action programs of federal contractors, which indicate increased scrutiny of diversity, equity and inclusion initiatives at private, non-governmental entities, including publicly traded companies.

The federal executive branch agencies are expected to continue their focus on such programs and policies, including to further define what may constitute an “illegal” program or policy. Such divergent, sometimes conflicting views on ESG-related matters increase the risk that any action or lack thereof by us on such matters will be perceived negatively by some stakeholders. Failing to comply with expectations and standards from investors, customers, regulators, policymakers and other stakeholders regarding ESG-related issues, or taking action in conflict with one or another of those stakeholders’ expectations, could also lead to loss of business, adverse publicity, an adverse impact on our reputation, customer complaints, or public protests.

Any adverse publicity or adverse impact on our reputation in connection with ESG, any shifts in investing priorities among investors, or any loss of business resulting from any of the foregoing, may result in adverse effects on the trading price of our common stock and/or our business, operations and earnings.

Risks Related to the Offering

The future price of the shares of common stock may be less than the $10.00 purchase price per share in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price in the offering. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to material change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new federal and/or state laws and regulations, investor perceptions of Columbia Financial, Inc., our success after the merger in integrating the business of Northfield Bancorp, and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

Various factors may have an adverse effect on our financial performance.

We intend to contribute 50% of the net proceeds from the offering to Columbia Bank’s capital. The remaining net proceeds from the offering will be used in part to fund a loan to employee stock ownership plan to finance its purchase of shares in the offering (or possibly, after the offering, in open market purchases), approximately $179.1 million will be used to finance the cash portion of the merger consideration at the midpoint of the offering range, and the balance will be retained by Columbia Financial, Inc. We may use the remaining net proceeds to invest in short-term investments and for general corporate purposes, including, subject to regulatory limitations, the repurchase of shares of common stock and the payment of dividends. Columbia Bank may use the net proceeds it receives to fund new loans, expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies, or for other general corporate purposes. Except as noted in this prospectus, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. We have not established a timetable for reinvesting the net proceeds, and we cannot predict how long we will be required to reinvest the net proceeds. Our failure to utilize these funds effectively would reduce our profitability and may adversely affect the value of our common stock.

Our return on equity may be low following the offering, which could negatively affect the trading price of our shares of common stock.

Net income divided by average stockholders’ equity, known as “return on equity,” is a ratio many investors use to compare the performance of financial institutions. Our return on equity may be low until we are able to leverage the additional capital we receive from the offering. Our return on equity will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt after the offering. Until we can increase our net interest income and non-interest income, achieve cost efficiency in the merger and leverage the capital raised in the offering, we expect our return on equity to be low, which may reduce the market price of our shares of common stock.

Our stock-based benefit plans will increase our expenses and reduce our income.

We intend to adopt one or more new stock-based benefit plans after the conversion and the offering, subject to stockholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under the new stock-based benefit plans. The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards actually granted under the plans, the fair market value of our stock or options on the date of grant, the vesting period, and other factors which we cannot predict at this time. In the event we adopt stock-based benefit plans within 12 months following the conversion, the total shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plans would be limited to 2.45% and 6.20%, respectively, of the total shares of our common stock sold in the offering. If we award restricted shares of common stock or grant options in excess of these amounts under stock-based benefit plans adopted more than 12 months after the completion of the conversion, our costs would increase further.

In addition, we will recognize compensation expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize compensation expense for restricted stock awards and stock options over the vesting period of awards made to recipients. We anticipate that in the first full fiscal year following the offering, our incremental compensation expense for Columbia Bank employee stock ownership plan shares purchased in the offering and for our new stock-based benefit plans will significantly increase our overall compensation expense as compared to 2025. For further discussion of our proposed stock-based plans, please refer to the section of this prospectus titled “Executive and Director Compensation—Benefits to be Considered Following Completion of the Offering.”

The implementation of stock-based benefit plans may dilute your ownership interest.

One or more new stock-based benefit plans that we adopt following the offering may be funded either through open market purchases or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance. Although our intention is to fund the new stock-based benefit plans through open market purchases, stockholders would experience a 5.16% dilution in ownership interest at the maximum of the offering range in the event newly issued shares of our common stock are used to fund stock options and shares of restricted common stock in amounts equal to 6.20% and 2.45%, respectively, of the shares sold in the offering. In the event we adopt the plans more than 12 months following the conversion, new stock-based benefit plans would not be subject to these limitations, and stockholders could experience greater dilution.

Although the implementation of new stock-based benefit plans would be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by banks and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

We currently expect that the number of shares available for grants of common stock and stock options will not exceed 2.45% and 6.20%, respectively, of the number of shares of common stock sold in the offering, regardless of when those plans are adopted. If, however, we adopt stock-based benefit plans more than 12 months following the completion of the offering, we would be permitted under applicable regulations to adopt equity plans under which we could grant shares of common stock or stock options exceeding these amounts. If we adopt stock-based benefit plans that provide for awards in excess of these amounts, our expenses associated with those plans would exceed the amounts estimated in the section of this prospectus titled “Pro Forma Data.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in the section of this prospectus titled “Executive and Director Compensation — Benefits to be Considered Following Completion of the Offering.” Although the implementation of stock-based benefit plans would be subject to stockholder approval, the timing of the implementation of such plans will be at the discretion of our board of directors.

Various factors may make takeover attempts more difficult to achieve.

Certain provisions of our articles of incorporation and bylaws and state and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of Columbia Financial, Inc. without our board of directors’ approval. Under regulations applicable to the conversion, for a period of three years following completion of the conversion, no person may offer to acquire or acquire beneficial ownership of more than 10% of our common stock without the prior approval of the Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must obtain the approval of the Federal Reserve Board before acquiring control of a savings and loan company. There are also provisions in our articles of incorporation and bylaws that we may use to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10% of our outstanding shares of common stock. Furthermore, shares of restricted stock and stock options that we may grant to employees and directors, stock ownership by our management and directors, including through our employee stock ownership plan, and other factors may make it more difficult for companies or persons to acquire control of Columbia Financial, Inc. without the consent of our board of directors. Taken as a whole, these statutory provisions and provisions in our articles of incorporation and bylaws could result in our being less attractive to a potential acquirer and thus could adversely affect the market price of our common stock. For additional information, see “Restrictions on Acquisition of Columbia Financial, Inc.”

Our bylaws provide that, subject to limited exceptions, state and federal courts in the State of Maryland are the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.

The bylaws of Columbia Financial, Inc. provide that, unless Columbia Financial, Inc. consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Columbia Financial, Inc.; (ii) any action asserting a claim of breach of a fiduciary duty owed to Columbia Financial, Inc. or Columbia Financial, Inc.’s stockholders by any director, officer or other employee of Columbia Financial, Inc.; (iii) any action asserting a claim arising pursuant to any provision of Maryland General Corporation Law; or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Maryland. This exclusive forum provision does not apply to claims arising under the federal securities laws. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it believes is more favorable for disputes with Columbia Financial, Inc. and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both. In addition, if a court were to find this exclusive forum provision to be inapplicable or unenforceable in a particular action, we may incur additional costs associated with resolving the action in another jurisdiction, which could have a material adverse effect on our financial condition and results of operations.

The market price of our common stock may be negatively affected by applicable regulations that restrict stock repurchases by Columbia Financial, Inc.

Applicable regulations restrict us from repurchasing our shares of common stock during the first year following the offering except to fund the grants of restricted stock under the stock-based incentive plan or unless extraordinary circumstances exist and may limit us from repurchasing our shares of common stock during the first three years following the offering. Stock repurchases are a capital management tool that can enhance the value of a company’s stock, and our inability to repurchase our shares of common stock during the first year following the offering and any limitations on our ability to repurchase our shares of common stock during the first three years following the offering may negatively affect our stock price.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and securities portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among other things, the following factors:

•	failure to complete the conversion;

•	failure to successfully integrate our business with that of Northfield Bancorp, or to integrate them in a timely manner;

•	failure to achieve anticipated cost savings, or to achieve cost savings in a timely manner;

•	costs, customer loss and business disruption in connection with the acquisition or the integration of our companies that may be greater than expected;

•	failure to receive governmental approvals without adverse regulatory conditions;

•	general economic conditions, either nationally or in our market area, that are worse than expected, including recessionary conditions;

•	changes in the interest rate environment that reduce our net interest margin, reduce the fair value of financial instruments or reduce the demand for our loan products;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	changes in the quality and composition of our loan or securities portfolios;

•	changes in real estate market values in our market area;

•	decreased demand for loan products, deposit flows, competition, or demand for financial services in our market area;

•

major catastrophes such as earthquakes, floods or other natural or human disasters and pandemics and infectious disease outbreaks, the related disruption to local, regional and global economic activity and financial markets, and the impact that any of the foregoing may have on us and our customers and other constituencies;

•

legislative or regulatory changes that adversely affect our business or changes in the monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board;

•	the effect of the imposition of tariffs and any retaliatory responses;

•	the impact of any federal government shutdowns;

•	the effect of war, terrorism, riots, civil insurrection or social unrest, or other events beyond our control;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to grow our franchise through acquisitions and to successfully integrate any acquired entities;

•

technological changes that may be more difficult or expensive than expected, and our inability to respond to emerging technological trends in a timely manner could have a negative impact on our revenue;

•	success or consummation of new business initiatives may be more difficult or expensive than expected;

•	adverse changes in the securities markets;

•	cyber attacks, computer viruses and other technological risks that may breach the security of our systems and allow unauthorized access to confidential information;

•	the inability of third party service providers to perform;

•	the impact of legal, judicial and regulatory proceedings or investigations, and

•

changes in accounting policies and practices, as may be adopted by bank regulatory agencies or the Financial Accounting Standards Board, the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statements can be guaranteed. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

Further information on other factors that could affect us are included in the section captioned “Risk Factors.”

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

OF COLUMBIA FINANCIAL AND SUBSIDIARIES

The summary financial information presented below is derived in part from Columbia Financial’s consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information as of December 31, 2025 and 2024 and for the years ended December 31, 2025, 2024 and 2023 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at December 31, 2023, 2022 and 2021, and for the years ended December 31, 2022 and 2021, is derived in part from our audited financial statements that do not appear in this prospectus. The financial condition data at March 31, 2026 and the operating data for the three months ended March 31, 2026 and 2025 are not audited but, in the opinion of management, reflects all adjustments necessary for a fair presentation. All such adjustments are normal and recurring and are the only adjustments reflected in the financial data presented below. The information presented below reflects Columbia Financial on a consolidated basis and does not include the financial condition, results of operations or other data of Columbia Bank MHC.

	At March 31, 2026	At December 31,
		2025	2024	2023	2022	2021
	(Unaudited)
	(Dollars in thousands, except share and per share data)
Financial Condition Data:
Total assets	$11,010,507	$11,018,793	$10,475,493	$10,645,568	$10,408,169	$9,224,097
Total and cash equivalents	276,947	340,806	289,223	423,249	179,228	70,963
Debt securities available-for-sale	1,198,870	1,122,017	1,025,946	1,093,557	1,328,634	1,703,847
Debt securities held-to-maturity	377,847	396,233	392,840	401,154	421,523	429,734
Equity securities	5,638	6,802	6,673	4,079	3,384	2,710
Loans receivable, net	8,190,917	8,224,809	7,856,970	7,819,441	7,624,761	6,297,912
Deposits	8,372,014	8,444,079	8,096,149	7,846,556	8,001,159	7,570,216
Total borrowings	1,243,462	1,183,472	1,080,600	1,528,695	1,127,047	377,309
Stockholders’ equity	1,173,722	1,160,728	1,080,376	1,040,335	1,053,595	1,079,081

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2026	2025	2025	2024	2023	2022	2021
	(Unaudited)
	(Dollars in thousands, except share and per share data)
Operating Data:
Interest income	$118,871	$112,163	$470,951	$451,426	$394,978	$309,670	$270,150
Interest expense	58,480	61,838	249,317	273,444	189,102	42,893	37,016

Net interest income	60,391	50,325	221,634	177,982	205,876	266,777	233,134
Provision for (reversal of) credit losses	956	2,933	9,822	14,451	4,787	5,485	(9,953)

Net interest income after provision for (reversal of) credit losses	59,435	47,392	211,812	163,531	201,089	261,292	243,087
Non-interest income	6,747	8,471	37,069	1,894	27,379	30,400	38,831
Non-interest expense	47,487	43,845	180,982	181,335	182,417	174,816	155,737

Income (loss) before income tax expense (benefit)	18,695	12,018	67,989	(15,910)	46,051	116,876	126,181
Income tax expense (benefit)	5,596	3,118	16,223	(4,257)	9,965	30,703	34,132

Net income (loss)	$13,099	$8,900	$51,766	$(11,653)	$36,086	$86,173	$92,049

Weighted average common shares outstanding — basic	101,266,942	101,816,716	101,810,752	101,676,758	102,656,388	105,580,823	104,156,112
Weighted average common shares outstanding — diluted	101,453,090	101,816,716	101,810,752	101,839,507	102,894,969	106,193,161	104,156,112

	At or For the Three Months Ended March 31,		At and For the Year Ended December 31,
	2026	2025	2025	2024	2023	2022	2021
Performance Ratios:
Return on average assets	0.48%	0.34%	0.48%	(0.11)%	0.35%	0.88%	1.01%
Return on average equity	4.55	3.31	4.63	(1.11)	3.29	8.09	8.98
Interest rate spread(1)	1.84	1.48	1.63	1.17	1.62	2.82	2.62
Net interest margin(2)	2.42	2.11	2.24	1.82	2.16	2.98	2.76
Non-interest expense to average assets	1.75	1.68	1.70	1.73	1.80	1.74	1.71
Efficiency ratio(3)	70.73	74.57	69.92	100.81	78.20	58.63	57.26
Average interest-earning assets/average interest-bearing liabilities	124.59	123.96	124.37	124.02	125.32	130.79	133.17
Average equity to average assets	10.58	10.33	10.37	9.88	10.59	10.93	11.26

Capital Ratios:(4)
Total capital (to risk-weighted assets)	14.29	14.37	14.09	14.41	14.02	14.12	15.39
Tier 1 capital (to risk-weighted assets)	13.38	13.51	13.20	13.56	13.22	13.32	14.38
Common equity Tier 1 capital (to risk-weighted assets)	13.38	13.51	13.20	13.56	13.22	13.32	14.38
Core (Tier 1) capital (to adjusted total assets)	9.78	9.88	9.67	9.64	9.48	9.74	9.80
Asset Quality Ratios:
Allowance for loan losses as a percent of gross loans	0.84	0.78	0.82	0.76	0.70	0.69	0.99
Allowance for loan losses as a percent of non-performing loans	166.19	249.57	176.84	276.29	436.65	785.64	1,591.50
Net charge-offs (recoveries) to average outstanding loans during the period	(0.03)	0.04	0.07	0.07	0.01	—	0.03
Non-performing loans as a percent of gross loans(5)	0.50	0.31	0.46	0.28	0.16	0.09	0.06
Non-performing assets as a percent of total assets(5)	0.43	0.25	0.34	0.22	0.12	0.06	0.04
Other Data:
Number of offices	70	69	71	69	67	67	64

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(4)	Ratios are for Columbia Bank.
(5)	Non-performing loans include loans on non-accrual, accruing loans past due 90 days or more and non-performing assets include non-performing loans and other real estate owned.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

OF NORTHFIELD BANCORP AND SUBSIDIARIES

The summary financial information presented below is derived in part from Northfield Bancorp’s consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-122. The information as of December 31, 2025 and 2024 and for the years ended December 31, 2025, 2024 and 2023 is derived in part from the audited consolidated financial statements of Northfield Bancorp that appear in this prospectus. The information at December 31, 2023, 2022 and 2021, and for the years ended December 31, 2022 and 2021, is derived in part from audited financial statements of Northfield Bancorp that do not appear in this prospectus. The financial condition data at March 31, 2026 and the operating data for the three months ended March 31, 2026 and 2025 are not audited but, in the opinion of management, reflects all adjustments necessary for a fair presentation. All such adjustments are normal and recurring and are the only adjustments reflected in the financial data presented below.

	At March 31, 2026	At December 31,
		2025	2024	2023	2022	2021
	(Unaudited)
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$5,735,202	$5,754,010	$5,666,378	$5,598,396	$5,601,293	$5,430,542
Cash and cash equivalents	239,607	163,951	167,744	229,506	45,799	91,068
Trading securities	13,831	15,215	13,884	12,549	10,751	13,461
Debt securities available-for-sale, at estimated fair value	1,378,502	1,412,419	1,100,817	795,464	952,173	1,208,237
Debt securities held-to-maturity, at amortized cost	8,278	8,339	9,303	9,866	10,760	5,283
Equity securities	5,000	5,000	14,261	10,629	10,443	5,342
Loans held-for-sale	—	—	4,897	—	—	—
Loans held-for-investment, net	3,807,957	3,856,773	4,022,224	4,203,654	4,243,693	3,806,617
Allowance for credit losses	(37,034)	(38,144)	(35,183)	(37,535)	(42,617)	(38,973)

Net loans held-for-investment	3,770,923	3,818,629	3,987,041	4,166,119	4,201,076	3,767,644
Bank-owned life insurance	184,718	182,828	175,759	171,543	167,912	164,500
Federal Home Loan Bank of New York stock, at cost	42,195	46,568	35,894	39,667	30,382	22,336
Operating lease right-of-use assets	24,588	25,789	27,771	30,202	34,288	33,943
Goodwill	—	—	41,012	41,012	41,012	41,012
Total liabilities	5,040,512	5,063,951	4,961,682	4,898,951	4,899,903	4,690,659
Deposits	4,088,617	4,015,809	4,138,477	3,878,435	4,150,219	4,169,334
Borrowed funds	802,185	900,216	666,402	859,272	583,859	421,755
Subordinated debentures, net of issuance costs	61,721	61,665	61,442	61,219	60,996	—
Operating lease liabilities	28,348	29,643	32,209	35,205	39,790	39,851
Total stockholders’ equity	694,690	690,059	704,696	699,445	701,390	739,883

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2026	2025	2025	2024	2023	2022	2021
	(Unaudited)
	(Dollars in thousands, except share and per share data)
Selected Operating Data:
Interest income	$62,908	$60,092	$249,096	$237,908	$208,795	$179,688	$172,298
Interest expense	25,945	28,301	111,730	123,423	84,128	21,382	16,649

Net interest income before provision for credit losses	36,963	31,791	137,366	114,485	124,667	158,306	155,649
Provision (benefit) for credit losses	247	2,582	7,402	4,281	1,353	4,482	(6,184)

Net interest income after provision for credit losses	36,716	29,209	129,964	110,204	123,314	153,824	161,833
Non-interest income	3,412	3,022	16,950	16,822	11,896	7,983	14,453
Non-interest expense	23,259	21,435	129,863	86,525	83,450	76,948	79,159

Income before income taxes	16,869	10,796	17,051	40,501	51,760	84,859	97,127
Income tax expense	5,026	2,920	16,255	10,556	14,091	23,740	26,473

Net income	$11,843	$7,876	$796	$29,945	$37,669	$61,119	$70,654

Net income per common share — basic	$0.30	$0.19	$0.02	$0.72	$0.86	$1.32	$1.46
Net income per common share — diluted	$0.30	$0.19	$0.02	$0.72	$0.86	$1.32	$1.45
Weighted average basic shares outstanding	39,785,507	40,864,529	40,116,839	41,567,370	43,560,844	46,234,122	48,416,495
Weighted average diluted shares outstanding	39,922,591	40,922,829	40,173,403	41,628,660	43,638,616	46,438,119	48,754,263

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2026	2025	2025	2024	2023	2022	2021
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets)(1)(2)(3)(4)(5)(6)	0.85%	0.56%	0.01%	0.52%	0.68%	1.09%	1.29%
Return on equity (ratio of net income to average equity)(1)(2)(3)(4)(5)(6)	6.93	4.52	0.11	4.30	5.45	8.57	9.42
Interest rate spread(7)	2.17	1.76	1.92	1.45	1.82	2.82	2.89
Net interest margin(8)	2.76	2.38	2.55	2.10	2.35	2.97	3.01
Dividend payout ratio(9)	44.59	68.40	NM	72.89	60.51	39.48	34.39
Efficiency ratio(10)(11)	57.61	61.57	84.15	65.90	61.11	46.27	46.54
Non-interest expense to average total assets	1.66	1.53	2.29	1.51	1.50	1.38	1.44
Average interest-earning assets to average interest-bearing liabilities	130.15	129.42	130.14	128.77	133.01	137.82	135.63
Average equity to average total assets	12.20	12.43	12.57	12.14	12.44	12.75	13.69
Asset Quality Ratios:
Non-performing assets to total assets	0.37	0.34	0.28	0.36	0.20	0.18	0.15
Non-performing loans to total loans(12)(13)	0.56	0.48	0.42	0.51	0.27	0.24	0.21
Allowance for credit losses to total non-performing loans(14)	172.93	242.73	236.42	227.72	328.30	416.26	486.80
Allowance for credit losses to total loans held-for-investment, net(15)	0.97	0.87	0.99	0.87	0.89	1.00	1.02
Capital Ratio:
Tier 1 capital (to adjusted assets)	13.08	12.62	12.24	12.11	12.58	12.64	12.93
Other Data:
Number of full service offices	37	37	37	37	39	38	38
Full time equivalent employees	369	371	372	359	401	400	385

(1)	Annualized for the three months ended March 31, 2026 and 2025.
(2)	The year ended December 31, 2025, included a $41.0 million non-cash, non-tax deductible goodwill impairment charge and $580,000 additional tax expense related to options that expired in May 2025.
(3)

The year ended December 31, 2024, included a $2.4 million, after tax, gain on the sale of property, $795,000 additional tax expense related to options that expired in June 2024, and $492,000, after tax, of severance costs.

(4)	The year ended December 31, 2023, included $317,000, after tax, of severance costs and $96,000, after tax, of gains on loans sold.
(5)

The year ended December 31, 2022, included $925,000, after tax, of net interest income generated from accelerated accretion of fees related to the forgiveness of PPP loans and $326,000, after-tax, in gains on loans sold.

(6)

The year ended December 31, 2021, included: (i) $4.0 million, after tax, of net interest income generated from accelerated accretion of fees related to the forgiveness of PPP loans; (ii) $1.4 million, after tax, of accretable income related to the payoff of PCD loans; (iii) $1.0 million, after tax, in gains on loans sold; and (iv) $677,000 of tax-exempt income from bank-owned life insurance proceeds in excess of the cash surrender value of the policies.

(7)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average costs of interest-bearing liabilities.
(8)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(9)	Dividend payout ratio is calculated as total dividends declared for the year divided by net income for the year.
(10)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(11)

The year ended December 31, 2025, included a $41.0 million non-cash, non-tax deductible goodwill impairment charge. The year ended December 31, 2024, included a $3.4 million, pre-tax, gain on the sale of property, and $683,000, pre-tax, of severance expense. The year ended December 31, 2023, includes $440,000, pre-tax, of severance expense.

(12)

Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCD loans), included in total loans held-for-investment, net, and non-performing loans held-for-sale, included in loans held-for-sale.

(13)	Includes originated loans held-for-investment, PCD loans, acquired loans, and loans held-for-sale.
(14)	Excludes non-performing loans held-for-sale.
(15)	Includes originated loans held-for-investment, PCD loans and acquired loans (and related allowance for credit losses).

HOW WE INTEND TO USE THE PROCEEDS OF THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $966.0 million and $1.9 billion. See the section of this prospectus entitled “Pro Forma Data” for the assumptions used to arrive at these amounts.

We intend to distribute the net proceeds as follows:

	Adjusted Minimum of Offering Range		Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range
	142,375,000 Shares at $10.00 Per Share	Percent of Net Proceeds	142,375,000 Shares at $10.00 Per Share	Percent of Net Proceeds	167,500,000 Shares at $10.00 Per Share	Percent of Net Proceeds	192,625,000 Shares at $10.00 Per Share	Percent of Net Proceeds
Gross offering proceeds	$1,423,750		$1,423,750		$1,675,000		$1,926,250
Less: offering expenses	(39,779)		(36,311)		(38,623)		(43,070)
Net offering proceeds	1,383,971		1,387,439		1,636,377		1,883,180
Merger shares used to complete offering (1)	(418,001)		—		—		—

Net cash proceeds	965,970	100.00%	1,387,439	100.00%	1,636,377	100.00%	1,883,180	100.00%
Less:
Proceeds contributed to Columbia Bank	(482,985)	50.00%	(693,720)	50.00%	(818,189)	50.00%	(941,590)	50.00%
Proceeds used for loan to employee stock ownership plan	(42,713)	4.42%	(42,713)	3.08%	(50,250)	3.07%	(57,788)	3.07%
Cash merger consideration (2)	(179,143)	18.55%	(179,143)	12.91%	(179,143)	10.95%	(184,172)	9.78%

Proceeds remaining for Columbia Financial, Inc.	$261,128	27.03%	$471,863	34.01%	$588,795	35.98%	$699,630	37.15%

(1)

The number of shares of Columbia Financial, Inc. sold for cash at the adjusted minimum the offering will vary depending on the amount of the merger consideration that is paid in shares of Columbia Financial, Inc. This column assumes that 70% of the merger consideration will be shares of Columbia Financial, Inc., which would result in 100,574,860 shares that would need to be sold in the offering to satisfy the minimum offering requirement. If instead, 100% of the merger consideration is paid in shares of Columbia Financial, Inc., the number of shares required to be sold for cash to satisfy the minimum offering requirement would decrease at the adjusted minimum from 100,574,860 shares to 82,660,515 shares and the resulting net cash proceeds would be less than the amount shown in the table above. See “The Conversion and Offering — Shares Outstanding at Completion of Offering.”

(2)

We intend to contribute 50.0% of the net cash proceeds to Columbia Bank and, assuming 30% of the merger consideration is in cash, an additional $179.1 million will be used to fund the cash portion of the merger consideration at the adjusted minimum, minimum, and midpoint of the offering range and $184.2 million at the maximum of the offering range.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Columbia Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if more than 30% of the shares are sold in a firm commitment underwritten offering.

We initially intend to invest the proceeds retained from the offering at Columbia Financial, Inc. after financing the cash portion of the merger consideration to acquire Northfield Bancorp in short-term investments, such as U.S. treasury and government agency securities, government agency mortgage-backed securities and cash and cash equivalents. The actual amounts to be invested in different instruments will depend on the interest rate environment and Columbia Financial, Inc.’s liquidity requirements. In the future, Columbia Financial, Inc. may liquidate its investments and use those funds:

•	to pay dividends to stockholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•

to finance the possible acquisition of financial institutions or other businesses that are related to banking as opportunities arise, primarily in or adjacent to our existing market areas, although we do not currently have any agreements or understandings regarding any specific acquisition transaction other than our pending merger with Northfield Bancorp; and

•	for other general corporate purposes, including to support our business strategies and contributing additional capital to Columbia Bank.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion. Under current federal regulations, we are not permitted to repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund the granting of restricted stock awards (which would require notification to the Federal Reserve Board) or tax-qualified employee stock benefit plans.

Columbia Bank may use the net proceeds it receives from the offering:

•	to fund new loans;

•	to enhance existing products and services and to support growth;

•	to invest in investment-grade securities;

•	for the possible future expansion of our branch office network by establishing or acquiring additional branch offices;

•	for the possible acquisition of fee-based businesses; and

•	for other general corporate purposes.

We may need regulatory approvals to engage in some of the activities listed above.

We have not determined specific amounts of the net proceeds that would be used for the purposes described above. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, the attractiveness and availability of potential acquisitions to expand our operations, and overall market conditions. The use of the proceeds may also change depending on our ability to receive regulatory approval to establish new branches or acquire other financial institutions.

Our return on equity may be low until we are able to effectively reinvest the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors — Risks Related to the Offering — Our return on equity may be low following the offering, which could negatively affect the trading price of our shares of common stock.”

OUR DIVIDEND POLICY

Columbia Financial has not paid dividends to its minority stockholders due to restrictions contained in Federal Reserve Board regulations applicable to mutual holding companies.

After the completion of the conversion and offering, we intend to pay cash dividends on a quarterly basis. Initially, we expect the quarterly dividends to be $0.05 per share, which equals $0.20 per share on an annualized basis and a 2.0% yield based on a price of $10.00 per share. The initial dividend and continued payment of dividends will depend on a number of factors, including our financial condition and results of operations, tax considerations, capital requirements, alternative uses for capital, the number of shares issued in the offering, industry standards and economic conditions.

There can be no assurance that we will pay dividends in the future, or that any such dividends will not be reduced or eliminated in the future.

Columbia Financial, Inc. will not be permitted to pay dividends on its common stock if its stockholders’ equity would be reduced below the amount of the liquidation account established by Columbia Financial, Inc. in connection with the conversion. The source of dividends will depend on the net proceeds retained by Columbia Financial, Inc. and earnings thereon, and dividends from Columbia Bank. In addition, Columbia Financial, Inc. will be subject to state law limitations and federal bank regulatory policy on the payment of dividends. Maryland law generally limits dividends if the corporation would not be able to pay its debts in the usual course of business after giving effect to the dividend or if the corporation’s total assets would be less than the corporation’s total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

Under OCC regulations, capital distributions by federal savings associations generally include cash dividends and other transactions charged to the capital account of a federal savings association. A federal savings association must file an application with the OCC for approval of the capital distribution if the total capital distributions for the applicable calendar year exceeds the sum of the institution’s net income for that year to date plus the institution’s retained net income for the preceding two years that is still available for dividend; the institution would not be at least adequately capitalized following the distribution; the distribution would violate any applicable statute, regulation, written agreement or regulatory condition; or the institution is not eligible for expedited review of its filings (i.e., generally, institutions that do not have safety and soundness, compliance and Community Reinvestment Act ratings in the top two categories or that fail a capital requirement).

Pursuant to Federal Reserve Board regulations, Columbia Financial, Inc. may not make a distribution that would constitute a return of capital during the three years following the completion of the conversion and offering.

MARKET FOR THE COMMON STOCK

Columbia Financial’s common stock is listed on the Nasdaq Global Select Market under the symbol “CLBK.” Upon completion of the conversion, the shares of common stock of Columbia Financial, Inc. will be exchanged for the existing shares of Columbia Financial and are expected to be listed on the Nasdaq Global Select Market under the symbol “CLBK.”

As of the close of business on June 26, 2026 there were 104,055,967 shares of Columbia Financial common stock outstanding, including 28,039,443 publicly held shares (shares held by stockholders other than Columbia Bank MHC), and on that date Columbia Financial had approximately 2,997 stockholders of record.

Keefe, Bruyette & Woods, Inc., Piper Sandler & Co. and Brean Capital, LLC have advised us that they intend to make a market in our common stock following the offering, but none of them is under any obligation to do so.

On January 30, 2026, the business day immediately preceding the public announcement of the conversion and the acquisition of Northfield Bancorp, and on [●], 2026, the date of this prospectus, the closing prices of Columbia Financial common stock as reported on the Nasdaq Global Select Market were $16.27 per share and $[●] per share, respectively. On the effective date of the conversion, all publicly held shares of Columbia Financial common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of Columbia Financial, Inc. common stock determined pursuant to the exchange ratio. See “The Conversion and Offering — Share Exchange Ratio for Current Stockholders.”

Persons purchasing the common stock may not be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should recognize that there are risks involved in their investment.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At March 31, 2026, Columbia Financial and Columbia Bank exceeded all regulatory capital requirements. The following tables presents Columbia Financial’s regulatory capital position relative to the regulatory capital requirements at March 31, 2026, on a historical basis, Columbia Financial, Inc.’s regulatory capital position relative to the regulatory capital requirements at March 31, 2026, on a pro forma basis, and Columbia Bank’s regulatory capital position relative to the regulatory capital requirements at March 31, 2026, on a historical and a pro forma basis, with each pro forma basis assuming completion of the proposed merger and the offering. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “How We Intend to Use the Proceeds of the Offering,” “Capitalization” and “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Proposed Merger.” For a discussion of the capital standards applicable to Columbia Financial, Columbia Bank, Northfield Bancorp and Northfield Bank, see “Regulation and Supervision — Federal Banking Regulations.”

			Pro forma (giving effect to the offering and acquisition) at March 31, 2026
(Dollars in thousands)	Columbia Financial		Adjusted Minimum of Offering Range 142,375,000 Shares at $10.00 per share(2)		Minimum of Offering Range 142,375,000 Shares at $10.00 per share(2)		Midpoint of Offering Range 167,500,000 Shares at $10.00 per share(2)		Maximum of Offering Range 192,625,000 Shares at $10.00 per share(2)
	Amount	Percent of Assets(1)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
Capital under generally accepted accounting principles	$1,173,722	10.66%	$2,504,570	14.41%	$2,926,040	16.44%	$3,167,441	17.56%	$3,401,823	18.62%
Common equity Tier 1 risk- based capital	$1,133,288	14.14%	$2,391,180	19.16%	$2,812,650	22.39%	$3,054,051	24.22%	$3,288,433	25.98%
Common equity Tier 1 risk- based requirement	521,075	6.50%	811,118	6.50%	816,597	6.50%	819,736	6.50%	822,722	6.50%

Excess	$612,213	7.64%	$1,580,062	12.66%	$1,996,052	15.89%	$2,234,316	17.72%	$2,465,711	19.48%

Tier 1 risk-based capital	$1,140,505	14.23%	$2,398,397	19.22%	$2,819,867	22.45%	$3,061,268	24.27%	$3,295,650	26.04%
Tier 1 risk-based requirement	641,323	8.00%	998,300	8.00%	1,005,043	8.00%	1,008,905	8.00%	1,012,581	8.00%

Excess	$499,181	6.23%	$1,400,098	11.22%	$1,814,824	14.45%	$2,052,363	16.27%	$2,283,069	18.04%

Total risk-based capital	$1,213,387	15.14%	$2,471,280	19.80%	$2,892,750	23.03%	$3,134,151	24.85%	$3,368,533	26.61%
Total risk-based requirement	801,654	10.00%	1,247,874	10.00%	1,256,304	10.00%	1,261,132	10.00%	1,265,727	10.00%

Excess	$411,733	5.14%	$1,223,406	9.80%	$1,636,446	13.03%	$1,873,019	14.85%	$2,102,806	16.61%

Tier 1 leverage capital	$1,140,505	10.40%	$2,398,397	13.92%	$2,819,867	15.98%	$3,061,268	17.11%	$3,295,650	18.18%
Tier 1 leverage capital requirement	548,441	5.00%	861,376	5.00%	882,449	5.00%	894,519	5.00%	906,238	5.00%

Excess	$592,064	5.40%	$1,537,022	8.92%	$1,937,418	10.98%	$2,166,749	12.11%	$2,389,412	13.18%

(1)	Shown as a percent of assets under generally accepted accounting principles and total assets for leverage ratio and risk-based ratio requirements.

(2)	Reconciliation of capital adjustment for Columbia Financial:

(In thousands)	Adjusted Minimum	Minimum	Midpoint	Maximum
Gross offering proceeds	$1,423,750	$1,423,750	$1,675,000	$1,926,250
Less: fair value of offering shares issued to Northfield Bancorp stockholders(a)	(418,001)	—	—	—
Less: fair value of shares acquired by ESOP	(42,713)	(42,713)	(50,250)	(57,788)
Less: offering expenses	(39,779)	(36,311)	(38,623)	(43,070)

Net conversion proceeds	923,256	1,344,726	1,586,128	1,825,392

Increase in Tier 1 capital	$923,256	$1,344,726	$1,586,128	$1,825,392

Net increase in GAAP assets	$923,256	$1,344,726	$1,586,128	$1,825,392
Net increase in leverage assets	$923,256	$1,344,726	$1,586,128	$1,825,392
Net increase risk-based assets(b)	$184,651	$268,945	$317,226	$365,078
Total disallowed intangible assets	$174,114	$174,114	$174,114	$174,114

(a)	Assumes 41,800,140 shares of Columbia Financial, Inc. are issued as merger consideration at the adjusted minimum.
(b)	Assumes proceeds initial invested in assets with 20% risk weight.

			Pro forma (giving effect to the offering and acquisition) at March 31, 2026
(Dollars in thousands)	Columbia Bank		Adjusted Minimum of Offering Range 142,375,000 Shares at $10.00 per share(2)		Minimum of Offering Range 142,375,000 Shares at $10.00 per share(2)		Midpoint of Offering Range 167,500,000 Shares at $10.00 per share(2)		Maximum of Offering Range 192,625,000 Shares at $10.00 per share(2)
	Amount	Percent of Assets(1)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
Capital under generally accepted accounting principles	$1,114,522	10.12%	$2,180,561	12.74%	$2,391,296	13.80%	$2,508,228	14.37%	$2,624,237	14.93%
Common equity Tier 1 risk- based capital	$1,072,903	13.38%	$2,083,170	16.75%	$2,293,904	18.38%	$2,410,837	19.28%	$2,526,846	20.17%
Common equity Tier 1 risk- based requirement	521,087	6.50%	808,438	6.50%	811,178	6.50%	812,796	6.50%	814,410	6.50%

Excess	$551,816	6.88%	$1,274,731	10.25%	$1,482,726	11.88%	$1,598,041	12.78%	$1,712,436	13.67%

Tier 1 risk-based capital	$1,072,903	13.38%	$2,083,170	16.75%	$2,293,904	18.38%	$2,410,837	19.28%	$2,526,846	20.17%
Tier 1 risk-based requirement	641,338	8.00%	995,001	8.00%	998,373	8.00%	1,000,364	8.00%	1,002,350	8.00%

Excess	$431,565	5.38%	$1,088,169	8.75%	$1,295,532	10.38%	$1,410,472	11.28%	$1,524,495	12.17%

Total risk-based capital	$1,145,785	14.29%	$2,156,052	17.34%	$2,366,787	18.97%	$2,483,719	19.86%	$2,599,728	20.75%
Total risk-based requirement	801,673	10.00%	1,243,751	10.00%	1,247,966	10.00%	1,250,455	10.00%	1,252,938	10.00%

Excess	$344,113	4.29%	$912,301	7.34%	$1,118,821	8.97%	$1,233,264	9.86%	$1,346,790	10.75%

Tier 1 leverage capital	$1,072,903	9.78%	$2,083,170	12.27%	$2,293,904	13.35%	$2,410,837	13.93%	$2,526,846	14.50%
Tier 1 leverage capital requirement	548,344	5.00%	848,577	5.00%	859,114	5.00%	865,337	5.00%	871,514	5.00%

Excess	$524,559	4.78%	$1,234,593	7.27%	$1,434,791	8.35%	$1,545,500	8.93%	$1,655,331	9.50%

(1)	Shown as a percent of assets under generally accepted accounting principles and total assets for leverage ratio and risk-based ratio requirements.

(2)	Reconciliation of capital adjustment for Columbia Bank:

(In thousands)	Adjusted Minimum	Minimum	Midpoint	Maximum
Gross offering proceeds	$1,423,750	$1,423,750	$1,675,000	$1,926,250
Less: fair value of offering shares issued to Northfield Bancorp stockholders(a)	(418,001)	—	—	—
Less: offering expenses	(39,779)	(36,311)	(38,623)	(43,070)

Net conversion proceeds	965,969	1,387,439	1,636,378	1,883,180
Equity adjustments
Infused into Columbia Bank (50% of net proceeds)	482,985	693,720	818,189	941,590
Less: ESOP adjustment at bank	(42,713)	(42,713)	(50,250)	(57,788)

Increase in GAAP capital	440,272	651,007	767,939	883,802

Increase in Tier 1 capital	$440,272	$651,007	$767,939	$883,802

Net increase in GAAP assets	$482,985	$693,720	$818,189	$941,590
Net increase in leverage assets	$482,985	$693,720	$818,189	$941,590
Net increase risk-based assets(b)	$96,597	$138,744	$163,638	$188,318
Total disallowed intangible assets	$174,114	$174,114	$174,114	$174,114

(a)	Assumes 41,800,140 shares of Columbia Financial, Inc. are issued as merger consideration at the adjusted minimum.
(b)	Assumes proceeds initial invested in assets with 20% risk weight.

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS GIVING EFFECT TO THE CONVERSION AND PROPOSED MERGER

The following pro forma unaudited condensed consolidated statements of financial condition and the pro forma unaudited condensed consolidated statements of income give effect to the proposed offering and the proposed merger, based on the assumptions set forth below. As a result, the pro forma data assumes the completion of the offering and the proposed merger. The condensed pro forma unaudited consolidated financial statements are based, in part, on the audited consolidated financial statements of Columbia Financial for the year ended December 31, 2025 and the unaudited consolidated financial statements of Columbia Financial for the three months ended March 31, 2026, and the audited consolidated financial statements of Northfield Bancorp for the year ended December 31, 2025 and the unaudited consolidated financial statements of Northfield Bancorp for the three months ended March 31, 2026, respectively. The pro forma unaudited condensed consolidated financial statements give effect to the offering at historical cost and the proposed merger using the purchase method of accounting as required by accounting principles generally accepted in the United States of America.

The pro forma adjustments in the tables assume the sale of 167,500,000 shares in the offering, which is the midpoint of the offering range, the issuance of 61,626,877 shares to Columbia Financial’s public stockholders, the issuance of 41,800,140 shares to Northfield Bancorp common stockholders in the merger, and that Northfield Bancorp stockholders will receive $179,143,450 in cash for their shares of Northfield Bancorp. For a more detailed discussion of how many shares will be issued in connection with the offering, see “The Conversion and Offering — Shares Outstanding at Completion of the Offering.”

Pro Forma Unaudited Condensed Consolidated Statement of Financial Condition

As of the Three Months Ended March 31, 2026 for Historical Data

(In thousands)	Columbia Historical Financial	Offering Adjustments(1)		Columbia Financial Pro Forma as Converted	Northfield Bancorp Historical	ESOP Adjustment(2)		Merger Adjustments(3)		Columbia Financial Pro Forma
	(Dollars in Thousands)
Assets
Cash and due from banks	$276,335	$1,545,089	(4)	$1,821,924	$11,620	$13,860	(10)	$(221,398	)(11)	$1,626,006
Interest-earning cash and short-term investments	112	—		112	227,987	—		—		228,099
Trading securities	—	—		—	13,831	—		—		13,831
Debt securities available for sale	1,198,870	—		1,198,870	1,378,502	—		—		2,577,372
Debt securities held to maturity	377,847	—		377,847	8,278	—		(275	)(12)	385,850
Equity securities at fair value	5,638	—		5,638	5,000	—		—		10,638
Federal Home Loan Bank stock, at cost	82,865	—		82,865	42,195	—		—		125,060
Loans receivable net	8,190,917	—		8,190,917	3,770,923	—		(191,716	)(13)	11,770,124
Accrued interest receivable	41,805	—		41,805	20,087	—		—		61,892
Office properties and equipment & ROU asset, net	82,583	—		82,583	43,971	—		—		126,554
Bank-owned life insurance	285,267	—		285,267	184,718	—		—		469,985
Goodwill	110,715	—		110,715	—	—		—	(14)	110,715
Core deposit intangible	6,471	—		6,471	—	—		76,400	(15)	82,871
Other assets	350,582	—		350,582	28,090	1,444	(10)	29,960	(16)	410,077

Total assets	$11,010,507	$1,545,089		$12,555,596	$5,735,202	$15,304		$(307,029)		$17,999,073

Liabilities
Deposits	$8,372,014	$—		$8,372,014	$4,088,617	$—		$(1,130	)(17)	$12,461,761
Borrowings	1,243,462	—	(5)	1,243,462	863,906	—		(5,757	)(18)	2,101,611
Advance payments by borrowers for taxes and insurance	47,909	—		47,909	25,630	—		—		73,539
Accrued interest and other liabilities	173,400	—		173,400	62,359	—		—		235,759

Total liabilities	9,836,785	—		9,836,785	5,040,512	—		(4,627)		14,872,670

Stockholders’ equity
Common stock	1,318	973	(6)	2,291	648	—		(230	)(19)	2,709
Additional paid in capital	807,981	1,159,171	(7)	1,967,152	593,135	7,686		(183,238	)(19)	2,384,735
Retained earnings	946,816	—		946,816	426,966	(3,905	)(10)	(433,471	)(20)	936,406
Accumulated other comprehensive loss	(77,913)	—		(77,913)	(6,571)	—		6,571	(19)	(77,913)
Treasury stock, at cost	(476,233)	476,233	(7)	—	(307,965)	—		307,965	(19)	—
Employee stock ownership plan	(27,375)	(50,250	)(8)	(77,625)	(11,523)	11,523	(10)	—		(77,625)
Stock held by Rabbi Trust	(3,517)	(41,038	)(9)	(44,555)	—	—		—		(44,555)
Deferred compensation obligation	2,645	—		2,645	—	—		—		2,645

Total equity	1,173,722	1,545,089		2,718,811	694,690	15,304		(302,403)		3,126,403

Total liabilities and equity	$11,010,507	$1,545,089		$12,555,596	$5,735,202	$15,304		$(307,030)		$17,999,073

(1)

Shows the effect of the second-step conversion of Columbia Financial, assuming gross proceeds of $1.675 billion at the midpoint of the valuation range, offering expenses of $38.6 million, extension of a second loan to the Columbia Bank Employee Stock Ownership Plan (the “Columbia Bank ESOP”) and establishment of a stock-based benefit plan that will acquire 3.0% and 2.45% of total shares sold in the offering, respectively. The Columbia Bank ESOP will purchase its shares in the offering and possibly in open market purchases. The stock-based benefit plan will purchase shares in the open market after receiving stockholder approval to adopt the plan. Open market purchases by the Columbia Bank ESOP stock-based benefit plan are assumed at $10.00 per share.

(2)	Impact of terminating the Northfield Bank ESOP at closing assuming an acquisition price of $14.25 in cash and stock merger consideration.
(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Northfield Bancorp for a price of $14.25 in cash and stock merger consideration.

(4)	Calculated as follows (in thousands):

Gross proceeds of offering	$1,675,000
Estimated expenses	(38,623)
Common stock acquired by ESOP	(50,250)
Common stock acquired by stock-based benefit plan	(41,038)

Pro forma adjustment	$1,545,089

(5)	The ESOP loan is funded internally with a loan from Columbia Financial, thus no borrowing liability is recorded on the consolidated balance sheet of Columbia Financial.
(6)	Par value $0.01 per share on shares issued by Columbia Financial, Inc. in the second step conversion offering (dollars in thousands).

Total shares issued in second-step conversion (including exchange shares issued to Columbia Financial public stockholders)	229,126,877
Par Value of $0.01 per share	$2,291
Less: Historical par value	(1,318)

Pro forma Adjustment	$973

(7)	Calculated as follows (in thousands):

Net cash proceeds of second-step conversion	$1,634,086
Less: Eliminate treasury stock balance	(476,233)
Plus: Historical par value	1,318

Pro forma adjustment	$1,159,171

(8)	Contra-equity account established to reflect the obligation to repay the loan to the ESOP.
(9)	Contra-equity account established to reflect stock-based benefit plan.
(10)	Reflects the termination of the Northfield Bancorp’s ESOP (in thousands).

Adjustment to assets
Cash received from termination of ESOP at closing	$13,860
Deferred tax asset recorded with the compensation expense of termination of the ESOP	1,444

Net impact to total assets	$15,304

Adjustments to stockholders’ equity
Compensation expense to record after-tax expense of ESOP termination	$(3,905)
Plus: Addition to paid-in capital	7,686
Plus: Elimination of ESOP contra-equity account	11,523

Net impact to stockholders’ equity	$15,304

(11)

Includes the cash consideration paid to stockholders of Northfield Bancorp, assuming 30% of the merger consideration is paid in cash, non-tax deductible transaction expenses and tax deductible transaction expenses (in thousands).

Cash merger consideration	$179,143
Columbia merger costs expenses (after tax)	35,904
Northfield Bancorp merger costs included in goodwill (after tax)	6,351

Total cash adjustment	$221,398

(12)	Reflects the fair value adjustments on held-to-maturity investments.
(13)

Reflects the reversal of the March 31, 2026 allowance for credit losses of Northfield Bancorp and a fair value adjustment applied to the acquired loans (in thousands). The fair value adjustment includes a credit component and a yield component. The credit component includes the estimated credit losses embedded in the acquired loans as of March 31, 2026. The yield component reflects the differences between market and portfolio yields as of March 31, 2026. The fair value adjustment attributable to the yield component will be accreted into income over the lives of the related loans.

Reversal of Northfield Bancorp allowances	$37,034
Fair value adjustment — yield component	(147,750)
Fair value adjustment — credit component	(81,000)

Pro forma adjustment	$(191,716)

(14)	Based on the transaction characteristics, Columbia Financial, Inc. will record a bargain purchase gain (no goodwill) calculated as follows (in thousands, except share and per share amounts):

	Adjustments to Net Assets Acquired	Estimate of Bargain Purchase Gain
Purchase price per share		$14.25
Number of Northfield shares acquired		41,904,902
Purchase price, net		$597,145
Acquired stockholders’ equity	$694,690
Plus: After tax impact of ESOP termination	15,304
Northfield merger costs (after-tax)	(6,351)
Taxable purchase accounting adjustments:
Fair value adjustment for held-to-maturity investments	(275)
Fair value adjustment for acquired loans (yield)	(147,750)
Fair value adjustment for acquired loans (credit)	(81,000)
Reverse allowance for credit losses	37,034
Core deposit intangible adjustment	76,400
Fair value adjustment for acquired CDs	(1,130)
Fair value adjustment for acquired borrowed funds	1,440
Fair value adjustment for acquired subordinated debt	4,317
Tax effect at the marginal tax rate at 27%	29,960

Less: fair value of net assets		622,639

Pro forma goodwill/(negative goodwill)		$(25,494)
Bargain purchase gain recorded to retained earnings on recognition of negative goodwill		$25,494

(15)

Core deposit intangible asset representing the economic value of the acquired Northfield Bancorp core deposit base, calculated as the present value benefit of funding operations with the acquired core deposit base versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense over the estimated life of the core deposit base.

(16)	Deferred tax entry consists of fair value adjustment at a 27% effective tax rate.
(17)

Fair value adjustment to reflect the difference between portfolio costs and market rates as of March 31, 2026 for time deposits acquired in the merger. Yield adjustment is estimated using present value analysis and the fair value adjustment is amortized into expense over the lives of the related time deposits.

(18)

Fair value adjustment to reflect the difference between portfolio costs and market rates as of March 31, 2026 for borrowed funds acquired in the merger (in thousands). Yield adjustment is estimated using present value analysis and the fair value adjustment is amortized into expense over the lives of the related time deposits.

Record fair value adjustment on borrowed funds	$1,440
Record fair value adjustment on subordinated debt	4,317

Net adjustment to borrowed funds	$5,757

(19)	Adjustment to eliminate the historical Northfield Bancorp capital account entries and additional paid in capital from stock issued as merger consideration (in thousands).

Adjustment to common stock
Eliminate Northfield Bancorp’s historical paid in capital	$(648)
Paid in capital on shares issued as merger consideration	418

Net adjustment to common stock		$(230)
Adjustment to paid in capital
Eliminate Northfield Bancorp’s historical common stock	$(593,135)
Plus: Value of stock issued as merger consideration to Northfield Bancorp(a)	418,001
Less: Paid in capital from termination of Northfield Bank ESOP	(7,686)
Less: Amounts ascribed to paid in capital (see adjustment above)	(418)

Net adjustment to paid in capital		$(183,238)
Adjustment to eliminate Northfield Bancorp’s accumulated other comprehensive loss		$6,571
Adjustment to eliminate Northfield Bancorp’s Treasury stock, at cost		$307,965

(a)	Assumes 70% of the merger consideration is paid in shares of Columbia Financial, Inc.

(20)	Adjustments to retained earnings as follows (in thousands):

Eliminate historical Northfield Bancorp retained earnings	$(426,966)
Eliminate retained earnings from Northfield Bank ESOP termination	3,905
Record bargain purchase gain realized by Columbia Financial	25,494
Record Columbia Financial after tax merger costs	(35,904)

Net adjustment to retained earnings	$(433,471)

Pro Forma Unaudited Condensed Consolidated Statement of Financial Condition

As of the Year Ended December 31, 2025 for Historical Data

(In thousands)	Columbia Historical Financial	Offering Adjustments(1)		Columbia Financial Pro Forma as Converted	Northfield Bancorp Historical	ESOP Adjustment(2)		Merger Adjustments(3)		Columbia Financial Pro Forma
	(Dollars in Thousands)
Assets
Cash and due from banks	$340,695	$1,545,089	(4)	$1,885,784	$12,051	$13,860	(10)	$(221,398	)(11)	$1,690,297
Interest-earning cash and short-term investments	111	—		111	151,900	—		—		152,011
Trading securities	—	—		—	15,215	—		—		15,215
Debt securities available for sale	1,122,017	—		1,122,017	1,412,419	—		—		2,534,436
Debt securities held to maturity	396,233	—		396,233	8,339	—		(348	)(12)	404,257
Equity securities at fair value	6,802	—		6,802	5,000	—		—		11,802
Federal Home Loan Bank stock, at cost	64,604	—		64,604	46,568	—		—		111,172
Loans receivable net	8,224,809	—		8,224,809	3,818,629	—		(180,110	)(13)	11,863,328
Accrued interest receivable	41,490	—		41,490	20,118	—		—		61,608
Office properties and equipment & ROU asset, net	82,985	—		82,985	45,727	—		—		128,712
Bank-owned life insurance	283,094	—		283,094	182,828	—		—		465,922
Goodwill	110,715	—		110,715	—	—		—	(14)	110,715
Core deposit intangible	6,946	—		6,946	—	—		73,265	(15)	80,211
Other assets	338,292	—		338,292	35,216	1,444	(10)	28,615	(16)	403,567

Total assets	$11,018,793	$1,545,089		$12,563,882	$5,754,010	$15,304		$(299,977)		$18,033,220

Liabilities
Deposits	$8,444,079	$—		$8,444,079	$4,015,809	$—		$(1,362	)(17)	$12,458,526
Borrowings	1,183,472	—	(5)	1,183,472	961,881	—		151	(18)	2,145,504
Advance payments by borrowers for taxes and insurance	45,792	—		45,792	20,276	—		—		66,068
Accrued interest and other liabilities	184,722	—		184,722	65,985	—		—		250,707

Total liabilities	9,858,065	—		9,858,065	5,063,951	—		(1,211)		14,920,805

Stockholders’ equity
Common stock	1,316	975	(6)	2,291	648	—		(230	)(19)	2,709
Additional paid in capital	806,581	1,159,269	(7)	1,965,850	592,473	7,481		(182,371	)(19)	2,383,433
Retained earnings	933,717	—		933,717	420,405	(3,905	)(10)	(427,904	)(20)	922,313
Accumulated other comprehensive loss	(75,972)	—		(75,972)	(4,220)	—		4,220	(19)	(75,972)
Treasury stock, at cost	(476,133)	476,133	(7)	—	(307,519)	—		307,519	(19)	—
Employee stock ownership plan	(27,935)	(50,250	)(8)	(78,185)	(11,728)	11,728	(10)	—		(78,185)
Stock held by Rabbi Trust	(3,479)	(41,038	)(9)	(44,517)	—	—		—		(44,517)
Deferred compensation obligation	2,633	—		2,633	—	—		—		2,633

Total equity	1,160,728	1,545,089		2,705,817	690,059	15,304		(298,766)		3,112,415

Total liabilities and equity	$11,018,793	$1,545,089		$12,563,882	$5,754,010	$15,304		$(299,977)		$18,033,220

(1)

Shows the effect of the second-step conversion of Columbia Financial, assuming gross proceeds of $1.675 billion at the midpoint of the valuation range, offering expenses of $38.6 million, extension of a second loan to the Columbia Bank Employee Stock Ownership Plan (the “Columbia Bank ESOP”) and establishment of a stock-based benefit plan that will acquire 3.0% and 2.45% of total shares sold in the offering, respectively. The Columbia Bank ESOP will purchase its shares in the offering and possibly in open market purchases. The stock-based benefit plan will purchase shares in the open market after receiving stockholder approval to adopt the plan. Open market purchases by the Columbia Bank ESOP stock-based benefit plan are assumed at $10.00 per share.

(2)	Impact of terminating the Northfield Bank ESOP at closing assuming an acquisition price of $14.25 in cash and stock merger consideration.
(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Northfield Bancorp for a price of $14.25 in cash and stock merger consideration.

(4)	Calculated as follows (in thousands):

Gross proceeds of offering	$1,675,000
Estimated expenses	(38,623)
Common stock acquired by ESOP	(50,250)
Common stock acquired by stock-based benefit plan	(41,038)

Pro forma adjustment	$1,545,089

(5)	The ESOP loan is funded internally with a loan from Columbia Financial, thus no borrowing liability is recorded on the consolidated balance sheet of Columbia Financial.
(6)	Par value $0.01 per share on shares issued by Columbia Financial, Inc. in the second step conversion offering (dollars in thousands).

Total shares issued in second-step conversion (including exchange shares issued to Columbia Financial public stockholders)	229,126,877
Par Value of $0.01 per share	$2,291
Less: Historical par value	(1,316)

Pro forma Adjustment	$975

(7)	Calculated as follows (in thousands):

Net cash proceeds of second-step conversion	$1,634,086
Less: Eliminate treasury stock balance	(476,133)
Plus: Historical par value	1,316

Pro forma adjustment	$1,159,269

(8)	Contra-equity account established to reflect the obligation to repay the loan to the ESOP.
(9)	Contra-equity account established to reflect stock-based benefit plan.
(10)	Reflects the termination of the Northfield Bank’s ESOP (in thousands).

Adjustment to assets
Cash received from termination of ESOP at closing	$13,860
Deferred tax asset recorded with the compensation expense of termination of the ESOP	1,444

Net impact to total assets	$15,304

Adjustments to stockholders’ equity
Compensation expense to record after-tax expense of ESOP termination	$(3,905)
Plus: Addition to paid-in capital	7,481
Plus: Elimination of ESOP contra-equity account	11,728

Net impact to stockholders’ equity	$15,304

(11)

Includes the cash consideration paid to stockholders of Northfield Bancorp, assuming 30% of the merger consideration is paid in cash, non-tax deductible transaction expenses and tax deductible transaction expenses (in thousands).

Cash merger consideration	$179,143
Columbia merger costs expenses (after tax)	35,904
Northfield Bancorp merger costs included in goodwill (after tax)	6,351

Total cash adjustment	$221,398

(12)	Reflects the fair value adjustments on held-to-maturity investments.
(13)

Reflects the reversal of the December 31, 2025 allowance for credit losses of Northfield Bancorp and a fair value adjustment applied to the acquired loans (in thousands). The fair value adjustment includes a credit component and a yield component. The credit component includes the estimated credit losses embedded in the acquired loans as of December 31, 2025. The yield component reflects the differences between market and portfolio yields as of December 31, 2025. The fair value adjustment attributable to the yield component will be accreted into income over the lives of the related loans.

Reversal of Northfield Bancorp allowances	$38,144
Fair value adjustment — yield component	(137,254)
Fair value adjustment — credit component	(81,000)

Pro forma adjustment	$(180,110)

(14)	Based on the transaction characteristics, Columbia Financial, Inc. will record a bargain purchase gain (no goodwill) calculated as follows (in thousands, except share amounts):

	Adjustments to Net Assets Acquired	Estimate of Bargain Purchase Gain
Purchase price per share		$14.25
Number of Northfield shares acquired		41,904,902
Purchase price, net		$597,145
Acquired stockholders’ equity	$690,059
Plus: After tax impact of ESOP termination	15,304
Northfield merger costs (after-tax)	(6,351)
Taxable purchase accounting adjustments:
Fair value adjustment for held-to-maturity investments	(348)
Fair value adjustment for acquired loans (yield)	(137,254)
Fair value adjustment for acquired loans (credit)	(81,000)
Reverse allowance for credit losses	38,144
Core deposit intangible adjustment	73,265
Fair value adjustment for acquired CDs	1,362
Fair value adjustment for acquired borrowed funds	379
Fair value adjustment for acquired subordinated debt	(228)
Tax effect at the marginal tax rate at 27%	28,615

Less: fair value of net assets		621,645

Pro forma goodwill/(negative goodwill)		$(24,500)
Bargain purchase gain recorded to retained earnings on recognition of negative goodwill		$24,500

(15)

Core deposit intangible asset representing the economic value of the acquired Northfield Bancorp core deposit base, calculated as the present value benefit of funding operations with the acquired core deposit base versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense over the estimated life of the core deposit base.

(16)	Deferred tax entry consists of fair value adjustment at a 27% effective tax rate.
(17)

Fair value adjustment to reflect the difference between portfolio costs and market rates as of December 31, 2025 for time deposits acquired in the merger. Yield adjustment is estimated using present value analysis and the fair value adjustment is amortized into expense over the lives of the related time deposits.

(18)

Fair value adjustment to reflect the difference between portfolio costs and market rates as of December 31, 2025 for borrowed funds acquired in the merger (in thousands). Yield adjustment is estimated using present value analysis and the fair value adjustment is amortized into expense over the lives of the related time deposits.

Record fair value adjustment on borrowed funds	$379
Record fair value adjustment on subordinated debt	(228)

Net adjustment to borrowed funds	$151

(19)	Adjustment to eliminate the historical Northfield Bancorp capital account entries and additional paid in capital from stock issued as merger consideration (in thousands).

Adjustment to common stock
Eliminate Northfield Bancorp’s historical paid in capital	$(648)
Paid in capital on shares issued as merger consideration	418

Net adjustment to common stock		$(230)
Adjustment to paid in capital
Eliminate Northfield Bancorp’s historical common stock	$(592,473)
Plus: Value of stock issued as merger consideration to Northfield Bancorp(a)	418,001
Less: Paid in capital from termination of Northfield Bank ESOP	(7,481)
Less: Amounts ascribed to paid in capital (see adjustment above)	(418)

Net adjustment to paid in capital		$(182,371)
Adjustment to eliminate Northfield Bancorp’s accumulated other comprehensive loss		$4,220
Adjustment to eliminate Northfield Bancorp’s Treasury stock, at cost		$307,519

(a)	Assumes 70% of the merger consideration is paid in shares of Columbia Financial, Inc.

(20)	Adjustments to retained earnings as follows (in thousands):

Eliminate historical Northfield Bancorp retained earnings	$(420,405)
Eliminate retained earnings from Northfield Bank ESOP termination	3,905
Record bargain purchase gain realized by Columbia Financial	24,500
Record Columbia Financial after tax merger costs	(35,904)

Net adjustment to retained earnings	$(427,904)

Pro Forma Unaudited Condensed Consolidated Statement of Income

For the Three Months Ended March 31, 2026 for Historical Data

	Columbia Historical Financial	Offering Adjustments(1)		Columbia Financial Pro Forma as Converted	Northfield Bancorp Historical	Merger Adjustments(3)		Columbia Financial Pro Forma
	(Dollars in thousands, except per share data)
Interest and dividend income	$118,871	$—		$118,871	$62,908	$9,720	(4)	$191,499
Interest expense	(58,840)	—		(58,840)	(25,945)	(805	)(5)	(85,230)

Net interest income	60,391	—		60,391	36,963	8,915		106,269
Provision for loan losses	(956)	—		(956)	(247)	—		(1,203)

Net interest income after provision for loan losses	59,435	—		59,435	36,716	8,915		105,066
Noninterest income	6,747	—		6,747	3,412	(236	)(6)	9,923
Noninterest expense	(47,487)	(503	)(2)	(47,990)	(23,259)	(3,179	)(7)	(74,428)

Income before income taxes	18,695	(503)		18,193	16,869	5,500		40,561
Income tax expense	(5,596)	136		(5,460)	(5,026)	(1,485)		(11,971)

Net income	$13,099	$(367)		$12,733	$11,843	$4,015		$28,590

Basic shares outstanding	101,810,752	—		219,365,242		—		261,165,382
Diluted shares outstanding	101,810,752	—		219,365,242		—		261,165,382
Basic EPS	$0.13	$—		$0.06		$—		$0.11
Diluted EPS	$0.13	$—		$0.06		$—		$0.11

(1)

Shows the effect of the second-step conversion of Columbia Financial, assuming gross proceeds of $1.675 billion, at the midpoint of the offering range, offering expenses of $38.6 million, and extension of a second loan to the Columbia Bank ESOP, which will acquire 3.0% of the offering. The Columbia Bank ESOP will purchase shares in the offering and in open market purchases. The loan taken out by the Columbia Bank ESOP will be amortized over 25 years on a straight-line basis. The ESOP expense shown reflects the estimated amortization expense on a pretax basis for the period shown. Columbia Financial, Inc. also intends to adopt a stock-based benefit plan that will purchase 2.45% of the offering. The stock-based benefit plan will purchase shares in the open market after receiving stockholder approval. Open market purchases are assumed at $10.00 per share. Columbia Financial, Inc. also intends to adopt a stock option plan that will include 6.20% of the offering plus foundation shares issued in the transaction Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $3.22 per option. The option value is assumed to be expensed over the seven-year vesting period for the options and 25% of the option expense is assumed to be deductible for income tax purposes. The stock option plan is subject to stockholder approval. Adjustments to record estimated stock-based benefit plan expense, stock option plan expense, and interest income to be earned on net proceeds of the offering will be recorded as incurred. Since these estimates are speculative, they are not reflected in the calculations of pro forma income. The estimated interest income, assuming net cash proceeds of $1.545 billion from the offering are invested at an average pre-tax yield of 3.92% for the three months ended March 31, 2026 would be approximately $15.1 million on a pre-tax basis. The yield utilized approximates the yield on a five-year U.S. Treasury security as of March 31, 2026. The estimated expense for the stock-based benefit plan assuming gross proceeds of $1.675 billion is $1.5 million pretax for the three months ended March 31, 2026. The estimated expense for the stock option plan assuming gross proceeds of $1.675 billion is $1.2 million pre-tax for the three months ended March 31, 2026. The ESOP loan is amortized over 25 years on a straight-line basis assumed marginal rate of 27.0%. No expenses are included for merger-related charges, all of which are one-time expenses.

(2)

ESOP loan with a balance of $50.25 million and an amortization period of 25 years, straight line. ESOP loan is assumed to be funded internally, so no interest expense is recorded on the consolidated income statement for Columbia Financial. ESOP expense thus reflects only the amortization of principal for the period shown.

(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Northfield Bancorp for a price of $14.25 in cash and stock.
(4)

Adjustment to interest income is the accretion of the fair value adjustment on the Northfield Bancorp loans and investments resulting from acquisition accounting. Interest income to be foregone as a result of funding the cash portion of the merger consideration and expenses of the acquisition will be recorded as incurred. Because they are non-recurring, these expenses are not reflected in the pro forma income statements. The estimated reduction in interest income assuming funding requirements of $207.5 million for the merger and related expenses, assuming such cash costs were funded with investments yielding 3.92% for the three months ended March 31, 2026 would be approximately $2.0 million. The interest cost approximates the yield on the five-year U.S. Treasury security as of March 31, 2026.

(5)	Adjustment to interest expense is the amortization of the fair value adjustment on deposits and borrowed funds.

(6)	Reduction of fee income as Northfield Bancorp historical fee income is limited by the Durbin Amendment limitations on fee income.
(7)

Adjustment to non-interest expense is the amortization of the core deposit intangible over 10 years using the sum of the years’ digits amortization method net of a $0.294 million pre-tax reduction in Northfield Bank ESOP expense resulting from the termination of the Northfield Bank ESOP for the three months ended March 31, 2026.

Pro Forma Unaudited Condensed Consolidated Statement of Income

For the Year Ended December 31, 2025 for Historical Data

	Columbia Historical Financial	Offering Adjustments(1)		Columbia Financial Pro Forma as Converted	Northfield Bancorp Historical(3)	Merger Adjustments(4)		Columbia Financial Pro Forma
	(Dollars in thousands, except per share data)
Interest and dividend income	$470,951	$—		$470,951	$249,096	$35,533	(5)	$755,580
Interest expense	(249,317)	—		(249,317)	(111,730)	(417	)(6)	(361,464)

Net interest income	221,634	—		221,634	137,366	35,116		394,116
Provision for loan losses	(9,822)	—		(9,822)	(7,402)	—		(17,224)

Net interest income after provision for loan losses	211,812	—		211,812	129,964	35,116		376,892
Noninterest income	37,069	—		37,069	16,950	(942	)(7)	53,077
Noninterest expense	(180,892)	(2,010	)(2)	(182,902)	(129,863)	(12,147	)(8)	(324,912)

Income before income taxes	67,989	2,010		65,979	17,051	22,027		105,057
Income tax expense	(16,223)	543		(15,680)	(16,255)	(6,052	)(9)	(37,987)

Net income	$51,766	$(1,467)		$50,299	$796	$15,975		$67,070

Basic shares outstanding	101,810,752	—		224,339,992		—		261,316,132
Diluted shares outstanding	101,810,752	—		224,339,992		—		261,316,132
Basic EPS(9)	$0.51	$—		$0.22	$0.02	$—		$0.26
Diluted EPS(9)	$0.51	$—		$0.22	$0.02	$—		$0.26

(1)

Shows the effect of the second-step conversion of Columbia Financial, assuming gross proceeds of $1.675 billion, at the midpoint of the offering range, offering expenses of $38.6 million, and extension of a second loan to the Columbia Bank ESOP, which will acquire 3.0% of the offering. The Columbia Bank ESOP will purchase shares in the offering and in open market purchases. The loan taken out by the Columbia Bank ESOP will be amortized over 25 years on a straight-line basis. The ESOP expense shown reflects the estimated amortization expense on a pretax basis for the period shown. Columbia Financial, Inc. also intends to adopt a stock-based benefit plan that will purchase 2.45% of the offering. The stock-based benefit plan will purchase shares in the open market after receiving stockholder approval. Open market purchases are assumed at $10.00 per share. Columbia Financial, Inc. also intends to adopt a stock option plan that will include 6.20% of the offering plus foundation shares issued in the transaction Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $3.20 per option. The option value is assumed to be expensed over the seven-year vesting period for the options and 25% of the option expense is assumed to be deductible for income tax purposes. The stock option plan is subject to stockholder approval. Adjustments to record estimated stock-based benefit plan expense, stock option plan expense, and interest income to be earned on net proceeds of the offering will be recorded as incurred. Since these estimates are speculative, they are not reflected in the calculations of pro forma income. The estimated interest income, assuming net cash proceeds of $1.545 billion from the offering are invested at an average pre-tax yield of 3.73% for the year ended December 31, 2025 would be approximately $57.6 million on a pre-tax basis. The yield utilized approximates the yield on a five-year U.S. Treasury security as of December 31, 2025. The estimated expense for the stock-based benefit plan assuming gross proceeds of $1.675 billion is $5.9 million pretax for the year ended December 31, 2025. The estimated expense for the stock option plan assuming gross proceeds of $1.675 billion is $5.1 million pre-tax for the year ended December 31, 2025. The ESOP loan is amortized over 25 years on a straight-line basis assumed marginal rate of 27.0%. No expenses are included for merger-related charges, all of which are one-time expenses.

(2)

ESOP loan with a balance of $50.25 million and an amortization period of 25 years, straight line. ESOP loan is assumed to be funded internally, so no interest expense is recorded on the consolidated income statement for Columbia Financial. ESOP expense thus reflects only the amortization of principal for the period shown.

(3)	Northfield Bancorp’s historical earnings includes a non-cash goodwill impairment charge of $41.0 million.
(4)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Northfield Bancorp for a price of $14.25 in cash and stock.
(5)

Adjustment to interest income is the accretion of the fair value adjustment on the Northfield Bancorp loans and investments resulting from acquisition accounting. Interest income to be foregone as a result of funding the cash portion of the merger consideration and expenses of the acquisition will be recorded as incurred. Because they are non-recurring, these expenses are not reflected in the pro forma income statements. The estimated reduction in interest income assuming funding requirements of $207.5 million for the merger and related expenses, assuming such cash costs were funded with investments yielding 3.73% for the year ended December 31, 2025 would be approximately $7.7 million. The interest cost approximates the yield on the five-year U.S. Treasury security as of December 31, 2025.

(6)	Adjustment to interest expense is the amortization of the fair value adjustment on deposits and borrowed funds.

(7)	Reduction of fee income as Northfield Bancorp historical fee income is limited by the Durbin Amendment limitations on fee income.
(8)

Adjustment to non-interest expense is the amortization of the core deposit intangible over 10 years using the sum of the years’ digits amortization method net of a $1.174 million annual pre-tax reduction in Northfield Bank ESOP expense resulting from the termination of the Northfield Bank ESOP.

(9)

Assumes a marginal tax rate of 27.0% on pre-tax income. The adjustment also includes the estimated impact of the loss of a portion of the real estate investment trust tax benefit realized by Northfield Bancorp on a historical basis owing to the increase in total assets in excess of $8 billion estimated to equal $0.144 million annually on a pre-tax basis.

CAPITALIZATION

The following table presents the historical capitalization of Columbia Financial and Northfield Bancorp at March 31, 2026 and the capitalization of Columbia Financial, Inc. after giving effect to the receipt of the offering proceeds and the proposed merger (referred to as “pro forma” information). The table depicts adjustments to capitalization resulting first from the offering and then from the proposed merger only at the minimum of the offering range and then depicts Columbia Financial, Inc.’s capitalization following the offering and the proposed merger at the adjusted minimum, minimum, midpoint and maximum of the offering range. The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and the Proposed Merger.”

							Pro Forma Capitalization Based Upon the Sale of
(Dollars in thousands)	Columbia Financial, Inc.	Offering Adjustments: 142,375,000 at Minimum of Offering Range	Columbia Financial, Inc. Post-offering	Northfield Bancorp	ESOP Adjustment	Merger Adjustments	Adjusted Minimum 142,375,000 Shares at $10.00 per share	Minimum 142,375,000 Shares at $10.00 per share	Midpoint 167,500,000 Shares at $10.00 per share	Maximum 192,625,000 Shares at $10.00 per Share
Deposits(1)	$8,372,014	$—	$8,372,014	$4,088,617	$—	$1,130	$12,461,761	$12,461,761	$12,461,761	$12,461,761
Borrowings	1,243,462	—	1,243,462	863,906	—	(5,757)	2,101,611	2,101,611	2,101,611	2,101,611

Total deposits and borrowed funds	$9,615,476	$—	$9,615,476	$4,952,523	$—	$(4,627)	$14,563,372	$14,563,372	$14,563,372	$14,563,372

Stockholders’ equity:
Preferred stock	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Common stock(2)	1,318	630	1,948	648	—	(648)	1,948	2,366	2,709	3,065
Additional paid-in capital	807,981	489,107	1,297,088	592,473	7,481	(181,953)	1,715,089	2,136,140	2,384,735	2,642,916
Retained earnings	946,816	—	946,816	425,036	(3,905)	(431,541)	936,406	936,406	936,406	919,790
Accumulated other comprehensive income (loss)	(77,913)	—	(77,913)	(4,220)	—	4,220	(77,913)	(77,913)	(77,913)	(77,913)
Less: treasury stock	(476,233)	476,233	—	(307,519)	—	307,519	—	—	—	—
Less: common stock owned by employee stock ownership plan	(27,375)	—	(27,375)	(11,728)	11,728	—	(27,375)	(27,375)	(27,375)	(27,375)
Less: common stock acquired by employee stock ownership plan(3)	—	(42,713)	(42,713)	—	—	—	(42,713)	(42,713)	(50,250)	(57,788)
Less: common stock held by Rabbi Trust	(3,517)	—	(3,517)	—	—	—	(3,517)	(3,517)	(3,517)	(3,517)
Less: common stock acquired by restricted stock-based benefit plan(4)	—	(34,882)	(34,882)	—	—	—	(34,882)	(34,882)	(41,038)	(47,193)
Less: deferred compensation obligation	2,645	—	2,645	—	—	—	2,645	2,645	2,645	2,645

Total stockholders’ equity	$1,173,722	$888,375	$2,062,097	$694,690	$15,304	$(302,403)	$2,469,688	$2,891,158	$3,126,403	$3,354,630

Proforma shares outstanding:
Shares offered for sale in the second step conversion	—	100,574,860	100,574,860	—	—	—	100,574,860	142,375,000	167,500,000	192,625,000
Exchange shares issued to Columbia Financial stockholders	—	52,382,845	52,382,845	—	—	—	52,382,845	52,382,845	61,626,877	70,870,908
Shares issued to stockholders of Northfield Bancorp in the offering(5)	—	41,800,140	41,800,140	—	—	—	41,800,140	—	—	—
Shares issued to stockholders of Northfield Bancorp	—	—	—	—	—	—	—	41,800,140	41,800,140	42,973,477

							Pro Forma Capitalization Based Upon the Sale of
(Dollars in thousands)	Columbia Financial, Inc.	Offering Adjustments: 142,375,000 at Minimum of Offering Range	Columbia Financial, Inc. Post-offering	Northfield Bancorp	ESOP Adjustment	Merger Adjustments	Adjusted Minimum 142,375,000 Shares at $10.00 per share	Minimum 142,375,000 Shares at $10.00 per share	Midpoint 167,500,000 Shares at $10.00 per share	Maximum 192,625,000 Shares at $10.00 per Share
Total shares outstanding	—	194,757,845	194,757,845	—	—	—	194,757,845	236,557,985	270,927,017	306,469,385
Total stockholders’ equity as a percentage of pro forma total assets	10.66%	—	17.33%	12.11%	—	—	14.24%	16.28%	17.37%	18.41%
Tangible stockholders’ equity as a percentage of pro forma tangible assets	9.70%	—	16.51%	12.11%	—	—	13.27%	15.35%	16.47%	17.53%

(1)	Does not reflect withdrawals from deposit accounts Columbia Bank to purchase common stock in the offering. These withdrawals will reduce pro forma deposits by the amounts of the withdrawals.
(2)

No effect has been given to the issuance of additional shares of common stock pursuant to the exercise of options under a stock-based benefit plan. If the plan is implemented within the first year after the closing of the offering, an amount up to 6.20% of the shares of common stock of Columbia Financial, Inc. offered in the offering will be reserved for issuance upon the exercise of options under the plans.

(3)

Assumes that 3.0% of the shares of common stock of Columbia Financial, Inc. offered in the offering will be acquired by the Columbia Bank ESOP financed by a loan from Columbia Financial, Inc. The loan will be repaid principally from Columbia Bank’s contributions to the employee stock ownership plan. Since Columbia Financial, Inc. will finance the ESOP debt, this debt will be eliminated through consolidation and no liability will be reflected on Columbia Financial, Inc.’s consolidated balance sheet. Accordingly, the number of shares of common stock acquired by the Columbia Bank ESOP is shown in this table as a reduction of total stockholders’ equity.

(4)

Assumes a number of shares of common stock equal to 2.45% of the shares of common stock of Columbia Financial, Inc. offered in the offering and at the completion of the offering will be purchased for grant by a stock-based benefit plan. The funds to be used by such plan to purchase shares will be provided by Columbia Financial, Inc. The dollar amount of common stock to be purchased is based on the $10.00 per share offering price and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the offering price. Columbia Financial, Inc. will accrue compensation expense to reflect the vesting of shares granted pursuant to such stock-based benefit plan and will credit capital in an amount equal to the charge to operations. Implementation of such plan will require stockholder approval.

(5)	Assumes 41,800,140 shares of Columbia Financial, Inc. are issued as merger consideration at the adjusted minimum.

PRO FORMA DATA

The following table illustrates the pro forma impact of the conversion and offering on our net income and stockholders’ equity based on the sale of common stock at the adjusted minimum, minimum, the midpoint and the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions, although actual expenses may vary from these estimates:

•

The pro forma data incorporates the following assumptions as to the sale of stock in the subscription, community and firm commitment underwritten offerings as a percentage of the total stock sold in the offerings.

	Shares Sold in the Offering
Shares Sold	Adjusted Minimum	Minimum	Midpoint	Maximum
Shares sold to insiders and benefit plans(1)	3.18%	3.18%	3.15%	3.13%
Subscription offering(2)	37.47%	61.82%	61.85%	61.87%
Community offering(3)	29.36%	5.00%	5.00%	5.00%
Firm commitment underwritten offering	30.00%	30.00%	30.00%	30.00%

Total common shares issued in the offering(3)	100.00%	100.00%	100.00%	100.00%

(1)	Includes shares sold to the employee stock ownership plan, tax-qualified or stock-based compensation plans or to our officers, directors and employees or members of their immediate families.
(2)	Excludes shares sold to insiders and benefit plans as described in footnote (1).
(3)	Includes 41,800,140 merger shares issued to Northfield Bancorp stockholders at the adjusted minimum of the offering range.

•

Our employee stock ownership plan will purchase a number of shares equal to 3.0% of the shares sold in the offering with a loan from Columbia Financial, Inc. that will be repaid in equal installments over 25 years.

•

We will pay Keefe, Bruyette & Woods, Inc. a success fee equal to 1.0% of the aggregate amount of common stock sold in the subscription offering, except that no fee will be paid with respect to shares purchased by our employee stock ownership plan, tax-qualified or stock based compensation plans or similar and by our officers, directors and employees or members of their immediate families and we will pay a fee equal to 2.0% of the aggregate purchase price of common stock sold in the community offering, including any merger shares issued in connection with the adjusted minimum.

•

We will pay Keefe, Bruyette & Woods, Inc. and others participating in the syndicate of registered broker dealers who sell stock in a firm commitment underwritten offering a fee as a percentage of the gross proceeds of stock sold in the firm commitment underwritten offering equal to 5.0% if the transaction proceeds are less than $300 million, 4.0% if the transaction proceeds are between $300 million and $500 million, 3.5% if the transaction proceeds are between $500 million and $700 million, and 3.15% if the transaction proceeds are in excess of $700 million.

•	Total expenses of the offering, excluding selling agent commissions and expenses, will be approximately $8.45 million.

The pro forma financial data has been calculated based on shares outstanding for Columbia Financial and Northfield Bancorp as of December 31, 2025, for both the year ended December 31, 2025 and the three months ended March 31, 2026.

At the completion of the conversion, each publicly held share of Columbia Financial common stock will be converted automatically into the right to receive a number of shares of Columbia Financial, Inc. common stock. The number of shares of common stock will be determined pursuant to the exchange ratio, which will be determined by the number of shares outstanding at the date of completion of the conversion.

We calculated pro forma consolidated net income for the year ended December 31, 2025 as if the estimated net investable proceeds had been invested at an assumed interest rate of 3.73% (2.72% on an after-tax basis using an assumed tax rate of 27%). We calculated pro forma consolidated net income for the three months ended March 31, 2026 as if the estimated net investable proceeds had been invested at an assumed interest rate of 3.92% (2.86% on an after-tax basis using an assumed tax rate of 27%). The respective yield assumptions represent the yield on the five-year United States Treasury Note at December 31, 2025 and March 31, 2026, respectively, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by federal banking regulators.

We calculated historical and pro forma per share amounts by dividing historical and pro forma consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We computed per share amounts as if the shares of common stock were outstanding at the beginning of the period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma table gives effect to the implementation of a new stock-based benefit plan. We have assumed that the stock-based benefit plan will acquire for restricted stock awards a number of shares of common stock equal to 2.45% of the shares of common stock sold in the offering at the same price for which they were sold in the offering. We have assumed that awards of common stock granted under such plan will vest ratably over a seven-year period.

We also have assumed that options will be granted under stock-based benefit plan to acquire shares of common stock equal to 6.20% of the shares of common stock sold in the offering. In preparing the table below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over seven years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.20 for each option.

As discussed under “How We Intend to Use the Proceeds of the Offering,” we intend to contribute 50% of the net offering proceeds to Columbia Bank, and we will retain the remainder of the net proceeds from the offering. We will use a portion of the proceeds we retain to fund a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts to purchase shares of common stock in the offering;

•	our results of operations after the offering; or

•	changes in the market price of the shares of common stock after the offering.

The following pro forma information may not be representative of the financial effects of the offering at the date on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation accounts to be established in the conversion or, in the unlikely event of a liquidation of Columbia Bank, to the tax effect of the recapture of the bad debt reserve. See “The Conversion and Offering — Liquidation Rights.”

	At or for the Three Months Ended March 31, 2026 Based upon the Sale at $10.00 Per Share of
(Dollars in thousands)	Adjusted Minimum 142,375,000 Shares	Minimum 142,375,000 Shares	Midpoint 167,500,000 Shares	Maximum 192,625,000 Shares
Gross proceeds of offering	$1,423,750	$1,423,750	$1,675,000	$1,926,250
Plus: market value of shares issued in the exchange	523,828	523,828	616,269	708,709
Plus: fair value of shares issued in merger	418,001	418,001	418,001	429,735
Less: fair value of offering shares issued to Northfield Bancorp stockholders	(418,001)	—	—	—

Pro forma value including merger shares	$1,947,578	$2,365,580	$2,709,270	$3,064,694

Gross proceeds of offering	$1,423,750	$1,423,750	$1,675,000	$1,926,250
Less: estimated expenses	(39,779)	(36,311)	(38,623)	(43,070)
Less: fair value of offering shares issued to Northfield Bancorp stockholders	(418,001)	—	—	—

Estimated net proceeds	965,970	1,387,439	1,636,377	1,883,180
Less: common stock acquired by employee stock ownership plan(1)	(42,712)	(42,712)	(50,250)	(57,788)
Less: common stock to be acquired by stock-based benefit plan(2)	(34,882)	(34,882)	(41,038)	(47,193)

Net investable proceeds from offering	$888,376	$1,309,845	$1,545,089	$1,778,199

	At or for the Three Months Ended March 31, 2026 Based upon the Sale at $10.00 Per Share of
(Dollars in thousands, except per share data)	Adjusted Minimum 142,375,000 Shares	Minimum 142,375,000 Shares	Midpoint 167,500,000 Shares	Maximum 192,625,000 Shares
Funds required to effect the merger	$(207,538)	$(207,538)	$(207,538)	$(212,567)
Consolidated pro forma net income
Pro forma net income
Historical Columbia Financial	$13,099	$13,099	$13,099	$13,099
Pro forma income on net investable proceeds	6,356	9,371	11,054	12,721
Pro forma impact of funding the merger	(1,485)	(1,485)	(1,485)	(1,521)
Pro forma employee stock ownership plan adjustments(1)	(312)	(312)	(367)	(422)
Pro forma restricted stock award expense(2)	(909)	(909)	(1,070)	(1,230)
Pro forma stock option expense(3)	(947)	(947)	(1,114)	(1,281)
Estimated merger adjustments	15,858	15,858	15,858	15,858

Pro forma net income	$31,660	$34,675	$35,975	$37,225

Pro forma net income per share
Historical Columbia Financial	$0.07	$0.05	$0.05	$0.05
Pro forma income on net investable proceeds	0.03	0.04	0.04	0.04
Pro forma impact of funding the merger	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma employee stock ownership plan adjustments(1)	—	—	—	—
Pro forma restricted stock award expense(2)	—	—	—	—
Pro forma stock option expense(3)	(0.01)	—	—	—
Estimated merger adjustments	0.09	0.07	0.06	0.05

Pro forma net income	$0.17	$0.15	$0.14	$0.13

Offering price as a multiple of pro forma net income per share	14.71x	16.67x	17.86x	19.23x

Number of shares used to calculate pro forma net income per share(4)(5)(6)	186,452,819	228,252,959	261,165,382	295,240,960

	At or for the Three Months Ended March 31, 2026 Based upon the Sale at $10.00 Per Share of
(Dollars in thousands, except per share data)	Adjusted Minimum 142,375,000 Shares	Minimum 142,375,000 Shares	Midpoint 167,500,000 Shares	Maximum 192,625,000 Shares
Pro forma stockholders’ equity:
Historical Columbia Financial	$1,173,722	$1,173,722	$1,173,722	$1,173,722
Estimated net proceeds	965,970	1,387,439	1,636,377	1,883,180
Less: common stock acquired by employee stock ownership plan(1)	(42,712)	(42,712)	(50,250)	(57,788)
Less: common stock acquired by stock-based benefit plan(2)	(34,882)	(34,882)	(41,038)	(47,193)
Estimated merger adjustments	407,592	407,592	407,592	402,709

Pro forma stockholders’ equity	2,469,689	2,891,158	3,126,403	3,354,630
Intangible assets	(193,586)	(193,586)	(193,586)	(193,586)

Pro forma tangible stockholders’ equity	$2,276,103	$2,697,572	$2,932,817	$3,161,044

Pro forma stockholders’ equity per share:
Historical Columbia Financial	$6.03	$4.96	$4.34	$3.84
Estimated net proceeds	4.96	5.87	6.04	6.14
Less: common stock acquired by employee ownership plan(1)	(0.22)	(0.18)	(0.19)	(0.19)
Less: common stock acquired by stock-based benefit plan(2)	(0.18)	(0.15)	(0.15)	(0.15)
Estimated merger adjustments	2.09	1.72	1.50	1.31

	At or for the Three Months Ended March 31, 2026 Based upon the Sale at $10.00 Per Share of
(Dollars in thousands, except per share data)	Adjusted Minimum 142,375,000 Shares	Minimum 142,375,000 Shares	Midpoint 167,500,000 Shares	Maximum 192,625,000 Shares
Pro forma stockholders’ equity per share	12.68	12.22	11.54	10.95
Intangible assets	(0.99)	(0.82)	(0.71)	(0.64)

Pro forma tangible stockholders’ equity per share	$11.69	$11.40	$10.83	$10.31

Offering price as a percentage of pro forma equity per share	78.86%	81.83%	86.66%	91.32%
Offering price as a percentage of pro forma tangible equity per share	85.54%	87.72%	92.34%	96.99%
Shares used for pro forma stockholders’ equity per share(4)(5)(6)	194,757,845	236,557,985	270,927,017	306,469,385

(1)

Assumes that 3.0% of the shares of common stock sold in the offering will be purchased by the Columbia Bank ESOP. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Columbia Financial, Inc. Columbia Bank intends to make annual contributions to the Columbia Bank ESOP in an amount at least equal to the required principal and interest payments on the debt. Columbia Bank’s total annual payments on the employee stock ownership plan debt are based upon 25 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718-40, “Compensation — Stock Compensation — Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the Columbia Bank ESOP shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Columbia Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 27.0%. The unallocated Columbia Bank ESOP shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the Columbia Bank ESOP. In accordance with ASC 718-40, only the Columbia Bank ESOP shares committed to be released during the period were considered outstanding for net income per share calculations.

(2)

Assumes that a new stock-based benefit plan purchases an aggregate number of shares of common stock equal to 2.45% of the shares to be sold in the offering. Stockholder approval of the plan and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Columbia Financial, Inc. or through open market purchases. Shares in the stock-based benefit plan are assumed to vest over a period of seven years. The funds to be used to purchase the shares will be provided by Columbia Financial, Inc. The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 3.6% of the amount contributed to the plan is amortized as an expense during the three months ended March 31, 2026, and (iii) the plan expense reflects an effective tax rate of 27%. Assuming stockholder approval of the stock-based benefit plan and that shares of common stock (equal to 2.45% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 1.76%, 1.45%, 1.49% and 1.52% at the adjusted minimum, minimum, midpoint and maximum of the offering range, respectively.

(3)

Assumes that options are granted under a new stock-based benefit plan to acquire an aggregate number of shares of common stock equal to 6.20% of the shares to be sold in the offering. Stockholder approval of the plan may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.22 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a seven-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 27%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 4.34%, 3.60%, 3.69% and 3.75% at the adjusted minimum, minimum, midpoint and maximum of the offering range, respectively.

(4)

Per share figures include publicly held shares of Columbia Financial common stock that will be exchanged for shares of Columbia Financial, Inc. common stock in the conversion. See “The Conversion and Offering — Share Exchange Ratio for Current Stockholders.” Per share figures also include shares issued to Northfield Bancorp stockholders who elect to receive Columbia Financial stock as merger consideration. Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares of Columbia Financial and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the year. See footnote (1) above. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

(5)

Per share figures include publicly held shares of Columbia Financial common stock that will be exchanged for shares of Columbia Financial, Inc. common stock in the conversion as well as shares issued to Northfield Bancorp stockholders who elect to receive Columbia Financial, Inc. stock as merger consideration. Stockholders’ equity per share calculations are based upon the sum of: (i) the number of shares assumed to be sold in the offering, and (ii) shares to be issued in exchange for publicly held shares of Columbia Financial at the adjusted minimum, minimum, midpoint and maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.8729, 1.8729, 2.2035, and 2.5340 at the adjusted minimum, minimum, midpoint and maximum of the offering range, respectively. The number of shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

(6)

The foregoing tabular presentation assumes that Northfield Bancorp stockholders elect to receive 70% of the merger consideration in the form of Columbia Financial common stock. Assuming Northfield Bancorp stockholders elect to receive 100% of the merger consideration in the form of Columbia Financial common stock, the pro forma price-to-earnings, price-to book value and price-to-tangible book value ratios would be as follows at the adjusted minimum, minimum, midpoint and maximum of the offering range:

	Adjusted Minimum	Minimum	Midpoint	Maximum
Offering price as a multiple of pro forma net income per share	15.63x	17.86x	19.23x	20.83x
Offering price as a percentage of pro forma equity per share	78.93%	82.85%	87.41%	91.83%
Offering price as a percentage of pro forma tangible equity per share	85.62%	88.50%	92.85%	97.09%

	At or for the Year Ended December 31, 2025 Based upon the Sale at $10.00 Per Share of
(Dollars in thousands)	Adjusted Minimum 142,375,000 Shares	Minimum 142,375,000 Shares	Midpoint 167,500,000 Shares	Maximum 192,625,000 Shares
Gross proceeds of offering	$1,423,750	$1,423,750	$1,675,000	$1,926,250
Plus: market value of shares issued in the exchange	523,828	523,828	616,269	708,709
Plus: fair value of shares issued in merger	418,001	418,001	418,001	429,735
Less: fair value of offering shares issued to Northfield Bancorp stockholders	(418,001)	—	—	—

Pro forma value including merger shares	$1,947,578	$2,365,580	$2,709,270	$3,064,694

Gross proceeds of offering	$1,423,750	$1,423,750	$1,675,000	$1,926,250
Less: estimated expenses	(39,779)	(36,311)	(38,623)	(43,070)
Less: fair value of offering shares issued to Northfield Bancorp stockholders	(418,001)	—	—	—

Estimated net proceeds	965,970	1,387,439	1,636,377	1,883,180
Less: common stock acquired by employee stock ownership plan(1)	(42,712)	(42,712)	(50,250)	(57,788)
Less: common stock to be acquired by stock-based benefit plan(2)	(34,882)	(34,882)	(41,038)	(47,193)

Net investable proceeds from offering	$888,376	$1,309,845	$1,545,089	$1,778,199

Funds required to effect the merger	$(207,538)	$(207,538)	$(207,538)	$(212,567)
Consolidated pro forma net income
Pro forma net income
Historical Columbia Financial	$51,766	$51,766	$51,766	$51,766
Pro forma income on net investable proceeds	24,190	35,666	42,071	48,419
Pro forma impact of funding the merger	(5,651)	(5,651)	(5,651)	(5,788)
Pro forma employee stock ownership plan adjustments(1)	(1,247)	(1,247)	(1,467)	(1,687)

	At or for the Year Ended December 31, 2025 Based upon the Sale at $10.00 Per Share of
(Dollars in thousands, except per share data)	Adjusted Minimum 142,375,000 Shares	Minimum 142,375,000 Shares	Midpoint 167,500,000 Shares	Maximum 192,625,000 Shares
Pro forma restricted stock award expense(2)	(3,638)	(3,638)	(4,280)	(4,922)
Pro forma stock option expense(3)	(3,763)	(3,763)	(4,427)	(5,091)
Estimated merger adjustments	16,771	16,771	16,771	16,771

Pro forma net income	$78,428	$89,904	$94,783	$99,468

Pro forma net income per share
Historical Columbia Financial	$0.28	$0.23	$0.21	$0.19
Pro forma income on net investable proceeds	0.13	0.16	0.16	0.16
Pro forma impact of funding the merger	(0.03)	(0.02)	(0.02)	(0.02)
Pro forma employee stock ownership plan adjustments(1)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma restricted stock award expense(2)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma stock option expense(3)	(0.02)	(0.02)	(0.02)	(0.02)
Estimated merger adjustments	0.09	0.07	0.06	0.06

Pro forma net income	$0.42	$0.39	$0.36	$0.34

Offering price as a multiple of pro forma net income per share	23.81x	25.64x	27.78x	29.41x

Number of shares used to calculate pro forma net income per share(4)(5)(6)	186,580,957	228,381,097	261,316,132	295,414,323

	At or for the Year Ended December 31, 2025 Based upon the Sale at $10.00 Per Share of
(Dollars in thousands, except per share data)	Adjusted Minimum 142,375,000 Shares	Minimum 142,375,000 Shares	Midpoint 167,500,000 Shares	Maximum 192,625,000 Shares
Pro forma stockholders’ equity:
Historical Columbia Financial	$1,160,728	$1,160,728	$1,160,728	$1,160,728
Estimated net proceeds	965,970	1,387,439	1,636,377	1,883,180
Less: common stock acquired by employee stock ownership plan(1)	(42,712)	(42,712)	(50,250)	(57,788)
Less: common stock acquired by stock-based benefit plan(2)	(34,882)	(34,882)	(41,038)	(47,193)
Estimated merger adjustments	406,598	406,598	406,598	401,715

Pro forma stockholders’ equity	2,455,701	2,877,170	3,112,415	3,340,642
Intangible assets	(190,926)	(190,926)	(190,926)	(190,926)

Pro forma tangible stockholders’ equity	$2,264,776	$2,686,245	$2,921,489	$3,149,716

Pro forma stockholders’ equity per share:
Historical Columbia Financial	$5.96	$4.90	$4.29	$3.79
Estimated net proceeds	4.96	5.87	6.04	6.14
Less: common stock acquired by employee ownership plan(1)	(0.22)	(0.18)	(0.19)	(0.19)
Less: common stock acquired by stock-based benefit plan(2)	(0.18)	(0.15)	(0.15)	(0.15)
Estimated merger adjustments	2.09	1.72	1.50	1.31

Pro forma stockholders’ equity per share	12.61	12.16	11.49	10.90
Intangible assets	(0.98)	(0.80)	(0.71)	(0.62)

Pro forma tangible stockholders’ equity per share	$11.63	$11.36	$10.78	$10.28

	At or for the Year Ended December 31, 2025 Based upon the Sale at $10.00 Per Share of
(Dollars in thousands, except per share data)	Adjusted Minimum 142,375,000 Shares	Minimum 142,375,000 Shares	Midpoint 167,500,000 Shares	Maximum 192,625,000 Shares
Offering price as a percentage of pro forma equity per share	79.30%	82.24%	87.03%	91.74%
Offering price as a percentage of pro forma tangible equity per share	85.98%	88.03%	92.76%	97.28%
Shares used for pro forma stockholders’ equity per share(4)(5)(6)	194,757,845	236,557,985	270,927,017	306,469,385

(1)

Assumes that 3.0% of the shares of common stock sold in the offering will be purchased by the Columbia Bank ESOP. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Columbia Financial, Inc. Columbia Bank intends to make annual contributions to the Columbia Bank ESOP in an amount at least equal to the required principal and interest payments on the debt. Columbia Bank’s total annual payments on the employee stock ownership plan debt are based upon 25 equal annual installments of principal and interest. ASC 718-40 requires that an employer record compensation expense equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the Columbia Bank ESOP shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Columbia Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 27.0%. The unallocated Columbia Bank ESOP shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the Columbia Bank ESOP. In accordance with ASC 718-40, only the Columbia Bank ESOP shares committed to be released during the period were considered outstanding for net income per share calculations.

(2)

Assumes that a new stock-based benefit plan purchases an aggregate number of shares of common stock equal to 2.45% of the shares to be sold in the offering. Stockholder approval of the plan and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Columbia Financial, Inc. or through open market purchases. Shares in the stock-based benefit plan are assumed to vest over a period of seven years. The funds to be used to purchase the shares will be provided by Columbia Financial, Inc. The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 14.29% of the amount contributed to the plan is amortized as an expense during the year ended December 31, 2025, and (iii) the plan expense reflects an effective tax rate of 27%. Assuming stockholder approval of the stock-based benefit plan and that shares of common stock (equal to 2.45% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 1.76%, 1.45%, 1.49% and 1.52% at the adjusted minimum, minimum, midpoint and maximum of the offering range, respectively.

(3)

Assumes that options are granted under a new stock-based benefit plan to acquire an aggregate number of shares of common stock equal to 6.20% of the shares to be sold in the offering. Stockholder approval of the plan may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.20 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a seven-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 27%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 4.34%, 3.60%, 3.69% and 3.75% at the adjusted minimum, minimum, midpoint and maximum of the offering range, respectively.

(4)

Per share figures include publicly held shares of Columbia Financial common stock that will be exchanged for shares of Columbia Financial, Inc. common stock in the conversion. See “The Conversion and Offering — Share Exchange Ratio for Current Stockholders.” Per share figures also include shares issued to Northfield Bancorp stockholders who elect to receive Columbia Financial stock as merger consideration. Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares of Columbia Financial and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the year. See footnote (1) above. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(5)

Per share figures include publicly held shares of Columbia Financial common stock that will be exchanged for shares of Columbia Financial, Inc. common stock in the conversion as well as shares issued to Northfield Bancorp stockholders who elect to receive Columbia Financial, Inc. stock as merger consideration. Stockholders’ equity per share calculations are based upon the sum of: (i) the number of shares assumed to be sold in the offering, and (ii) shares to be issued in exchange for publicly held shares of Columbia Financial at the adjusted minimum, minimum, midpoint and maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.8729, 1.8729, 2.2035, and 2.5340 at the adjusted minimum, minimum, midpoint and maximum of the offering range, respectively. The number of shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

(6)

The foregoing tabular presentation assumes that Northfield Bancorp stockholders elect to receive 70% of the merger consideration in the form of Columbia Financial common stock. Assuming Northfield Bancorp stockholders elect to receive 100% of the merger consideration in the form of Columbia Financial common stock, the pro forma price-to-earnings, price-to book value and price-to-tangible book value ratios would be as follows at the adjusted minimum, minimum, midpoint and maximum of the offering range:

	Adjusted Minimum		Minimum		Midpoint		Maximum
Offering price as a multiple of pro forma net income per share	23.81	x	26.32	x	27.78	x	30.30	x
Offering price as a percentage of pro forma equity per share	79.37%		83.26%		87.72%		92.17%
Offering price as a percentage of pro forma tangible equity per share	86.06%		88.81%		93.20%		97.47%

THE ACQUISITION OF NORTHFIELD BANCORP

General

On January 31, 2026, we entered into an agreement to acquire Northfield Bancorp, which is the holding company for Northfield Bank, a federal savings bank headquartered in Staten Island, New York. Northfield Bank provides a full range of deposit and loan products to area businesses and consumers. As of March 31, 2026, Northfield Bancorp had consolidated assets of $5.7 billion, deposits of $4.1 billion and stockholders’ equity of $694.7 million.

Reasons for the Acquisition

Following the acquisition of Northfield Bancorp, the resulting Columbia Bank will be a larger, more diversified, well-capitalized community bank with a management and operating structure that will draw from the business strategies currently being used at both Columbia Bank and Northfield Bank. On a pro forma basis at the midpoint of the offering range, after giving effect to the acquisition of Northfield Bancorp, the combined entity would have had total assets of approximately $18.0 billion and total deposits of approximately $12.5 billion as of March 31, 2026. We believe that the proposed merger offers unique operating and strategic benefits, including that:

•	We expect the merger to meaningfully increase net income and return on assets;

•	The merger leverages a portion of the capital raised in the offering;

•	The transaction increases our market footprint, New Jersey deposit market share and branch network;

•	The merger provides entry into the Staten Island and Brooklyn markets;

•	The merger diversifies our loan portfolio;

•	The transaction provides important customer facing revenue producers and back-office support;

•	The transaction is projected to provide expense synergies; and

•	Management expects to generate additional fee income by offering additional products and services to Northfield Bank’s customers.

Post-Acquisition Business Strategy

We believe that we will be well-positioned to pursue our key business strategies following the acquisition of Northfield Bancorp. Highlights of our business strategy are:

•	Increasing our earnings by growing our balance sheet with increased emphasis on commercial business lending and core deposits.

We intend to continue growing our balance sheet through organic growth of loans and deposits. We expect this growth to increase revenue at a faster rate than expenses, resulting in increased earnings.

We have a diversified loan portfolio, which includes commercial real estate and multifamily loans, residential mortgage loans, residential and commercial construction loans, commercial business loans and consumer loans, including home equity loans and advances. We expect that commercial business loan growth will outpace other types of lending as a result of the hiring of additional commercial lenders and business development officers to expand our commercial borrower base.

Management will focus on growing core deposits through new customer acquisition and by deepening existing customer relationships. These strategies are expected to enhance our net interest margin under the current rate environment. Excess liquidity generated by the capital raised in the offering will initially be invested in securities, and we expect to deploy a portion of these funds into loans over time.

•	Employing a stockholder-focused management of capital.

Maintaining a strong capital base is critical to support our long-range business plan; however, we expect to have a high level of capital following completion of the merger and offering. Consequently, we intend to manage our capital position through asset growth, and the use of appropriate capital management tools, consistent with applicable regulations and policies and subject to market conditions. Under current federal regulations, subject to limited exceptions, we may not repurchase shares of our common stock during the first year following the completion of the offering.

Following the completion of the offering, our board of directors will have the authority to declare dividends on shares of our common stock and expects to pay dividends in the future, subject to statutory and regulatory requirements and other considerations.

•	Expanding our franchise through de novo branching, branch acquisitions and the possible acquisition of other financial institutions and/or financial services companies.

We believe there are branch expansion opportunities within our market area and adjacent markets, including other states, and we intend to grow our deposit base by adding branches to our branch network. In addition to deposit generation, our branch network also supports the generation of consumer and home equity loans and advances. While we are aware of the industry-wide branch consolidation trends, driven by lower transaction volumes, we believe that selectively expanding our network is necessary to attract new customers, fill in gaps in our existing footprint and enter adjacent markets. We believe that new smaller, more cost-efficient branch designs are appropriate for the expected transaction volumes.

Our growth strategy also includes the potential acquisition of other financial institutions. Since our initial minority offering, we have acquired four financial institutions, excluding the pending merger with Northfield. However, there is no guarantee that we will be successful in executing our acquisition strategy. While we continue to explore and evaluate acquisition opportunities, we currently have no understandings or agreements with respect to any branch acquisitions or acquisitions of other financial institutions and/or financial services companies.

•	Maintaining asset quality through the application of a prudent, disciplined approach to credit risk as part of an overall risk management program.

We employ a conservative, analytical approach to asset selection that has been tested across multiple business and interest rate cycles. This approach applies to both our investment portfolio, comprised primarily of liquid, low credit-risk, government agency-backed securities, and our loan portfolio. Our loan portfolio is subject to independent internal and external reviews, to validate adherence to policies and to identify and mitigate potential interest rate and credit risks. We utilize management information systems that provide regular insight into the level and direction of credit risk, across loan portfolio segments, including borrower- and industry-specific concentrations. We maintain limits on concentration risk, including limits on the ratio of commercial real estate and construction loan portfolios to capital. We have developed reporting, analytics and stress testing processes that we believe provide effective oversight at higher concentration levels.

We also employ pricing and risk management tools to ensure we are appropriately compensated for the risks inherent in our lending products and specific transactions. Our loan pricing model quantifies the credit and interest rate risks embedded in new loan originations and establishes target return thresholds.

We operate Risk Committees at both the management and board levels that oversee changes in the level and direction of risk. These committees review our Key Risk Indicators, which incorporate data from our Asset/Liability Committee, loan portfolio credit metrics, stress testing, cyber-risk and treasury risk (investment and funding) metrics.

•	Enhancing our technology infrastructure to broaden our product capabilities and improve product delivery and efficiency.

We have embraced many of the recent technological advancements in the banking industry, which we believe allow us to better leverage our employees by enabling them to focus on developing customer relationships, efficiently generating retail deposits, expanding the suite of products offered to customers, and competing more effectively as we grow. We continue to further enhance our digital delivery channels, both online and mobile, to deliver appealing products and services and to meet evolving customer expectations.

We also seek to implement tools that improve employee efficiency. We have deployed automated processes to eliminate certain manual tasks, enhancing both efficiency and accuracy. In addition, we are implementing artificial intelligence tools within our commercial loan underwriting process to reduce the time needed to research loan transactions and spread financial statements. We intend to evaluate additional artificial intelligence opportunities while maintaining a disciplined and responsible approach supported by appropriate governance, risk management, and data controls.

We expect continued investments in scalable technology capabilities that enhance competitive positioning, improve operational efficiency, strengthen risk management and resilience, and support long-term growth.

•	Focusing on an enhanced customer experience and continued customer satisfaction.

Columbia Bank focuses on customer experience by closely monitoring multiple feedback channels, including customer surveys, call insights, complaints and support case volume. A dedicated Client Experience Team reviews this information regularly and works with business lines to address issues, improve processes, and maintain consistent service standards. Strategic investments are centered on expanding digital banking tools, strengthening the product set, and enhancing delivery channels to meet customer needs efficiently. Columbia Bank also continues to invest in experienced front-line professionals and modernized banking facilities to ensure strong service execution across all touchpoints. This disciplined approach supports high service quality, sustained customer satisfaction, and a strong competitive position in the market.

•	Increasing fee income through continued growth of fee-based activities.

We intend to focus on growing our title insurance and insurance businesses, expanding the scope of our wealth management services, and enhancing our treasury services in order to increase revenue generated from our fee-based businesses.

We currently offer title insurance services through our title insurance agency, property and casualty insurance through our insurance agency, and wealth management services through a third-party networking arrangement. To expand these offerings, we have pursued acquisitions in recent years, including the purchase of the Jeanne S. Frey Insurance Agency book of business, and we expect to continue pursuing acquisitions of fee-based businesses following the offering. We may also consider the acquisition of other fee-based businesses such as specialty lending companies. While we continue to explore and evaluate potential acquisition opportunities, we currently have no understandings or agreements with respect to any such acquisitions.

Columbia Bank currently plans to sell a portion of its available for sale investments, not expected to exceed $400 million of Columbia Bank’s lower-yielding mortgage-backed securities, during the third quarter of 2026 following the completion of the conversion and the acquisition of Northfield Bancorp. The sale of the securities, when combined with merger expenses, is currently expected to result in a net loss for the third quarter, the amount of which will not be ascertainable until the sale of the securities occurs. We do not anticipate that the sale of any such securities will have a material effect on our financial condition given the significant amount of new capital we will raise in connection with the conversion. In addition, the securities restructuring transaction will enable Columbia Bank to reinvest the proceeds from the sale into higher-yielding assets, which we believe will improve future earnings and interest-rate risk, and improve balance sheet flexibility in the future.

See “Business of Columbia Financial and Columbia Bank” and “Business of Northfield Bancorp and Northfield Bank” for a further discussion of our business strategy.

Management of the Combined Company

Following the completion of the merger, the board of directors of Columbia Financial, Inc. and Columbia Bank will consist of the nine directors of Columbia Financial, Inc. as of the effective time of the merger, as well as four members of Northfield Bancorp’s board of directors, which shall include Steven M. Klein, John P. Connors, Jr., Timothy C. Harrison and Paul V. Stahlin. At the close of the merger, the board of directors will be comprised of 13 directors.

Following the effective time of the merger, the executive management team of Columbia Financial, Inc. and Columbia Bank will continue in their current roles as executive officers of Columbia Financial, Inc. and Columbia Bank. In addition, at the effective time of the merger, Steven M. Klein, Chairman, President and Chief Executive Officer of Northfield Bancorp, will become Senior Executive Vice President and Chief Operating Officer of Columbia Financial, Inc. and Columbia Bank.

For information about our existing directors and executive officers, see “Management of Columbia Financial, Inc.”

Acquisition Details

Northfield Bancorp will merge into Columbia Financial, Inc. immediately following the completion of the second-step conversion. At the effective time of the merger, each outstanding share of Northfield Bancorp common stock will be converted into the right to receive either shares of Columbia Financial, Inc. common stock or cash, without interest, at the election of the holder, as follows: (i) if the final independent valuation is less than $2.3 billion, either 1.425 shares of Columbia Financial, Inc. common stock or $14.25 in cash; (ii) if the final independent valuation is equal to or greater than $2.3 billion and less than $2.6 billion, either 1.450 shares of Columbia Financial, Inc. common stock or $14.50 in cash, or (iii) if the final independent valuation is equal to or greater than $2.6 billion, 1.465 shares of Columbia Financial, Inc. common stock or $14.65 in cash. The “final independent valuation” is also sometimes referred to herein as the “appraised full conversion value.”

Each holder of record of shares of Northfield Bancorp common stock (other than holders that have exercised appraisal rights under Delaware law) will have the right to submit an election specifying:

•

the number of shares of Northfield Bancorp common stock owned by such holder with respect to which the holder desires to make an election for stock consideration (in which case the holder will be deemed to have made a stock election with respect to such shares and an election for cash consideration with respect to the balance, if any); or

•

the number of shares of Northfield Bancorp common stock owned by such holder with respect to which the holder desires to make an election for cash consideration (in which case the holder will be deemed to have made a cash election with respect to such shares and an election for stock consideration with respect to the balance, if any).

Under the terms of the merger agreement, no more than 30% of the outstanding shares of Northfield Bancorp common stock issued and outstanding as of the effective time of the merger may be converted into the cash consideration. The merger will only occur if the second-step conversion is completed.

Non-Electing Shares. Northfield Bancorp stockholders who make no election to receive cash or Columbia Financial, Inc. common stock in the merger or who make an invalid election will be deemed not to have made an election. Stockholders not making an election may be paid in cash, Columbia Financial, Inc. common stock or a mix of cash and shares of Columbia Financial, Inc. common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other Northfield Bancorp stockholders.

Election Limitations. The number of shares of Northfield Bancorp common stock that will be converted into the cash consideration may not exceed 30% of the outstanding shares of Northfield Bancorp common stock issued and outstanding at the time of the merger. Therefore, the cash and stock elections are subject to proration to preserve this requirement regarding the number of shares of Columbia Financial, Inc. common stock to be issued and the cash to be paid in the merger. Further, if counsel for Columbia Financial reasonably determines that the merger may not satisfy the continuity of interest requirements applicable to reorganizations under Section 368(a) of the Internal Revenue Code, Columbia Financial will reduce the number of shares of Northfield Bancorp common stock entitled to receive the cash consideration and correspondingly increase the number of shares of Northfield Bancorp common stock entitled to receive the stock consideration by the minimum amount necessary to enable the merger to satisfy such continuity of interest requirements. As a result, Northfield Bancorp stockholders may receive a mix of cash and stock.

Treasury Shares and Shares Held by Columbia Financial or Northfield Bancorp or Any of Their Subsidiaries. Any shares of Northfield Bancorp common stock owned immediately before the merger by Northfield Bancorp or Columbia Financial (other than shares held by either in a fiduciary or agency capacity or in satisfaction of prior debts) will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange for those shares.

Adjustments to the Merger Consideration. If before the merger, the outstanding shares of Columbia Financial, Inc. common stock or Northfield common stock are changed into a different number of shares by reason of any reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such stock, merger or consolidation, or any similar event occurs, the merger consideration will be proportionately adjusted to provide Northfield Bancorp stockholders the same economic effect as contemplated by the merger before the event causing the change in number of shares.

Northfield Bancorp Stock Options. At the effective time of the merger, each outstanding Northfield Bancorp stock option will be converted automatically into an option to purchase shares of Columbia Financial, Inc. common stock and will continue to be subject to the same terms and conditions as applied to the Northfield Bancorp stock option immediately prior to the effective time of the merger. The number of shares of Columbia Financial, Inc. common stock subject to each assumed Northfield Bancorp stock option will be equal to the number of shares of Northfield Bancorp common stock subject to the stock option immediately prior to the effective time of the merger, multiplied by the merger exchange ratio and rounded down to the nearest whole share. The per share exercise price of each assumed Northfield Bancorp stock option will also be adjusted by dividing the per share exercise price of the stock option by the merger exchange ratio, rounded up to the nearest cent.

Change in Final Independent Valuation. Notwithstanding any other provision of merger agreement, if the midpoint of the valuation range included in the final independent valuation decreases by 20% or more from the preliminary midpoint as of January 30, 2026, the date of announcement of the merger: (i) Columbia Financial may, in its sole discretion after consultation with its financial advisor, delay the conversion (provided, however, that such delayed conversion must close no later than January 31, 2027); or (ii) the parties will engage in good faith negotiations to adjust the amount of the merger consideration to be paid under the merger agreement, taking into account such decrease from the preliminary midpoint. If the parties cannot agree as to an adjustment to the merger consideration, either party can terminate the merger.

Conditions to Completion. Completion of the merger depends upon a number of conditions being satisfied or waived, including the following:

•

approval of the conversion and the merger by the stockholders of Columbia Financial, approval of the conversion by the members of Columbia Bank MHC, and approval of the merger by the stockholders of Northfield Bancorp;

•	the authorization for listing on the Nasdaq of the shares of Columbia Financial, Inc. common stock that will be issued as merger consideration;

•

the receipt or provision of all non-governmental notices, consents or waivers by non-governmental third parties, except as would not reasonably be expected to have a material adverse effect on Northfield Bancorp, Columbia Financial or Columbia Financial, Inc.;

•	the effectiveness of the Form S-4 registration statement and the absence of any stop order by the SEC suspending such effectiveness;

•	the receipt of all required regulatory approvals, in each case without the imposition of any materially burdensome regulatory condition (which we have conditionally received);

•	no order, injunction or decree issued by any court or governmental entity or other legal restraint or prohibition preventing the completion of the merger or the bank merger;

•	the deposit of cash and certificates representing sufficient shares of Columbia Financial, Inc. common stock sufficient to pay the merger consideration;

•	the completion of the conversion;

•

no event has occurred or circumstance has arisen that, individually or in the aggregate, has had or will reasonably be likely to have a material adverse effect on Northfield Bancorp or any of its subsidiaries;

•

the accuracy of the representations and warranties of Columbia Financial, Inc. and Northfield Bancorp contained in the merger agreement, both as of the date of the agreement and as of the closing date, subject to the materiality standards provided for in the agreement;

•

the performance in all material respects by each of Columbia Financial, Inc. and Northfield Bancorp of their respective obligations, covenants and agreements required to be performed under the merger agreement; and

•	the receipt by each of the parties of an opinion of legal counsel that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

As of the date of this prospectus, (i) the Federal Reserve Board has conditionally approved the conversion and offering and (ii) the Federal Reserve Board and the OCC have each conditionally approved the merger.

The stockholders of Columbia Financial and Northfield Bancorp each approved the merger on June 25, 2026. The stockholders of Columbia Financial and the members of Columbia Bank MHC approved the conversion on June 25, 2026 and June 29, 2026, respectively.

Any shares of Columbia Financial, Inc. common stock to be issued in connection with the merger will be issued immediately following the completion of the conversion.

We anticipate simultaneously completing the conversion, offering and merger in the third quarter of 2026, although no assurance can be given that we will be able to complete these transactions by that time.

Explanatory Note Regarding the Merger Agreement

Any summary in this prospectus of some of the terms of the merger agreement between Columbia Financial and Northfield Bancorp are included to provide you with general information regarding the terms of the merger agreement. Factual disclosures about Columbia Financial and Northfield Bancorp contained in this prospectus or in the public reports of Columbia Financial or Northfield Bancorp filed with the SEC may supplement, update or modify the factual disclosures about Columbia Financial and Northfield Bancorp contained in the merger agreement. The merger agreement contains representations and warranties by Columbia Financial and Northfield Bancorp, respectively, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Columbia Financial and Northfield Bancorp were qualified and subject to important limitations agreed to by Columbia Financial and Northfield Bancorp in connection with negotiating the terms of the merger agreement. In particular, the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Columbia Financial and Northfield Bancorp each delivered in connection with the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Columbia Financial and Northfield Bancorp at the time they were made, as of the date of this prospectus, or otherwise.

BUSINESS OF COLUMBIA FINANCIAL AND COLUMBIA BANK

General

Columbia Financial is a Delaware corporation that was organized in 1997 in connection with the mutual holding company reorganization of Columbia Bank. Columbia Financial is the holding company of Columbia Bank, which is a federal savings bank. Columbia Bank MHC was also organized in March 1997 under the laws of the United States. In connection with the reorganization, Columbia Financial became the wholly-owned subsidiary of Columbia Bank MHC.

Columbia Bank was founded in 1927. Columbia Bank has elected and has received regulatory approval to operate as a “covered savings association” pursuant to the Home Owners’ Loan Act, as amended, and the regulations of the OCC promulgated thereunder. A covered savings association generally has the same rights and privileges as a national bank, and is subject to the same duties, restrictions, penalties, liabilities, conditions, and limitations that would apply to a national bank. Management believes that the key benefits of Columbia Bank’s election to operate as a covered savings association include the elimination of the requirement to meet the qualified thrift lender test and that Columbia Bank is no longer subject to the limits on an aggregate amount of commercial loans that are applicable to savings associations.

We serve the financial needs of our depositors and the local community as a community-minded, customer service-focused institutions. We offer traditional financial services to businesses and consumers in our market areas. We attract deposits from the general public and use those funds to originate a variety of loans, including multifamily and commercial real estate loans, commercial business loans, one-to-four family real estate loans, construction loans, home equity loans and advances, and other consumer loans. We offer title insurance through our wholly-owned subsidiary, First Jersey Title Services, Inc. In addition, Columbia Insurance Services, Inc., a wholly-owned subsidiary of Columbia Bank, is a full-service insurance agency that offers a broad range of insurance products, including personal and business lines of insurance, to our customers and primarily New Jersey residents. Wealth management services are also offered through a third-party relationship.

Our executive offices are located at 19-01 Route 208 North, Fair Lawn, New Jersey 07410 and our telephone number is (800) 522-4167. Our website address is www.columbiabankonline.com. Information on our website should not be considered a part of this prospectus.

Throughout this prospectus, references to “we,” “us” or “our” refer to Columbia Financial and Columbia Bank collectively.

Acquisition History

Mergers and acquisitions have historically been a component of our business model and growth strategy. In addition to our currently proposed merger with Northfield Bancorp, since November 2019, we have acquired Atlantic Stewardship Bank, Roselle Bank, Freehold Bank and RSI Bank.

Atlantic Stewardship Bank. On November 1, 2019, Columbia Financial completed its acquisition of Stewardship Financial Corporation (“Stewardship Financial”) and Atlantic Stewardship Bank, the wholly-owned subsidiary of Stewardship Financial. At the effective time of the merger, Stewardship Financial merged with and into Columbia Financial in a series of transactions, with Columbia Financial as the surviving entity, and immediately thereafter, Atlantic Stewardship Bank merged with and into Columbia Bank, with Columbia Bank as the surviving institution. In addition, at the effective time of the merger, each outstanding share of Stewardship Financial common stock was converted into the right to receive from Columbia Financial a cash payment equal to $15.75. The total consideration paid was $136.3 million.

Roselle Bank. On April 1, 2020, Columbia Financial completed its acquisition of RSB Bancorp, MHC, RSB Bancorp, Inc. and Roselle Bank (collectively, the “Roselle Entities”). At the effective time of the merger, (i) RSB Bancorp, MHC merged with and into Columbia Bank MHC, with Columbia Bank MHC as the surviving entity, (ii) RSB Bancorp, Inc. merged with and into Columbia Financial, with Columbia Financial as the surviving entity; and (iii) Roselle Bank merged with and into Columbia Bank, with Columbia Bank as the surviving institution. In addition, at the effective time of the merger, depositors of Roselle Bank became depositors of Columbia Bank and were afforded the same rights and privileges in Columbia Bank MHC as if their accounts had been established at Columbia Bank on the date established at Roselle Bank. At the effective time of the merger, Columbia Financial also issued 4,759,048 additional shares of its common stock to Columbia Bank MHC, representing an amount equal to the fair value of the Roselle Entities, as determined by an independent appraiser.

Freehold Bank. On December 1, 2021, Columbia Financial completed its acquisition of Freehold Bancorp, MHC, Freehold Bancorp, Inc. and Freehold Bank (collectively, the “Freehold Entities” or “Freehold”). At the effective time of the merger, (i) Freehold Bancorp, MHC was merged with and into Columbia Bank MHC, with Columbia Bank MHC as the surviving entity, and (ii) Freehold Bancorp, Inc. was merged with and into Columbia Financial, with Columbia Financial as the surviving entity. To facilitate the transaction, Freehold Bank converted from a New Jersey chartered savings bank to a federally chartered savings bank. At the effective time of the merger, Columbia Financial also issued 2,591,007 additional shares of its common stock to Columbia Bank MHC, representing an amount equal to the fair value of the Freehold Entities, as determined by an independent appraiser. Following the acquisition of the Freehold Entities, Freehold Bank was maintained as a separate banking subsidiary of Columbia Financial until October 5, 2024, when it was merged with and into Columbia Bank. In addition, at the effective time of the merger of the two banks, depositors of Freehold Bank became depositors of Columbia Bank and were afforded the same rights and privileges in Columbia Bank MHC as if their accounts had been established at Columbia Bank on the date established at Freehold Bank.

RSI Bank. On May 1, 2022, Columbia Financial completed its acquisition of RSI Bancorp, M.H.C., RSI Bancorp, Inc. and RSI Bank (collectively, the “RSI Entities” or “RSI”). At the effective time of the merger, (i) RSI Bancorp, M.H.C. merged with and into Columbia Bank MHC, with Columbia Bank MHC as the surviving entity, (ii) RSI Bancorp, Inc. merged with and into Columbia Financial, with Columbia Financial as the surviving entity; and (iii) RSI Bank merged with and into Columbia Bank, with Columbia Bank as the surviving institution. In addition, at the effective time of the merger, depositors of RSI Bank became depositors of Columbia Bank and were afforded the same rights and privileges in Columbia Bank MHC as if their accounts had been established at Columbia Bank on the date established at RSI Bank. At the effective time of the merger, Columbia Financial also issued 6,086,314 shares of its common stock to Columbia Bank MHC, representing an amount equal to the fair value of the RSI Entities as determined by an independent appraiser.

Market Area

We are headquartered in Fair Lawn, New Jersey. As of March 31, 2026, Columbia Bank operated 70 full-service banking offices in 12 of New Jersey’s 21 counties. In addition, (i) First Jersey Title Services, Inc., a wholly-owned subsidiary of Columbia Bank, operates in one of Columbia Bank’s offices in Fair Lawn, New Jersey and (ii) Columbia Insurance Services, Inc., a wholly-owned subsidiary of Columbia Bank, operates in one of Columbia Bank’s offices in Rahway, New Jersey. We periodically evaluate our network of banking offices to optimize the penetration in our market area. Our business strategy currently includes opening new branches in and around our market area, which may include neighboring states.

We consider our market area to be the State of New Jersey and the suburbs surrounding both the New York City and Philadelphia metropolitan areas. This area has historically benefited from having a large number of corporate headquarters and a concentration of financial services-related industries located within it. The area also benefits from having a well-educated employment base and a large number of diverse industrial, service, retail and high technology businesses. Other employment is provided by a variety of wholesale trade, manufacturing, federal, state and local governments, hospitals and utilities.

According to S&P Global projections based on 2020 U.S. Census Data, the population of our 12-county primary market area totaled approximately 8.4 million and the total population for the entire state of New Jersey was 9.6 million. The population in our 12-county market area has increased by 3.33% from 2020 to 2026. According to S&P Global, the weighted average projected median household income for 2026 for the 12 New Jersey counties that we operate in was $118,137. By contrast, the national projected median household income for 2026 is $86,867 and the State of New Jersey projected median income is $108,801. The unemployment rate, not seasonally adjusted, for the State of New Jersey was 4.8% in December 2023, 4.6% in December 2024, and 5.4% in December 2025, compared to the national unemployment rate of 3.7% in December 2023, 4.1% in December 2024, and 4.4% in December 2025.

Following completion of the acquisition of Northfield Bancorp, our market area will expand to include additional branches in central New Jersey and branches in Staten Island, Brooklyn and other areas of New York City. We anticipate the post-acquisition, Columbia Bank will operate over 100 branches throughout 14 counties in the State of New Jersey and in Staten Island and Brooklyn in the State of New York.

Competition

We face significant competition in attracting deposits. Many of the nation’s largest financial institutions operate in our market area. Our most direct competition for deposits has historically come from the many banks, thrift institutions and credit unions operating in our market area and from other financial service companies such as brokerage firms and insurance companies. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities.

Our competition for loans comes primarily from the competitors referenced above and from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies participating in the mortgage market, such as insurance companies, securities companies, financial technology companies and specialty finance firms, along with federal agencies.

We expect competition to remain intense in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the internet and made it possible for non-depository institutions, including financial technology companies, to offer products and services that traditionally have been provided by banks. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

Through our banking subsidiary, Columbia Bank, we offer a variety of loans, including commercial, residential and consumer loans. Our commercial loan portfolio includes multifamily and commercial real estate loans, commercial business loans and construction loans. Our residential loan portfolio includes one-to-four family residential real estate loans and one-to-four family residential construction loans. Our consumer loan portfolio primarily includes home equity loans and advances, and to a lesser extent automobile, personal, unsecured and overdraft lines of credit.

We intend to continue to emphasize commercial lending. In the past six years, we have completed our acquisitions of Stewardship Financial, Roselle Bank, Freehold Bank and RSI Bank, and we have continued to invest in our lending staff, technology and processes to position us for continued growth. Specifically, in the past three years, we have hired additional lenders with significant experience in our market area to expand our commercial real estate and commercial business lending efforts, including an asset-based and equipment finance lending team with long-term existing relationships. In addition, we will continue to offer competitive pricing for our one-to-four family loan products and continue to market these products in New Jersey, New York and Pennsylvania.

Multifamily and Commercial Real Estate Loans. We originate mortgage loans for the acquisition and refinancing of multifamily properties and nonresidential real estate. At March 31, 2026, multifamily and commercial real estate loans totaled $4.2 billion, or 50.5% of our total loan portfolio. Of this amount, $3.4 billion of loans were used for the purchase, financing and/or refinancing of commercial real estate and the financing of income-producing real estate at March 31, 2026. The majority of these loans are generally non-owner-occupied properties in which 50% or more of the primary source of repayment is derived from rental income from unaffiliated third parties. Our multifamily loans include loans primarily to finance apartment buildings located in the State of New Jersey, and to a lesser extent, in New York and Pennsylvania. Our commercial real estate loans include loans secured by retail shopping centers, industrial properties, warehouses, non-medical office buildings, medical office buildings, hotels, assisted-living facilities and similar commercial properties. At March 31, 2026, Columbia Bank had approximately $845,000 of New York multifamily loans that have some form of rent stabilization or rent control.

We offer both fixed and adjustable rate multifamily and commercial real estate loans. We originate these loans generally for terms of up to ten years and with payments generally based on an amortization schedule of up to 30 years for multifamily and industrial commercial real estate properties, and up to 25 years for commercial properties. Our adjustable rate loans are typically fixed from three to ten years, with a component of the adjustable rate loan portfolio indexed to a monthly market-based index.

The following tables provide additional details regarding our multifamily and commercial real estate loan portfolio (excluding PCD loans) as of March 31, 2026:

	At March 31, 2026
	Balance	% of Gross Loans	Weighted Average Loan to Value Ratio	Weighted Average Debt Service Coverage
	(Dollars in thousands)
Multifamily real estate	$1,669,232	20.9%	59.0%	1.52
Owner occupied commercial real estate	654,745	8.2	59.4	2.51
Investor owned commercial real estate:
Retail/shopping centers	530,079	6.6	54.8	1.58
Mixed use	305,188	3.8	61.2	1.52
Industrial/warehouse	429,163	5.4	52.9	1.65
Non-medical office	171,953	2.2	51.4	1.87
Medical office	91,291	1.1	59.8	1.47
Single purpose	60,823	0.8	63.5	1.38
Other	229,751	2.9	49.8	2.07

Total	$1,818,248	22.8%	55.0%	1.66

Total multifamily and commercial real estate loans	$4,142,225	51.9%	57.3%	1.74

	At March 31, 2026
Geographic Location	Balance	Percent
	(Dollars in thousands)
New Jersey	$3,765,426	90.9%
New York	82,023	2.0
Pennsylvania	294,776	7.1

Total multifamily and commercial real estate loans	$4,142,225	100.0%

When making multifamily and commercial real estate loans, we consider the financial statements and tax returns of the borrower, the borrower’s payment history of its debt, the debt service capabilities of the borrower, the projected cash flows of the real estate, leases for any of the tenants located at the collateral property and the value of the collateral and the strength of the guarantors, if any.

As of March 31, 2026, the average outstanding loan balance within our multifamily loan portfolio was $3.6 million, and the average loan balance within our commercial real estate loan portfolio totaled $1.7 million. At March 31, 2026, our largest multifamily loan was a $45.4 million loan secured by 22 garden style apartment buildings located in Mercer County, New Jersey. The loan is well-collateralized and was performing in accordance with its original terms at March 31, 2026. As of March 31, 2026, our largest commercial real estate loan was a $30.5 million loan made to fund a retail shopping center located in Monmouth County, New Jersey. The loan is well-collateralized and was performing in accordance with its original terms at March 31, 2026.

One-to-Four Family Residential Loans. We offer fixed-rate and adjustable-rate residential mortgage loans. Our fixed-rate mortgage loans have terms of up to 30 years. At March 31, 2026, one-to-four family residential loans totaled $2.5 billion, or 31.0% of our total loan portfolio. We also offer adjustable-rate mortgage loans with interest rates and payments that adjust annually after an initial fixed period of up to seven years. Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate equal to a spread above the U.S. Treasury security index. Our adjustable-rate single-family residential real estate loans generally have a cap of 2% on any increase or decrease in the interest rate at any adjustment date, and a maximum adjustment limit of 5% on any such increase or decrease over the life of the loan. To increase the originations of adjustable-rate loans, we have been originating loans that bear a fixed interest rate for a period of up to seven years (but historically as long as ten years) after which they convert to one-year adjustable-rate loans. Our adjustable-rate loans require that any payment adjustment resulting from a change in the interest rate be sufficient to result in full amortization of the loan by the end of the loan term and, thus, do not permit any of the increased payment to be added to the principal amount of the loan, creating negative amortization. Although we offer adjustable-rate loans with initial rates below the fully indexed rate, loans previously tied to the one-year constant maturity treasury, and beginning in 2024, based on the 30 day average Secured Overnight Financing Rate (“SOFR”), are underwritten using methods approved by the Federal Home Loan Mortgage Corporation (“Freddie Mac”) or the Federal National Mortgage Association (“Fannie Mae”). We do not offer loans with negative amortization, and we do not currently offer interest-only residential mortgage loans.

Borrower demand for adjustable-rate loans compared to fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans as compared to the interest rates and loan fees for adjustable-rate loans. At March 31, 2026, fixed-rate mortgage loans totaled approximately $2.3 billion and adjustable-rate mortgage loans totaled approximately $280.7 million. The loan fees, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

While one-to-four family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

It is our general policy not to make high loan-to-value loans (defined as loans with a loan-to-value ratio of 80% or more) without private mortgage insurance. The maximum loan-to-value ratio we generally permit is 95% with private mortgage insurance, although occasionally we do originate loans with loan-to-value ratios as high as 97.0% under special loan programs, including our first-time homeowner loan program. We require all properties securing mortgage loans to be appraised by an independent appraiser approved by our board of directors. We require title insurance on all purchase money and refinance mortgage loans. Borrowers must obtain hazard insurance, and flood insurance is required for loans on properties located in a flood zone.

As of March 31, 2026, the average outstanding loan balance within our one-to-four family residential real estate loan portfolio was $282,000. As of March 31, 2026, our largest one-to-four family residential real estate loan was a $4.5 million loan secured by a residential property located in Bergen County, New Jersey. The loan is well-collateralized and was performing in accordance with its original terms at March 31, 2026.

Commercial Business Loans. We make commercial business loans in our market area to a variety of professionals, sole proprietorships, partnerships and corporations. At March 31, 2026, commercial business loans totaled $753.3 million, or 9.2%, of our total loan portfolio. We offer a variety of commercial lending products such as secured and unsecured loans that include term loans for equipment financing and for business acquisitions, working capital loans, inventory financing and revolving lines of credit. In most cases, fixed-rate loans have terms up to ten years and are fully amortizing. Revolving and asset-based lines of credit generally will have adjustable rates of interest and will be extended for periods of up to 24 and 36 months, respectively, to support inventory and accounts receivable fluctuations and are subject to periodic review and renewal. Asset-based lines require a higher level of monitoring and are governed by a borrowing base structure which requires the submission of monthly accounts receivable, accounts payable and inventory listing reports, annual collateral field examination and more frequent financial reporting. Business loans with variable rates of interest adjust on a daily basis and are generally indexed to the prime rate as published in The Wall Street Journal. Unsecured commercial business lending is generally considered to involve a higher degree of risk than secured lending. Risk of loss on an unsecured commercial business loan is dependent largely on the borrower’s ability to remain financially able to repay the loan out of ongoing operations. If our estimate of the borrower’s financial ability is inaccurate, we may be confronted with a loss of principal on the loan. Equipment financing lending terms are generally five to seven-year fully amortizing loans.

In making commercial business loans, we consider a number of factors, including the financial condition of the borrower, the nature of the borrower’s business, economic conditions affecting the borrower, our market area, the management experience of the borrower, the debt service capabilities of the borrower, the projected cash flows of the business and the collateral. Commercial loans are generally secured by a variety of collateral, including equipment, machinery, inventory and accounts receivable, and may be supported by personal guarantees.

We also originate commercial business and real estate loans under the Small Business Administration (“SBA”). Loans originated under this program are partially guaranteed by the SBA and are underwritten within the guidelines set forth by the SBA. As of March 31, 2026, the outstanding balance of our SBA loans was $40.2 million, which is included in secured and unsecured commercial business loan amounts.

As of March 31, 2026, the average outstanding loan balance within our commercial business loan portfolio (excluding lines of credit with no outstanding balances) was $272,000. At March 31, 2026, our largest commercial business loan was a $27.6 million loan made to a distributor of medical and other disposable discount retail supplies located in Hudson County, New Jersey, and was secured by the borrower’s business assets. The loan payments are current and have been made in accordance with the loan terms at March 31, 2026.

Construction Loans. We originate commercial construction loans primarily to professional builders for the construction and acquisition of personal residences, apartment buildings, retail, industrial, warehouse, office buildings and special purpose facilities. We will originate construction loans on unimproved land in amounts typically up to 65% of the lower of the appraised value or the cost of the land. We also originate loans for site improvements and construction costs in amounts generally up to 75% of the completed and stabilized appraised value. Our construction loans generally provide for the payment of interest only during the construction phase, which is usually up to 36 months. Many of our commercial construction loans are structured to convert to permanent financing upon completion and stabilization. Commercial real estate construction loans are typically based upon the prime rate as published in The Wall Street Journal. At March 31, 2026, we had an outstanding balance of $520.8 million in construction loans for commercial development, which represented 6.3% of our total loan portfolio at that date.

Before making a commitment to fund a construction loan, we require an appraisal of the property by a licensed appraiser. We also review and inspect each property before disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspections based on the work completed.

Construction lending generally involves a higher degree of risk than permanent mortgage lending because funds are advanced upon the security of the project under construction prior to its completion. As a result, construction lending often involves the disbursement of substantial funds with repayment dependent on the success of the ultimate project and the ability of the borrower or guarantor to repay the loan. Because of these factors, the analysis of prospective construction loan projects requires an expertise that is different in significant respects from that which is required for other types of lending. We have addressed these risks through our underwriting procedures. Additionally, we have attempted to minimize the foregoing risks by, among other things, limiting our construction lending to experienced developers, by limiting the amount of speculative construction projects and requiring executed agreements of sales as conditions for draws of the commercial construction loans. When making commercial construction loans, we consider the financial statements of the borrower, the borrower’s payment history, the projected cash flows from the proposed real estate collateral, and the value of the collateral. In general, our real estate construction loans are typically guaranteed by the principals of the borrowers. We consider the financial statements and tax returns of the guarantors, along with the guarantors’ payment history, when underwriting a commercial construction loan.

As of March 31, 2026, the average outstanding loan balance within our commercial construction loan portfolio was $4.3 million. At March 31, 2026, our largest commercial construction loan exposure had an outstanding balance of $35.4 million to finance the construction of 349 residential units, consisting of detached single-family houses, townhouses, and affordable housing unit condominiums located in Middlesex County, New Jersey. The loan is well-collateralized and was performing in accordance with its original terms at March 31, 2026.

We also originate residential construction loans primarily on a construction-to-permanent basis with such loans converting to an amortizing loan following the completion of the construction phase. Most of our residential construction loans are made to individuals building a personal residence. At March 31, 2026, residential construction loans totaled $10.1 million. Construction lending, by its nature, entails additional risks compared to one-to-four family mortgage lending, attributable primarily to the fact that funds are advanced based upon a security interest in a project which is not yet complete. We address these risks through our established underwriting policies and procedures performed by our experienced staff.

Home Equity Loans and Advances. We offer consumer home equity loans and advances that are secured by one-to-four family residential real estate, where we may be in a first or second lien position. Historically, we offered home equity loans and advances with a lien junior to second position and some of these junior liens still reside in the loan portfolio at March 31, 2026. In addition, in prior years we also offered adjustable-rate home equity loans with fixed terms, although we no longer offer these loans. We generally offer home equity loans and advances with a maximum combined loan-to-value ratio of 80%. At March 31, 2026, home equity loans and advances totaled $249.5 million, or 3.0%, of our total loan portfolio. Home equity loans have fixed rates of interest and are currently offered with terms of up to 20 years. Home equity advances have adjustable rates and are based upon the prime rate as published in The Wall Street Journal. Home equity advances can have repayment schedules of both principal and interest or interest only paid monthly. We held a first mortgage position on approximately 38.0% of the homes that secured our home equity loans and advances at March 31, 2026.

The procedures for underwriting consumer home equity loans and advances include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral to the proposed loan amount.

Other Consumer Loans. We offer a variety of other consumer loans, including loans for automobiles, personal loans, unsecured lines of credit, and overdraft lines of credit. Our unsecured lines of credit bear a substantially higher interest rate than our secured loans and lines of credit. At March 31, 2026, other consumer loans totaled $2.9 million.

For more information on our loan commitments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Columbia Financial — Liquidity Management.”

Credit Risks

Multifamily and Commercial Real Estate Loans. Loans secured by multifamily and commercial real estate loans generally have larger balances and involve a greater degree of risk than one-to-four family residential mortgage loans. Our primary concern in multifamily and commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the property that secures the loan. Additional considerations include: location, market and geographic concentrations, loan-to-value ratio, strength of guarantors and quality of tenants. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide, at least, annual financial statements and rent rolls where applicable. In reaching a decision on whether to make a commercial real estate loan, we usually consider and review the net operating income of the property or, when applicable, a global cash flow analysis of the borrower’s expertise, credit history, and profitability of the value of the underlying property. The global analysis is more typically performed for owner occupied commercial real estate transactions (an operating company with common ownership provides a corporate guaranty of the transaction and occupies more than 50% of the property) or when lending to real estate development and management companies that own multiple properties with financing from other creditors. The analysis takes into consideration all rental income and expenses from the borrower’s real estate investments to determine if any other real estate holdings in the portfolio do not provide income levels to support the expenses of each property and debt service requirements for any third-party financing secured by the properties held in the portfolio. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.2x and a loan-to-value no greater than 75% for commercial properties and no greater than 80% for multifamily properties. An environmental report is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties with known environmental concerns.

One-to-Four Family Real Estate Loans. While we anticipate that adjustable-rate loans will better offset the adverse interest rate risk effects of an increase in interest rates as compared to fixed-rate mortgages, the increased mortgage payments required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans help make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits on such loans.

Commercial Business Loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property, the value of which tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself and guarantors, if any. Therefore, we usually consider and review a global cash flow analysis of the borrower and guarantors, when applicable. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise, may fluctuate in value and may depend on the borrower’s ability to collect receivables.

Construction Loans. Loans made to facilitate construction are primarily short-term loans used to finance the construction of an owner-occupied residence or income producing assets. Generally, upon stabilization or upon completion and issuance of a certificate of occupancy, these loans often convert to permanent loans with long-term amortization. Payments during construction consist of an interest-only period funded generally by borrower or guarantor equity. As these loans represent higher risk, each project is monitored for progress throughout the life of the loan, and loan funding occurs through borrower draw requests. These requests are compared to project milestones and progress is verified by independent inspectors engaged by us.

Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, business conditions may dictate that the borrower or guarantors, when applicable, contribute additional equity or we advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a project having a value which is insufficient to assure full repayment.

Home Equity Loans and Advances. Consumer home equity loans and advances are loans secured by one-to-four family residential real estate, where we may be in a first or junior lien position. In each instance, the value of the property is determined, and the loan is made against identified equity in the market value of the property. When a residential mortgage is not present on the property, a first lien position is secured against the property. In cases where a mortgage is present on the property, a junior lien position is established, subordinated to the first mortgage. As these subordinated liens represent higher risk, loan collection becomes more influenced by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Other Consumer Loans. Unlike consumer home equity loans, these loans are either unsecured or secured by rapidly depreciating assets such as autos. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and, therefore, are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Loan Originations and Purchases. Loan originations come from a number of sources. The primary sources of loan originations are existing customers, online channels, walk-in traffic, advertising and referrals from customers and other business contacts, including attorneys, accountants and other professionals. Residential mortgage loans are also sourced through mortgage brokers, although such loans are underwritten by us in accordance with our underwriting standards.

We purchase and have acquired participation interests in loans to supplement our lending portfolio. Loan participations purchased totaled $166.4 million at March 31, 2026 and were comprised of 55 commercial real estate loans. Loan participations are subject to the same credit analysis and loan approvals as loans which we originate. We review all of the documentation relating to any loan in which we participate. However, for participation loans, we do not service the loan and, thus, are subject to the policies and practices of the lead lender with regard to monitoring delinquencies, pursuing collections and instituting foreclosure proceedings. In May 2025, we also purchased $130.9 million in equipment finance loans, included in commercial business loans, supported by a team of professionals hired to organically grow this business.

Loan Commitments. We issue commitments for residential mortgage, consumer, commercial real estate, commercial business loans and construction loans, conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our loan commitments expire after 60 days.

Delinquent Loans. We identify loans that may need to be charged-off as a loss by reviewing all delinquent loans, classified loans and other loans for which management may have concerns about collectability. Loans individually analyzed are measured based on the fair value of collateral if the loan is collateral dependent, or cash flows discounted at the loan-level effective interest rate. The collateral or cash flow shortfall on all secured loans is charged-off when the loan becomes 90 days delinquent or earlier where management determines that the collection of loan principal is unlikely. In the case of unsecured consumer loans, the entire balance deemed uncollectible is charged-off when the loan becomes 90 days delinquent. For more information on how we address credit risk, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Columbia Financial — Risk Management.”

Securities Activities

We maintain a securities portfolio that consists of U.S. Government and agency obligations, mortgage-backed securities and collateralized mortgage obligations (“CMOs”), municipal obligations, corporate debt securities, equity securities, and trust preferred securities. We classify our securities as either held to maturity or available for sale. Management determines the appropriate classification of securities at the time of purchase. If we have the intent and the ability to hold the securities until maturity, they are classified as held to maturity. These securities are stated at amortized cost and adjusted for accretion of discounts over the estimated lives of the securities using the level-yield method. Premiums are amortized to the first (or earliest) call date instead of as an adjustment to the yield over the contractual life. Securities in the available for sale category are those at purchase for which we do not have the intent to hold to maturity. These securities are reported at fair value with any unrealized appreciation or depreciation, net of tax effects, reported as a separate component of accumulated other comprehensive income.

Mortgage-backed securities are a type of asset-backed security that is secured by a mortgage, or a collection of mortgages. These securities usually pay periodic payments that are similar to coupon payments. The contractual cash flows of securities in government-sponsored enterprises’ mortgage-backed securities are debt obligations of Freddie Mac and

Fannie Mae, both of which are currently under the conservatorship of the Federal Housing Finance Agency. The contractual cash flows related to Government National Mortgage Association (“Ginnie Mae”) securities are direct obligations of the U.S. Government. Mortgage-backed securities are also known as mortgage pass-throughs. CMOs are structured as pool mortgage-backed securities and redistribute principal and interest payments to predetermined groups (classes) of investors. The repayments from the pool of pass-through securities are used to retire the bonds in the order specified by the bonds’ prospectuses.

As part of Columbia Financial’s strategy to improve future earnings and expand its net interest margin, in December 2024, Columbia Financial sold $352.3 million of debt securities available for sale, and the proceeds from the sale were used to fund loan growth of $72.9 million, purchase $78.1 million of higher yielding debt securities and prepay $170.0 million of higher cost borrowings. This repositioning was immediately accretive to net interest income. The sale and prepayment resulted in a pre-tax loss of approximately $37.9 million.

At March 31, 2026, 61.2% of the available for sale securities portfolio was comprised of mortgage-backed securities and CMOs issued by Freddie Mac, Fannie Mae and Ginnie Mae. These securities are guaranteed by the issuing agency and backed by residential and multifamily mortgages. These securities are comprised of fixed rate, adjustable-rate and hybrid securities that bear a fixed rate for a specific term and, thereafter, to the extent they are not prepaid, adjust periodically. At March 31, 2026, U.S. government and agency obligations comprised the next largest segment of the available for sale securities portfolio, totaling 33.9% of the portfolio. At March 31, 2026, the remainder of our available for sale securities portfolio consisted of corporate debt securities and municipal obligations which comprised 4.7% and 0.2%, respectively, of the portfolio.

At March 31, 2026, 92.3% of the held-to-maturity securities portfolio was comprised of mortgage-backed securities and CMOs issued by Freddie Mac, Fannie Mae and Ginnie Mae. These securities are guaranteed by the issuing agency and backed by residential and multifamily mortgages. These securities are comprised of fixed rate, adjustable-rate and hybrid securities that bear a fixed rate for a specific term and thereafter, to the extent they are not prepaid, adjust periodically. At March 31, 2026, the remainder of our held-to-maturity securities portfolio consisted of U.S. government and agency obligations which comprised 7.7% of the portfolio.

At March 31, 2026, we held $5.6 million of securities in our equity portfolio comprised of Freddie Mac and Fannie Mae preferred stock, stock in other financial institutions, and a Community Reinvestment Act qualifying bond fund. In addition, the equity portfolio includes Atlantic Community Bankers Bank (“ACBB”) stock, which is based on redemption at par value and can only be sold to the issuing ACBB or another institution that holds ACBB stock. Some of these securities receive dividends and all are carried at fair value.

To mitigate the credit risk related to our securities portfolio, as of March 31, 2026 we primarily invested in agency and highly rated securities. As of March 31, 2026, approximately 96.0% of the total portfolio consisted of direct government obligations or government-sponsored enterprise obligations, approximately 3.7% of the remaining portfolio was rated at least investment grade and approximately 0.3% of the remaining portfolio was not rated. Securities not rated consist primarily of private placement municipal notes issued and/or guaranteed by local municipal authorities and equity securities.

Deposit Activities and Other Sources of Funds

General. Deposits, borrowings and loan and securities repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan and securities repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions.

Deposit Accounts. Deposits are primarily attracted from within our market area through the offering of a broad selection of deposit products, including non-interest-bearing demand deposits (such as checking accounts to individuals and commercial checking accounts), interest-bearing demand accounts (such as interest-earning checking account products and most municipal accounts), savings and club deposits, money market accounts and certificates of deposit. We utilize reciprocal and other deposit placement service companies and brokered deposits.

Our three primary categories of deposit customers consist of retail or individual customers, businesses and municipalities. Our business banking deposit products include a commercial checking account, a checking account specifically designed for small businesses and a money market product. Additionally, we offer cash management services, including remote deposit, lockbox service, sweep accounts, and escrow services.

Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, the rates on borrowings, our liquidity needs, profitability to us, and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our deposit pricing strategy has traditionally been to offer competitive rates on all types of deposit products, and to periodically offer special rates in order to attract deposits. Current strategies include changing the deposit mix to include more core deposits.

Borrowings. We have the ability to utilize advances and overnight lines of credit from the Federal Home Loan Bank (“FHLB”) of New York (the “FHLBNY”) to supplement our liquidity. As a member bank, we are required to own capital stock in the FHLB and are authorized to apply for advances on the security of such stock and certain mortgage loans and other assets, provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. We can also utilize securities sold under agreements to repurchase to provide funding. We maintain access to certain Federal Reserve Board lending programs (commonly known as the “discount window”) and federal funds lines with correspondent banks to supplement our supply of investable funds and to meet deposit withdrawal and contingency funding requirements. At March 31, 2026, Columbia Financial had no outstanding borrowings from the Federal Reserve discount window. To secure our borrowings, we generally pledge securities and/or loans. The types of securities pledged for borrowings include, but are not limited to, government-sponsored enterprises (“GSE”) including notes and government agency mortgage-backed securities and CMOs. The types of loans pledged for borrowings include, but are not limited to, one-to-four family real estate mortgage loans, home equity loans and multifamily and commercial real estate loans. At March 31, 2026, we had additional borrowing capacity from the FHLB and the Federal Reserve Bank of New York (or the “Federal Reserve Bank”) based on our ability to collateralize such borrowings. Members in good standing with the FHLBNY can borrow up to 50% of their asset size as long as they have qualifying collateral to support the advance and purchase of FHLBNY capital.

Personnel

As of March 31, 2026, we had 763 full-time employees and 43 part-time employees, none of whom is represented by a collective bargaining unit. We believe that our working relationship with our employees is good.

Human Capital Management

We consider our employees to be our most valuable asset, and we promote an environment that is both rewarding and challenging. We offer many different programs and initiatives to develop our workforce and to ensure the work culture matches our mission of offering a challenging and rewarding work environment for employees while promoting programs that support wellness and the quality of employees’ lives. We encourage our employees to get involved with their communities and through “Team Columbia” our employees participate in many outreach programs and volunteer events. In addition, we host various employee events such as the Annual Service Awards Dinner, a Community Service Dinner, an Employee and Family Picnic and holiday events to further promote our culture and to provide opportunities for employee engagement.

At March 31, 2026, we employed 806 full and part time employees throughout the State of New Jersey. During the year ended December 31, 2025, we hired 156 employees. Our voluntary turnover rate was 12.9% and the involuntary turnover rate was 2.9% in 2025. The attrition rate improved over 2024 due to increased efforts to engage employees and focus on career development and manager support in 2025. The voluntary turnover rate reflected the competitive market for employees, especially branch staff.

Retention

In order to retain our talented workforce, we provide a competitive compensation and benefits program as well as a focus on career development to help meet the needs of our employees. We monitor salaries on a regular basis, participating in various external salary surveys and analyzing internal reports to ensure market competitiveness and internal equity. We also offer annual incentive programs to further reward our employees based on their performance. For the third year in a row, our employees participated in, and our organization was certified as a “Great Place to Work,” with 85% of employee participation in 2025.

Benefits

In addition to competitive salaries, we offer comprehensive benefit programs which include equity awards, an ESOP and a deferred compensation plan (401(k) plan) with an employer matching contribution, healthcare and life insurance benefits, health savings accounts, flexible spending accounts, paid time off, family leaves of absence, tuition reimbursement, student loan repayments, good grade awards and an employee assistance program. In 2025, 59 employees received good grade awards totaling approximately $293,000 due to the accomplishments of their children and we assisted 34 employees with approximately $48,000 of repayments to their student loans through our repayment program.

Employee Wellness

The Human Resources Department continues to enhance our wellness programs to establish an environment that promotes a holistic approach to well-being that includes healthy lifestyles, financial stability, mental well-being, decreases the risk of disease, and improves the quality of employee life. These programs enhance our employee experience by giving our employees the tools necessary to create a healthier lifestyle through the promotion of healthy diets, workplace activities, exercise programs, the opportunity to participate in individualized wellness coaching, financial literacy and wellness seminars. Active participants in wellness programs enjoy a wealth incentive, under which we paid out incentives of over $123,000 in 2025 to approximately 56% of the workforce under this program. In 2025, our medical insurance provider paid approximately $169,000 in additional funds which enhanced our wellness programming incentives. We have also created wellness and quiet rooms in Columbia Financial’s corporate headquarters for people to be able to take breaks or attend to personal matters. All of these programs are intended to make us an employer of choice.

Learning and Development

We invest in the growth and development of our employees by providing a multi-dimensional approach to learning that empowers, intellectually grows, and professionally develops our colleagues. Our employees receive continuing education courses that are relevant to the banking industry and their job function within Columbia Financial. We have developed succession programs that help us to create a pipeline for leadership. Our core curriculum is offered to all employees and helps to build upon the competencies and skills of which we are assessed during the performance management process.

In 2025, we focused on expanding employee skills in digital technology, regulatory compliance, treasury sales, and communications to support our growing customer base and operational needs. We also increased development opportunities for managers with an emphasis on assessing talent, effective coaching and delegation skills and performance management. Training is delivered through a combination of in-person, virtual instructor-led and self-paced online courses, delivering more than 36,000 hours of in-person or virtual learning completed by our employees. This allows for consistent access across Columbia Bank and supports ongoing skill development. Through our use of the learning management system, virtual classroom and an online learning modules authoring tool, job function and soft skills training courses continue to be offered at a distance for all employees.

Talent Management

Our Human Resources and Learning and Development Departments have action plans designed specifically to facilitate the screening, acquisition, development, and performance management of a talent pool that aligns with the initiatives of Columbia Financial, including promoting quality customer service and enhancing the client experience throughout Columbia Bank. We have funded significant technological investments, including the upgrade of our core banking platform, loan origination systems, document imaging systems, and business intelligence reporting. While these new systems provide enhanced features for customers and automation of routine tasks for staff, they require specialized technical skills to operate and administer. Based on our strategic objectives, acquiring and developing a talent pool of well-educated and technically skilled professionals is essential to support our growth plans over the next decade.

Organizational Culture

Our workplace strategy focuses on productivity and collaboration. Our recruiting practices focus on finding top talent with a broad range of experience and ensuring they have the tools needed to be successful in Columbia Financial. Columbia Bank employs a range of images and languages in its brand marketing initiatives to emphasize its ability to serve clientele from varied backgrounds and with differing needs. We believe that as our footprint grows, our brand will evolve to reflect the wide range of clients and communities we support. In connection with our Environmental, Social and Governance Program (“ESG”), we have established a Corporate Responsibility Committee, which is supported by various cross-functional members of Columbia Financial.

Management is committed to cultivating a fair and inclusive culture in which all individuals feel valued, respected, and able to thrive, both personally and professionally. We have eight voluntary employee resource groups with membership open to all employees. Bringing together individuals with a wide range of experiences and knowledge promote higher quality decisions, enhance economic growth, and represent the stockholders and customers we serve.

We look to develop an employee base that reflects our customer base and local community. We strive for effective recruitment through social media, comprehensive listings on various career platforms, partnerships with social and civic organizations, and by utilizing our employees as brand ambassadors. In addition, we enhanced our employee referral program to further assist in our hiring efforts.

Our mission is to enhance stockholder value, maintain a robust capital position, achieve strong financial performance, and ensure the safety of depositors’ funds. We also aim to provide high-quality products and services that improve our customers’ financial well-being, deliver exceptional customer service, and foster a rewarding work environment that promotes accountability, success, wellness, and quality of life for our employees.

Succession Planning

Succession planning is a critical driver of our transformation. Succession planning efforts are helping our organization become what it needs to be, rather than simply recreating the existing organization. We have programs in place to support these initiatives: Associate Development Program, Career Development Program, Leadership Development Program, Stonier/Wharton School Program, Coaching for Success, and other innovative programs under consideration. We have the active support of top leadership and have linked succession to strategic planning. In 2025, we improved our tools and process for goal setting, measuring performance and conducting annual reviews. There is emphasis on developmental assignments in addition to formal training. Along the way, we are addressing specific human capital challenges, such as leadership capacity and retention.

Workplace Safety

We have policies and programs in place that protect our employees and invest in their well-being.

We provide our employees with various outlets to gain emotional assistance through our Employee Assistance Program which includes stress, financial and relationship counseling, as well as a wide array of webinars provided by our healthcare and financial service provider. We provide employees with a safe workplace, both in the branches and back-office departments, and implement technologies for a remote work environment to accommodate remote workers in support of potential weather or pandemic concerns. We established service level agreements for the work from home environment, communicating expectations to employees and receiving employee agreement regarding the execution of these expectations. These agreements are monitored on a regular basis, and a monthly feedback survey is completed to ensure connectivity between employees, managers, and administrative staff. We continually review our workplaces, many of which have undergone recent renovations, to allow for the envisioned growth of department staff and operations which is consistent with our strategic growth objectives.

Subsidiaries

Columbia Financial’s sole banking subsidiary is Columbia Bank. Columbia Financial also maintains a Delaware trust subsidiary, Stewardship Statutory Trust I, that was formed in connection with the prior issuance of trust preferred securities. Stewardship Statutory Trust I was acquired by Columbia Financial as a result of its acquisition of Stewardship Financial in November 2019.

Columbia Bank’s active subsidiaries are as follows:

First Jersey Title Services, Inc., a title insurance agency that we acquired in 2002. At March 31, 2026, total assets were approximately $17.6 million. For the three months ended March 31, 2026 and the year ended December 31, 2025, First Jersey Title Services, Inc. had net income of approximately $12,000 and $724,000, respectively.

1901 Commercial Management Co. LLC, which was established in 2009 to hold commercial other real estate owned, and 1901 Residential Management Co. LLC, which was established in 2009 to hold residential other real estate owned. At March 31, 2026, these subsidiaries held approximately $6.0 million and $125,000, respectively, in total assets.

1901 Community Development Corporation, which was established in 2024 to make public welfare investments that promote and support affordable housing in low and moderate-income neighborhoods. At March 31, 2026, total assets were approximately $1.0 million.

Stewardship Realty LLC is a New Jersey limited liability company which was formed in 2005 and acquired by Columbia Financial as a result of its acquisition of Stewardship Financial in November 2019. At March 31, 2026, total assets were approximately $100,000.

Columbia Investment Services, Inc. was established in 1982 and maintains the requirements for our wealth management licenses. At March 31, 2026, total assets were approximately $575,000.

Columbia Insurance Services, Inc., which was formed in 2009 and acquired by Columbia Financial as a result of its acquisition of RSI Bank in May 2022, is a full-service insurance agency and whose primary business is to offer a broad range of insurance products, including personal and business lines of insurance, to Columbia Bank customers and primarily New Jersey residents. In October 2024, Columbia Bank changed the corporate name of this insurance agency subsidiary from “RSI Insurance Agency, Inc.” to “Columbia Insurance Services, Inc.” At March 31, 2026, total assets were approximately $2.7 million. For the three months ended March 31, 2026 and the year ended December 31, 2025, Columbia Insurance Services, Inc. had a net loss of approximately $74,000 and $412,000, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF COLUMBIA FINANCIAL

The objective of this section is to help potential investors understand our views on the results of operations and financial condition of Columbia Financial. You should read this discussion in conjunction with the Columbia Financial consolidated financial statements and notes thereto appearing elsewhere in this prospectus. In addition to historical data, this discussion contains forward-looking statements about our business, results of operations, cash flows, financial condition and prospects based on current expectations that involve risks, uncertainties and assumptions. See the section of this prospectus titled “A Warning About Forward-Looking Statements” appearing elsewhere in this prospectus. Our actual results may differ materially from those in this discussion as a result of various factors, including, but not limited to, those discussed under “Risk Factors,” including our pending acquisition of Northfield Bancorp.

Executive Summary

Our primary source of pre-tax income is net interest income. Net interest income is the difference between the interest we earn on our loans and securities and the interest we pay on our deposits and borrowings. Changes in levels of interest rates as well as the balances of interest-earning assets and interest-bearing liabilities affect our net interest income.

A secondary source of income is non-interest income, which is revenue we receive from providing products and services. Traditionally, the majority of our non-interest income has come from service charges, loan fees, interchange income, gains (losses) on sales of loans and securities, revenue from mortgage servicing, income from bank-owned life insurance and fee income from title insurance, insurance agency and wealth management businesses.

The non-interest expense we incur in operating our business consists of compensation and employee benefits expenses; occupancy expenses; depreciation, amortization and maintenance expenses; data processing and software expenses and other miscellaneous expenses, such as loan expenses, advertising, insurance, professional fees and federal deposit insurance premiums. Our largest non-interest expense is compensation and employee benefits, which consist primarily of compensation and wages paid to our employees, payroll taxes, and expenses for health insurance, retirement plans and other employee benefits.

Our business results are impacted by the pace of economic growth and the level of market interest rates, and the difference between short-term and long-term rates. Competition among banks to secure new customers, loans and deposits has remained fierce, and interest rate spreads have again declined over the last few years. We continue to adhere to our prudent underwriting standards and are committed to originating quality loans. Additionally, we have maintained relatively low levels of non-performing assets, past due loans and charge-offs, through all economic environments.

December 2024 Balance Sheet Repositioning

As part of Columbia Financial’s strategy to improve future earnings and expand its net interest margin, in December 2024 Columbia Financial sold $352.3 million of debt securities available for sale. Proceeds from the sale were used to fund loan growth of $72.9 million, purchase $78.1 million of higher yielding debt securities and prepay $170.0 million of higher cost borrowings. The repositioning was immediately accretive to net interest income. The sale and prepayment resulted in a pre-tax loss of approximately $37.9 million. The repositioning was neutral to tangible book value per share as the unrealized loss with respect to the debt securities was already recognized in Columbia Financial’s stockholders’ equity through accumulated other comprehensive loss.

Critical Accounting Policies and Estimates

In the preparation of our consolidated financial statements, we have adopted various accounting policies that govern the application of U.S. generally accepted accounting principles (“GAAP”) and general practices within the banking industry. Our significant accounting policies are described in note 2 to the consolidated financial statements.

Certain accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies, which are discussed below, to be critical accounting policies. These assumptions, estimates and judgments we use can be influenced by a number of factors, including the general economic environment. Actual results could differ from these judgments and estimates under different conditions, resulting in a change that could have a material impact on the carrying values of our assets and liabilities and our results of operations.

Allowance for Credit Losses. The determination of the allowance for credit losses (“ACL”) on loans is considered a critical accounting estimate by management because of the high degree of judgment involved in determining qualitative loss factors, the subjectivity of the assumptions used, and the potential for changes in the forecasted economic environment. Although we believe we have established and maintained the ACL at appropriate levels, changes in reserves may be necessary if actual economic and other conditions differ substantially from the forecast used in estimating the ACL. See note 2 in the notes to our consolidated financial statements for a detailed discussion of our accounting policies and methodologies for establishing the allowance for credit losses. Additional information about our allowance for credit losses is also presented in note 7 to the audited consolidated financial statements.

Our ACL totaled $67.2 million and $60.0 million at December 31, 2025 and 2024, respectively. The increase in the allowance for credit losses was primarily due to an increase in outstanding balances of loans. The ACL components related to collectively evaluated loan reserves were $67.2 million and $60.0 million, respectively, at December 31, 2025 and 2024, under the Current Expected Credit Loss (“CECL”) methodology. At both December 31, 2025 and 2024 we had $0 for individually analyzed loan reserves.

At December 31, 2025, management performed a hypothetical sensitivity analysis to understand the impact of a change in a key input on our ACL. If the U.S. unemployment rate had been increased from an average range of approximately 4.4% to 7.4% for the forecast period, and U.S. Gross Domestic Product (“GDP”) decreased from an average range of approximately 2.2% to 1.2% for the forecast period, our ACL reserves would have been approximately $1.0 million higher. This sensitivity analysis includes the impact of quantitative components of our ACL. Changes in quantitative inputs and qualitative loss factors may not occur in the same direction or magnitude across all segments of our loan portfolio and deterioration in some quantitative inputs and qualitative loss factors may offset improvement in others. This sensitivity analysis does not represent a change to our expectations of the economic environment but provides a hypothetical result to assess the sensitivity of the ACL to a change in a key input. This sensitivity analysis does not incorporate changes to management’s judgment of qualitative loss factors.

If the four-quarter U.S. unemployment rate forecast had been 10.4% rather than an average of approximately 4.4%, our ACL would have been approximately $16.7 million higher. This sensitivity analysis includes the impact to the quantitative components of our ACL. Changes in quantitative inputs and qualitative loss factors may not occur in the same direction or magnitude across all segments of our loan portfolio and deterioration in some quantitative inputs and qualitative loss factors may offset improvement in others. This sensitivity analysis does not represent a change to our expectations of the economic environment but provides a hypothetical result to assess the sensitivity of the ACL to a change in a key input. This sensitivity analysis does not incorporate changes to management’s judgment of qualitative loss factors.

Most of our non-performing assets are collateral dependent loans which are written down to the fair value of the collateral less estimated costs to sell. We continue to assess the collateral of these loans and obtain updated appraisals on these loans on an annual basis. To the extent the property values decline, there could be additional losses on these non-performing assets, which may be material. Management considered these market conditions in deriving the estimated ACL. Should economic difficulties occur, the ultimate amount of loss could vary from our current estimate. For additional discussion related to the determination of the allowance for credit losses, see “Risk Management — Analysis and Determination of the Allowance for Credit Losses” and the notes to Columbia Financial’s audited consolidated financial statements.

Income Taxes. We are subject to the income tax laws of the various jurisdictions where we conduct business and estimate income tax expense based on amounts expected to be owed to these various tax jurisdictions. The estimated income tax expense (benefit) is reported in the Consolidated Statements of Income. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax assets and liabilities. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets are inherently subjective and are reviewed on a continual basis as regulatory and business factors change.

Accrued or prepaid taxes represent the net estimated amount due to or to be received from tax jurisdictions either currently or in the future and are reported in other assets or other liabilities in our consolidated financial statements. We assess the appropriate tax treatment of transactions and filing positions after considering statutes, regulations, judicial precedent and other pertinent information and maintain tax accruals consistent with our evaluation. Changes in the estimate of accrued taxes occur periodically due to changes in tax rates, interpretations of tax laws, status of examinations by the tax authorities and newly enacted statutory, judicial and regulatory guidance that could impact the relative merits of tax positions. These changes, when they occur, impact accrued taxes and can materially affect our operating results. Columbia Financial identified no significant income tax uncertainties through the evaluation of its income tax positions as of December 31, 2025 and 2024. Therefore, Columbia Financial has no unrecognized income tax benefits as of those dates.

As of March 31, 2026, December 31, 2025 and 2024, we had a net deferred tax (liability) asset totaling $(14.6) million, $(15.3) million and $12.4 million, respectively. In accordance with ASC Topic 740 “Income Taxes,” we use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is established when management is unable to conclude that it is more likely than not that it will realize deferred tax assets based on the nature and timing of these items. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period enacted. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax assets and liabilities. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets are inherently subjective and are reviewed on a regular basis as regulatory or business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance that results in additional income tax expense in the period in which it is recognized would negatively affect earnings. Management believes, based on current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize federal deferred tax assets. As of December 31, 2025 and 2024, no valuation allowance was deemed necessary for the deferred tax assets related to state net operating losses.

Post-retirement Benefits. We provide certain health care and life insurance benefits, along with split-dollar bank-owned life insurance (“BOLI”) death benefits, to eligible retired employees. The cost of retiree health care and other benefits during the employees’ period of active service are accrued monthly. We account for benefits in accordance with ASC Topic 715 “Pension and Other Post-retirement Benefits.” The guidance requires an employer to: (a) recognize in the statement of financial position the over funded or underfunded status of a defined benefit post-retirement plan measured as the difference between the fair value of plan assets and the benefit obligations; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of Columbia Financial’s fiscal year (with limited exceptions); and (c) recognize as a component of other comprehensive income (loss), net of tax, the actuarial gain and losses and the prior service costs and credits that arise during the period. These assets and liabilities and expenses are based upon actuarial assumptions including interest rates, rates of increase in compensation, expected rate of return on plan assets and the length of time we will have to provide those benefits. Actual results may differ from these assumptions. These assumptions are reviewed and updated at least annually, and management believes the estimates are reasonable.

Pending Accounting Pronouncements

In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Topic (“ASU”) 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40), which requires disaggregated information about certain income statement line items in a tabular format in the notes to Columbia Financial’s audited consolidated financial statements. This update is effective for financial statements issued for fiscal years beginning after December 15, 2026, with early adoption in the interim period permitted. Columbia Financial is currently evaluating the impact of the adoption of this ASU on its consolidated financial statements. As it is only disclosure related, this ASU is not expected to have a significant impact on the consolidated financial statements.

In November 2025, the FASB issued ASU 2025-08, Financial Instruments-Credit Losses (Topic 326): Purchased Loans, which amends the guidance in ASC 326 on the accounting for certain purchased loans. Under the ASU, entities must account for acquired loans (excluding credit cards) that meet certain criteria at acquisition (“purchased seasoned loans”) by recognizing them at their purchase price plus an allowance for expected credit losses (i.e., the so-called gross-up approach). The ASU’s amendments align the accounting for purchased seasoned loans with the treatment of financial assets purchased with more-than-insignificant credit deterioration since origination (“PCD assets”). The amendments apply prospectively and will be effective for fiscal periods beginning after December 15, 2026 (and interim periods within). Early adoption is permitted. Columbia Financial is currently evaluating the impact of the adoption of the ASU on its consolidated financial statements, but does not expect it to have a significant impact.

Comparison of Financial Condition at March 31, 2026 and December 31, 2025

Total assets decreased $8.3 million, or 0.1%, with a balance of $11.0 billion at both March 31, 2026 and December 31, 2025. The decrease in total assets was primarily attributable to decreases in cash and cash equivalents of $63.9 million, debt securities held to maturity of $18.4 million, and loans receivable, net, of $33.9 million, partially offset by an increase in debt securities available for sale of $76.9 million, an increase in Federal Home Loan Bank and Federal Reserve Bank Stock of $18.3 million, and an increase in other real estate owned of $5.9 million, representing one non-performing construction loan transferred to other real estate owned in March 2026.

Cash and cash equivalents decreased $63.9 million, or 18.7%, to $276.9 million at March 31, 2026 from $340.8 million at December 31, 2025. The decrease was primarily attributable to purchases of securities of $138.2 million, the purchase of Federal Reserve Bank of New York Stock, the origination of loans receivable, and a decrease in total deposits of

$72.1 million, partially offset by principal repayments on securities of $20.9 million, calls and maturities on securities of $54.9 million, repayments on loans receivable and an increase in borrowings of $60.0 million.

Debt securities available for sale increased $76.9 million, or 6.8%, to $1.2 billion at March 31, 2026 from $1.1 billion at December 31, 2025. The increase was attributable to purchases of securities of $138.2 million, consisting primarily of U.S. government obligations and mortgage-backed securities, partially offset by an increase in the gross unrealized loss on securities of $4.8 million, calls and maturities on securities of $40.0 million, and repayments on securities of $17.1 million.

Debt securities held to maturity decreased $18.4 million, or 4.6%, to $377.8 million at March 31, 2026 from $396.2 million at December 31, 2025. The decrease was primarily attributable to maturities on securities of $14.9 million and repayments on securities of $3.8 million.

Loans receivable, net, decreased $33.9 million, or 0.4%, with a balance of $8.2 billion at both March 31, 2026 and December 31, 2025. One-to-four family loans, multifamily loans, commercial real estate loans, commercial business loans, and home equity loans and advances decreased $14.7 million, $8.4 million, $40.3 million, $14.5 million, and $5.6 million, respectively, partially offset by an increase in construction loans of $51.3 million. The allowance for credit losses for loans increased $1.6 million to $68.8 million at March 31, 2026 from $67.2 million at December 31, 2025, primarily due to an increase in qualitative loss rates based on the evaluation of current and projected economic conditions.

Total liabilities decreased $21.3 million, or 0.2%, to $9.8 billion at March 31, 2026 from $9.9 billion at December 31, 2025. The decrease was primarily attributable to a decrease in total deposits of $72.1 million, or 0.9%, and a decrease in accrued expenses and other liabilities of $11.3 million, partially offset by an increase in borrowings of $60.0 million, or 5.1%. The decrease in total deposits primarily consisted of decreases in non-interest-bearing demand deposits, interest-bearing demand deposits and money market accounts of $9.4 million, $102.9 million, and $13.8 million, respectively, partially offset by increases in savings and club accounts and certificates of deposits of $1.6 million and $52.4 million, respectively. The decrease in interest-bearing demand deposits was mainly attributable to seasonal decreases in the balance of municipal deposits. The decrease in accrued expenses and other liabilities related to the payout of benefit related accrued expenses coupled with a decrease in outstanding checks. The $60.0 million increase in borrowings was driven by a net increase in short-term borrowings of $35.0 million, coupled with new long-term borrowings of $40.0 million, partially offset by repayments of $15.0 million in maturing long-term borrowings.

Total stockholders’ equity increased $13.0 million, or 1.1%, with a balance of $1.2 billion at both March 31, 2026 and December 31, 2025, primarily attributable to net income of $13.1 million.

Comparison of Results of Operations for the Three Months Ended March 31, 2026 and 2025

Net income of $13.1 million was recorded for the quarter ended March 31, 2026, an increase of $4.2 million, compared to net income of $8.9 million for the quarter ended March 31, 2025. The increase in net income was primarily attributable to a $10.1 million increase in net interest income, and a $2.0 million decrease in provision for credit losses, partially offset by a $1.7 million decrease in non-interest income, a $3.6 million increase in non-interest expense, and a $2.5 million increase in income tax expense.

Net interest income was $60.4 million for the quarter ended March 31, 2026, an increase of $10.1 million, or 20.0%, from $50.3 million for the quarter ended March 31, 2025. The increase in net interest income was primarily attributable to a $6.7 million increase in interest income and a $3.4 million decrease in interest expense on deposits and borrowings. The increase in interest income was primarily due to an increase in the average balance of loans and securities coupled with an increase in average yields on loans. The 75 basis point decrease in market interest rates during 2025 contributed to lower interest rates paid on new and repricing deposits and borrowings during the quarter ended March 31, 2026, but did not have as significant of an impact on the yields on interest-earning assets, which remained stable since December 31, 2025, as assets repriced at a slower pace. Prepayment penalties, which are included in interest income on loans, totaled $253,000 for the quarter ended March 31, 2026, compared to $257,000 for the quarter ended March 31, 2025.

The average yield on loans for the quarter ended March 31, 2026 increased 12 basis points to 5.01%, as compared to 4.89% for the quarter ended March 31, 2025. Interest income on loans increased due to an increase in both the average balance and yield on loans. The average yield on securities for the quarter ended March 31, 2026 decreased 7 basis points to 3.38%, as compared to 3.45% for the quarter ended March 31, 2025. Interest income on securities increased due to an increase in the average balance of securities which more than offset a decrease in the average yield. The average yield on other interest-earning assets for the quarter ended March 31, 2026 decreased 97 basis points to 4.78%, as compared to 5.75% for the quarter ended March 31, 2025, mainly due to a 165 basis point decrease in the dividend rate received on Federal Home Loan Bank stock.

Total interest expense was $58.5 million for the quarter ended March 31, 2026, a decrease of $3.4 million, or 5.4%, from $61.8 million for the quarter ended March 31, 2025. The decrease in interest expense was primarily attributable to a 30 basis point decrease in the average cost of interest-bearing deposits coupled with a 32 basis point decrease in the average cost of borrowings, partially offset by an increase in both the average balance of interest-bearing deposits and borrowings. Interest expense on deposits decreased $3.8 million, or 7.6% due to the decrease in the average cost of deposits. Interest expense on borrowings increased $476,000, or 4.1%, for the quarter ended March 31, 2026 as compared to the quarter ended March 31, 2025, due to the increase in the average balance of borrowings, which more than offset the decrease in the average cost.

Columbia Financial’s net interest margin for the quarter ended March 31, 2026 increased 31 basis points to 2.42% when compared to 2.11%, for the quarter ended March 31, 2025, due to an increase in the average yield on interest-earning assets coupled with a decrease in the average cost of interest-bearing liabilities. The weighted average yield on interest-earning assets increased seven basis points to 4.76% for the quarter ended March 31, 2026 as compared to 4.69% for the quarter ended March 31, 2025. The average cost of interest-bearing liabilities decreased 29 basis points to 2.92% for the quarter ended March 31, 2026 as compared to 3.21% for the quarter ended March 31, 2025.

The provision for credit losses for the quarter ended March 31, 2026 was $1.0 million, a decrease of $2.0 million, or 67.4%, from $2.9 million for the quarter ended March 31, 2025. The decrease in provision for credit losses was primarily attributable to a decrease in net charge-offs, with net recoveries on loans of $604,000 for the quarter ended March 31, 2026, as compared to net charge-offs on loans of $857,000 for the quarter ended March 31, 2025, and a decrease in the balance of loans receivable, partially offset by an increase in qualitative loss rates based on the evaluation of current and projected economic conditions.

Non-interest income was $6.7 million for the quarter ended March 31, 2026, a decrease of $1.7 million, or 20.4%, from $8.5 million for the quarter ended March 31, 2025. The decrease was primarily attributable to a decrease in the change in fair value of equity securities of $1.5 million, and a decrease of $379,000 in other non-interest income, mainly related to interest rate swaps.

Non-interest expense was $47.5 million for the quarter ended March 31, 2026, an increase of $3.6 million, or 8.3%, from $43.8 million for the quarter ended March 31, 2025. The increase was primarily attributable to an increase in compensation and employee benefits expense of $2.5 million, and an increase in merger-related expenses of $1.8 million, partially offset by a decrease of $1.1 million in professional fees. The increase in compensation and employee benefits expense was due to normal annual increases and an increase in the number of employees.

Income tax expense was $5.6 million for the quarter ended March 31, 2026, an increase of $2.5 million, as compared to income tax expense of $3.1 million for the quarter ended March 31, 2025, mainly due to higher pre-tax income. Columbia Financial’s effective tax rate was 29.9% and 25.9% for the quarters ended March 31, 2026 and 2025, respectively. The increase in the 2026 effective tax rate was due to non-deductible merger-related expenses.

Comparison of Financial Condition at December 31, 2025 and 2024

General

Total assets increased $543.3 million, or 5.2%, to $11.0 billion at December 31, 2025 from $10.5 billion at December 31, 2024. The increase in total assets was primarily attributable to increases in cash and cash equivalents of $51.6 million, debt securities available for sale of $96.1 million, loans receivable, net of $367.8 million, bank-owned life insurance of $8.2 million, and other assets of $11.6 million. The increase in cash and cash equivalents was primarily attributable to proceeds from principal repayments on securities of $164.0 million, sales, calls, and maturities on securities of $97.9 million, repayments on loans receivable, an increase in total deposits of $347.9 million and an increase in borrowings of $102.9 million, partially offset by the purchases of securities of $305.5 million, the origination and purchases of loans receivable and repurchases of common stock under our stock repurchase program of $13.4 million. The increase in debt securities available for sale was primarily attributable to purchases of securities of $272.1 million, consisting primarily of U.S. government obligations and mortgage-backed securities, and a decrease in the gross unrealized loss on securities of $37.5 million, partially offset by maturities on securities of $77.5 million, repayments on securities of $132.6 million, and the sale of securities of $15.7 million. The increase in loans receivable, net was primarily attributable to an increase in multifamily real estate loans, commercial real estate loans, and commercial business loans of $217.0 million, $173.4 million, and $144.8 million, respectively, partially offset by decreases in one-to-four family real estate loans, construction loans and home equity loans and advances of $152.7 million, $4.1 million and $3.9 million, respectively. The increase in commercial business loans was primarily due to the purchase of $130.9 million in equipment finance loans from a third party in May 2025, at a $3.2 million discount, which included $5.1 million of purchased credit deteriorated (“PCD”) loans. The principal balance of the PCD loans purchased was charged-off by $3.2 million. The allowance for credit losses for loans increased $7.2 million to $67.2 million at December 31, 2025 from $60.0 million at December 31, 2024. During the year ended

December 31, 2025, the increase in the allowance for credit losses for loans was primarily due to an increase in outstanding loan balances. The increase in bank-owned life insurance is attributable to income recognized on split-dollar life insurance arrangements. The increase in other assets is primarily attributable to an increase in Columbia Financial’s pension plan balance, as the return on plan assets outpaced the growth in the plan’s obligation.

Total liabilities increased $462.9 million, or 4.9%, to $9.9 billion at December 31, 2025 from $9.4 billion at December 31, 2024. The increase was primarily attributable to an increase in total deposits of $347.9 million, or 4.3%, an increase in borrowings of $102.9 million, or 9.5%, and an increase in other liabilities of $11.8 million, or 6.8%. The increase in total deposits primarily consisted of increases in non-interest-bearing demand deposits, money market accounts and certificates of deposit of $79.4 million, $223.3 million, and $109.7 million, respectively, partially offset by decreases in interest-bearing demand and savings and club accounts of $35.4 million and $29.1 million, respectively. The increase in borrowings was driven by a net increase in short-term borrowings of $32.0 million, coupled with new long-term borrowings of $175.3 million, partially offset by repayments of $104.4 million in maturing long-term borrowings. The increase in other liabilities was primarily related to increases in accrued expenses and benefit plan related liabilities coupled with an increase in outstanding checks.

Total stockholders’ equity increased $80.4 million, or 7.4%, to $1.2 billion at December 31, 2025 from $1.1 billion at December 31, 2024. The increase in total stockholders’ equity was primarily attributable to net income of $51.8 million, an increase of $34.4 million in other comprehensive income, which includes changes in unrealized losses on debt securities available for sale and unrealized gains on swap contracts, net of taxes, included in other comprehensive income, and the recognition of $4.7 million in stock based compensation expense. These increases were partially offset by the repurchase of 873,304 shares of common stock at a cost of approximately $13.4 million, or $15.29 per share, under our stock repurchase program.

Securities

As part of Columbia Financial’s strategy to improve future earnings and expand its net interest margin, in December 2024 Columbia Financial sold $352.3 million of debt securities available for sale. Proceeds from the sale were used to fund loan growth of $72.9 million, purchase $78.1 million of higher yielding debt securities and prepay $170 million of higher cost borrowings. The repositioning was immediately accretive to net interest income. The sale and prepayment resulted in a pre-tax loss of approximately $37.9 million. The repositioning was neutral to tangible book value per share as the unrealized loss with respect to the debt securities was already recognized in Columbia Financial’s stockholders’ equity through accumulated other comprehensive loss.

Debt securities available for sale and held to maturity increased $99.5 million, or 7.0%, to $1.5 billion at December 31, 2025 from $1.4 billion at December 31, 2024. The increase in securities during 2025 was primarily attributable to purchases of securities of $305.5 million, a decrease in gross unrealized losses of $37.5 million, and $13.3 million of Freddie Mac mortgage participation certificates exchanged, partially offset by repayments received of $164.0 million, sales of securities of $15.6 million, and maturities and calls of securities of $81.5 million. We continue to focus on maintaining a high quality securities portfolio that provides consistent cash flows in changing interest rate environments. At December 31, 2025, our total securities portfolio, which includes equity securities, was 13.8% of total assets, as compared to 13.6% at December 31, 2024.

At December 31, 2025, 58.4% of the debt securities available for sale portfolio was comprised of mortgage-backed securities and CMOs issued by Freddie Mac, Fannie Mae and Ginnie Mae. These securities are guaranteed by the issuing agency and backed by residential and multifamily mortgages. These securities are comprised of fixed rate, adjustable-rate and hybrid securities that bear a fixed rate for a specific term and thereafter, to the extent they are not prepaid, adjust periodically. At December 31, 2025, U.S. government and agency obligations comprised the next largest segment of the available for sale portfolio, totaling 35.5%. At December 31, 2025, the remainder of our available for sale securities portfolio consisted of corporate debt securities and municipal obligations which comprised 5.9% and 0.2%, respectively.

At December 31, 2025, 88.7% of the debt securities held to maturity portfolio was comprised of mortgage-backed securities and CMOs issued by Freddie Mac, Fannie Mae and Ginnie Mae. These securities are guaranteed by the issuing agency and backed by residential and multifamily mortgages. These securities are comprised of fixed rate, adjustable-rate and hybrid securities that bear a fixed rate for a specific term and thereafter, to the extent they are not prepaid, adjust periodically. At December 31, 2025, the remaining 11.3% of our held-to-maturity securities portfolio consisted of U.S. government and agency obligations.

To mitigate the credit risk related to our securities portfolio, we primarily invest in agency and highly-rated securities. As of December 31, 2025, approximately 95.1% of the total portfolio consisted of direct government obligations or government-sponsored enterprise obligations, approximately 4.5% of the remaining portfolio was rated at least investment grade and approximately 0.4% of the remaining portfolio was not rated. Securities not rated consist primarily of private placement municipal notes issued and/or guaranteed by local municipal authorities and equity securities.

The following table sets forth the amortized cost and fair value of securities at December 31, 2025, 2024 and 2023:

	At December 31,
	2025		2024		2023
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Debt securities available for sale:
U.S. government and agency obligations	$393,875	$398,470	$314,494	$314,702	$146,387	$145,501
Mortgage-backed securities and collateralized mortgage obligations	732,393	654,973	729,488	622,957	1,009,508	867,585
Municipal obligations	1,975	1,961	2,378	2,359	2,770	2,702
Corporate debt securities	71,976	66,613	95,508	85,928	92,565	77,769

Total securities available for sale	$1,200,219	$1,122,017	$1,141,868	$1,025,946	$1,251,230	$1,093,557

Debt securities held to maturity:
U.S. government and agency obligations	$44,872	$41,551	$44,871	$39,583	$49,871	$43,969
Mortgage-backed securities and collateralized mortgage obligations	351,361	325,738	347,969	310,570	351,283	313,208

Total debt securities held to maturity	$396,233	$367,289	$392,840	$350,153	$401,154	$357,177

Equity securities	$3,598	$6,802	$3,943	$6,673	$3,943	$3,384

Total securities	$1,600,050	$1,496,108	$1,538,651	$1,382,772	$1,656,327	$1,454,118

At December 31, 2025 and 2024, securities with carrying values of $880.1 million and $1.1 billion, respectively, were in net unrealized loss positions that totaled $114.4 million and $159.7 million, respectively. The decrease in unrealized losses on securities in 2025 was primarily due to the sales of lower yielding securities as discussed above, and changes in market interest rates.

For available for sale securities, Columbia Financial assesses whether a loss is from credit or other factors and considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency and adverse conditions related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows is less than the amortized cost, a credit loss would be recorded through an allowance for credit losses, limited by the amount that the fair value is less than the amortized cost basis. We believe that unrealized and unrecognized losses on securities at December 31, 2025 and 2024 are a function of changes in market interest rates and credit spreads, not changes in credit quality. Therefore, no allowance for credit losses was recorded at December 31, 2025 and 2024.

For held-to-maturity securities, management measures expected credit losses on a collective basis by major security type. All of the mortgage-backed securities are issued by U.S. government agencies and are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies and have a long history of no credit losses and, therefore, the expectation of non-payment is zero and Columbia Financial is not required to estimate an allowance for credit losses on these securities under the CECL standard. All these securities reflect a credit quality rating of AAA by Moody’s Investors Service.

At December 31, 2025 and 2024, we had no securities in a single company or entity (other than United States Government and United States GSE securities) that had an aggregate book value in excess of 5% of our equity.

The following tables set forth the stated maturities and weighted average yields of securities at December 31, 2025. Certain securities have adjustable interest rates and will reprice monthly, quarterly, semi-annually or annually within the various maturity ranges. Weighted average yields for tax-exempt securities totaling $2.0 million with a weighted average rate of 3.02%, are presented on a tax equivalent basis using a federal marginal tax rate of 21%.

Equity securities are not included in the table based on lack of a maturity date. The tables present contractual final maturities for mortgage-backed securities and does not reflect repricing or the effect of prepayments.

	At December 31, 2025
	One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		After Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
	(Dollars in thousands)
Debt securities available for sale:
U.S. government and agency obligations	$124,851	4.02%	$244,338	4.19%	$29,281	4.22%	$—	—%	$398,470	4.14%
Mortgage-backed securities and collateralized mortgage obligations	—	—	127,352	3.58	40,418	2.78	487,203	6.67	654,973	5.87
Municipal obligations	1,536	3.75	425	4.00	—	—	—	—	1,961	3.80
Corporate debt securities	4,997	4.10	10,250	4.35	51,366	4.06	—	—	66,613	4.10

Total	$131,384	4.02%	$382,365	3.98%	$121,065	3.65%	$487,203	6.67%	$1,122,017	5.20%

	At December 31, 2025
	One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		After Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
	(Dollars in thousands)
Debt securities held to maturity:
U.S. government and agency obligations	$14,875	1.67%	$10,000	1.25%	$9,997	1.50%	$10,000	2.30%	$44,872	1.68%
Mortgage-backed securities and collateralized mortgage obligations	—	—	97,046	2.71	107,391	2.27	146,924	2.77	351,361	2.60

Total	$14,875	1.67%	$107,046	2.57%	$117,388	2.21%	$156,924	2.74%	$396,233	2.50%

Loans Receivable

Total gross loans increased $373.9 million, or 4.8%, to $8.2 billion at December 31, 2025 from $7.9 billion at December 31, 2024. One-to-four family real estate loans decreased $152.7 million, or 5.6%, to $2.6 billion at December 31, 2025 from $2.7 billion at December 31, 2024. Multifamily loans increased $217.0 million, or 14.9%, to $1.7 billion at December 31, 2025 from $1.5 billion at December 31, 2024. Commercial real estate loans increased $173.4 million, or 7.4%, to $2.5 billion at December 31, 2025 from $2.3 billion at December 31, 2024. Construction loans decreased $4.1 million, or 0.9%, to $469.4 million at December 31, 2025 from $473.6 million at December 31, 2024. Commercial business loans increased $144.8 million, or 23.3%, to $766.8 million at December 31, 2025 from $622.0 million at December 31, 2024. Home equity loans and advances decreased $3.9 million, or 1.5%, to $255.1 million at December 31, 2025 from $259.0 million at December 31, 2024. Multifamily loans, commercial real estate loans, and commercial business loans have increased in 2025, as we continue our increased focus on lending within these business segments. The increase in commercial business loans included a purchase of $130.9 million in equipment finance loans from a third party in May 2025. We had lower originations in one-to-four family real estate and home equity loans and advance originations during 2024 and 2025, as we focused on commercial real estate and commercial business related lending.

The following tables present the loan portfolio at the dates indicated:

	At December 31,
	2025		2024
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One-to-four family	$2,558,252	31.0%	$2,710,937	34.4%
Multifamily	1,677,613	20.4	1,460,641	18.6%
Commercial real estate	2,513,260	30.5	2,339,883	29.7%
Construction	469,438	5.7	473,573	6.0%

Total real estate loans	7,218,563	87.6	6,985,034	88.7

	At December 31,
	2025		2024
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial business loans	766,792	9.3	622,000	7.9
Consumer loans:
Home equity loans and advances	255,126	3.1	259,009	3.3
Other consumer loans	2,895	—	3,404	—

Total consumer loans	258,021	3.1	262,413	3.3

Total gross loans	8,243,376	100.0%	7,869,447	100.0%

PCD loans	10,442		11,686
Net deferred loan costs, fees and purchased premiums and discounts	38,192		35,795
Allowance for credit losses	(67,201)		(59,958)

Loans receivable, net	$8,224,809		$7,856,970

Loan Maturity

The following table sets forth certain information at December 31, 2025 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The table does not include any estimate of prepayments that significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. The table reflects final maturities for construction loans that convert to permanent loans and includes PCD loans. Demand loans having no stated schedule of repayments or maturity are reported as due in one year or less.

	December 31, 2025
	Real Estate
	One-to-four Family	Multifamily	Commercial Real Estate	Construction	Commercial Business	Home Equity Loans and Advances	Other Consumer Loans	Total
	(In thousands)
Amounts due in:
One year or less	$1,459	$124,045	$188,656	$302,077	$313,781	$924	$2,304	$933,246
More than one year to five years	52,091	823,901	1,051,669	156,186	313,249	17,815	591	2,415,502
More than five years to fifteen years	401,063	652,425	1,078,240	—	136,479	96,753	—	2,364,960
More than fifteen years	2,104,906	77,242	202,586	11,175	4,567	139,634	—	2,540,110

Total	$2,559,519	$1,677,613	$2,521,151	$469,438	$768,076	$255,126	$2,895	$8,253,818

The following table sets forth all loans at December 31, 2025 that are due after December 31, 2026 and have either fixed interest rates or floating or adjustable interest rates:

	Due After December 31, 2026
	Fixed Rates	Floating or Adjustable Rates	Total
	(In thousands)
Real estate loans:
One-to-four family	$2,279,902	$278,158	$2,558,060
Multifamily	713,619	839,949	1,553,568
Commercial real estate	996,960	1,335,535	2,332,495
Construction	14,443	152,918	167,361
Commercial business loans	324,247	130,048	454,295
Consumer loans:
Home equity loans and advances	139,931	114,271	254,202
Other consumer loans	540	51	591

Total loans	$4,469,642	$2,850,930	$7,320,572

Loan Originations and Sales

The following table shows loans originated, purchased, sold and other reductions in loans during the periods indicated:

	Years Ended December 31,
	2025	2024	2023
	(In thousands)
Total loans at beginning of period	$7,916,928	$7,874,537	$7,677,564
Originations:
Real estate loans:
One-to-four family	118,218	123,399	215,266
Multifamily	233,076	87,476	124,660
Commercial real estate	325,216	21,837	146,303
Construction	355,402	295,052	335,749

Total real estate loans	1,031,912	527,764	821,978

Commercial business loans	246,391	227,262	209,003
Consumer loans:
Home equity loans and advances	63,437	79,515	80,396
Other consumer loans	191	90	182

Total consumer loans	63,628	79,605	80,578

Total loans originated	1,341,931	834,631	1,111,559
Purchases	150,882	78,719	14,729
Loans acquired	—	—	—
Less:
Principal payments, repayments, and other items, net	(1,034,289)	(832,011)	(686,988)
Loan sales	(35,375)	(18,895)	(121,372)
Securitization of loans	(13,340)	—	—
Transfer of loans receivable to loans held-for-sale	(34,727)	(18,079)	(120,955)
Transfer to real estate owned	—	(1,974)	—

Total loans receivable at end of period	$8,292,010	$7,916,928	$7,874,537

Deposits

Our primary source of funds is our deposits, which are comprised of non-interest-bearing and interest-bearing transaction accounts, money market deposit accounts, savings and club deposits and certificates of deposit.

Deposits increased $347.9 million, or 4.3%, to $8.4 billion at December 31, 2025 from $8.1 billion at December 31, 2024. The increase in balances of non-interest-bearing demand, money market accounts and certificates of deposit was heavily attributed to a shift in balances from savings and club deposits as well as new deposits attained. Columbia Bank has priced select certificates of deposit accounts very competitively to the market, but there continues to be strong competition for funds from other banks and non-bank investment products. Municipal deposits totaled $979.7 million at December 31, 2025, compared to $969.4 million at December 31, 2024. We continue our efforts to emphasize deposit taking through various channels, including brokered deposits and reciprocal deposit arrangements with third parties.

During 2025, non-interest-bearing demand accounts increased $79.4 million, interest-bearing demand accounts decreased $35.4 million, money market accounts increased $223.3 million, savings and club deposits decreased $29.1 million, and certificates of deposits increased $109.7 million. We have focused on obtaining deposit products by offering attractive pricing and promotions, expanding our product lines and by deepening our existing customer relationships.

The following table sets forth the deposit balances as of the periods indicated:

	At December 31,
	2025		2024		2023
	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits
	(Dollars in thousands)
Non-interest-bearing demand	$1,517,399	18.0%	$1,438,030	17.8%	$1,437,361	18.3%
Interest-bearing demand	1,985,871	23.5	2,021,312	25.0	1,966,463	25.1
Money market accounts	1,465,028	17.3	1,241,691	15.3	1,255,528	16.0

	At December 31,
	2025		2024		2023
	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits
	(Dollars in thousands)
Savings and club deposits	623,444	7.4	652,501	8.1	700,348	8.9
Certificates of deposit	2,852,337	33.8	2,742,615	33.8	2,486,856	31.7

Total deposits	$8,444,079	100.0%	$8,096,149	100.00%	$7,846,556	100.0%

We are required to pledge securities or other financial instruments to secure municipal deposits. At December 31, 2025 and 2024, we had pledged securities totaling $642.7 million and $500.9 million, respectively, and had FHLBNY irrevocable standby letters of credit totaling $175.0 million and $350.6 million at December 31, 2025 and 2024, respectively, collateralizing public funds on deposit.

The following table sets forth the deposit activity for the periods indicated:

	Years Ended December 31,
	2025	2024	2023
	(In thousands)
Beginning balance	$8,096,149	$7,846,556	$8,001,159
Increase (decrease) before interest credited	150,556	47,210	(279,765)
Interest credited	197,374	202,383	125,162

Net increase (decrease) in deposits	347,930	249,593	(154,603)

Ending balance	$8,444,079	$8,096,149	$7,846,556

At December 31, 2025, the aggregate amount of uninsured deposits (deposits in amounts greater than or equal to $250,000, which is the maximum amount for federal deposit insurance) was $3.3 billion. This amount included municipal deposits of $944.6 million, which are collateralized, and intercompany deposits of $42.6 million.

The maturities of uninsured amounts included in time deposits at December 31, 2025 are as follows:

Balance
(In thousands)
Maturity Period:
Three months or less	$183,996
Over three through six months	263,561
Over six through twelve months	184,144
Over twelve months	91,620

Total	$723,321

The following table sets forth all of our certificates of deposit classified by interest rate as of the dates indicated:

	At December 31,
	2025	2024	2023
	(In thousands)
Less than 0.50%	$13,347	$25,394	$81,654
0.50% to 0.99%	19,108	37,194	135,402
1.00% to 1.49%	4,500	27,758	74,502
1.50% to 1.99%	8,152	20,162	71,178
2.00% to 2.49%	7,228	10,513	69,973
2.50% to 2.99%	57,665	75,459	143,095
3.00% to 3.49%	183,350	82,033	62,272
3.50% to 3.99%	1,985,524	356,192	318,582
4.00% to 4.49%	551,669	1,096,800	431,891
4.50% to 4.99%	18,956	732,306	572,736
5.00% and greater	2,838	278,804	525,571

Total	$2,852,337	$2,742,615	$2,486,856

The following table sets forth the amount and maturities of our certificates of deposit by interest rate at December 31, 2025:

	Period to Maturity
	One Year or Less	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years to Four Years	More Than Four Years	Total	Percentage of Certificate Accounts
	(Dollars in thousands)
Less than 0.50%	$10,428	$2,738	$176	$5	$—	$13,347	0.4%
0.50% to 0.99%	14,904	3,033	985	186	—	19,108	0.7
1.00% to 1.49%	756	3,290	222	232	—	4,500	0.2
1.50% to 1.99%	4,740	2,874	523	7	8	8,152	0.3
2.00% to 2.49%	6,935	—	98	195	—	7,228	0.3
2.50% to 2.99%	27,720	15,508	5,223	5,514	3,700	57,665	2.0
3.00% to 3.49%	124,841	45,248	7,533	976	4,752	183,350	6.4
3.50% to 3.99%	1,755,989	139,385	71,257	6,922	11,971	1,985,524	69.6
4.00% to 4.49%	500,534	51,135	—	—	—	551,669	19.3
4.50% to 4.99%	18,956	—	—	—	—	18,956	0.7
5.00% and greater	2,838	—	—	—	—	2,838	0.1

Total	$2,468,641	$263,211	$86,017	$14,037	$20,431	$2,852,337	100.0%

The following tables set forth the average balances and weighted average rates of our deposit products for the periods indicated:

	For the Years Ended December 31,
	2025			2024
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Non-interest-bearing demand	$1,468,900	17.82%	—%	$1,420,104	17.98%	—%
Interest-bearing demand	1,966,173	23.86	2.22	1,986,215	25.15	2.79
Money market accounts	1,361,204	16.52	2.80	1,235,495	15.65	2.67
Savings and club deposits	641,020	7.78	0.63	667,836	8.46	0.77
Certificates of deposit	2,803,958	34.02	3.98	2,587,360	32.76	4.21

Total	$8,241,255	100.00%	2.39%	$7,897,010	100.00%	2.56%

	For the Year Ended December 31,
	2023
	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Non-interest-bearing demand	$1,539,354	20.00%	—%
Interest-bearing demand	2,183,333	28.37	1.73
Money market accounts	951,174	12.36	2.55
Savings and club deposits	793,303	10.31	0.28
Certificates of deposit	2,229,042	28.96	2.73

Total	$7,696,206	100.00%	1.63%

Borrowings

We have the ability to utilize advances and overnight lines of credit from the FHLBNY to supplement our liquidity. As a member bank, we are required to own capital stock in the FHLBNY and are authorized to apply for advances on the security of such stock and certain mortgage loans and other assets, provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. We can also utilize securities sold under agreements to repurchase to provide funding. We maintain access to the Federal Reserve discount window and federal funds lines with correspondent banks for additional contingency funding. To secure our borrowings, we generally pledge securities and/or loans. The types of securities pledged for borrowings include, but are not limited to, GSEs including notes and government agency mortgage-backed securities and CMOs. The types of loans pledged for borrowings include, but are not limited to, one-to-four family real estate loans home equity loans and multifamily and commercial real estate loans.

The following table sets forth the outstanding borrowings and weighted averages at the dates or for the periods indicated:

	Years Ended December 31,
	2025	2024	2023
	(Dollars in thousands)
Maximum amount outstanding at any month-end during the year:
Lines of credit	$—	$26,500	$168,800
FHLB advances	1,318,251	1,676,705	1,659,706
Notes payable	—	—	29,934
Junior subordinated debentures	7,057	7,036	6,962
Average outstanding balance during the year:
Lines of credit	$1,017	$339	$18,036
FHLB advances	1,182,595	1,454,335	1,297,365
Notes payable	—	—	22,780
Junior subordinated debentures	7,046	7,023	7,054
Other borrowings	—	55	—
Weighted average interest rate during the year:
Lines of credit	4.33%	5.31%	9.26%
FHLB advances	4.34	4.84	4.68
Notes payable	—	—	4.03
Junior subordinated debentures	7.98	9.11	8.85
Other borrowings	—	5.45	—
Balance outstanding at end of the year:
Lines of credit	$—	$—	$—
FHLB advances	1,176,415	1,073,564	1,521,733
Junior subordinated debentures	7,057	7,036	6,962
Weighted average interest rate at end of year:
FHLB advances	4.17%	4.42%	4.92%
Junior subordinated debentures	6.92	7.56	8.59

Results of Operations for the Years Ended December 31, 2025 and 2024

Financial Highlights

Net income of $51.8 million was recorded for the year ended December 31, 2025, an increase of $63.4 million, as compared to a net loss of $11.7 million for the year ended December 31, 2024. The increase was primarily attributable to an increase in net interest income of $43.7 million, a decrease in provision for credit losses of $4.6 million, and an increase in non-interest income of $35.2 million, partially offset by an increase in income tax expense of $20.5 million. In 2025, the increase in net interest income was primarily attributable to an increase in total interest income of $19.5 million and a decrease in total interest expense of $24.1 million.

A provision for credit losses of $9.8 million was recorded for the year ended December 31, 2025, a decrease of $4.6 million, as compared to $14.5 million for the year ended December 31, 2024. The decrease in provision for credit losses was primarily attributable to a decrease in net charge-offs, which totaled $5.8 million for the year ended December 31, 2025 as compared to $9.6 million for the year ended December 31, 2024, and a decrease in quantitative loss rates based on the evaluation of current and projected economic conditions, partially offset by an increase in outstanding loan balances.

Non-interest income of $37.1 million was recorded for the year ended December 31, 2025, an increase of $35.2 million, as compared to $1.9 million for the year ended December 31, 2024. The increase was primarily attributable to an increase in the (loss) gain on securities transactions of $36.1 million which included a $34.6 million loss in the 2024 period resulting from the balance sheet repositioning transaction, an increase of $1.5 million in demand deposit account fees mainly related to commercial treasury services, and an increase of $1.4 million in loan fees and service charges related to customer swap income, partially offset by a decrease in the change in fair value of equity securities of $1.7 million, and a decrease of $3.9 million in other non-interest income, mainly related to interest rate swaps. The $1.7 million decrease in the change in fair value of equity securities included the sale of a portion of Freddie Mac and Fannie Mae preferred stock included in equity securities.

Non-interest expense of $180.9 million was recorded for the year ended December 31, 2025, a decrease of $443,000, as compared to $181.3 million for the year ended December 31, 2024. The decrease was primarily attributable to a $3.4 million decrease in professional fees for legal, regulatory and compliance-related costs, a decrease in merger-related expenses of $1.5 million, a decrease in loss on extinguishment of debt of $3.4 million resulting from the 2024 balance sheet repositioning transaction, and a decrease in other non-interest expense of $3.5 million, mainly related to interest rate swaps, partially offset by an increase in compensation and employee benefits expense of $9.7 million and an increase in data processing and software expenses of $1.6 million. The increase in compensation and employee benefits expense was mainly due to an increase in employee incentive compensation and normal annual increases.

Income tax expense of $16.2 million was recorded for the year ended December 31, 2025, an increase of $20.5 million, as compared to a tax benefit of $4.3 million for the year ended December 31, 2024. The increase was mainly due to an increase in pre-tax income. Columbia Financial’s effective tax rate was 23.9% and 26.8% for the years ended December 31, 2025 and 2024, respectively.

Summary Income Statements

The following table sets forth the income summary for the periods indicated:

	Years Ended December 31,
			Change 2025/2024
	2025	2024	$	%
	(Dollars in thousands)
Net interest income	$221,634	$177,982	$43,652	24.5%
Provision for credit losses	9,822	14,451	(4,629)	(32.0)
Non-interest income	37,069	1,894	35,175	1,857.2
Non-interest expense	180,892	181,335	(443)	(0.2)
Income tax expense (benefit)	16,223	(4,257)	20,480	481.1

Net income (loss)	$51,766	$(11,653)	$63,419	544.2%

Return on average assets	0.48%	(0.11)%
Return on average equity	4.63%	(1.11)%

Net Interest Income

For the year ended December 31, 2025, net interest income increased $43.7 million, or 24.5%, to $221.6 million from $178.0 million for the year ended December 31, 2024. For the year ended December 31, 2025, total interest income increased $19.5 million, or 4.3%, to $471.0 million, from $451.4 million for the year ended December 31, 2024. The increase in total interest income was primarily attributable to an increase in the average balance of loans coupled with an increase in average yields on loans and securities. The average yield on the loan portfolio for the year ended December 31, 2025 increased eight basis points compared to the year ended December 31, 2024, while the average yield on the securities portfolio for the year ended December 31, 2025 increased 58 basis points as compared to the year ended December 31, 2024. This was primarily a result of lower yielding securities being sold as part of the balance sheet repositioning transaction implemented in the fourth quarter of 2024, and an increase in higher yielding securities purchased in 2025. The average yield on other interest-earning assets for the year ended December 31, 2025 decreased 109 basis points as compared to the year ended December 31, 2024, due to lower dividends received on Federal Home Loan Bank stock.

The average cost of our interest-bearing liabilities decreased 31 basis points to 3.13% for the year ended December 31, 2025, from 3.44% for the year ended December 31, 2024, primarily as a result of a decrease in the average cost of interest-bearing deposits and borrowings, and a decrease in the average balance of borrowings, partially offset by an increase in the average balance of deposits. For the year ended December 31, 2025, the average cost of interest-bearing deposits decreased 21 basis points. For the year ended December 31, 2025, total interest expense decreased $24.1 million, or 8.8%, to $249.3 million from $273.4 million for the year ended December 31, 2024. During 2025, the average cost of borrowings decreased 50 basis points, and there was a decrease in the average balance of borrowings.

Provision for Credit Losses

A provision for credit losses of $9.8 million was recorded for the year ended December 31, 2025 as compared to $14.5 million for the year ended December 31, 2024. The decrease in provision for credit losses during the 2025 period was primarily attributable to a decrease in net charge-offs and a decrease in quantitative loss rates based upon the evaluation of current and projected economic conditions, partially offset by an increase in outstanding loan balances. Net charge-offs totaled $5.8 million for the year ended December 31, 2025, as compared to $9.6 million for the year ended December 31, 2024. Charge-offs are recorded on loans where management determines that the collection of loan principal and interest is unlikely. The provision for credit losses was determined by management to be an amount necessary to maintain a balance of allowance for credit losses at a level that uses relevant and reliable information from internal and external sources, related past events, current conditions, and a reasonable and supportable forecast. Changes in the provision were based on management’s analysis of various factors within the qualitative and quantitative components of the allowance for credit losses calculation. At December 31, 2025, the allowance for credit losses totaled $67.2 million, or 0.82% of total gross loans outstanding, compared to $60.0 million, or 0.76% of total gross loans outstanding, as of December 31, 2024. An analysis of the changes in the allowance for credit losses is presented under “Risk Management-Analysis and Determination of the Allowance for Credit Losses” below.

Non-Interest Income

The following table sets forth a summary of non-interest income for the periods indicated:

	Years Ended December 31,
	2025	2024
	(In thousands)
Demand deposit account fees	$8,054	$6,507
Bank-owned life insurance	8,186	7,319
Title insurance fees	3,034	2,505
Loan fees and service charges	5,866	4,483
Gain (loss) on securities transactions	290	(35,851)
Change in fair value of equity securities	873	2,594
Gain on sale of loans	928	906
Gain on sale of real estate owned	281	—
Other non-interest income	9,557	13,431

Total	$37,069	$1,894

For the year ended December 31, 2025, non-interest income increased $35.2 million to $37.1 million from $1.9 million for the year ended December 31, 2024. The increase was primarily attributable to an increase in the (loss) gain on securities transactions of $36.1 million which included a $34.6 million loss in the 2024 period resulting from the balance sheet repositioning transaction, an increase of $1.5 million in demand deposit account fees mainly related to commercial account treasury services, and an increase of $1.4 million in loan fees and service charges related to customer swap income, partially offset by a decrease in the change in fair value of equity securities of $1.7 million, and a decrease of $3.9 million in other non-interest income, mainly related to interest rate swaps. The $1.7 million decrease in the change in fair value of equity securities included the sale of a portion of Federal Home Loan Mortgage Corporation and Federal National Mortgage Association preferred stock included in equity securities.

Non-Interest Expense

The following table sets forth an analysis of non-interest expense for the periods indicated:

	Years Ended December 31,
	2025	2024
	(In thousands)
Compensation and employee benefits	$119,152	$109,489
Occupancy	24,475	23,482
Federal deposit insurance premiums	6,800	7,581
Advertising	2,416	2,510
Professional fees	10,755	14,164
Data processing and software expenses	17,128	15,578

	Years Ended December 31,
	2025	2024
	(In thousands)
Merger-related expenses	214	1,665
Loss on extinguishment of debt	—	3,447
Other non-interest expense	(48)	3,419

Total	$180,892	$181,335

For the year ended December 31, 2025, non-interest expense decreased $443,000, or 0.2%, to $180.9 million from $181.3 million for the year ended December 31, 2024. The decrease was primarily attributable to a $3.4 million decrease in professional fees for legal, regulatory and compliance-related costs, a decrease in merger-related expenses of $1.5 million, a decrease in loss on extinguishment of debt of $3.4 million resulting from the 2024 balance sheet repositioning transaction, and a decrease in other non-interest expense of $3.5 million, mainly related to interest rate swaps, partially offset by an increase in compensation and employee benefits expense of $9.7 million and an increase in data processing and software expenses of $1.6 million. The increase in compensation and employee benefits expense was mainly due to an increase in employee incentive compensation and normal annual increases.

Income Tax Expense

Income tax expense of $16.2 million was recorded for the year ended December 31, 2025, reflecting an effective tax rate of 23.9%, compared to an income tax benefit of $4.3 million for 2024, reflecting an effective tax rate of 26.8%.

As of December 31, 2025, we had a net deferred tax liability totaling $15.3 million. We regularly evaluate the realizability of deferred tax asset positions. In determining whether a valuation allowance is necessary, we consider the level of taxable income in prior years to the extent that carrybacks are permitted under current tax laws, as well as estimates of future pre-tax and taxable income and tax planning strategies that would, if necessary, be implemented. As of December 31, 2025, it was concluded that no valuation allowance was required on the deferred tax assets related to Columbia Bank’s state net operating losses.

Results of Operations for the Years Ended December 31, 2024 and 2023

Financial Highlights

A net loss of $11.7 million was recorded for the year ended December 31, 2024, a decrease of $47.7 million, compared to net income of $36.1 million for the year ended December 31, 2023. The decrease was primarily attributable to a decrease in net interest income of $27.9 million, or 13.5%, an increase in provision for credit losses of $9.7 million, or 201.9%, and a decrease in non-interest income of $25.5 million, or 93.1%, partially offset by a decrease in non-interest expense of $1.1 million, or 0.6%, and a decrease in income tax expense of $14.2 million, or 142.7%. In 2024, the decrease in net interest income was primarily attributable to an $84.3 million increase in interest expense on deposits and borrowings, partially offset by a $56.4 million increase in interest income. The increase in interest income was primarily due to an increase in the average balance of total interest-earning assets coupled with an increase in average yields due to market interest rate increases in 2023. The increase in interest expense on deposits and borrowings was driven by these same rate increases coupled with intense competition for deposits in the market and the repricing of existing deposits into higher cost products along with higher balances. The increase in interest expense on borrowings was also impacted by the increase in interest rates for new borrowings along with an increase in the average balance of borrowings.

The provision for credit losses of $14.5 million recorded for the year ended December 31, 2024 as compared to $4.8 million recorded for the year ended December 31, 2023, was primarily due to net charge-offs totaling $9.6 million and an increase in loan performance qualitative factors.

The decrease in non-interest income of $25.5 million was primarily attributable to an increase in loss on securities transactions of $25.0 million, and a decrease in bank-owned life insurance income of $2.8 million, attributable to death benefits in 2023, partially offset by a $1.9 million increase in the fair value of Freddie Mac and Fannie Mae preferred stock included in equity securities.

The decrease of $1.1 million in non-interest expense was primarily attributable to a decrease in compensation and employee benefits expense of $11.4 million, partially offset by an increase in professional fees of $4.3 million, an increase in merger-related expenses of $1.1 million and an increase in loss on extinguishment of debt of $3.1 million, resulting primarily from the balance sheet repositioning transaction, and an increase in other non-interest expense of $2.0 million. The decrease in compensation and employee benefits expense was the result of lower incentive compensation and a workforce reduction related to cost cutting strategies implemented during 2023 and 2024. The increase in professional fees was primarily related to an increase in legal, regulatory and compliance related costs while the increase in other non-interest expense related to swap transactions.

Income tax benefit of $4.3 million was recorded for the year ended December 31, 2024, a decrease of $14.2 million, as compared to an expense of $10.0 million for the year ended December 31, 2023, mainly due to a decrease in pre-tax income. Columbia Financial’s effective tax rate was 26.8% and 21.6% for the years ended December 31, 2024 and 2023, respectively.

Summary Income Statements

The following table sets forth the income summary for the periods indicated:

	Years Ended December 31,
			Change 2024/2023
	2024	2023	$	%
	(Dollars in thousands)
Net interest income	$177,982	$205,876	$(27,894)	(13.5)%
Provision for credit losses	14,451	4,787	9,664	201.9
Non-interest income	1,894	27,379	(25,485)	(93.1)
Non-interest expense	181,335	182,417	(1,082)	(0.6)
Income tax (benefit) expense	(4,257)	9,965	(14,222)	(142.7)

Net (loss) income	$(11,653)	$36,086	$(47,739)	(132.3)%

Return on average assets	(0.11)%	0.35%
Return on average equity	(1.11)%	3.29%

Net Interest Income

For the year ended December 31, 2024, net interest income decreased $27.9 million, or 13.5%, to $178.0 million from $205.9 million for the year ended December 31, 2023. For the year ended December 31, 2024, total interest income increased $56.4 million, or 14.3%, to $451.4 million, from $395.0 million for the year ended December 31, 2023. The increase in total interest income was primarily attributable to an increase in the average balances of total interest earning assets coupled with an increase in average yields. The yield on the loan portfolio for the year ended December 31, 2024 increased 46 basis points compared to the year ended December 31, 2023, while the yield on the securities portfolio for the year ended December 31, 2024 increased 40 basis points compared to the year ended December 31, 2023. The average yield on other interest-earning assets for the year ended December 31, 2024 increased 73 basis points compared to the year ended December 31, 2023. Increases in average yields on these portfolios for the year ended December 31, 2024 were influenced by market rates increasing 100 basis points throughout the 2023 period and remaining at elevated levels until reductions occurred during the last four months of 2024.

The average cost of our interest-bearing liabilities increased 92 basis points to 3.44% for the year ended December 31, 2024, from 2.52% for the year ended December 31, 2023, primarily as a result of an increase in the average cost of interest-bearing deposits and borrowings and an increase in the average balances of interest-bearing deposits and borrowings. For the year ended December 31, 2024, the average cost of interest-bearing deposits increased 109 basis points. For the year ended December 31, 2024, total interest expense increased $84.3 million, or 44.6%, to $273.4 million from $189.1 million for the year ended December 31, 2023. During 2024, the average cost of borrowings increased 11 basis points, and there was an increase in the average balance of borrowings. The higher interest rate environment coupled with the higher cost of repricing deposits caused the overall increase in interest expense.

A provision for credit losses of $14.5 million was recorded for the year ended December 31, 2024 as compared to $4.8 million for the year ended December 31, 2023. The increase in provision for credit losses during the 2024 year was primarily attributable to net charge-offs recorded and an increase in loan performance qualitative factors. Net charge-offs totaled $9.6 million for the year ended December 31, 2024, as compared to $2.5 million for the year ended December 31, 2023. Charge-offs are recorded on loans where management determines that the collection of loan principal and interest is unlikely. The provision for credit losses was determined by management to be an amount necessary to maintain a balance of allowance for credit losses at a level that uses relevant and reliable information from internal and external sources, related past events, current conditions, and a reasonable and supportable forecast. Changes in the provision were based on management’s analysis of various factors within the qualitative and quantitative components of the allowance for credit losses calculation. At December 31, 2024, the allowance for credit losses totaled $60.0 million, or 0.76% of total gross loans outstanding, compared to $55.1 million, or 0.70% of total gross loans outstanding, as of December 31, 2023. An analysis of the changes in the allowance for credit losses is presented under “Risk Management-Analysis and Determination of the Allowance for Credit Losses” below.

Non-Interest Income

The following table sets forth a summary of non-interest income for the periods indicated:

	Years Ended December 31,
	2024	2023
	(In thousands)
Demand deposit account fees	$6,507	$5,145
Bank-owned life insurance	7,319	10,126
Title insurance fees	2,505	2,400
Loan fees and service charges	4,483	4,510
Loss on securities transactions	(35,851)	(10,847)
Change in fair value of equity securities	2,594	695
Gain on sale of loans	906	1,214
Other non-interest income	13,431	14,136

Total	$1,894	$27,379

For the year ended December 31, 2024, non-interest income decreased $25.5 million, or 93.1%, to $1.9 million from $27.4 million for the year ended December 31, 2023. The decrease was primarily attributable to an increase in the loss on securities transactions of $25.0 million, and a decrease in bank-owned life insurance income of $2.8 million, attributable to death benefits in 2023, partially offset by a $1.9 million increase in the fair value of Federal Home Loan Mortgage Corporation and Federal National Mortgage Association preferred stock included in equity securities.

Non-Interest Expense

The following table sets forth an analysis of non-interest expense for the periods indicated:

	Years Ended December 31,
	2024	2023
	(In thousands)
Compensation and employee benefits	$109,489	$120,846
Occupancy	23,482	22,927
Federal deposit insurance premiums	7,581	8,639
Advertising	2,510	2,805
Professional fees	14,164	9,824
Data processing and software expenses	15,578	15,039
Merger-related expenses	1,665	606
Loss on extinguishment of debt	3,447	300
Other non-interest expense	3,419	1,431

Total	$181,335	$182,417

For the year ended December 31, 2024, non-interest expense decreased $1.1 million, or 0.6%, to $181.3 million from $182.4 million for the year ended December 31, 2023. The decrease was primarily attributable to a decrease in compensation and employee benefits expense of $11.4 million, partially offset by an increase in professional fees of $4.3 million, an increase in merger-related expenses of $1.1 million and an increase in loss on extinguishment of debt of $3.1 million, resulting primarily from the balance sheet repositioning transaction, and an increase in other non-interest expense of $2.0 million. The decrease in compensation and employee benefits expense was the result of lower incentive compensation and a workforce reduction related to cost cutting strategies implemented during 2023 and 2024. The increase in professional fees was primarily related to an increase in legal, regulatory and compliance related costs, while the increase in other non-interest expense related to swap transactions. During the quarter ended December 31, 2024, Columbia Financial prepaid $170.0 million of FHLB borrowings as part of the previously discussed balance sheet repositioning transaction which resulted in a $3.3 million loss on the extinguishment of debt.

Income Tax Expense

Income tax benefit of $4.3 million was recorded for the year ended December 31, 2024, reflecting an effective tax rate of 26.8%, compared to income tax expense of $10.0 million for 2023, reflecting an effective tax rate of 21.6%.

As of December 31, 2024, we had a net deferred tax asset totaling $12.4 million. We regularly evaluate the realizability of deferred tax asset positions. In determining whether a valuation allowance is necessary, we consider the level of taxable income in prior years to the extent that carrybacks are permitted under current tax laws, as well as estimates of future pre-tax and taxable income and tax planning strategies that would, if necessary, be implemented. As of December 31, 2024, it was concluded that no valuation allowance was required on the deferred tax assets related to Columbia Bank’s state net operating losses.

Average Balances and Yields

The following tables present information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income and dividends from average interest-earning assets, and interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average daily balances of assets or liabilities, respectively, for the periods presented. Loan (fees) costs, including prepayment fees, are included in interest income on loans and are not material. Non-accrual loans and PCD loans are included in the average balances and are not material. Yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax-equivalent basis are not material.

	Three Months Ended March 31,
	2026			2025
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans(1)	$8,262,682	$102,152	5.01%	$7,894,561	$95,110	4.89%
Securities(2)	1,556,205	12,979	3.38%	1,477,537	12,553	3.45%
Other interest-earning assets	317,393	3,740	4.78%	317,433	4,500	5.75%

Total interest-earning assets	10,136,280	118,871	4.76%	9,689,531	112,163	4.69%
Non-interest-earning assets	888,357			873,451

Total assets	$11,024,637			$10,562,982

Interest-bearing liabilities:
Interest-bearing demand	$1,971,817	$10,067	2.07%	$2,060,528	$13,172	2.59%
Money market accounts	1,474,109	9,065	2.49%	1,282,241	7,606	2.41%
Savings and club deposits	621,857	652	0.43%	649,257	1,108	0.69%
Certificates of deposit	2,871,480	26,527	3.75%	2,756,895	28,259	4.16%

Total interest-bearing deposits	6,939,263	46,311	2.71%	6,748,921	50,145	3.01%
FHLB advances	1,188,075	12,023	4.10%	1,060,911	11,554	4.42%
Junior subordinated debentures	7,061	131	7.52%	7,040	139	8.01%
Other borrowings	1,444	15	4.21%	—	—	—%

Total borrowings	1,196,580	12,169	4.12%	1,067,951	11,693	4.44%

Total interest-bearing liabilities	8,135,843	$58,480	2.92%	7,816,872	$61,838	3.21%
Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,486,842			1,432,837
Other non-interest-bearing liabilities	235,029			222,604

Total liabilities	9,857,714			9,472,313
Total stockholders’ equity	1,166,923			1,090,669

Total liabilities and stockholders’ equity	$11,024,637			$10,562,982

Net interest income		$60,391			$50,325
Interest rate spread(3)			1.84%			1.48%
Net interest-earning assets(4)	$2,000,437			$1,872,659
Net interest margin(5)			2.42%			2.11%
Ratio of interest-earning assets to interest-bearing liabilities	124.59%			123.96%

(1)	Includes loans held-for-sale, non-accrual and PCD loan balances.

(2)	Includes debt securities available for sale, debt securities held to maturity and equity securities.
(3)	Interest rate spead represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

	Years Ended December 31,
	2025			2024
	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost
	(Dollars in thousands)
Interest-earning assets:
Loans(1)	$8,094,854	$403,173	4.98%	$7,801,939	$382,266	4.90%
Securities(2)	1,490,679	51,304	3.44%	1,622,519	46,377	2.86%
Other interest-earning assets	317,974	16,474	5.18%	363,370	22,783	6.27%

Total interest-earning assets	9,903,507	$470,951	4.76%	9,787,828	$451,426	4.61%
Non-interest-earning assets	864,630			865,684

Total assets	$10,768,137			$10,653,512

Interest-bearing liabilities:
Interest-bearing demand	$1,966,173	$43,733	2.22%	$1,986,215	$55,360	2.79%
Money market accounts	1,361,204	38,070	2.80%	1,235,495	32,977	2.67%
Savings and club deposits	641,020	4,015	0.63%	667,836	5,130	0.77%
Certificates of deposit	2,803,958	111,556	3.98%	2,587,360	108,916	4.21%

Total interest-bearing deposits	6,772,355	197,374	2.91%	6,476,906	202,383	3.12%
FHLB advances	1,183,612	51,381	4.34%	1,454,674	70,418	4.84%
Junior subordinated debentures	7,046	562	7.98%	7,023	640	9.11%
Other borrowings	—	—	—%	55	3	5.45%

Total borrowings	1,190,658	51,943	4.36%	1,461,752	71,061	4.86%

Total interest-bearing liabilities	7,963,013	$249,317	3.13%	7,938,658	$273,444	3.44%
Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,468,900			1,420,104
Other non-interest-bearing liabilities	218,497			242,290

Total liabilities	9,650,409			9,601,052
Total stockholders’ equity	1,117,728			1,052,460

Total liabilities and stockholders’ equity	$10,768,137			$10,653,512

Net interest income		$221,634			$177,982
Interest rate spread(3)			1.63%			1.17%
Net interest-earning assets(4)	$1,940,494			$1,849,170
Net interest margin(5)			2.24%			1.82%
Ratio of interest-earning assets to interest-bearing liabilities	124.37%			123.29%

(1)	Includes loans held-for-sale, non-accrual and PCD loan balances.
(2)	Includes debt securities available for sale, debt securities held to maturity and equity securities.
(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

	Year Ended December 31,
	2023
	Average Balance	Interest	Yield / Cost
	(Dollars in thousands)
Interest-earning assets:
Loans(1)	$7,748,096	$343,770	4.44%
Securities(2)	1,540,726	37,828	2.46%
Other interest-earning assets	241,520	13,380	5.54%

Total interest-earning assets	9,530,342	$394,978	4.14%
Non-interest-earning assets	840,215

Total assets	$10,370,557

	Year Ended December 31,
	2023
	Average Balance	Interest	Yield / Cost
	(Dollars in thousands)
Interest-bearing liabilities:
Interest-bearing demand	$2,183,333	$37,774	1.73%
Money market accounts	951,174	24,296	2.55%
Savings and club deposits	793,303	2,231	0.28%
Certificates of deposit	2,229,042	60,861	2.73%

Total interest-bearing deposits	6,156,852	125,162	2.03%
FHLB advances	1,315,401	62,398	4.74%
Notes payable	22,780	918	4.03%
Junior subordinated debentures	7,054	624	8.85%

Total borrowings	1,345,235	63,940	4.75%

Total interest-bearing liabilities	7,502,087	$189,102	2.52%
Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,539,354
Other non-interest-bearing liabilities	231,018

Total liabilities	9,272,459
Total stockholders’ equity	1,098,098

Total liabilities and stockholders’ equity	$10,370,557

Net interest income		$205,876
Interest rate spread(3)			1.62%
Net interest-earning assets(4)	$2,028,255
Net interest margin(5)			2.16%
Ratio of interest-earning assets to interest-bearing liabilities	127.04%

(1)	Includes loans held-for-sale, non-accrual and PCD loan balances.
(2)	Includes debt securities available for sale, debt securities held to maturity and equity securities.
(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns.

	Year Ended December 31, 2025 Compared to Year Ended December 31, 2024			Year Ended December 31, 2024 Compared to Year Ended December 31, 2023
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)
Interest income:
Loans	$14,352	$6,555	$20,907	$2,389	$36,107	$38,496
Securities	(3,768)	8,695	4,927	2,008	6,541	8,549
Other interest-earning assets	(2,846)	(3,463)	(6,309)	6,750	2,653	9,403

Total interest-earning assets	$7,738	$11,787	$19,525	$11,147	$45,301	$56,448

Interest expense:
Interest-bearing demand	$(559)	$(11,068)	$(11,627)	$(3,410)	$20,996	$17,586
Money market accounts	3,355	1,738	5,093	7,262	1,419	8,681
Savings and club deposits	(206)	(909)	(1,115)	(353)	3,252	2,899
Certificates of deposit	9,118	(6,478)	2,640	9,783	38,272	48,055

Total interest-bearing deposits	11,708	(16,717)	(5,009)	13,282	63,939	77,221

	Year Ended December 31, 2025 Compared to Year Ended December 31, 2024			Year Ended December 31, 2024 Compared to Year Ended December 31, 2023
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)
FHLB advances	(13,122)	(5,915)	(19,037)	6,607	1,413	8,020
Notes payable	—	—	—	(918)	—	(918)
Junior subordinated debentures	2	(80)	(78)	(3)	19	16
Other borrowings	(3)	—	(3)	—	3	3

Total interest-bearing liabilities	$(1,415)	$(22,712)	$(24,127)	$18,968	$65,374	$84,342

Net change in net interest income	$9,153	$34,499	$43,652	$(7,821)	$(20,073)	$(27,894)

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk, liquidity risk, and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available for sale securities that are accounted for at fair value. Other risks that we face are operational risk and reputation risk. Operational risk includes risks related to fraud, regulatory compliance, processing errors, cyber attacks, and disaster recovery. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

We maintain a Risk Management Division comprised of our Risk Management, Compliance, Credit Risk Review, Collateral Risk, and Security Departments. Our Risk Management Division is led by our Senior Executive Vice President and Chief Risk Officer, who reports quarterly to Columbia Bank’s Risk Committee, which is comprised of the full board of directors. The current structure of our Risk Management Division is designed to monitor and address, among other things, financial, credit, collateral, consumer compliance, operational, Bank Secrecy Act, fraud, cyber security, vendor and insurable risks. The Risk Management Division utilizes a number of enterprise risk assessment tools, including stress testing, credit concentration reviews, peer analyses, industry considerations and individual risk assessments, to identify and report potential risks that we face in connection with our business operations.

Credit Risk Management. The objective of our credit risk management strategy is to quantify and manage credit risk and to limit the risk of loss resulting from an individual customer default. Our credit risk management strategy focuses on conservatism, diversification within the loan portfolio and monitoring. Our lending practices include conservative exposure limits and underwriting, documentation and collection standards. Our credit risk management strategy also emphasizes diversification on an industry and customer level as well as regular credit examinations and monthly management reviews of large credit exposures and loans experiencing deterioration in credit quality. Our credit risk review function provides objective assessments of the quality of underwriting and documentation, the accuracy of risk ratings and the charge-off, non-accrual and impact on the reserve analysis process. Our credit review process and overall assessment of credit defaults and charge-offs on our allowance for credit losses is analyzed quarterly or as necessary. We use these assessments to identify potential problem loans within the portfolio, maintain an adequate reserve and take any necessary charge-offs when deemed appropriate.

When a borrower fails to make a required payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. Generally, our collection department follows the guidelines for servicing loans as prescribed by applicable law or the appropriate investor. Collection activities include, but are not limited to, phone calls to borrowers and collection letters, which include a late charge notice based on the contractual requirements of the specific loan. Additional calls and notices are mailed in compliance with state and federal regulations including, but not limited to, the Fair Debt Collection Practices Act. After the 90th day of delinquency for a residential mortgage or consumer loan, or on a different date as allowable by law or contract, the collection department will forward the account to counsel and begin the collection litigation which typically includes foreclosure proceedings, or we may periodically sell a delinquent loan to a third- party. If a foreclosure action is instituted and the loan is not in at least the early stages of a workout by the scheduled sale date, the real property securing the loan generally is sold at a sheriff sale. If we determine that there is a possibility of a settlement, pay-off or reinstatement, the sheriff sale may be postponed.

We charge off loans where management determines that the collection of loan principal and interest is unlikely. In addition to the individual review of larger commercial loans that exhibit probable or observed credit weaknesses, the commercial credit review process includes the use of an enhanced risk rating system. Historical portfolio performance metrics, current economic conditions and delinquency monitoring are factors used to assess the credit risk in our homogeneous commercial, residential and consumer loan portfolios.

Analysis of Non-Performing, Modification of Loans and Classified Assets. We consider repossessed assets and loans to be non-performing assets if the loans are 90 days or more in arrears of their contractual due date, or if the following criteria are met: i) the current debt-service coverage ratio is equal to or is in excess of 1.0x; ii) the guarantor does not demonstrate the capacity to support the annual debt service requirement; and iii) the loan-to-value percentage is greater than 90%. Non-accruing residential and consumer loans are returned to accrual status after there has been a sustained period of repayment performance and both principal and interest are deemed collectible.

Real estate that we acquire through foreclosure or by deed in lieu of foreclosure is classified as real estate owned until it is sold. When an asset is acquired, the excess of the loan balance over fair value less estimated costs to sell is charged to the allowance for credit losses. Operating results from real estate owned, including rental income, operating expenses, and gains and losses realized from the sales of real estate owned are recorded as incurred.

Loan modifications made to borrowers experiencing financial difficulty may include principal or interest forgiveness, forbearance, interest rate reductions, term extensions, or a combination of these events intended to minimize economic loss and to avoid foreclosure or repossession of collateral.

Modified loans that were accruing interest prior to their modification where income was reasonably assured subsequent to the modification, maintain their accrual status. Modified loans for which collectability was not reasonably assured, are placed on non-accrual status, interest accruals cease, and uncollected accrued interest is reversed and charged against current income. Non-accruing modified loans may be returned to accrual status when there is a sustained period of repayment performance (generally six consecutive months of payments), and both principal and interest are deemed collectible.

The following table sets forth information with respect to our non-performing assets at the dates indicated, excluding PCD loans. We did not have any accruing loans past due 90 days or more at any of the dates indicated.

	At March 31,	At December 31,
	2026	2025	2024	2023
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One-to-four family	$9,330	$9,787	$8,750	$3,139
Commercial real estate	16,962	5,766	2,920	2,740
Construction	—	5,923	—	—

Total real estate loans	26,292	21,476	11,670	5,879
Commercial business loans	14,250	15,281	9,785	6,518
Home equity loans and advances	833	1,243	246	221

Total non-accrual loans (1)	41,375	38,000	21,701	12,618

Total non-performing loans	41,375	38,000	21,701	12,618
Real estate owned	5,923	—	1,334	—

Total non-performing assets	$47,298	$38,000	$23,035	$12,618

Total non-performing loans to total loans	0.50%	0.46%	0.28%	0.16%
Total non-performing assets total assets	0.43%	0.34%	0.22%	0.12%

(1)	Includes $1.5 million, $1.3 million, $3.1 million and $237,000 of loan modifications on non-accrual status as of March 31, 2026, December 31, 2025, 2024 and 2023, respectively.

Columbia Financial’s non-performing loans at March 31, 2026 totaled $41.4 million, or 0.50% of total gross loans, as compared to $38.0 million, or 0.46% of total gross loans, at December 31, 2025. The $3.4 million increase in non-performing loans was primarily attributable to one $10.6 million commercial real estate loan on a six-story mixed use building which includes apartments and commercial/storage space designated as non-performing during the 2026 period, partially offset by a decrease in non-performing commercial business loans of $1.6 million, and a decrease in non-performing construction loans of $5.9 million. The decrease in non-performing construction loans was due to one loan secured by a mixed use five-story building with both commercial space and apartments, being transferred to other real estate owned in March 2026.

Non-performing assets increased $15.0 million to $38.0 million, or 0.34% of total assets, at December 31, 2025 from $23.0 million, or 0.22% of total assets, at December 31, 2024. The $15.0 million increase in non-performing loans was primarily attributable to an increase in non-performing one-to-four family real estate loans of $1.0 million, an increase in non-performing commercial real estate loans of $2.8 million, an increase in non-performing commercial business loans of $5.4 million, and a $5.9 million construction loan designated as non-performing during the 2025 period. The $5.9 million non-performing construction loan was made to finance the construction of a mixed-use five-story building with both commercial space and apartments. The increase in non-performing one-to-four family real estate loans was due to an increase in the number of loans from 32 non-performing loans at December 31, 2024 to 36 non-performing loans at December 31, 2025. The increase in non-performing commercial real estate loans was due to an increase in the number of loans from four loans at December 31, 2024 to nine non-performing loans at December 31, 2025. The increase in non-performing commercial business loans was primarily due to four non-performing loans totaling $8.1 million designated as non-accrual during the 2025 period, partially offset by one loan for $4.3 million which was paid off in 2025. The total number of non-performing commercial business loans increased from 11 non-performing loans at December 31, 2024 to 35 non-performing loans at December 31, 2025. Non-performing assets as a percentage of total assets totaled 0.34% at December 31, 2025, as compared to 0.22% at December 31, 2024.

Non-performing assets increased $10.4 million to $23.0 million, or 0.22% of total assets, at December 31, 2024 from $12.6 million, or 0.12% of total assets, at December 31, 2023. The $10.4 million increase in non-performing assets was primarily attributable to an increase in non-performing commercial business loans of $3.3 million and an increase in non-performing one-to-four family real estate loans of $5.6 million. The increase in non-performing commercial business loans primarily consists of two loans totaling $6.4 million at December 31, 2024, partially offset by the charge-off of a $3.7 million loan to a technology company during 2024. The increase in non-performing one-to-four family real estate loans was due to an increase in the number of loans from 17 non-performing loans at December 31, 2023 to 32 loans at December 31, 2024. Charge-offs are taken on loans where management determines that the collection of loan principal and interest is unlikely. We consider the population of loans in our impairment analysis to include all loan segments and not accruing interest, loans previously modified in a troubled debt restructuring if applicable, and other loans if there is specific information of a collateral shortfall. We continue to rigorously review our loan portfolio to ensure that the collateral values remain sufficient to support the outstanding balances.

Federal regulations require us to review and classify our assets on a regular basis. In addition, our banking regulators have the authority to identify problem assets and, if appropriate, require them to be classified. Our credit review process includes a risk classification of all commercial and residential loans that includes four levels of pass, special mention, substandard, doubtful and loss. A loan is classified as pass when payments are current and it is performing under the original contractual terms. A loan is classified as special mention when the borrower exhibits potential credit weakness or a downward trend which, if not checked or corrected, will weaken the asset or inadequately protect our position. While potentially weak, the borrower is currently marginally acceptable; no loss of principal or interest is envisioned. A loan is classified as substandard when the borrower has a well-defined weakness or weaknesses that jeopardize the orderly liquidation of the debt. A substandard loan is inadequately protected by the current net worth and paying capacity of the obligor, normal repayment from this borrower is in jeopardy, and there is a distinct possibility that a partial loss of interest and/or principal will occur if the deficiencies are not corrected. A loan is classified as doubtful when a borrower has all weaknesses inherent in a substandard loan with the added provision that: (1) the weaknesses make collection of debt in full on the basis of currently existing facts, conditions and values highly questionable and improbable; (2) serious problems exist to the point where a partial loss of principal is likely; and (3) the possibility of loss is extremely high, but because of certain important, reasonably specific pending factors that may work to the advantage and strengthening of the assets, its classification as an estimated loss is deferred until its more exact status may be determined. Pending factors include proposed merger, acquisition, or liquidation procedures, capital injection, perfecting liens and additional refinancing plans. A loan is classified as loss when all or a portion of the loan is considered uncollectible and of such little value that its continuance on our books without establishment of a specific valuation allowance or charge off is not warranted. This classification does not necessarily mean that the loan has no recovery or salvage value. Rather, it indicates that there is significant doubt about how much or when recovery will occur.

A loan is considered delinquent when payment has not been received within 30 days of its contractual due date, or when Columbia Financial does not expect to receive all principal and interest payments owed substantially in accordance with the terms of the loan agreement, regardless of the past due status. Generally, a loan is designated as a non-accrual loan when the payment is 90 days or more in arrears of its contractual due date, or if the following criteria are met: i) the current debt-service coverage ratio is equal to or is in excess of 1.0x; ii) the guarantor does not demonstrate the capacity to support the annual debt service requirement; and iii) the loan-to-value percentage is greater than 90%. Non-accruing loans are returned to accrual status after there has been a sustained period of repayment performance and both principal and interest are deemed collectible. The following table summarizes the aging of loans receivable by portfolio segment at the dates indicated:

	At March 31,			At December 31,
	2026			2025			2024			2023
	30-59 Days	60-89 Days	90 Days or More	30-59 Days	60-89 Days	90 Days or More	30-59 Days	60-89 Days	90 Days or More	30-59 Days	60-89 Days	90 Days or More
	(In thousands)
Real estate loans:
One-to-four family	$12,473	$9,438	$4,007	$13,886	$5,652	$4,545	$11,685	$6,250	$3,729	$11,079	$4,254	$1,558
Multifamily	1,122	845	10,791	2,083	10,595	300	13,626	—	—	—	—	—
Commercial real estate	5,074	—	4,524	8,072	320	4,827	4,394	632	—	1,711	2,472	2,740
Construction	—	—	—	—	—	5,923	6,205	—	—	—	—	—
Commercial business loans	20,594	1,650	7,617	11,990	1,408	11,005	3,713	2,643	2,365	1,727	4,917	6,518
Consumer loans:
Home equity loans and advances	1,444	183	632	566	175	1,018	1,026	372	126	779	14	170
Other consumer loans	1	—	—	1	3	—	—	3	—	1	—	—

Total	$40,708	$12,116	$27,571	$36,598	$18,153	$27,618	$40,649	$9,900	$6,220	$15,297	$11,657	$10,986

The following table presents criticized and classified assets by credit quality risk indicator at the dates indicated:

	At December 31,
	2025	2024	2023
	(In thousands)
Classified loans:
Substandard	$124,233	$166,148	$47,604
Doubtful	—	—	—

Total classified loans	124,233	166,148	47,604
Special mention	57,011	40,386	36,778

Total criticized loans	$181,244	$206,534	$84,382

All impaired loans classified as substandard and doubtful are written down to the fair value of their underlying collateral, less estimated costs to sell or liquidate, if the loan is collateral dependent.

Analysis and Determination of the Allowance for Credit Losses

The allowance for credit losses on loans is a valuation account that reflects management’s evaluation of estimated losses in the current loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for credit losses is charged to earnings. The ACL is maintained at a level management considers adequate to provide for estimated losses and impairment based upon an evaluation of known and inherent risk in the loan portfolio. The ACL consists of two elements: (1) identification of loans that must be individually analyzed for impairment and (2) establishment of an ACL for loans collectively analyzed.

Individually Analyzed Loans. Management regularly monitors the condition of borrowers and assesses both internal and external factors in determining whether any relationships have deteriorated, considering factors such as historical loss experience, trends in delinquency and non-performing loans, changes in risk composition and underwriting standards, and regional and national economic conditions and trends.

Our loan officers and loan servicing staff identify and manage potential problem loans within our commercial loan portfolio. Non-performing assets within the commercial loan portfolio are transferred to the Special Assets Department for workout or litigation. The Special Assets Department reports directly to the Chief Financial Officer. Changes in management, financial or operating performance, company behavior, industry factors and external events and circumstances are evaluated on an ongoing basis to determine whether potential impairment is evident and additional analysis is needed. For our commercial loan portfolio, risk ratings are assigned to each individual loan to differentiate risk within the portfolio and are reviewed on an ongoing basis by credit management and the Credit Risk Review Department and revised, if needed, to reflect the borrower’s current risk profiles and the related collateral positions.

The risk ratings consider factors such as financial condition, debt capacity and coverage ratios, market presence and quality of management. When a credit’s risk rating is downgraded to a certain level, the relationship must be reviewed and detailed reports completed that document risk management strategies for the credit going forward, and the appropriate accounting actions to take in accordance with generally accepted accounting principles in the United States. When credits are downgraded beyond a certain level, our Special Assets and Loan Servicing Departments become responsible for managing the credit risk.

The Asset Classification Committee reviews risk rating actions (specifically downgrades or upgrades between pass and the criticized and classified categories) recommended by Lending, Loan Servicing, Commercial Credit, Credit Risk Review and/or Special Assets Departments on a quarterly basis. Our Commercial Credit, Credit Risk Review, Lending, and Loan Servicing Departments monitor our commercial, residential and consumer loan portfolios for credit risk and deterioration considering factors such as delinquency, loan to value ratios and credit scores.

When problem loans are identified that are secured with collateral, management examines the loan files to evaluate the nature and type of collateral supporting the loans. Management documents the collateral type, date of the most recent valuation, and whether any liens exist, to determine the value to compare against the committed loan amount. If a loan is identified as impaired and is collateral dependent, an updated appraisal is obtained to provide a baseline in determining the property’s fair value. A collateral dependent impaired loan is written down to its appraised value and a specific allowance is established to cover potential selling costs. If the collateral value is subject to significant volatility (due to location of asset, obsolescence, etc.) an appraisal is obtained more frequently. In-house revaluations are typically performed on a quarterly basis and updated appraisals are obtained annually, if determined necessary.

When we determine that the value of an impaired loan is less than its carrying amount, we recognize impairment through a charge-off to the allowance for credit losses. We perform these assessments on an ongoing basis. Charge-offs against the ACL are taken on loans where management determines that the full collection of loan principal and interest is unlikely.

Collectively Analyzed Loans. Additionally, we reserve for certain inherent, but undetected, losses that are probable within the loan portfolio. This is due to several factors, such as, but not limited to, inherent delays in obtaining information regarding a customer’s financial condition or changes in their unique business conditions and the interpretation of economic trends. While this analysis is conducted at least quarterly, we have the ability to revise the allowance factors whenever necessary to address improving or deteriorating credit quality trends or specific risks associated with a given loan pool classification.

A comprehensive analysis of the allowance for credit losses on loans is performed on a quarterly basis. The entire allowance for credit losses on loans is available to absorb losses in the loan portfolio irrespective of the amount of each separate element of the ACL. Our principal focus, therefore, is on the adequacy of the total allowance for credit losses.

Although we believe we have established and maintained the ACL on loans at appropriate levels, changes in reserves may be necessary if actual economic and other conditions differ substantially from the forecast used in estimating the ACL. See note 2 to our audited consolidated financial statements for a detailed discussion of our accounting policies and methodologies for establishing the ACL.

The allowance for credit losses is subject to review by our banking regulators. On a periodic basis our primary bank regulator conducts an examination of the allowance for credit losses and makes an assessment regarding its adequacy and the methodology employed in its determination.

	At March 31,			At December 31,
	2026			2025			2024			2023
	Amount	% of Allowance to Total Allowance	% of Allowance to Loans in Category	Amount	% of Allowance to Total Allowance	% of Allowance to Loans in Category	Amount	% of Allowance to Total Allowance	% of Allowance to Loans in Category	Amount	% of Allowance to Total Allowance	% of Allowance to Loans in Category
	(Dollars in thousands)
Real estate loans:
One-to-four family	$13,229	19.2%	0.5%	$13,283	19.8%	0.5%	$13,173	22.0%	0.5%	$13,017	23.6%	0.5%
Multifamily	10,128	14.7	0.6	10,647	15.8	0.6	9,542	15.9	0.7	8,742	15.9	0.6
Commercial real estate	18,930	27.5	0.8	18,592	27.7	0.7	15,969	26.6	0.7	15,757	28.6	0.7
Construction	7,968	11.6	1.5	6,617	9.8	1.4	6,703	11.2	1.4	7,758	14.1	1.8
Commercial business	17,224	25.0	2.3	16,767	25.0	2.2	13,112	21.9	2.1	7,923	14.4	1.5

	At March 31,			At December 31,
	2026			2025			2024			2023
	Amount	% of Allowance to Total Allowance	% of Allowance to Loans in Category	Amount	% of Allowance to Total Allowance	% of Allowance to Loans in Category	Amount	% of Allowance to Total Allowance	% of Allowance to Loans in Category	Amount	% of Allowance to Total Allowance	% of Allowance to Loans in Category
	(Dollars in thousands)
Consumer loans:
Home equity loans and advances	1,276	1.9	0.5	1,289	1.9	0.5	1,452	2.4	0.6	1,892	3.4	0.7
Other consumer loans	6	—	0.2	6	—	0.2	7	—	0.2	7	—	0.2

Total allowance for credit losses	$68,761	100.0%	6.4%	$67,201	100.0%	0.8%	$59,958	100.0%	0.8%	$55,096	100.0%	0.7%

Total Loans. During the year ended December 31, 2025, the balance of the allowance for credit losses increased by $7.2 million to $67.2 million, or 0.82% of total gross loans at December 31, 2025, from $60.0 million, or 0.76%, of total gross loans at December 31, 2024. The increase in the total loan coverage ratio for the year ended December 31, 2025 was primarily attributable to an increase in outstanding loan balances.

One-to-Four Family Loan Portfolio. The portion of the allowance for credit losses related to the one-to-four family real estate loan portfolio totaled $13.3 million, or 0.5%, of one-to-four family loans at December 31, 2025, as compared to $13.2 million, or 0.5%, of one-to-four family real estate loans at December 31, 2024. Our one-to-four family non-accrual loans increased $1.0 million, or 11.9%, to $9.8 million at December 31, 2025 from $8.8 million at December 31, 2024. Net recoveries were $73,000 for the year ended December 31, 2025 compared to net charge-offs of $9,000 for the year ended December 31, 2024. We believe the one-to-four family real estate loan reserve ratio was appropriate given the continued low balance of charge-offs.

Multifamily Loan Portfolio. The portion of the allowance for credit losses related to the multifamily real estate loan portfolio totaled $10.6 million, or 0.6%, of multifamily loans at December 31, 2025, as compared to $9.5 million, or 0.7%, of multifamily loans at December 31, 2024. There were no multifamily non-accrual loans at December 31, 2025 and 2024. There were no charge-offs or recoveries for the years ended December 31, 2025 and 2024. We believe the multifamily loan reserve ratio was appropriate as there were no non-accrual loans or charge-offs.

Commercial Real Estate Loan Portfolio. The portion of the allowance for credit losses related to the commercial real estate loan portfolio totaled $18.6 million, or 0.7%, of commercial real estate loans at December 31, 2025, as compared to $16.0 million, or 0.7%, of commercial real estate loans at December 31, 2024. Commercial real estate non-accrual loans increased to $5.8 million at December 31, 2025, from $2.9 million at December 31, 2024. Net charge-offs were $118,000 for the year ended December 31, 2025 and $84,000 for the year ended December 31, 2024. We believe the commercial real estate loan reserve ratio was appropriate given the continued low balance of non-accrual loans comparative to the segment total for loans along with low levels of charge-offs.

Construction Loan Portfolio. The portion of the allowance for credit losses related to the construction loan portfolio totaled $6.6 million, or 1.4%, of construction loans at December 31, 2025, as compared to $6.7 million, or 1.4%, of construction loans at December 31, 2024. We had one non-accrual construction loan with a balance of $5.9 million at December 31, 2025. There were no non-accrual construction loans at December 31, 2024. Net charge-offs were $50,000 for the year ended December 31, 2025 and there were no charge-offs for the year ended December 31, 2024. We believe the construction loan reserve ratio was appropriate as there were no non-accrual loans and considering the inherent credit risk associated with this portfolio.

Commercial Business Loan Portfolio. The portion of the allowance for credit losses related to the commercial business loan portfolio totaled $16.8 million, or 2.2%, of commercial business loans at December 31, 2025, as compared to $13.1 million, or 2.1%, of commercial business loans at December 31, 2024. Commercial business non-accrual loans increased to $15.3 million at December 31, 2025, from $9.8 million at December 31, 2024. Net charge-offs were $5.6 million for the year ended December 31, 2025 compared to $9.3 million for the year ended December 31, 2024. We continue to take charge-offs where management determines that the collection of loan principal and interest is unlikely or for any collateral deficiency for non-performing loans. We believe the commercial business loan reserve ratio was appropriate given the inherent credit risk of commercial business loans.

Home Equity Loans and Advances. The portion of the allowance for credit losses related to the home equity loan portfolio totaled $1.3 million, or 0.5%, of home equity loans at December 31, 2025, as compared to $1.5 million, or 0.6%, of home equity loans at December 31, 2024. Home equity non-accrual loans increased to $1.2 million at December 31, 2025, from $246,000 at December 31, 2024. There were no charge-offs and recoveries were $90,000 for the year ending December 31, 2025, as compared to recoveries of $19,000 for the year ending December 31, 2024. We believe the home equity loan reserve was appropriate based upon the insignificant amount of delinquencies, non-accrual loans and charge-offs.

The following table sets forth an analysis of the activity in the allowance for credit losses for the periods indicated:

	At or For the Years Ended December 31,
	2025	2024	2023
	(Dollars in thousands)
Allowance at beginning of period	$59,958	$55,096	$52,803
Initial allowance related to PCD loans	3,202	—	—
Provision for credit losses	9,822	14,451	4,787
Charge-offs:
Real estate loans:
One-to-four family	—	(2)	(585)
Commercial real estate	(119)	(120)	(150)
Construction	(53)	—	—

Total real estate loans	(172)	(122)	(735)

Commercial business loans	(6,887)	(9,814)	(2,618)
Consumer loans:
Home equity loans and advances	—	—	(26)
Other consumer loans	(165)	(262)	(115)

Total consumer loans	(165)	(262)	(141)

Total charge-offs	(7,224)	(10,198)	(3,494)

Recoveries:
Real estate loans:
One-to-four family	73	11	17
Commercial real estate	1	36	21
Construction	3	4	—

Total real estate loans	77	51	38

Commercial business loans	1,269	536	879
Consumer loans:
Home equity loans and advances	90	19	77
Other consumer loans	7	3	6

Total consumer loans	97	22	83

Total recoveries	1,443	609	1,000

Net charge-offs	(5,781)	(9,589)	(2,494)

Allowance at end of period:	$67,201	$59,958	$55,096

Total gross loans outstanding	$8,243,376	$7,869,447	$7,824,665
Average gross loans outstanding	$8,094,854	$7,801,939	$7,748,096
ACL to total non-performing loans	176.84%	276.29%	436.65%
ACL to total gross loans at end of period	0.82%	0.76%	0.70%
Net charge-offs to average outstanding loans	0.07%	0.12%	0.03%

The following table sets forth the ratio of net charge-offs (recoveries) to average loans outstanding by segment for the periods indicated:

	For the Years Ended December 31,
	2025	2024	2023
Real estate loans:
One-to-four family	—%	—%	0.02%
Commercial real estate	—	—	0.01
Construction	0.01	—	—
Commercial business loans	0.80	1.66	0.34

	For the Years Ended December 31,
	2025	2024	2023
Consumer loans:
Home equity loans and advances	(0.04)	(0.01)	(0.02)
Other consumer	5.74	9.11	4.07
Total loans	0.07%	0.12%	0.03%

Interest Rate Risk Management

Interest rate risk is defined as the exposure of a company’s current and future earnings and capital arising from movements in market interest rates. Depending on a bank’s asset/liability structure, adverse movements in interest rates could be either rising or falling interest rates. For example, a bank with predominantly long-term fixed-rate assets and short-term liabilities could have an adverse earnings exposure to a rising rate environment. Conversely, a short-term or variable-rate asset base funded by longer-term liabilities could be negatively affected by falling rates. This is referred to as re-pricing or maturity mismatch risk.

Interest rate risk also arises from changes in the slope of the yield curve (yield curve risk), from imperfect correlations in the adjustment of rates earned and paid on different instruments with otherwise similar re-pricing characteristics (basis risk), and from interest rate related options embedded in our assets and liabilities (option risk).

Our objective is to manage our interest rate risk by determining whether a given movement in interest rates affects our net interest income and the market value of our portfolio equity in a positive or negative way and to execute strategies to maintain interest rate risk within established limits. The results at December 31, 2025 indicate a level of risk within the parameters of our model. Our management believes that the December 31, 2025 results indicate a profile that reflects an acceptable level of interest rate risk exposures in both rising and declining rate environments for both net interest income and economic value.

Model Simulation Analysis. We view interest rate risk from two different perspectives. The traditional accounting perspective, which defines and measures interest rate risk as the change in net interest income and earnings caused by a change in interest rates, provides the best view of short-term interest rate risk exposure. We also view interest rate risk from an economic perspective, which defines and measures interest rate risk as the change in the market value of portfolio equity caused by changes in the values of assets and liabilities, which fluctuate due to changes in interest rates. The market value of portfolio equity, also referred to as the economic value of equity, is defined as the present value of future cash flows from existing assets, minus the present value of future cash flows from existing liabilities.

These two perspectives give rise to income simulation and economic value simulation, each of which presents a unique picture of our risk of any movement in interest rates. Income simulation identifies the timing and magnitude of changes in income resulting from changes in prevailing interest rates over a short-term time horizon (usually one or two years). Economic value simulation reflects the interest rate sensitivity of assets and liabilities in a more comprehensive fashion, reflecting all future time periods. It can identify the quantity of interest rate risk as a function of the changes in the economic values of assets and liabilities, and the corresponding change in the economic value of equity of Columbia Bank. Both types of simulation assist in identifying, measuring, monitoring and managing interest rate risk and are employed by management to ensure that variations in interest rate risk exposure will be maintained within policy guidelines.

We produce these simulation reports and review them regularly with our management, Asset/Liability Committee and Board Risk Committee. The simulation reports compare baseline (no interest rate change) to the results of an interest rate shock, to illustrate the specific impact of the interest rate scenario tested on income and equity. The model, which incorporates all asset and liability rate information, simulates the effect of various interest rate movements on income and equity value. The reports identify and measure our interest rate risk exposure present in our current asset/liability structure. Management considers both a static (current position) and dynamic (forecast changes in volume) analysis as well as non-parallel and gradual changes in interest rates and the yield curve in assessing interest rate exposures.

If the results produce quantifiable interest rate risk exposure beyond our limits, then the testing will have served as a monitoring mechanism to allow us to initiate asset/liability strategies designed to reduce and therefore mitigate interest rate risk.

Certain shortcomings are inherent in the methodologies used in the interest rate risk measurements. Modeling changes in net interest income requires the use of certain assumptions regarding prepayment and deposit repricing, which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. While management believes such assumptions are reasonable, there can be no assurance that assumed prepayment rates and repricing rates will approximate actual future asset prepayment and liability repricing activity.

The tables below set forth an approximation of our interest rate exposure. Net interest income assumes that the composition of interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although each net interest income table provides an indication of our interest rate risk exposure at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual.

The table below sets forth, as of March 31, 2026, the net portfolio value, the estimated changes in the net portfolio value, and the net interest income that would result from the designated instantaneous parallel changes in market interest rates. This data is for Columbia Bank and its subsidiaries only and does not include any assets of Columbia Financial.

	Twelve Months Net Interest Income			Net Portfolio Value (“NPV”)
Change in Interest Rates (Basis Points)	Amount	Dollar Change	Percent of Change	Estimated NPV	Present Value Ratio	Percent Change
			(Dollars in thousands)
+300	$217,534	$(41,803)	(16.12)%	$1,113,226	11.40%	(21.81)%
+200	232,241	(27,096)	(10.45)	1,224,053	12.23	(14.03)
+100	246,994	(12,343)	(4.76)	1,331,739	12.99	(6.46)
Base	259,337	—	—	1,423,756	13.56	—
-100	271,499	12,162	4.69	1,505,863	13.99	5.77
-200	284,988	25,651	9.89	1,570,133	14.23	10.28
-300	295,147	35,810	13.81	1,588,940	14.05	11.60

As of March 31, 2026, based on the scenarios above, net interest income would decrease by approximately 10.45% if rates were to rise 200 basis points, and would increase by 9.89% if rates were to decrease 200 basis points over a one-year time horizon.

Another measure of interest rate sensitivity is to model changes in net portfolio value through the use of immediate and sustained interest rate shocks. As of March 31, 2026, based on the scenarios above, in the event of an immediate and sustained 200 basis point increase in interest rates, the NPV is projected to decrease 14.03%. If rates were to decrease 200 basis points, the model forecasts a 10.28% increase in the NPV.

Overall, our March 31, 2026 results indicate that we are adequately positioned with an acceptable net interest income and economic value at risk in all scenarios and that all interest rate risk results continue to be within our policy guidelines.

The table below sets forth, as of December 31, 2025, the net portfolio value, the estimated changes in the net portfolio value, and the net interest income that would result from the designated instantaneous parallel changes in market interest rates. This data is for Columbia Bank and its subsidiaries only and does not include any assets of Columbia Financial.

	Twelve Months Net Interest Income			Net Portfolio Value (“NPV”)
Change in Interest Rates (Basis Points)	Amount	Dollar Change	Percent of Change	Estimated NPV	Present Value Ratio	Percent Change
	(Dollars in thousands)
+300	$215,009	$(35,335)	(14.11)%	$1,039,563	10.62%	(21.70)%
+200	227,652	(22,692)	(9.06)	1,143,708	11.40	(13.85)
+100	240,061	(10,283)	(4.11)	1,243,178	12.09	(6.36)
Base	250,344	—	—	1,327,616	12.60	—
-100	260,689	10,345	4.13	1,399,486	12.95	5.41
-200	272,128	21,784	8.70	1,452,075	13.11	9.37
-300	281,326	30,982	12.38	1,464,133	12.89	10.28

As of December 31, 2025, based on the scenarios above, net interest income would decrease by approximately 9.06% if rates were to rise 200 basis points, and would increase by 8.70% if rates were to decrease 200 basis points over a one-year time horizon.

Another measure of interest rate sensitivity is to model changes in the net portfolio value through the use of immediate and sustained interest rate shocks. As of December 31, 2025, based on the scenarios above, in the event of an immediate and sustained 200 basis point increase in interest rates, the NPV is projected to decrease 13.85%. If rates were to decrease 200 basis points, the model forecasts a 9.37% increase in the NPV.

Liquidity Management

Liquidity risk is the risk of being unable to meet future financial obligations as they come due at a reasonable funding cost. We mitigate this risk by attempting to structure our balance sheet prudently and by maintaining diverse borrowing resources to fund potential cash needs. For example, we structure our balance sheet so that we fund less liquid assets, such as loans, with stable funding sources, such as retail deposits, long-term debt, wholesale borrowings, and capital. We assess liquidity needs arising from asset growth, maturing obligations, and deposit withdrawals, taking into account operations in both the normal course of business and times of unusual events. In addition, we consider our off-balance sheet arrangements and commitments that may impact liquidity in certain business environments.

Our Asset/Liability Committee measures liquidity risks, sets policies to manage these risks, and reviews adherence to those policies at its quarterly meetings. For example, we manage the use of short-term unsecured borrowings as well as total wholesale funding through policies established and reviewed by our Asset/Liability Committee. In addition, the Risk Committee of our board of directors reviews liquidity limits and reviews current and forecasted liquidity positions at each of its regularly scheduled meetings.

We have contingency funding plans that assess liquidity needs that may arise from certain stress events such as rapid asset growth or financial market disruptions. Our contingency plans also provide for continuous monitoring of net borrowed funds and dependence and available sources of contingent liquidity. These sources of contingent liquidity include cash and cash equivalents, capacity to borrow at the Federal Reserve discount window and through the FHLB system, fed funds purchased from other banks and the ability to sell, pledge or borrow against unencumbered securities in our securities portfolio. As of March 31, 2026, the potential liquidity from these sources is an amount we believe currently exceeds any contingent liquidity need.

Uses of Funds. Our primary uses of funds include the extension of loans and credit, the purchase of securities, working capital, and debt and capital management. In addition, contingent uses of funds may arise from events such as financial market disruptions.

We regularly adjust our investments in liquid assets based upon our assessment of: (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, (4) repayment of borrowings, and (5) the objectives of our asset/liability management program. Excess liquid assets are generally invested in fed funds.

Sources of Funds. Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, investing and financing activities during any given period. At March 31, 2026, total cash and cash equivalents totaled $276.9 million. Debt securities classified as available for sale, and equity securities, which provide additional sources of liquidity, totaled $1.1 billion, and $5.6 million, respectively, at March 31, 2026. At March 31, 2026, we had $1.2 billion in FHLB fixed rate advances. In addition, if Columbia Bank requires funds beyond its ability to generate them internally, it can borrow additional funds under the FHLB’s overnight advance program up to its maximum borrowing capacity based on their ability to collateralize such borrowings.

Our primary sources of funds include a large, stable deposit base. Core deposits (consisting of demand, money market and savings and club deposits), primarily generated from our retail branch network, are our largest and most cost-effective source of funding. Core deposits totaled $5.5 billion, $5.6 billion and $5.4 billion at March 31, 2026, December 31, 2025 and 2024, respectively. We also maintain access to a diversified base of wholesale funding sources. These uncommitted sources include federal funds purchased from other banks, securities sold under agreements to repurchase, and FHLB advances. Aggregate wholesale funding totaled $1.2 billion at both March 31, 2026, and December 31, 2025, and $1.1 billion as of December 31, 2024. In addition, at March 31, 2026, we had the availability to borrow additional funds, subject to our ability to collateralize such borrowings from the FHLBNY and the Federal Reserve Bank.

A significant use of our liquidity is the funding of loan originations. At March 31, 2026, Columbia Financial had $271.6 million in loan commitments outstanding, which primarily consisted of commitments to fund loans of $18.8 million, $118.9 million, $49.0 million, $77.0 million, and $7.9 million, in one-to-four family real estate, commercial real estate, commercial business, construction, and home equity loans and advances, respectively. There was also $1.2 billion in unused commercial business, construction and consumer lines of credit, and $24.8 million in letters of credit. Since these commitments may expire without being drawn upon, and may have conditions, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by Columbia Financial upon extension of credit, is based on management’s credit evaluation of the borrower. Another significant use of liquidity is the funding of deposit withdrawals. Certificates of deposit due within one year of March 31, 2026 totaled $2.6 billion, or 87.8% of total certificates of deposit. The large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods. Management believes, however, based on past experience, that a significant portion of our certificates of deposit will be renewed. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits and borrowings than we currently pay on the certificates of deposit due on or before March 31, 2026. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our primary investing activities are the origination of loans and the purchase of securities. Our primary financing activities consist of activity in deposit accounts, borrowings and treasury stock. Deposit flows are affected by the overall level of market interest rates, the interest rates and products offered by us, local competitors and other factors. We generally manage the pricing of our deposits to be competitive. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

Columbia Financial is a separate legal entity from Columbia Bank and must provide for its own liquidity in addition to its operating expenses. Columbia Financial’s primary source of income is dividends received from Columbia Bank. The amount of dividends Columbia Bank may declare and pay to Columbia Financial is generally restricted under federal regulations to the retained earnings of Columbia Bank. At March 31, 2026, on a stand-alone basis, Columbia Financial had liquid assets of $30.0 million.

Capital Management. We are subject to various regulatory capital requirements administered by our federal banking regulators, including a risk-based capital measure. The Federal Reserve Board establishes capital requirements, including well-capitalized standards, for our consolidated financial holding company, and the OCC has similar requirements for our subsidiary banks. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At March 31, 2026, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision — Federal Banking Regulations — Capital Requirements” and note 13 in the notes to the audited consolidated financial statements of Columbia Financial included in this prospectus.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in the consolidated financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments, see note 16 in the notes to the audited consolidated financial statements included in this prospectus.

For the years ended December 31, 2025 and 2024, we did not engage in any off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Derivative Financial Instruments. Columbia Bank executes interest rate swaps with third parties in order to hedge the interest expense of FHLBNY advances. Those interest rate swaps are simultaneous with entering into short-term borrowings with the FHLBNY. These derivatives are designated as cash flow hedges and are not speculative. As these interest rate swaps meet the hedge accounting requirements, the effective portion of changes in the fair value are recognized in accumulated other comprehensive income. As of March 31, 2026, Columbia Bank had 33 interest rate swaps with notional amounts of $393.7 million hedging certain FHLBNY advances.

Columbia Bank presently offers interest rate swaps to commercial banking customers to manage their risk of exposure and risk management strategies. Those interest rate swaps are simultaneously hedged by offsetting interest rate swaps that Columbia Bank executes with a third-party, such that Columbia Bank would minimize its net risk exposure resulting from such transactions. These derivatives are not designated as hedges and are not speculative. Rather, these derivatives result from a service Columbia Bank offers to certain customers. As the interest rate swaps would not meet the hedge accounting requirements, changes in the fair value of both the customer swaps and the offsetting third-party swap contracts are recognized directly in earnings. At March 31, 2026 and December 31, 2025, we had 94 and 92 interest rate swaps in place with commercial banking customers executed by offsetting interest rate swaps with third parties, with aggregated notional amounts of $395.4 million and $387.2 million, respectively.

Columbia Bank offers currency forward contracts to certain commercial banking customers to facilitate international trade. Those forward contracts are simultaneously hedged by offsetting forward contracts that Columbia Bank would execute with a third-party, such that Columbia Bank would minimize its net risk exposure resulting from such transactions. These derivatives are not designated as hedges and are not speculative. Rather, these derivatives result from a service Columbia Bank offers to certain commercial customers. As the currency forward contract does not meet the hedge accounting requirements, changes in the fair value of both the customer forward contract and the offsetting forward contract is recognized directly in earnings. At March 31, 2026 and December 31, 2025, Columbia Bank had no currency forward contracts in place with commercial banking customers.

Columbia Financial also uses interest rate swaps to manage its exposure to changes in fair value of certain of its fixed-rate pools of assets attributable to changes in the designated benchmark interest rate, of SOFR. At March 31, 2026 and December 31, 2025, Columbia Financial had no interest rate fair value swaps.

Management Report on Internal Control Over Financial Reporting

The management of Columbia Financial is responsible for establishing and maintaining adequate internal control over financial reporting. Columbia Financial’s internal control system is a process designed to provide reasonable assurance to Columbia Financial’s management and board of directors regarding the preparation and fair presentation of published financial statements.

Columbia Financial’s internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets; provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Columbia Financial’s assets that could have a material effect on its financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness of future periods are subject to the risk that controls may be inadequate due to changes in conditions, or that the degree of compliance with policies and procedures may deteriorate.

As part of Columbia Financial’s program to comply with Section 404 of the Sarbanes-Oxley Act of 2002, our management assessed the effectiveness of Columbia Financial’s internal control over financial reporting as of December 31, 2025 (the “Assessment”). In making this Assessment, management used the control criteria framework of the Committee of Sponsoring Organizations (“COSO”) of the Treadway Commission published in its report entitled Internal Control — Integrated Framework (2013). Management’s Assessment included an evaluation of the design of Columbia Financial’s internal control over financial reporting and testing of the operational effectiveness of its internal control over financial reporting. Based on this assessment, Columbia Financial’s management concluded that Columbia Financial’s internal control over financial reporting was effective as of December 31, 2025.

BUSINESS OF NORTHFIELD BANCORP AND NORTHFIELD BANK

General

Northfield Bancorp

Northfield Bancorp was organized in 2010 and is the holding company for Northfield Bank. Northfield Bancorp uses the support staff and offices of Northfield Bank and reimburses Northfield Bank for these services. If Northfield Bancorp expands or changes its business, it may hire its own employees. In the future, Northfield Bancorp may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations.

Northfield Bancorp is subject to comprehensive regulation and examination by the Federal Reserve Board.

Northfield Bancorp’s main office is located at 581 Main Street, Suite 810, Woodbridge, New Jersey 07095, and its telephone number at this address is (732) 499-7200. Northfield Bancorp’s filings with the SEC, including copies of annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these filings, if any, are available, free of charge, as soon as practicable after they are filed with the SEC under the Investor Relations section of Northfield Bancorp’s website, www.eNorthfield.com and on the SEC website, www.sec.gov. Information on these websites is not and should not be considered to be a part of this prospectus.

Northfield Bank

Northfield Bank was organized in 1887 and is a federally chartered savings bank. Northfield Bank conducts business from its operations center located in Woodbridge, New Jersey, its home office located at a branch in Staten Island, New York, and its 36 additional branch offices located in Staten Island, Brooklyn, and in Hunterdon, Mercer, Middlesex, and Union counties in New Jersey. Northfield Bank also offers select loan and deposit products through the internet.

Northfield Bank’s principal business consists of originating multifamily and commercial real estate loans, construction and land loans, commercial and industrial loans, one-to-four family residential loans and home equity loans and lines of credit. From time to time, Northfield Bank will also purchase loan participations and pools of loans. Northfield Bank also purchases investment securities, including mortgage-backed securities and corporate bonds, and, to a lesser extent, deposit funds in other financial institutions, including the Federal Reserve Bank and the FHLBNY. Northfield Bank offers a variety of deposit accounts, including transaction, money market savings, certificates of deposit, passbook, and statement savings deposit accounts, which are Northfield Bank’s primary source of funds for its lending and investing activities. Northfield Bank also borrows funds, principally through FHLBNY advances and repurchase agreements with brokers. Northfield Bank owns 100% of NSB Services Corp., which, in turn, owns 100% of the voting common stock of a real estate investment trust, NSB Realty Trust, which holds primarily mortgage loans.

Northfield Bank is subject to comprehensive regulation and examination by the OCC.

Northfield Bank’s main office is located at 4142 Hylan Boulevard, Staten Island, New York 10308, and its telephone number at this address is (718) 448-1000. Its website address is www.eNorthfield.com. Information on this website is not and should not be considered to be a part of this prospectus.

Market Area and Competition

Northfield Bank has been in business since 1887, offering a variety of financial products and services to meet the needs of the communities it serves. Northfield Bank’s commercial and retail banking network consists of multiple delivery channels, including full-service banking offices, automated teller machines, telephone and internet banking capabilities, mobile banking and remote deposit capture. In addition, Northfield Bank offers ACH and wire transfers, cash management, positive pay, and remote deposit capture services for commercial customers. Northfield Bank considers its competitive products and pricing, branch network, customer service, local decision making and financial position, as its major strengths in attracting and retaining customers in its market areas.

Northfield Bank faces intense competition in its market areas both in making loans and attracting deposits. Northfield Bank’s market areas have a high concentration of financial institutions, including large money center and regional banks, non-traditional banks and lenders, community banks, and credit unions. Northfield Bank faces additional competition for deposits from money market funds, brokerage firms, mutual funds, and insurance companies. Some of Northfield Bank’s competitors offer products and services that Northfield Bank does not offer, such as trust services and private banking. In addition, competition has further intensified as a result of advances in technology and product delivery systems, and

Northfield Bank faces strong competition from financial technology (“Fintech”) companies that provide web-based solutions in lieu of traditional retail banking services and products. Fintech companies tend to have stronger operating efficiencies and less regulatory burdens than traditional banks.

Northfield Bank’s deposit sources are primarily concentrated in the communities surrounding its branch offices in Richmond (Staten Island) and Kings (Brooklyn) counties in New York, and Hunterdon, Mercer, Middlesex and Union counties in New Jersey. As of June 30, 2025 (the latest date for which information is publicly available), Northfield Bank ranked sixth in deposit market share out of 16 institutions for Federal Deposit Insurance Corporation (the “FDIC”) insured institutions in Staten Island, New York with a 9.64% market share. As of that date, Northfield Bank ranked 17th in deposit market share out of 40 institutions with a 0.65% deposit market share in Brooklyn, New York, and it ranked 12th in deposit market share out of 50 financial institutions with a deposit market share of 1.75% in Hunterdon, Mercer, Middlesex and Union counties in New Jersey.

The following table sets forth the unemployment rates for the communities Northfield Bank serves and the national average for the last five years, as published by the U.S. Bureau of Labor Statistics:

	Unemployment Rate at December 31,
	2025	2024	2023	2022	2021
Hunterdon County, NJ	3.6%	3.2%	3.5%	2.3%	3.5%
Middlesex County, NJ	4.4	3.9	4.1	2.7	4.3
Mercer County, NJ	4.5	3.7	3.7	2.5	3.8
Union County, NJ	4.7	4.5	4.7	3.3	5.3
Richmond County, NY	4.8	4.6	4.6	5.0	7.1
Kings County, NY	5.5	5.5	5.4	5.5	8.1
National Average	4.4	4.1	3.7	3.5	3.9

The following table sets forth median household income at December 31, 2025 and 2024, for the communities Northfield Bank serves and the national average, as published by the U.S. Census Bureau:

	Median Household Income at December 31,
	2025	2024
Hunterdon County, NJ	$145,344	$129,123
Middlesex County, NJ	116,859	106,162
Mercer County, NJ	101,310	92,531
Union County, NJ	113,069	96,357
Richmond County, NY	101,853	92,376
Kings County, NY	85,915	74,085
National Average	86,867	75,874

Lending Activities

Northfield Bank’s principal lending activity was historically the origination of multifamily real estate loans, but is now the origination of commercial and industrial and owner-occupied commercial real estate loans, and, to a lesser extent, multifamily and other commercial real estate loans (typically on office, retail, and industrial properties), in New York, New Jersey, and eastern Pennsylvania. Northfield Bank also originates one-to-four family residential real estate loans, construction and land loans, and home equity loans and lines of credit.

Loan Originations, Purchases and Sales, Participations, and Servicing. All loans Northfield Bank originates are underwritten pursuant to Northfield Bank’s policies and procedures or are approved as exceptions to its policies and procedures. Northfield Bank’s ability to originate fixed- or adjustable-rate loans is dependent on the relative demand for such loans, which is affected by various factors, including current and anticipated future market interest rates. A significant portion of Northfield Bank’s multifamily real estate loans and other commercial real estate loans are generated with the use of third-party loan brokers. Northfield Bank’s home equity loans and lines of credit typically are generated through digital and social media advertising, referrals from branch personnel, direct mail advertisements and online applications through its website. Northfield Bank’s commercial and industrial loans are typically generated through its loan and business development officers and referrals from other professional contacts, including accountants, attorneys and investment advisors. Northfield Bank typically retains in its portfolio all loans it originates and generally only sells non-performing loans, the Small Business Administration (“SBA”) guaranteed portion of loans and one-to-four family residential loans. Northfield Bank also offers interest rate swap contracts to qualified commercial borrowers.

From time to time, Northfield Bank may sell or purchase participation interests in individual loans (in addition to loans it acquires in assisted transactions, mergers or acquisitions, and pool purchases). Northfield Bank underwrites its participation interest in the loans that it purchases according to its underwriting criteria and procedures. At March 31, 2026, Northfield Bank had $69.6 million of loan participations that it purchased (where it is not the primary lender), of which $10.7 million were purchased from Columbia Bank. Additionally, there were $99.5 million of loan participations that Northfield Bank sold (where it is the primary lender), of which $42.4 million were sold to Columbia Bank. All loan participations are secured by real estate and adhere to Northfield Bank’s loan policies. At March 31, 2026, all participation loans were performing in accordance with their terms. The above excludes SBA loans and whole loan purchases or sales.

Loan Approval Procedures and Authority. Northfield Bank’s lending activities follow written, non-discriminatory, underwriting standards approved by its board of directors. The loan approval process is intended to assess the borrower’s ability to repay the loan and the value of the collateral that will secure the loan, if any. To assess the borrower’s ability to repay, Northfield Bank reviews the borrower’s income and credit history, and information on the historical and projected income and expenses of the borrower.

In underwriting a loan secured by real property, Northfield Bank requires an appraisal of the property by an independent licensed or certified appraiser approved by its board of directors. For commercial real estate loans of $500,000 or less, Northfield Bank generally obtains an evaluation from an independent firm. The appraisals and evaluations of multifamily and other commercial real estate properties are also reviewed by an independent appraisal management firm. Northfield Bank, along with the assistance of a third-party inspector, reviews and inspects properties before the disbursement of funds during the term of a construction loan. Generally, management obtains updated appraisals when a loan is deemed impaired. These appraisals may be more limited than those prepared for the underwriting of a new loan. In addition, when Northfield Bank acquires other real estate owned, it generally obtains a current appraisal to substantiate the net carrying value of the asset.

The board of directors of Northfield Bank maintains a Loan Committee consisting of bank directors to: periodically review and recommend for approval Northfield Bank’s policies related to lending as prepared by management; approve or reject loan applicants meeting certain criteria; and monitor loan quality, including concentrations and certain other aspects of its lending functions, as applicable. Certain Northfield Bank officers, at levels beginning with vice president, have individual lending authority that is approved by the board of directors.

Loan Portfolio Composition. The following table sets forth the composition of Northfield Bank’s loan portfolio, by type of loan, at the dates indicated.

	At March 31,		At December 31,
	2026		2025		2024		2023
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Total loans:
Real estate loans:
Multifamily	$2,314,049	60.77%	$2,361,365	61.23%	$2,597,484	64.59%	$2,750,996	65.44%
Commercial mortgage	901,588	23.68	911,390	23.63	889,801	22.12	929,595	22.11
One-to-four family residential	164,199	4.31	165,100	4.28	150,217	3.73	160,824	3.83
Home equity and lines of credit	195,696	5.14	198,557	5.15	174,062	4.33	163,520	3.89
Construction and land	50,163	1.32	44,522	1.15	35,897	0.89	30,967	0.74
Commercial and industrial loans	172,988	4.54	166,167	4.31	163,425	4.06	155,268	3.69
Other loans	1,030	0.03	1,409	0.04	2,165	0.05	2,585	0.06

Total loans originated	3,799,713	99.78	3,848,510	99.79	4,013,051	99.77	4,193,755	99.76

Purchased credit-deteriorated (“PCD”) loans	8,244	0.22	8,263	0.21	9,173	0.23	9,899	0.24

Total loans	3,807,957	100.00%	$3,856,773	100.00%	$4,022,224	100.00%	$4,203,654	100.00%

Other items:
Allowance for credit losses	(37,034)		(38,144)		(35,183)		(37,535)

Net loans held-for-investment	$3,770,923		$3,818,629		$3,987,041		$4,166,119

Loan Portfolio Maturities. The following tables summarize the scheduled repayments of Northfield Bank’s loan portfolio and weighted average contractual rate by loan type at December 31, 2025. Demand loans (loans having no stated repayment schedule or maturity) and overdraft loans are reported as being due in the year ending December 31, 2026. Maturities are based on the final contractual payment date and do not reflect the effect of prepayments, repricing and scheduled principal amortization.

	Loans Held-For-Investment
	Multifamily		Commercial Real Estate		One-to-Four Family Residential		Home Equity and Lines of Credit
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due
One year or less	$1,588	4.94%	$13,454	5.89%	$523	6.79%	$791	5.82%
After one year through five years	38,372	6.05%	82,074	5.84%	6,297	4.88%	7,037	5.34%
After five years through fifteen years	157,159	5.44%	227,054	5.69%	20,728	5.61%	45,729	5.13%
After fifteen years	2,164,246	4.13%	588,808	4.99%	137,552	5.40%	145,000	6.39%

Total	$2,361,365	4.25%	$911,390	5.25%	$165,100	5.41%	$198,557	6.06%

	Construction and Land		Commercial and Industrial		Other		PCD
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount(1)	Weighted Average Rate	Amount	Weighted Average Rate(2)
	(Dollars in thousands)
Due
One year or less	$18,284	6.86%	$70,292	7.71%	$1,406	0.33%	$2,543	17.20%
After one year through five years	20,843	7.80%	70,884	7.31%	3	5.87%	1,186	9.14%
After five years through 15 years	4,141	3.83%	24,145	5.67%	—	—%	4,313	16.05%
After fifteen years	1,254	4.25%	846	6.43%	—	—%	221	4.74%

Total	$44,522	6.94%	$166,167	7.24%	$1,409	0.34%	$8,263	15.11%

(1)	Other loans of $1.4 million due within one year includes $1.2 million of negative escrow and $174,000 of overdraft adjustments.
(2)	Represents estimated accretable yield.

	Total Loans
	Amount	Weighted Average Rate
Due
One year or less	$108,881	7.41%
After one year through five years	226,696	6.49%
After five years through fifteen years	483,269	5.63%
After fifteen years	3,037,927	4.46%

Total	$3,856,773	4.81%

The following table summarizes fixed and adjustable-rate loans at December 31, 2025, that are contractually due after December 31, 2026:

	Due After December 31, 2026
	Fixed Rate	Adjustable Rate	Total
	(Dollars in thousands)
Real estate loans:
Multifamily	$51,157	$2,308,620	$2,359,777
Commercial mortgage	28,043	869,893	897,936
One-to-four family residential	94,927	69,650	164,577
Construction and land	—	26,238	26,238
Home equity and lines of credit	91,560	106,206	197,766
Commercial and industrial loans	48,100	47,775	95,875
Other loans	3	—	3
PCD loans	2,436	3,284	5,720

Total loans	$316,226	$3,431,666	$3,747,892

At December 31, 2025, Northfield Bancorp had $3.04 billion in loans due to mature in 2041 and beyond, of which $125.9 million, or 4.14%, are fixed-rate loans.

Multifamily Real Estate Loans. Loans secured by multifamily properties totaled approximately $2.31 billion, or 60.8% of Northfield Bank’s total loan portfolio, at March 31, 2026. Northfield Bank includes in this category properties having more than four residential units and a business or businesses where the majority of space is utilized for residential purposes, which Northfield Bank refers to as mixed-use. At March 31, 2026, Northfield Bank had 1,063 multifamily real estate loans, with an average loan balance of approximately $2.2 million, although there are a large number of loans with balances substantially greater than this average. At March 31, 2026, Northfield Bank’s largest multifamily real estate loan had a principal balance of $28.9 million, was secured by a mixed-use retail and multifamily residential property in Brooklyn, New York, and was performing in accordance with its original contractual terms. Substantially all of Northfield Bank’s multifamily real estate loans are secured by properties located in its primary market areas and eastern Pennsylvania.

Northfield Bank’s multifamily real estate loans typically amortize over 30 years with negotiated interest rates that adjust after an initial five-, seven-, or 10-year period, and every five years thereafter. Adjustable-rate loan originations are generally tied to a specifically identified market rate index. Northfield Bank also originates, to a lesser extent, 10- to 15-year fixed-rate, fully amortizing loans. In general, Northfield Bank’s multifamily real estate loans have interest rate floors equal to the interest rate on the date the loan is originated, and have prepayment penalties should the loan be prepaid during the initial five-, seven-, or 10-year term. In addition, Northfield Bank’s multifamily loans may contain an initial interest-only period which typically does not exceed two years; however, these loans are underwritten on a fully amortizing basis.

In underwriting multifamily real estate loans, Northfield Bank considers a number of factors, including the ratio of the projected net cash flows to the loan’s debt service requirement (generally requiring a minimum ratio of 120%, computed after deduction for a vacancy factor and property expenses Northfield Bank deems appropriate), the age and condition of the collateral, the financial resources and income of the sponsor, and the sponsor’s experience in owning or managing similar properties. Multifamily real estate loans generally are originated in amounts up to the lesser of 75% of the appraised value or the purchase price of the property securing the loan. Although a significant portion of Northfield Bank’s multifamily real estate loans are referred to Northfield Bank by third-party loan brokers, Northfield Bank underwrites all multifamily real estate loans in accordance with its underwriting standards. Due to competitor considerations, as is customary in its marketplace, Northfield Bank typically does not obtain personal guarantees of the principals on multifamily real estate loans, except when warranted.

In 2019, the New York State legislature passed the Housing Stability and Tenant Protection Act, impacting approximately one million rent-regulated apartment units. Among other things, the legislation: (i) curtails rent increases from material capital improvements and individual apartment improvements; (ii) all but eliminates the ability for apartments to exit rent regulation; (iii) does away with vacancy decontrol and high-income deregulation; and (iv) repealed the 20% vacancy bonus. On June 25, 2026, the New York City Rent Guidelines Board voted to freeze rents for eligible one- and two-year lease renewals for rent-stabilized apartments beginning between October 1, 2026 and September 30, 2027. The rent freeze is estimated to impact approximately one million rent-stabilized apartments, representing approximately 40% of New York City’s rental housing. At March 31, 2026, Northfield Bancorp has approximately $415.9 million in multifamily loans in New York with tenants that have some form of rent stabilization or rent control.

The following table summarizes Northfield Bank’s variable-interest multifamily loans by year of repricing (excluding PCD loans) at March 31, 2026:

	Amount	Weighted Average Rate
	(Dollars in thousands)
One year or less	$512,615	4.50%
After one year through five years	1,661,322	4.25%
After five years through ten years	89,252	4.37%

	$2,263,189	4.31%

Commercial Real Estate Loans. Commercial real estate loans (other than multifamily real estate loans) totaled $901.6 million, or 23.7% of Northfield Bank’s loan portfolio, as of March 31, 2026. At March 31, 2026, Northfield Bank’s commercial real estate loan portfolio consisted of 635 loans with an average loan balance of approximately $1.4 million, although there are a large number of loans with balances substantially greater than this average. At March 31, 2026, Northfield Bank’s largest commercial real estate loan had a principal balance of $85.7 million (net active principal balance of $28.6 million as Northfield Bank has a 33.3% participation interest), was secured by an office facility located in Staten Island, New York, and was performing in accordance with its original contractual terms. Substantially all of Northfield Bank’s commercial real estate loans are secured by properties located in its primary market areas.

Northfield Bank’s commercial real estate loans typically amortize over 20 to 25 years with negotiated interest rates that adjust after an initial five-, seven-, or 10-year period, and every five years thereafter. Adjustable-rate loan originations are generally tied to a specifically identified market rate index. Northfield Bank also originates, to a lesser extent, 10- to 15-year fixed-rate, fully amortizing loans. In general, Northfield Bank’s commercial real estate loans have interest rate floors equal to the interest rate on the date the loan is originated, and generally have prepayment penalties if the loan is repaid in the initial five-, seven-, or 10-year term.

In underwriting commercial real estate loans, Northfield Bank generally lends up to the lesser of 75% of either the property’s appraised value or purchase price. Northfield Bank bases its decision to lend primarily on the economic viability of the property and the creditworthiness of the borrower. In evaluating a proposed commercial real estate loan, Northfield Bank emphasizes the ratio of the property’s projected net cash flows to the loan’s debt service requirement (generally requiring a minimum ratio of 125%, computed after deduction for a vacancy factor and property expenses Northfield Bank deems appropriate). Personal guarantees of the principals are typically obtained. Although a significant portion of Northfield Bank’s commercial real estate loans were referred to it by third-party loan brokers, Northfield Bank underwrites all commercial real estate loans in accordance with its underwriting standards.

The following table summarizes commercial mortgage real estate loans by property type and owner-occupied and non-owner occupied status as a percentage of the total commercial mortgage real estate portfolio as of March 31, 2026:

	March 31, 2026
	Concentration by Property Type		Percentage of Total
	Amount	Percent	Owner-Occupied	Non-Owner Occupied
	(Dollars in thousands)
Office buildings	$177,319	19.7%	7.4%	12.3%
Mixed use (majority of space is non-residential)	151,159	16.8	2.6	14.2
Retail	132,226	14.7	2.3	12.4
Warehousing	131,102	14.5	12.1	2.4
Healthcare facilities	73,848	8.2	5.4	2.8
Manufacturing	73,005	8.1	5.7	2.4
Accommodations (hotel/motel)	46,244	5.1	0.1	5.0
Services	44,088	4.9	3.6	1.3
Schools/daycare	15,128	1.7	1.6	0.1
Recreational	10,888	1.2	1.1	0.1
Restaurants	3,832	0.4	0.3	0.1
Other	42,749	4.7	2.3	2.4

	$901,588	100.0%	44.5%	55.5%

Northfield Bancorp obtains an appraisal of the real estate collateral securing a commercial real estate loan prior to originating the loan. The appraised value is used to calculate the ratio of the outstanding loan balance to the value of the real estate collateral, or loan-to-value ratio (“LTV”). The original appraisal is used to monitor the LTVs within the commercial real estate portfolio unless an updated appraisal is received, which may happen for a variety of reasons, including but not limited to payment delinquency, additional loan requests using the same collateral, and loan modifications.

The following table presents the ranges in the LTVs of Northfield Bank’s commercial mortgage loans at March 31, 2026:

LTV Range %	Number of Loans	Amount
		(Dollars in thousands)
0 - 25	185	$69,593
>25 - 50	250	362,880
>50 - 60	102	204,945
>60 - 70	72	214,692
>70 - 80	21	43,859
>80 - 90	1	160
>90	4	5,459

Total commercial real estate loans	635	$901,588

The following table summarizes the commercial real estate portfolio by geographic region in which the real estate collateral is located as a percentage of total commercial real estate loans as of March 31, 2026:

Geographic Region	Amount	Percent
	(Dollars in thousands)
New York	$477,255	53%
New Jersey	397,532	44
Pennsylvania and Other	26,801	3

Total commercial real estate loans	$901,588	100.0%

New York City Local Law 97 (“Local Law 97”) became effective on November 15, 2019. The law sets limits on the greenhouse gas emissions of both newly built and existing covered buildings. The law, which went into effect at the beginning of 2024, applies to both commercial and residential buildings over 25,000 square feet (or two more buildings on the same tax lot or governed by the same board of managers that together exceed 50,000 square feet). The buildings covered by Local Law 97 were required to file a report with the Department of Buildings by May 1, 2025 detailing their annual greenhouse gas emissions and then by May 1 of every year thereafter. An owner of a covered building who submits a report indicating that their building exceeded its annual building emissions limit will be liable for a civil penalty. Based on management’s assessment of Northfield Bank’s loan portfolio as of March 31, 2026, Northfield Bank believes that 29 loans will be considered covered buildings and will be affected by the ruling regarding Local Law 97 during the first stage of implementation, and we expect to be compliant in the first compliance period with no material financial impact on our covered portfolio. At March 31, 2026, the weighted average LTV ratio of these 29 loans was 52.5%. These loans had an aggregate book balance of $103.3 million and were all performing in accordance with their original contractual terms at that date.

Construction and Land Loans. At March 31, 2026, construction and land loans totaled $50.2 million, or 1.3% of total loans receivable, and the additional unadvanced portion of these construction loans totaled $15.4 million. At March 31, 2026, Northfield Bank had 19 construction and land loans with an average balance of approximately $2.6 million. Northfield Bank’s largest construction and land loan had a principal balance of $10.8 million, and is secured by a proposed 280-unit rental multifamily project in Marlboro, New Jersey, where Northfield Bank has a 35% participation interest. At March 31, 2026, this loan was performing in accordance with its original contractual terms.

Northfield Bank’s construction and land loans typically are interest-only loans with interest rates that are tied to the Prime Rate as published in The Wall Street Journal. Margins generally range from zero to 200 basis points above the Prime Rate. Northfield Bank also originates, to a lesser extent, 10- to 15-year fixed-rate, fully amortizing land loans. In general, Northfield Bank’s construction and land loans have interest rate floors equal to the interest rate on the date the loan is originated, and Northfield Bank does not typically charge prepayment penalties.

Land loans also help finance the purchase of land intended for future development, including single-family housing, multifamily housing, and commercial property. In general, the maximum loan-to-value ratio for land acquisition loans is 50% of the appraised value of the property, and the maximum term of these loans is three years.

Construction and land loans generally carry higher interest rates and have shorter terms than multifamily and commercial real estate loans. Construction and land loans have greater credit risk than long-term financing on improved, income-producing real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the project at completion of construction as compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction costs is inaccurate, Northfield Bank may decide to advance additional funds beyond the amount originally committed in order to protect Northfield Bank’s security interest in the underlying property. However, if the estimated value of the completed project is inaccurate, the borrower may hold real estate with a value that is insufficient to assure full repayment of the construction loan upon its sale. In the event Northfield Bank makes a land acquisition loan on real estate that is not yet approved for the planned development, there is a risk that approvals will not be granted or will be delayed. Construction loans also expose Northfield Bank to a risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the project may not occur as anticipated and the market value of collateral, when completed, may be less than the outstanding loans and there may be no permanent financing available upon completion. Substantially all of Northfield Bank’s construction and land loans are secured by real estate located in its primary market areas.

Commercial and Industrial Loans. At March 31, 2026, commercial and industrial loans totaled $173.0 million, or 4.5% of the total loan portfolio, and the additional unadvanced portion of these commercial and industrial loans totaled $120.2 million. As of March 31, 2026, Northfield Bank had 808 commercial and industrial loans with an average loan balance of approximately $214,000, although it originates these types of loans in amounts substantially greater than this average. At March 31, 2026, Northfield Bank’s largest commercial and industrial loan had a principal balance of $10.0 million, and was performing in accordance with its original contractual terms.

Northfield Bank’s term commercial and industrial loans typically amortize over five to seven years with interest rates that are primarily indexed to various FHLB rates, and to a lesser extent, the Prime Rate. Margins generally range from zero to 300 basis points above the index rate. Northfield Bank also originates, to a lesser extent, 10-year fixed-rate, fully amortizing loans. In general, Northfield Bank’s commercial and industrial loans have interest rate floors equal to the interest rate on the date the loan is originated and have prepayment penalties.

Northfield Bank makes various types of secured and unsecured commercial and industrial loans for the purpose of working capital and other general business purposes. The terms of these loans generally range from less than one year to a maximum of seven years, however Northfield Bank could allow for a maximum of 10 years, depending on industry or asset type. The loans either are negotiated on a fixed-rate basis or carry adjustable interest rates indexed to the Prime Rate as published in The Wall Street Journal.

Commercial credit decisions are based on Northfield Bank’s credit assessment of the applicant. Northfield Bank evaluates the applicant’s ability to repay in accordance with the proposed terms of the loan and assess the risks involved. Personal guarantees of the principals are typically obtained. In addition to evaluating the loan applicant’s financial statements, Northfield Bank considers the adequacy of the secondary sources of repayment for the loan, such as pledged collateral and the financial stability of the guarantors. Collateral securing a loan also is analyzed to determine its marketability.

Commercial and industrial loans generally carry higher interest rates than multifamily and commercial real estate loans of like maturity because they have a higher risk of default since their repayment generally depends on the successful operation of the borrowers’ business.

Within Northfield Bank’s commercial and industrial loan portfolio, Northfield Bank offers unsecured small business loans primarily underwritten utilizing a third-party loan scoring system designed to assess the credit risk of small businesses. These loans include fixed-rate term loans with typical maturities of up to seven years and revolving floating-rate working capital lines of credit reviewed annually. Maximum loan amounts within this loan segment are limited to the lesser of a percentage of a business’s revenue or $100,000 and require the full personal guarantees of the business owners. Unsecured small business loans totaled $17.6 million, $20.6 million and $28.9 million at March 31, 2026 and at December 31, 2025 and 2024, respectively.

Northfield Bank also underwrites SBA guaranteed loans and guaranteed or assisted loans through various state, county and municipal programs.

One-to-Four Family Residential Real Estate Loans. At March 31, 2026, Northfield Bank had 313 one-to-four family residential real estate loans outstanding with an aggregate balance of $164.2 million, or 4.3% of Northfield Bank’s total loan portfolio. As of March 31, 2026, the average balance of one-to-four family residential real estate loans was approximately $511,000, although Northfield Bank has originated these types of loans in amounts substantially greater than this average. At March 31, 2026, Northfield Bank’s largest loan of this type (excluding purchased loan pools, discussed below) had a principal balance of $5.0 million and was collateralized by 42 condominiums within a complex in Union County, New Jersey. The loan was performing in accordance with its original contractual terms. Northfield Bank has established a one-to-four family residential mortgage lending program to originate retail first mortgage loans. These mortgages will be either held-for-investment or held-for-sale and sold in the secondary market.

Historically, Northfield Bank has not offered “interest-only” mortgage loans on one-to-four family residential real estate properties, where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan. However, since 2014 Northfield Bank has purchased pools of one-to-four family residential real estate loans which included interest-only mortgage loans and had $9.9 million of such loans at March 31, 2026. Northfield Bank also historically has not offered loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan.

Home Equity Loans and Lines of Credit. At March 31, 2026, Northfield Bank had 2,591 home equity loans and lines of credit with an aggregate outstanding balance of $195.7 million, or 5.1% of Northfield Bank’s total loan portfolio, and the additional unadvanced portion of these home equity loans and lines of credit totaled $176.5 million. Of this total, outstanding home equity loans totaled $89.9 million, or 2.4% of Northfield Bank’s total loan portfolio and home equity lines of credit totaled $105.8 million, or 2.8% of its total loan portfolio. At March 31, 2026, the average home equity loan and line of credit balance was approximately $75,000 although Northfield Bank originates these types of loans in amounts substantially greater than this average. At March 31, 2026, Northfield Bank’s largest home equity line of credit had an outstanding balance of approximately $2.0 million. This loan was performing in accordance with its original contractual terms. At March 31, 2026, Northfield Bank’s largest outstanding home equity loan was $1.6 million and was performing in accordance with its original contractual terms.

Northfield Bank offers home equity loans and home equity lines of credit that are secured by the borrower’s primary residence or second home. Home equity lines of credit are adjustable-rate loans tied to the Prime Rate as published in The Wall Street Journal adjusted for a margin, and have a maximum term of 25 years during which time the borrower is required to make principal payments based on a 30-year amortization. The borrower is permitted to draw against the line during the entire term on originations occurring prior to June 15, 2011. For home equity loans originated beginning on June 15, 2011, the borrower is only permitted to draw against the line for the initial 10 years. Northfield Bank’s home equity loans typically are fully amortizing with fixed terms up to 25 years. Home equity loans and lines of credit generally are underwritten with the same criteria Northfield Bank uses to underwrite fixed-rate, one-to-four family residential real estate loans. Home equity loans and lines of credit may be underwritten with a loan-to-value ratio of 80% when combined with the principal balance of the existing mortgage loan.

PCD Loans. Under the current expected credit losses (“CECL”) methodology, Northfield Bancorp elected to maintain pools of loans that were previously accounted for under Accounting Standards Codification (“ASC”) Subtopic 310-30—Accounting for Purchased Loans with Deteriorated Credit Quality (“ASC 310-30”), and will continue to account for these pools as a unit of account. Loans are only removed from existing pools if they are written off, paid off, or sold. Under CECL, the allowance for credit losses was determined for each pool and added to the pool’s carrying amount to establish a new amortized cost basis. The difference between the unpaid principal balance of the pool and the new amortized cost basis is the noncredit premium or discount, which will be amortized into interest income over the remaining life of the pool. Changes to the allowance for credit losses are recorded through provision expense.

At March 31, 2026, PCD loans consisted of approximately 10% of one-to-four family residential loans, 21% of commercial real estate loans, 56% of commercial and industrial loans, and of 13% home equity loans.

At December 31, 2025, PCD loans consisted of approximately 10% of one-to-four family residential loans, 21% of commercial real estate loans, 58% of commercial and industrial loans, and 11% of home equity loans. At December 31, 2024, PCD loans consisted of approximately 9% one-to-four family residential loans, 25% commercial real estate loans, 55% commercial and industrial loans, and 11% in home equity loans. At December 31, 2023, PCD loans consisted of approximately 7% one-to-four family residential loans, 25% commercial real estate loans, 57% commercial and industrial loans, and 11% in home equity loans.

Non-Performing and Problem Assets

When a loan is between 10 to 15 days delinquent, Northfield Bank generally sends the borrower a late charge notice. When a loan is 30 days past due, Northfield Bank generally mails the borrower a letter reminding the borrower of the delinquency and, except for loans secured by one-to-four family residential real estate, it attempts personal contact with the borrower to determine the reason for the delinquency, to ensure the borrower correctly understands the terms of the loan, and to emphasize the importance of making payments on or before the due date. If necessary, additional late charges and delinquency notices are issued and the account will be monitored. After 90 days of delinquency, Northfield Bank generally sends the borrower a final demand for payment and refers the loan to legal counsel to commence foreclosure and related legal proceedings. At times, Northfield Bank may shorten or lengthen these time frames.

Generally, loans (excluding PCD loans) are placed on non-accrual status when payment of principal or interest is 90 days or more delinquent unless the loan is considered well-secured and in the process of collection. Loans are also placed on non-accrual status at any time if the ultimate collection of principal or interest in full is in doubt. When loans are placed on non-accrual status, unpaid accrued interest is reversed, and further income is recognized only to the extent received, and only if the principal balance is deemed fully collectible. The loan may be returned to accrual status if both principal and interest payments are brought current and factors indicating doubtful collection no longer exist, including performance by the borrower under the loan terms for a consecutive six-month period. Northfield Bank’s Chief Credit Officer reports monitored loans, including all loans rated watch, special mention, substandard, doubtful or loss, to the Loan Committee of Northfield Bank’s board of directors at least quarterly.

Effective January 1, 2023, Northfield Bancorp adopted ASU No. 2022-02, “Financial Instruments — Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures” (“ASU 2022-02”) on a prospective basis. The amendments in this ASU were issued to (1) eliminate accounting guidance for Troubled Debt Restructurings (“TDRs”) by creditors, while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty; (2) require disclosures of current period gross write-offs by year of origination for financing receivables and net investments in leases. Under ASU 2022-02, Northfield Bancorp assesses all loan modifications to determine whether one is granted to a borrower experiencing financial difficulty, regardless of whether the modified loan terms include a concession. Modifications granted to borrowers experiencing financial difficulty may be in the form of an interest rate reduction, an other-than-insignificant payment delay, a term extension, principal forgiveness or a combination thereof.

Prior to the adoption of ASU 2022-02, a TDR occurred when the terms of a loan were modified because of deterioration in the financial condition of the borrower. Modifications could include extension of the repayment terms of the loan, reduced interest rates, or forgiveness of accrued interest and/or principal. Northfield Bancorp recorded an impairment loss associated with a TDR, if any, based on the present value of expected future cash flows discounted at the original loan’s effective interest rate or the underlying collateral value, less estimated cost to sell, if the loan is collateral dependent. Once an obligation had been restructured because of credit problems, it continued to be considered restructured until paid in full or, if the obligation yielded a market rate (a rate equal to or greater than the rate Northfield Bank was willing to accept at the time of the restructuring for a new loan with comparable risk), until the year after which the restructuring takes place, provided the borrower had performed under the modified terms for a consecutive six-month period. Since the adoption of ASU 2022-02, Northfield Bancorp has ceased to recognize or measure for new TDRs but those existing at January 1, 2023 remain until settled.

Non-Performing and Restructured Loans (excluding PCD). The table below sets forth the amounts and categories of Northfield Bank’s non-performing assets at the dates indicated.

	At March 31,	At December 31,
	2026	2025	2024	2023
		(Dollars in thousands)
Non-accrual loans held-for-investment:
Real estate loans:
Commercial mortgage	$11,485	$5,012	$4,578	$6,491
One-to-four family residential	—	—	—	104
Multifamily	3,230	3,688	2,609	2,709
Home equity and lines of credit	1,752	1,778	1,270	499
Commercial and industrial loans	4,494	4,732	5,807	305
Other	—	—	—	7

Total non-accrual loans held-for-investment	20,961	15,210	14,264	10,115

Loans delinquent 90 days or more and still accruing held-for-investment:
Real estate loans:
Commercial mortgage	51	51	—	—
One-to-four family residential	127	863	882	406
Multifamily	—	—	164	201
Home equity and lines of credit	119	7	140	711
Commercial and industrial loans	158	—	—	—
Other	—	4	—	—

Total loans delinquent 90 days or more and still accruing	455	925	1,186	1,318

Non-performing loans held-for-sale
Commercial mortgage	—	—	4,397	—
Commercial and industrial loans	—	—	500	—

Total non-performing loans held-for-sale	—	—	4,897	—

Total non-performing loans held-for-investment	21,416	16,135	20,347	11,433

Total non-performing assets	$21,416	$16,135	$20,347	$11,433

Ratios:
Non-performing loans to total loans (1)	0.56%	0.42%	0.51%	0.27%
Non-accrual loans held-for-investment to total loans held-for-investment, net	0.55%	0.39%	0.35%	0.24%
Non-performing assets to total assets	0.37%	0.28%	0.36%	0.20%

Total assets	$5,735,202	$5,754,010	$5,666,378	$5,598,396

Loans held-for-investment, net	$3,807,957	$3,856,773	$4,022,224	$4,203,654

(1)	Includes non-performing loans transferred to held-for-sale.

At March 31, 2026, 1.0% of PCD loans were past due 30 to 89 days, and 23.9% were past due 90 days or more. At December 31, 2025, 4.0% of PCD loans were past due 30 to 89 days, and 23.2% were past due 90 days or more. At December 31, 2024, 2.1% of PCD loans were past due 30 to 89 days, and 24.9% were past due 90 days or more. At December 31, 2023, 2.9% of PCD loans were past due 30 to 89 days, and 27.1% were past due 90 days or more.

The following table sets forth the property types collateralizing non-accrual commercial real estate loans held-for investment at March 31, 2026:

	At March 31, 2026
	Amount	Percent
	(Dollars in thousands)
Services	$6,477	65.8%
Warehousing	2,720	27.7
Restaurant	464	4.7
Retail	60	0.6
Manufacturing	20	0.2
Other	101	1.0

Total	$9,842	100.0%

Other Real Estate Owned. Real estate acquired by Northfield Bank as a result of foreclosure or by deed in lieu of foreclosure is classified as other real estate owned. On the date the property is acquired, it is recorded at the lower of cost or estimated fair value, establishing a new cost basis. Estimated fair value generally represents the sale price a buyer would be willing to pay on the basis of current market conditions, less the estimated costs to sell the property. Holding costs and declines in estimated fair value result in charges to expense after acquisition. At March 31, 2026, December 31, 2025 and 2024, Northfield Bancorp had no real estate owned acquired through foreclosure.

Potential Problem Loans and Classification of Assets. Northfield Bank’s policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is classified substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that Northfield Bank will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose Northfield Bank to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve Northfield Bank’s close attention, are designated as special mention. At March 31, 2026, classified assets, excluding loans on non-accrual status, consisted of substandard assets of $19.3 million and no doubtful or loss assets. At March 31, 2026, we also had $15.6 million of assets designated as special mention. At December 31, 2025, classified assets, excluding loans on non-accrual status, consisted of substandard assets of $24.9 million and no doubtful or loss assets. At December 31, 2025, we also had $18.6 million of assets designated as special mention.

Northfield Bank’s determination as to the classification of its assets (and the amount of its loss allowances) is subject to review by its principal federal regulator, the OCC, which can require that Northfield Bank adjust its classification and related loss allowances. Northfield Bank regularly reviews its asset portfolio to determine whether any assets require classification in accordance with applicable regulations. Northfield Bank also engages the services of a third party to review, on a sample basis, its risk ratings on a semi-annual basis.

The following table sets forth the total amounts of delinquencies for accruing loans that were 30 to 89 days past due by type and by amount at the dates indicated:

	At March 31,	December 31,
	2026	2025	2024
	(Dollars in thousands)
Real estate loans:
Multifamily	$—	$471	$2,831
Commercial mortgage	12	6,984	78
One-to-four family residential	1,040	1,124	2,407
Home equity and lines of credit	721	1,110	1,472
Commercial and industrial loans	6,002	1,735	2,545
Other loans	—	—	3

Total	$7,775	$11,424	$9,336

Allowance for Credit Losses on Loans

Northfield Bank provides for credit losses on loans based on its documented allowance for credit losses methodology. Credit losses are charged to the allowance for credit losses and recoveries are credited to it. Additions to the allowance for credit losses are provided by charges against income based on various factors, which, in Northfield Bank’s judgment, deserve current recognition in estimating current estimated credit losses. Credit losses are charged-off in the period the loans, or portion thereof, are deemed uncollectible. Generally, Northfield Bancorp will record a loan charge-off (including a partial charge-off) to reduce a loan to the estimated fair value of the underlying collateral, less cost to sell, for collateral dependent loans. Northfield Bancorp regularly reviews the loan portfolio in order to maintain the allowance for credit losses in accordance with U.S. GAAP. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Northfield Bancorp, Inc. — Critical Accounting Policies — Allowance for Credit Losses on Loans” for a description of Northfield Bank’s allowance methodology.

The following table sets forth activity in Northfield Bank’s allowance for credit losses for the years indicated:

	At or For the Years Ended December 31,
	2025	2024	2023
	(Dollars in thousands)
Balance at beginning of year	$35,183	$37,535	$42,617
Charge-offs:
Commercial mortgage(1)	—	(136)	—
Commercial and industrial	(5,340)	(6,873)	(6,572)
PCD loans	(343)	—	(8)

Total charge-offs	(5,683)	(7,009)	(6,580)
Recoveries:
Commercial mortgage(1)	62	57	71
One-to-four family residential	—	9	—
Home equity and lines of credit	—	92	1
Commercial and industrial	1,143	218	63
PCD loans	37	—	10

Total recoveries	1,242	376	145
Net charge-offs	(4,441)	(6,633)	(6,435)
Provision/(benefit) for credit losses	7,402	4,281	1,353

Balance at end of year	$38,144	$35,183	$37,535

Ratios:
Net charge-offs to average loans outstanding(2):
Commercial and industrial	(0.10)%	(0.16)%	(0.15)%
PCD	(0.01)	—	—

Total net charge-offs	(0.11)%	(0.16)%	(0.15)%

Allowance for credit losses to total non-performing loans at end of year(3)	236.42	227.72	328.30
Allowance for credit losses to total loans held-for-investment, net, at end of year(4)	0.99	0.87%	0.89
Allowance for credit losses to non-accrual loans held-for-investment at end of year(4)	250.78	246.66	371.08

(1)	Commercial includes commercial real estate loans collateralized by owner-occupied, non-owner occupied, and multifamily properties.
(2)	Calculated based on average total loans.
(3)	Excludes non-performing loans held-for-sale.
(4)	Includes PCD and acquired loans held-for-investment (and related allowance for credit losses).

At March 31, 2026, December 31, 2025 and 2024, the allowance for credit losses related to PCD loans was $2.5 million, $2.6 million and $2.9 million, respectively. Loans held-for-sale, when applicable, are excluded from the allowance for credit losses coverage ratios in the table above.

Allocation of Allowance for Credit Losses. The following table sets forth the allowance for credit losses allocated by loan category and the percent of loans in each category to total loans at the dates indicated. The allowance for credit losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At December 31,
	2025		2024		2023
	Allowance for Credit Losses	Percent of Loans in Each Category to Total Loans	Allowance for Credit Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate loans:
Commercial mortgage(1)	$24,482	84.86%	$20,949	86.71%	$23,255	87.55%
One-to-four family residential	2,213	4.28	2,245	3.73	3,285	3.83
Construction and land	102	1.15	103	0.89	149	0.74
Home equity and lines of credit	2,880	5.15	2,254	4.33	1,705	3.89
Commercial and industrial	5,842	4.31	6,724	4.06	6,050	3.69
PCD loans	2,621	0.21	2,904	0.23	3,085	0.24
Other	4	0.04	4	0.05	6	0.06

Total allowance	$38,144	100.00%	$35,183	100.00%	$37,535	100.00%

(1)	Commercial includes commercial real estate loans collateralized by owner-occupied, non-owner occupied, and multifamily properties.

Investments

Northfield Bank conducts securities portfolio transactions in accordance with its board-approved investment policy. Northfield Bank’s investment policy is reviewed at least annually by the Risk Committee of the board of directors (“Risk Committee”). Any changes to the policy are subject to ratification by the full board of directors. This policy dictates that investment decisions give consideration to the safety of the investment, liquidity requirements, potential returns, the ability to provide collateral for pledging requirements, and consistency with Northfield Bank’s interest rate risk management strategy. Northfield Bank’s Chief Investment Officer executes Northfield Bank’s securities portfolio transactions, within policy requirements, with the approval of either the Chief Executive Officer or the Chief Financial Officer. NSB Services Corp.’s and NSB Realty Trust’s (which are each Bank subsidiaries) investment officers execute security portfolio transactions in accordance with investment policies that substantially mirror Northfield Bank’s investment policy. All purchase and sale transactions are reviewed by the Risk Committee at least quarterly.

Northfield Bank’s current investment policy permits investments in mortgage-backed securities, including pass-through securities and real estate mortgage investment conduits (“REMICs”). The investment policy also permits, with certain limitations, investments in debt securities issued by the U.S. Government, agencies of the U.S. Government or U.S. Government-sponsored enterprises (“GSEs”), asset-backed securities, municipal obligations (including bonds, tax anticipation notes and bond anticipation notes), money market mutual funds, federal funds, investment grade corporate bonds, subordinated debt, reverse repurchase agreements, and certificates of deposit.

Northfield Bank’s investment policy does not permit investment in common stock of other entities including GSEs, other than its required investment in the common stock of the FHLBNY, as permitted for community reinvestment act purposes or to fund Northfield Bank’s deferred compensation plan. Northfield Bancorp may invest in equity securities of other financial institutions, as well as preferred stock, up to certain limitations. As of December 31, 2025, Northfield Bancorp did not hold any asset-backed securities other than mortgage-backed securities.

Northfield Bank’s current investment policy permits hedging through the use of derivative instruments such as financial futures or interest rate options and swaps, although Northfield Bank currently has no derivative hedging instruments in place.

Northfield Bank purchases mortgage-backed securities insured or guaranteed primarily by the Federal National Mortgage Association (“Fannie Mae”), the Federal Home Loan Mortgage Corporation (“Freddie Mac”), or the Government National Mortgage Association (“Ginnie Mae”). Northfield Bank invests in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense, and to lower its credit risk as a result of the guarantees provided as well as to provide Northfield Bank liquidity to fund loan originations and deposit outflows. Mortgage-backed securities are securities sold in the secondary market that are collateralized by pools of mortgages.

Mortgage-backed securities are more liquid than individual mortgage loans since there is a more active market for such securities. In addition, mortgage-backed securities may be used to collateralize Northfield Bank’s specific liabilities and obligations. Investments in mortgage-backed securities issued or guaranteed by GSEs involve a risk that actual payments will be greater or less than estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on Northfield Bank’s securities. Northfield Bank periodically reviews current prepayment speeds to determine whether prepayment estimates require modification that could cause adjustment of amortization or accretion.

REMICs are a type of mortgage-backed security issued by special purpose entities that aggregate pools of mortgages and mortgage-backed securities and create different classes of securities with varying maturities and amortization schedules, as well as a residual interest, with each class possessing different risk characteristics. The cash flows from the underlying collateral are generally divided into “tranches” or classes that have descending priorities with respect to the distribution of principal and interest cash flows.

The timely payment of principal and interest on these REMICs is generally supported (credit enhanced) in varying degrees by either insurance issued by a financial guarantee insurer, letters of credit, over collateralization, or subordination techniques. Privately-issued REMICs and pass-throughs can be subject to certain credit-related risks normally not associated with U.S. Government agency and GSE mortgage-backed securities. The loss protection generally provided by the various forms of credit enhancements is limited, and losses in excess of certain levels are not protected. Furthermore, the credit enhancement itself is subject to the creditworthiness of the credit enhancer. Thus, in the event a credit enhancer does not fulfill its obligations, the holder could be subject to risk of loss similar to a purchaser of a whole loan pool. Management believes that the credit enhancements are adequate to protect Northfield Bank from material losses on its private label mortgage-backed securities investments.

At March 31, 2026 and December 31, 2025, Northfield Bank’s corporate bond portfolio consisted of securities, substantially all of which were investment-grade, and had remaining maturities generally shorter than ten years. Northfield Bank’s investment policy provides that Northfield Bank may invest up to 15% of its Tier 1 risk-based capital in corporate bonds from individual issuers which, at the time of purchase, are within the investment-grade ratings from Standard & Poor’s, Moody’s or Fitch. Corporate bonds from individual issuers not rated investment grade at the time of purchase, are limited to the lesser of 1% of Northfield Bank’s total assets or 15% of its Tier 1 risk-based capital, and must have a maturity of less than one year. Aggregate holdings of this security type cannot exceed 5% of Northfield Bank’s total assets. Aggregate holdings of individual issuers of corporate bonds and commercial paper, both investment grade and non-investment grade, are not to exceed 50% of Tier 1 capital of Northfield Bancorp.

The following table sets forth the amortized cost and estimated fair value of Northfield Bank’s available-for-sale and held-to-maturity securities portfolios (excluding FHLBNY common stock) at the dates indicated. As of December 31, 2025, 2024, and 2023, Northfield Bank also had a trading portfolio with a fair value of $15.2 million, $13.9 million and $12.5 million, respectively, consisting of mutual funds quoted in actively traded markets. These securities are utilized to fund non-qualified deferred compensation obligations.

	At December 31,
	2025		2024		2023
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(Dollars in thousands)
Debt securities available-for-sale:
U.S. Treasuries	$—	$—	$—	$—	$44,364	$44,379
U.S. Government agency securities	607	558	75,734	75,348	75,898	73,908
Mortgage-backed securities:
Pass-through certificates:
GSEs	515,162	506,949	282,704	261,676	365,823	337,540
REMICs:
GSEs	870,020	872,099	734,086	727,343	224,931	213,100
Other debt securities:
Municipal bonds	614	614	684	685	765	763
Corporate bonds	32,101	32,199	36,569	35,765	128,704	125,774

Total debt securities available-for-sale	$1,418,504	$1,412,419	$1,129,777	$1,100,817	$840,485	$795,464

	At December 31,
	2025		2024		2023
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(Dollars in thousands)
Securities held-to-maturity:
Mortgage-backed securities:
Pass-through certificates — GSEs	$8,339	$8,144	$9,303	$8,762	$9,866	$9,586

Total securities held-to-maturity	$8,339	$8,144	$9,303	$8,762	$9,866	$9,586

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at December 31, 2025, are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the effect of scheduled principal repayments, prepayments, or early redemptions that may occur. All of Northfield Bank’s securities at December 31, 2025, were taxable with the exception of its U.S. Government agency securities and municipal portfolio. Weighted average yield is based on amortized cost.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities available-for-sale:
U.S. Government agency securities:	$—	—%	$607	3.14%	$—	—%	$—	—%	607	$558	3.14%
Mortgage-backed securities:
Pass-through certificates:
GSEs	278	3.28%	25,800	2.18%	129,925	2.31%	359,159	5.15%	515,162	506,949	4.29%
REMICs:
GSE	44	2.47%	1,264	2.29%	1,158	3.04%	867,554	4.99%	870,020	872,099	4.99%

	$322	3.17%	$27,064	2.19%	$131,083	2.32%	$1,226,713	5.04%	$1,385,182	$1,379,048	4.73%

Other debt securities:
Municipal bonds	$510	4.72%	$104	5.44%	$—	—%	$—	—%	614	$614	4.84%
Corporate bonds	3,801	4.41%	18,300	2.02%	10,000	7.39%	—	—%	32,101	32,199	3.97%

	$4,311	4.45%	$18,404	2.04%	$10,000	7.39%	$—	—%	$32,715	$32,813	3.99%

Total securities available-for-sale	$4,633	4.36%	$46,075	2.14%	$141,083	2.68%	$1,226,713	5.04%	$1,418,504	$1,412,419	4.71%

Securities held-to-maturity:
Mortgage-backed securities:
Pass-through certificates:
GSEs	$—	—%	$—	—%	$—	—%	$8,339	4.26%	$8,339	$8,144	4.26%

Total securities held-to-maturity	$—	—%	$—	—%	$—	—%	$8,339	4.26%	$8,339	$8,144	4.26%

Sources of Funds

General. Deposits traditionally have been Northfield Bank’s primary source of funds for its securities and lending activities. Northfield Bank also borrows from the FHLBNY, the Federal Reserve Bank and other financial institutions to supplement cash flow needs, to manage the maturities of liabilities for interest rate and investment risk management purposes, and to manage Northfield Bank’s cost of funds. Northfield Bank’s additional sources of funds are borrowings through repurchase agreements, the proceeds of loan sales, scheduled loan and investment payments, maturities and sales of securities, loan prepayments, and brokered deposits.

Deposits. Northfield Bank accepts deposits primarily from the areas in which its offices are located. Northfield Bank offers a variety of deposit accounts to businesses, consumers and municipalities with a range of interest rates and terms. Northfield Bank accepts brokered deposits when it is deemed cost effective. At March 31, 2026, and December 31, 2025, we had brokered deposits totaling $30.0 million and $40.5 million, respectively. The decrease in brokered deposits was due to the Company placing less reliance on brokered deposits in which had been used as a lower-cost alternative to borrowings. In addition, municipal deposits which primarily consist of funds from local government entities domiciled in New Jersey, and are a significant source of funds, totaled $1.07 billion, or 26.4% of our total deposits at March 31, 2026. At December 31, 2025, municipal deposits totaled $988.3 million, or 24.6% of our total deposits. Municipal deposits are primarily collateralized by municipal letters of credit issued by the FHLBNY and/or mortgage-backed securities.

Estimated gross uninsured deposits at March 31, 2026 were $2.07 billion, which included fully collateralized uninsured governmental deposits and intercompany deposits of $1.11 billion, leaving estimated uninsured deposits of approximately $957.6 million, or 23.4%, of total deposits.

At December 31, 2025, Northfield Bank reported $1.99 billion of estimated uninsured deposits. This total included $1.03 billion of collateralized governmental deposits and intercompany deposits, leaving estimated adjusted uninsured deposits of $952.9 million, or 23.7% of total deposits. Total uninsured deposits at December 31, 2024 were estimated at $1.82 billion. As of those dates Northfield Bank had no deposits that were uninsured for any reason other than being in excess of the $250,000 limit for federal deposit insurance.

As of December 31, 2025, the aggregate amount of our outstanding certificates of deposit in amounts greater than $250,000 was $142.0 million. The following table sets forth the maturity of these certificates at December 31, 2025:

December 31, 2025
(Dollars in thousands)
Three months or less	$108,224
Over three months through six months	24,531
Over six months through one year	5,699
Over one year	3,587

Total	$142,041

The following table provides the uninsured portion of certificates of deposit at December 31, 2025, by account, with a maturity of:

December 31, 2025
(Dollars in thousands)
Three months or less	$43,247
Over three months through six months	15,281
Over six months through one year	2,699
Over one year	587

Total	$61,814

At December 31, 2025, Northfield Bank had $724.2 million in certificates of deposit, of which $665.9 million had remaining maturities of one year or less.

The following table sets forth the distribution of Northfield Bank’s average total deposit accounts, by account type, for the periods indicated:

	For the Year Ended December 31,
	2025			2024			2023
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Non-interest bearing demand	$722,711	17.85%	—%	$694,543	17.85%	—%	$770,939	20.26%	—%
NOW and interest bearing demand	1,409,099	34.80	2.09%	1,280,850	32.93%	2.16%	1,226,944	32.24%	1.35%
Money market accounts	270,796	6.69	1.80%	276,366	7.10%	1.55%	342,251	8.99%	0.87%
Savings	836,802	20.67	1.74%	891,821	22.93%	2.05%	894,259	23.50%	1.22%
Certificates of deposit	809,542	19.99	3.70%	746,629	19.19%	4.29%	571,042	15.01%	3.21%

Total deposits	$4,048,950	100.00%	1.95%	$3,890,209	100.00%	2.11%	$3,805,435	100.00%	1.28%

Borrowings. Northfield Bank’s borrowings consist primarily of advances from the FHLBNY. As of December 31, 2025, Northfield Bank’s FHLB advances totaled $893.8 million, or 17.7% of total liabilities and floating rate advances and other interest-bearing liabilities totaled $6.4 million, or 0.1% of total liabilities. At December 31, 2025, Northfield Bancorp had the ability to obtain additional funding from the FHLBNY and Federal Reserve Bank discount window of approximately $1.83 billion, utilizing unencumbered securities of $727.1 million and loans of $1.10 billion. Repurchase agreements are primarily secured by mortgage-backed securities. Advances from the FHLBNY are secured by Northfield Bank’s investment in the common stock of the FHLBNY as well as by pledged mortgage-backed securities and loans.

Subordinated Debt. On June 17, 2022, Northfield Bancorp issued $62.0 million in aggregate principal amount of fixed-to-floating subordinated notes (the “Notes”) to certain institutional investors. The Notes mature on June 30, 2032, unless redeemed earlier. The Notes initially bear interest, payable semi-annually in arrears, at a fixed rate of 5.00% per annum until June 30, 2027. Beginning June 30, 2027 and until maturity or redemption, the interest rate will reset quarterly to an interest rate per annum equal to the then current three-month Secured Overnight Financing Rate plus 200 basis points, payable quarterly in arrears. Northfield Bancorp has the option to redeem the Notes, at par and in whole or in part, beginning on June 30, 2027 and to redeem the Notes at any time in whole upon certain other events. Any redemption of the Notes will be subject to prior regulatory approval to the extent required.

Human Capital

At March 31, 2026, Northfield Bancorp had a total of 369 employees, (367 full-time and two part-time), located primarily in New York and New Jersey. Northfield Bank is focused on attracting, developing and retaining employees with diverse backgrounds and experiences whose contributions can maximize its financial and strategic growth objectives and build long-term stockholder value. Northfield Bank’s core values of trust, respect and excellence, coupled with its vision to be a high-performing community bank where employees want to work, customers want to bank, and stockholders want to invest fosters innovation, increases business value, and enriches Northfield Bank’s corporate culture. Northfield Bank believes its relationship with its employees is strong. Northfield Bank has not experienced any material employment-related issues or interruptions of services due to labor disagreements and are not a party to any collective bargaining agreements. Key items related to Northfield Bank’s human capital are described below.

Compensation and Benefits. Northfield Bank offers employees competitive short-term and long-term compensation that Northfield Bank periodically benchmarks to market data utilizing third-party consultants specialized in employee compensation and retention. Northfield Bank offers health and welfare benefits, including medical, dental and vision insurance, life insurance, short-term disability, and various expense reimbursement programs. Northfield Bank sponsors a 401(k) plan, which provides eligible employees the opportunity to invest a portion of their base salary, up to regulatory limits, in professionally managed investment options, and self-directed brokerage accounts. Northfield Bank matches up to 50% of employee contributions up to the first 6% of compensation, as defined, based on years of service. Northfield Bank also maintains the Northfield Bank ESOP for eligible employees. The Northfield Bank ESOP is a tax-qualified plan invested in Northfield Bancorp common stock. The Northfield Bank ESOP provides employees with the opportunity to receive a retirement benefit based on the value of Northfield Bancorp’s common stock, and is 100% funded by Northfield Bank.

Employee Engagement. Periodically, Northfield Bank measures employee engagement and satisfaction, and through efforts of Northfield Bank’s employee engagement and workplace culture team, Northfield Bank develops action plans for continued improvement. Northfield Bank has introduced virtual town hall meetings for all employees, opening the lines of communications and answering employee questions and concerns. In conjunction with the town hall meetings and internal focus groups, periodic surveys are conducted related to well-being, compensation, benefits, and Northfield Bank’s core values. These surveys provided insight into Northfield Bank’s employees’ needs and preferences, which Northfield Bank considers in future program development.

Learning and Development. Northfield Bank encourages and supports continued education and the ongoing growth and development of its employees. Northfield Bank seeks, wherever feasible, to fill open positions internally through promotion and transfer from within Northfield Bancorp. Ongoing learning and career development is advanced through bi-annual performance and development conversations between associates and their managers, internally developed training programs, customized corporate training engagements, professional career coaching and educational reimbursement programs. Reimbursement is available to employees enrolled in pre-approved degree or certification programs at accredited entities that teach skills or knowledge relevant to Northfield Bank’s business and employee job duties.

Safety and Wellness. The safety, health and wellness of Northfield Bank’s employees is a top priority. On a regular basis, Northfield Bank promotes the health and wellness of its employees by encouraging work-life balance, offering flexible work schedules, and encouraging and sponsoring various wellness programs.

Subsidiary Activities

Northfield Bancorp owns 100% of Northfield Investments, Inc., an inactive New Jersey investment company, and 100% of Northfield Bank. Northfield Bank owns 100% of NSB Services Corp., a Delaware corporation, which in turn owns 100% of the voting common stock of NSB Realty Trust. NSB Realty Trust is a Maryland real estate investment trust that holds mortgage loans, mortgage-backed securities and other investments. These entities enable Northfield Bank to segregate certain assets for management purposes, and/or borrow against assets or stock of these entities for liquidity purposes. At March 31, 2026, Northfield Bank’s investment in NSB Services Corp. was $926.8 million, and NSB Services Corp. had assets of $929.7 million and liabilities of $2.9 million at that date. At March 31, 2026, NSB Services Corp.’s investment in NSB Realty Trust was $929.2 million, and NSB Realty Trust had $929.2 million in assets and liabilities of $7,000 at that date.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NORTHFIELD BANCORP, INC.

The following discussion should be read in conjunction with the consolidated financial statements of Northfield Bancorp and the notes thereto included elsewhere in this prospectus.

Overview

Three Months Ended March 31, 2026

Net income was $11.8 million for the three months ended March 31, 2026, as compared to $7.9 million for the three months ended March 31, 2025. The increase in net income for the three months ended March 31, 2026, as compared to the three months ended March 31, 2025, was primarily due to an increase in net interest income, driven by lower funding costs and higher yields on loans and securities, as well as a decrease in the provision for credit losses on loans, partially offset by an increase in merger-related expenses. Net income for the three months ended March 31, 2026, included non-tax deductible merger-related expenses of $1.7 million, or $0.04 per share, related to the pending merger with Columbia Financial, Inc. Basic and diluted earnings per common share were $0.30 for the three months ended March 31, 2026, compared to basic and diluted earnings per common share of $0.19 for the three months ended March 31, 2025. For the three months ended March 31, 2026, our return on average assets was 0.85%, as compared to 0.56% for the three months ended March 31, 2025. For the three months ended March 31, 2026, our return on average stockholders’ equity was 6.93% as compared to 4.52% for the three months ended March 31, 2025.

Year Ended December 31, 2025

Net income was $796,000, or $0.02 per diluted common share, and $29.9 million, or $0.72 per diluted common share, for the years ended December 31, 2025 and December 31, 2024, respectively. Significant variances from the prior year are as follows: a $22.9 million increase in net interest income, a $3.1 million increase in the provision for credit losses on loans, a $43.3 million increase in non-interest expense, which includes a $41.0 million, or $1.03 per share, non-cash, non-tax deductible goodwill impairment charge, and a $5.7 million increase in income tax expense. Net income for the year ended December 31, 2025 included additional tax expense of $580,000, or $0.01 per share, related to options that expired in May 2025. Net income for the year ended December 31, 2024 included a $3.4 million, or $0.06 per share, gain on the sale of property, additional tax expense of $795,000, or $0.02 per share, related to options that expired in June 2024, and severance expense of $683,000, or $0.01 per share, related to employee severance.

Assets increased by $87.6 million, or 1.5%, to $5.75 billion at December 31, 2025 compared to $5.67 billion at December 31, 2024. The increase was primarily due to an increase in available-for-sale debt securities of $311.6 million, or 28.3%, partially offset by decreases in loans receivable of $170.3 million, or 4.2%, goodwill of $41.0 million, or 100%, and other assets of $13.8 million, or 29.4%.

Liabilities increased by $102.3 million, or 2.1%, to $5.06 billion at December 31, 2025, from $4.96 billion at December 31, 2024, as the decrease in total deposits of $122.7 million (primarily due to a decrease in brokered deposits, which decreased by $222.9 million, or 84.6%, to $40.5 million at December 31, 2025, from $263.4 million at December 31, 2024) was more than offset by an increase in borrowings of $234.0 million.

Stockholders’ equity decreased by $14.6 million to $690.1 million at December 31, 2025, from $704.7 at December 31, 2024. The decrease was attributable to $15.0 million in stock repurchases and $21.2 million in dividend payments, partially offset by a $16.1 million decrease in accumulated other comprehensive loss associated with an increase in the estimated fair value of Northfield Bancorp’s debt securities available-for-sale portfolio, a $4.7 million increase in equity award activity, and net income of $796,000 for the year ended December 31, 2025.

Critical Accounting Policies

Critical accounting policies are defined as those that involve significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. Northfield Bancorp believes that the most critical accounting policy upon which its financial condition and results of operation depend, and which involves the most complex subjective decisions or assessments, is the following:

Allowance for Credit Losses on Loans. Northfield Bancorp estimates and recognizes an allowance for lifetime expected credit losses for loans and other financial assets measured at amortized cost. See note 1 to Northfield Bancorp’s audited consolidated financial statements for further discussion of Northfield Bancorp’s accounting policies and methodologies for establishing the allowance for credit losses. Northfield Bancorp identified its policy on the allowance for credit losses on loans to be a critical accounting policy because management makes subjective and/or complex judgments about matters that are uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions.

The allowance for credit losses on loans is a critical accounting estimate for the following reasons:

•	Changes in the provision for credit losses can materially affect Northfield Bancorp’s financial results;

•

Estimates relating to the allowance for credit losses require us to utilize a reasonable and supportable forecast period based upon forward-looking economic scenarios in order to estimate probability of default and loss given default rates which Northfield Bancorp’s CECL methodology encompasses;

•

The allowance for credit losses on loans is influenced by factors outside of Northfield Bancorp’s control such as industry and business trends, as well as economic conditions such as trends in housing prices, interest rates, gross domestic product, inflation, and unemployment; and

•

Judgment is required to determine whether the models used to generate the allowance for credit losses on loans produce an estimate that is sufficient to encompass the current view of lifetime expected credit losses.

The allowance for credit losses on loans has been determined in accordance with U.S. GAAP. Northfield Bancorp is responsible for the timely and periodic determination of the amount of the allowance required. Northfield Bancorp believes that its allowance for credit losses is adequate to cover losses.

Management performs a quarterly evaluation of the adequacy of the allowance for credit losses on loans. This quarterly process is performed by the accounting department, in conjunction with the credit administration department, and approved by the Allowance Committee, which consists of the Chief Executive Officer/President, Executive Vice President (“EVP”) & Chief Risk Officer, EVP & Chief Financial Officer, EVP & Chief Lending Officer, Senior Credit Officer, Senior Vice President (“SVP”) Collections and Asset Recovery, SVP & Director of Financial Reporting and the Assistant Vice President Financial Reporting. The Chief Financial Officer performs a final review of the calculation. All supporting documentation with regard to the evaluation process is maintained by the accounting department. Each quarter a summary of the allowance for credit losses is presented by the Chief Financial Officer to the Audit Committee of Northfield Bancorp’s board of directors.

Under the CECL methodology, the allowance for credit losses on loans has two components: (1) a collective reserve for estimated expected credit losses for pools of loans that share common risk characteristics and (2) an individual reserve for loans that do not share common risk characteristics with other loans, consisting of all loans designated as TDRs prior to the adoption of ASU 2022-02 and non-accrual loans with an outstanding balance of $500,000 or greater.

Allowance for Collectively Evaluated Loans Held-for-Investment

Northfield Bancorp estimates the collective reserve using a risk rating migration model which calculates the expected life of loan loss percentage for each loan by generating probability of default and loss given default metrics. These metrics are multiplied by the exposure at default, taking into consideration prepayments, to calculate the quantitative component of the collective reserve. The metrics are based on the migration of loans from performing to loss by credit risk rating or delinquency categories using historical life-of-loan analysis periods for each loan portfolio pool, and the severity of loss, based on the aggregate net lifetime losses incurred using Northfield Bancorp’s historical loss experience and comparable peer data loss history. The model’s expected losses based on loss history are adjusted for qualitative adjustments. Among other things, these adjustments include and account for differences in: (i) changes in lending policies and procedures; (ii) changes in local, regional, national, and international economic and business conditions and developments that affect the collectability of Northfield Bank’s portfolio, including the condition of various market segments; (iii) changes in the experience, ability and depth of lending management and other relevant staff; (iv) changes in the quality of Northfield Bank’s loan review system; (v) the existence and effect of any concentrations of credit, and changes in the level of such concentrations; and (vi) the effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in Northfield Bank’s existing portfolio.

Northfield Bancorp utilizes a two-year reasonable and supportable forecast period after which estimated losses revert to historical loss experience immediately for the remaining life of the loan. In establishing its estimate of expected credit losses, Northfield Bancorp utilizes five externally-sourced forward-looking economic scenarios developed by Moody’s Analytics (“Moody’s”) so as to incorporate uncertainties related to the economic environment. These scenarios, which range from more benign to more severe economic outlooks, include a “most likely outcome” (the “Baseline” scenario) and four less likely scenarios referred to as the “Upside” and “Downside” scenarios. Each scenario is weighted with a majority of the weighting placed on the Baseline scenario and lower weights placed on both the Upside and Downside scenarios. The weighting assigned by management is based on the economic outlook and available information at the reporting date. The model projects economic variables under each scenario based on detailed statistical analyses. Northfield Bancorp has identified and selected key variables that most closely correlated to its historical credit performance, which include: gross domestic product, unemployment, and three collateral indices: the Commercial Property Price Index, the Commercial Property Price Apartment Index and the Case-Shiller Home Price Index.

Northfield Bancorp’s allowance for credit losses is sensitive to a number of inputs, most notably the macroeconomic forecast assumptions as well as the reasonable and supportable forecasting periods that are incorporated in Northfield Bancorp’s estimate of credit losses on loans. Therefore, as the macroeconomic environment and related forecasts change or decisions are made to shorten or lengthen the forecasting period, the allowance for credit losses may change materially. The following sensitivity analyses do not represent management’s expectations of the deterioration of Northfield Bank’s portfolios or the economic environment, but are provided as hypothetical scenarios to assess the sensitivity of the allowance for credit losses to changes in key inputs.

The following table details the five Moody’s scenarios utilized in determining the allowance for credit losses on loans at December 31, 2025, and weightings of each scenario:

Model Scenario	Moody’s Scenario Description	Weight
S0	Upside - 4th Percentile	4%
S1	Upside - 10th Percentile	10%
S3	Downside - 90th Percentile	10%
S4	Downside - 96th Percentile	4%
Baseline	Baseline Scenario	72%

If Northfield Bancorp placed 100% weighting on the baseline scenario, the quantitative allowance for credit losses at December 31, 2025 would have been approximately $1.8 million lower. Conversely, if Northfield Bancorp removed the upside scenarios and reallocated the weights from S0 to S4 and S1 to S3, the allowance for credit losses would have increased approximately $1.9 million. These forecasts revert to Northfield Bancorp’s long-term historical average loss rate after a 24-month forecasting period.

Because of the high degree of judgment involved in management’s estimates of the allowance for credit losses, the subjectivity of assumptions used, and the potential for changes in the forecasted economic environment, there is uncertainty in such estimates. Changes in these estimates could significantly impact the allowance for credit losses on loans.

Allowance for Individually Evaluated Loans

Northfield Bancorp measures specific reserves for individual loans that do not share common risk characteristics with other loans, consisting of all loans designated as TDRs prior to the adoption of ASU 2022-02 and non-accrual loans with an outstanding balance of $500,000 or greater. Loans individually evaluated for impairment are assessed to determine that the loan’s carrying value is not in excess of the estimated fair value of the collateral less cost to sell, if the loan is collateral-dependent, or the present value of the expected future cash flows, if the loan is not collateral-dependent. Management performs an evaluation of each impaired loan and generally obtains updated appraisals as part of the evaluation. In addition, management adjusts estimated fair values down to appropriately consider recent market conditions, Northfield Bancorp’s willingness to accept a lower sales price to effect a quick sale, and costs to dispose of any supporting collateral. Determining the estimated fair value of underlying collateral (and related costs to sell) can be difficult in illiquid real estate markets and is subject to significant assumptions and estimates. Management employs an independent third-party management firm that specializes in appraisal preparation and review to ascertain the reasonableness of updated appraisals. Projecting the expected cash flows under troubled debt restructurings which are not collateral-dependent is inherently subjective and requires, among other things, an evaluation of the borrower’s current and projected financial condition. Actual results may be significantly different than Northfield Bancorp’s projections and its established allowance for credit losses on these loans, which could have a material effect on Northfield Bancorp’s financial results. Individually impaired loans that have no impairment losses are not considered for collective allowances described earlier.

Northfield Bank has a concentration of loans secured by real property located in New York, New Jersey, and, to a lesser extent, eastern Pennsylvania. As a substantial amount of Northfield Bank’s loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans are critical in determining the amount of the allowance required for specific loans. Assumptions for appraisal valuations are instrumental in determining the value of properties. Overly optimistic assumptions or negative changes to assumptions could significantly impact the valuation of a property securing a loan and the related allowance determined. The assumptions supporting such appraisals are reviewed by management and an independent third-party appraiser to determine that the resulting values reasonably reflect amounts realizable on the collateral. Based on the composition of its loan portfolio, Northfield Bank believes the primary risks are changes in interest rates, inflation, a decline in the economy generally, or a decline in real estate market values in New York, New Jersey, or eastern Pennsylvania. Any one or a combination of these events may adversely affect Northfield Bank’s loan portfolio resulting in delinquencies, increased credit losses, and increased credit loss provisions.

Although Northfield Bank believes it has established and maintain the allowance for credit losses at adequate levels, changes may be necessary if future economic or other conditions differ substantially from Northfield Bancorp’s estimation of the current operating environment. Although management uses the information available, the level of the allowance for credit losses remains an estimate that is subject to significant judgment and short-term change. In addition, the OCC, as an integral part of its examination process, will review Northfield Bank’s allowance for credit losses on loans and may require us to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination.

Allowance for Off-Balance Sheet Credit Exposures

Northfield Bancorp also maintains an allowance for estimated losses on off-balance sheet credit risks related to loan commitments and standby letters of credit. The reserve for off-balance sheet exposures is determined using the CECL reserve factor in the related funded loan segment, adjusted for an average historical funding rate. The allowance for credit losses for off-balance sheet credit exposures is recorded in other liabilities on the consolidated balance sheets and the corresponding provision is included in other non-interest expense.

Comparison of Financial Condition at March 31, 2026 and December 31, 2025

Total assets decreased by $18.8 million, or 0.3%, to $5.74 billion at March 31, 2026, from $5.75 billion at December 31, 2025. The decrease was primarily due to decreases in loans held-for-investment, of $48.8 million, or 1.3%, available-for-sale debt securities of $33.9 million, or 2.4%, other assets of $7.1 million, or 20.2%, and FHLBNY stock of $4.4 million, or 9.4%, partially offset by an increase in cash and cash equivalents of $75.7 million, or 46.1%.

Cash and cash equivalents increased by $75.7 million, or 46.1%, to $239.6 million at March 31, 2026, from $164.0 million at December 31, 2025. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities.

Northfield Bancorp’s available-for-sale debt securities portfolio decreased by $33.9 million, or 2.4%, to $1.38 billion at March 31, 2026, from $1.41 billion at December 31, 2025. The decrease was primarily attributable to paydowns and maturities. At March 31, 2026, $1.33 billion of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, Northfield Bancorp held $47.8 million in corporate bonds, substantially all of which were investment grade, $614,000 in municipal bonds and $539,000 in U.S. Government agency securities at March 31, 2026. Unrealized losses, net of tax, on available-for-sale debt securities and held-to-maturity securities approximated $10.8 million and $244,000, respectively, at March 31, 2026, and $10.5 million and $206,000, respectively, at December 31, 2025. The effective duration of the securities portfolio at March 31, 2026 was 1.64 years.

Equity securities were $5.0 million at both March 31, 2026 and December 31, 2025. At March 31, 2026, equity securities were primarily comprised of an investment in a Small Business Administration (“SBA”) Loan Fund. This investment in the SBA Loan Fund is utilized by Northfield Bank (the “Bank”) to satisfy its Community Reinvestment Act lending requirements.

Loans held-for-investment decreased by $48.8 million, or 1.3%, to $3.81 billion at March 31, 2026 from $3.86 billion at December 31, 2025, primarily due to a decrease in multifamily real estate loans. The decrease in multifamily loan balances reflects Northfield Bancorp’s continued strategic focus on managing concentration risk within its commercial and multifamily real estate loan portfolios, while maintaining disciplined loan pricing. Multifamily loans decreased $47.3 million, or 2.0%, to $2.31 billion at March 31, 2026 from $2.36 billion at December 31, 2025. Commercial real estate loans decreased $9.8 million, or 1.1%, to $901.6 million at March 31, 2026 from $911.4 million at December 31, 2025. Home equity and lines of credit decreased $2.9 million, or 1.4%, to $195.7 million at March 31, 2026 from $198.6 million at December 31, 2025. One-to-four family residential loans decreased $901,000, or 0.5%, to $164.2 million at March 31, 2026 from $165.1 million at December 31, 2025. Partially offsetting these decreases were increases in commercial and industrial loans of $6.8 million, or 4.1%, to $173.0 million at March 31, 2026 from $166.2 million at December 31, 2025, as a result of an increase in originations related to new lenders. Construction and land loans increased $5.6 million, or 12.7%, to $50.2 million at March 31, 2026 from $44.5 million at December 31, 2025, primarily attributable to advances on existing loans.

As of March 31, 2026, non-owner occupied commercial real estate loans (as defined by regulatory guidance) to total risk-based capital was estimated at approximately 368%. Management believes that Northfield Bank maintains appropriate risk management practices including risk assessments, board-approved underwriting policies and related procedures, which include monitoring Northfield Bank’s portfolio performance, performing market analysis (economic and real estate), and stressing of Northfield Bank’s commercial real estate portfolio under severe, adverse economic conditions. Although management believes Northfield Bank has implemented appropriate policies and procedures to manage its commercial real estate concentration risk, Northfield Bank’s regulators could require it to implement additional policies and procedures or could require it to maintain higher levels of regulatory capital, which might adversely affect its loan originations, Northfield Bancorp’s ability to pay dividends, and overall profitability.

Our real estate portfolio includes credit risk exposure to loans collateralized by office buildings and multifamily properties in New York subject to some form of rent regulation limiting rent increases for rent-stabilized multifamily properties. At March 31, 2026, office-related loans represented $177.3 million, or 4.7%, of our total loan portfolio, with an average balance of $1.8 million (although we have originated these type of loans in amounts substantially greater than this average) and a weighted average loan-to-value ratio of 57%. Approximately 38% were owner-occupied. The geographic locations of the properties collateralizing our office-related loans are: 50.6% in New York, 47.9% in New Jersey and 1.5% in Pennsylvania. At March 31, 2026, our largest office-related loan had a principal balance of $85.7 million (with a net active principal balance for the Bank of $28.6 million as we have a 33.3% participation interest), was secured by an office facility located in Staten Island, New York, and was performing in accordance with its original contractual terms. At March 31, 2026, multifamily loans that have some form of rent stabilization or rent control totaled $415.9 million, or 10.9% of our total loan portfolio, with an average balance of $1.7 million (although we have originated these type of loans in amounts substantially greater than this average) and a weighted average loan-to-value ratio of 50%. At March 31, 2026, our largest rent-regulated loan had a principal balance of $16.3 million, was secured by an apartment building located in Staten Island, New York, and was performing in accordance with its original contractual terms. Management continues to closely monitor its office and rent-regulated portfolios. For further details on our rent-regulated multifamily portfolio see “Asset Quality”.

Purchase credit-deteriorated (“PCD”) totaled $8.2 million and $8.3 million at March 31, 2026 and December 31, 2025, respectively. The majority of the remaining PCD loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. Northfield Bancorp accreted interest income of $224,000 attributable to PCD loans for the three months ended March 31, 2026, compared to $223,000 for the three months ended March 31, 2025, respectively. PCD loans had an allowance for credit losses of approximately $2.5 million at March 31, 2026.

FHLBNY stock decreased by $4.4 million, or 9.4%, to $42.2 million at March 31, 2026, from $46.6 million at December 31, 2025. The decrease in FHLBNY stock directly correlates with lower short-term borrowing balances at March 31, 2026, as compared to December 31, 2025.

Other assets decreased by $7.1 million, or 20.2%, to $28.1 million at March 31, 2026, from $35.2 million at December 31, 2025. The decrease was primarily attributable to a decrease in tax assets (deferred and receivables) and proceeds due from broker.

Total liabilities decreased $23.4 million, or 0.5%, to $5.04 billion at March 31, 2026, from $5.06 billion at December 31, 2025. The decrease was primarily attributable to a decrease in borrowings of $98.0 million, partially offset by an increase in deposits of $72.8 million. Northfield Bancorp routinely utilizes brokered deposits and borrowed funds to manage interest rate risk, the cost of interest-bearing liabilities, and funding needs related to loan originations and deposit activity.

Deposits, excluding brokered deposits, increased $83.3 million, or 2.1%, to $4.06 billion at March 31, 2026 as compared to $3.98 billion at December 31, 2025. The increase in deposits, excluding brokered deposits, was primarily attributable to an increase of $99.8 million in transaction accounts, and $13.7 million in savings accounts, partially offset by decreases of $20.1 million in time deposits, and $10.1 million in money market accounts. Growth in transaction and savings accounts was primarily the result of the Northfield Bancorp’s focus on growing low/no cost checking deposits. Northfield Bank does not compete with high rate time deposits offered by competitors, which accounted for the decrease in that product category. Estimated gross uninsured deposits at March 31, 2026 were $2.07 billion, which included fully collateralized uninsured governmental deposits and intercompany deposits of $1.11 billion, leaving estimated uninsured deposits of approximately $957.6 million, or 23.4%, of total deposits. At December 31, 2025, estimated uninsured deposits, excluding fully collateralized uninsured governmental deposits and intercompany deposits, totaled $952.9 million, or 23.7% of total deposits.

Borrowed funds decreased to $863.9 million at March 31, 2026, from $961.9 million at December 31, 2025. The decrease in borrowings was primarily due to a $40.0 million decrease in borrowings under an overnight line of credit, and a

$58.0 million decrease in other borrowings. We were able to reduce our reliance on borrowings due to an increase in deposits. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent from time to time, as part of leverage strategies.

Total stockholders’ equity increased by $4.6 million to $694.7 million at March 31, 2026, from $690.1 million at December 31, 2025. The increase was attributable to net income of $11.8 million for the three months ended March 31, 2026, and a $500,000 increase in equity award activity, partially offset by $5.3 million in dividend payments, and a $2.4 million increase in accumulated other comprehensive loss associated with a decrease in the estimated fair value of our debt securities available-for-sale portfolio.

Comparison of Operating Results for the Three Months Ended March 31, 2026 and 2025

Net Income. Net income was $11.8 million and $7.9 million for the three months ended March 31, 2026 and March 31, 2025, respectively. Significant variances from the comparable prior year period are as follows: a $5.2 million increase in net interest income, a $2.3 million decrease in the provision for credit losses on loans, a $390,000 increase in non-interest income, a $1.8 million increase in non-interest expense, and a $2.1 million increase in income tax expense.

Interest Income. Interest income increased $2.8 million, or 4.7%, to $62.9 million for the three months ended March 31, 2026, from $60.1 million for the three months ended March 31, 2025, primarily due to a 19 basis point increase in the yield on interest-earning assets, which increased to 4.69% for the three months ended March 31, 2026, from 4.50% for the three months ended March 31, 2025, due to higher yields on mortgage-backed securities, and a $27.1 million, or 0.5%, increase in the average balance of interest-earning assets. The increase in the average balance of interest-earning assets was primarily due to increases in the average balance of mortgage-backed securities of $218.6 million and the average balance of interest-earning deposits in financial institutions of $52.4 million, partially offset by decreases in the average balance of loans of $180.4 million and the average balance of other securities of $67.4 million. Northfield Bancorp accreted interest income related to PCD loans of $224,000 for the three months ended March 31, 2026, as compared to $223,000 for the three months ended March 31, 2025. Interest income for the three months ended March 31, 2026, also included loan prepayment income of $74,000 as compared to $245,000 for the three months ended March 31, 2025.

Interest Expense. Interest expense decreased $2.4 million, or 8.3%, to $25.9 million for the three months ended March 31, 2026, as compared to $28.3 million for the three months ended March 31, 2025. The decrease was primarily due to a decrease in the cost of interest-bearing liabilities, which decreased by 22 basis points to 2.52% for the three months ended March 31, 2026, from 2.74% for the three months ended March 31, 2025, and a decrease in the average balance of interest-bearing liabilities of $2.4 million, or 0.1%. The decrease in the cost of interest-bearing liabilities was driven primarily by a 34 basis point decrease in the cost of interest-bearing deposits to 2.17% from 2.51%, attributable to a shift to lower cost deposit sources such as negotiable orders of withdrawal and savings accounts. Partially offsetting the decrease was an 11 basis point increase in the cost of borrowed funds to 3.78% from 3.67%, attributable to increased utilization of short-term Federal Home Loan Bank advances. The average balance of interest-bearing liabilities decreased primarily due to an $84.5 million, or 2.5%, decrease in the average balance of interest-bearing deposits, primarily in certificates of deposit, partially offset by an $82.0 million, or 11.8%, increase in the average balance of borrowed funds.

Net Interest Income. Net interest income for the three months ended March 31, 2026, increased $5.2 million, or 16.3%, to $37.0 million, from $31.8 million for the three months ended March 31, 2025, primarily due to a 38 basis point increase in net interest margin to 2.76% from 2.38% for the three months ended March 31, 2025. The increase in net interest margin was primarily due to higher yields on loans and mortgage-backed securities, coupled with a decrease in the cost of interest-bearing liabilities.

Provision for Credit Losses. The provision for credit losses on loans decreased by $2.3 million to $247,000 for the three months ended March 31, 2026, compared to $2.6 million for the three months ended March 31, 2025, primarily due to a decrease in general reserves, partially offset by an increase in specific reserves. The decrease in general reserves was related to a decline in loan balances and lower net charge-offs, partially offset by an increase in qualitative reserves in our multifamily portfolio. The increase in specific reserves was related to one collateral-dependent commercial real estate loan. Net charge-offs were $1.4 million for the three months ended March 31, 2026, as compared to $2.8 million for the three months ended March 31, 2025, and included charge-offs of $1.3 million and $2.4 million on small business unsecured commercial and industrial loans for the three months ended March 31, 2026 and 2025, respectively. Management continues to closely monitor the small business unsecured commercial and industrial loan portfolio, which totaled $17.6 million at March 31, 2026.

Non-interest Income. Non-interest income increased by $390,000, or 12.9%, to $3.4 million for the three months ended March 31, 2026, compared to $3.0 million for the three months ended March 31, 2025. The increase was primarily due to an increase in income on bank-owned life insurance of $252,000 and an $89,000 increase in fees and service charges for customer services.

Non-interest Expense. Non-interest expense increased by $1.8 million, or 8.5%, to $23.3 million for the three months ended March 31, 2026, compared to $21.4 million for the three months ended March 31, 2025. The increase was primarily due to a $1.7 million increase in merger expenses related to the pending Merger, and an $898,000 increase in employee compensation and benefits, primarily due to higher salary expense related to annual merit increases. Partially offsetting the increases were a $381,000 decrease in professional fees, primarily attributable to lower outsourced consulting and recruitment fees, a $170,000 decrease in credit loss expense/(benefit) for off-balance sheet exposure, and a $143,000 decrease in other non-interest expense. The decrease in credit loss expense/(benefit) for off-balance sheet exposure was due to a benefit of $67,000 recorded during the three months ended March 31, 2026, as compared to a provision of $103,000 recorded during the three months ended March 31, 2025, due to a decrease in the pipeline of loans committed and awaiting closing.

Income Tax Expense. Northfield Bancorp recorded income tax expense of $5.0 million for the three months ended March 31, 2026, compared to $2.9 million for the three months ended March 31, 2025. The effective tax rate for the three months ended March 31, 2026, was 29.8% compared to 27.0% for the three months ended March 31, 2025.

Comparison of Financial Condition at December 31, 2025 and 2024

Total assets increased by $87.6 million, or 1.5%, to $5.75 billion at December 31, 2025, from $5.67 billion at December 31, 2024. The increase was primarily due to an increase in available-for-sale debt securities of $311.6 million, or 28.3%, partially offset by decreases in loans receivable of $170.3 million, or 4.2%, goodwill of $41.0 million, or 100%, and other assets of $13.8 million, or 29.4%.

Cash and cash equivalents decreased by $3.8 million, or 2.3%, to $164.0 million at December 31, 2025, from $167.7 million at December 31, 2024. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, deposit inflows and the funding of deposit outflows or borrowing maturities.

Northfield Bancorp’s available-for-sale debt securities portfolio increased by $311.6 million, or 28.3%, to $1.41 billion at December 31, 2025, from $1.10 billion at December 31, 2024. The changes reflect the purchase of higher-yielding mortgage-related securities with excess cash and proceeds from the maturities of other securities and paydown of lower-yielding multifamily loans. At December 31, 2025, $1.38 billion of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, Northfield Bancorp held $32.2 million in corporate bonds, substantially all of which were considered investment grade, $614,000 in municipal bonds, and $558,000 in U.S. Government agency securities at December 31, 2025. Gross unrealized losses, net of tax, on available-for-sale debt securities and held-to-maturity securities approximated $10.5 million and $206,000, respectively, at December 31, 2025, and $21.8 million and $400,000, respectively, at December 31, 2024.

Equity securities were $5.0 million at December 31, 2025 and $14.3 million at December 31, 2024. Equity securities are primarily comprised of an investment in a Small Business Administration (“SBA”) Loan Fund. This investment is utilized by Northfield Bank as part of its Community Reinvestment Act program. The decrease in equity securities was primarily due to a redemption, at par, of $5.0 million of Northfield Bancorp’s investment in the SBA Loan Fund in the second quarter of 2025 and a $4.3 million decrease in money market mutual funds, which were liquidated in the third quarter of 2025.

Loans held for investment, net, decreased by $165.5 million to $3.86 billion at December 31, 2025, from $4.02 billion at December 31, 2024, primarily due to a decrease in multifamily real estate loans, partially offset by increases in all other loan categories. The decrease in multifamily loan balances reflects Northfield Bancorp’s continued strategic focus on managing concentration risk within its multifamily real estate loan portfolio, while maintaining disciplined loan pricing. Multifamily loans decreased $236.1 million, or 9.1%, to $2.36 billion at December 31, 2025 from $2.60 billion at December 31, 2024. Home equity loans and lines of credit increased $24.5 million, or 14.1%, to $198.6 million at December 31, 2025 from $174.1 million at December 31, 2024, attributable to new originations, existing customers drawing down on their lines of credit, and decreases in paydowns. Commercial real estate loans increased $21.6 million, or 2.4%, to $911.4 million at December 31, 2025 from $889.8 million at December 31, 2024, attributable to new originations. One-to-four family residential loans increased $14.9 million, or 9.9%, to $165.1 million at December 31, 2025 from $150.2 million at December 31, 2024, attributable to retail originations of $12.3 million through Northfield Bank’s recently established mortgage department and the purchase of $25.8 million of residential mortgage pools from other banks, partially offset by paydowns. Construction and land loans increased $8.6 million, or 24.0%, to $44.5 million at December 31, 2025 from $35.9 million at December 31, 2024, as Northfield Bank entered into a $10.9 million loan participation with another bank related to a multifamily development in New Jersey of which Northfield Bank had advanced $9.5 million through December 31, 2025. Commercial and industrial loans increased $2.7 million, or 1.7%, to $166.2 million at December 31, 2025 from $163.4 million at December 31, 2024, as the result of continued expansion of Northfield Bank’s lending team.

As of December 31, 2025, non-owner occupied commercial real estate loans (as defined by regulatory guidance) to total risk-based capital was estimated at approximately 380%. Management believes that Northfield Bank maintains appropriate risk management practices including risk assessments, board-approved underwriting policies and related procedures, which include monitoring Northfield Bank’s portfolio performance, performing market analysis (economic and real estate), and stressing of Northfield Bank’s commercial real estate portfolio under severe, adverse economic conditions. Although management believes Northfield Bank has implemented appropriate policies and procedures to manage its commercial real estate concentration risk, Northfield Bank’s regulators could require it to implement additional policies and procedures or could require it to maintain higher levels of regulatory capital, which might adversely affect its loan originations, Northfield Bancorp’s ability to pay dividends, and overall profitability.

Northfield Bank’s real estate portfolio includes credit risk exposure to loans collateralized by office buildings and multifamily properties in New York State subject to some form of rent regulation limiting increases for rent-stabilized multifamily properties. At December 31, 2025, office-related loans represented $174.7 million, or 4.5% of Northfield Bank’s total loan portfolio, with an average balance of $1.8 million (although Northfield Bank has originated these types of loans in amounts substantially greater than this average) and a weighted average loan-to-value ratio of 58%. Approximately 39% were owner-occupied. The geographic locations of the properties collateralizing Northfield Bank’s office-related loans are: 49.9% in New York, 48.6% in New Jersey and 1.5% in Pennsylvania. At December 31, 2025, Northfield Bank’s largest office-related loan had a principal balance of $86.4 million (with a net active principal balance for Northfield Bank of $28.8 million as it has a 33.3% participation interest), was secured by an office facility located in Staten Island, New York, and was performing in accordance with its original contractual terms. At December 31, 2025, multifamily loans that have some form of rent stabilization or rent control totaled approximately $418.8 million, or 10.9% of Northfield Bank’s total loan portfolio, with an average balance of $1.7 million (although Northfield Bank has originated these type of loans in amounts substantially greater than this average) and a weighted average loan-to-value ratio of 50%. At December 31, 2025, Northfield Bank’s largest rent-regulated loan had a principal balance of $16.4 million, was secured by an apartment building located in Staten Island, New York, and was performing in accordance with its original contractual terms. Management continues to closely monitor its office and rent-regulated portfolios. For further details on Northfield Bank’s rent-regulated multifamily portfolio see “— Asset Quality.”

PCD loans totaled $8.3 million and $9.2 million at December 31, 2025 and December 31, 2024, respectively. The majority of the remaining PCD loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. Northfield Bancorp accreted interest income of $945,000 and $1.3 million attributable to PCD loans for the years ended December 31, 2025 and December 31, 2024, respectively. PCD loans had an allowance for credit losses of approximately $2.6 million and $2.9 million at December 31, 2025 and December 31, 2024, respectively.

Bank-owned life insurance increased $7.1 million, or 4.0%, to $182.8 million at December 31, 2025, as compared to $175.8 million at December 31, 2024. The increase resulted from income earned on bank-owned life insurance for the year ended December 31, 2025, which was primarily due to the restructuring and enhancements in Northfield Bank’s bank-owned life insurance policies into higher-yielding policies in the fourth quarter of 2024.

FHLBNY stock increased by $10.7 million, or 29.7%, to $46.6 million at December 31, 2025, from $35.9 million at December 31, 2024. The increase in FHLBNY stock directly correlates with higher short-term borrowing balances at December 31, 2025, as compared to December 31, 2024.

Goodwill decreased by $41.0 million, or 100%, to $0 at December 31, 2025, as Northfield Bancorp recorded a non-cash, non-tax deductible goodwill impairment charge in the fourth quarter of 2025, based on Northfield Bancorp’s annual goodwill impairment test which included market related considerations.

Other assets decreased by $11.7 million, or 25.0%, to $35.2 million at December 31, 2025, from $46.9 million at December 31, 2024. The decrease was primarily attributable to a decrease in deferred tax assets due to a decrease in unrealized losses on the securities available-for-sale portfolio.

Total liabilities increased $102.3 million, or 2.1%, to $5.06 billion at December 31, 2025 as compared to $4.96 billion at December 31, 2024. The increase was primarily attributable to an increase in borrowings of $234.0 million, partially offset by a decrease in deposits of $122.7 million. Brokered deposits decreased by $222.9 million, or 84.6%, to $40.5 million at December 31, 2025, from $263.4 million at December 31, 2024, as Northfield Bancorp placed less reliance on brokered deposits, which had been used as a lower-cost alternative to borrowings. Northfield Bancorp routinely utilizes brokered deposits and borrowed funds to manage interest rate risk, the cost of interest-bearing liabilities, and funding needs related to loan originations and deposit activity.

Deposits, excluding brokered deposits, increased $100.2 million, or 2.6%, to $3.98 billion at December 31, 2025, as compared to $3.88 billion at December 31, 2024. The increase in deposits, excluding brokered deposits, was primarily attributable to increases of $164.4 million in transaction accounts, and $3.3 million in money market accounts, partially offset by decreases of $21.9 million in time deposits, and $45.6 million in savings accounts. Growth in transaction accounts was primarily due to new municipal relationships and new commercial relationships. The decrease in time deposits and savings accounts was attributable to Northfield Bancorp’s focus on growing low/no cost checking deposits and choosing not to compete with competitors offering higher rate time deposits and savings accounts.

Estimated gross uninsured deposits at December 31, 2025 were $1.99 billion. This total includes fully collateralized uninsured government deposits and intercompany deposits of $1.03 billion, leaving estimated uninsured deposits of approximately $952.9 million, or 23.7%, of total deposits. At December 31, 2024, estimated uninsured deposits, excluding fully collateralized uninsured governmental deposits and intercompany deposits of $923.8 million, totaled $896.5 million, or 21.7% of total deposits.

Borrowed funds increased to $961.9 million at December 31, 2025, from $727.8 million at December 31, 2024. The increase in borrowings was primarily due to a $130.0 million increase in borrowings under an overnight line of credit, and a $103.8 million increase in other borrowings, which were used in lieu of higher-costing brokered deposits. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent from time to time, as part of leverage strategies.

Total stockholders’ equity decreased by $14.6 million to $690.1 million at December 31, 2025, from $704.7 at December 31, 2024. The decrease was attributable to $15.0 million in stock repurchases and $21.2 million in dividend payments, partially offset by a $16.1 million decrease in accumulated other comprehensive loss associated with an increase in the estimated fair value of Northfield Bancorp’s debt securities available-for-sale portfolio, a $4.7 million increase in equity award activity, and net income of $796,000 for the year ended December 31, 2025. During the year December 31, 2025, Northfield Bancorp repurchased 1.3 million shares of its common stock outstanding at an average price of $11.52 for a total of $15.0 million pursuant to the approved stock repurchase plans. As of December 31, 2025, Northfield Bancorp had no outstanding repurchase program.

Comparison of Operating Results for the Years Ended December 31, 2025 and 2024

Net Income. Net income was $796,000 and $29.9 million for the years ended December 31, 2025 and December 31, 2024, respectively. Significant variances from the prior year are as follows: a $22.9 million increase in net interest income, a $3.1 million increase in the provision for credit losses on loans, a $43.3 million increase in non-interest expense, which includes a $41.0 million non-cash, non-tax deductible goodwill impairment charge, and a $5.7 million increase in income tax expense.

Interest Income. Interest income increased $11.2 million, or 4.7%, to $249.1 million for the year ended December 31, 2025, from $237.9 million for the year ended December 31, 2024, The increase in interest income was primarily due to a 26 basis point increase in yields on interest-earning assets, which increased to 4.62% for the year ended December 31, 2025, from 4.36% for the year ended December 31, 2024, due to higher yields on mortgage-backed securities and loans, partially offset by a $71.0 million, or 1.3%, decrease in the average balance of interest-earning assets. The decrease was primarily due to decreases in the average balance of loans of $175.3 million, the average balance of other securities of $224.3 million, and the average balance of interest-earning deposits in financial institutions of $88.6 million, partially offset by an increase in the average balance of mortgage-backed securities of $415.9 million. The changes reflect the purchase of higher-yielding mortgage-related securities with excess cash and proceeds from the maturities of other securities and paydown of lower-yielding multifamily loans. Net interest income for the year ended December 31, 2025, included $609,000 of interest income related to the settlement of a non-accrual loan in May 2025. Northfield Bancorp accreted interest income related to PCD loans of $945,000 for the year ended December 31, 2025, as compared to $1.3 million for the year ended December 31, 2024. Net interest income for the year ended December 31, 2025, included loan prepayment income of $1.4 million as compared to $863,000 for the year ended December 31, 2024.

Interest Expense. Interest expense decreased $11.7 million, or 9.5%, to $111.7 million for the year ended December 31, 2025, as compared to $123.4 million for the year ended December 31, 2024. The decrease in interest expense was primarily due to a decrease in the average balance of interest-bearing liabilities of $99.1 million, or 2.3%, as well as a decrease in the cost of interest-bearing liabilities, which decreased by 21 basis points to 2.70% for the year ended December 31, 2025, from 2.91% for the year ended December 31, 2024. The average balance of interest-bearing liabilities decreased primarily due to a $229.9 million, or 23.4%, decrease in the average balance of borrowed funds, partially offset by a $130.6 million, or 4.1%, increase in the average balance of interest-bearing deposits. The decrease in the cost of interest-bearing liabilities was driven by a 20 basis point decrease in the cost of interest-bearing deposits to 2.37% from 2.57% due to the lower interest rate environment, partially offset by a seven basis point increase in the cost of borrowed funds to 3.92% from 3.85%, resulting primarily from increased utilization of short-term FHLB advances.

Net Interest Income. Net interest income for the year ended December 31, 2025, increased $22.9 million, or 20.0%, to $137.4 million, from $114.5 million for the year ended December 31, 2024, primarily due to a 45 basis point increase in net interest margin to 2.55% for the year ended December 31, 2025 from 2.10% for the year ended December 31, 2024. The increase in net interest margin was primarily due to higher yields on loans and mortgage-backed securities, coupled with a decrease in the cost of interest-bearing liabilities. For the year ended December 31, 2024, net interest margin was negatively affected by approximately 10 basis points due to a leverage strategy implemented in the first quarter of 2024. In January 2024, Northfield Bancorp borrowed $300 million from the Federal Reserve Bank through the Bank Term Funding Program at favorable terms and conditions and invested the proceeds at higher rates. These borrowings were repaid in full as of December 31, 2024.

Provision for Credit Losses. The provision for credit losses on loans increased by $3.1 million to $7.4 million for the year ended December 31, 2025, compared to $4.3 million for the year ended December 31, 2024, primarily due to an increase in general reserves related to a worsening macroeconomic forecast in the current year within Northfield Bancorp’s CECL model, higher reserves associated with certain loans which were downgraded, and higher qualitative reserves in the multifamily portfolio. The increase in reserves was partially offset by a decline in loan balances and lower net-charge-offs. Net charge-offs were $4.4 million for the year ended December 31, 2025, as compared to net charge-offs of $6.6 million for the year ended December 31, 2024, which included charge-offs of $4.2 million and $5.5 million on small business unsecured commercial and industrial loans for the years ended December 31, 2025 and 2024, respectively. Management continues to monitor the small business unsecured commercial and industrial loan portfolio, which totaled $20.6 million at December 31, 2025.

Non-interest Income. Non-interest income increased by $128,000, or 0.8%, to $17.0 million for the year ended December 31, 2025, from $16.8 million for the year ended December 31, 2024. The increase was primarily due to an increase in income on bank-owned life insurance of $2.9 million, primarily related to the exchange of certain policies in the fourth quarter of 2024, which have higher yields, a $440,000 increase in fees and service charges for customer services, attributable to higher overdraft fees, and a $253,000 increase in other non-interest income, primarily due to higher loan swap fee income. The increases were partially offset by a $3.4 million gain on the sale of property in the fourth quarter of 2024.

Non-interest Expense. Non-interest expense increased $43.3 million, or 50.1%, to $129.9 million for the year ended December 31, 2025, compared to $86.5 million for the year ended December 31, 2024. The increase was primarily driven by a non-cash, non-tax deductible goodwill impairment charge of $41.0 million in the current quarter. The remaining increase in non-interest expense was primarily due to a $2.0 million increase in employee compensation and benefits, primarily attributable to higher salary expense related to annual merit increases, an increase in headcount, and higher stock compensation expense as the prior year included a credit of $461,000 related to performance stock awards not expected to vest. Partially offsetting the increase was a decrease of $683,000 related to severance expense recorded in the year ended December 31, 2024. Additionally, there was a $1.2 million increase in data processing costs attributable to an increase in core system expenses commensurate with deposit account growth and digital banking system conversion expenses, and a $380,000 increase in professional fees primarily due to outsourced consulting services and recruitment fees. Partially offsetting the increases was a $510,000 decrease in credit loss expense/(benefit) for off-balance sheet exposure. The decrease in credit loss expense/(benefit) for off-balance sheet exposure was due to a benefit of $228,000 recorded during the year ended December 31, 2025, as compared to a provision of $282,000 for the year ended December 31, 2024, due to a decrease in the pipeline of loans committed and awaiting closing. Additionally, there was a $222,000 decrease in furniture and equipment expense due to lower depreciation charges and a $360,000 decrease in other non-interest expense, primarily due to decreases in loan and collection costs and other general operating expenses.

Income Tax Expense. Northfield Bancorp recorded income tax expense of $16.3 million for the year ended December 31, 2025, compared to $10.6 million for the year ended December 31, 2024, with the increase due to higher taxable income. The effective tax rate for the year ended December 31, 2025, was 95.3%, compared to 26.1% for the year ended December 31, 2024, the current year rate being impacted by a $41.0 million non-tax deductible goodwill impairment charge.

Comparison of Operating Results for the Years Ended December 31, 2024 and 2023

Net Income. Net income was $29.9 million and $37.7 million for the years ended December 31, 2024 and December 31, 2023, respectively. Significant variances from the prior year are as follows: a $10.2 million decrease in net interest income, a $2.9 million increase in the provision for credit losses on loans, a $4.9 million increase in non-interest income, a $3.1 million increase in non-interest expense, and a $3.5 million decrease in income tax expense.

Interest Income. Interest income increased $29.1 million, or 13.9%, to $237.9 million for the year ended December 31, 2024, from $208.8 million for the year ended December 31, 2023, The increase in interest income was primarily due to a $151.7 million, or 2.9%, increase in the average balance of interest-earning assets coupled with a 43 basis point increase in yields on interest-earning assets, which increased to 4.36% for the year ended December 31, 2024, from 3.93% for the year ended December 31, 2023, due to the rising rate environment. The increase in the average balance of interest-earning assets was primarily due to increases in the average balance of mortgage-backed securities of $149.3 million, the average balance of interest-earning deposits in financial institutions of $91.4 million, and the average balance of other securities of $55.1 million, partially offset by a decrease in the average balance of loans of $141.7 million. Northfield Bancorp accreted interest income related to PCD loans of $1.3 million for both years ended December 31, 2024 and December 31, 2023. Net interest income for the year ended December 31, 2024, included loan prepayment income of $863,000 as compared to $1.6 million for the year ended December 31, 2023.

Interest Expense. Interest expense increased $39.3 million, or 46.7%, to $123.4 million for the year ended December 31, 2024, as compared to $84.1 million for the year ended December 31, 2023. The increase in interest expense was largely driven by the cost of interest-bearing liabilities, which increased by 80 basis points to 2.91% for the year ended December 31, 2024, from 2.11% for the year ended December 31, 2023, driven primarily by a 96 basis point increase in the cost of interest-bearing deposits from 1.61% to 2.57% for the year ended December 31, 2024, and, to a lesser extent, a 27 basis point increase in the cost of borrowings from 3.58% to 3.85% due to rising market interest rates, a shift in the composition of the deposit portfolio towards higher-costing certificates of deposit and a continuing reliance on borrowings. The increase in interest expense was also due to a $249.1 million, or 6.2%, increase in the average balance of interest-bearing liabilities, which consisted of an increase of $161.2 million in the average balance of interest-bearing deposits and an $87.8 million in the average balance of borrowed funds.

Net Interest Income. Net interest income for the year ended December 31, 2024, decreased $10.2 million, or 8.2%, to $114.5 million, from $124.7 million for the year ended December 31, 2023, primarily due to a 25 basis point decrease in net interest margin to 2.10% for the year ended December 31, 2024 from 2.35% for the year ended December 31, 2023. The decrease in net interest margin was primarily due to interest-bearing liabilities repricing faster than interest-earning assets. The net interest margin was negatively affected by approximately 10 basis points due to a leverage strategy implemented in the first quarter of 2024. In January 2024, Northfield Bancorp borrowed $300 million from the Federal Reserve Bank through the BTFP at favorable terms and conditions and invested the proceeds at higher rates. These borrowings were repaid in full as of December 31, 2024.

Provision for Credit Losses. The provision for credit losses on loans increased by $2.9 million to $4.3 million for the year ended December 31, 2024, compared to $1.4 million for the year ended December 31, 2023, primarily due to an increase in the specific reserve component of the allowance for credit losses, which was partially offset by a decrease in the general reserve component of the allowance for credit losses. The increase in the specific reserve was primarily related to a $1.2 million increase in reserves related to commercial and industrial loans. The decline in the general reserve component of the allowance for credit losses resulted from a decline in loan balances and an improvement in the macroeconomic forecast for the current period within Northfield Bancorp’s CECL model, partially offset by an increase in reserves related to changes in model assumptions, including the slowing of prepayment speeds, and an increase in reserves in the commercial and industrial portfolio related to an increase in non-performing loans and higher loan balances in that portfolio. Net charge-offs were $6.6 million for the year ended December 31, 2024, as compared to net charge-offs of $6.4 million for the year ended December 31, 2023, and included charge-offs of $5.5 million and $6.2 million on small business unsecured commercial and industrial loans for the years ended December 31, 2024 and 2023, respectively. Management continues to monitor the small business unsecured commercial and industrial loan portfolio, which totaled $28.9 million at December 31, 2024.

Non-interest Income. Non-interest income increased $4.9 million, or 41.4%, to $16.8 million for the year ended December 31, 2024, from $11.9 million for the year ended December 31, 2023, primarily due to a $3.4 million gain on sale of property, a $951,000 increase in fees and service charges for customer services, related to an increase in analysis fees and service charges on deposit accounts, and a $585,000 increase in income on bank owned life insurance, due to the restructuring and enhancements in Northfield Bancorp’s bank-owned life insurance policies in the fourth quarter of 2024.

Non-interest Expense. Non-interest expense increased $3.1 million, or 3.7%, to $86.5 million for the year ended December 31, 2024, compared to $83.5 million for the year ended December 31, 2023. The increase was primarily due to a $2.8 million increase in employee compensation and benefits, primarily attributable to higher salary expense related to annual merit increases and higher medical expense. Partially offsetting the increase was a $461,000 decrease in stock compensation expense related to performance stock awards not expected to vest. Employee compensation and benefits expense also included severance expense of $683,000 for the year ended December 31, 2024, as compared to $440,000 for the year ended December 31, 2023. During the second quarter of 2024, due to current economic conditions, Northfield Bancorp implemented a workforce reduction plan which included modest layoffs and staffing realignments. Additionally, non-interest expense included an $837,000 increase in credit loss expense/(benefit) for off-balance sheet exposure due to a provision of $282,000 recorded during the year ended December 31, 2024, as compared to a benefit of $555,000 for the year ended December 31, 2023. The benefit in the prior year period was attributable to a decrease in the pipeline of loans committed and awaiting closing. Partially offsetting the increases was a $602,000 decrease in advertising expense due to a change in marketing strategy and the timing of specific deposit and lending campaigns.

Income Tax Expense. Northfield Bancorp recorded income tax expense of $10.6 million for the year ended December 31, 2024, compared to $14.1 million for the year ended December 31, 2023, with the decrease due to lower taxable income. The effective tax rate for the year ended December 31, 2024, was 26.1%, compared to 27.2% for the year ended December 31, 2023.

Average Balances and Yields

The following table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments have been made, as Northfield Bancorp had no tax-free interest-earning assets during the periods. All average balances are daily average balances based upon amortized costs. Non-accrual loans are included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Yields and rates for the three-month periods are annualized.

	For the Three Months Ended						For the Years Ended December 31,
	March 31, 2026			March 31, 2025			2025			2024			2023
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans(1)	$3,826,874	$45,400	4,81%	$4,007,266	$45,283	4.58%	$3,931,319	$184,832	4.70%	$4,106,641	$183,932	4.48%	$4,248,355	$181,638	4.28%
Mortgage-backed securities(2)	1,351,266	15,004	4.50	1,132,715	12,009	4.30	1,247,621	55,608	4.46	831,681	29,406	3.54	682,416	14,708	2.16
Other securities(2)	50,701	382	3.06	118,082	797	2.74	69,474	2,000	2.88	293,776	11,459	3.90	238,722	5,087	2.13
FHLBNY stock	40,812	788	7.83	36,929	862	9.47	39,691	3,128	7.88	38,350	3,704	9.66	40,684	3,113	7.65
Interest-earning deposits	171,408	1,334	3.16	118,983	1,141	3.89	100,738	3,528	3.50	189,379	9,407	4.97	97,975	4,249	4.34

Total interest-earning assets	5,441,061	62,908	4.69	5,413,975	60,092	4.50	5,388,843	249,096	4.62	5,459,827	237,908	4.36	5,308,152	208,795	3.93

Non-interest-earning assets	242,448			277,586			280,950			271,162			247,050

Total assets	$5,683,509			$5,691,561			$5,669,793			$5,730,989			$5,555,202

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,600,381	$11,740	1.83%	$2,502,664	$12,148	1.97%	$2,516,697	$48,970	1.95%	$2,449,037	$50,228	2.05%	$2,463,455	$30,408	1.23%
Certificates of deposit	741,462	6,140	3.36	923,713	9,043	3.97	809,542	29,915	3.70	746,629	32,044	4.29	571,041	18,345	3.21

Total interest-bearing deposits	3,341,843	17,880	2.17	3,426,377	21,191	2.51	3,326,239	78,885	2.37	3,195,666	82,272	2.57	3,034,496	48,753	1.61
Borrowings	777,238	7,246	3.78	695,281	6,291	3.67	753,134	29,525	3.92	982,994	37,822	3.85	895,229	32,055	3.58
Subordinated debt	61,685	819	5.38	61,461	819	5.40	61,546	3,320	5.39	61,322	3,329	5.43	61,169	3,320	5.43

Total interest-bearing liabilities	4,180,766	25,945	2.52	4,183,119	28,301	2.74	4,140,919	111,730	2.70	4,239,982	123,423	2.91	3,990,894	84,128	2.11
Non-interest-bearing deposits	719,896			706,217			722,711			694,543			770,939
Accrued expenses and other liabilities	89,610			94,819			93,373			100,704			102,563

Total liabilities	4,990,272			4,984,155			4,957,003			5,035,229			4,864,396

	For the Three Months Ended						For the Years Ended December 31,
	March 31, 2026			March 31, 2025			2025			2024			2023
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)
Stockholders’ equity	693,237			707,406			712,790			695,760			690,806

Total liabilities and stockholders’ equity	$5,683,509			$5,691,561			$5,669,793			$5,730,989			$5,555,202

Net interest income								$137,366			$114,485			$124,667

Net interest rate spread(3)		$36,963			$31,791				1.92%			1.45%			1.82%
Net interest-earning assets(4)	$1,260,295		2.17%	$1,230,856		1.76%	$1,247,924			$1,219,845			$1,317,258

Net interest margin(5)			2.76%			2.38%			2.55%			2.10%			2.35%
Average interest-earning assets to interest-bearing liabilities			130.15%			129.42%			130.14%			128.77%			133.01%

(1)	Includes non-accruing loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan fees, which was not material.
(2)	Securities available-for-sale are reported at amortized cost.
(3)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on Northfield Bancorp’s net interest income for the years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Year Ended December 31, 2025 vs. 2024			Year Ended December 31, 2024 vs. 2023
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$(6,189)	$7,089	$900	$(5,383)	$7,677	$2,294
Mortgage-backed securities	14,986	11,216	26,202	3,742	10,956	14,698
Other securities	(7,958)	(1,501)	(9,459)	1,385	4,987	6,372
FHLBNY stock	118	(694)	(576)	(166)	757	591
Interest-earning deposits	(4,075)	(1,804)	(5,879)	4,463	695	5,158

Total interest-earning assets	(3,118)	14,306	11,188	4,041	25,072	29,113

Interest-bearing liabilities:
Savings, NOW and money market accounts	1,471	(2,729)	(1,258)	(177)	19,997	19,820
Certificates of deposit	3,278	(5,407)	(2,129)	6,546	7,153	13,699

Total deposits	4,749	(8,136)	(3,387)	6,369	27,150	33,519
Borrowings	(9,283)	977	(8,306)	3,376	2,400	5,776

Total interest-bearing liabilities	(4,534)	(7,159)	(11,693)	9,745	29,550	39,295

Change in net interest income	$1,416	$21,465	$22,881	$(5,704)	$(4,478)	$(10,182)

Asset Quality

PCD Loans (Held-for-Investment)

Based on a detailed review of PCD loans and experience in loan workouts, management believes it has a reasonable expectation about the amount and timing of future cash flows and accordingly has classified PCD loans of $8.2 million at March 31, 2026, $8.3 million at December 31, 2025 and $9.2 million at December 31, 2024 as accruing, even though they may be contractually past due. At March 31, 2026, 1.0% of PCD loans were past due 30 to 89 days, and 23.9% were past due 90 days or more, as compared to 4.0% and 23.2%, respectively, at December 31, 2025 and 2.1% and 24.9%, respectively, at December 31, 2024.

Loans

General. Maintaining loan quality historically has been, and will continue to be, a key element of Northfield Bancorp’s business strategy. Northfield Bank employs conservative underwriting standards for new loan originations and maintains sound credit administration practices while the loans are outstanding. In addition, substantially all of Northfield Bank’s loans are secured, predominantly by real estate. At March 31, 2026 and December 31, 2025, Northfield Bank’s non-performing loans totaled $21.4 million, or 0.56% of total loans, and $16.1 million, or 0.42% of total loans, respectively. At the same time, net charge-offs have remained low at 0.14% (annualized) of average loans outstanding for the quarter ended March 31, 2026, as compared to 0.11% for the years ended December 31, 2025, 0.16% for the year ended December 31, 2024, and 0.15% for the year ended December 31, 2023.

Non-performing Assets and Delinquent Loans. The following table details non-performing assets consisting of non-performing loans held-for-investment and non-performing loans held-for-sale at December 31, 2025 and 2024 (in thousands):

	March 31,	December 31,
	2026	2025	2024
Non-accrual loans:
Held-for-investment	$20,961	$15,210	$14,264
Loans 90 days or more past due and still accruing:
Held-for-investment	455	925	1,186

Total non-performing loans held-for-investment	21,416	16,135	15,450

	March 31,	December 31,
	2026	2025	2024
Other non-performing loans held-for-sale	—	—	4,897

Total non-performing loans	21,416	16,135	20,347

Total non-performing assets	$21,415	$16,135	$20,347

Accruing loans 30 to 89 days delinquent	$7,775	$11,424	$9,336

The following table details non-performing loans by loan type at March 31, 2026, December 31, 2025 and 2024 (in thousands):

	March 31,	December 31,
	2026	2025	2024
Held-for-investment
Real estate loans:
Multifamily	$3,230	$3,688	$2,609
Commercial mortgage	11,485	5,012	4,578
Home equity and lines of credit	1,752	1,778	1,270
Commercial and industrial	4,494	4,732	5,807

Total non-accrual loans held-for-investment	20,961	15,210	14,264

Loans delinquent 90 days or more and still accruing:
Real estate loans:
Multifamily	$—	$—	$164
Commercial mortgage	51	51	—
One-to-four family residential	127	863	882
Home equity and lines of credit	119	7	140
Commercial and industrial	158	—	—
Other	—	4	—

Total loans delinquent 90 days or more and still accruing held-for-investment	455	925	1,186

Non-performing loans held-for-sale
Commercial mortgage	—	—	4,397
Commercial and industrial	—	—	500

Total non-performing loans held-for-sale	—	—	4,897

Total non-performing loans	21,416	$16,135	$20,347

Total non-performing assets	$21,416	$16,135	$20,347

Northfield Bancorp’s non-performing loans at December 31, 2025, totaled $16.1 million, or 0.42% of total loans, as compared to $20.3 million, or 0.51% of total loans at December 31, 2024. The decrease in non-performing loans was primarily due to the decrease in non-performing loans held-for-sale due to repayment of the loans in full from a settlement agreement in bankruptcy. The increase in non-accrual multifamily loans at December 31, 2025 as compared to December 31, 2024, was primarily due to one loan with an outstanding balance of $1.1 million that was placed on non-accrual as it was 92 days past due at December 31, 2025. The loan is considered well secured by collateral property in New Jersey with an appraised value of $1.9 million and is in the process of collection.

At March 31, 2026 and at December 31, 2025 and 2024, Northfield Bancorp had no assets acquired through foreclosure.

Generally, loans, excluding PCD loans, are placed on non-accrual status when they become 90 days or more delinquent, and remain on non-accrual status until they are brought current, have six consecutive months of performance under the loan terms, and factors indicating reasonable doubt about the timely collection of payments no longer exist. Therefore, loans may be current in accordance with their loan terms, or may be less than 90 days delinquent and still be on a non-accrual status.

At December 31, 2025, total non-performing loans included $175,000 of modified loans to borrowers experiencing financial difficulty and $2.8 million of TDR loans that existed prior to adoption of ASU 2022-02. At December 31, 2024, total non-performing loans included $2.7 million of modified loans to borrowers experiencing financial difficulty and $2.9 million of TDR loans that existed prior to the adoption of ASU 2022-02.

The following table sets forth the total amounts of delinquencies for accruing loans that were 30 to 89 days past due by type and by amount at the dates indicated (in thousands):

	March 31,	December 31,
	2026	2025	2024
Real estate loans:
Multifamily	$—	$471	$2,831
Commercial mortgage	12	6,984	78
One-to-four family residential	1,040	1,124	2,407
Home equity and lines of credit	721	1,110	1,472
Commercial and industrial loans	6,002	1,735	2,545
Other loans	—	—	3

	$7,775	$11,424	$9,336

Allowance for Credit Losses

The allowance for credit losses to non-performing loans held-for-investment increased from 227.72% at December 31, 2024 to 236.42% at December 31, 2025. This increase was primarily attributable to an increase of $3.0 million, or 8.4%, in the allowance for credit losses, partially offset by an increase in non-performing loans held-for-investment of $685,000 to $16.1 million at December 31, 2025, from $15.5 million at December 31, 2024.

Northfield Bancorp utilizes external appraisals to determine the fair value of the underlying collateral in its analysis of impaired loans. A third-party appraisal is generally ordered as soon as a loan is designated as an impaired loan and updated annually, or more frequently if required. Generally, non-performing loans are charged down to the appraised value of collateral less costs to sell for collateral-dependent loans and to the present value of the expected future cash flows for non-collateral dependent loans, which reduces allowance for credit losses and consequently the ratio of the allowance for credit losses to non-performing loans. Downward adjustments to appraisal values, primarily to reflect “quick sale” discounts, are generally recorded as specific reserves within the allowance for credit losses.

The allowance for credit losses to total loans held-for-investment, net, was 0.99% at December 31, 2025, as compared to 0.87% at December 31, 2024. The increase in the coverage ratio from December 31, 2024 was primarily attributable to an increase of $3.0 million, or 8.4%, in the allowance for credit losses from December 31, 2024 to December 31, 2025, as well as a decrease in the loan portfolio of $165.5 million, or 4.1%. The increase in the allowance for credit losses during the year was primarily attributable to an increase in general reserves related to a worsening macroeconomic forecast in the current year within Northfield Bancorp’s CECL model, higher reserves associated with certain loans which were downgraded during the year, and higher qualitative reserves in the multifamily portfolio, partially offset by a decline in loan balances and lower net-charge-offs.

Specific reserves on loans individually evaluated for impairment remained stable at $1.2 million and $1.3 million for the years ended December 31, 2025 and December 31, 2024, respectively. At December 31, 2025, Northfield Bancorp had 18 loans classified as individually impaired and recorded $1.2 million of specific reserves on two of the 18 impaired loans. At December 31, 2024, Northfield Bancorp had 20 loans classified as individually impaired and recorded $1.3 million of specific reserves on three of the 20 impaired loans.

The following table sets forth activity in Northfield Bancorp’s allowance for credit losses, by loan type, at December 31, for the years indicated (in thousands):

	Real estate loans							Total Allowance for Credit Losses
	Commercial(1)	One-to-four Family Residential	Construction and Land	Home Equity and Lines of Credit	Commercial and Industrial	Other	PCD
2022	$29,485	$3,936	$324	$866	$4,114	$9	$3,883	$42,617
Provision/(benefit) for credit losses	(6,301)	(651)	(175)	838	8,445	(3)	(800)	1,353
Recoveries	71	—	—	1	63	—	10	145
Charge-offs	—	—	—	—	(6,572)	—	(8)	(6,580)

2023	23,255	3,285	149	1,705	6,050	6	3,085	37,535
Provision/(benefit) for credit losses	(2,227)	(1,049)	(46)	457	7,329	(2)	(181)	4,281
Recoveries	57	9	—	92	218	—	—	376
Charge-offs	(136)	—	—	—	(6,873)	—	—	(7,009)

	Real estate loans							Total Allowance for Credit Losses
	Commercial(1)	One-to-four Family Residential	Construction and Land	Home Equity and Lines of Credit	Commercial and Industrial	Other	PCD
2024	20,949	2,245	103	2,254	6,724	4	2,904	35,183
Provision/(benefit) for credit losses	3,471	(32)	(1)	626	3,315	—	23	7,402
Recoveries	62	—	—	—	1,143	—	37	1,242
Charge-offs	—	—	—	—	(5,340)	—	(343)	(5,683)

2025	$24,482	$2,213	$102	$2,880	$5,842	$4	$2,621	$38,144

(1)	Commercial includes commercial real estate loans collateralized by owner-occupied, non-owner occupied, and multifamily properties.

During the year ended December 31, 2025, Northfield Bancorp recorded net charge-offs of $4.4 million, as compared to net charge-offs of $6.6 million for the year ended December 31, 2024, and net charge-offs of $6.4 million for the year ended December 31, 2023. Charge-offs in 2025, 2024 and 2023 were primarily related to small business unsecured commercial and industrial loans. The increase in the allowance for credit losses from 2024 to 2025 in the commercial portfolio was primarily attributable to a worsening economic forecast within Northfield Bancorp’s CECL model, an increase in loan balances in Northfield Bank’s commercial real estate portfolio, and risk-rating downgrades of certain loans within Northfield Bank’s multifamily portfolio. The increase in the allowance for credit losses in the home equity and lines of credit portfolio from 2024 to 2025 was primarily attributable to an increase in non-performing loans in the portfolio. The decrease in the allowance for credit losses in the commercial and industrial portfolio was primarily due to higher charge-offs.

Management of Market Risk

General. A majority of Northfield Bancorp’s assets and liabilities are monetary in nature. Consequently, Northfield Bancorp’s most significant form of market risk is interest rate risk. Northfield Bancorp’s assets, consisting primarily of mortgage-related securities, other securities and bonds and loans, generally have longer maturities than its liabilities, which consist primarily of deposits and wholesale borrowings. As a result, a principal part of Northfield Bancorp’s business strategy involves managing interest rate risk and limiting the exposure of its net interest income to changes in market interest rates. Accordingly, the board of directors of Northfield Bancorp has established a Management Asset-Liability Committee (“MALCO”), comprised of Northfield Bank’s SVP & Chief Investment Officer and Treasurer, who chairs this Committee, its President & Chief Executive Officer, its EVP & Chief Risk Officer, its EVP & Chief Financial Officer, its EVP & Chief Lending Officer, and its EVP & Chief Branch Administration, Deposit Operations & Business Development Officer, and other officers and staff as necessary or appropriate. This committee is responsible for, among other things, evaluating the interest rate risk inherent in Northfield Bancorp’s assets and liabilities, for recommending to the Risk Committee the level of risk that is appropriate given Northfield Bancorp’s business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors of Northfield Bancorp.

Northfield Bancorp seeks to manage its interest rate risk in order to minimize the exposure of Northfield Bancorp’s earnings and capital to changes in interest rates. As part of its ongoing asset-liability management, Northfield Bancorp currently uses the following strategies to manage Northfield Bancorp’s interest rate risk:

•

originating multifamily loans and commercial real estate loans that generally have shorter maturities than one-to-four family residential real estate loans and have higher interest rates that generally reset from five to ten years;

•	investing in investment grade corporate securities and REMICS; and

•	obtaining general financing through lower-cost core deposits, brokered deposits, shorter and longer-term FHLB advances, and repurchase agreements.

Shortening the average term of Northfield Bancorp’s interest-earning assets by increasing its investments in shorter-term assets, as well as originating loans with variable interest rates, helps to match the maturities and interest rates of Northfield Bancorp’s assets and liabilities better, thereby reducing the exposure of its net interest income to changes in market interest rates.

Net Portfolio Value Analysis. Northfield Bancorp computes amounts by which the net present value of its assets and liabilities (net portfolio value or NPV) would change in the event market interest rates changed over an assumed range of rates. Northfield Bancorp’s simulation model uses a discounted cash flow analysis to measure the interest rate sensitivity of its NPV. Depending on current market interest rates, Northfield Bancorp estimates the economic value of these assets and liabilities under the assumption that interest rates experience an instantaneous and sustained increase of 100, 200, 300, or 400 basis points, or a decrease of 100, 200, 300, or 400 basis points, which is based on the current interest rate environment. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below.

Net Interest Income Analysis. In addition to NPV calculations, Northfield Bancorp analyzes its sensitivity to changes in interest rates through its net interest income model. Net interest income is the difference between the interest income Northfield Bancorp earns on its interest-earning assets, such as loans and securities, and the interest it pays on its interest-bearing liabilities, such as deposits and borrowings. In its model, Northfield Bancorp estimates what its net interest income would be for a twelve-month period. Depending on current market interest rates Northfield Bancorp then calculates what the net interest income would be for the same period under the assumption that interest rates experience an instantaneous and sustained increase of 100, 200, 300, or 400 basis points, or a decrease of 100, 200, 300 or 400 basis points, which is based on the current interest rate environment.

The following tables set forth, as of March 31, 2026, December 31, 2025 and December 31, 2024, Northfield Bancorp’s calculation of the estimated changes in its NPV, NPV ratio, and percent change in net interest income that would result from the designated instantaneous and sustained changes in interest rates (dollars in thousands). Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit repricing characteristics, including decay rates, and correlations to movements in interest rates, and should not be relied on as indicative of actual results.

	At March 31, 2026						Next 12 Months Net Interest Income Percent Change	Months 13-24 Net Interest Income Percent Change
Change in Interest Rates (basis points)	Estimated Present Value of Assets	Estimated Present Value of Liabilities	Estimated NPV	Estimated Change In NPV	Estimated Change in NPV %	Estimated NPV/Present Value of Assets Ratio
+400	$5,166,736	$4,430,300	$736,436	$(182,448)	(19.86)%	14.25%	(9.77)%	3.29%
+300	5,280,681	4,496,394	784,287	(134,597)	(14.65)	14.85	(5.82)	3.92
+200	5,411,862	4,565,541	846,321	(72,563)	(7.90)	15.64	(2.11)	4.65
+100	5,532,220	4,638,078	894,142	(24,742)	(2.69)	16.16	(0.31)	3.27
—	5,633,273	4,714,389	918,884	—	—	16.31	—	—
(100)	5,717,997	4,792,259	925,738	6,854	0.75	16.19	(1.61)	(6.34)
(200)	5,794,621	4,875,020	919,601	717	0.08	15.87	(4.65)	(14.02)
(300)	5,881,780	4,976,091	905,689	(13,195)	(1.44)	15.40	(8.15)	(19.67)
(400)	6,030,552	5,084,857	945,695	26,811	2.92	15.68	(8.73)	(21.44)

	NPV at December 31, 2025						Next 12 Months Net Interest Income Percent Change	Months 13-24 Net Interest Income Percent Change
Change in Interest Rates (basis points)	Estimated Present Value of Assets	Estimated Present Value of Liabilities	Estimated NPV	Estimated Change In NPV	Estimated Change in NPV %	Estimated NPV/Present Value of Assets Ratio
+400	$5,194,812	$4,475,588	$719,224	$(179,786)	(20.00)%	13.85%	(13.79)%	0.80%
+300	5,312,975	4,542,244	770,731	(128,279)	(14.27)%	14.51%	(8.63)%	2.30%
+200	5,445,185	4,612,008	833,177	(65,833)	(7.32)%	15.30%	(3.91)%	3.65%
+100	5,560,823	4,685,217	875,606	(23,404)	(2.60)%	15.75%	(1.18)%	2.89%
—	5,661,264	4,762,254	899,010	—	—%	15.88%	—%	—%
(100)	5,749,823	4,840,638	909,185	10,175	1.13%	15.81%	(0.95)%	(5.80)%
(200)	5,831,247	4,923,454	907,793	8,783	0.98%	15.57%	(2.40)%	(12.48)%
(300)	5,928,588	5,025,916	902,672	3,662	0.41%	15.23%	(4.78)%	(16.83)%
(400)	6,104,291	5,121,781	982,510	83,500	9.29%	16.10%	(5.32)%	(18.86)%

The table above indicates that at December 31, 2025, in the event of a 400 basis point decrease in interest rates, Northfield Bancorp would experience a 9.29% increase in estimated net portfolio value, a 5.32% decrease in net interest income in year one, and a 18.86% decrease in net interest income in year two. In the event of a 400 basis point increase in interest rates, Northfield Bancorp would experience a 20.00% decrease in estimated net portfolio value, a 13.79% decrease in net interest income in year one and a 0.80% increase in net interest income in year two.

	NPV at December 31, 2024						Next 12 Months Net Interest Income Percent Change	Months 13-24 Net Interest Income Percent Change
Change in Interest Rates (basis points)	Estimated Present Value of Assets	Estimated Present Value of Liabilities	Estimated NPV	Estimated Change In NPV	Estimated Change in NPV %	Estimated NPV/Present Value of Assets Ratio
+400	$5,039,741	$4,296,533	$743,208	$(93,542)	(11.18)%	14.75%	(15.51)%	1.73%
+300	5,132,034	4,368,409	763,625	(73,125)	(8.74)%	14.88%	(10.48)%	2.16%
+200	5,235,010	4,443,676	791,334	(45,416)	(5.43)%	15.12%	(5.12)%	3.32%
+100	5,338,932	4,522,702	816,230	(20,520)	(2.45)%	15.29%	(1.68)%	2.51%
—	5,442,680	4,605,930	836,750	—	—%	15.37%	—%	—%
(100)	5,556,611	4,683,811	872,800	36,050	4.31%	15.71%	2.78%	(1.12)%
(200)	5,660,193	4,765,981	894,212	57,462	6.87%	15.80%	4.94%	(3.34)%
(300)	5,762,691	4,859,674	903,017	66,267	7.92%	15.67%	5.45%	(6.84)%
(400)	5,901,487	4,969,923	931,564	94,814	11.33%	15.79%	4.82%	(10.25)%

The table above indicates that at December 31, 2024, in the event of a 400 basis point decrease in interest rates, Northfield Bancorp would experience an 11.33% increase in estimated net portfolio value, a 4.82% increase in net interest income in year one and a 10.25% decrease in net interest income in year two. In the event of a 400 basis point increase in interest rates, Northfield Bancorp would experience an 11.18% decrease in estimated net portfolio value, a 15.51% decrease in net interest income in year one and a 1.73% increase in net interest income in year two.

Northfield Bancorp’s policies provide that, in the event of a 200 basis point decrease or less in interest rates, Northfield Bancorp’s net present value ratio should decrease by no more than 300 basis points and 10%, and in the event of a 400 basis point increase or less, its net present value should decrease by no more than 475 basis points and 35%. In the event of a 200 basis point decrease or less, Northfield Bancorp’s projected net interest income should decrease by no more than 10% in year one and 20% in year two, and in the event of a 400 basis point increase or less, its projected net interest income should decrease by no more than 39% in year one and 24% in year two. At March 31, 2026, December 31, 2025 and December 31, 2024, Northfield Bancorp was in compliance with all board-approved policies with respect to interest rate risk management.

Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net portfolio value and net interest income. Northfield Bancorp’s model requires us to make certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. Northfield Bancorp also applies consistent parallel yield curve shifts (in both directions) to determine possible changes in net interest income if the theoretical yield curve shifts occurred gradually. Net interest income analysis also adjusts the asset and liability repricing analysis based on changes in prepayment rates resulting from the parallel yield curve shifts. In addition, the net portfolio value and net interest income information presented assume that the composition of Northfield Bancorp’s interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although interest rate risk calculations provide an indication of Northfield Bancorp’s interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on Northfield Bancorp’s net portfolio value or net interest income and will differ from actual results.

Liquidity and Capital Resources

The board of directors of Northfield Bank has approved a liquidity policy that it reviews and updates at least annually. Senior management is responsible for implementing the policy. The MALCO is responsible for general oversight and strategic implementation of the policy and the appropriate departments are designated responsibility for implementing any strategies established by MALCO. Senior management receives, at least daily, cash position reports and monthly cash forecasts to ensure that all short-term obligations are timely satisfied and that adequate liquidity exists to fund activities. Reports detailing Northfield Bank’s liquidity reserves are presented to appropriate senior management on at least a quarterly basis, and the Risk Committee at each of its meetings. In addition, a twelve-month liquidity forecast is presented to MALCO in order to assess potential future liquidity scenarios. A forecast of cash flow data for the upcoming twelve months is presented to the Risk Committee on a quarterly basis.

Liquidity is the ability to fund assets and meet obligations as they come due. Northfield Bancorp’s primary sources of funds consist of deposit inflows, loan repayments, borrowings through repurchase agreements, advances from money center banks, the FHLBNY, the Federal Reserve Bank, and repayments, maturities and sales of securities. While maturities and scheduled amortization of loans and securities are reasonably predictable sources of funds, deposit flows, mortgage prepayments and security sales are greatly influenced by general interest rates, economic conditions, and competition. The Risk Committee is responsible for establishing and monitoring Northfield Bancorp’s liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and withdrawals of deposits by its customers as well as unanticipated contingencies. Northfield Bancorp seeks to maintain a ratio of liquid assets (not subject to pledge or encumbered) as a percentage of deposits and borrowings of 35% or greater. At March 31, 2026, this ratio was 56.41%.

Northfield Bancorp regularly adjusts its investments in liquid assets based on its assessment of:

•	expected loan demand;

•	expected deposit flows;

•	yields available on interest-earning deposits and securities; and

•	the objectives of Northfield Bancorp’s asset/liability management program.

Northfield Bancorp’s most liquid assets are cash and cash equivalents, corporate bonds, and unpledged mortgage-related securities issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac, that Northfield Bancorp can either borrow against or sell. Northfield Bancorp also has the ability to surrender bank-owned life insurance contracts. The surrender of these contracts would subject Northfield Bancorp to income taxes and penalties for increases in the cash surrender values over the original premium payments. Northfield Bancorp also has the ability to obtain additional funding from the FHLBNY and Federal Reserve Bank, utilizing unencumbered and unpledged securities and loans if a need for additional funds arises. Any amount pledged for such deposits under the line of credit reduces Northfield Bancorp’s available borrowing amount under the FHLBNY advance agreement. Northfield Bancorp continues to maintain an adequate liquidity position and expects to have sufficient funds available to meet current commitments in the normal course of business.

Northfield Bancorp has a diversified deposit base, with long-standing client relationships across multiple customer segments providing stable funding. Government deposits are collateralized by assets or letters of credit issued by the FHLBNY. Uninsured deposits (excluding fully collateralized uninsured governmental deposits and intercompany deposits of $1.11 billion) were estimated at approximately $957.6 million, or 23.4%, of total deposits as of March 31, 2026.

Northfield Bancorp had the following primary sources of liquidity at March 31, 2026 (in thousands):

Cash and cash equivalents(1)	$227,987
Corporate bonds(2)	$47,803
Loans(2)	$1,123,615
Mortgage-backed securities (issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac)(2)	$626,491

(1)	Excludes $11.6 million of cash at Northfield Bank branches.
(2)	Represents remaining borrowing potential.

At March 31, 2026, Northfield Bancorp had $29.4 million in outstanding loan commitments. In addition, Northfield Bancorp had $330.3 million in unused lines of credit to borrowers. Certificates of deposit due within one year of March 31, 2026 totaled $634.3 million, or 15.5% of total deposits. If these deposits do not remain with it, Northfield Bank will be required to seek other sources of funds, including loan sales, securities sales, other deposit products, including replacement or brokered certificates of deposit, securities sold under agreements to repurchase (repurchase agreements), and advances from the FHLBNY and other borrowing sources. Depending on market conditions, Northfield Bank may be required to pay higher rates on such deposits or other borrowings than Northfield Bank currently pays on the certificates of deposit. Based on experience, Northfield Bancorp believes that a significant portion of such deposits will remain with Northfield Bank, and Northfield Bank has the ability to attract and retain deposits by adjusting the interest rates offered.

Northfield Bancorp has a detailed contingency funding plan that is reviewed and reported to the Risk Committee at least quarterly. This plan includes monitoring cash on a daily basis to determine the liquidity needs of Northfield Bank. Additionally, management performs a stress test on Northfield Bank’s retail deposits and wholesale funding sources in several scenarios on a quarterly basis. The stress scenarios include $952.9 million of uninsured deposit outflow. Northfield Bank continues to maintain significant liquidity and capital levels under all stress scenarios.

Northfield Bancorp is a separate legal entity from Northfield Bank and must provide for its own liquidity to fund dividend payments, stock repurchases, and other corporate items. Northfield Bancorp’s primary source of liquidity is the receipt of dividend payments from Northfield Bank in accordance with applicable regulatory requirements. At March 31, 2026, Northfield Bancorp (unconsolidated) had liquid assets of $6.6 million.

Northfield Bank and Northfield Bancorp are both subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning assets and off-balance sheet items to broad risk categories. At March 31, 2026 and December 31, 2025, both Northfield Bank and Northfield Bancorp exceeded all regulatory capital requirements and are considered “well capitalized” under regulatory guidelines. See note 15 to the Northfield Bancorp audited consolidated financial statements.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, Northfield Bancorp routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit, and unused lines of credit. While these contractual obligations represent Northfield Bancorp’s potential future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process applicable to loans Northfield Bank originates. In addition, Northfield Bank routinely enters into commitments to sell mortgage loans. Such amounts are not significant to Northfield Bancorp’s operations. For additional information, see note 14 to the Northfield Bancorp audited consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

ASU No. 2024-03. In November 2024, the FASB issued ASU No. 2024-03, “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40),” which improves financial reporting by requiring public entities to provide disaggregated disclosures, in the notes to the financial statements, of certain categories of expenses that are included in expense line items on the face of the income statement. ASU 2024-03 is effective for Northfield Bancorp for fiscal years beginning after December 15, 2026 and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted.

ASU No. 2025-01. In January 2025, the FASB issued No ASU 2025-01, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date.” This ASU amends the effective date of ASU 2024-03 to clarify that all public business entities are required to adopt the guidance in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027, with early adoption permitted.

Adoption of ASU 2024-03 and ASU 2025-01 is not expected to have a significant impact on Northfield Bancorp’s consolidated financial statements.

Impact of Inflation and Changing Prices

Northfield Bancorp’s consolidated financial statements and related notes have been prepared in accordance with U.S. GAAP. U.S. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The effect of inflation is reflected in the increased cost of Northfield Bancorp’s operations. Unlike industrial companies, Northfield Bancorp’s assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater effect on Northfield Bancorp’s performance than inflation.

Management Report on Internal Control Over Financial Reporting

Management of Northfield Bancorp is responsible for establishing and maintaining effective internal control over financial reporting as such term is defined in Rule 13a-15(f) of the Exchange Act. Northfield Bancorp’s internal control system is a process designed to provide reasonable assurance to Northfield Bancorp’s management and board of directors regarding the preparation and fair presentation of published financial statements.

Northfield Bancorp’s internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets; provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and the directors of Northfield Bancorp; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Northfield Bancorp’s assets that could have a material effect on our financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Northfield Bancorp’s management assessed the effectiveness of Northfield Bancorp’s internal control over financial reporting as of December 31, 2025. In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework (2013). Based on our assessment we conclude that, as of December 31, 2025, Northfield Bancorp’s internal control over financial reporting was effective based on those criteria.

REGULATION AND SUPERVISION

General

As a federal savings bank, Columbia Bank is subject to examination, supervision and regulation, primarily by the OCC, and, secondarily, by the FDIC as deposit insurer. Columbia Bank has elected and has received regulatory approval to operate as a “covered savings association” pursuant to Section 5A of the Home Owners’ Loan Act, as amended, and the regulations of the OCC promulgated thereunder. A covered savings association generally has the same rights and privileges as a national bank, and is subject to the same duties, restrictions, penalties, liabilities, conditions, and limitations that would apply to a national bank. However, a covered savings association continues to be treated as a federal savings bank for purposes of corporate governance and certain other purposes, including procedures and requirements for mergers and capital distributions.

Columbia Bank is also regulated by the Federal Reserve Board, which governs the reserves to be maintained against deposits and other matters. In addition, Columbia Bank is a member of and owns stock in the FHLBNY, which is one of the 11 regional banks in the FHLB system. Columbia Bank’s relationships with depositors and borrowers also are regulated to a great extent by federal law and, to a lesser extent, state law, including in matters concerning the ownership of deposit accounts and other contractual arrangements.

As a savings and loan holding company, Columbia Financial, Inc. will be subject to examination and supervision by, and will be required to file certain reports with, the Federal Reserve Board and will be treated by the Federal Reserve Board as a bank holding company for certain regulatory purposes, as a result of Columbia Bank’s election to operate as a “covered savings association.” Columbia Financial, Inc. will also be subject to the rules and regulations of the Securities and Exchange Commission (“SEC”) under the federal securities laws.

Set forth below are certain material regulatory requirements that are applicable to Columbia Bank and Columbia Financial, Inc. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on Columbia Bank and Columbia Financial, Inc. Any change in these laws or regulations, whether by Congress or the applicable regulatory agencies, could have a material adverse impact on Columbia Financial, Inc., Columbia Bank and their operations.

Federal Banking Regulations

Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations. However, as a covered savings association, Columbia Bank generally has the same rights and privileges as a national bank, and is subject to the same duties, restrictions, penalties, liabilities, conditions, and limitations that would apply to a national bank.

Examinations and Assessments. Columbia Bank is primarily supervised by the OCC. Columbia Bank is required to file reports with and is subject to periodic examination by the OCC and is also required to pay assessments to the OCC to fund the agency’s operations.

Capital Requirements. Federal regulations require FDIC-insured depository institutions, including federal savings banks, to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio, a Tier 1 capital to risk-based assets ratio, a total capital to risk-based assets and a Tier 1 capital to total assets leverage ratio.

The capital standards require the maintenance of common equity Tier 1 capital, Tier 1 capital and Total capital to risk-weighted assets of at least 4.5%, 6.0% and 8.0%, respectively. The regulations also establish a minimum required leverage ratio of at least 4.0% of Tier 1 capital. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 capital plus additional Tier 1 capital. Additional Tier 1 capital generally includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus meeting specified requirements and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for credit losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of accumulated other comprehensive income such as Columbia Bank, up to 45% of net unrealized gains on available for sale equity securities with readily determinable fair market values. Institutions that have not exercised the accumulated other comprehensive income opt-out have accumulated other comprehensive income incorporated into common equity Tier 1 capital (including unrealized gains and losses on available for sale securities). Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, an institution’s assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests), are multiplied by a risk-weight factor assigned by the regulations based on the risk deemed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one-to-four family residential mortgages, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements.

At March 31, 2026, Columbia Bank’s capital exceeded all applicable requirements.

Loans-to-One Borrower. Generally, a federal savings bank or national bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by “readily marketable collateral,” which generally includes certain financial instruments (but not real estate). As of March 31, 2026, Columbia Bank was in compliance with the loans-to-one borrower limitations.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action. Under federal law, the OCC is required to take “prompt corrective action” against undercapitalized institutions under its jurisdiction, the severity of which depends upon the institution’s level of capital. For such purposes, the law establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. The five capital tiers are described in more detail below. Under the prompt corrective action regulations, an institution that fails to remain “well capitalized” becomes subject to a series of restrictions that increase in severity as its capital condition weakens. Such restrictions may include a prohibition on capital distributions, restrictions on asset growth, or restrictions on the ability to receive regulatory approval of applications. An institution that has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a common equity Tier 1 ratio of less than 4.5% or a leverage ratio of less than 4.0% is considered to be “undercapitalized.” An institution that has total risk-based capital of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a common equity Tier 1 ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be “significantly undercapitalized.” An institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be “critically undercapitalized.”

At each successive lower capital category, a federal savings association is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on the payment of dividends, and restrictions on the acceptance of brokered deposits. Generally, the OCC is required to appoint a receiver or conservator for a federal savings association or national bank that becomes “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the OCC within 45 days of the date that a federal savings association is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any holding company of a federal savings association that is required to submit a capital restoration plan must guarantee performance under the plan in an amount of up to the lesser of 5.0% of the savings association’s assets at the time it was deemed to be undercapitalized by the OCC or the amount necessary to restore the savings association to adequately capitalized status. This guarantee remains in place until the OCC notifies the institution that it has maintained adequately capitalized status for each of four consecutive calendar quarters. Institutions that are undercapitalized become subject to certain mandatory measures such as restrictions on capital distributions and asset growth. The OCC may also take any one of a number of discretionary supervisory actions against undercapitalized federal savings associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At March 31, 2026, Columbia Bank met the criteria for being considered “well capitalized,” which means that its total risk-based capital ratio exceeded 10.0%, its Tier 1 risk-based ratio exceeded 8.0%, its common equity Tier 1 ratio exceeded 6.5% and its leverage ratio exceeded 5.0%.

Capital Distributions. Federal regulations govern capital distributions by a federal savings association, including a covered savings association, which include cash dividends, stock repurchases, and other transactions charged to the institution’s capital account. A federal savings association, including a covered savings association, must file an application with the OCC for approval of a capital distribution if (i) the total capital distributions for the applicable calendar year exceed the sum of the institution’s net income for that year to date plus the institution’s retained net income for the preceding two years; (ii) the institution would not be at least adequately capitalized following the distribution; (iii) the distribution would violate an applicable statute, regulation, agreement or regulatory condition; or (iv) the institution is not eligible for expedited treatment of its filings. Even if an application is not otherwise required, every savings association that is a subsidiary of a savings and loan holding company must file a notice with the Federal Reserve Board at least 30 days before the board of directors declares a dividend. An application or notice related to a capital distribution may be disapproved if (i) the federal savings association would be undercapitalized following the distribution; (ii) the proposed capital distribution raises safety and soundness concerns or (iii) the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement.

Community Reinvestment Act and Fair Lending Laws. All FDIC-insured banks and savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low and moderate-income borrowers. In connection with its examination of a federal savings association, the OCC is required to assess the federal savings bank’s record of compliance with the Community Reinvestment Act, and assign one of four ratings to the institution’s record of meeting the credit needs of the community and to take such record into account in its evaluation of certain applications by the institution, including applications for charters, branches and other deposit facilities, relocations, mergers, consolidations, acquisitions of assets or assumptions of liabilities, and bank holding company and savings and loan holding company acquisitions. A savings bank’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the OCC, as well as other federal regulatory agencies and the Department of Justice.

The Community Reinvestment Act requires all institutions insured by the FDIC to publicly disclose their rating. Columbia Bank received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally any company that controls or is under common control with an insured depository institution such as Columbia Bank. Columbia Financial is an affiliate of Columbia Bank because of its direct and indirect control of Columbia Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

The authority of Columbia Bank to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

•

be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of the institution’s capital.

In addition, extensions of credit in excess of certain limits must be approved by the board of directors of Columbia Bank. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The OCC has primary enforcement responsibility over federal savings banks and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings association. Formal enforcement action by the Office of the Comptroller of the Currency may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution to the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1.0 million per day. The FDIC also has the authority to terminate deposit insurance or recommend to the Office of the Comptroller of the Currency that enforcement action be taken with respect to a particular savings association. If such action is not taken, the FDIC has authority to take the action under specified circumstances.

Insurance of Deposit Accounts. The Deposit Insurance Fund of the FDIC insures deposits at FDIC-insured financial institutions such as Columbia Bank. Deposit accounts in Columbia Bank are insured by the FDIC generally up to a maximum of $250,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts.

The FDIC assesses insured depository institutions premiums to maintain the Deposit Insurance Fund. Assessments for most institutions are now based on financial measures and supervisory ratings derived from statistical modeling estimating the probability of failure within three years. Previously, the assessment range (inclusive of possible adjustments) for most banks and savings associations ranged from 1.5 basis points to 30 basis points. The FDIC has the authority to increase insurance assessments and adopted a final rule in October 2022 to increase initial base deposit insurance assessment rates by 2 basis points beginning with the first quarterly assessment period of 2023. As a result, effective January 1, 2023, Columbia Bank’s assessment rates increased, and for most banks and savings associations the assessment ranges from 2.5 basis points to 42 basis points.

The FDIC has authority to further increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of Columbia Bank. We cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance. On October 7, 2025, the OCC and FDIC issued a notice of proposed rulemaking that would define the term “unsafe or unsound practice” for purposes of section 8 of the Federal Deposit Insurance Act and revise the supervisory framework for the issuance of matters requiring attention and other supervisory communications.

On November 16, 2023, the FDIC published in the Federal Register its final rule that imposes special assessments to recover the loss to the Deposit Insurance Fund arising from the protection of uninsured depositors in connection with the systemic risk determination announced on March 12, 2023, following the closures of Silicon Valley Bank and Signature Bank. The assessment base for the special assessments is equal to an insured depository institution’s (“IDI”) estimated uninsured deposits, reported as of December 31, 2022, adjusted to exclude the first $5 billion in estimated uninsured deposits from the IDI, or for IDIs that are part of a holding company with one or more subsidiary IDIs, at the banking organization level. The final rule calls for the FDIC to collect special assessments at an annual rate of approximately 13.4 basis points, over eight quarterly assessment periods. Because the estimated loss pursuant to the systemic risk determination will be periodically adjusted, the FDIC retains the ability to cease collection early, extend the special assessment collection period one or more quarters beyond the initial eight-quarter collection period to collect the difference between actual or estimated losses and the amounts collected, and impose a final shortfall special assessment on a one-time basis to collect the difference between actual losses and the amounts collected after the receiverships for Silicon Valley Bank and Signature Bank terminate. The final rule became effective on April 1, 2024, with special assessments collected beginning with the first quarterly assessment period of 2024. In February 2024, we received notification from the FDIC that the estimated loss attributable to the protection of uninsured depositors at Silicon Valley Bank and Signature Bank is $20.4 billion, an increase of approximately $4.1 billion from the estimate of $16.3 billion described in the final rule, and, as of March 31, 2024, revised the estimate to $19.2 billion. The FDIC provided institutions subject to the special assessment an updated estimate of each institution’s quarterly and total special assessment expense with its first quarter 2024 special assessment invoice, and subsequently periodically adjusted these loss estimates. The aggregate amount of Columbia Bank’s adjusted total special assessment was $3.8 million. The FDIC continues to provide an updated estimate of each institution’s quarterly and total special assessment expense and while we expect this may result in an increase, we do not expect the increase to be material. As of December 15, 2025, the FDIC projects that the special assessment will be collected through the initial eight-quarter collection period would recover the entire amount of estimated losses and no extension of the collection period would be necessary. However, this remains subject to periodic adjustments and the rights retained by the FDIC described above.

Federal Home Loan Bank System. Columbia Bank is a member of the Federal Home Loan Bank System, which consists of 11 regional FHLBs. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the FHLB of New York, Columbia Bank is required to purchase and hold shares of capital stock in the FHLB of New York. As of March 31, 2026, Columbia Bank was in compliance with this requirement. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral and limiting total advances to a member.

Anti-Money Laundering; Bank Secrecy Act. Under the Bank Secrecy Act, a financial institution is required to have systems in place to detect certain transactions, based on the size and nature of the transaction. Financial institutions are generally required to report to the U.S. Treasury any cash transactions involving at least $10,000. In addition, financial institutions are required to file suspicious activity reports for any transaction or series of transactions that involve more than $5,000 and which the financial institution knows, suspects or has reason to suspect involves illegal funds, is designed to evade the requirements of the Bank Secrecy Act or has no lawful purpose. The USA PATRIOT Act, which amended the Bank Secrecy Act, together with the implementing regulations of various federal regulatory agencies, has caused financial institutions, such as Columbia Bank, to adopt and implement additional policies or amend existing policies and procedures with respect to, among other things, anti-money laundering compliance, suspicious activity, currency transaction reporting, customer identity verification and customer risk analysis. In evaluating an application to acquire a bank or to merge banks or effect a purchase of assets and assumption of deposits and other liabilities, the applicable federal banking regulator must consider the anti-money laundering compliance record of both the applicant and the target. In addition, under the USA PATRIOT Act financial institutions are required to take steps to monitor their correspondent banking and private banking relationships as well as, if applicable, their relationships with “shell banks.”

Office of Foreign Assets Control. The U.S. has imposed economic sanctions that affect transactions with designated foreign countries, nationals and others. These sanctions, which are administered by the Office of Foreign Assets Control (“OFAC”), take many different forms. Generally, however, they contain one or more of the following elements: (i) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country and prohibitions on “U.S. persons” engaging in financial or other transactions relating to a sanctioned country or with certain designated persons and entities; (ii) a blocking of assets in which the government or specially designated nationals of the sanctioned country have an interest, by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons); and (iii) restrictions on transactions with or involving certain persons or entities. Blocked assets (for example, property and bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. Failure to comply with these sanctions could have serious legal and reputational consequences for Columbia Bank.

Prohibitions Against Tying Arrangements. Columbia Bank is prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Other Regulations. Interest and other charges collected or contracted for by Columbia Bank are subject to state usury laws and federal laws concerning interest rates. The operations of Columbia Bank are also subject to various federal laws applicable to credit transactions and consumer protection, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

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Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transactions Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act, prescribing disclosure and advertising requirements with respect to deposit accounts;

•	Real Estate Settlement Procedures Act, requiring home loan lenders to provide borrowers with disclosures regarding the nature and costs of the real estate settlement process; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Columbia Bank also are subject to the:

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Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

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Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•	Telephone Consumer Protection Act, restricting certain communications to consumer wireless or residential telephone numbers without consent;

•	Servicemembers Civil Relief Act and Military Lending Act, imposing interest rate limitations and other financial and legal protections for active-duty service members;

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Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

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Federal Trade Commission Act, Section 5, which prohibits unfair and deceptive acts or practices in or affecting commerce, and Section 1031 of the Dodd-Frank Act, which prohibits unfair, deceptive, or abusive acts or practices (UDAAP) in connection with any consumer financial product or service;

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Cybersecurity Information Sharing Act, which calls for the sharing of information about security threats between the U.S. government and private sector organizations, including financial institutions, and authorizes companies to monitor their own systems and carry out defensive measures to potential cyber-attacks; and

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The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties, and also requires financial institutions to implement a comprehensive information security program that includes administrative, technical, and physical safeguards to ensure the security and confidentiality of customer records and information.

Consumer Financial Protection Bureau. Columbia Bank is subject to examination and supervision by the Consumer Financial Protection Bureau (“CFPB”), which was established under the Dodd-Frank Wall Street Reform and Consumer Protection Act to implement and enforce rules and regulations under certain federal consumer protection laws with respect to the conduct of providers of certain consumer financial products and services. The CFPB has broad rulemaking authority for a wide range of consumer financial laws that apply to all banks, including, among other things, the authority to prohibit acts and practices that are deemed to be unfair, deceptive, or abusive.

The CFPB has exclusive examination and primary enforcement authority with respect to compliance with federal consumer financial protection laws and regulations by institutions under its supervision and is authorized, individually or jointly with the federal banking agencies, to conduct investigations to determine whether any person is, or has, engaged in conduct that violates such laws or regulations. The CFPB has the authority to investigate possible violations of federal consumer financial law, hold hearings, and commence civil litigation. The CFPB can issue cease-and-desist orders against banks and other entities that violate consumer financial laws. The CFPB also may institute a civil action or pursue administrative proceedings against an entity in violation of federal consumer financial law in order to impose a civil penalty or an injunction. In these proceedings, the CFPB can obtain cease and desist orders (which can include orders for restitution or rescission of contracts, as well as other kinds of affirmative relief) and monetary penalties which, as of January 15, 2025, range from $7,217 per day for minor violations of federal consumer financial laws (including the CFPB’s own rules) to $36,083 per day for reckless violations and $1,443,275 per day for knowing violations. The CFPB monetary penalty amounts are adjusted annually for inflation. (The CFPB has not yet announced inflation adjustments for the maximum amount of each civil penalty within its jurisdiction for 2026.) Also, where a company has violated Title X of the Dodd-Frank Act or CFPB regulations under Title X, the Dodd-Frank Act empowers state attorneys general and state regulators to bring civil actions for the kind of cease-and-desist orders available to the CFPB (but not for civil penalties).

Columbia Bank will continue to monitor developments related to the CFPB and its ongoing supervision and will continue to operate in accordance with the applicable requirements. Columbia Bank expects to continue to be regulated by the CFPB or the other regulatory agencies who also supervise its compliance with consumer financial protection requirements.

Guidance for Third-Party Relationships

In 2023, the Federal Reserve Board, OCC, and FDIC issued final interagency guidance on risk management of third-party relationships, including third-party lending relationships. The interagency guidance seeks to, among other things, promote consistency in third-party risk management and provide sound risk management guidance for third-party relationships commensurate with a bank’s risk profile and complexity as well as the criticality of the activity.

The interagency guidance outlines a five-stage life cycle that a banking organization should incorporate into its third-party risk management approach: (1) planning stage, to evaluate and consider how to manage risks before entering into a third-party relationship; (2) due diligence stage, to provide the banking organization with the information needed to evaluate whether it can appropriately identify, monitor, and control risks associated with the third-party relationship; (3) contract negotiation stage, to facilitate risk management and oversight and specify the expectations and obligations of both parties; (4) ongoing monitoring, to confirm the quality and sustainability of a third party’s controls and ability to meet contractual obligations, and to escalate and respond to significant issues or concerns when identified; and (5) termination of third party relationships for various reasons such as expiration or breach of the contract, or the third party’s failure to comply with applicable laws or regulations. The interagency guidance provides detailed recommendations for complying with each of these life cycle stages.

The final interagency guidance is directed to all banking organizations supervised by the Federal Reserve Board, OCC, and FDIC. Further rulemaking activity or guidance with respect to third party relationship risk management and banking-as-a-service arrangements (including with respect to deposit products and services) may be forthcoming.

Holding Company Regulation

General. Columbia Financial, Inc. will be a non-diversified savings and loan holding company within the meaning of the Home Owners’ Loan Act. As such, Columbia Financial, Inc. will be registered with the Federal Reserve Board and subject to the regulation, examination, supervision and reporting requirements applicable to savings and loan holding companies. As a result of Columbia Bank’s election to be treated as a covered savings association, the Federal Reserve Board will generally treat Columbia Financial, Inc. as a bank holding company even though it remains a savings and loan holding company under existing law. In addition, the Federal Reserve Board will have enforcement authority over Columbia Financial, Inc. and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings bank.

Permissible Activities. Due to Columbia Bank’s status as a covered savings association, the activities of Columbia Financial, Inc. will generally be limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to regulatory approval, and certain additional activities authorized by federal regulations. Federal law prohibits a bank holding company, including Columbia Financial, Inc., directly or indirectly, or through one or more subsidiaries, from acquiring control of more than 5% of the voting securities of another financial institution or financial institution holding company, without prior Federal Reserve Board approval. In evaluating applications by holding companies to acquire other financial institutions, the Federal Reserve Board considers factors such as the financial and managerial resources, future prospects of Columbia Financial and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

Capital. Columbia Financial, Inc. will be subject to consolidated regulatory capital requirements that are similar to those that apply to Columbia Bank. Columbia Financial was in compliance with these requirements as of March 31, 2026.

Source of Strength. The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The Federal Reserve Board has issued regulations requiring that all savings and loan holding companies serve as a source of strength to their subsidiary depository institutions. The Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices if the bank holding company fails to commit resources to such a subsidiary bank or if it undertakes actions that the Federal Reserve believes might jeopardize the bank holding company’s ability to commit resources to such subsidiary bank. Under these requirements, Columbia Financial, Inc. may in the future be required to provide financial assistance to Columbia Bank should it experience financial distress.

Dividends and Stock Repurchases. The Federal Reserve Board has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall supervisory financial condition. Separate regulatory guidance provides for prior consultation with Federal Reserve Bank staff concerning dividends in certain circumstances such as where Columbia Financial, Inc.’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or Columbia Financial, Inc.’s overall rate or earnings retention is inconsistent with Columbia Financial, Inc.’s capital needs and overall financial condition. The ability of a savings and loan holding company to pay dividends may be restricted if a subsidiary savings association becomes undercapitalized. The regulatory guidance also states that a savings and loan holding company should inform Federal Reserve Bank supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the savings and loan holding company is experiencing financial weaknesses or the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. The Federal Reserve will require Columbia Financial, Inc. to provide notification to the Federal Reserve prior to implementing any repurchase plan. The Federal Reserve also requires Columbia Financial to provide prior notification to the Federal Reserve prior to the announcement of a dividend from Columbia Bank to Columbia Financial. These regulatory policies may affect the ability of Columbia Financial, Inc. to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Acquisition. Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a savings and loan holding company. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of any class of Columbia Financial, Inc.’s outstanding voting stock, unless the Federal Reserve Board has found that the acquisition will not result in control of Columbia Financial, Inc. A change in control definitively occurs upon the acquisition of 25% or more of any class of Columbia Financial, Inc.’s outstanding voting stock. Upon the acquisition of 5% to 24.99% of any class of Columbia Financial, Inc. outstanding voting stock, control of Columbia Financial, Inc. may be presumed by the Federal Reserve Board if the stockholder has significant business relationships with Columbia Financial, Inc. or if the stockholder controls certain percentages of the members of Columbia Bank’s board of directors, each of which is defined by the Federal Reserve Board’s rules regarding the definition of control. Under the Change in Bank Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition.

Federal Securities Laws

Columbia Financial, Inc.’s common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Columbia Financial, Inc. will therefore be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

Future Legislation and Regulation

Laws, regulations and policies are continually under review by Congress and state legislatures and federal and state regulatory agencies. In addition to the specific legislation and regulations described above, future legislation and regulations or changes to existing statutes, regulations or regulatory policies applicable to Columbia Financial and its subsidiaries may affect the business, financial condition and results of operations in adverse and unpredictable ways and increase reporting requirements and compliance costs. The substance or impact of pending or future legislation or regulation, or the application thereof, cannot be predicted.

MANAGEMENT OF COLUMBIA FINANCIAL, INC.

Directors and Executive Officers of Columbia Financial, Inc. and Columbia Bank

Columbia Financial, Inc.’s board of directors consists of nine members, all of whom are independent under the current listing standards of the Nasdaq Stock Market, Inc., except for Thomas J. Kemly, who is the President and Chief Executive Officer of Columbia Financial and Columbia Bank, Dennis E. Gibney, who is the First Senior Executive Vice President, Chief Banking Officer of Columbia Financial and Columbia Bank, and James H. Wainwright, a current director of Columbia Bank and the former President and Chief Executive Officer of Freehold Bank, which was merged into Columbia Bank in October 2024. In determining the independence of its directors, the Board considered transactions, relationships or arrangements between Columbia Financial, Inc., Columbia Bank and its directors that are not required to be disclosed in this prospectus under the heading “Transactions with Related Persons.”

The board of directors of Columbia Financial, Inc. is divided into three classes with approximately three-year staggered terms, with approximately one-third of the directors elected each year. In accordance with our Articles of Incorporation, Columbia Financial, Inc.’s staggered board will be fully declassified over a six-year period and beginning with our 2032 annual meeting, at which time all directors will stand for annual election.

Upon the closing of the acquisition of Northfield Bancorp, the boards of directors of Columbia Financial, Inc. and Columbia Bank will be increased to thirteen members and four members of the existing board of directors of Northfield Bancorp will be appointed to fill the newly created vacancies at Columbia Financial, Inc. and Columbia Bank, one of whom will be Steven M. Klein, as of immediately prior to the closing of the merger (“legacy Northfield Bancorp directors”). On June 23, 2026, the boards of directors of Columbia Financial, Inc. and Columbia Bank approved the appointment of the following legacy Northfield Bancorp directors to fill the newly created vacancies on the boards of directors upon the closing of the merger: Steven M. Klein, John P. Connors, Jr., Timothy C. Harrison and Paul V. Stahlin. Mr. Klein will be an executive officer of Columbia Financial, Inc. and Columbia Bank upon the closing of the acquisition and therefore the board of directors has determined that he will not be independent per the listing standards of the Nasdaq Stock Market, Inc.

Information regarding the board of directors of Columbia Financial, Inc. is provided below, followed by information regarding the legacy Northfield Bancorp directors that will be appointed to the board of directors upon the closing of the merger. Unless otherwise stated, each director has held his or her current occupation for the last five years. The age indicated for each individual is as of December 31, 2025. There are no family relationships among the directors, nominees, or executive officers. The indicated period of service as a director includes service as a director of Columbia Financial, Inc., Columbia Financial and Columbia Bank.

The following directors have terms ending in 2027:

Dennis E. Gibney — Mr. Gibney serves as the First Senior Executive Vice President, Chief Banking Officer of Columbia Financial, Inc. and Columbia Bank. Mr. Gibney was appointed as Executive Vice President and Chief Financial Officer of Columbia Financial and Columbia Bank in 2014 and was subsequently designated as Senior Executive Vice President in May 2025. Mr. Gibney was appointed to the boards of directors of Columbia Financial, Inc. and Columbia Bank in 2026. Mr. Gibney has extensive experience in financial matters, strategic planning and mergers and acquisitions all of which affords the board of directors with valuable insight regarding the business and operations of Columbia Financial, Inc. and Columbia Bank. Age 52.

Michael Massood — Mr. Massood is President of Massood & Company, P.A., CPAs, a certified public accounting firm. As a certified public accountant, Mr. Massood provides the board of directors with critical experience regarding accounting and financial matters. Mr. Massood has served on the board of directors since 2003. Mr. Massood’s extensive experience in the local banking industry and involvement in business and civic organizations in the communities Columbia Bank serves affords the board of directors valuable insight regarding the business and operation of Columbia Bank. Age 72.

Elizabeth E. Randall — Ms. Randall recently completed 14 years as the Commissioner of the Bergen County Improvement Authority and also currently serves as a member of the audit committee of the New Jersey Municipal Excess Liability Insurance Fund. From 2004 to 2006, Ms. Randall served on the Bergen County Board of Chosen Freeholders. Prior to that, Ms. Randall served as the New Jersey Commissioner of Banking and Insurance. Ms. Randall also served as a member of the board of directors of the YWCA of Northern New Jersey. Ms. Randall has served on the board of directors since 2003. Ms. Randall’s service as an elected and appointed government official, as well as her prior bank regulatory experience, provides the board of directors with invaluable insight into the needs of the local communities that Columbia Bank serves. Age 72.

The following directors have terms ending in 2028:

Noel R. Holland — Mr. Holland was a partner in the law firm of Andersen & Holland, located in Midland Park, New Jersey, from January 1976 until his retirement in 2017. Mr. Holland’s expertise as a partner in a law firm, and his real estate transactional experience and involvement in business and civic organizations in the communities Columbia Bank serves, provide the board of directors with valuable insight. Mr. Holland has served on the board of directors since 1995. Mr. Holland’s years of providing legal counsel and operating a law office position him well to continue to serve as a director of a public company. Age 75.

James M. Kuiken — Mr. Kuiken has served as the Director of Operations of Roche Molecular Systems, Inc., a company that develops, manufactures and supplies diagnostic and blood screening test products, since April 2014. Prior to that time, Mr. Kuiken served in various other capacities at Roche Molecular Systems, Inc. Mr. Kuiken has served on the board of directors since 2020. Mr. Kuiken’s extensive experience with respect to operational matters at a large multinational corporation provides the board of directors with valuable insight into the operational and business needs of Columbia Financial and Columbia Bank. Age 55.

James H. Wainwright — Mr. Wainwright was appointed to the board of directors of Columbia Bank on October 5, 2024. Mr. Wainwright is the former president and chief executive officer of Freehold Bank and served as the chief financial officer from 2010 to 2013. Mr. Wainwright has over 30 years of senior executive management, financial operations, investment and asset/liability management, and regulatory experience for leading institutions in New Jersey. He has memberships with the following organization: New Jersey Banking Association, New Jersey Community Bankers Association, Downtown Freehold Association, NJ Bankers Mutual Savings Bank, Financial Managers Society, Northern New Jersey Bankers Association, and South Jersey Bankers Association. Mr. Wainwright was appointed to the board of directors of Columbia Financial, Inc. in 2026 and has served on the board of directors of Columbia Bank since 2024. Mr. Wainwright’s experience as a former chief executive officer of a financial institution and as a board member of Columbia Bank along with his knowledge of local communities provides the board of directors with valuable insights into the operational and business needs of Columbia Financial, Inc. and Columbia Bank. Mr. Wainwright holds a B.A. in Accounting and Business Administration with a concentration in Management. Age 64.

The following directors have terms ending in 2029:

Thomas J. Kemly — Mr. Kemly was appointed President and Chief Executive Officer of Columbia Bank in 2012 and has served as board member since 2006. He has since led Columbia Bank on a steady growth trajectory by spearheading organic growth, Columbia Financial, Inc.’s IPO and strategic acquisitions. With over 40 years of experience, Mr. Kemly has been an active and influential figure in banking. Most recently, Mr. Kemly was elected to the Federal Home Loan Bank of New York’s board of directors and was named to the Power 100 List by NJBIZ, a statewide business publication. Mr. Kemly’s extensive experience in the local banking industry and involvement in business and civic organizations in the communities Columbia Bank serves affords the board of directors valuable insight regarding the business and operation of Columbia Bank. Mr. Kemly’s knowledge of Columbia Financial’s and Columbia Bank’s business and history, combined with his success and strategic vision, position him well to continue to serve as our President and Chief Executive Officer. Age 67.

Lucy Sorrentini — Ms. Sorrentini is a Strategy Consultant and Certified Executive Coach and the Founder and CEO of Impact Consulting, LLC, a woman and minority-owned human capital and organizational development consulting firm headquartered in New York. Prior to starting her own firm, Ms. Sorrentini was a Member of the Global Human Resources Executive Team and Chief Diversity and Inclusion Officer at Booz Allen Hamilton. Ms. Sorrentini also serves as the Chair and Strategic Advisor of the New York Women’s Foundation’s Latina Philanthropy Circle, Girls Incorporated and the Acceleration Project. Ms. Sorrentini has served on the board of directors since 2020. Ms. Sorrentini’s extensive experience with respect to human capital strategy, and human resources, provides the board of directors with valuable insight into the operational and business needs of Columbia Financial and Columbia Bank. Age 61.

Robert Van Dyk — Mr. Van Dyk is the President and Chief Executive Officer of Van Dyk Health Care, a health care services company, since 1994 and the President and Chief Executive Officer of two other hospitals since 1980. He serves on many charitable and civic organizations, including colleges, universities, hospitals, religious organizations and foundations within the communities that Columbia Bank serves. In addition, Mr. Van Dyk has been actively involved in various organizations for the past 20 years, and he served as Chairman of the Board of two separate national health care organizations. Mr. Van Dyk has served on the board of directors since 2003. Mr. Van Dyk’s strong business background, as well as his experience and expertise with respect to regulated industries, provides the board of directors with invaluable insight into the needs of the local communities that Columbia Bank serves. Age 73.

Legacy Northfield Bancorp Directors

Upon the closing of the merger, Steven M. Klein, the current chairman, chief executive officer and president will be appointed as Senior Executive Vice President and Chief Operating Officer of Columbia Financial, Inc. and Columbia Bank and will be appointed to the boards of directors of Columbia Financial, Inc. and Columbia Bank. In addition, John P. Connors, Jr., Timothy C. Harrison and Paul V. Stahlin, who are currently legacy Northfield Bancorp directors, will also be appointed to the boards of directors of Columbia Financial, Inc. and Columbia Bank. Information regarding each such individual’s experience is set forth below.

Steven M. Klein — Mr. Klein is a licensed Certified Public Accountant, with strong leadership and analytical skills. Mr. Klein has over 35 years of experience in banking and financial reporting, including SEC reporting. Mr. Klein has served as the chief executive officer of Northfield Bancorp and Northfield Bank since 2017. Mr. Klein was a partner at KPMG LLP, Short Hills, New Jersey, in its Community Banking Practice where he worked from 1986 until 2005. Mr. Klein earned a Bachelor of Science degree in business and accounting from Montclair State University and is a Certified Public Accountant registered in the State of New Jersey, and a member of AICPA and New Jersey Society of Certified Public Accountants. Mr. Klein’s years of experience in banking and financial reporting and his involvement in the local communities in which Columbia Bank will operate following the merger will provide the board of directors with valuable insight into the needs of our combined local communities as well as with respect to financial and accounting matters. Age 60.

John P. Connors, Jr. — Mr. Connors serves as Managing Partner of Connors & Connors, P.C. Mr. Connors has over 40 years of business experience as a practicing attorney. Mr. Connors is admitted to practice in the state and federal courts of New York and New Jersey and the District of Columbia. He represents Fortune 500 corporations and parishes and religious orders within the Archdiocese of New York. Mr. Connors is involved in local professional and community organizations including the Richmond County and New York State Bar Associations. Mr. Connors has strong risk management skills and in-depth knowledge of contract and professional liability law. Mr. Connors also has significant knowledge of and relationships with the residents and businesses located in Staten Island, New York. Age 69.

Timothy C. Harrison — Mr. Harrison is a principal of TCH Realty & Development Co., LLC, and affiliated partnerships, which develop retail, office and residential projects, and is a licensed attorney in the State of New York and the Commonwealth of Pennsylvania. Mr. Harrison has extensive knowledge of real estate development and real estate law and possesses strong finance and audit skills. Mr. Harrison is involved in several local professional and community organizations. Age 68.

Paul V. Stahlin — Mr. Stahlin is a former financial services executive. He was employed by Fulton Financial Corporation as Chief Executive Officer and/or President of its banking affiliates, including Somerset Valley Bank, Skylands Community Bank, and as Regional President of Fulton Bank of New Jersey. In addition to his banking industry knowledge and experience for more than forty-five years, Mr. Stahlin is a licensed Certified Public Accountant, a Chartered Global Management Accountant and a Fellow Chartered Management Accountant. He is also designated as an audit committee financial expert under the SEC’s rules and regulations for Northfield Bancorp. In addition to his expertise in audit, Mr. Stahlin is an experienced Chief Executive Officer and business leader having served in such roles at various companies over the years. Age 73.

Senior Executive Officers of Columbia Financial, Inc. and Columbia Bank Who Are Not Also Directors

John Klimowich — Mr. Klimowich was appointed Executive Vice President and Chief Risk Officer of Columbia Financial and Columbia Bank in 2013 and was subsequently designated as a Senior Executive Vice President in 2024. Mr. Klimowich began working for Columbia Bank in 1985 and held various positions in the accounting department. Mr. Klimowich was promoted to Senior Vice President, Controller in March 2002 and served Columbia Bank in that capacity until his appointment as Executive Vice President and Chief Risk Officer in 2013. Mr. Klimowich holds a Bachelor’s degree in Economics from William Paterson University and an MBA in Accounting from Seton Hall University. Age 62.

Oliver E. Lewis, Jr. — Mr. Lewis was appointed Executive Vice President and Head of Commercial Banking of Columbia Financial and Columbia Bank in January 2021 and was subsequently designated as a Senior Executive Vice President in June 2024. Mr. Lewis began working for Columbia Bank in 2019 and served as Senior Vice President, Commercial Banking Market Manager until his appointment as Executive Vice President and Head of Commercial Banking. In this role, Mr. Lewis is responsible for the commercial banking division consisting of Columbia Bank’s commercial & industrial, SBA, middle market, commercial real estate and construction lending activities, treasury management sales and the business development department. Prior to joining Columbia Bank, Mr. Lewis served as a Market Executive at JPMorgan Chase and Treasury Services, Regional Sales Executive. Mr. Lewis holds a Bachelor’s degree in Aviation Administration from Embry-Riddle Aeronautical University and received an MBA from Rutgers University. Age 61.

Allyson Schlesinger was appointed Executive Vice President and Head of Consumer Banking of Columbia Financial and Columbia Bank in 2018 and was subsequently designated as a Senior Executive Vice President in June 2024. In this role, Ms. Schlesinger is responsible for the retail banking, retail lending, wealth management and marketing divisions of Columbia Bank. Ms. Schlesinger was previously with Citigroup, Inc. for 25 years, most recently as its Managing Director, U.S. Retail and Division Manager for Citigroup, Inc. in the New York City and New Jersey markets. Ms. Schlesinger holds a Bachelor’s degree from the University of Michigan. Age 54.

Manesh Prabhu was appointed Executive Vice President, Chief Information Officer of Columbia Financial and Columbia Bank in October 2022. In this role, Mr. Prabhu is responsible for Columbia Bank’s information systems and digital banking. Mr. Prabhu has over 20 years of experience at leading institutions including People’s United Bank N.A. Most recently, he held the title of Chief Technology Officer where he led the IT strategy and technology transformation for People’s United. Through his nearly 20-year tenure and senior leadership roles at People’s United, Mr. Prabhu led enterprise architecture, data architecture, IT governance, business intelligence, marketing analytics, and data quality with a heavy focus on digital transformation. Mr. Prabhu holds an MBA from Thiagarajar School of Management (TSM) — Madurai Kamaraj University in India and a Bachelor of Technology in Electrical & Electronics Engineering from Rajiv Gandhi Institute of Technology (RIT) — Mahatma Gandhi University in India. Age 51.

Mayra L. Rinaldi was appointed Executive Vice President, Corporate Governance and Culture of Columbia Financial and Columbia Bank in December 2022. In this role, Mrs. Rinaldi is responsible for overseeing the Corporate Governance, Executive Administration, Community Development and Corporate Facilities departments of Columbia Financial and Columbia Bank. She is also responsible for Columbia Financial’s and Columbia Bank’s regulatory and SEC compliance requirements, ESG strategy, as well as community support initiatives consisting of Team Columbia, Community Reinvestment Act (CRA) outreach and the

Columbia Bank Foundation. Mrs. Rinaldi is also responsible for providing executive oversight and monitoring of Columbia Financial’s and Columbia Bank’s culture to ensure that it remains aligned with Columbia’s Creed of Shared Values, which is designed to ensure that all policies, products, and services, and actions throughout Columbia Financial and Columbia Bank allow team members to always act in the best interests of customers, coworkers, communities and stockholders. Mrs. Rinaldi has over 20 years of experience at Columbia Bank, having joined Columbia Bank in 2000 and serving in various roles since that time. Most recently, Mrs. Rinaldi served as Columbia Bank’s Senior Vice President, Corporate Governance since 2014. Mrs. Rinaldi holds a Bachelor of Science degree in Finance from Kean University and is a graduate of the Stonier School of Banking. Age 42.

Thomas Splaine, Jr. was appointed Executive Vice President and Chief Financial Officer of Columbia Financial and Columbia Bank in January 2026 and, prior to that time, had served as First Senior Vice President and Chief Accounting Officer of Columbia Financial and Columbia Bank since February 2025. Mr. Splaine has over 35 years of experience in banking, finance and accounting, mergers and acquisitions, investor and regulatory relations, and strategic planning. Before joining Columbia Financial and Columbia Bank, Mr. Splaine previously served as Executive Vice President and Chief Financial Officer of Lakeland Bancorp, Inc. and Lakeland Bank and, before that, served as Senior Vice President and Chief Financial Officer of Investors Bancorp and Investors Bank. Prior to that, Mr. Splaine was a Senior Audit Manager at KPMG. Mr. Splaine holds a Master of Business Administration and a Bachelor of Science in Accounting from Rider University. Age 60.

Corporate Governance

Columbia Financial periodically reviews its corporate governance policies and procedures to ensure that Columbia Financial meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern Columbia Financial’s operations. As part of this periodic corporate governance review, the board of directors reviews and adopts best corporate governance policies and practices for Columbia Financial.

Director Independence

Nasdaq Listing Rules require that a majority of our directors and each member of our Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee be independent. A director may be determined to be independent only if the Board has determined that he or she has no relationship with Columbia Financial that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Nominating/Corporate Governance Committee advises and makes recommendations to the full board of directors regarding director independence. After considering the committee’s recommendations, the board of directors affirmatively determined that all current members of the board of directors, other than Mr. Kemly, Mr. Gibney and Mr. Wainwright are independent directors and independent for purposes of the committees on which they serve in accordance with applicable Nasdaq and SEC independence rules and requirements. The board of directors determined that Mr. Kemly and Mr. Gibney are not independent because they are named executive officers of Columbia Financial, Inc. and Columbia Financial. With respect to Mr. Wainwright, the board of directors has determined that he is not independent because he served as president and chief executive officer of Freehold Bank, which was a subsidiary of Columbia Bank from December 2021 until October 2024, at which time it was merged into Columbia Bank and Mr. Wainwright ceased to be an executive officer. Following the completion of our acquisition of Northfield Bancorp, Steven M. Klein will not be considered independent under the listing standards of the Nasdaq Stock Market, Inc. because he will be an executive officer of Columbia Financial, Inc.

To determine the independence of the directors, the board of directors considered certain transactions, relationships, or arrangements between those directors, their immediate family members, or their affiliated entities, on the one hand, and Columbia Financial, on the other hand. Certain directors, their respective immediate family members, and/or affiliated entities have deposit or credit relationships with Columbia Bank in the ordinary course of business. The board of directors determined that these transactions, relationships, or arrangements were made in the ordinary course of business, were made on terms comparable to those that could be obtained in arms’ length dealings with an unrelated third party, were not criticized or classified, non-accrual, past due, restructured or a potential problem, complied with applicable banking laws, and did not otherwise impair any director’s independence.

Code of Ethics and Business Conduct

Columbia Financial has adopted a Code of Ethics and Business Conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer and persons performing similar functions. The Code of Ethics and Business Conduct is available upon written request to Corporate

Secretary, Columbia Financial, Inc., 19-01 Route 208 North, Fair Lawn, New Jersey 07410 and on Columbia Financial’s website at http://ir.columbiabankonline.com. If Columbia Financial amends or grants any waiver from a provision of the Code of Ethics and Business Conduct that applies to its executive officers, it will publicly disclose such amendment or waiver on its website and as required by applicable law, including by filing a Current Report on Form 8-K with the SEC.

Board Leadership Structure

Our board of directors has determined that the separation of the offices of Chair of the Board and President and Chief Executive Officer enhances Board independence and oversight. Moreover, the separation of the positions of Chair of the Board and President and Chief Executive Officer enables the President and Chief Executive Officer to focus on his responsibilities of running Columbia Financial and Columbia Bank and expanding and strengthening our franchise while enabling the Chair of the Board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Consistent with this determination, Noel R. Holland, who is independent under the listing requirements of the Nasdaq, serves as Chair of the Board and Thomas J. Kemly serves as President and Chief Executive Officer.

Board Oversight of Risk

Our board of directors believes that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. Our board of directors, both directly and through its committees, is responsible for overseeing our risk management processes, with each of the committees of our board of directors assuming a different and important role in overseeing the management of the risks Columbia Financial faces. The Risk Committee, which is comprised of the independent members of the board of directors, oversees the identification and management of the various risks we face including, among other things, financial, credit, collateral, consumer compliance, operational, Bank Secrecy Act, fraud, cyber-security, vendor, and insurable risks.

The Audit Committee of the board of directors is responsible for overseeing risks associated with financial matters (particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting). The Compensation Committee of the board of directors has primary responsibility for risks and exposures associated with our compensation policies, plans and practices, regarding both executive compensation and Columbia Financial’s compensation structure. In particular, our Compensation Committee, in conjunction with our President and Chief Executive Officer and other members of our management, as appropriate, reviews our incentive compensation arrangements to ensure these programs are consistent with applicable laws and regulations, including safety and soundness requirements, and do not encourage imprudent or excessive risk-taking by our employees. The Compensation Committee is also responsible for oversight of our policies and strategies relating to human capital management. The Nominating/Corporate Governance Committee of the board of directors oversees risks associated with the independence of our board of directors and potential conflicts of interest and also is responsible for review and oversight of our corporate responsibility policies and activities.

Our senior management is responsible for implementing our risk management processes by assessing and managing the risks we face, including strategic, operational, regulatory, investment and execution risks, on a day-to-day basis, and reporting to our board of directors regarding our risk management processes. Our senior management is also responsible for creating and recommending to our board of directors for approval appropriate risk appetite metrics reflecting the aggregate levels and types of risk we are willing to accept in connection with the operation of our business and pursuit of our business objectives.

The role of our board of directors in our risk oversight is consistent with our leadership structure, with our President and Chief Executive Officer and the other members of senior management having responsibility for assessing and managing our risk exposure, and our board of directors and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systemic, and effective approach for identifying, managing and mitigating risks throughout our operations.

Insider Trading Arrangements and Policies

We have adopted insider trading policies and procedures governing the purchase, sale, and other dispositions of our common stock by all directors, officers, employees and Columbia Financial, Inc. itself that have been reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards of the Nasdaq Stock Market, Inc. A copy of the policy is filed as Exhibit 19 to Columbia Financial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our board of directors and our committees. All members of Columbia Financial, Inc.’s board of directors also serve on Columbia Bank’s board of directors. In the fiscal year ended December 31, 2025, the boards of directors of Columbia Financial and Columbia Bank held seven joint regular meetings, the board of directors of Columbia Bank held one regular meeting, and the boards of directors of Columbia Financial and Columbia Bank held 11 joint special board meetings. No director attended fewer than 75% of the total meetings of Columbia Financial’s board of directors and committees on which such director served.

The board of directors of Columbia Financial and Columbia Bank maintain an Audit Committee, a Compensation Committee, a Nominating/Corporate Governance Committee, a Risk Committee, an Operations and Strategic Planning Committee and a Technology Committee. The board of directors has adopted a written charter for each committee that, among other things, specifies the scope of each committee’s rights and responsibilities. A copy of the Audit Committee Charter, the Compensation Committee Charter and the Nominating/Corporate Governance Committee Charter is available in the Investor Relations section of Columbia Financial’s website at http://ir.columbiabankonline.com.

The following table identifies the standing committees of Columbia Financial, Inc. and their members as of the date of this prospectus. All members of the Audit Committee, Compensation Committee, Nominating/Corporate Governance Committee and Risk Committee are independent in accordance with the listing standards of the Nasdaq Stock Market, Inc.

Director	Audit Committee		Compensation Committee		Nominating/ Corporate Governance Committee		Risk Committee		Technology Committee		Operations/ Strategic Planning Committee

Dennis E. Gibney									✓		✓

Noel R. Holland	✓		✓		✓		✓	*	✓	*	✓

Thomas J. Kemly									✓		✓

James M. Kuiken	✓				✓		✓		✓

Michael Massood	✓	*			✓		✓		✓

Elizabeth E. Randall			✓	*	✓		✓				✓

Lucy Sorrentini	✓		✓				✓				✓

Robert Van Dyk			✓		✓	*	✓				✓

James H. Wainwright									✓		✓

*	Denotes Chairperson

The following is a description of each of the committees of the board of directors of Columbia Financial, Inc.

Audit Committee. The Audit Committee assists the board of directors in discharging its duties related to the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditors’ qualifications, independence and performance, the performance of our internal audit function, our accounting and financial reporting process and financial statement audits. The board of directors has determined that Michael Massood is an audit committee financial expert under the rules of the Securities and Exchange Commission.

All members of the Audit Committee are independent and meet the additional Nasdaq and SEC independence standards for Audit Committee members.

Compensation Committee. The responsibilities of the Compensation Committee include: (i) overseeing Columbia Financial’s overall compensation structure, policies and programs, and assessing whether the our compensation structure establishes appropriate incentives for management and employees; (ii) reviewing and approving annually the corporate goals and objectives applicable to the compensation of the chief executive officer evaluating annually the chief executive officer’s performance in light of these goals and objectives, and recommending the chief executive officer’s compensation level based on this evaluation; (iii) in collaboration with the chief executive officer, reviewing and evaluating the performance of the our executive officers and approving such other executive officers’ compensation and benefits; (iv) administering our incentive compensation and equity-based plans; reviewing and approving employment or severance arrangements or plans; (v) reviewing our incentive compensation arrangements to determine whether they encourage any excessive risk-taking, reviewing at least annually the relationship between risk management policies and practices and compensation and evaluating compensation policies and practices that could mitigate any such risk; (vi) retaining such compensation consultants, legal counsel or other advisors as it deems necessary or appropriate for it to carry out its duties; (vii) approving equity awards as permitted by the terms of any equity based plan; (viii) reviewing and making recommendations to the board of directors with respect to the compensation of the our non-employee directors; (ix) developing a succession plan for our executive officer positions and developing and evaluating potential candidates for succession; (x) oversight of our policies and strategies relating to human capital management; and (xi) reviewing the Compensation Committee’s performance and the adequacy of its charter on an annual basis. All members of the committee are independent and meet the additional Nasdaq and SEC independence standards for Compensation Committee members.

Nominating/Corporate Governance Committee. The responsibilities of the Nominating/Corporate Governance Committee include: (i) developing policies on the size and composition of our board of directors; (ii) developing and recommending to the board of directors criteria to be used in identifying and selecting nominees for director; (iii) reviewing possible candidates for election to the board of directors; (iv) recommending to the board of directors candidates for election or re-election to the board of directors; (v) recommending committee structure, composition and assignments; (vi) conducting an annual performance evaluation of the board of directors and its committees; (vii) reviewing our strategies and policies regarding environmental, social and governance matters; (viii) providing for orientation of new board members and continuing education and development opportunities for board members; and (ix) reviewing the committee’s performance and the adequacy of its charter on an annual basis. All members of the committee are independent.

Risk Committee. The Risk Committee oversees the identification and management of the various risks we face including, among other things, financial, credit, collateral, consumer compliance, operational, Bank Secrecy Act, fraud, cyber-security, vendor and insurable risks. All members of the committee are independent.

Technology Committee. The Technology Committee oversees our technology operations, including oversight of our information security and cybersecurity risk management.

Operations and Strategic Planning Committee. The Operations and Strategic Planning Committee oversees our strategic planning initiatives, including oversight of our strategic plan.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee of Columbia Financial, Inc. or Columbia Financial is or has been an officer or employee of Columbia Bank, and no executive officer of Columbia Bank served on the compensation committee or board of any company that employed any member of Columbia Financial, Inc.’s Compensation Committee or board of directors. None of the members of the Compensation Committee had a relationship that would require disclosure under “Transactions with Related Persons” caption, except as may be described under that section of this prospectus.

Corporate Responsibility

The Nominating/Corporate Governance Committee is responsible for reviewing Columbia Financial’s strategies, activities, and policies regarding sustainability and other environmental, social and governance related matters and to make recommendations to the board of directors with respect to such matters. Additionally, the Compensation Committee is designated with the oversight of human capital management.

To support our corporate responsibility initiatives, Columbia Financial has a Corporate Responsibility Committee, which is chaired by the Executive Vice President, Corporate Governance & Culture, and supported by various cross-functional members representing Human Resources, Risk Management, Community Development, Facilities and Executive Leadership.

Columbia Financial issued its 2026 Corporate Responsibility Report in April 2026.

Executive Compensation

Compensation Discussion and Analysis

Our compensation discussion and analysis provides a detailed description of our executive compensation philosophy, plans and programs, and the factors used by the Compensation Committee for determining 2025 compensation for our

Named Executive Officers, identified pursuant to the rules of the SEC. For fiscal year 2025, the following executive officers comprised Columbia Financial’s Named Executive Officers (collectively, our “NEOs”):

Named Executive Officer	Title
Thomas J. Kemly	President and Chief Executive Officer
Dennis E. Gibney(1)	Senior Executive Vice President and Chief Financial Officer
John Klimowich	Senior Executive Vice President and Chief Risk Officer
Oliver E. Lewis, Jr.	Senior Executive Vice President and Head of Commercial Banking
Allyson Schlesinger	Senior Executive Vice President and Head of Consumer Banking

(1)	Effective January 29, 2026, Mr. Gibney was promoted to First Senior Executive Vice President and Chief Banking Officer of Columbia Financial, Inc., Columbia Financial and Columbia Bank.

Executive Compensation Philosophy

The Compensation Committee is committed to providing competitive, market-based total compensation programs that are aligned with our short- and long-term business strategies, tied to the performance of Columbia Financial and aligned with the long-term interests of our stockholders. The Compensation Committee achieves these objectives by using a combination of base salary, incentive-based cash awards and long-term incentive equity awards. Columbia Financial believes this mix of these compensation elements provides Columbia Financial’s NEOs with compensation that is reasonable and competitive within Columbia Financial’s market area, consistent with prudent banking practices, and also appropriately reflects Columbia Financial’s performance and the individual’s contributions to that performance.

Columbia Financial’s compensation philosophy recognizes the importance of individual achievements while also emphasizing overall corporate achievements. As such, our short-term and long-term incentive programs are heavily weighted toward the achievement of specific corporate goals.

In order to achieve these goals and consistent with our philosophy to provide a target reward when Columbia Financial meets its goals, our compensation program is comprised of four components: base salary, annual short-term cash incentives, long-term equity incentive compensation and benefit programs.

Elements of 2025 Executive Compensation Program

The various elements of our 2025 compensation program are intended to reflect our compensation philosophy and: (i) provide an appropriate level of financial certainty through fixed compensation, (ii) ensure that a significant portion of the compensation program is at-risk based on performance, (iii) ensure that at least 50% of equity compensation is at-risk based on performance, and (iv) create a balance of short-term and long-term incentives.

COMPENSATION ELEMENT	PURPOSE	2025 ACTIONS
Base Salary

•

Provide financial predictability and stability through fixed compensation;

•

Provide a salary that is market competitive;

•

Promote the retention of executives; and

•

Provide fixed compensation that reflects the scope, scale, and complexity of the executive’s role.

•

Base salaries are subject to annual review in December of each year based on the Compensation Committee’s assessment of the executive’s individual performance during the year, a review of peer group practices for similar positions and consideration of base salary in relation to incentive compensation opportunities. Following such review, in September 2024 the Compensation Committee increased the base salaries for our NEOs.

Performance Annual Incentive Program (“PAIP”)	• Align management and stockholder interests; • Provide appropriate incentives to achieve our annual strategic plan;	• The 2025 PAIP (as defined herein) remained consistent with the prior year and included the same three corporate performance measures,

COMPENSATION ELEMENT	PURPOSE	2025 ACTIONS

•

Provide market competitive cash compensation when targeted performance objectives are met;

•

Provide appropriate incentives to exceed targeted results; and

•

Pay meaningful incremental cash awards when results exceed target and pay below market cash awards when results are below target.

while individual scorecards changed as is consistent with past practice.

•

In February 2026, the Compensation Committee reviewed and approved all NEO incentive cash payouts for 2025 based on the extent to which the performance goals were achieved.

Long-Term Incentive Program (“LTIP”)

•

Align management and long-term stockholder interests;

•

Balance the short-term nature of other compensation elements with long-term retention of executive talent;

•

Focus our executives on the achievement of long-term strategies and results;

•

Create and sustain stockholder value; and

•

Support the growth and operational profitability of Columbia Financial.

•

In March 2025, each NEO was granted equity awards under the 2025 LTIP, which consisted of a combination of 50% performance-based restricted stock and 50% time-vested stock options.

•

The performance awards granted under the 2025 LTIP have a three-year performance period from January 1, 2025 through December 31, 2027.

•

The time-based option awards vest annually at a rate of one-third per year.

Compensation Tied to Performance

Consistent with our philosophy that a significant portion of the pay of our Named Executive Officer is at-risk compensation, we align the compensation of our executives with the interests of our stockholders by ensuring that a majority of our executives’ pay is at risk and depends on performance.

2025 CEO Target Compensation	2025 NEO Target Compensation

“Say on Pay Vote” Results

On June 6, 2025, stockholders of Columbia Financial voted on a non-binding resolution to approve the compensation for the NEOs, commonly referred to as a “Say on Pay” vote. The resolution was approved with an affirmative vote of 99.2% of votes cast, which reflects a strong vote of confidence in our executive compensation program and practices.

Our Executive Compensation Program

Our 2025 executive compensation program was based on the compensation philosophy adopted by our Compensation Committee and reflected the advice of the Compensation Committee’s independent compensation consultant. The Compensation Committee is guided by the following key principles in determining the compensation structure for our executives:

WHAT WE DO	WHAT WE DO NOT DO

✓  Use an independent compensation consultant that is retained by and reports to the Compensation Committee

✓  Have significant stock ownership guidelines for our executives and directors

✓  Use competitive benchmarking for NEO compensation and non-employee director compensation

✓  Use meaningful incentives in our executives’ compensation that create long-term stockholder value while not incentivizing excessive risk-taking

✓  Grant equity that vests over multiple years

✓  Have short- and long-term incentive plans based on performance

✓  Limit the number of perquisites to NEOs

✓  Tie incentive compensation to a recoupment policy

✓  Perform an annual assessment of the risk of Columbia Financial’s incentive compensation programs

X  No tax gross ups

X  No pledging of our stock

X  No hedging of our stock

X  No unapproved trading plans

X  No dividends on unvested/unearned equity

X  No excessive risk creation

X  No repricing of stock options

X  No “single trigger” change in control severance under employment agreements

Our Executive Compensation Governance and Practices

Role of Compensation Committee

The Compensation Committee is made up of independent directors as required under the Nasdaq listing rules. Details on the Compensation Committee’s functions are described in the Compensation Committee’s charter, which has been approved by the Board and is available on our Investor Relations website.

The Compensation Committee has the authority to obtain advice and assistance from internal or external legal, human resources, accounting or other experts, advisors, or consultants as it deems desirable or appropriate. The Compensation Committee has sole authority to retain and terminate any compensation consultant and to approve the fee arrangements and the terms of engagement. For 2025, the Compensation Committee engaged an independent compensation consultant, which specializes in executive compensation.

During 2025, the Compensation Committee reviewed and approved all aspects of the compensation plans and policies applicable to the NEOs, including participation and performance measures. In carrying out its duties, the Compensation Committee considered the relationship of corporate performance to total compensation, set salary and incentive compensation levels, and reviewed the adequacy and effectiveness of various compensation and benefit plans. The Chair of the Compensation Committee reported the committee actions to the Board following each committee meeting.

Role of the CEO

The Compensation Committee worked closely with Mr. Kemly to review and discuss his recommendations for the NEOs and other executive officers. The Compensation Committee also considered the market and peer group analysis provided by the compensation consultant to assess market practices, the mix of fixed and variable compensation, and the levels of compensation for each named executive officer. In consultation with Mr. Kemly, the Compensation Committee determined to increase base salaries for the NEOs in 2025 based on individual performance and to better align base salaries with market median levels.

The Compensation Committee reviewed and accepted the self-evaluation (including relevant quantitative and qualitative accomplishments) of Mr. Kemly for the 2025 calendar year and provided feedback to Mr. Kemly. The Compensation Committee used this evaluation in making compensation decisions concerning Mr. Kemly and, as recommended by the Chair of the Compensation Committee for the 2025 calendar year, determined to increase Mr. Kemly’s base salary based on individual performance, general market movement in base salaries anticipated for 2025, and to better align base salary with the market median. Mr. Kemly does not make recommendations with respect to his own compensation or participate in the deliberations regarding the setting of his own compensation. Decisions related to Mr. Kemly’s 2025 compensation opportunities were made independently by the committee in consultation with its independent compensation consultant.

Role of Management

Members of our senior management team attend regular meetings in which executive compensation, Company performance, individual performance and competitive compensation levels and practices are discussed and evaluated. Only the Compensation Committee members can vote on decisions regarding NEO compensation.

The Compensation Committee believes that even the best advice of a compensation consultant or other outside advisors must be combined with the input from senior management and the Compensation Committee’s own individual experiences and judgment to arrive at the proper alignment of compensation philosophy, programs, and practices. Members of senior management worked with the Compensation Committee to provide perspectives on reward strategies and how to align those strategies with Columbia Financial’s business and management retention goals. They provided feedback and insights into the effectiveness of Columbia Financial’s compensation programs and practices. The Compensation Committee looked to the CEO, other members of executive management, and outside legal counsel for advice in the design and implementation of compensation plans, programs, and practices. In addition, the chief executive officer, and other members of executive management at times attended portions of Compensation Committee meetings to participate in the presentation of materials and to discuss management’s point of view regarding compensation issues.

Role of Independent Compensation Consultant

The Compensation Committee has retained the services of an independent compensation consultant, Pearl Meyer (“Pearl Meyer”) since 2022, to perform a competitive assessment of Columbia Financial’s executive and non-employee director compensation programs, as well as to provide guidance on the changing regulatory environment governing executive compensation. The annual executive and director assessments include, but are not limited to, an assessment of Columbia Financial’s financial performance relative to its peers, an assessment of Columbia Financial’s compensation program compared to its peers, recommendations for total cash compensation opportunities (base salary and cash incentives), and a comparative benchmark study of executive compensation and non-employee director compensation. Since 2022, Pearl Meyer has assisted the Compensation Committee in developing an annual long-term performance-based equity incentive program for the NEOs.

Representatives of Pearl Meyer attended Compensation Committee and Board meetings during 2025, upon request, to review compensation data and participate in general discussions on compensation and benefits for the NEOs and the Board members. While the Compensation Committee considered input from its compensation consultant when making compensation decisions, the Compensation Committee’s final compensation decisions reflect many factors and considerations.

The Compensation Committee considered the independence of Pearl Meyer under applicable SEC and Nasdaq listing rules and concluded there was no conflicts of interest with respect to the compensation consultant.

Peer Group and Benchmarking

The Compensation Committee believes benchmarking relative to our peers is a useful method to gauge both the compensation level and compensation mix for executives within competitive job markets that are relevant to Columbia Financial.

Competitive benchmarking is one of many factors considered by the Compensation Committee in making executive compensation decisions. The Compensation Committee generally reviews data gathered from the proxy statements of our peer group (as defined below) as well as industry surveys for benchmarking purposes in its review and analysis of base salaries, discretionary bonuses and short-term and long-term cash incentives, and equity grants to establish our executive compensation program. The Compensation Committee reviews the peer group annually and updates the peer group as appropriate to ensure that the peer group continues to consist of financial institutions with business models and demographics and a reasonable range of financial performance similar to Columbia Financial.

Pearl Meyer, at the request of the Compensation Committee, conducted a benchmarking study of NEO cash and equity compensation with respect to Columbia Financial’s peer group for the Compensation Committee to utilize in reviewing and approving 2025 compensation for the NEOs.

The Compensation Committee considered the following factors in reviewing its peer group: total assets, net income, ROE, ROAA, EPS, market capitalization, non-interest income, efficiency ratio, loan to asset ratio, loan to deposit ratio, number of full-time employees, and net income per employee. For purposes of reviewing and approving 2025 executive compensation, the Compensation Committee selected publicly traded financial institutions from the Northeast and Mid-Atlantic regions. The median asset size of the peer group was $13.3 billion as of June 30, 2024, placing Columbia Financial at slightly above the 25th percentile in asset size, with an asset size on June 30, 2024 of $10.8 billion.

The peer group approved by the Compensation Committee for setting executive compensation for 2025 included the following 22 banks, all of which were used in the prior year.

Atlantic Union Bankshares Corp.	Independent Bank Group, Inc.

Berkshire Hills Bancorp, Inc.	Kearny Financial Corp.

Brookline Bancorp, Inc.	Lakeland Bancorp, Inc.

Community Financial System, Inc.	NBT Bancorp, Inc.

ConnectOne Bancorp, Inc.	Northfield Bancorp, Inc.

Customers Bancorp, Inc.	OceanFirst Financial Corp.

Dime Community Bancshares, Inc.	Peapack-Gladstone Financial Corp.

Eagle Bancorp, Inc.	Provident Financial Services, Inc.

First Commonwealth Financial Corporation	S&T Bancorp, Inc.

Flushing Financial Corp.	Sandy Spring Bancorp, Inc.

Independent Bank Corp.	WSFS Financial Corp.

The peer group was also utilized by the Compensation Committee for purposes of determining compensation of non-employee directors for 2025.

Timing of Executive Compensation Decisions

The Compensation Committee meets throughout the year to, among other things, discuss matters related to executive pay, including the say-on-pay vote results from its annual meeting of stockholders and the reports issued by the proxy advisory firms. At several meetings a year, the Compensation Committee receives input and reports from its independent compensation consultant on best practices for executive pay and emerging trends. In September of each year, the Compensation Committee typically reviews benchmarking data for the NEOs to determine whether any changes should be made to NEO base pay in the coming year. In June of each year, the Compensation Committee reviews the benchmarking data for the peer group to determine whether any changes should be made to the compensation structure of non-employee director compensation. The Compensation Committee also reviews the peer group composition once each year and makes revisions as determined necessary. In December 2024, the Compensation Committee approved the performance measures and corporate goals for the 2025 PAIP. In March 2025, the Compensation Committee approved the 2025-2027 LTIP metrics and goals.

2025 Compensation

Base Salary

Our NEO base salaries are set at levels that are intended to reflect the competitive marketplace in attracting, retaining, motivating, and rewarding high performing executives. In determining base salaries, the Compensation Committee considers the following elements: (i) individual performance based on experience and scope of responsibility, (ii) non-financial performance indicators including strategic developments for which an executive has responsibility and managerial accountability, (iii) compensation paid by peers, functionality of the executive management team, (iv) economic conditions in Columbia Financial’s market areas, and (v) analyses or guidance from independent consultants during the annual review process. The base salaries are intended to compensate the NEOs for the day-to-day services performed for Columbia Financial and Columbia Bank.

In establishing base salaries for our NEOs for 2025, the Compensation Committee reviewed the factors discussed above and determined to increase base salaries of the NEOs for 2025. Below are the NEO base salaries for 2024 and 2025.

Name	2024 Base Pay(1)		2025 Base Pay(1)	% Change
Thomas J. Kemly	$900,000		$929,305	3.26
Dennis E. Gibney	445,500		465,000	4.38
John Klimowich	400,000		415,000	3.75
Oliver E. Lewis, Jr.	—	(2)	400,000	—
Allyson Schlesinger	420,000		435,000	3.57

(1)	Amounts in table represent NEO base salaries at the end of the period presented.
(2)	Not applicable. Mr. Lewis was not an NEO for 2024.

Annual Incentive Compensation

Performance Achievement Incentive Program. We maintain an annual cash incentive program — the Performance Achievement Incentive Program (“PAIP”) — that is designed to align the interests of our employees with the overall performance of Columbia Financial. All exempt employees (excluding commissioned employees), including the NEOs, are eligible to participate in the PAIP, subject to certain eligibility requirements. A participant is eligible to earn a target incentive award for a calendar year defined as a percentage of the participant’s base salary. For 2025, the participant’s target incentive opportunity was based on achievement of a combination of overall Company, Bank, department/team, and individual performance goals. Awards to the NEOs are approved by the Compensation Committee in March following the end of the prior fiscal year.

When designing the 2025 PAIP and when considering whether the target performance metrics for a payout under the 2025 PAIP are achieved, the Compensation Committee had the discretion to take into account categories of significant, unplanned and unusual items that would be excluded from the performance metrics, whether the resulting impact was positive or negative, because they distort our operating performance. This practice, which is consistent with the practices of peer group companies, ensures that our executives will not be unduly influenced in their day-to-day decision-making because they would neither benefit, nor be penalized, as a result of certain unexpected and uncontrollable events or strategic initiatives that may positively or negatively affect the performance metric in the short-term.

The performance measures for the 2025 PAIP included the same corporate goals for each NEO and specific individual goals depending on the individual roles and responsibilities of each NEO, with each NEO’s individual scorecard setting forth the weightings assigned to each performance measure. The corporate goals utilized for 2025 did not change from those utilized for the 2024 PAIP, while individual goals did change for 2025 based on Columbia Financial’s department priorities for 2025.

The following table summarizes the thresholds, targets, and maximum parameters and actual 2025 performance for each of the applicable financial metrics selected under the 2025 PAIP:

2025 Performance Measures(1) (Dollars in Millions)	Threshold	Target	Stretch	2025 Actual Performance	Earned % of Target Goal
Core Net Income of Columbia Bank(2)	$40.00	$60.00	$70.00	$51.82	80%
Core Efficiency Ratio of Columbia Bank(2)	74.0	69.0	65.5	69.35%	96%
Non-Performing Assets to Total Assets	0.50	0.25	0.10	0.36	78%

(1)

Payouts earned for intermediate performance levels are determined using straight-line interpolation. Individual performance measures which do not have specific dollar or percentage thresholds but rather are tied to department performance or similar measure are not included in table but are set forth in the table below.

(2)	See “— Non-GAAP Financial Measures” for reconciliation to net income and efficiency ratio.

The weighting assigned to each NEO in the categories that are applicable to them are set forth below:

2025 Performance Measures	Mr. Kemly	Mr. Gibney	Mr. Klimowich	Mr. Lewis	Ms. Schlesinger
Core Net Income of Columbia Bank(1)	40%	30%	30%	30%	30%
Core Efficiency Ratio of Columbia Bank(1)	25%	20%	20%	20%	20%
Non-Performing Assets to Total Assets	20%	10%	10%	10%	10%
Other(2)	15%	40%	40%	40%	40%

Total	100%	100%	100%	100%	100%

(1)	See “— Non-GAAP Financial Measures” for reconciliation to net income and efficiency ratio.
(2)

The “Other” category includes overall individual and/or department performance that is directly relevant to the NEO’s position and the performance of the business unit under their purview. The following sets forth the individual and/or department performance goals for Mr. Kemly, Mr. Gibney, Mr. Lewis, Mr. Klimowich, and Ms. Schlesinger.

	Individual/Department Metrics	Performance % of Award Opportunity
Mr. Kemly	Board Identified Strategic Objectives	15%

Mr. Gibney	Performance Management Profitability System	10%
	Support for Corporate Growth and Expansion Plans	5%
	Completion of Internal Operating and Financial Controls Process and Enhancement	5%
	Reduction of EVE Sensitivity	5%
	Corporate Goals Relating to Succession	15%

	Individual/Department Metrics	Performance % of Award Opportunity

Mr. Klimowich	Regulatory Compliance/Internal Controls	5%
	Enhancement of Risk Management Board Level Reporting	10%
	Development of Critical Review of Risk Assessment Process	5%
	Enhance Compliance Reporting and Timeliness	5%
	Corporate Goals Relating to Succession	15%

Mr. Lewis	Regulatory Compliance	5%
	Increase Lending Staff	5%
	Commercial Loan Growth Targets	5%
	C&I Loan Growth Targets	5%
	DDA Growth Targets	5%
	Corporate Goals Relating to Succession	15%

Ms. Schlesinger	Regulatory Compliance/Internal Controls	5%
	Deposit Growth Target	10%
	Non-Interest-Bearing Deposit Growth Target	5%
	Fee Based Revenue Targets	5%
	Corporate Goals Relating to Succession	15%

For purposes of determining the level of achievement for each of the performance measures under the 2025 PAIP, the Compensation Committee reviewed the applicable financial metrics, as derived from our 2025 financial results, and the individual and department metrics. For the 2025 performance year, the Compensation Committee certified achievement of the three pre-established corporate performance measures reflected in the table above that were met for the CEO and each of the other NEOs.

After review and discussion, the successful execution of certain individual and departmental strategic objectives in 2025 coupled with achieving all three of the corporate goals resulted in payouts ranging between 82.72% and 90.30% of each NEO’s target 2025 PAIP opportunity, as is set forth below.

	Corporate Performance Metrics
	Payout at Target (%)(1)	Core Bank Net Income (%)	Core Bank Efficiency Ratio (%)	NPA to Assets (%)	Individual Performance Metrics	Corporate Goals on Succession	Payout Earned
Thomas J. Kemly	100.00%	31.82%	24.13%	15.60%	18.75%	—	90.30%
Dennis E. Gibney	100.00%	23.87%	19.30%	7.80%	20.00%	15.00%	85.97%
John Klimowich	100.00%	23.87%	19.30%	7.80%	17.50%	14.25%	82.72%
Oliver E. Lewis, Jr.	100.00%	23.87%	19.30%	7.80%	20.96%	13.50%	85.42%
Allyson Schlesinger	100.00%	23.87%	19.30%	7.80%	20.28%	12.00%	83.25%

(1)	Represents 100% of Target Opportunity.

NEO	Target Opportunity ($)	Target Opportunity As a % of Base Salary	PAIP Payout Earned ($)	PAIP Payout as a % of Base Salary
Thomas J. Kemly	$696,979	75.00%	$629,372	67.72%
Dennis E. Gibney	279,000	60.00%	239,849	51.58%
John Klimowich	249,000	60.00%	205,966	49.63%
Oliver E. Lewis, Jr.	240,000	60.00%	205,016	51.25%
Allyson Schlesinger	261,000	60.00%	217,274	49.95%

Long-Term Incentive Compensation

In March 2025, the board of directors of Columbia Financial approved the 2025 Long-Term Incentive Program (“LTIP”), as recommended by the Compensation Committee. Under the 2025 LTIP, long-term incentives are issued under the terms of our 2019 Equity Incentive Plan (the “2019 Equity Plan”). The target long-term incentive opportunity for each NEO under the 2025 LTIP was allocated among performance-based restricted stock (“PRSA”) (50%) and time-based vested nonqualified stock options (“NQSO”) (50%) as follows:

NEO	2025 LTIP as a % of Base Salary	Performance Restricted Stock Awards (at Target) (#)	Non-Qualified Stock Options (#)
Thomas J. Kemly	125%	36,460	94,749
Dennis E. Gibney	60%	8,757	22,757
John Klimowich	60%	7,815	20,310
Oliver E. Lewis, Jr.	60%	7,533	19,576
Allyson Schlesinger	60%	8,192	21,289

2025 – 2027 Performance Restricted Stock Awards. We grant PRSAs to our executives to align pay and long-term financial performance. The PRSAs have a three-year performance period, which will be measured over the period January 1, 2025 through December 31, 2027, with cliff vesting following the end of the performance period. Under the 2019 Plan and the applicable award agreements, the PRSAs are forfeited upon the executive’s termination of employment prior to the settlement date, which occurs after the close of the performance period. The awards vest at 50% of target upon the executive’s termination of employment by reason of death or disability with remainder of the PRSAs forfeited.

For the 2025 LTIP, the Compensation Committee retained one of the performance metrics for the 2025 LTIP as was used for the 2024 LTIP: Absolute Core Bank Return on Assets (“ROAA”). The second performance metric for the 2025 LTIP was Relative Stock Price Appreciation. ROAA will be calculated on a year-by-year basis based on annual performance targets, with the final metric calculated based on the average of the three years performance in the measurement period. ROAA is defined as the ratio that is derived by dividing Columbia Bank’s core net income by its total average assets for each fiscal year of Columbia Bank during the performance period, as publicly reported by Columbia Bank. ROAA is weighted at 60%. The Relative Stock Price Appreciation metric will be calculated based on the change in stock price from the beginning of the three-year performance period to the end of the three-year performance period as compared to Columbia Financial’s compensation peer group. The Relative Stock Appreciation metric is weighted at 40%.

The Compensation Committee believes that use of the ROAA metric facilitates alignment of the incentive awards grants with achievement of Columbia Bank’s targets for growth in earnings, over the three-year period. The Relative Stock Appreciation metric creates alignment with Columbia Bank’s strategic plan to create alignment between Columbia Bank’s strategic plan and stockholder interests as reflected in Columbia Financial’s relative stock price growth, as well as to benchmark this progress against peer banks.

At the end of the three-year performance period, our NEOs can earn between 0% and 150% of the target number of PRSAs granted based on the level of achievement of the two metrics. Payouts for intermediate performance level will be determined using straight-line interpolation. PRSA awards for the 2025-2027 performance period will be settled in the first quarter of 2028, following completion of Columbia Financial’s 2027 audited financial statements and review of final peer group financial results.

Stock Options. 2025 LTIP non-qualified stock option grants vest in equal installments over three years commencing on March 3, 2025, subject to continued service with Columbia Financial or its subsidiaries.

Results of 2023-2025 Performance-Based Restricted Stock Awards

The three-year performance period for the 2023-2025 PRSAs concluded on December 31, 2025. Payout of the award was based on Core Bank Return on Assets (“ROAA”) and Relative Core Bank Efficiency Ratio for the three-year performance period.

ROAA was calculated on a year-by-year basis based on annual performance targets, with the final metric calculated based on the average of the three-years performance period. ROAA was defined as the ratio that is derived by dividing Columbia Bank’s net income by its total average assets for each fiscal year of Columbia Bank during the performance period, as publicly reported by the Columbia Bank. ROAA was weighted at 60%. The Relative Core Bank Efficiency Ratio was calculated based on the average performance of Columbia Bank over the three-year performance period relative to the efficiency ratios achieved by the companies in the KBW Nasdaq Regional Bank Index, as fixed at January 1, 2023. The Efficiency Ratio was calculated by dividing Columbia Bank’s non-interest expense by the sum of Columbia Bank’s net interest income plus non-interest income for each fiscal year of Columbia Bank or portion thereof in the performance period, as publicly reported by Columbia Bank. The Efficiency Ratio is weighted at 40%.

For the 2023-2025 performance period, the Efficiency Ratio metric was not achieved and the average performance for Core ROAA metric was achieved at 42%, which resulted in a total payout at 25%. Payouts for the 2023-2025 performance period are made upon the vesting date of May 1, 2026.

The following table lists the number of shares to which our NEOs became vested at the end of the 2021-2023 performance cycle.

Name	2023-2025 PRSAs Earned at 25% of Target (#)(1)
Thomas J. Kemly	6,512
Dennis E. Gibney	2,302
John Klimowich	2,067
Oliver E. Lewis, Jr.	1,990
Allyson Schlesinger	2,171

(1)	For the 2023-2025 performance period, the following number of PRSAs granted to each named executive officer on May 1, 2023 were forfeited by each such executive as follows:

Name	Number of Shares
Thomas J. Kemly	32,558
Dennis E. Gibney	11,512
John Klimowich	10,336
Oliver E. Lewis, Jr.	9,948
Allyson Schlesinger	10,852

Other Compensation Programs and Policies

Retirement Benefits and Deferred Compensation

We maintain broad-based tax-qualified employee stock ownership and tax-qualified 401(k) plans. Generally, all employees of Columbia Financial are eligible to participate in these plans, including the NEOs. We also maintain a tax-qualified pension plan, which plan was closed to new participants effective October 1, 2018.

In addition to the tax-qualified plans described above, we provide our NEOs and other highly compensated employees with benefits under a nonqualified retirement and deferred compensation plans, as described below.

See the narrative accompanying the pension benefit tables and nonqualified deferred compensation tables for details regarding these plans as well as the discussion of such plans below under “Executive Compensation” below.

Other Benefits

We provide our NEOs with a set of core benefits that are generally available to our other full-time employees (e.g., coverage for medical, dental, vision care, prescription drugs, and basic life insurance and long-term disability coverage), plus voluntary benefits that a NEO may select (e.g., supplemental life insurance).

Life Insurance Benefits. We maintain supplemental life insurance agreements with each of the named executive officers, other than Ms. Schlesinger. Pursuant to those agreements, the executive officer’s designated beneficiary will be entitled to share in the death proceeds payable under one or more life insurance policies owned by us in the event of the executive’s death while the agreement remains in effect. The amount payable to the named executive officers’ beneficiaries, other than Mr. Kemly, is one and one-half times base salary. For Mr. Kemly the benefit payable is three times his base salary. These benefits are in addition to the basic life insurance Columbia Financial provides to all full-time employees, limited to $1.0 million. The supplemental life insurance agreements will terminate if the executive officer has a separation from service, other than as a result of the executive officer’s disability or retirement. The Summary Compensation Table includes the taxable income associated with this benefit in the column labeled All Other Compensation.

Perquisites

We annually review the perquisites that we make available to our named executive officers. The primary perquisites for these individuals may include automobile allowances and mobile phone charges. See “Executive Compensation — Summary Compensation Table” for detailed information on the perquisites provided to our NEOs.

Employment Agreements

The Compensation Committee believes that employment agreements are necessary to attract and retain qualified executives and ensure the stability of our executive management team. Our employment agreements with our NEOs generally set forth the terms of the executive’s employment with Columbia Financial and also promise severance benefits if the executive is involuntarily terminated without cause or, in some cases, if the executive voluntarily terminates his or her employment for good reason. The retention of key management is essential to and in our stockholders’ best interests. The Compensation Committee believes reasonable severance benefits help ensure the continued dedication and efforts of management without undue concern for or distraction by their personal, financial and employment security. Similarly, in the context of a potential change in control transaction, the Compensation Committee believes that employment agreements effectively motivate executives to remain engaged and strive to create stockholder value, despite the risk of job loss or the loss of equity vesting opportunity. In addition, these severance arrangements are necessary to attract and retain qualified executives who may have other job alternatives that may appear to them to be less risky absent these arrangements. For a detailed description of Columbia Financial’s employment agreements with our NEOs, please see the section entitled “Summary of Executive Employment Agreements and Potential Payments upon Termination or Change in Control.” In April 2026, Columbia Financial, Inc. entered into new employment agreements with our executive management team in connection with the conversion, other than Mr. Kemly whose existing employment agreement will be assumed by Columbia Financial, Inc. Columbia Financial and Columbia Bank are also parties to the new agreements. The new employment agreements are substantially the same as the prior employment agreements with Columbia Financial. The primary change from the prior agreements was to have the severance terms for all executive officers to be the same whereas in the prior agreements the severance terms varied among the executives.

Tax Deductibility of Executive Compensation

To the greatest extent possible, we structure our compensation programs in a tax-efficient manner. The Compensation Committee believes that tax deductibility is but one factor to consider in developing an appropriate compensation package for executives. As such, the Compensation Committee reserves and will exercise its discretion in this area to design a compensation program that serves the long-term interests of Columbia Financial, but which may not qualify for tax deductibility under Section 162(m) of the Internal Revenue Code.

Executive Compensation Policies

Recoupment and Clawback Policies. Columbia Financial has a policy for the recoupment of incentive compensation (the “Recoupment Policy”), which was formerly referred to as our Clawback Policy, and which was updated in 2023 to comply with the Exchange Act and the Nasdaq Listing Rules.

The Recoupment Policy provides for the prompt recovery of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. Triggering events include accounting restatements to correct an error in previously issued financial statements that is material to such previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the Recoupment Policy is in general limited to any compensation granted, earned, or vested based wholly or in part on the attainment of one or more financial reporting measures.

In general, we may utilize a broad range of recoupment methods under the Recoupment Policy. The Recoupment Policy does not condition recovery on the fault of the executive officer, but we are not required to recoup amounts in limited circumstances where the Compensation Committee has made a determination that recovery would be impracticable and where (i) we have already attempted to recover such amounts but the direct expenses paid to a third party in an effort to enforce the Recoupment Policy would exceed the amount to be recovered or (ii) the recovery would cause the non-compliance of a tax-qualified retirement plan under the Internal Revenue Code and applicable regulations. We may not indemnify any such executive officer against the loss of such recovered compensation.

Columbia Financial has also adopted a Supplemental Compensation Recoupment Policy, which gives Columbia Financial the discretion to clawback incentive and non-incentive compensation awarded, including time-based equity awards, to any officer with the title of Senior Vice President and above in the event of misconduct, as such term is defined in the policy.

Stock Ownership Guidelines for Executive Officers. Columbia Financial’s Share Ownership and Retention Policy sets forth stock ownership guidelines that are robust and reflect current corporate governance trends. We require our executive officers to own or acquire shares of Columbia Financial stock having a fair market value equal to the following amounts:

Title	Amount
President and Chief Executive Officer	5x base salary
Senior Executive Vice Presidents	3x base salary
Executive Vice Presidents	2x – 3x base salary (depending on date of appointment or hire)

Each of these individuals must fulfill their ownership requirement within five years of becoming subject to the Share Ownership and Retention Policy, and individuals are further required to fulfill 25% and 50% of their ownership requirement within two and three years, respectively, of becoming subject to the Share Ownership and Retention Policy. Each NEO’s stock ownership level is reviewed annually by Columbia Financial and the Nominating/Corporate Governance Committee. As of December 31, 2025, all current NEOs were in compliance with their respective stock ownership levels.

Anti-Hedging and Pledging Policies. Columbia Financial has a written policy that prohibits our directors and officers from hedging the value of our stock by the purchase and sale of puts, calls, options, or other derivative securities based on Columbia Financial stock, or other transactions related to the monetization of the value of our stock. In addition, our officers, directors, and employees are not allowed to pledge Columbia Financial stock as collateral or acquire Company stock on margin.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

Our equity awards are generally granted on fixed dates determined in advance. The Compensation Committee’s general practice is to complete its annual executive compensation review and determine target compensation for the NEOs, which coincides with Columbia Financial’s regularly scheduled Board and Committee meetings, then such equity awards are granted. Annual equity awards are typically granted to our NEOs in March of each fiscal year. On limited occasions, the Compensation Committee may grant equity awards outside of our annual grant cycle for new hires, promotions, recognition, retention, or other purposes. The Compensation Committee approves all equity award grants on or before the grant date and does not grant equity awards in anticipation of the release of material nonpublic information. Similarly, the Compensation Committee does not time the release of material nonpublic information based on equity award grant dates.

Risk Considerations in Our Compensation Program

The Compensation Committee has assessed Columbia Financial’s compensation programs, including incentive compensation, and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Columbia Financial. Our Compensation Committee has also assessed Columbia Financial’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. In 2025, the Compensation Committee retained a third party to assist in conducting a comprehensive risk assessment of our compensation policies and practices. The risk assessment included an evaluation of our compensation strategy and philosophy, the design of our annual cash incentive plan and our long-term equity incentive plan, our severance policies, and our sales compensation plans.

Based on the foregoing risk assessment conducted for 2025, the Compensation Committee concluded that our incentive compensation plans do not create significant inappropriate or unintended risk to Columbia Financial. Further, it determined that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond Columbia Financial’s ability to effectively identify and manage significant risks; that are compatible with effective internal controls and our risk management practices; and that are supported by strong governance and the oversight and administration of the Compensation Committee and the board of directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Columbia Financial has reviewed and discussed this Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this prospectus.

Submitted by the Compensation Committee:

Elizabeth E. Randall, Chair

Noel R. Holland

Daria Torres

Lucy Sorrentini

Robert Van Dyk

March 2, 2026

EXECUTIVE COMPENSATION

Summary Compensation Table

Name	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Thomas J. Kemly	2025	929,305	—	591,746	591,234	629,372	1,548,330	80,859	4,370,846
President and Chief Executive Officer	2024	900,005	—	683,840	227,840	302,485	564,078	80,773	2,759,021
	2023	878,064	—	622,776	207,659	191,634	1,672,739	122,783	3,695,655
Dennis E. Gibney(a)	2025	465,000	—	142,126	142,004	239,849	123,559	40,687	1,153,225
SEVP, Chief Financial Officer	2024	445,500	—	181,336	60,417	142,852	13,610	38,841	882,556
	2023	436,933	—	220,195	73,421	104,515	107,929	53,704	996,697
Oliver E. Lewis, Jr.	2025	400,000	—	122,261	122,154	205,016	—	40,786	890,217
SEVP, Head of Commercial Banking
John Klimowich	2025	415,000	—	126,837	126,734	205,966	526,088	38,104	1,438,729
SEVP, Chief Risk Officer	2024	400,000	—	162,827	54,250	122,262	82,343	35,955	857,637
	2023	392,307	—	197,704	65,924	82,400	625,391	48,031	1,411,757
Allyson Schlesinger	2025	435,000	—	132,956	132,843	217,274	107,954	38,347	1,064,374
SEVP, Head of Consumer Banking	2024	420,000	—	170,968	56,960	134,673	40,094	37,697	860,392
	2023	411,923	—	207,587	69,223	111,384	83,281	54,045	937,443

(a)

On January 29, 2026, Mr. Gibney was promoted to First Senior Executive Vice President and Chief Banking Officer. Amounts in this table show his compensation as Chief Financial Officer for 2023 through 2025.

(1)

Reflects salary amounts that include cash compensation earned by each NEO, including any portion of these amounts contributed to the tax-qualified 401(k) plan or the SIM. In 2023, salaries above reflect less than the annual base salary for each executive due to a change in payroll processing that resulted in one less pay period captured in 2023.

(2)

Reflects the aggregate grant date fair value of performance restricted stock awards granted on March 3, 2025, although the number of PRSAs that vest depends on whether we achieve specified performance measures. This amount reflects the total grant date fair value for these performance restricted stock awards and does not correspond to the actual value that will be recognized in income by an NEO when received. For 2025, the grant date value of the PRSAs included in this column is based on payout at the target.

(3)

Reflects the aggregate grant date fair value of stock options granted in 2025 under the 2025 LTIP, calculated in accordance with FASB ASC Topic 718 for stock-based compensation based upon a fair value of $6.24 for each option using the Black-Scholes option pricing model. The NQSOs are subject to vesting based on continued employment. The actual value, if any, realized by a named executive officer from any option will depend on the extent to which the market value of the common stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by a named executive will be at or near the value estimated above.

(4)

For 2025, represents non-discretionary, performance-based cash payments earned by each named executive officer during each year presented under the PAIP, which is described above under “Annual Incentive Compensation.”

(5)

Reflects the actuarial change in the present value of the NEOs benefits under the pension plan and the Retirement Income Maintenance Plan. There are no above-market or preferential earnings on deferred compensation because earnings under all non-qualified deferred compensation plans are pegged to investments that are available to the general public. Neither an increase nor a decrease in the pension value resulting from changes in actuarial assumptions results in any increase or decrease in benefits payable to participants under the pension plan. See footnote 1 to the pension plan table included in “— Pension Benefits” below for more information.

(6)

Details of the amounts disclosed in the “All Other Compensation” column for 2025 are provided in the table below, which reflects the types and dollar amounts of perquisites and other personal benefits provided to the NEOs in 2025. Except as otherwise noted, the actual incremental costs to Columbia Financial of providing the perquisites and other personal benefits to the NEOs was used.

	Company Contribution to ESOP and ESOP SERP(a)	Company Matching Contributions to 401(k) Plan and SIM(b)	Imputed Income from BOLI	Perquisites
Thomas J. Kemly	$58,776	$10,500	$6,132	$5,451
Dennis E. Gibney	28,888	10,500	579	720
John Klimowich	25,571	10,500	1,313	720
Oliver E. Lewis, Jr.	24,316	15,750	—	720
Allyson Schlesinger	27,048	10,500	—	799

(a)	Reflects regular Columbia Bank ESOP and ESOP SERP allocations for each NEO.
(b)	Reflects the cost of matching contributions under our tax-qualified 401(k) plan and SIM.
(c)	Perquisites include car allowance or personal use of company vehicle for those NEOs who were provided with such an allowance in 2025 and mobile phone allowance.

Grants of Plan Based Awards

The following table summarizes grants made in 2025 to our NEOs under the 2019 Equity Incentive Plan. The material terms of Columbia Financial’s annual and long-term incentive programs are described in the Compensation Discussion and Analysis of this prospectus.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of shares of stock (#)	All Other Stock Awards: Number of Securities Underlying Options(3)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas J. Kemly
PRSA	03/03/25	—	—	—	9,115	36,460	54,690	—	—	—	591,746
Stock Options	03/03/25	—	—	—	—	—	—	—	94,749	16.23	591,234
PAIP		348,488	696,979	1,045,467	—	—	—	—	—	—	—
Dennis E. Gibney
PRSA	03/03/25	—	—	—	2,189	8,757	13,136	—	—	—	142,126
Stock Options	03/03/25	—	—	—	—	—	—	—	22,757	16.23	142,004
PAIP		139,500	279,000	418,500		—	—	—	—	—	—
Oliver E. Lewis, Jr.
PRSA(6)	03/03/25	—	—	—	1,883	7,533	11,300	—	—	—	122,261
Stock Options	03/03/25								19,576	16.23	122,154
PAIP		102,507	205,015	307,522	—	—	—	—	—	—	—
John Klimowich
PRSA	03/03/25	—	—	—	1,954	7,815	11,723	—	—	—	126,837
Stock Options	03/03/25	—	—	—	—	—	—	—	20,310	16.23	126,734
PAIP		124,500	249,000	373,500	—	—	—	—	—	—	—
Allyson Schlesinger
PRSA	03/03/25	—	—	—	2,048	8,192	12,288	—	—	—	132,956
Stock Options	03/03/25	—	—	—	—	—	—	—	21,289	16.23	132,843
PAIP		130,500	261,000	391,500	—	—	—	—	—	—	—

(1)

The amounts in these columns represent the threshold, target and maximum amounts of potential cash payments that may be earned under the PAIP. The PAIP is described under “Compensation Discussion and Analysis — 2025 Compensation.” The actual amounts earned by each executive are disclosed in the Summary Compensation Table. The threshold assumes the participant achieves threshold for all performance measures. The actual payout may be less.

(2)

The amounts in these columns represent the threshold, target and maximum number of shares that may be earned under the 2025 LTIP with respect to PRSAs granted in 2025. Shares earned will become vested in 2027 following the end of the 2025-2026 performance period based on the extent to which the performance metrics established in the LTIP are achieved. The 2025 LTIP is described under “Compensation Discussion and Analysis — Long-Term Incentive Compensation.” The actual amounts awarded to each executive in 2025 are disclosed in the Summary Compensation Table.

(3)

The information in this column represents time-vested stock option awards granted in 2025 pursuant to the 2025 LTIP. The stock options vest in three approximately equal annual installments commencing on March 3, 2025.

(4)

The amounts reported are the aggregate grant date fair value of the awards computed in accordance with the FASB ASC Topic 718 for share-based payments. The grant date fair value for the PRSAs is equal to the number of awards multiplied by $16.23, the closing price of Columbia Financial’s common stock on the grant date. For the PRSAs, the amounts shown is based on the target opportunity. The grant date fair value for stock option awards is equal to the number of options multiplied by a fair value of $6.24 which was computed using the Black-Scholes option pricing model.

Outstanding Equity Awards at 2025 Fiscal Year End

The following table shows information regarding all unvested equity awards held by our NEOs on December 31, 2025.

	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price	Option Expiration Date	Number of Shares Restricted Stock Not Vested(2)	Market Value of Share or Units of Restricted Stock Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(4)
Thomas J. Kemly	03/03/2025	—	94,749	$16.23	03/03/2035	—	—	—	—
	03/03/2025	—	—	—		—	—	54,690	849,883
	03/06/2024	12,389	24,779	$16.49	03/06/2034	—	—	—	—
	03/06/2024	—	—	—	—	9,216	143,217	—	—
	03/06/2024	—	—	—	—	—	—	41,470	644,444
	05/01/2023	25,262	12,632	$15.94	05/01/2033	—	—	—	—
	05/01/2023	—	—	—	—	4,341	67,459	—	—
	05/01/2023	—	—	—	—	—	—	39,070	607,148
Dennis E. Gibney	03/03/2025	—	22,757	$16.23	03/03/2035	—	—
	03/03/2025	—	—	—	—	—	—	13,136	204,133
	03/06/2024	3,285	6,571	$16.49	03/06/2034	—	—	—	—
	03/06/2024	—	—	—	—	2,444	37,980	—	—
	03/06/2024	—	—	—	—	—	—	10,997	173,863
	05/01/2023	8,932	4,466	$15.94	05/01/2033	—	—	—	—
	05/01/2023	—	—	—	—	1,535	23,854	—	—
	05/01/2023	—	—	—	—	—	—	13,814	214,670
Oliver E. Lewis, Jr.	03/03/2025	—	19,576	$16.23	03/03/2035	—	—
	03/03/2025	—	—	—	—	—	—	11,300	175,602
	03/06/2024	2,839	5,679	$16.49	03/06/2034	—	—	—	—
	03/06/2024	—	—	—	—	2,112	32,820	—	—
	03/06/2024	—	—	—	—	—	—	9,504	147,692
	05/01/2023	7,719	3,860	$15.94	05/01/2033	—	—	—	—
	05/01/2023	—	—	—	—	1,327	20,622	—	—
	05/01/2023	—	—	—	—	—	—	11,938	185,517
John Klimowich	03/03/2025	—	20,310	$16.23	03/03/2035	—	—	—	—
	03/03/2025	—	—	—	—	—	—	11,723	182,175
	03/06/2024	2,950	5,900	$16.49	03/06/2034	—	—	—	—
	03/06/2024	—	—	—	—	2,194	34,095	—	—
	03/06/2024	—	—	—	—	—	—	9,874	153,442
	05/01/2023	8,020	4,010	$15.94	05/01/2033	—	—	—	—
	05/01/2023	—	—	—	—	1,378	21,359	—	—
	05/01/2023	—	—	—	—	—	—	12,403	192,743
Allyson Schlesinger	03/03/2025	—	21,289	$16.23	03/03/2035	—	—	—	—
	03/03/2025	—	—	—	—	—	—	12,288	190,956
	03/06/2024	3,097	6,195	$16.49	03/06/2034	—	—	—	—
	03/06/2024	—	—	—	—	2,304	35,804	—	—
	03/06/2024	—	—	—	—	—	—	10,368	161,119
	05/01/2023	8,421	4,211	$15.94	05/01/2033	—	—	—	—
	05/01/2023	—	—	—	—	1,447	22,486	—	—
	05/01/2023	—	—	—	—	—	—	13,023	202,377

(1)

For 2023, represents stock options granted pursuant to the 2023 LTIP that vest in approximately three equal annual installments commencing May 1, 2024, one third of which vested on May 1, 2024, one third which vested on May 1, 2025 and one third of which vested on May 1, 2026. For 2024, represents stock options granted pursuant to the 2024 LTIP that vest in three equal installments, with one third of these options having vested on March 3, 2025 and one third vested on March 3, 2026.

(2)

For 2023, represents restricted stock awards granted pursuant to the 2023 LTIP, one third of which vested on May 1, 2024, one third of which vested on May 1, 2025 and one third of which vested on May 1, 2026.

(3)	Based on Columbia Financial’s closing stock price of $15.54 on December 31, 2025.
(4)

Represents grants of performance-based restricted stock awards pursuant to the 2023 LTIP, 2024 LTIP and the 2025 LTIP. The number of PRSAs in the table assumes the maximum level of performance is achieved. The actual number of PRSAs earned will become vested following the end of the 2023-2025, performance period, 2024 — 2026 and the 2025 — 2027 performance period, respectively, based on the extent to which the performance metrics established in the 2023 LTIP, 2024 LTIP and 2025 LTIP, respectively, are achieved. The 2025 LTIP is described under “Compensation Discussion and Analysis — Long-Term Incentive Compensation” as are the results of the 2023 — 2025 LTIP performance period.

Option Exercises and Stock Vested

The following table shows the value realized upon the vesting of restricted stock awards in 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Thomas J. Kemly	—	—	8,948	136,145
Dennis E. Gibney	—	—	2,757	41,747
John Klimowich	—	—	2,475	37,477
Oliver E. Lewis, Jr.			2,382	36,069
Allyson Schlesinger	—	—	2,599	39,354

(1)

The amounts reported in this column are determined by multiplying the number of shares that vested by the per share closing price of Columbia Financial common stock on the vesting date. Includes the aggregate number of shares vested for restricted stock awards. The total includes any amounts that were withheld for applicable taxes.

Pension Benefits

Tax-Qualified Pension Plan. The Columbia Bank Retirement Plan (“Pension Plan”) is a tax-qualified defined benefit pension plan that covers approximately 841 eligible current employees, former employees, and retirees of Columbia Financial. All of the NEOs, other than Mr. Lewis, participate in the Pension Plan. If a participant elects to retire upon the attainment of age 65, and the participant was hired prior to July 1, 2005, the plan provides that the participant’s normal retirement benefit will equal 2% of his or her average annual compensation for each plan year and month of service, up to a maximum of 45 years. If a participant elects to retire upon attainment of age 65, and the participant was hired on or after July 1, 2005, the plan provides that the participant’s normal retirement benefit will equal 1.8% of his or her average annual highest compensation over five consecutive years for each plan year and month of service, up to a maximum of 45 years. Participants who have attained age 55 and have completed 10 years of service may retire early. If the participant was hired prior to July 1, 2005, his or her benefit will be reduced by 3.0% for each year of early commencement between age 55 and 65; if the participant was hired on or after July 1, 2005, his or her benefit will be reduced by 1/15th for each year of early commencement between age 60 and 65 and an additional 1/30th for each year of early commencement between age 55 and 60. Participants become fully vested in their accrued plan benefit after five years of service. Under the plan, “average annual compensation” is defined as the average of a participant’s compensation for the period of five consecutive years during which his or her compensation was the highest. The Pension Plan was closed to new participants effective October 1, 2018. The Pension Plan was overfunded on December 31, 2025, with assets representing 204.2% of our benefit obligation at that date.

Retirement Income Maintenance Plan. The Columbia Bank Retirement Income Maintenance Plan (“RIM”) is a nonqualified and unfunded defined benefit retirement plan that provides supplemental retirement benefits to certain highly compensated employees of Columbia Financial and its subsidiaries whose benefits under the Pension Plan are limited due to the restrictions of Section 415 and/or Section 401(a)(17) of the Internal Revenue Code. All of the NEOs who participate in the Pension Plan also participate in the RIM. A participant’s benefit under the RIM is equal to the excess of (i) the benefit that would be payable to the participant in accordance with the terms of the tax-qualified pension plan disregarding the limitations imposed by Section 415 and Section 401(a)(17) of the Internal Revenue Code, less (ii) the benefit actually payable to the participant under the Pension Plan after taking such limitations into account. A participant becomes vested in his or her RIM benefits upon satisfying the requirements for early retirement (attaining age 55 while employed and completing 10 years of service) or normal retirement (attaining age 65 while employed and completing five years of service). A participant’s vested RIM benefit will be paid at the time and in the form elected by the participant; the default time and form of payment is a life annuity with a minimum of 120 monthly payments commencing on the first day of the month following the month in which the participant separates from service, provided that if the participant is a “specified employee” for purposes of Section 409A of the Internal Revenue Code on the date of the participant’s separation from service, payment will be delayed for six months following the participant’s separation from service.

Pension Benefits Table. The following table shows the actuarial present value of the accumulated benefit under our tax-qualified pension plan and the RIM, along with the number of years of credited service under the respective plans, for each of our named executive officers.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)
Thomas J. Kemly	Columbia Bank Retirement Plan	44.67	$5,158,915
	Columbia Bank RIM	44.67	8,824,945
Dennis E. Gibney	Columbia Bank Retirement Plan	11.50	468,714
	Columbia Bank RIM	11.50	164,462
John Klimowich	Columbia Bank Retirement Plan	40.17	3,472,368
	Columbia Bank RIM	40.17	731,682
Oliver E. Lewis, Jr.	Columbia Bank Retirement Plan	—	—
	Columbia Bank RIM	—	—
Allyson Schlesinger	Columbia Bank Retirement Plan	7.25	355,155
	Columbia Bank RIM	7.25	93,595

(1)

Columbia Financial provides its actuaries with certain rate assumptions used in measuring its benefit obligations under the Pension Plan. The most significant of these is the discount rate used to calculate the period-end present value of the benefit obligations, and the expense to be included in the following year’s financial statements. The Pension Plan was overfunded on December 31, 2025, with assets representing 204.2% of our benefit obligation at that date.

Nonqualified Deferred Compensation

Supplemental Executive Retirement Plan. The Columbia Bank ESOP Supplemental Executive Retirement Plan (“ESOP SERP”) is a nonqualified and unfunded defined contribution retirement plan that provides supplemental retirement benefits related to its tax-qualified employee stock ownership plan. The ESOP SERP provides benefits to eligible officers of Columbia Financial and its subsidiaries designated by the Board that cannot be provided under the tax-qualified employee stock ownership plan but for the eligibility requirements of the plans or limitations imposed by the Internal Revenue Code. All NEOs are eligible to participate in the ESOP SERP. An NEO becomes vested in these benefits in 25% increments after completing two, three, four and five years of service with Columbia Financial. In addition to providing benefits that would otherwise be lost because of eligibility requirements or the Internal Revenue Code limitations on tax-qualified plans, the ESOP SERP also provides a supplemental benefit upon a change of control prior to the scheduled repayment of the tax-qualified employee stock ownership plan loan. Under the terms of the ESOP SERP, each NEO is eligible to receive a cash payment in the event of a change in control equal to the dollar value of the stock benefit the NEO would have received under the tax-qualified employee stock ownership plan and ESOP SERP had the executives remained employed throughout the term of the loan, less the shares of common stock allocated under the tax-qualified employee stock ownership plan and ESOP SERP on the NEO’s behalf. The supplemental change in control benefits under the ESOP SERP are nonforfeitable and distributable upon termination of employment for any reason.

Non-Qualified Savings Income Maintenance Plan. The Columbia Bank Savings Income Maintenance Plan (the “SIM”) is a non-qualified and unfunded defined contribution retirement plan for the benefit of certain highly compensated employees of Columbia Financial and its subsidiaries. All NEOs are eligible to participate in the SIM. Under the SIM, a participant may defer between 3% and 13% of the participant’s compensation above the salary limit imposed by Section 401(a)(17), reduced by the amount of Federal Insurance Contribution Act taxes that the participant must pay in a plan year with respect to such compensation. In addition, Columbia Financial may make matching contributions equal to a portion of a participant’s compensation deferred under the SIM. For 2025, Columbia Bank made matching contributions in an amount equal to 100% of up to the first 3% of a participant’s compensation in excess of $350,000 that the participant deferred under the SIM including all of the NEOs. Participants earn a return on their notional account balances based on investment in phantom investment funds (like those available under the 401(k) Plan) selected by participants. The SIM does not guarantee a rate of return and none of the investment funds provide above market earnings. Participants are immediately 100% vested in their account balances attributable to compensation deferral contributions. Participants generally become vested in their account balances attributable to matching contributions in installments — 25% after two years of service, 50% after three years of service, 75% after four years of service and 100% after five years of service — and become 100% vested upon death. A participant’s vested account balance will be distributed to the participant in a single lump sum upon the earlier of the participant’s separation from service or a change in control of Columbia Bank. If distribution is triggered by separation from service, it will be made on the first day of the month next following the two-month anniversary of the participant’s separation from service, provided that if the participant is a “specified employee” for purposes of Section 409A of the Internal Revenue Code on the date of the participant’s separation from service, payment will be delayed for six months following the participant’s separation from service. If distribution is triggered by a change in control, it will be made on the first day of the month next following the change in control.

Stock-Based Deferral Plan. The Columbia Bank Stock-Based Deferral Plan provides eligible key executives and members of the board of directors with the opportunity to elect to defer compensation received from Columbia Bank for their services and make contributions to the Stock-Based Deferral Plan which are credited to the individual’s deferral account in the form of phantom shares of Columbia Financial common stock. Pursuant to the Stock-Based Deferral Plan, eligible employees can defer up to 100% of their salary, bonus or cash-based incentive compensation and directors can defer up to 100% of their cash retainers. Assets in the Stock-Based Deferral Plan are held in a separate Rabbi Trust to pay Plan benefits. In order to maintain the Plan’s tax-deferred status, Rabbi Trust assets are subject to the claims of creditors of Columbia Financial in the event of its insolvency.

Nonqualified Deferred Compensation Table. The following table discloses contributions made under the SIM and the ESOP SERP for each named executive officer in 2025, along with the earnings and balances on each executive’s account as of December 31, 2025.

Name	Plan	Executive Contributions in 2025	Company Contributions in 2025(1)	Aggregate Earnings in 2025(2)	Aggregate Balance at 12/31/2025(3)
Thomas J. Kemly	Columbia Bank SIM	$74,702	$150	$—	$1,888,327
	ESOP SERP(4)	—	42,158	—	548,794
Dennis E. Gibney	Columbia Bank SIM	5,365	—	—	372,095
	ESOP SERP(4)	—	12,270	—	177,293
John Klimowich	Columbia Bank SIM	—	—	—	79,889
	ESOP SERP(4)	—	8,954	—	118,602
Oliver E. Lewis, Jr.	Columbia Bank SIM	13,789	—	—	264,000
	ESOP SERP(4)	—	7,698	—	53,077
Allyson Schlesinger	Columbia Bank SIM	—	—	—	72,778
	ESOP SERP(4)	—	10,430	—	110,837

(1)	Represents amounts earned in 2025 and credited to the NEO’s account in 2025. These amounts are disclosed in the Summary Compensation Table under “All Other Compensation” for each NEO.
(2)	Columbia Financial does not provide above-market or preferential rates and, as a result, the notional earnings are not included in the 2025 Summary Compensation Table.
(3)

Includes amounts earned in 2025 and credited to the accounts of the NEOs in 2025. None of the amounts reported in this column are reflected in the 2025 Summary Compensation Table. Deferral balances of the NEOs under the SIM were notionally invested among a variety of mutual fund alternatives and our common stock, and deferral balances under the ESOP SERP were notionally invested in shares of our common stock.

(4)	Executive contributions are not permitted under the ESOP SERP.

Summary of Executive Employment Agreements and Potential Payments Upon Termination or Change in Control

Columbia Financial has entered into two-year employment agreements with Messrs. Kemly, Gibney, Klimowich, Lewis, and Ms. Schlesinger. Under these agreements, the Board may extend the terms of the employment agreements with the NEOs annually for another 12-month period unless the NEO gives notice of non-renewal at least 60 days prior to such extension. The Compensation Committee annually reviews the NEO’s base salaries. In addition to base salary, the agreements provide that the NEOs shall be eligible to participate in the short-term and long-term incentive compensation plans of Columbia Bank. Each NEO shall also be entitled to continue participation in any fringe benefit arrangements in which he or she was participating on the effective date of the employment agreement. In addition, the agreements provide for reimbursement of reasonable travel and other business expenses incurred in connection with the performance of the NEO’s duties.

In April 2026, Columbia Financial, Inc., Columbia Financial and Columbia Bank entered into new, two year employment agreements with Messrs. Gibney, Klimowich, Lewis and Ms. Schlesinger and Columbia Financial, Inc. and Columbia Bank will enter into such an employment agreement with Mr. Klein to be effective upon completion of the merger. The primary purpose of the new agreements is to make the terms of the agreements consistent among the NEOs, particularly with respect to severance provisions. Mr. Kemly’s current employment agreement is being assumed by Columbia Financial, Inc. in connection with the conversion.

This summary and the potential termination payments are based on the prior employment agreements, which were in effect as of December 31, 2025.

Termination Without Cause or Resignation for Good Reason

If a NEO’s employment is terminated by Columbia Financial or Columbia Bank during the term of the agreement, without cause, including a resignation for good reason (as defined in the agreement), but excluding termination for cause or due to death, disability, retirement, the executive would be entitled to a payment equal to a multiple (three times for Mr. Kemly and two times for Messrs. Gibney, and Klimowich and one times for Mr. Lewis and Ms. Schlesinger) of the sum of: (i) his or her annual base salary plus (ii) his or her target annual bonus in effect on the termination date. The severance payment shall be paid to the NEO as salary continuation in substantially equal installments over the thirty-six, twenty-four or twelve-month period, respectively, in accordance with Columbia Bank’s customary payroll practices, subject to the receipt of a signed release of claims from the NEO within the time frame set forth in the agreement. Assuming the NEO elects continued medical, vision and dental coverage under COBRA, Columbia Bank will reimburse the executive the amount equal to the monthly COBRA premium paid by the NEO for such coverage less the active employee premium for such coverage for a period of 36 months, in the case of Mr. Kemly, and 24 months, in the case of Messrs. Gibney, and Klimowich and 12 months in the case of Mr. Lewis and Ms. Schlesinger or such lesser period as may be required under COBRA.

Termination Without Cause or Resignation for Good Reason upon a Change in Control

If a NEO’s employment is terminated during the term of the agreement by Columbia Financial or Columbia Bank without cause, including a resignation for good reason (as defined in the agreements), within 24 months after a change in control (as also defined in the agreements), the NEO would be entitled to a payment equal to a multiple of three times (two times in the case of Ms. Schlesinger) of the sum of: (i) his or her annual base salary (or his base salary in effect immediately before the change in control, if higher) plus (ii) his or her annual target bonus (or his target bonus in effect immediately before the change in control, if higher). The severance payment shall be paid to the NEO within sixty days of the termination date in a single lump sum payment. The payment shall also include a sum equal to his or her prior year bonus in a lump sum on the date on which the annual bonus would have been paid to NEO but for NEO’s termination of employment. In addition, each NEO shall receive a lump sum payment equal to the cost of providing continued medical, vision and dental coverage for 36 months following termination less the active employee charge for such coverage in effect on the termination date.

Definition of Good Reason

For purposes of the NEO’s ability to resign and receive a payment under the agreement, “good reason” would include the occurrence of any of the following events: (i) a material reduction in the NEO’s base salary or target bonus under the cash incentive plans, if applicable, except for reductions proportionate with similar reductions to all other members of the executive leadership team; (ii) a material adverse change in NEO’s position that results in a demotion in the NEO’s status within Columbia Financial or Columbia Bank; (iii) a change in the primary location at which the NEO is required to perform the duties of his employment with Columbia Financial and Columbia Bank to a location that is more than 30 miles from the location of Columbia Bank’s headquarters as of the date of the agreement; or (iv) a material breach by Columbia Financial or Columbia Bank of any written agreement between the NEO, on the one hand, and any of Columbia Financial and Columbia Bank or any other affiliate of Columbia Financial, on the other hand, unless arising from the NEO’s inability to materially perform his or her duties under the agreement.

Best Net Benefits

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times an individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. An individual’s base amount is generally equal to an average of the individual’s taxable compensation for the five taxable years preceding the year a change in control occurs. The employment agreements with our NEOs provide for a “best net benefits” approach in the event that severance benefits under the agreements or otherwise result in “excess parachute payments” under Section 280G. The best net benefits approach reduces an NEO’s payments and benefits to avoid triggering the excise tax if the reduction would result in a greater after-tax amount to the NEO compared to the amount the NEO would receive net of the excise tax if no reduction were made.

Termination as a Result of Disability

Under the employment agreements, if an NEO’s employment terminates as a result of disability, the employment agreement will terminate and the NEO will receive an amount equal to one time the sum of his or her base salary and target bonus in effect on the termination date less the amount expected to be paid to the NEO under the Columbia Bank long term disability plan, payable as salary continuation in substantially equal installments over a twelve-month period. For these purposes, disability will occur on the date on which the insurer or administrator of Columbia Bank’s long-term disability insurance determines that the NEO is eligible to commence benefits under such insurance. If the NEO dies while employed,

(i) the NEO will remain entitled to life insurance benefits pursuant to Columbia Bank’s plans, programs, arrangements, and practices in this regard and (ii) Columbia Bank will pay to his or her designated beneficiary an amount equal to one time the sum of the NEO’s base salary and target bonus in effect on the termination date.

Treatment of Equity Awards in the Event of a Change in Control

Under the 2019 Equity Incentive Plan and the award agreements for the equity awards made to the NEOs, in the event of a change in control (as defined in the plan) and the involuntary separation of the NEO from service with Columbia Financial and its affiliates without cause within 12 months of the change in control and prior to the last vesting date for such awards, if such awards are not assumed by the surviving entity in the change in control, all such awards that are unvested at the time of the change in control will become immediately vested upon the effective date of the change in control.

Payments under Nonqualified Deferred Compensation Plans

As disclosed under “Nonqualified Deferred Compensation” above, under the terms of the ESOP SERP, an NEO will receive an additional cash payment in the event of a change in control equal to the benefit the NEO would have received under the Columbia Bank ESOP and the ESOP SERP had the NEO remained employed throughout the term of the ESOP loan, less the benefits actually provided under the Columbia Bank ESOP and ESOP SERP on the NEO’s behalf. The supplemental change in control benefits credited to NEO accounts under the ESOP SERP are nonforfeitable and will be distributed upon termination of employment for any reason. Distributions from the ESOP SERP (except for the supplemental ESOP SERP benefit in the event of a change in control) are not categorized as parachute payments and, therefore, do not count towards a participating executive’s limitation under Section 280G of the Internal Revenue Code.

Each NEO’s account balance under the SIM will become fully vested upon the NEO’s death. SIM benefits are described in more detail under “Pension Benefits Table.”

Messrs. Kemly, and Klimowich are vested in their RIM benefits, and they have each elected to receive payment of their accrued benefits under the RIM upon a change in control (as defined in the RIM). RIM benefits are described in more detail under “Pension Benefits.”

Tabular Information Regarding Potential Payments to Executives Upon Termination or a Change in Control

The following table summarizes the estimated payments to which the named executive officers were entitled upon termination as of December 31, 2025. Benefits payable under the Retirement Plan, the RIM, the 401(k) Plan and vested balances under non-qualified, deferred compensation plans are not included. For additional information on the benefits payable to our named executive officers upon termination or a change in control, see “— Summary of Executive Employment Agreements and Potential Payments upon Termination or Change in Control.”

	Expected Post- Termination Payments(1),(4)-(6)		Severance (Salary and Bonus)	COBRA Reimbursement	2025 Unpaid Bonus	Executive Life Insurance	Performance Achievement Incentive Plan(2)	Acceleration of Equity Awards(3),(7),(10)		Stock Options	Restricted Stock	ESOP SERP(8)	Potential Forfeiture(9)	Total Termination Benefits
Thomas J. Kemly
Death	$1,626,284	(1)	$1,626,284	$—	$—	$1,788,000	$629,372	$736,332	(3)	$—	$736,332	$—	$—	$4,779,988
Disability	$1,626,284	(4)	$1,626,284	$—	$—	$—	$629,372	$736,332	(3)	$—	$736,332	$—	$—	$2,991,988
Involuntary termination without cause	$5,579,092	(5)	$4,878,853	$70,881	$629,372	$—	$—	$—		$—	$—	$—	$—	$5,579,106
Involuntary or good reason termination after a CIC	$5,649,974	(6)	$4,878,853	$141,763	$629,372	$—	$—	$1,611,669	(7),(10)	$—	$1,611,669	$512,092	$—	$7,773,749
Retirement	$—		$—	$—	$—	$—	629,372	$—		$—	$—	$—	$—	$629,372

Dennis E. Gibney
Death	$744,000	(1)	$744,000	$—	$—	$698,000	$239,849	$206,076	(3)	$—	$206,076	$—	$—	$1,887,925
Disability	$744,000	(4)	$744,000	$—	$—	$—	$239,849	$206,076	(3)	$—	$206,076	$—	$—	$1,189,925
Involuntary termination without cause	$1,798,731	(5)	$1,488,000	$70,881	$239,849	$—	$—	$—		$—	$—	$—	$—	$1,798,731
Involuntary or good reason termination after a CIC	$2,613,613	(6)	$2,232,001	$141,763	$239,849	$—	$—	$454,949	(7),(10)	$—	$454,949	$233,087	$—	$3,301,649
Retirement	$—		$—	$—	$—	$—	$—	$—		$—	$—	$—	$—	$—

John Klimowich
Death	$664,000	(1)	$664,000	$—	$—	$623,000	$205,966	$184,677	(3)	$—	$184,677	$—	$—	$1,677,643
Disability	$664,000	(4)	$664,000	$—	$—	$—	$205,966	$184,677	(3)	$—	$184,677	$—	$—	$1,054,643
Involuntary termination without cause	$1,583,623	(5)	$1,328,001	$49,656	$205,966	$—	$—	$—		$—	$—	$—	$—	$1,583,623
Involuntary or good reason termination after a CIC	$2,297,279	(6)	$1,992,001	$99,312	$205,966	$—	$—	$407,754	(7),(10)	$—	$407,754	$213,755	$(65,622)	$2,853,166
Retirement	$—		$—	$—	$—	$—	$205,966	$—		$—	$—	$—	$—	$205,966

Oliver Lewis Jr.
Death	$640,001	(1)	$640,001	$—	$—	$—	$205,016	$177,824	(3)	$—	$177,824	$—	$—	$1,022,841
Disability	$640,001	(4)	$640,001	$—	$—	$—	$205,016	$177,824	(3)	$—	$177,824	$—	$—	$1,022,841
Involuntary termination without cause	$879,794	(5)	$640,001	$32,275	$205,016	$—	$—	$—		$—	$—	$—	$—	$877,292
Involuntary or good reason termination after a CIC	$1,552,070	(6)	$1,280,001	$64,551	$205,016	$—	$—	$392,649	(7),(10)	$—	$392,649	$197,521	$(189,689)	$1,950,049
Retirement	$—		$—	$—	$—	$—	$—	$—		$—	$—	$—	$—	$—

Allyson Schlesinger
Death	$696,000	(1)	$696,000	$—	$—	$—	$217,274	$193,768	(3)	$—	$193,768	$—	$—	$1,107,042
Disability	$696,000	(4)	$696,000	$—	$—	$—	$217,274	$193,768	(3)	$—	$193,768	$—	$—	$1,107,042
Involuntary termination without cause	$912,153	(5)	$696,000	$—	$217,274	$—	$—	$—		$—	$—	$—	$—	$913,274
Involuntary or good reason termination after a CIC	$1,608,154	(6)	$1,392,001	$—	$217,274	$—	$—	$427,925	(7),(10)	$—	$427,925	$273,113	$—	$2,310,313
Retirement	$—		$—	$—	$—	$—	$—	$—		$—	$—	$—	$—	$—

(1)

Reflects payment under the applicable employment agreement equal to the sum of (1) the executive’s annual base salary and (2) target annual bonus each in effect on December 31, 2025. Upon death, the executive would also be entitled to receive his or her life insurance death benefits.

(2)

In the event of separation from service with Columbia Financial due to death, disability, or retirement, an executive would receive a prorated portion of the PAIP award earned for the year in which such separation occurs based on the period of active employment during such year. The amounts included in the table reflect 100% of the earned PAIP award for 2025 given the assumption that separation occurs on the last day of the year.

(3)

In the event of separation from service with Columbia Financial due to death or disability, an executive would vest in 50% of his or her net outstanding 2025 stock options and restricted stock, unless the executive is already vested in at least 50% of such awards in which case there is no accelerated vesting. The amount included in the table for the time-based restricted stock awards reflects approximately 17% of the outstanding shares underlying the 2024 grants, multiplied by the closing market price of our common stock on December 31, 2025 of $15.54. The amount included in the table for performance stock reflects 50% of the outstanding target shares underlying the 2023, 2024, and 2025 grants. The amount included in the table for stock options reflects the difference between the aggregate market value of 50% of the outstanding shares underlying the 2025 grant as of December 31, 2025, and approximately 17% of the outstanding shares underlying the 2024 grants, calculated based on the closing market price of our common stock on that day of $15.54 and the aggregate exercise price on 50% of all outstanding stock options. On December 31, 2025, the exercise prices on all of the executives’ outstanding unvested stock options exceeded the closing market price of our common stock.

(4)

Reflects payment under the applicable employment agreement equal to the sum of (A) the executive’s annual base salary and (B) target annual bonus each in effect on December 31, 2025. This payment will be reduced by the amount expected to be paid to the executive under Columbia Financial’s program of long-term disability insurance over the 12-month period following the executive’s termination.

(5)

Reflects payment under the applicable employment agreement for involuntary termination without cause or for good reason prior to a change in control equal to the sum of (1) two times (three times for Mr. Kemly and one time for Mr. Lewis and Ms. Schlesinger) the sum of the executive’s (A) annual base salary and (B) target annual bonus, each in effect on December 31, 2025, (2) 18 times (12 times for Mr. Lewis and Ms. Schlesinger) an amount which after taxes (determined using an assumed aggregate 40% tax rate) equals the difference between (A) Columbia Financial’s monthly COBRA premium for the type of Company-provided group health plan coverage in effect on December 31, 2025, for the executive, and (B) the active employee charge for such coverage, (3) the unpaid bonus due to the executive for the 2025 fiscal year of Columbia Financial.

(6)

Reflects payment under the applicable employment agreement for involuntary termination without cause or for good reason after a change in control equal to the sum of (1) three times (two times for Mr. Lewis and Ms. Schlesinger) the sum of the executive’s (A) annual base salary and (B) target annual bonus each in effect on December 31, 2025, (2) 36 times (24 times for Mr. Lewis) an amount which after taxes (determined using an assumed aggregate 40% tax rate) equals the difference between Columbia Financial’s monthly COBRA premium for the type of Company-provided group health plan coverage in effect on December 31, 2025, for the executive, and (B) the active employee charge for such coverage, and (3) the unpaid bonus due to the executive for the 2025 fiscal year of Columbia Financial.

(7)

In the event of separation from service with Columbia Financial without Cause within 12 months after the effective date of a change in control, an executive would become 100% vested in the executive’s 2025 outstanding stock options and restricted stock. Performance stock is assumed to vest at target grant levels, while the amount included in the table for time-based restricted stock awards reflects the total number of outstanding shares; shares assumed to vest are valued using the closing market price of our common stock on December 31, 2025 of $15.54. The amount included in the table for stock options reflects the difference between the aggregate market value of 100% of the underlying shares as of December 31, 2025 calculated based on the closing market price of our common stock on that day of $15.54 and the aggregate exercise price of all outstanding stock options. On December 31, 2025, the exercise prices on all of the executives’ outstanding unvested stock options exceeded the closing market price of our common stock.

(8)	Represents additional benefit due in the event of a change in control and full repayment of all outstanding Columbia Bank ESOP loans.
(9)

These payments are subject to reduction if the parachute amounts associated with the payments under Section 280G of the Internal Revenue Code equal or exceed three times the executive’s average taxable compensation received from the Company for the five-year period ending on December 31, 2025, and if the executive would receive on an after-tax basis by reducing the payments that he or she would receive by getting all the payments and paying the 20% excise tax imposed by Section 4999 of the Internal Revenue Code. The potential reduction could be less or greater depending on the actual circumstances at the time of a real transaction.

(10)	Assumes that the surviving entity in such change in control does not assume or replace the equity awards in connection with the change in control.

Pay Versus Performance

The following table sets forth information on the compensation paid to our chief executive officer and the other named executive officers along with the cumulative total stockholder return of Columbia Financial and a peer group index, Columbia Financial’s net income and Columbia Financial’s Bank level core return on average assets (“ROAA”), which is the most important financial measure (that is not otherwise disclosed in the table) used by Columbia Financial to link compensation actually paid to Columbia Financial’s NEOs in 2025 to Columbia Financial’s performance.

	Summary Compensation Table Total for Chief Executive Officer ($)	Compensation Actually Paid to Chief Executive Officer ($)(1)	Average Summary Compensation Tables Total for NEOs other than CEO ($)(2)	Average Compensation Actually Paid to NEOs other than CEO ($)(2)	Value of Initial Fixed $100 Investment Based on Cumulative Stockholder Return
Year					Total Stockholder Return ($)	Peer Group Total Stockholder Return ($)(3)	Net Income (in thousands) ($)(4)	Bank Level Core ROAA(5)
2025	4,370,846	1,462,507	1,136,636	640,287	100	145	51,766	0.48%
2024	2,759,021	621,278	963,859	409,601	102	139	(11,653)	0.19%
2023	3,695,655	549,639	1,250,538	374,582	124	127	36,086	0.46%
2022	1,662,649	2,257,930	851,145	947,272	139	135	86,173	0.96%
2021	2,131,936	5,339,883	1,034,874	1,913,716	134	150	92,049	1.04%

(1)

Thomas J. Kemly served as President and Chief Executive Officer for each of the years presented in the table. Compensation actually paid to Mr. Kemly for each of the years presented in the table, as calculated in accordance with SEC regulations, was as follows:

	2025 ($)	2024 ($)	2023 ($)	2022 ($)	2021 ($)
Total Average Compensation in Summary Compensation Table	4,370,846	2,759,021	3,695,655	1,662,649	2,131,936
Plus/Minus: aggregate change in pension value	(1,548,330)	(564,078)	(1,672,739)	—	(366,796)
Increase/Decrease for “Service Cost” for Pension Plans	(17,700)	(20,277)	(43,689)	(16,229)	31,875
Minus: stock awards reported in Summary Compensation Table	(591,746)	(683,840)	(622,776)	—	—
Minus: option awards reported in Summary Compensation Table	(591,234)	(227,840)	(207,659)	—	—
Plus/Minus: fair value at covered fiscal year-end of unvested stock awards and stock options granted during covered fiscal year	(103,113)	(62,873)	300,557	—	—
Plus/Minus: change in fair value at covered fiscal year-end of unvested stock awards and stock options granted in any prior fiscal year that remain outstanding	(35,507)	(253,362)	(370,005)	240,345	3,225,045
Plus/Minus: change in fair value at vesting date of stock awards granted in any prior fiscal year for which all applicable vesting conditions have been satisfied	(20,709)	(325,473)	(529,705)	371,165	317,823

Compensation Actually Paid	1,462,507	621,278	549,639	2,257,930	5,339,883

(2)

The named executive officers for each of the years presented were as follows: for 2025, Dennis Gibney, John Klimowich, Oliver E. Lewis, Jr. and Allyson Schlesinger; for 2024, 2023 and 2020, Dennis E. Gibney, E. Thomas Allen, Jr., John Klimowich, and Allyson Schlesinger, for 2022, Dennis E. Gibney, E. Thomas Allen, Jr., John Klimowich, Allyson Schlesinger and W. Justin Jennings; and for 2021, Dennis E. Gibney, E. Thomas Allen, Jr., John Klimowich, Allyson Schlesinger and Oliver E. Lewis, Jr. The average compensation actually paid to the executive officers other than the chief executive officer for each of the years presented in the table, as calculated in accordance with SEC regulations, was as follows:

	2025 ($)	2024 ($)	2023 ($)	2022 ($)	2021 ($)
Total Average Compensation in Summary Compensation Table	1,136,636	963,859	1,250,538	851,145	1,034,874
Minus: aggregate change in pension value	(189,400)	(103,726)	(369,708)	—	(108,626)
Increase/Decrease for “Service Cost” for Pension Plans	(5,768)	4,230	(23,429)	(9,147)	26,558
Minus: stock awards reported in Summary Compensation Table	(131,045)	(180,174)	(218,773)	(81,002)	(83,999)
Minus: option awards reported in Summary Compensation Table	(130,934)	(60,030)	(72,950)	(54,000)	(56,000)
Plus: fair value at covered fiscal year-end of unvested stock awards and stock options granted during covered fiscal year	(22,835)	(16,566)	105,584	78,960	147,310
Plus/Minus: change in fair value at covered fiscal year-end of unvested stock awards and stock options granted in any prior fiscal year that remain outstanding	(9,960)	(89,005)	(122,010)	63,403	868,051
Plus/Minus: change in fair value at vesting date of stock awards granted in any prior fiscal year for which all applicable vesting conditions have been satisfied	(6,408)	(108,989)	(174,671)	97,913	85,548

Compensation Actually Paid	640,287	409,601	374,582	947,272	1,913,716

(3)	The peer group members did not change from 2022 to 2023, but did change for 2024 and 2025. See “Peer Group and Benchmarking.”
(4)	Net Income as reported in Columbia Financial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
(5)	See “— Non-GAAP Financial Measures” for reconciliation to Bank Level Core ROAA.

Financial Performance Measures

The following lists the most important financial performance measures used by us to link compensation actually paid to our named executive officers for 2025 to Columbia Financial performance.

Bank Level Non-GAAP Core ROAA

Bank Level Net Interest Margin

Bank Level Non-GAAP Efficiency Ratio

NPAs to Assets

For explanations of these financial performance measures and reconciliation to the applicable amount measured in accordance with GAAP, see “— Non-GAAP Financial Measures.” For explanations of how these financial performance measures were used to determine 2025 pay for our chief executive officer and other named executive officers, see “Compensation Discussion and Analysis — Elements of 2025 Executive Compensation Program.”

Non-GAAP Financial Measures

As discussed in this prospectus, the Compensation Committee uses non-GAAP financial measures to evaluate Columbia Financial’s performance under Columbia Financial’s incentive compensation plans. Typically, the Compensation Committee adjusts GAAP net income, or elements of net income, for non-core performance items so that participants are compensated for Columbia Financial’s core performance and not penalized or rewarded for non-core charges or unusual gains. Non-GAAP measures used in this prospectus consist of the following:

•	Core Net Income at Bank Level. Core net income and the related measure of core return on average assets reflect net income (loss) at the Bank level adjusted for items noted below, all net of tax.

•	Core ROAA at Bank Level. Core ROAA means the average of Columbia Bank’s core return on average assets as measured by core net income.

•

Core Efficiency Ratio at Bank Level. The efficiency ratio is non-interest expense as a percentage of net interest income plus non-interest income. The non-GAAP efficiency ratio adjusts non-interest income and non-interest expense for items noted below.

These non-GAAP financial measures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures with similar names that may be presented by other companies. The following tables present reconciliations of these non-GAAP measures to the applicable amounts measured in accordance with GAAP.

Core Net Income at Bank Level

(Dollars in thousands)	For the Year Ended December 31, 2025
Net income	$51,605
Less: gain on sale of securities, net	(219)
Plus: Extraordinary Legal Expense, net	112
Plus: swap fair value depreciation, net	105
Less: appreciation in value of equity securities, net	(652)
Plus: net loss on disposal of fixed assets, net	16
Less: gain on OREO, net	(211)
Plus: Severance, net	1,065

Core Net Income	$51,822

Core ROAA at Bank Level

(Dollars in thousands)	For the Year Ended December 31, 2025
Bank Net Income	$51,605
Bank Average Assets	$10,747,465
Bank ROAA	0.48%
Bank Core Net Income	$51,822
Bank Average Assets	$10,747,465
Bank Core ROAA	0.48%

Core Efficiency Ratio at Bank Level

(Dollars in thousands)	For the Year Ended December 31, 2025
Core Efficiency Ratio at Bank Level	69.35%
Efficiency Ratio	69.63%
Noninterest Expense	$179,677
Net Interest Income	222,450
Noninterest Income	$35,587

Revenue	$258,037

Noninterest Expense	$179,677
Less: Extraordinary Legal Expense	149
Less: swap fair value depreciation, net	139
Less: net loss on disposal of fixed assets, net	21
Less: Severance, net	$1,415

Core Noninterest Expense	$177,952

Revenue	$258,037
Less: gain on sale of securities, net	(290)
Less: gain on OREO, net	(281)
Less: appreciation in value of equity securities, net	$(866)

Core Revenue	$256,600

Relationship Between Pay and Financial Performance

The following charts illustrate how the compensation of our named executive officers aligns with Columbia Financial’s financial performance as measured by total stockholder return (TSR), net income and Bank Level Non-GAAP Core ROAA.

Compensation Actually Paid to TSR
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
$160
$140
$120
$100
$80
$60
$40
$20
$0
2021
2022
2023
2024
2025
CEO Pay ($000s)
Other NEO Pay ($000s)
TSR ($)

Compensation Actually Paid to Net Income
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
$100.0
$80.0
$60.0
$40.0
$20.0
$0.0
-$20.0
2021
2022
2023
2024
2025
CEO Pay ($000s)
Other NEO Pay ($000s)
Net Income/(Loss) ($millions)

Compensation Actually Paid to Bank Core ROAA
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
1.20
1.00
0.80
0.60
0.40
0.20
0.00
2021
2022
2023
2024
2025
CEO Pay ($000s)
Other NEO Pay ($000s)
Bank Core ROAA (%)

CEO Pay Ratio

We are required by SEC rules to disclose the median of the annual total compensation of all employees of Columbia Financial (excluding the Chief Executive Officer), the annual total compensation of the Chief Executive Officer, and the ratio of these two amounts (the “pay ratio”). The pay ratio below is a reasonable estimate based on Columbia Financial’s payroll records and the methodology described below and was calculated in a manner consistent with SEC rules. Because SEC rules for identifying the median employee and calculating the pay ratio allow companies to use a variety of methodologies, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

For purposes of calculating the 2025 pay ratio, Columbia Financial selected December 31, 2025, as the determination date for identifying the median employee. Year-to-date taxable wages paid from January 1, 2025 to December 31, 2025 for all employees as of the determination date, with the exception of Mr. Kemly, were arrayed from lowest to highest. Wages of newly hired permanent employees were adjusted to represent wages for the entire measurement period. This period captured all incentive payments for the tax year as well as income related to the vesting of equity awards, as applicable. The median employee was identified, and total compensation for the median employee was calculated in the manner required for the Summary Compensation Table. Mr. Kemly’s total compensation for 2025, as disclosed in the Summary Compensation Table, was $4,370,846 and the median employee’s total compensation was $162,003 producing a ratio of 27 to 1.

Director Compensation

Elements of Director Compensation

Director Fees. The board of directors determines the compensation of its non-employee directors after considering the recommendation of the Compensation Committee and the Compensation Committee’s independent compensation consultation. The Compensation Committees annually reviews data and analysis provided by its independent compensation consultant to assess the market competitiveness of the compensation structure of our non-employee directors. Following that review, the Compensation Committee approves and recommends to the Board for approval a compensation structure that is intended to provide a mix of cash and equity compensation that is market competitive based on the same peer group that is used by the Compensation Committee when reviewing executive compensation.

For fiscal year 2025, the non-employee directors of Columbia Bank received cash and equity compensation for service as a director as follows:

Annual Restricted Stock Award	$50,000
Annual Cash Retainer (excludes Board Chair)	85,000
Board Chair Annual Cash Retainer	158,500
Additional Annual Cash Retainer for Committee Chairs:(1)
Audit Committee	7,500
Nominating/Corporate Governance Committee	2,500
Compensation Committee	7,500
Operations and Strategic Planning Committee	2,500
Additional Annual Cash Retainer for Committee Members:
Audit Committee	9,000
Nominating/Corporate Governance Committee	5,200
Compensation Committee	9,000
Risk Committee	5,200
Operations and Strategic Planning Committee	6,500
Technology Committee	6,500

(1)	Committee chairs receive a retainer for serving as chair and the additional retainer for serving as members of the committees they chair.

Board members do not receive any additional compensation as a result of their service as directors of Columbia Bank MHC or Columbia Financial.

Director Stock Ownership Guidelines. Our directors are subject to stock ownership guidelines that require them to hold Columbia Financial stock with a value equal to three times their annual cash Board retainer. As of December 31, 2025, all of our non-employee directors are in compliance with our stock ownership guidelines, with the exception of Mr. Kuiken. Mr. Kuiken joined the board in 2020 and has not yet met the required ownership threshold. However, Mr. Kuiken intends to purchase shares of our common stock in the conversion offering and such purchase coupled with the annual grant of restricted stock that directors receive as part of their compensation should bring Mr. Kuiken into compliance with the ownership requirements. Mr. Kuiken is currently in compliance with the holding requirement for unvested shares of restricted stock which he receives as part of his board compensation.

Director Equity Compensation. Non-employee directors participate in Columbia Financial’s equity compensation program and such awards are a key component of each director’s annual compensation. Each non-employee director of Columbia Financial received a grant of restricted stock awards in 2025 that vests on the first anniversary of the grant date.

Director Benefits. Columbia Financial provides health insurance coverage and limited life insurance coverage for directors.

2025 Director Compensation

The following table sets forth the compensation received by the non-employee directors of Columbia Financial during the year ended December 31, 2025.

Name	Fees Earned or Paid in Cash $(1)	Stock Awards $(2)	All Other Compensation $(3)	Total ($)
Noel R. Holland	199,900	48,137	7,456	255,493
James M. Kuiken	114,700	48,137	—	162,837
Michael Massood	118,400	48,137	16,121	182,658
Elizabeth E. Randall	118,400	48,137	1,354	167,891
Lucy Sorrentini	114,700	48,137	14,351	177,188
Daria S. Torres	110,900	48,137	11,232	170,269
Robert Van Dyk	113,400	48,137	—	161,537
Paul Van Ostenbridge	105,700	48,137	11,184	165,021

(1)	Includes total cash compensation earned through Board and Board committee retainers, whether paid or deferred.
(2)

Each non-employee director received a restricted stock award as a component of director compensation of 3,207 shares with a value of $48,137 on March 11, 2025. The award vests on March 11, 2026, the first anniversary of the grant date. In accordance with SEC disclosure requirements for equity compensation, the reported amount represents the full grant date fair value of each award calculated in accordance with FASB ASC Topic 718.

(3)

Includes imputed income for bank-owned life insurance for Mr. Holland, Mr. Massood, Ms. Randall and Mr. Van Ostenbridge and premiums for health insurance paid by Columbia Bank on behalf of Mr. Massood, Mr. Holland, Ms. Sorrentini, Ms. Torres, and Mr. Van Ostenbridge.

Future Equity Incentive Plan

Following the offering, Columbia Financial, Inc. plans to adopt an equity incentive plan that will provide for grants of stock options, restricted stock and/or restricted stock units. In accordance with applicable regulations, Columbia Financial, Inc. anticipates that the plan will authorize a number of stock options equal to 6.20% of the total shares sold in the offering, and a number of shares of restricted stock/restricted stock units equal to 2.45% of the total shares sold in the offering. Therefore, the number of shares reserved under the plan will range from 12,315,438 shares, assuming 142,375,000 shares are issued at the adjusted minimum and the minimum of the offering range, to 16,662,063 shares, assuming 192,625,000 shares are issued at the maximum of the offering range.

Columbia Financial, Inc. may fund the future equity incentive plan through the purchase of common stock in the open market by a trust that may be established in connection with the plan or from authorized, but unissued, shares of Columbia Financial, Inc. common stock. The issuance of additional shares for future equity grants would dilute the interests of existing stockholders. See “Pro Forma Data.”

Any stock options granted under a future equity incentive plan will be granted at an exercise price equal to 100% of the fair market value of Columbia Financial, Inc. common stock on the date of grant. Future awards of restricted stock or restricted stock units will be made at no cost to recipients. The plan administrator will determine the terms and conditions of each equity award granted under the future equity incentive plan including, but not limited to, the type of and amount of an award, as well as vesting conditions for each award, subject to applicable regulations. Regulatory requirements may vary depending on whether Columbia Financial, Inc. adopts the plan within one year following the completion of the offering or after one year following the completion of the offering. If Columbia Financial, Inc. adopts the equity incentive plan more than one year after completion of the offering, the plan would not be subject to many existing regulatory requirements, including limiting the number of awards reserved or granted under the plan and the time period over which participants may vest in awards granted to them.

Transactions with Related Persons

Loans and Extensions of Credits. The Sarbanes-Oxley Act generally prohibits loans by Columbia Bank to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Columbia Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Columbia Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit Columbia Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

In accordance with banking regulations, the board of directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of  $25,000 or 5% of Columbia Financial’s capital and surplus (up to a maximum of  $500,000) and such loan must be approved in advance by a majority of the disinterested members of the board of directors. Additionally, pursuant to Columbia Financial’s Code of Ethics and Business Conduct, all executive officers and directors must disclose any existing or emerging conflicts of interest to our President and Chief Executive Officer. Such potential conflicts of interest include, but are not limited to, the following: (i) our conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest; and (ii) the ownership of more than 1% of the outstanding securities (or that represents more than 5% of the total assets of the employee and/or family member) of any business entity that does business with or is in competition with Columbia Financial.

Columbia Bank had no loans to related parties at December 31, 2025.

Indemnification for Directors and Officers

Columbia Financial, Inc.’s articles of incorporation provide that Columbia Financial, Inc. must indemnify all directors and officers of Columbia Financial, Inc. against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of Columbia Financial, Inc. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party. Except insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Columbia Financial, Inc. pursuant to its articles of incorporation or otherwise, Columbia Financial, Inc. has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

STOCK OWNERSHIP

The following table provides information as of June 26, 2026 about the persons known to Columbia Financial, Inc. and Columbia Financial to be the beneficial owners of more than 5% of Columbia Financial outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding(1)
Columbia Bank MHC(2) 19-01 Route 208 North Fair Lawn, New Jersey 07410	76,016,524	73.0%

(1)	Based on 104,055,967 shares of Columbia Financial common stock outstanding and entitled to vote as of June 26, 2026.
(2)	The members of the board of directors of Columbia Financial and Columbia Bank also constitute the board of directors of Columbia Bank MHC.

The following table provides information as of June 26, 2026 about the shares of Columbia Financial common stock that may be considered to be beneficially owned by each director and executive officer of Columbia Financial and Columbia Financial, Inc., and by all directors and executive officers of Columbia Financial, Inc. and Columbia Financial as a group.(a) A person may be considered to beneficially own any shares of common stock over which he or she has directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security and each of the listed individuals has sole voting and investment power with respect to the shares shown.

Name	Number of Shares Owned	Number of Shares that May be Acquired within 60 Days by Exercising Options	Percent of Common Stock Outstanding
Non-Employee Directors(1):
Noel R. Holland	96,029	83,294	*
James M. Kuiken	19,023	—	*
Michael Massood	102,825	83,294	*
Elizabeth E. Randall	107,237	62,474	*
Lucy Sorrentini	25,503	—	*
Daria S. Torres(2)	40,817	—	*
Robert Van Dyk	137,958	83,294	*
Paul Van Ostenbridge(2)	25,698	—	*
James H. Wainwright	8,154	—	*
Executive Officers:
Dennis E. Gibney(3)	263,473	267,553	*
Thomas J. Kemly(4)	605,930	750,726	1.30%
John Klimowich	145,134	212,935	*
Oliver E. Lewis, Jr.	79,676	98,455	*
Manesh Prabhu	35,566	33,336	*
Mayra L. Rinaldi(5)	49,516	63,865	*
Allyson Schlesinger	136,805	181,216	*
Thomas Splaine, Jr.	11,483	3,058	*
All Directors and Executive Officers as a Group (17 persons)	1,890,827	1,923,500	3.67%

*	Less than 1%.
(1)

Upon the closing date of the acquisition, Steven M. Klein will become an executive officer and director of Columbia Financial, Inc. and Columbia Bank and John P. Connors, Jr., Timothy C. Harrison and Paul V. Stahlin will become directors of Columbia Financial, Inc. and Columbia Bank. As of June 26, 2026, Mr. Klein, Mr. Connors, Mr. Harrison and Mr. Stahlin beneficially owned 209,632, 82,313, 54,354 and 600,109 shares of Northfield Bancorp common stock, respectively, which, assuming the election by each individual of 100% stock consideration in the merger, would equal 298,725, 117,296, 77,454 and 855,155 shares of Columbia Financial, Inc. common stock, respectively.

(2)	Ms. Torres and Mr. Van Ostenbridge served as directors of Columbia Financial until the 2026 Annual Meeting of Columbia Financial.
(3)	Includes 10,000 shares held by Mr. Gibney’s spouse.
(4)	Includes 5,933 shares held by Mr. Kemly’s spouse.
(5)	Includes 1,624 shares held by Mrs. Rinaldi’s spouse and 240 shares in trust for one child and a godchild.

	Stock Ownership Plan (ESOP)	Columbia Bank Supplemental Executive Retirement Plan (SERP)	Columbia Bank Savings and Investment Plan (401(k) Plan)	Columbia Bank Savings Income Maintenance Plan	Columbia Bank Stock Based Deferral Plan	Columbia Financial, Inc. 2019 Equity Incentive Plan(a)
Noel R. Holland	—	—	—	—	10,071	2,952
James M. Kuiken	—	—	—	—	—	2,952
Michael Massood	—	—	—	—	—	2,952
Elizabeth E. Randall	—	—	—	—	9,993	2,952
Lucy Sorrentini	—	—	—	—	7,680	2,952
Daria S. Torres	—	—	—	—	29,562	—
Robert Van Dyk	—	—	—	—	—	2,952
Paul Van Ostenbridge	—	—	—	—	—	2,952
James H. Wainwright	1,995	—	—	—	—	2,952
Dennis E. Gibney	8,689	11,403	—	—	1,953	56,568
Thomas J. Kemly	8,689	35,309	40,946	41,572	69,602	154,610
John Klimowich	8,689	7,627	17,130	4,214	9,212	34,600
Oliver E. Lewis, Jr.	7,591	3,414	—	681	4,905	33,632
Manesh Prabhu	3,220	865	2,058	—	1,022	21,304
Mayra L. Rinaldi	7,749	68	7,249	—	—	12,417
Allyson Schlesinger	7,753	7,130	—	4,683	13,543	36,382
Thomas Splaine, Jr.	831	—	—	—	—	10,260

(a)	Represents shares of unvested restricted stock granted under Columbia Financial’s 2019 Equity Incentive Plan.

SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND DIRECTORS

The table below sets forth, for each of our directors and executive officers and for all of the directors and executive officers as a group, the following information:

•

The number of shares of common stock of Columbia Financial, Inc. to be received in exchange for shares of Columbia Financial common stock upon consummation of the conversion and the offering, based upon their beneficial ownership of Columbia Financial common stock as of June 26, 2026;

•	The proposed purchases of Columbia Financial, Inc. common stock, assuming sufficient shares are available to satisfy their subscriptions; and

•	The total amount of Columbia Financial, Inc. common stock to be held upon consummation of the conversion and offering.

In each case, it is assumed that shares are sold and the exchange ratio is calculated at the midpoint of the offering range. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 25% of the shares sold in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories.

The proposed purchase of shares by directors and executive officers of Columbia Financial, Inc. and Columbia Financial of shares of Columbia Financial, Inc. common stock in the offering does not constitute a recommendation or endorsement by such individuals that you should buy stock in the offering. Before making an investment decision, you should read this entire document carefully, including the consolidated financial statements and the notes thereto, and the section entitled “Risk Factors.”

		Proposed Purchases of Stock in the Offering		Total Common Stock to be Held
Name of Beneficial Owner	Number of Shares Received in Exchange for Shares of Columbia Financial, Inc.(1)	Number of Shares	Dollar Amount	Number of Shares(1)	Percentage of Total Outstanding
Directors:
Dennis E. Gibney	580,562	40,000	$400,000	620,562	*
Noel R. Holland	211,599	15,000	150,000	226,599	*
Thomas J. Kemly	1,335,166	50,000	500,000	1,385,166	*
James M. Kuiken	41,917	10,000	100,000	51,917	*
Michael Massood	226,574	25,000	250,000	251,574	*
Elizabeth E. Randall	236,296	50,000	500,000	286,296	*
Lucy Sorrentini	56,195	20,000	200,000	76,195	*
Daria S. Torres(2)	89,940	2,500	25,000	92,440	*
Robert Van Dyk	303,990	25,000	250,000	328,990	*
Paul Van Ostenbridge(2)	56,625	5,000	50,000	61,625	*
James H. Wainwright	17,967	10,000	100,000	27,967	*
Executive Officers Who are Not Also Directors:
John Klimowich	319,802	30,000	300,000	349,802	*
Oliver E. Lewis, Jr.	175,566	15,000	150,000	190,566	*
Manesh Prabhu	78,369	15,000	150,000	93,369	*
Mayra L. Rinaldi	109,108	10,000	100,000	119,108	*
Allyson Schlesinger	301,449	50,000	500,000	351,449	*
Thomas Splaine, Jr.	25,302	50,000	500,000	75,302	*

All Directors and Executive Officers as a Group 17 persons	4,166,427	422,500	$4,225,000	4,588,927	1.7%

*	Less than 1.0%.
(1)	Based on information presented in “Stock Ownership.”
(2)	Ms. Torres and Mr. Van Ostenbridge served as directors of Columbia Financial until the 2026 Annual Meeting of Columbia Financial.

FEDERAL AND STATE TAXATION

Federal Taxation

General. Columbia Financial and Columbia Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Columbia Financial and Columbia Bank.

Method of Accounting. For federal income tax purposes, Columbia Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31st for filing its federal income tax returns.

Net Operating Loss Carryovers. Effective with the passage of the Tax Cuts and Jobs Act, net operating loss carrybacks are no longer permitted, and net operating losses are allowed to be carried forward indefinitely. Net operating loss carryforwards arising from tax years beginning after January 1, 2018 are limited to offset a maximum of 80% of a future year’s taxable income. At December 31, 2025, Columbia Bank had $1.9 million net operating loss carryovers at the federal level and $173.0 million in net operating loss carryovers at the state level.

Capital Loss Carryovers. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which carried and is used to offset any capital gains. Any loss remaining after the five-year carryover period that has not been deducted is no longer deductible. At December 31, 2025, Columbia Bank had no capital loss carryovers.

Corporate Dividends. We may generally exclude from our income 100% of dividends received from Columbia Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. Columbia Bank’s federal income tax returns and New Jersey State income tax returns have not been audited in the last three years.

State Taxation

New Jersey State Taxation. For New Jersey tax purposes, regular corporations are presently taxed at a rate equal to 9% of taxable income. New Jersey currently also imposes a Corporate Transit Fee of 2.5%, which applies to Columbia Financial, for corporations with a taxable net income over $10 million effective through December 31, 2028. For 2019 and prospectively, New Jersey law requires combined filing for members of an affiliated group, but excluded companies that qualify as a New Jersey Investment Company and REIT. For periods ending on and after July 31, 2023, companies meeting the statutory definition of a REIT are required to be included in the combined filing. This legislation included an exception if at least 50% of the shares, by vote or value, are owned or controlled, directly or indirectly, by a state or federally chartered bank, savings bank, or savings and loan association (financial institution) with assets of $15 billion or less. As of December 31, 2025, Columbia Financial qualified for this exception. The allocation and apportionment of taxable income to New Jersey may affect the overall tax rate.

Maryland State Taxation. As a Maryland business corporation, Columbia Financial, Inc. is required to file an annual report with and pay personal property taxes to the State of Maryland.

THE CONVERSION AND OFFERING

The boards of directors of Columbia Bank MHC and Columbia Financial have approved the plan of conversion. The stockholders of Columbia Financial approved the plan of conversion on June 25, 2026 and the members of Columbia Bank MHC approved the plan of conversion on June 29, 2026. We have filed applications with the Federal Reserve Board with respect to the conversion and with respect to Columbia Financial, Inc. becoming the holding company for Columbia Bank, and such applications have been conditionally approved by the Federal Reserve Board as of the date of this prospectus. The conditional approval by the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

General

In connection with the approval of the merger agreement, the boards of directors of Columbia Bank MHC and Columbia Financial adopted the plan of conversion on January 31, 2026. Pursuant to the plan of conversion, our organization will convert from the mutual holding company form of organization to the fully stock form. Columbia Bank MHC will be merged into Columbia Financial. Columbia Financial, which owns 100% of Columbia Bank, will be merged into Columbia Financial, Inc., a newly formed Maryland corporation. As part of the conversion, the 73.1% ownership interest of Columbia Bank MHC in Columbia Financial, Inc. will be offered for sale in the offering. When the conversion is completed, all of the outstanding common stock of Columbia Bank will be owned by Columbia Financial, Inc., and all of the outstanding common stock of Columbia Financial, Inc. will be owned by public stockholders. Columbia Financial and Columbia Bank MHC will cease to exist. A diagram of our corporate structure before and after the conversion is set forth in the “Summary” section of this prospectus.

Immediately after completion of the conversion, it is expected that Northfield Bancorp will merge with and into Columbia Financial, Inc. with Columbia Financial, Inc. being the survivor of the merger in accordance with the terms of the merger agreement. Immediately thereafter, Northfield Bank will merge with and into Columbia Bank with Columbia Bank being the survivor in the merger.

Under the plan of conversion, at the completion of the conversion and offering, each share of Columbia Financial common stock owned by persons other than Columbia Bank MHC will be converted automatically into the right to receive shares of Columbia Financial, Inc. common stock determined pursuant to an exchange ratio. The exchange ratio will ensure that immediately after the exchange of existing shares of Columbia Financial for new shares of Columbia Financial, Inc. the public stockholders will own approximately the same aggregate percentage of shares of common stock of Columbia Financial, Inc. that they owned in Columbia Financial immediately prior to the conversion, excluding any shares they purchased in the offering and excluding any shares issued in connection with the acquisition of Northfield Bancorp, adjusted downward to reflect certain assets held by Columbia Bank MHC.

We intend to retain 50% of the net proceeds of the offering (taking into account the loan to the employee stock ownership plan and the shares issued in the merger) and to invest the remaining 50% of the net proceeds in Columbia Bank. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of Columbia Financial. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of shares of common stock to be issued in the offering will be determined at the completion of the offering. See “— How We Determined the Offering Range and the $10.00 Purchase Price” for more information as to the determination of the estimated pro forma market value of the common stock. If Columbia Financial, Inc. does not receive subscriptions for at least 142,375,000 shares in the subscription offering and community offering, the issuance of up to 41,800,140 unsubscribed shares to former Northfield Bancorp stockholders in the merger would not affect the total number of shares issued to former Northfield Bancorp stockholders in the merger, but would reduce the total number of shares outstanding after the completion of the conversion, offering and the merger. For example, if unsubscribed shares are not issued to former Northfield Bancorp stockholders in the merger, then, at the “minimum” of the offering range, 142,375,000 shares of Columbia Financial, Inc. common stock will be sold for cash in the offering, 41,800,140 shares will be issued to former Northfield Bancorp stockholders in the merger, and 236,557,985 shares will be outstanding immediately following the transactions. On the other hand, if subscriptions are received for only 100,574,860 shares, and 41,800,140 unsubscribed shares are issued in the merger, then, at the “adjusted minimum” of the offering range, 100,574,860 shares will be sold for cash in the offering, 41,800,140 shares will be issued to former Northfield Bancorp stockholders in the merger, and 194,757,845 shares will be outstanding immediately following the transactions. The decision as to whether or not to apply unsubscribed shares to the merger will be made by Columbia Financial, Inc. in its discretion. Please carefully review “— Shares Outstanding at Completion of the Offering” for a tabular presentation of the total shares outstanding after the conversion and the merger.

No sale of common stock to be offered in the offering may be consummated unless the independent appraiser confirms that, to the best knowledge of the appraiser, nothing of a material nature has occurred which would cause the independent appraiser to conclude that the aggregate value of the common stock to be issued in the offering is incompatible with its estimate of the aggregate consolidated pro forma market value of Columbia Financial.

The following is a brief summary of the conversion and offering and is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion is available for inspection at each branch office of Columbia Bank. The plan of conversion is also filed as an exhibit to Columbia Bank MHC’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Federal Reserve Board. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part. Copies of the registration statement may be obtained online at the Securities and Exchange Commission’s website, www.sec.gov. See “Where You Can Find More Information.”

Reasons for the Conversion

Our primary reasons for converting to the fully public stock form of ownership and undertaking the offering are as follows:

•

Facilitate our acquisition of Northfield Bancorp. The stock holding company structure enables us to acquire Northfield Bancorp through a combination of common stock and cash consideration, which is not possible in our current mutual holding company form of organization.

•	To enhance stockholder returns through higher earnings and more flexible capital management strategies.

•

To pay dividends on our common stock. The stock holding company structure will eliminate the current limitations imposed by the mutual holding company structure on dividend payments and make it less costly for us to pay dividends.

•

Strengthen our capital position with the additional capital we will raise in the offering to support our planned growth. A strong capital position is essential to achieving our long-term objectives of growing Columbia Bank and building stockholder value. While Columbia Bank exceeds all regulatory capital requirements, the proceeds from the offering will greatly strengthen our capital position and enable us to support our planned growth.

•

Transition us to a more familiar and flexible organizational structure. The stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors and enhance the liquidity of our common stock. The stock holding company structure will also give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans or arrangements for any such offerings.

•

Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transactions, other than our pending merger with Northfield Bancorp, the stock holding company structure will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions and/or financial services companies as opportunities arise.

Approvals Required

The affirmative vote of a majority of the total votes eligible to be cast by the members of Columbia Bank MHC (eligible voting customers of Columbia Bank) is required to approve the plan of conversion. By their approval of the plan of conversion, the members of Columbia Bank MHC will also be approving the merger of Columbia Bank MHC into Columbia Financial. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Columbia Financial and the affirmative vote of the holders of a majority of the outstanding shares of common stock of Columbia Financial held by the public stockholders of Columbia Financial (stockholders other than Columbia Bank MHC) are also required to approve the plan of conversion. We have filed applications with the Federal Reserve Board with respect to the conversion and with respect to Columbia Financial, Inc. becoming the holding company for Columbia Bank, and such applications have been conditionally approved by the Federal Reserve Board as of the date of this prospectus.

The stockholders of Columbia Financial approved the plan of conversion on June 25, 2026 and the members of Columbia Bank MHC approved the plan of conversion on June 29, 2026.

Effect of Columbia Bank MHC’s Assets on Minority Stock Ownership

In the exchange, the public stockholders of Columbia Financial will receive shares of common stock of Columbia Financial, Inc. in exchange for their shares of common stock of Columbia Financial pursuant to an exchange ratio that is designed to provide, subject to adjustment, existing public stockholders with approximately the same ownership percentage of the common stock of Columbia Financial, Inc. after the conversion as their ownership percentage in Columbia Financial immediately prior to the conversion, without giving effect to new shares purchased in the offering, shares issued in the acquisition of Northfield Bancorp or cash paid in lieu of any fractional shares. However, under Federal Reserve regulations the exchange ratio is required to be adjusted to reflect assets held by Columbia Bank MHC (other than shares of stock of Columbia Financial) at the completion of the conversion, which assets currently consist of a de minimis amount of cash. Columbia Bank MHC had net assets of $86,000 as of December 31, 2025, not including its ownership of Columbia Financial common stock. Based on this de minimis amount, RP Financial concluded that no adjustment to the exchange ratio is required.

Share Exchange Ratio for Current Stockholders

At the completion of the conversion, each publicly held share of Columbia Financial common stock will be converted automatically into the right to receive a number of shares of Columbia Financial, Inc. common stock. The number of shares of common stock will be determined pursuant to the exchange ratio, which ensures that the public stockholders will own the same percentage of common stock in Columbia Financial, Inc. after the conversion as they held in Columbia Financial immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering, their receipt of cash in lieu of fractional exchange shares and the issuance of shares of common stock to stockholders of Northfield Bancorp, adjusted downward to reflect certain assets held by Columbia Bank MHC. The exchange ratio will not depend on the market value of Columbia Financial common stock. The exchange ratio will be based on the percentage of Columbia Financial common stock held by the public, the independent valuation of Columbia Financial prepared by RP Financial and the number of shares of common stock issued in the offering. The exchange ratio is expected to range from approximately 1.8729 shares for each publicly held share of Columbia Financial at the minimum of the offering range to 2.5340 shares for each publicly held share of Columbia Financial at the maximum of the offering range.

The following table shows the exchange ratio, based on the appraised full conversion value of Columbia Financial as of February 2, 2026, assuming public stockholders of Columbia Financial own 73.1% of Columbia Financial common stock prior to the completion of the conversion. The table also shows how many shares of Columbia Financial, Inc. a hypothetical owner of Columbia Financial common stock would receive in the exchange for 100 shares of common stock owned at the completion of the conversion, depending on the number of shares issued in the offering.

	Shares to be Sold in the Offering			Shares to be Exchanged for Existing Shares of Columbia Financial		Total Shares of Common Stock Issued in the Exchange and Sold in the Offering	Minority Stockholder Exchange Ratio	Equivalent per Share Value(1)	Shares to be Received for 100 Existing Shares(2)
	Amount		Percent	Amount	Percent
Adjusted Minimum	142,375,000	(3)	73.1%	52,382,845	26.9%	194,757,845	1.8729	$18.73	187
Minimum	142,375,000		73.1%	52,382,845	26.9%	194,757,845	1.8729	$18.73	187
Midpoint	167,500,000		73.1%	61,626,877	26.9%	229,126,877	2.2035	$22.04	220
Maximum	192,625,000		73.1%	70,870,908	26.9%	263,495,908	2.5340	$25.34	253

(1)

Represents the value of shares of Columbia Financial, Inc. common stock received in the conversion by a holder of one share of Columbia Represents the value of shares of Columbia Financial, Inc. common stock received in the conversion by a holder of one share of Columbia Financial common stock at the exchange ratio, assuming a market price of  $10.00 per share.

(2)	Cash will be paid instead of issuing any fractional shares.
(3)

Assumes that 41,800,140 shares included in the adjusted minimum will be issued as merger consideration and which will be considered shares sold in the community offering for purposes of the minimum offering requirement.

Shares Outstanding at Completion of the Offering

The following table shows the total number of shares of Columbia Financial, Inc. common stock that will be outstanding after the completion of the offering, the exchange of shares of Columbia Financial for shares of Columbia Financial, Inc. and the completion of the merger with Northfield Bancorp, assuming that 70% of Northfield Bancorp’s outstanding shares of common stock are exchanged for shares of Columbia Financial, Inc. common stock and 30% of Northfield Bancorp’s outstanding shares of common stock are exchanged for cash in the merger. Information is presented at the adjusted minimum, minimum, midpoint and maximum of the offering range. At the adjusted minimum, it is assumed that 41,800,140 shares issued as merger consideration are used to satisfy the minimum offering requirement.

	Columbia Financial, Inc. Shares Issued in the Merger		Columbia Financial, Inc. Shares Sold in the Offering		Columbia Financial, Inc. Exchange Shares Issued to Minority Stockholders		Columbia Financial, Inc. Shares Outstanding
	Number	Percent of Shares Outstanding	Number	Percent of Shares Outstanding	Number	Percent of Shares Outstanding	Number	Percent of Shares Outstanding
Adjusted Minimum	41,800,140	21.46%	100,574,860	51.64%	52,382,845	26.90%	194,757,845	100.00%
Minimum	41,800,140	17.67%	142,375,000	60.19%	52,382,845	22.14%	236,557,985	100.00%
Midpoint	41,800,140	15.43%	167,500,000	61.82%	61,626,877	22.75%	270,927,017	100.00%
Maximum	42,973,477	14.02%	192,625,000	62.85%	70,870,908	23.12%	306,469,385	100.00%

The following table shows the total number of shares of Columbia Financial, Inc. common stock that will be outstanding after the completion of the offering, the exchange of shares of Columbia Financial for shares of Columbia Financial, Inc. and the completion of the merger with Northfield Bancorp, assuming that 100% of Northfield Bancorp’s outstanding shares of common stock are exchanged for shares of Columbia Financial, Inc. common stock in the merger. Information is presented at the adjusted minimum, minimum, midpoint and maximum of the offering range. At the adjusted minimum, it is assumed that 59,714,485 shares issued as merger consideration are used to satisfy the minimum offering requirement.

	Columbia Financial, Inc. Shares Issued in the Merger		Columbia Financial, Inc. Shares Sold in the Offering		Columbia Financial, Inc. Exchange Shares Issued to Minority Stockholders		Columbia Financial, Inc. Shares Outstanding
	Number	Percent of Shares Outstanding	Number	Percent of Shares Outstanding	Number	Percent of Shares Outstanding	Number	Percent of Shares Outstanding
Adjusted Minimum	59,714,485	30.66%	82,660,515	42.44%	52,382,845	26.90%	194,757,845	100.00%
Minimum	59,714,485	23.47%	142,375,000	55.95%	52,382,845	20.58%	254,472,330	100.00%
Midpoint	59,714,485	20.67%	167,500,000	57.99%	61,626,877	21.34%	288,841,362	100.00%
Maximum	61,390,681	18.90%	192,625,000	59.29%	70,870,908	21.81%	324,886,589	100.00%

The actual percentage of merger consideration that will be paid in shares of Columbia Financial, Inc. will depend on market conditions and the elections made by Northfield Bancorp shareholders.

Effects of Conversion

Continuity. The conversion will not affect the normal business of Columbia Bank of accepting deposits and making loans. Columbia Bank will continue to be a federal savings bank and will continue to be regulated by the OCC. After the conversion, Columbia Bank will continue to offer its existing services to depositors, borrowers and other customers. The directors of Columbia Financial serving at the time of the conversion will be the directors of Columbia Financial, Inc. upon the completion of the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of Columbia Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, statements and other evidences of their accounts.

Effect on Loans. No loan outstanding from Columbia Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, all depositors and certain borrowers of Columbia Bank have voting rights in Columbia Bank MHC as to all matters requiring member approval. Upon completion of the conversion, these customers will cease to be members of Columbia Bank MHC and will no longer have voting rights. Upon completion of the conversion, all voting rights in Columbia Bank will be vested in Columbia Financial, Inc. as the sole stockholder of Columbia Bank. The stockholders of Columbia Financial, Inc. will possess exclusive voting rights with respect to Columbia Financial, Inc. common stock.

Tax Effects. We have received an opinion of counsel with regard to the federal income tax consequences of the conversion and an opinion of our tax advisor with regard to the state income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to Columbia Bank MHC, Columbia Financial, Columbia Bank, the public stockholders of Columbia Financial (except for cash paid for fractional shares), eligible account holders, supplemental eligible account holders or other members. See “— Material U.S. Federal Income Tax Consequences of the Conversion and Offering.”

Effect on Liquidation Rights. Each depositor in Columbia Bank has both a deposit account in Columbia Bank and a pro rata ownership interest in the net worth of Columbia Bank MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This ownership interest may only be realized in the event of a complete liquidation of Columbia Bank MHC and Columbia Bank; however, there has never been a liquidation of a solvent mutual holding company. Any depositor who opens a deposit account receives a pro rata ownership interest in Columbia Bank MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her deposit account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Columbia Bank MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock depository institution that is a subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which would be realizable only in the unlikely event that Columbia Bank MHC and Columbia Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Columbia Bank MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion, Eligible Account Holders and Supplemental Eligible Account Holders will receive an interest in liquidation accounts maintained by Columbia Financial, Inc. and Columbia Bank in an aggregate amount equal to (i) Columbia Bank MHC’s ownership interest in Columbia Financial’s total stockholders’ equity as of the date of the latest statement of financial condition included in this prospectus, plus (ii) the value of the net assets of Columbia Bank MHC as of the date of the latest statement of financial condition of Columbia Bank MHC prior to the consummation of the conversion (excluding its ownership of Columbia Financial). Columbia Financial, Inc. and Columbia Bank will hold the liquidation accounts for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in Columbia Bank after the conversion. The liquidation accounts are intended to preserve for Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with Columbia Bank a liquidation interest in the residual net worth, if any, of Columbia Financial, Inc. or Columbia Bank (after the payment of all creditors, including depositors to the full extent of their deposit accounts) in the event of a liquidation of  (a) Columbia Financial, Inc. and Columbia Bank or (b) Columbia Bank. See “— Liquidation Rights.” In connection with the merger, Columbia Financial, Inc. will assume the liquidation account of Northfield Bancorp.

How We Determined the Offering Range and the $10.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma market value after the conversion (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an appraisal by an independent party experienced and expert in corporate appraisals. We have retained RP Financial, LC, which is experienced in the evaluation and appraisal of business entities, to prepare the appraisal. RP Financial will receive fees totaling $625,000 for its appraisal report, plus $25,000 for each appraisal update (of which there will be at least one more) and reasonable out-of-pocket expenses. We have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the offering.

RP Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed our conversion application as filed with the Federal Reserve Board and our registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

In connection with its appraisal, RP Financial reviewed the following factors, among others:

•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded, fully converted financial institution holding companies that RP Financial deemed comparable to us;

•	the specific terms of the offering of our common stock;

•	the pro forma impact of the additional capital raised in the offering;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

RP Financial’s independent valuation also utilized certain assumptions as to the pro forma earnings of Columbia Financial after the offering. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds, and expenses related to the stock-based benefit plans of Columbia Financial, Inc., including the employee stock ownership plan and the new equity incentive plan. The Columbia Bank ESOP and the new equity incentive plan are assumed to purchase 3.0% and 2.45%, respectively, of the shares of Columbia Financial, Inc. common stock sold in the offering. The new equity incentive plan is also assumed to grant options to purchase 6.20% of the shares of Columbia Financial, Inc. common stock sold in the offering. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

Consistent with Federal Reserve Board appraisal guidelines, RP Financial applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and estimated core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by RP Financial to be comparable to us, subject to valuation adjustments applied by RP Financial to account for differences between Columbia Financial and the peer group.

In applying each of the valuation methods, RP Financial considered adjustments to the pro forma market value based on a comparison of Columbia Financial with the peer group. RP Financial advised the board of directors that the valuation analysis took into consideration that relative to the peer group a slight downward adjustment was applied for profitability, growth and viability of earnings. Additionally, RP Financial made slight upward adjustments for Columbia Financial’s financial condition and asset growth in comparison to the peer group’s characteristics for those valuation parameters. RP Financial made no adjustments for primary market area, dividends, liquidity of the shares, marketing of the issue, management and the effect of government regulations and regulatory reform.

The downward adjustment applied for profitability, growth and viability of earnings took into consideration Columbia Financial’s lower pro forma core earnings, based on Columbia Financial’s lower pro forma returns on average assets and average equity. The upward adjustment applied for financial condition was due to Columbia Financial’s more favorable credit quality measures and stronger pro forma capital position. The upward adjustment applied for asset growth was due to Columbia Financial’s stronger pro forma asset growth as the result of the acquisition of Northfield Bancorp and greater leverage capacity as the result of the capital that will be raised in the offering.

The peer group is comprised of publicly-traded thrifts and commercial banks all selected based on asset size, market area and operating strategy. In preparing its appraisal, RP Financial placed emphasis on the price-to-earnings and the price-to-book approaches and placed lesser emphasis on the price-to-assets approach in estimating pro forma market value. As of the February 2, 2026 valuation, the peer group consisted of 12 publicly traded bank and thrift holding companies based in the Mid-Atlantic region of the United States with assets between $7.0 billion and $25.0 billion. As of the February 2, 2026 valuation, the peer group included companies with:

•	average assets of $12.7 billion;

•	average non-performing assets of 0.54% of total assets;

•	average loans of 75.7% of total assets;

•	average tangible equity of 9.0% of total assets; and

•	average core income of 0.97% of average assets.

The appraisal peer group consists of the companies listed below. Total assets are as of March 31, 2026.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets (in millions)
CNB Financial Corp. (CCNE)	NASDAQ	Clearfield, PA	$8,515
ConnectOne Bancorp, Inc. (CNOB)	NASDAQ	Englewood Cliffs, NJ	$14,210
Dime Community Bancshares, Inc. (DCOM)	NASDAQ	Hauppauge, NY	$15,000
First Commonwealth Financial Corp. (FCF)	NYSE	Indiana, PA	$12,263
Kearny Financial Corp. (KRNY)	NASDAQ	Fairfield, NJ	$7,608
NBT Bancorp, Inc. (NBTB)	NASDAQ	Norwich, NY	$16,204
Peapack-Gladstone Financial Corp. (PGC)	NASDAQ	Bedminster, NJ	$7,699
Provident Financial Services, Inc. (PFS)	NYSE	Jersey City, NJ	$25,202
S&T Bancorp, Inc. (STBA)	NASDAQ	Indiana, PA	$9,944
Tompkins Financial Corporation (TMP)	NYSEAM	Ithaca, NY	$8,696
Univest Financial Corp. (UVSP)	NASDAQ	Souderton, PA	$8,142
WSFS Financial Corp. (WSFS)	NASDAQ	Wilmington, DE	$22,107

In accordance with the regulations of the Federal Reserve Board, a valuation range is established which ranges from 15% below to 15% above this pro forma market value. We have retained RP Financial, LC (“RP Financial”), which is experienced in the evaluation and appraisal of financial institutions, to prepare the appraisal. RP Financial has indicated that in its valuation as of February 2, 2026, the pro forma market value of Columbia Financial’s common stock (taking into account the acquisition of Northfield Bancorp) was $2.7 billion, resulting in a range from $2.4 billion at the minimum to $3.1 billion at the maximum. The appraised full conversion value (offering shares and exchange shares) ranged from $1.9 billion to $2.6 billion, with the midpoint of $2.291 billion. Based on this valuation of the appraised full conversion value, we are selling the number of shares representing the 73.1% of Columbia Financial currently owned by Columbia Bank MHC. This results in an offering range of  $1.4 billion to $1.9 billion, with a midpoint of  $1.7 billion.

The following table presents a summary of selected pricing ratios for the peer group companies utilized by RP Financial in its appraisal and the pro forma pricing ratios for us as calculated by RP Financial in its appraisal report, based on financial data as of and for the twelve months ended March 31, 2026. Stock prices are as of June 30, 2026 as reflected in the appraisal report.

	Price to Core Earnings Multiple(1)		Price to Book Value Ratio	Price to Tangible Book Value Ratio
Columbia Financial (pro forma):
Adjusted Minimum	16.33	x	78.86%	85.54%
Minimum	18.02		81.83	87.72
Midpoint	19.85		86.66	92.34
Maximum	21.66		91.32	96.99
Peer group companies as of June 30, 2026:
Average	13.98	x	123.94%	156.16%
Median	13.45		126.85	151.51

(1)

Price to core earnings multiples calculated by RP Financial in the independent appraisal are based on an estimate of  “core” or recurring earnings on a trailing twelve-month basis through March 31, 2026. These ratios are different than presented in “Pro Forma Data.”

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our board of directors has decided to offer the shares for a price of  $10.00 per share. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the market price of our stock before adoption of the plan of conversion, the requirement under Federal Reserve Board regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock after the offering. Our board of directors also established that the exchange ratio would range from a minimum of 1.8729 to a maximum of 2.5340 shares of Columbia Financial, Inc. common stock for each current share of Columbia Financial common stock, with a midpoint of 2.2035. Based upon this exchange ratio, we expect to issue between 52,382,845 and 70,870,908 shares of Columbia Financial, Inc. common stock to the holders of Columbia Financial common stock, other than Columbia Bank MHC, outstanding immediately before the completion of the conversion and offering.

Our board of directors considered the appraisal when recommending that stockholders of Columbia Financial and members of Columbia Bank MHC approve the plan of conversion. However, our board of directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Federal Reserve Board, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, a new offering range may be set, in which case all funds would be promptly returned and holds on funds authorized for withdrawal from deposit accounts will be released and all subscribers would be given the opportunity to place a new order. If the offering is terminated, all subscriptions will be canceled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released. If RP Financial establishes a new valuation range, it must be approved by the Federal Reserve Board.

In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Results of the Subscription Offering

Pursuant to a prospectus dated May 11, 2026, we offered between 142,375,000 and 192,625,000 shares of common stock to eligible depositors and borrowers of Columbia Bank and to our tax-qualified employee benefit plans. A total of approximately 109,926,481 shares, excluding shares to be issued to Columbia Bank’s employee stock ownership plan, were subscribed for in the subscription offering. The final results of the subscription offering are subject to change if, among other things, checks issued by subscribers in the subscription offering do not clear.

Firm Commitment Underwritten Offering

We are offering [●] shares of common stock for sale pursuant to this prospectus. We will sell these shares to the underwriters for resale to the general public in a firm commitment public offering. Keefe, Bruyette & Woods, Inc. is acting as the lead-left book running manager for the firm commitment underwritten offering, Piper Sandler & Co. will act as co-book running manager for the firm commitment underwritten offering and Brean Capital, LLC will act as co-manager for the firm commitment underwritten offering.

Under the terms and subject to the conditions contained in an underwriting agreement dated as of [●], 2026, we have agreed to sell to the underwriters named below, for whom Keefe, Bruyette & Woods, Inc. is acting as representative, the following respective numbers of shares of common stock:

Name of Underwriter	Number of Shares Offered in Underwritten Offering
Keefe, Bruyette & Woods, Inc.
Piper Sandler & Co.
Brean Capital, LLC
Total

In the event of a firm commitment underwritten offering with transaction proceeds less than $300 million, the underwriters will receive an underwriting discount not to exceed 5% of the aggregate purchase price of the shares of common stock sold in the firm commitment underwritten offering. In the event of a firm commitment underwritten offering with transaction proceeds between $300 million and $500 million, the underwriters will receive an underwriting discount not to exceed 4% of the aggregate purchase price of the shares of common stock sold in the firm commitment underwritten offering. In the event of a firm commitment underwritten offering with transaction proceeds between $500 million and $700 million, the underwriters will receive an underwriting discount not to exceed 3.5% of the aggregate purchase price of the shares of common stock sold in the firm commitment underwritten offering. In the event of a firm commitment underwritten offering with transaction proceeds greater than $700 million, the underwriters will receive an underwriting discount not to exceed 3.15% of the aggregate purchase price of the shares of common stock sold in the firm commitment underwritten offering.

In the firm commitment underwritten offering, the underwriting agreement was entered into with Keefe, Bruyette & Woods, Inc., as representative of the underwriters, and Columbia Financial, Inc. immediately prior to the completion of the firm commitment underwritten offering. At that time, Keefe, Bruyette & Woods, Inc., Piper Sandler & Co. and Brean Capital, LLC and the other broker-dealers included in the firm commitment underwritten offering represented that they had received sufficient indications of interest to complete the offering. Pursuant to the terms of the underwriting agreement, and subject to certain customary provisions and conditions to closing, Keefe, Bruyette & Woods, Inc., Piper Sandler & Co. and Brean Capital, LLC and the other underwriters are obligated to purchase all the shares subject to the firm commitment underwritten offering.

The underwriting agreement provides that the underwriters are obligated, severally and not jointly, to purchase all the shares of common stock offered by us. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated.

The underwriting agreement provides that each of the underwriters’ several obligations to purchase shares of our offered shares depend on the satisfaction of the conditions contained in the underwriting agreement, including:

•

the completion of the conversion has occurred in all material respects in accordance with the plan of conversion and all applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the conversion imposed by the Federal Reserve Board or any other government authority;

•	the representations and warranties made by us to the underwriters are true and our agreements have been performed;

•	there is no material adverse change in the financial markets or in our business; and

•	we deliver customary closing documents to the underwriters.

Subject to the foregoing conditions, the underwriters have committed to purchase and pay for all of our shares offered in the firm commitment underwritten offering, if any such shares are taken.

While there has been no public market for Columbia Financial, Inc.’s shares of common stock prior to this offering, there has been and continues to be an actively traded market for Columbia Financial’s shares of common stock. The number of shares offered in the firm commitment underwritten offering were determined by negotiation by us and the underwriters, subject to the minimum and maximum number of shares that may be offered and sold in the offering. The principal factors considered in determining the number of shares to be offered in the firm commitment underwritten offering included:

•	the information set forth in this prospectus;

•	the history and prospects for the industry in which we compete;

•	the number of shares sold in the subscription offering, and the demand for shares in similar offerings by other comparable financial institutions in mutual-to-stock conversions;

•	our prospects for future earnings, the present state of our development and our current financial position; and

•	the general condition of the securities markets at the time of the firm commitment underwritten offering.

The underwriters will offer the shares directly to the public at a price of $10.00 per share and to dealers at the public offering price less a concession not in excess of $[●] per share.

If for any reason we cannot effect a firm commitment underwritten offering of shares of common stock not purchased in the subscription offering, or in the event that there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares. The Financial Industry Regulatory Authority must approve any such arrangements.

We have agreed to indemnify the underwriters and the persons who control the underwriters against certain liabilities and expenses, including liabilities under the Securities Act of 1933, as amended, and to contribute to the payments the underwriters may be required to make in respect of those liabilities.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect to such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Results of the Subscription Offering and Firm Commitment Underwritten Offering

Upon the completion of the subscription offering and the firm commitment offering, Columbia Financial, Inc. will have issued approximately 109,926,481 shares of common stock to subscribers in the subscription offering, excluding shares to be issued to Columbia Bank’s employee stock ownership plan, and approximately [●] shares of its common stock in this firm commitment underwritten offering, totaling approximately [●] shares of common stock. The final results of the subscription offering are subject to change if, among other things, checks issued by subscribers in the subscription offering do not clear.

Plan of Distribution; Selling Agent and Underwriter Compensation

Subscription Offering. To assist in the marketing of our shares of common stock in the subscription and community offerings, we retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with the Financial Industry Regulatory Authority. Keefe, Bruyette & Woods, Inc. assisted us on a best efforts basis in the subscription offering by:

•	providing advice on the financial and securities market implications of the conversion;

•	advising management with any contemplated simultaneous acquisition in conjunction with the offering;

•	assisting in structuring the offerings, including developing and assisting in implementing a marketing strategy for the offerings;

•	serving as sole lead left bookrunning manager for the subscription offering;

•	reviewing all offering documents, including this prospectus, stock order forms and related offering materials;

•	assisting Columbia Financial in preparing for and scheduling meetings with potential investors and other broker-dealers in connection with the offering;

•

assisting us in the drafting and distribution of press releases as required or appropriate in connection with the offering and analyzing proposals from outside vendors retained in connection with the offerings;

•	meeting with our board of directors and/or our management to discuss any of the above services; and

•

performing such other financial advisory and investment banking services in connection with the conversion and the offering as may be agreed upon by Keefe, Bruyette & Woods, Inc. and Columbia Financial.

For these services, Keefe, Bruyette & Woods, Inc. will receive a fee equal to (i) 1.0% of the aggregate purchase price of the shares sold in the subscription offering (excluding shares purchased by or on behalf of any of our directors, officers or employees or members of their immediate families and shares purchased by any employee benefit plan established for the benefit of our directors, officers and employees) and (ii) 2.0% of the aggregate purchase price of the shares sold in any community offering, including any merger shares issued to achieve the adjusted minimum of the offering range (together, the “Success Fee”). Keefe, Bruyette & Woods, Inc. also received a non-refundable cash fee in an amount of $250,000, which has been paid in full as of the date of this prospectus and which will be credited against the Success Fee. Additionally, if, as a result of any resolicitation of subscribers undertaken by Columbia Financial, Inc. in connection with a subscription offering, Keefe, Bruyette & Woods, Inc. reasonably determines that it is required or requested to provide significant services, Keefe, Bruyette & Woods, Inc. will be entitled to additional compensation for such services not to exceed $250,000. KBW has further agreed to provide general financial advisory assistance to Columbia Financial, Inc. that is not in the context of any contemplated transaction, for a period of three years following the commencement of sales of the Offering.

Firm Commitment Underwritten Offering. In the event of a firm commitment underwritten offering with transaction proceeds less than $300 million, the underwriters will receive an underwriting discount not to exceed 5% of the aggregate purchase price of the shares of common stock sold in the firm commitment underwritten offering. In the event of a firm commitment underwritten offering with transaction proceeds between $300 million and $500 million, the underwriters will receive an underwriting discount not to exceed 4% of the aggregate purchase price of the shares of common stock sold in the firm commitment underwritten offering. In the event of a firm commitment underwritten offering with transaction proceeds between $500 million and $700 million, the underwriters will receive an underwriting discount not to exceed 3.5% of the aggregate purchase price of the shares of common stock sold in the firm commitment underwritten offering. In the event of a firm commitment underwritten offering with transaction proceeds greater than $700 million, the underwriters will receive an underwriting discount not to exceed 3.15% of the aggregate purchase price of the shares of common stock sold in the firm commitment underwritten offering.

Expenses. Keefe, Bruyette & Woods, Inc., and the other broker-dealers or underwriters participating in the offering, will be reimbursed for all reasonable out-of-pocket expenses incurred in connection with its services as marketing agent, regardless of whether the subscription, and/or firm commitment offerings are consummated, not to exceed $200,000 without our prior approval. In addition, Keefe, Bruyette & Woods, Inc. will also be reimbursed for fees and expenses of its counsel not to exceed $300,000. In the event unusual circumstances arise or a delay or resolicitation occurs (including but not limited to a delay in the offering which would require an update of the financial information in tabular form to reflect a period later than that set forth in the original filing of the offering documents), such expense cap may be increased by an additional amount, not to exceed an additional $50,000 in the case of additional out-of-pocket expenses of Keefe, Bruyette & Woods, Inc. and an additional $100,000 in the case of additional fees and expenses of Keefe, Bruyette & Woods, Inc.’s legal counsel. In no event shall out-of-pocket expenses, including fees and expenses of counsel, exceed $650,000.

Records Management

We have also engaged Keefe, Bruyette & Woods, Inc. as records agent in connection with the conversion and the subscription offering. In its role as records agent, Keefe, Bruyette & Woods, Inc. has assisted us in the offering by:

•	consolidating accounts and vote calculations;

•	designing and preparing proxy forms and stock order forms;

•	providing subscription services and organizing and supervising our stock information center;

•	providing proxy and ballot tabulation services for the special meeting of members, including acting as or supporting the inspector of election; and

•	providing necessary subscription services to distribute, collect and tabulate stock orders in the offerings.

Keefe, Bruyette & Woods, Inc. will be reimbursed for all reasonable out-of-pocket expenses incurred in connection with its services as records agent, not to exceed $50,000 without our prior approval.

Lock-Up Agreements

Each of our directors and executive officers have agreed, subject to certain exceptions, that during the period beginning on the date of this prospectus and ending 90 days after the closing of the firm commitment underwritten offering, without the prior written consent of Keefe, Bruyette & Woods, Inc., they will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Columbia Financial, Inc. common stock or any securities convertible into or exercisable or exchangeable for shares of Columbia Financial, Inc. common stock, (ii) enter into any swap, hedge or other agreement that transfers, in whole or in part, the economic consequences of ownership of shares of Columbia Financial, Inc. common stock or such other securities, whether any such transaction is to be settled by delivery of Columbia Financial, Inc. common stock or such other securities, in cash or otherwise; (iii) publicly disclose the intention to make any such offer, pledge, sale or disposition, or to enter into any such swap, hedge, transaction or arrangement; or (iv) make any demand for or exercise any right with respect to the registration of any shares of Columbia Financial, Inc. common stock or any security convertible into or exercisable or exchangeable for Columbia Financial, Inc. common stock pursuant to any agreement, understanding or otherwise to which such director or executive officer is a party.

Indemnity

We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended, as well as certain other claims and litigation arising out of Keefe, Bruyette & Woods, Inc.’s engagement with respect to the conversion.

Liquidation Rights

Liquidation Prior to the Conversion. In the unlikely event that Columbia Bank MHC is liquidated prior to the conversion, all claims of creditors of Columbia Bank MHC would be paid first. Thereafter, if there were any assets of Columbia Bank MHC remaining, these assets would be distributed to depositors of Columbia Bank pro rata based on the value of their accounts in Columbia Bank.

Liquidation Following the Conversion. The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by Columbia Financial, Inc. for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to (i) Columbia Bank MHC’s ownership interest in Columbia Financial’s total stockholders’ equity as of the date of the latest statement of financial condition contained in this prospectus plus (ii) the value of the net assets of Columbia Bank MHC as of the date of the latest statement of financial condition of Columbia Bank MHC prior to the consummation of the conversion (excluding its ownership of Columbia Financial). The plan of conversion also provides for the establishment of a parallel liquidation account in Columbia Bank to support the Columbia Financial, Inc. liquidation account in the event Columbia Financial, Inc. does not have sufficient assets to fund its obligations under the Columbia Financial, Inc. liquidation account.

In the unlikely event that Columbia Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first. However, except with respect to the liquidation account to be established in Columbia Financial, Inc., a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors generally would not have an interest in the value of the assets of Columbia Bank or Columbia Financial, Inc. above that amount.

The liquidation account established by Columbia Financial, Inc. is intended to provide qualifying depositors a liquidation interest (exchanged for the liquidation interests such persons had in Columbia Bank MHC) after the conversion in the event of a complete liquidation of Columbia Financial, Inc. and Columbia Bank or a liquidation solely of Columbia Bank. Specifically, in the unlikely event that either (i) Columbia Bank or (ii) Columbia Financial, Inc. and Columbia Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to depositors as of December 31, 2024 and March 31, 2026 of their interests in the liquidation account maintained by Columbia Financial, Inc. Also, in a complete liquidation of both entities, or of Columbia Bank only, when Columbia Financial, Inc. has insufficient assets (other than the stock of Columbia Bank) to fund the liquidation account distribution owed to Eligible Account Holders, and Columbia Bank has positive net worth, then Columbia Bank will immediately make a distribution to fund Columbia Financial, Inc.’s remaining obligations under the liquidation account. In no event will any Eligible Account Holder be entitled to a distribution that exceeds such holder’s interest in the liquidation account maintained by Columbia Financial, Inc. as adjusted from time to time pursuant to the plan of conversion and federal regulations. If Columbia Financial, Inc. is completely liquidated or sold apart from a sale or liquidation of Columbia Bank, then the Columbia Financial, Inc. liquidation account will cease to exist and Eligible Account Holders and Supplemental Eligible Account Holders will receive an equivalent interest in the Columbia Bank liquidation account, subject to the same rights and terms as the Columbia Financial, Inc. liquidation account.

Under the rules and regulations of the Federal Reserve Board, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution or depository institution holding company in which Columbia Financial, Inc. or Columbia Bank is not the surviving institution, would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving institution or company.

Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial pro-rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of  $50.00 or more held in Columbia Bank on December 31, 2024 or March 31, 2026, respectively, equal to the proportion that the balance of such account holder’s deposit account on December 31, 2024 or March 31, 2026, respectively, bears to the balance of all deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders in Columbia Bank on such dates.

If, however, on any annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2024 or March 31, 2026, or any other annual closing date, then the liquidation account as well as the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositors. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be available for distribution to stockholders.

We will also be assuming the Northfield Bancorp and Northfield Bank liquidation accounts in connection with the acquisition.

Material U.S. Federal Income Tax Consequences of the Conversion and Offering

The following discussion sets forth certain material U.S. federal income tax consequences of the conversion and offering. This discussion does not address any tax consequences arising under the laws of any state, local, non-U.S. or U.S. federal tax laws other than U.S. federal income tax laws. This discussion is based upon the Internal Revenue Code, Treasury Regulations, judicial decisions, administrative rulings, current administrative interpretations and official pronouncements of the IRS in effect on the date of this document, all of which may change (including as a result of the Supreme Court’s ruling in Loper Bright v. Raimondo), possibly retroactively, and materially and adversely affect the tax consequences described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

Completion of the conversion and offering is subject to the receipt of tax opinions of counsel or a tax advisor with respect to the U.S. federal and state income tax consequences of the conversion and offering to Columbia Bank MHC, Columbia Financial, Columbia Financial, Inc., Columbia Bank, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Unlike a private letter ruling, a tax opinion of counsel or a tax advisor is not binding on the IRS or any state taxing authority, and those authorities may disagree with the opinion. In the event of a disagreement, there can be no assurance that Columbia Financial, Inc. or Columbia Bank would prevail in a judicial proceeding. The IRS has issued favorable rulings for transactions substantially similar to the proposed conversion and offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the conversion and offering.

Columbia Bank MHC, Columbia Financial, Columbia Financial, Inc. and Columbia Bank have received opinions of counsel, Kilpatrick Townsend & Stockton LLP, regarding the material U.S. federal income tax consequences of the conversion and stock offering, as further detailed below. The opinions assume that the conversion and offering will be completed according to the terms of the plan of conversion, the description of the conversion and stock offering set forth in plan of conversion and the Registration Statement on Form S-1 is accurate and that the parties will report the transaction in a manner consistent with the opinion. The tax opinions are based on the facts as stated in the plan of conversion, the Registration Statement on Form S-1 (of which this prospectus is a part) and certain other documents, including the letters from RP Financial that are further described below. In rendering the tax opinions, counsel relied on representations of Columbia Financial, Columbia Bank MHC, Columbia Bank and Columbia Financial, Inc. as of the effective time of the conversion (and assume that any such representation that is qualified by belief, knowledge or materiality is true, correct and complete without such qualification).

The opinions of Kilpatrick Townsend & Stockton LLP regarding the material U.S. federal income tax consequences of the conversion and offering include the following information.

1.	The merger of Columbia Bank MHC with and into Columbia Financial will qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.

The constructive exchange of Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in Columbia Bank MHC for liquidation interests in Columbia Financial will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Treasury Regulations.

3.

None of Columbia Bank MHC, Columbia Financial, Eligible Account Holders nor Supplemental Eligible Account Holders will recognize any gain or loss on the transfer of the assets of Columbia Bank MHC to Columbia Financial and the assumption by Columbia Financial of Columbia Bank MHC’s liabilities, if any, in constructive exchange for liquidation interests in Columbia Financial.

4.

The basis of the assets of Columbia Bank MHC and the holding period of such assets to be received by Columbia Financial will be the same as the basis and holding period of such assets in Columbia Bank MHC immediately before the exchange.

5.

The merger of Columbia Financial with and into Columbia Financial, Inc. will qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. Neither Columbia Financial nor Columbia Financial, Inc. will recognize gain or loss as a result of such merger.

6.

The basis of the assets of Columbia Financial and the holding period of such assets to be received by Columbia Financial, Inc. will be the same as the basis and holding period of such assets in Columbia Financial immediately before the exchange.

7.

Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Columbia Financial for interests in the Liquidation Account.

8.

The constructive exchange of Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in Columbia Financial for interests in the Liquidation Account will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Treasury Regulations.

9.

Each stockholder’s aggregate basis in shares of Columbia Financial, Inc. common stock (including fractional share interests paid in cash) received in the exchange will be the same as the aggregate basis of Columbia Financial common stock surrendered in the exchange.

10.

Each stockholder’s holding period in his or her Columbia Financial, Inc. common stock received in the exchange will include the period during which the Columbia Financial common stock surrendered was held, provided that the Columbia Financial common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

11.

Except with respect to cash received in lieu of fractional shares, current stockholders of Columbia Financial will not recognize any gain or loss upon their exchange of Columbia Financial common stock for Columbia Financial, Inc. common stock.

12.

Cash received by any current stockholder of Columbia Financial in lieu of a fractional share interest in shares of Columbia Financial, Inc. common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of Columbia Financial, Inc. common stock that such stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.

13.

It is more likely than not that the fair market value of the non-transferable subscription rights to purchase Columbia Financial, Inc. common stock is zero. Accordingly, it is more likely than not that Eligible Account Holders, Supplemental Eligible Account Holders or Other Members will not (i) recognize any gain or loss upon distribution to them of nontransferable subscription rights to purchase shares of Columbia Financial, Inc. common stock or (ii) realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

14.

It is more likely than not that the fair market value of the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account in the event Columbia Financial, Inc. lacks sufficient net assets or in the event that Columbia Financial, Inc. or Columbia Bank were to liquidate after the conversion (including a liquidation of Columbia Bank following a purchase and assumption transaction with a credit union) is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Bank Liquidation Account as of the effective date of the merger of Columbia Financial with and into Columbia Financial, Inc.

15.

It is more likely than not that the basis of the shares of Columbia Financial, Inc. common stock purchased in the offering by the exercise of non-transferable subscription rights will be the purchase price. The holding period of the Columbia Financial, Inc. common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date the right to acquire such stock was exercised.

16.	No gain or loss will be recognized by Columbia Financial, Inc. on the receipt of money in exchange for Columbia Financial, Inc. common stock sold in the offering.

We believe that the U.S. federal income tax opinions summarized above address all material U.S. federal income tax consequences that are generally applicable to Columbia Bank MHC, Columbia Financial, Columbia Financial, Inc., Columbia Bank and persons receiving subscription rights and stockholders of Columbia Financial, Inc. With respect to items 13 and 15 above, Kilpatrick Townsend & Stockton LLP noted and relied on the facts that the subscription rights will be granted at no cost to the recipients and that the subscription rights are legally non-transferable, of short duration and provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering and firm commitment underwriting offering. Kilpatrick Townsend & Stockton relied on a letter issued by RP Financial that the subscription rights have no ascertainable fair market value and the fact that the IRS has not in the past concluded that subscription rights have value. As a result Kilpatrick Townsend & Stockton LLP believes that it is more likely than not that the non-transferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the non-transferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members (in certain cases, whether or not the rights are exercised) in an amount equal to the ascertainable value, and we could recognize gain on the distribution of such rights. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The opinion as to item 14 above is based on the position that: (i) no holder of an interest in a liquidation account has ever received any payment attributable to such interest in a liquidation account (other than in the case of the purchase of assets and assumption of liabilities of a holding company and subsidiary bank, which comprises only a few of the hundreds of transactions involving mergers, acquisitions, and purchases of banks every year); (ii) the interests in the Liquidation Account and the Bank Liquidation Account are not transferable; (iii) the amounts due under the Liquidation Account with respect to each Eligible Account Holder will be reduced as their deposits in Columbia Bank are reduced; and (iv) a Bank Liquidation Account payment obligation arises only if Columbia Financial, Inc. lacks sufficient assets to fund the Liquidation Account or if Columbia Financial, Inc. enters into a transaction to transfer Columbia Bank’s assets and liabilities to a credit union.

In addition, the opinion by Kilpatrick Townsend & Stockton LLP is based on a letter issued by RP Financial stating its belief that the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account does not have any economic value at the time of the merger of Columbia Financial with and into Columbia Financial, Inc. or upon the completion of the conversion, including in the event that (i) Columbia Financial, Inc. lacks sufficient net assets or (ii) Columbia Financial, Inc. or Columbia Bank enters into a transaction to transfer Columbia Bank’s assets and liabilities to a credit union. As a result, Kilpatrick Townsend & Stockton LLP believes it is more likely than not that such rights in the Bank Liquidation Account have no value. If such rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder or Supplemental Eligible Account Holder in the amount of such fair market value as of the date of the conversion.

We have also received an opinion from Crowe LLP that the New Jersey state income tax consequences of the conversion are consistent with the U.S. federal income tax consequences.

The U.S. federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to Columbia Financial, Inc.’s registration statement.

The preceding discussion is a summary of certain material U.S. federal income tax consequences of the conversion and offering under current law and does not purport to be tax advice or a complete analysis or discussion of all U.S. federal income tax consequences. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are urged to consult their own tax advisors as to the particular tax consequences to them of the conversion and offering, including the application and effect of U.S. federal, state, local, non-U.S. and other tax laws and any proposed change to any applicable tax law. Tax matters are very complicated, and accordingly, we strongly urge you to consult with a tax advisor to determine the particular U.S. federal, state, local, non-U.S. income and other tax consequences to you of the conversion and offering.

Certain Restrictions on Purchase or Transfer of Our Shares after the Conversion

All shares of common stock purchased in the offering by a director or certain officers of Columbia Bank, Columbia Financial, Inc., Columbia Financial, or Columbia Bank MHC generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the individual. Restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of Columbia Financial, Inc. will also be restricted by the insider trading rules under the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, certain officers and their associates, during the three-year period following the closing of the conversion, may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any restricted stock plans.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General. As a result of the conversion and offering, stockholders of Columbia Financial will become stockholders of Columbia Financial, Inc. The differing rights of stockholders of Columbia Financial and stockholders of Columbia Financial, Inc. result from differences between Delaware and Maryland law and regulations, and differences between Columbia Financial’s Delaware certificate of incorporation and bylaws and Columbia Financial, Inc.’s Maryland articles of incorporation and bylaws.

This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and similarities affecting the rights of stockholders. See “Where You Can Find More Information” for procedures for obtaining a copy of Columbia Financial, Inc.’s articles of incorporation and bylaws.

Authorized Capital Stock. The authorized capital stock of Columbia Financial consists of 500,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share.

The authorized capital stock of Columbia Financial, Inc. consists of 750,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.

Under Maryland General Corporation Law and Columbia Financial, Inc.’s articles of incorporation, the board of directors may increase or decrease the number of authorized shares without stockholder approval. Stockholder approval is required to increase or decrease the number of authorized shares of Columbia Financial.

Columbia Financial’s certificate of incorporation and Columbia Financial, Inc.’s articles of incorporation both authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control. We currently have no plans for the issuance of additional shares for such purposes.

Issuance of Capital Stock. Pursuant to applicable laws and regulations, Columbia Bank MHC is required to own not less than a majority of the outstanding shares of Columbia Financial common stock. Columbia Bank MHC will no longer exist following completion of the conversion and offering.

Voting Rights. Neither Columbia Financial’s certificate of incorporation or bylaws nor Columbia Financial, Inc.’s articles of incorporation or bylaws provide for cumulative voting for the election of directors. For additional information regarding voting rights, see “— Limitations on Voting Rights of Greater-than-10% Stockholders” below.

Payment of Dividends. Columbia Financial’s ability to pay dividends depends, to a large extent, upon Columbia Bank’s ability to pay dividends to Columbia Financial, which is restricted by federal regulations and by federal income tax considerations related to federal savings banks. Delaware law limits the ability of a board to declare and pay dividends upon shares of its capital stock to payments either (i) out of its surplus or (ii) in the case that there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Similar federal restrictions will apply to Columbia Bank’s ability to pay dividends to Columbia Financial, Inc. In addition, Maryland law generally provides that, unless otherwise restricted in a corporation’s articles of incorporation, a corporation’s board of directors may authorize and a corporation may pay dividends to stockholders. However, a distribution may not be made if, after giving effect thereto, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than its total liabilities.

Board of Directors. Columbia Financial’s certificate of incorporation requires the board of directors to be divided into three classes as nearly equal in number as reasonably possible and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

Columbia Financial, Inc.’s articles of incorporation provide that through but not including the 2032 annual meeting of stockholders, the directors of Columbia Financial, Inc. will be divided into three classes, as nearly equal in number as reasonably possible. At the annual meetings of stockholders held in 2027, 2028 and 2029, the successors of the class of directors whose term expires at that meeting shall be elected at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. At the 2030 annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the second year following the year of their election. At the 2031 annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected at such meeting to hold office for a term expiring at the next annual meeting of stockholders. Beginning with the 2032 annual meeting of stockholders, each director will be elected for a term expiring at the next annual meeting of stockholders and will hold office until the next annual meeting of stockholders.

Under the bylaws of each of Columbia Financial, Inc. and Columbia Financial, any vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. Persons elected by the board of directors to fill vacancies serve until the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires.

Limitations on Liability. Columbia Financial’s certificate of incorporation provides that directors and officers will not be personally liable for breach of any duty owed to Columbia Financial and its stockholders, except for liability (i) for any breach of the director’s duty of loyalty to Columbia Financial or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of a dividend or unlawful stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

Columbia Financial, Inc.’s certificate of incorporation provides that directors and officers will not be personally liable for monetary damages to Columbia Financial, Inc. for certain actions as directors or officers, except for (i) receipt of an improper benefit or profit, (ii) actions or omissions that are determined to have materially involved active and deliberate dishonesty, or (iii) to the extent otherwise provided by Maryland law. These provisions might, in certain instances, discourage or deter stockholders or management from bringing a lawsuit against directors or officers for a breach of their duties even though such an action, if successful, might benefit Columbia Financial, Inc.

Indemnification of Directors, Officers, Employees and Agents. The certificate of incorporation of Columbia Financial provides that it will indemnify its current and former directors and officers to the fullest extent required or permitted by Delaware law. Delaware law allows Columbia Financial to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of Columbia Financial. No such indemnification may be given if the acts or omissions of the person are adjudged to be in bad faith and material to the matter giving rise to the proceeding, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

The articles of incorporation of Columbia Financial, Inc. provide that it will indemnify (i) its current and former directors and officers to the fullest extent required or permitted by Maryland law, including the advancement of expenses, and (ii) other employees or agents to such extent as may be authorized by the board of directors or Columbia Financial, Inc.’s bylaws or Maryland law, all subject to any applicable federal law and regulation. Maryland law allows Columbia Financial, Inc. to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of Columbia Financial, Inc. No such indemnification may be given if the acts or omissions of the person are adjudged to be in bad faith and material to the matter giving rise to the proceeding, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

Special Meetings of Stockholders. Columbia Financial’s bylaws provide that special meetings of stockholders may be called by a majority of the members of the board of directors.

Columbia Financial, Inc.’s bylaws provide that special meetings of stockholders may be called by the chairman, the president a majority vote of the total authorized directors or upon written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Stockholder Nominations and Proposals. Each of Columbia Financial’s and the Columbia Financial, Inc.’s bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to Columbia Financial, Inc. not less than 90 days before the date of the annual meeting of stockholders; provided, however, that if less than one 100 days’ notice is given or made to stockholders, a stockholder’s written notice will be timely only if delivered or mailed to and received at the principal executive office of the no later than the tenth day following the day on which day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

Management of Columbia Financial, Inc. believes that it is in the best interests of Columbia Financial, Inc. and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management’s nominees or proposals, even if stockholders believe such nominees or proposals are not in stockholders’ best interests.

Stockholder Action Without a Meeting. Under the bylaws of each of Columbia Financial, Inc. and Columbia Financial, any action required or permitted to be taken by stockholders must be effected at an annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Stockholders’ Right to Examine Books and Records. Under Delaware law, any stockholder of has the right to inspect Columbia Financial’s stock ledger, its list of stockholders, and other books and records, provided that such stockholder’s demand must be in good faith and for a proper purpose, state with reasonable particularity the stockholder’s purpose and the books and records the stockholder is seeking to inspect, and such books and records must be specifically related to the stockholder’s purpose. Maryland law provides that a stockholder may inspect Columbia Financial, Inc.’s bylaws, stockholder minutes, annual statement of affairs and any voting trust agreements. However, only a stockholder or group of stockholders who together, for at least six months, have held at least 5% of Columbia Financial, Inc.’s total shares, have the right to inspect Columbia Financial, Inc.’s stock ledger, list of stockholders and books of accounts.

Limitations on Voting Rights of Greater than 10% Stockholders. Columbia Financial, Inc.’s articles of incorporation provide that no beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. Columbia Financial’s certificate of incorporation contains a similar provision.

In addition, federal regulations provide that for a period of three years following the date of the completion of the conversion and offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of Columbia Financial, Inc.’s equity securities without the prior written approval of the Federal Reserve Board. Where any person acquires beneficial ownership of more than 10% of a class of Columbia Financial, Inc.’s equity securities without the prior written approval of the Federal Reserve Board, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Director Qualifications. Both Columbia Financial’s and Columbia Financial, Inc.’s bylaws provide that certain individuals are not eligible for election or appointment as a director, including an individual who (i) is under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, or (ii) is a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (iii) has been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (1) breached a fiduciary duty involving personal profit, or (2) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency or (iv) is prohibited from serving as a director under Section 19 of the Federal Deposit Insurance Corporation Act.

Both Columbia Financial’s and Columbia Financial, Inc.’s bylaws provide that no director 75 years of age will be eligible for election, reelection, appointment, or reappointment to the board except that for any director who was serving on the board of directors of Columbia Bank as of December 31, 2023 and who reaches the age of 76 may continue to serve on the board of directors until the annual meeting of stockholders following attainment of age 76, at which time the director must retire. With respect to both Columbia Financial and Columbia Financial, Inc., the bylaws provide that upon recommendation of the Nominating/Corporate Governance Committee and by resolution approved by a majority of the disinterested members of the board of directors, the board of directors may exclude a person from the age limitation for a specified period of time and for a specified valid reason.

Business Combinations with Interested Stockholders. Under Delaware law, “business combinations” between Columbia Financial and an interested stockholder or an affiliate of an interested stockholder are prohibited for three years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation or, in circumstances specified in the statute, certain transfers of assets, stock issuances and other transactions involving interested stockholders and their affiliates. Delaware law defines an interested stockholder as: (i) any person who beneficially owns 15% or more of the voting power of Columbia Financial’s voting stock; or (ii) an affiliate or associate of Columbia Financial who, within the three-year period prior to the date in question, was the beneficial owner of 15% or more of the voting power of the then-outstanding voting stock of Columbia Financial.

Before the end of the three-year period, any business combination between Columbia Financial and an interested stockholder generally must be recommended by the board of directors of Columbia Financial and approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of voting stock of Columbia Financial other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

Under Maryland law, “business combinations” between Columbia Financial, Inc. and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of the Columbia Financial, Inc.’s voting stock after the date on which Columbia Financial, Inc. had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of Columbia Financial, Inc. at any time after the date on which Columbia Financial, Inc. had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of Columbia Financial, Inc. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between Columbia Financial, Inc. and an interested stockholder generally must be recommended by the board of directors of Columbia Financial, Inc. and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of Columbia Financial, Inc., and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of Columbia Financial, Inc. other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if Columbia Financial, Inc.’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Mergers, Consolidations and Sales of Assets. As a result of an election made in Columbia Financial, Inc.’s articles of incorporation, a merger or consolidation of Columbia Financial, Inc. requires approval of a majority of all votes entitled to be cast by stockholders. However, no approval by stockholders is required for a merger if:

•	the plan of merger does not make an amendment to the articles of incorporation that would be required to be approved by the stockholders;

•

each stockholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•

the number of shares of any class or series of stock outstanding immediately after the effective time of the merger will not increase the total number of voting shares outstanding immediately before the merger by more than 20%.

In addition, under certain circumstances the approval of the stockholders will not be required to authorize a merger with or into a 90%-owned subsidiary of Columbia Financial, Inc.

Delaware law provides for similar requirements with respect to any merger or consolidation by Columbia Financial.

Evaluation of Offers. The articles of incorporation of Columbia Financial, Inc. provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Columbia Financial, Inc. (whether by purchases of shares of stock or any other securities of Columbia Financial, Inc. in the open market or otherwise, tender offer, merger, consolidation, dissolution, liquidation, sale of all or substantially all of the assets of Columbia Financial, Inc., or proxy solicitation), may, in connection with the exercise of its business judgment in determining what is in the best interests of Columbia Financial, Inc. and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon Columbia Financial, Inc. stockholders, including stockholders, if any, choosing not to participate in the transaction;

•

effects, including any social and economic effects, on the employees, suppliers, creditors, depositors and customers of, and others dealing with, Columbia Financial, Inc. and its subsidiaries and on the communities in which Columbia Financial, Inc. and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical and current operating results or financial condition of Columbia Financial, Inc.;

•	whether a more favorable price could be obtained for Columbia Financial, Inc.’s stock or other securities in the future;

•	the reputation and business practices of the offeror and its management and affiliates as they would affect the employees;

•	the future value of the stock or any other securities of Columbia Financial, Inc.; and

•	any anti-trust or other legal and regulatory issues that are raised by the proposal.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to accomplish its purpose.

Columbia Financial’s certificate of incorporation provides when evaluating the same circumstances as stated above, the board of directors may consider those factors that directors of any subsidiary of Columbia Financial may consider in evaluating any action that may result in a change or potential change in the control of the subsidiary, and the social and economic effect of acceptance of such offer; on Columbia Financial’s present and future customers and employees and those of its subsidiaries; on the communities in which Columbia Financial and its subsidiaries operate or are located; on the ability of Columbia Financial to fulfill its corporate objective as a savings and loan holding company under applicable laws and regulations; and on the ability of its subsidiary savings bank to fulfill the objectives of a federally-chartered stock form savings bank under applicable statutes and regulations.

Dissenters’ Rights of Appraisal. Under Delaware and Maryland law, stockholders of Columbia Financial and Columbia Financial, Inc. do not have dissenters’ appraisal rights in connection with a plan of merger or consolidation to which either entity is a party as long as their respective common stock trades on a national securities exchange.

Forum Selection for Certain Stockholder Lawsuits. The bylaws of Columbia Financial, Inc. provide that, unless Columbia Financial, Inc. consents in writing to the selection of an alternative forum, the United States District Court for the State of Maryland, or, if such court lacks jurisdiction, any Maryland state court that has jurisdiction will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, and (iv) any action asserting a claim governed by the internal affairs doctrine. This exclusive forum provision does not apply to claims arising under the federal securities laws. Under the bylaws, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of Columbia Financial, Inc. will be deemed to have notice of and consented to the exclusive forum provision of the bylaws. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with Columbia Financial, Inc. and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both.

Columbia Financial’s certificate of incorporation and bylaws do not contain a similar provision.

Amendment of Governing Instruments. No amendment of Columbia Financial’s certificate of incorporation may be made unless it is first proposed by the board of directors and thereafter approved in accordance with Delaware law, provided that, notwithstanding any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of a majority of the voting power of all of the then-outstanding shares of the capital stock of Columbia Financial entitled to vote generally in the election of directors is required to amend the following provisions:

(i)	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	the requirement that any action required or permitted to be taken by the stockholders of Columbia Financial must be effected at a duly called annual or special meeting of stockholders;

(iii)

the requirement that meetings of stockholders of Columbia Financial may be called only by the board of directors pursuant to a resolution adopted by a majority of the board or as otherwise provided in Columbia Financial’s bylaws;

(iv)	the division of the board of directors into three staggered classes;

(v)	the ability of the board of directors to fill vacancies on the board;

(vi)

the limitation on the ability of stockholders to remove directors to removals for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock;

(vii)

the ability of the board of directors to amend and repeal the bylaws and the requirement that, in connection with any stockholder vote to amend or repeal the bylaws, at least a majority of the outstanding voting stock must approve any such amendment or repeal;

(viii)	the limitation of liability of officers and directors to Columbia Financial, Inc. for money damages; and

(ix)

the provision of the articles of incorporation requiring approval of at least a majority of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (viii) of this list.

Amendments to Columbia Financial’s bylaws require approval of the amendment by a majority vote of the authorized board of directors, or by a majority of the votes cast by the stockholders of Columbia Financial at any legal meeting.

Columbia Financial, Inc.’s articles of incorporation may be amended, upon the submission of an amendment by the board of directors to a vote of the stockholders, by the affirmative vote of at least a majority of the outstanding shares of common stock entitled to vote thereon; provided, however, that approval by at least 75% of the outstanding voting stock is generally required to amend the following provisions:

(i)	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	the division of the board of directors into three staggered classes and the schedule for the phasing-out of such classes;

(iii)	the ability of the board of directors to fill vacancies on the board;

(iv)

the ability of the board of directors to amend and repeal the bylaws and the requirement that, in connection with any stockholder vote to amend or repeal the bylaws, at least 75% of the outstanding voting stock must approve any such amendment or repeal;

(v)	the limitation of liability of officers and directors to Columbia Financial, Inc. for money damages; and

(vi)

the provision of the articles of incorporation requiring approval of at least 75% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (v) of this list.

Columbia Financial, Inc.’s articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of Columbia Financial, Inc.’s directors or by the stockholders by the affirmative vote of at least 75% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

RESTRICTIONS ON ACQUISITION OF COLUMBIA FINANCIAL, INC.

General

Certain provisions in the articles of incorporation and bylaws of Columbia Financial, Inc. may have antitakeover effects. In addition, regulatory restrictions may make it more difficult for persons or companies to acquire control of us.

Articles of Incorporation and Bylaws of Columbia Financial, Inc.

Although our board of directors is not aware of any effort that might be made to obtain control of us after the offering, the board of directors believed it appropriate to adopt certain provisions permitted by federal and state regulations that may have the effect of deterring a future takeover attempt that is not approved by our board of directors. The following description of these provisions is only a summary and does not provide all of the information contained in our articles of incorporation and bylaws. See “Where You Can Find More Information” as to where to obtain a copy of these documents.

Limitation on Voting Rights. Our articles of incorporation provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of such 10% limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of Columbia Financial, Inc. or any subsidiary or a trustee of a plan.

Board of Directors.

Classified Board. Our board of directors is divided into three classes as nearly as equal in number as possible. The stockholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of Columbia Financial, Inc. Under our articles of incorporation, our classified board will sunset in 2032, after which all directors will be elected on an annual basis.

Filling of Vacancies; Removal. Our bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the board of directors will serve until the next the next election of directors by stockholders. Our bylaws provide that a director may be removed from the board of directors before the expiration of his or her term only for cause and only upon the vote of a two-thirds of the shares entitled to vote in the election of directors. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.

Qualification. Our bylaws provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency. These provisions contained in our bylaws may prevent stockholders from nominating themselves or persons of their choosing for election to the board of directors.

Prohibition of Cumulative Voting. Our articles of incorporation provide that no shares will be entitled to cumulative voting. The elimination of cumulative voting makes it more difficult for a stockholder group to elect a director nominee.

Special Meetings of Stockholders. Our stockholders must act only through an annual or special meeting. Special meetings of stockholders may only be called by the Chairman, the President, by two-thirds of the total number of directors or by the Secretary upon the written request of the holders of a majority of all the shares entitled to vote at a meeting. The limitations on the calling of special meetings of stockholders may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Amendment of Articles of Incorporation. Our articles of incorporation provide that certain amendments to our articles of incorporation relating to a change in control of us must be approved by at least 75% of the outstanding shares entitled to vote.

Amendment of Bylaws. Our articles of incorporation provide that our bylaws may not be adopted, repealed, altered, amended or rescinded by stockholders except by the affirmative vote of the holders of at least 75% of the voting stock.

Advance Notice Provisions for Stockholder Nominations and Proposals. Our bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of our board of directors or by a stockholder who has given appropriate notice to us before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given us appropriate notice of the stockholder’s intention to bring that business before the meeting. Our Secretary must receive notice of the nomination or proposal not less than 90 days before the date of the meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder who desires to raise new business must provide us with certain information concerning the nature of the new business, the stockholder, the stockholder’s ownership of Columbia Financial, Inc. and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing stockholder.

Advance notice of nominations or proposed business by stockholders gives our board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about those matters.

Authorized but Unissued Shares of Capital Stock. Following the offering, we will have authorized but unissued shares of common and preferred stock. Our articles of incorporation authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Regulatory Restrictions

Maryland Corporate Law and Business Combinations with Interested Stockholders. Under Maryland law, “business combinations” between Columbia Financial, Inc. and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (1) any person who beneficially owns 10% or more of the voting power of Columbia Financial, Inc.’s voting stock after the date on which Columbia Financial, Inc. had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of Columbia Financial, Inc. at any time after the date on which Columbia Financial, Inc. had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of Columbia Financial, Inc. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between Columbia Financial, Inc. and an interested stockholder generally must be recommended by the board of directors of Columbia Financial, Inc. and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of Columbia Financial, Inc. and (2) two-thirds of the votes entitled to be cast by holders of voting stock of Columbia Financial, Inc. other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if Columbia Financial, Inc.’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Federal Reserve Board Regulations. Federal Reserve Board regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Federal Reserve Board. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Federal Reserve Board, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Under the Change in Bank Control Act, no person, or group of persons acting in concert, may acquire control of a savings and loan holding company such as Columbia Financial, Inc. unless the Federal Reserve Board has been given 60 days’ prior written notice and has not disapproved the proposed acquisition. The Federal Reserve Board considers several factors in evaluating a notice, including the financial and managerial resources of the acquirer and competitive effects. Control, as defined under the Change in Bank Control Act, means the power, directly or indirectly, to direct the management or policies of Columbia Financial or to vote 25% or more of any class of voting securities of Columbia Financial. Acquisition of more than 10% of any class of a savings and loan holding company’s voting securities constitutes a rebuttable presumption of control under certain circumstances, including where, as will be the case with Columbia Financial, Inc., the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

DESCRIPTION OF COLUMBIA FINANCIAL, INC. CAPITAL STOCK

The common stock of Columbia Financial, Inc. represents nonwithdrawable capital, is not an account of any type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

General

Columbia Financial, Inc. is authorized to issue 750,000,000 shares of common stock having a par value of  $0.01 per share and 100,000,000 shares of preferred stock having a par value of $0.01 per share. Each share of Columbia Financial, Inc.’s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. Columbia Financial, Inc. will not issue any shares of preferred stock in the conversion and offering.

Common Stock

Dividends. Columbia Financial, Inc. can pay dividends if, as and when declared by its board of directors. The payment of dividends by Columbia Financial, Inc. is limited by law and applicable regulation. See “Our Dividend Policy.” The holders of common stock of Columbia Financial, Inc. will be entitled to receive and share equally in dividends declared by the board of directors of Columbia Financial, Inc. If Columbia Financial, Inc. issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of Columbia Financial, Inc. will possess exclusive voting rights in Columbia Financial, Inc. They will elect Columbia Financial, Inc.’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisition of Columbia Financial, Inc.,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Columbia Financial, Inc. issues preferred stock, holders of Columbia Financial, Inc. preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of Columbia Bank, Columbia Financial, Inc., as the sole holder of Columbia Bank’s capital stock, would be entitled to receive all of Columbia Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of Columbia Bank, including all deposit accounts and accrued interest, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. Upon liquidation, dissolution or winding up of Columbia Financial, Inc., the holders of its common stock would be entitled to receive all of the assets of Columbia Financial, Inc. available for distribution after payment or provision for payment of all its debts and liabilities. If Columbia Financial, Inc. issues preferred stock, the preferred stockholders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of Columbia Financial, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

Columbia Financial, Inc. will not issue any preferred stock in the conversion and offering and it has no current plans to issue any preferred stock after the conversion and offering. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Exclusive Forum for Certain Stockholder Litigation Matters

The bylaws of Columbia Financial, Inc. provide that, unless Columbia Financial, Inc. consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Columbia Financial, Inc., (ii) any action asserting a claim of breach of a fiduciary duty owed to Columbia Financial, Inc. or Columbia Financial, Inc.’s stockholders by any director, officer or other employee of Columbia Financial, Inc., (iii) any action asserting a claim arising pursuant to any provision of Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine will be a state or federal court located within the State of Maryland. This exclusive forum provision does not apply to claims arising under the federal securities laws.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock of Columbia Financial, Inc. will be Broadridge Corporate Issuer Solutions, LLC.

REGISTRATION REQUIREMENTS

In connection with the conversion and offering, we will register our common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the conversion and offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

LEGAL AND TAX OPINIONS

The legality of our common stock has been passed upon for us by Kilpatrick Townsend & Stockton LLP. The federal income tax consequences of the conversion have been opined upon by Kilpatrick Townsend & Stockton LLP. Crowe LLP has provided an opinion to us regarding the New Jersey income tax consequences of the conversion. Kilpatrick Townsend & Stockton LLP and Crowe LLP have consented to the references to their opinions in this prospectus. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc., and for the other co-managers, by Nutter McClennen & Fish LLP.

EXPERTS

The consolidated financial statements of Columbia Financial as of December 31, 2025 and 2024 and for each of the years in the three year period ended December 31, 2025, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025 have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Northfield Bancorp as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025 included in this prospectus have been so included in reliance on the report of Crowe LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

RP Financial has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the offering. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. The registration statement is available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission at http://www.sec.gov.

Columbia Bank MHC has filed an application for approval of the plan of conversion with the Federal Reserve Board and Columbia Financial, Inc. has filed an application to become a bank holding company, and acquire all of Columbia Bank’s outstanding common stock, with the Federal Reserve Board. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Board of Governors of the Federal Reserve System, 20th Street and Constitution Avenue, NW, Washington, DC 20551 and at the Federal Reserve Bank of Philadelphia, Ten Independence Mall, Philadelphia, Pennsylvania 19106. As of the date of this prospectus, the Federal Reserve Board has conditionally approved the conversion and offering.

A copy of the plan of conversion is available without charge from Columbia Bank by contacting the Stock Information Center.

The appraisal report of RP Financial has been filed as an exhibit to our registration statement and to our application to the Federal Reserve Board. The appraisal report has been filed electronically with the Securities and Exchange Commission and is available on its website as described above. The appraisal report is also available at the offices of the Federal Reserve Board as described above.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

COLUMBIA FINANCIAL

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

Separate financial statements for Columbia Financial, Inc., a Maryland corporation, have not been included in this prospectus because Columbia Financial, Inc., a Maryland corporation, which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Columbia Financial, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial condition of Columbia Financial, Inc. and subsidiaries (the Company) as of December 31, 2025 and 2024, the related consolidated statements of income (loss), comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2025, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 6, 2026 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Credit Losses – Loans evaluated on a Collective Basis

As discussed in Note 2 and Note 7 to the consolidated financial statements, the Company’s allowance for credit losses on loans evaluated on a collective basis (the collective ACL) was $67.2 million out of a total allowance for credit losses on loans of $67.2 million as of December 31, 2025. The ACL quantitative allowance for each segment is measured using a discounted cash flow methodology incorporating an econometric probability of default (“PD”), and loss given default (“LGD”) with distinct, segment-specific multi-variate regression models applied. Expected credit losses are estimated over the life of the loans by measuring the difference between the net present value of modeled cash flows and amortized cost basis. Contractual cash flows over the contractual life of the loans are the basis for modeled cash flows, adjusted for modeled defaults and expected prepayments and discounted at the loan-level effective interest rate. Historical credit loss experience over a defined period for both the Company and its segment-specific peers provide the basis for the estimate of expected credit losses. Such credit losses are converted to PD rate curves through the use of segment-specific LGD risk factors that convert default rates to loss severity based on industry-level, observed relationships between the two variables for each segment, primarily due to the nature of the underlying collateral. The historical PD curves, together with corresponding economic conditions, establish a quantitative relationship between economic conditions and loan performance through an economic cycle. Using the historical relationship between economic conditions and loan performance, management’s expectation of future loan performance is incorporated using an economic forecast of macroeconomic variables. This forecast is applied over a period that management has determined to be reasonable and supportable. The model reverts to long-term average historical loss rates using a straight-line methodology. The Company’s current forecast period is six quarters, with a four-quarter reversion period to long-term average historical loss rates. After quantitative considerations, management applies additional qualitative adjustments that consider the expected impact of certain factors not fully captured in the quantitative allowance.

We identified the assessment of the collective ACL as a critical audit matter. A high degree of audit effort, including specialized skills and knowledge, and subjective and complex auditor judgment was involved in the assessment of the collective ACL due to significant measurement uncertainty. Specifically, the assessment encompassed the evaluation of the collective ACL methodology, including the DCF methodology and PD and LGD models used to estimate the expected credit losses and their significant assumptions. Such significant assumptions included (1) expected prepayments, (2) macroeconomic variables, (3) reasonable and supportable forecast period, (4) composition of the peer group, (5) period of historical credit loss experience and (6) the qualitative adjustments, including the significant assumptions used in the measurement of the qualitative adjustments. The assessment also included an evaluation of the conceptual soundness of the DCF methodology and PD and LGD models. In addition, auditor judgment was required to evaluate the sufficiency of audit evidence obtained.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the measurement of the collective ACL estimate, including controls over the:

•	evaluation of the collective ACL methodology

•	performance monitoring of the DCF methodology, and PD and LGD models

•	identification and determination of the significant assumptions used in the DCF methodology, and PD and LGD models

•	development of the qualitative adjustments, including the significant assumptions used in the measurement of the qualitative adjustments and

•	analysis of the collective ACL results, trends, and ratios.

We evaluated the Company’s process to develop the collective ACL estimates by testing certain sources of data and assumptions that the Company used, and considered the relevance and reliability of such data and assumptions. In addition, we involved credit risk professionals with specialized skills and knowledge, who assisted in:

•	evaluating the Company’s collective ACL methodology for compliance with U.S. generally accepted accounting principles

•	assessing the conceptual soundness of the DCF methodology, and PD and LGD models by inspecting the model documentation to determine whether the models are suitable for their intended use

•

evaluating judgments made by the Company relative to the performance monitoring of the DCF methodology, and PD and LGD models by comparing them to relevant Company-specific metrics and trends and the applicable industry and regulatory practices

•	evaluating the macroeconomic variables used by comparing them to the Company’s business environment and relevant industry practices

•	evaluating the length of the period from which historical credit loss experience was used and the reasonable and supportable forecast by comparing to specific portfolio risk characteristics and trends

•	evaluating judgments made by management in developing the estimated prepayments assumption by comparing to specific portfolio risk characteristics and trends

•	assessing the composition of the peer group by comparing to Company and specific portfolio risk characteristics and

•

evaluating the methodology used to develop the qualitative adjustments and the effect of those adjustments on the collective ACL compared with relevant credit risk factors and consistency with credit trends and the identified limitations of the underlying PD and LGD models.

We also evaluated the cumulative results of the procedures performed to assess the sufficiency of the audit evidence obtained related to the December 31, 2025 collective ACL estimates by evaluating the:

•	cumulative results of the audit procedures

•	qualitative aspects of the Company’s accounting practices and

•	potential bias in the accounting estimate.

/s/ KPMG LLP

We have not been able to determine the specific year that we began serving as the Company’s auditor; however, we are aware that we have served as the Company’s auditor since at least 1972.

New York, New York

March 6, 2026

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Columbia Financial, Inc.:

Opinion on Internal Control Over Financial Reporting

We have audited Columbia Financial, Inc. and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated statements of financial condition of the Company as of December 31, 2025 and 2024, the related consolidated statements of income (loss), comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2025, and the related notes (collectively, the consolidated financial statements), and our report dated March 6, 2026 expressed an unqualified opinion on those consolidated financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ KPMG LLP

New York, New York

March 6, 2026

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

(In thousands, except share and per share data)

	December 31,
	2025	2024
Assets
Cash and due from banks	$340,695	$289,113
Short-term investments	111	110

Total cash and cash equivalents	340,806	289,223
Debt securities available for sale, at fair value	1,122,017	1,025,946
Debt securities held to maturity, at amortized cost (fair value of $367,289 and $350,153 at December 31, 2025 and 2024, respectively)	396,233	392,840
Equity securities, at fair value	6,802	6,673
Federal Home Loan Bank stock	64,604	60,387
Loans receivable	8,292,010	7,916,928
Less: allowance for credit losses	67,201	59,958

Loans receivable, net	8,224,809	7,856,970

Accrued interest receivable	41,490	40,383
Office properties and equipment, net	82,985	81,772
Bank-owned life insurance (“BOLI”)	283,094	274,908
Goodwill and intangible assets	120,302	121,008
Other real estate owned	—	1,334
Other assets	335,651	324,049

Total assets	$11,018,793	$10,475,493

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$8,444,079	$8,096,149
Borrowings	1,183,472	1,080,600
Advance payments by borrowers for taxes and insurance	45,792	45,453
Accrued expenses and other liabilities	184,722	172,915

Total liabilities	9,858,065	9,395,117

Stockholders’ equity:
Preferred stock, $0.01 par value. 10,000,000 shares authorized; none issued and outstanding at December 31, 2025 and 2024	—	—
Common stock, $0.01 par value. 500,000,000 shares authorized; 131,624,028 shares issued and 103,984,649 shares outstanding at December 31, 2025, and 131,414,591 shares issued and 104,759,185 shares outstanding at December 31, 2024	1,316	1,314
Additional paid-in capital	806,581	799,482
Retained earnings	933,717	881,951
Accumulated other comprehensive loss	(75,972)	(110,368)
Treasury stock, at cost; 27,639,379 shares at December 31, 2025 and 26,655,406 shares at December 31, 2024	(476,133)	(460,980)
Common stock held by the Employee Stock Ownership Plan	(27,935)	(30,207)
Stock held by Rabbi Trust	(3,479)	(3,255)
Deferred compensation obligations	2,633	2,439

Total stockholders’ equity	1,160,728	1,080,376

Total liabilities and stockholders’ equity	$11,018,793	$10,475,493

See notes to consolidated financial statements.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Income (Loss)

(In thousands, except share and per share data)

	Years Ended December 31,
	2025	2024	2023
Interest income:
Loans receivable	$403,173	$382,266	$343,770
Debt securities available for sale and equity securities	39,866	36,411	28,120
Debt securities held to maturity	11,438	9,966	9,708
Federal funds and interest-earning deposits	11,125	15,181	8,188
Federal Home Loan Bank stock dividends	5,349	7,602	5,192

Total interest income	470,951	451,426	394,978

Interest expense:
Deposits	197,374	202,383	125,162
Borrowings	51,943	71,061	63,940

Total interest expense	249,317	273,444	189,102

Net interest income	221,634	177,982	205,876
Provision for credit losses	9,822	14,451	4,787

Net interest income after provision for credit losses	211,812	163,531	201,089

Non-interest income:
Demand deposit account fees	8,054	6,507	5,145
Bank-owned life insurance	8,186	7,319	10,126
Title insurance fees	3,034	2,505	2,400
Loan fees and service charges	5,866	4,483	4,510
Gain (loss) on securities transactions	290	(35,851)	(10,847)
Change in fair value of equity securities	873	2,594	695
Gain on sale of loans	928	906	1,214
Gain on sale of real estate owned	281	—	—
Other non-interest income	9,557	13,431	14,136

Total non-interest income	37,069	1,894	27,379

Non-interest expense:
Compensation and employee benefits	119,152	109,489	120,846
Occupancy	24,475	23,482	22,927
Federal deposit insurance premiums	6,800	7,581	8,639
Advertising	2,416	2,510	2,805
Professional fees	10,755	14,164	9,824
Data processing and software expenses	17,128	15,578	15,039
Merger-related expenses	214	1,665	606
Loss on extinguishment of debt	—	3,447	300
Other non-interest expense	(48)	3,419	1,431

Total non-interest expense	180,892	181,335	182,417

Income (loss) before income tax expense (benefit)	67,989	(15,910)	46,051
Income tax expense (benefit)	16,223	(4,257)	9,965

Net income (loss)	$51,766	$(11,653)	$36,086

Earnings (loss) per share – basic	$0.51	$(0.11)	$0.35
Earnings (loss) per share – diluted	$0.51	$(0.11)	$0.35
Weighted average shares outstanding – basic	101,810,752	101,676,758	102,656,388
Weighted average shares outstanding – diluted	101,810,752	101,839,507	102,894,969

See notes to consolidated financial statements.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2025	2024	2023
Cash flows from operating activities:
Net income (loss)	$51,766	$(11,653)	$36,086
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred loan costs, fees and purchased premiums and discounts	6,347	4,437	5,606
Net amortization of premiums and discounts on securities	(3,745)	(819)	1,440
Net amortization of mortgage servicing rights	214	241	239
Amortization of intangible assets	2,171	2,191	2,350
Depreciation and amortization of office properties and equipment	8,602	8,221	7,767
Amortization of operating lease right-of-use assets	4,045	3,904	3,916
Loss on extinguishment of debt	—	3,447	300
Provision for credit losses	9,822	14,451	4,787
(Gain) loss on securities transactions	(290)	35,851	10,847
Change in fair value of equity securities	(873)	(2,594)	(695)
Gain on securitizations	(129)	—	—
Gain on sale of loans, net	(799)	(906)	(1,214)
Gain on sale of other real estate owned	(281)	—	—
Loss on write-down of other real estate owned	—	640	—
Loss (gain) on disposal of office properties and equipment, net	21	(188)	168
Deferred tax expense (benefit)	14,151	(5,986)	3,375
Increase in accrued interest receivable	(1,107)	(1,038)	(5,447)
Increase in other assets	(29,432)	(12,440)	(33,992)
Increase (decrease) in accrued expenses and other liabilities	7,980	(7,298)	3,282
Income on bank-owned life insurance	(8,186)	(7,319)	(10,126)
Employee stock ownership plan expense	3,414	3,808	4,095
Stock based compensation	4,736	6,497	7,979
Increase in deferred compensation obligations under Rabbi Trust	(30)	(126)	(47)

Net cash provided by operating activities	$68,397	$33,321	$40,716

Cash flows from investing activities:
Proceeds from sales of debt securities available for sale	$15,656	$321,233	$277,022
Proceeds from sales of equity securities	698	—	—
Proceeds from paydown/maturities/calls of debt securities available for sale	214,062	157,531	100,855
Proceeds from paydown/maturities/calls of debt securities held to maturity	31,466	50,112	20,221
Purchases of debt securities available for sale	(272,138)	(404,743)	(124,618)
Purchases of debt securities held to maturity	(33,369)	(41,502)	—
Proceeds from sales of loans held-for-sale	35,375	18,895	121,372
Purchases of loans receivable	(150,882)	(78,719)	(14,729)
Net (increase) decrease in loans receivable	(281,192)	2,249	(311,299)
Proceeds from bank-owned life insurance death benefits	—	5	1,364
Proceeds from redemptions of Federal Home Loan Bank stock	35,320	57,720	91,132
Purchases of Federal Home Loan Bank stock	(39,537)	(37,085)	(114,040)
Proceeds from sales of office properties and equipment	—	1,218	—
Additions to office properties and equipment	(9,836)	(7,446)	(7,635)
Proceeds from sales of other real estate owned	1,615	—	—
Purchase of insurance agency book of business	(1,400)	—	—

Net cash (used in) provided by investing activities	$(454,162)	$39,468	$39,645

Cash flows from financing activities:
Net increase (decrease) in deposits	$347,930	$249,593	$(154,603)
Proceeds from long-term borrowings	175,333	271,205	536,113
Payments on long-term borrowings	(104,418)	(484,922)	(11,300)
Net increase (decrease) in short-term borrowings	31,957	(237,825)	(93,165)
Repayment of term note	—	—	(30,300)
Increase (decrease) in advance payments by borrowers for taxes and insurance	339	1,944	(1,951)
Issuance of common stock for restricted stock awards	—	—	10
Purchase of treasury stock	(13,351)	(5,894)	(80,497)
Exercise of stock options	(1)	(99)	(24)
Repurchase of shares for taxes	(441)	(817)	(623)

Net cash provided by (used in) financing activities	$437,348	$(206,815)	$163,660

Net increase (decrease) in cash and cash equivalents	$51,583	$(134,026)	$244,021
Cash and cash equivalents at beginning of year	289,223	423,249	179,228

Cash and cash equivalents at end of year	$340,806	$289,223	$423,249

Cash paid during the period for:
Interest on deposits and borrowings	$249,917	$274,376	$183,568
Income tax payments, net of refunds	$2	$940	$9,253
Non-cash investing and financing activities:
Transfer of loans receivable to other real estate owned	$—	$1,974	$—
Transfer of loans receivable to loans held-for-sale	$34,727	$18,079	$120,955
Securitization of loans	$13,340	$—	$—
Excise tax on net stock repurchases	$137	$42	$800

See notes to consolidated financial statements.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(In thousands)

	Years Ended December 31,
	2025	2024	2023
Net income (loss)	$51,766	$(11,653)	$36,086

Other comprehensive income, net of tax:
Unrealized gain on debt securities available for sale	26,504	55,994	29,637
Accretion of unrealized gain (loss) on debt securities reclassified as held to maturity	2	3	(10)
Reclassification adjustment for gain (loss) included in net income	209	(25,871)	(7,794)

	26,715	30,126	21,833

Derivatives, net of tax:
Unrealized (loss) gain on swap contracts accounted for as cash flow hedges	(3,273)	1,779	(918)

	(3,273)	1,779	(918)

Employee benefit plans, net of tax:
Amortization of prior service cost included in net income	(102)	(71)	(40)
Reclassification adjustment of actuarial net gain (loss) included in net income	66	(963)	(558)
Change in funded status of retirement obligations	10,990	17,496	244

	10,954	16,462	(354)

Total other comprehensive income	34,396	48,367	20,561

Total comprehensive income, net of tax	$86,162	$36,714	$56,647

See notes to consolidated financial statements.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

(In thousands)

	Common Stock	Additional Paid-in- Capital	Retained Earnings	Accumulated Other Comprehensive (Loss)	Treasury Stock	Common Stock Held by the Employee Stock Ownership Plan	Stock Held by Rabbi Trust	Deferred Compensation Obligations	Total Stockholders’ Equity
Balance at December 31, 2024	$1,314	$799,482	$881,951	$(110,368)	$(460,980)	$(30,207)	$(3,255)	$2,439	$1,080,376
Net income	—	—	51,766	—	—	—	—	—	51,766
Other comprehensive income	—	—	—	34,396	—	—	—	—	34,396
Issuance of common stock allocated to restricted stock award grants (209,256 shares)	2	(2)	—	—	—	—	—	—	—
Stock based compensation	—	4,736	—	—	—	—	—	—	4,736
Purchase of treasury stock (873,304 shares)	—	—	—	—	(13,351)	—	—	—	(13,351)
Exercise of stock options (5,837 shares)	—	(1)	—	—	—	—	—	—	(1)
Restricted stock forfeitures (83,287 shares)	—	1,224	—	—	(1,224)	—	—	—	—
Repurchase shares for taxes (27,382 shares)	—	—	—	—	(441)	—	—	—	(441)
Excise tax on net stock repurchases	—	—	—	—	(137)	—	—	—	(137)
Employee Stock Ownership Plan shares committed to be released	—	1,142	—	—	—	2,272	—	—	3,414
Funding of deferred compensation obligations	—	—	—	—	—	—	(224)	194	(30)

Balance at December 31, 2025	$1,316	$806,581	$933,717	$(75,972)	$(476,133)	$(27,935)	$(3,479)	$2,633	$1,160,728

Balance at December 31, 2023	$1,312	$791,450	$893,604	$(158,735)	$(454,128)	$(32,478)	$(2,955)	$2,265	$1,040,335
Net income	—	—	(11,653)	—	—	—	—	—	(11,653)
Other comprehensive income	—	—	—	48,367	—	—	—	—	48,367
Issuance of common stock allocated to restricted stock award grants (250,830 shares)	2	(2)	—	—	—	—	—	—	—
Stock based compensation	—	6,497	—	—	—	—	—	—	6,497
Purchase of treasury stock (365,116 shares)	—	—	—	—	(5,894)	—	—	—	(5,894)
Exercise of stock options (86,920 shares)	—	(99)	—	—	—	—	—	—	(99)
Restricted stock forfeitures (5,930 shares)	—	99	—	—	(99)	—	—	—	—
Repurchase shares for taxes (47,997 shares)	—	—	—	—	(817)	—	—	—	(817)
Excise tax on net stock repurchases	—	—	—	—	(42)	—	—	—	(42)
Employee Stock Ownership Plan shares committed to be released	—	1,537	—	—	—	2,271	—	—	3,808
Funding of deferred compensation obligations	—	—	—	—	—	—	(300)	174	(126)

Balance at December 31, 2024	$1,314	$799,482	$881,951	$(110,368)	$(460,980)	$(30,207)	$(3,255)	$2,439	$1,080,376

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity (continued)

(In thousands)

	Common Stock	Additional Paid-in- Capital	Retained Earnings	Accumulated Other Comprehensive (Loss)	Treasury Stock	Common Stock Held by the Employee Stock Ownership Plan	Stock Held by Rabbi Trust	Deferred Compensation Obligations	Total Stockholders’ Equity
Balance at December 31, 2022	$1,309	$781,165	$857,518	$(179,296)	$(371,708)	$(34,750)	$(3,149)	$2,506	$1,053,595
Net income	—	—	36,086	—	—	—	—	—	36,086
Other comprehensive income	—	—	—	20,561	—	—	—	—	20,561
Issuance of common stock allocated to restricted stock award grants (247,646 shares)	3	7	—	—	—	—	—	—	10
Stock based compensation	—	7,979	—	—	—	—	—	—	7,979
Purchase of treasury stock (4,242,693 shares)	—	—	—	—	(80,497)	—	—	—	(80,497)
Exercise of stock options (44,117 shares)	—	(24)	—	—	—	—	—	—	(24)
Restricted stock forfeitures (29,806 shares)	—	500	—	—	(500)	—	—	—	—
Repurchase shares for taxes (33,667 shares)	—	—	—	—	(623)	—	—	—	(623)
Excise Tax on net stock repurchases	—	—	—	—	(800)	—	—	—	(800)
Employee Stock Ownership Plan shares committed to be released	—	1,823	—	—	—	2,272	—	—	4,095
Funding of deferred compensation obligations	—	—	—	—	—	—	194	(241)	(47)

Balance at December 31, 2023	$1,312	$791,450	$893,604	$(158,735)	$(454,128)	$(32,478)	$(2,955)	$2,265	$1,040,335

See notes to consolidated financial statements.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1) Business

On December 1, 2021, the Company completed its acquisition of Freehold Bancorp, MHC, Freehold Bancorp, Inc. and Freehold Bank (collectively, the “Freehold Entities” or “Freehold”). Pursuant to the terms of the Merger Agreement, Freehold Bancorp, MHC merged with and into the MHC, with the MHC as the surviving entity; and Freehold Bancorp, Inc. merged with and into Columbia Financial, with Columbia Financial as the surviving entity. In connection with the merger, Freehold Bank converted to a federal savings bank and operated as a wholly-owned subsidiary of Columbia Financial, Inc. until October 5, 2024, when the Company merged Freehold Bank into Columbia Bank. Under the terms of the Merger Agreement, upon the merger of the two banks, depositors of Freehold Bank became depositors of Columbia Bank and have the same rights and privileges in the MHC as if their accounts had been established at Columbia Bank on the date established at Freehold Bank. The Company issued 2,591,007 shares of its common stock to the MHC, representing an amount equal to the fair value of the Freehold Entities as determined by an independent appraiser, at the effective time of the holding company mergers.

(2) Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Columbia Financial, Inc., its wholly-owned subsidiaries, Columbia Bank (“Columbia”) (including the accounts of Freehold Bank, which merged with an into Columbia effective as of October 5, 2024), and Columbia’s wholly-owned subsidiaries, Columbia Investment Services, Inc., 1901 Residential Management Co. LLC, First Jersey Title Services, Inc., 1901 Commercial Management Co. LLC, Stewardship Realty LLC, Columbia Insurance Services, Inc., and 19-01 Community Development Corporation, (collectively, the “Company”). In May 2024, Columbia dissolved its wholly-owned subsidiary 2500 Broadway Corp. and CSB Realty Corp, a wholly-owned subsidiary of 2500 Broadway Corp. The accounts of the MHC are not consolidated in the consolidated financial statements of the Company. In consolidation, all intercompany accounts and transactions are eliminated. Certain reclassifications have been made in the consolidated financial statements to conform to current year classifications.

The Company also owns 100% of the common stock of Stewardship Statutory Trust I (the “Trust”), a statutory business trust incorporated in Delaware which was acquired in the Company’s merger with Stewardship Financial in November 2019. In accordance with ASC Topic 810, Consolidation, the Trust was classified as a variable interest entity and did not satisfy the conditions for consolidation. Accordingly, the Trust, which owns $7.0 million of trust preferred securities, which represents 100% of the Trust’s assets, is treated as an unconsolidated subsidiary.

Basis of Financial Statement Presentation

The consolidated financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), including the elimination of all significant intercompany accounts and transactions during consolidation. In preparing the consolidated financial statements, management is required to make estimates, significant judgments and assumptions that affect the reported amounts of assets and liabilities as of the dates of the Consolidated Statements of Financial Condition and Consolidated Statements of Income for the periods presented. Actual results could differ from these judgments and estimates under different conditions, resulting in a change that could have a material impact on the carrying values of our assets and liabilities and our results of operations. Material estimates that involve significant judgements and assumptions that are particularly susceptible to change are the determination of the adequacy of the allowance for credit losses, evaluation of the need for valuation allowances on deferred tax assets, evaluation of goodwill for impairment, evaluation of other-than-temporary impairment on securities, and determination of liabilities related to retirement and other post-retirement benefits. These estimates, significant judgements and assumptions are evaluated on an ongoing basis and are adjusted when facts and circumstances dictate. Illiquid credit markets, volatile securities markets, and declines in the housing market and the economy generally have combined to increase the uncertainty inherent in such estimates and assumptions. Changes in estimates resulting from continuing changes in the economic environment will be reflected in the consolidated financial statements in future periods.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits at other financial institutions and short-term investments.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(2) Summary of Significant Accounting Policies (continued)

Securities

Securities are classified as available for sale and held to maturity. Management determines the appropriate classification of securities at the time of purchase. Securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Securities not classified as held to maturity are classified as available for sale and carried at estimated fair value, with unrealized holding gains or losses, net of taxes, reported as a separate component of accumulated other comprehensive income or loss (“OCI”) included in stockholders’ equity.

In accordance with ASC Topic 326, Financial Instruments Credit Losses, for available for sale securities, the Company first assesses whether a loss is from credit or other factors and considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency and adverse conditions related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows is less than the amortized cost, a credit loss would be recorded through an allowance for credit losses, limited by the amount that the fair value is less than the amortized cost basis.

The fair values of these securities are based on market quotations or matrix pricing as discussed in note 17. The Company evaluates securities for other-than-temporary impairment at each reporting period and more frequently when economic or market conditions warrant such evaluation. In this evaluation, if such declines were deemed other-than-temporary, management would measure the total credit-related component of the unrealized loss and recognize that portion of the loss as a charge to current period earnings. The remaining portion of the unrealized loss would be recognized as an adjustment to OCI. The fair value of the securities portfolio is significantly affected by changes in interest rates. In general, as interest rates rise, the fair value of fixed-rate securities decreases and as interest rates fall, the fair value of fixed-rate securities increases. The Company determines if it has the intent to sell securities or if its more likely than not that the Company would be required to sell the securities before the anticipated recovery. If either exists, the decline in value is considered other-than-temporary and would be recognized in current period earnings.

Premiums and discounts on securities are generally amortized and accreted to income over the contractual lives of the securities using the level-yield method. Premiums on callable securities are amortized to the earliest call date. Dividend and interest income are recognized when earned. Realized gains and losses are recognized when securities are sold or called based on the specific identification method.

In the ordinary course of business, securities are pledged as collateral in conjunction with the Company’s borrowings, lines of credit, and public funds on deposit.

Federal Home Loan Bank Stock

The Bank, as a member of the Federal Home Loan Bank of New York (the “FHLB”), is required to hold shares of capital stock of the FHLB based on its activities, primarily its outstanding borrowings. The investment is carried at cost, or par value, which approximates fair value. Cash dividends are reported as income.

Loans Held-for-Sale

Loans held-for-sale consists of loans intended for sale in the secondary market. These loans are carried at the lower of cost or estimated fair value, less costs to sell, as determined on an individual loan basis. Net unrealized losses, if any, are recognized in a valuation allowance through a charge to earnings. Origination fees and costs on loans held-for-sale are deferred and recognized on settlement dates as a component of the gain or loss on sale. Loans held-for-sale are generally sold with loan servicing rights retained by the Bank.

Loans Receivable

Loans receivable are carried at unpaid principal balances adjusted by unamortized premiums and unearned discounts, net deferred origination fees and costs, purchase accounting fair value adjustments and the allowance for credit losses. The Company defers loan origination fees and certain direct loan origination costs and accretes such amounts as an adjustment to the yield over the expected lives of the related loans using the level-yield method. Interest income on loans is accrued on unpaid principal balances and credited to income as earned. Premiums and discounts on loans purchased are amortized or accreted as an adjustment to yield over the contractual lives of the related loans using methodologies which approximate the level-yield method.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(2) Summary of Significant Accounting Policies (continued)

Loans Receivable (continued)

A loan is considered delinquent when payment has not been received within 30 days of its contractual due date, or when the Company does not expect to receive all principal and interest payments owned substantially in accordance with the terms of the loan agreement, regardless of the past due status. Generally, a loan is designated as a non-accrual loan when the payment is 90 days or more in arrears of its contractual due date, or if the following criteria are met: i) the current debt-service coverage ratio is equal to or is in excess of 1.0x; ii) the guarantor does not demonstrate the capacity to support the annual debt service requirement; and iii) the loan-to-value percentage is greater than 90%. Non-accruing loans are returned to accrual status after there has been a sustained period of repayment performance and both principal and interest are deemed collectible.

When a loan is placed on non-accrual status, any interest accrued but not received is reversed against interest income. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on an assessment of the ability to collect the loan. The Company identifies loans that may need to be charged-off as a loss by reviewing all delinquent loans, classified loans, and other loans for which management may have concerns about collectability.

The Company may evaluate individual loans for which it is probable, based on current information, that the Company will not collect all amounts due under the contractual terms of the loan agreement. The Company considers the population of loans in its analysis to include loans not accruing interest and loan modifications. Other loans may be included in the population of loans to be evaluated if management has specific information of a collateral shortfall. Loans individually analyzed are measured based on the fair value of collateral if the loan is collateral dependent, or cash flows discounted at the loan-level effective interest rate. Payments received on individually analyzed loans are recognized on a cash basis.

Purchased Credit-Deteriorated (“PCD”) Loans

Loans acquired in a business combination that have experienced more than insignificant deterioration in credit quality since origination are considered purchased credit deterioration (“PCD”) loans. The Company evaluated acquired loans for deterioration in credit quality based on any of, but not limited to, the following: (1) non-accrual status; (2) loan modification; (3) risk ratings of special mention, substandard or doubtful; and (4) delinquency status. At the acquisition date, an estimate of expected credit losses is made for groups of PCD loans with similar risk characteristics and individual PCD loans without similar risk characteristics. This initial allowance for credit losses is allocated to individual PCD loans and added to the purchase price or acquisition date fair values to establish the initial amortized cost basis of the PCD loans. As the initial allowance for credit losses is added to the purchase price, there is no credit loss expense recognized upon acquisition of a PCD loan. Any difference between the unpaid principal balance of PCD loans and the amortized cost basis is considered to relate to noncredit factors and results in a discount or premium.

Discounts and premiums are recognized through interest income on a level-yield method over the life of the loans. For acquired loans not deemed PCD at acquisition, the differences between the initial fair value and the unpaid principal balance are recognized as interest income on a level-yield basis over the lives of the related loans. At the acquisition date, an initial allowance for expected credit losses is estimated and recorded as credit loss expense.

Other Real Estate Owned (“OREO”)

OREO is comprised of properties acquired in partial or total satisfaction of problem loans. The properties are recorded at fair value less estimated costs to sell on the date acquired or on the date that the Company acquires effective control over the property. Gains or losses arising at the time of acquisition of such properties are charged against the allowance for credit losses. During the holding period, OREO continues to be measured at the lower of cost or fair value less estimated costs to sell. Subsequent declines in value are expensed as incurred. Gains and losses realized from the sale of OREO, as well as valuation adjustments and expenses of operation, are included in non-interest expense.

Allowance for Credit Losses on Loans Receivable

The determination of the allowance for credit losses (“ACL”) on loans is considered a critical accounting estimate by management because of the high degree of judgment involved in determining qualitative loss factors, the subjectivity of the assumptions used, and the potential for changes in the forecasted economic environment. The ACL is maintained at a level management considers adequate to provide for estimated losses and impairment based upon an evaluation of known and inherent risk in the loan portfolio. The ACL consists of two elements: (1) identification of loans that must be individually analyzed for impairment and (2) establishment of an ACL for loans collectively analyzed.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(2) Summary of Significant Accounting Policies (continued)

Allowance for Credit Losses on Loans Receivable (continued)

Portfolio segments are defined at the level which an entity develops and documents a systematic methodology to determine its allowance for credit losses. Management developed segments for estimating losses based on the type of borrower and collateral which is generally based upon federal call report segmentation. The segments have been combined, or sub-segments have been added as needed to ensure loans of similar risk profiles are appropriately pooled.

We maintain a loan review system that provides a periodic review of the loan portfolio and the identification of individually analyzed loans. The ACL for individually analyzed loans is based on the fair value of collateral or cash flows. While management uses current information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations.

The ACL quantitative allowance for each segment is measured using a discounted cash flow methodology incorporating an econometric, probability of default (“PD”) and loss given default (“LGD”) with distinct segment-specific multi-variate regression models applied. Expected credit losses are estimated over the life of the loans by measuring the difference between the net present value of modeled cash flows and amortized cost basis. Contractual cash flows over the contractual life of the loans are the basis for the modeled cash flows, adjusted for model defaults and expected prepayments and discounted at the loan-level effective interest rate. The contractual term excludes expected extensions, renewals, and modifications.

Management estimates the ACL using relevant and reliable information from internal and external sources, related to past events, current conditions, and a reasonable and supportable forecast. Historical credit loss experience for both the Company and its segment-specific peers provides the basis for the estimate of expected credit losses. Credit losses over a defined period are converted to PD rate curves through the use of segment-specific LGD risk factors that convert default rates to loss severity based on industry-level, observed relationships between the two variables for each segment, primarily due to the nature of the underlying collateral. These risk factors were assessed for reasonableness against the Company’s own loss experience and adjusted in certain cases when the relationship between the Company’s historical default and loss severity deviate from that of the wider industry. The historical PD curves, together with corresponding economic conditions, establish a quantitative relationship between economic conditions and loan performance through an economic cycle.

Using the historical relationship between economic conditions and loan performance, management’s expectation of future loan performance is incorporated using a single economic forecast of macroeconomic variables (i.e., unemployment, gross domestic product, vacancy, and home price index). This forecast is applied over a period that management has determined to be reasonable and supportable. Beyond the period over which management can develop or source a reasonable and supportable forecast, the model reverts to long-term average historical loss rates using a straight-line, time-based methodology. The Company’s current forecast period is six quarters, with a four-quarter reversion period to long-term average historical loss rates.

After quantitative considerations, management applies additional qualitative adjustments that consider the expected impact of certain factors not fully captured in the quantitative reserve. Qualitative adjustments include but are not limited to concentrations of large loan balances, delinquency trends, change in collateral values within segments, and other considerations.

The ACL is established through the provision for credit losses that are charged to income, which is based upon an evaluation of estimated losses in the current loan portfolio, including the evaluation of individually analyzed loans. Charge-offs against the ACL are taken on loans where management determines that the collection of loan principal and interest is unlikely. Recoveries made on loans that have been charged-off are credited to the ACL. Although we believe we have established and maintained the ACL on loans at appropriate levels, changes in reserves may be necessary if actual economic and other conditions differ substantially from the forecast used in estimating the ACL.

Our financial results are affected by the changes in and the level of the ACL. This process involves our analysis of internal and external variables, and it requires that we exercise judgment to estimate an appropriate ACL. As a result of the uncertainty associated with this subjectivity, we cannot assure the precision of the amount reserved, should we experience sizable loan losses in any particular period and/or significant changes in assumptions or economic condition. We believe the primary risks inherent in the portfolio are a general decline in the economy, a decline in real estate market values, rising unemployment, increasing vacancy rates, and increases in interest rates in the absence of economic improvement or any other such factors. Any one or a combination of these events may adversely affect a borrower’s ability to repay its loan, resulting in increased delinquencies and loan losses. Accordingly, we have recorded loan credit losses at a level which is estimated to represent the current risk in its loan portfolio.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(2) Summary of Significant Accounting Policies (continued)

Allowance for Credit Losses on Loans Receivable (continued)

For our non-performing loans, the allowance is determined on an individual basis using the present value of the expected cash flows, or for collateral dependent loans, the fair value less estimated costs to sell. We continue to assess the collateral of loans and update our appraisals on these loans on an annual basis. To the extent the property values decline, there could be additional losses on these non-performing assets, which may be material. Management considered these market conditions in deriving the estimated ACL. Should economic difficulties occur, the ultimate amount of loss could vary from our current estimate.

Allowance for Credit Losses on Unfunded Commitments

The Company is required to include unfunded commitments that are expected to be funded in the future within the allowance calculation, other than those that are unconditionally cancellable. To arrive at that reserve, the reserve percentage for each applicable segment is applied to the unused portion of the expected commitment balance and is multiplied by the expected funding rate. To determine the expected funding rate, the Company uses a historical utilization rate for each segment. The allowance for credit losses for off-balance-sheet exposures is reported in other liabilities in the Consolidated Statements of Financial Condition. The liability represents an estimate of expected credit losses arising from off-balance-sheet exposures such as unfunded commitments.

Loan Modifications

The Company assesses all loan modifications to determine whether one is granted to a borrower experiencing financial difficulty, regardless of whether the modified loans terms include a concession. Modifications made to borrowers experiencing financial difficulty may include principal or interest forgiveness, forbearance, interest rate reductions, term extensions, or a combination of these events intended to minimize economic loss and to avoid foreclosure or repossession of collateral.

The Company evaluates whether the modifications represent a new loan or a continuation of an existing loan. A modification or refinancing results in a new loan if the terms of the new loan are at least favorable to the Company and customers with similar collection risks who are not refinancing or restructuring their loan, and the modification to the terms of the loan is deemed to be more than minor. A modification is considered to be more than minor if the difference between the present value of the cash flows of the new obligation and the remaining cash flows of the original obligation, both discounted using the effective interest rate of the original debt, is 10% or greater.

If a modification does not meet the definition of a new loan, the modified loan will be treated as a continuation of the existing loan and all unamortized net fees and/or costs, and any prepayment penalties will be carried forward as part of the net new loan balance.

Modified loans that were accruing prior to their modification where income was reasonably assured subsequent to the modification, maintain their accrual status. Modified loans for which collectability was not reasonably assured, are placed on non-accrual status, interest accruals cease, and uncollected accrued interest is reversed and charged against current income. Non-accruing modified loans may be returned to accrual status when there is a sustained period of repayment performance (generally six consecutive months of payments), and both principal and interest are deemed collectible.

Loans Sold and Serviced

The Company periodically sells loans to investors and retains the servicing of these loans for a fee. Gains or losses on the sale of loans are recorded on trade date using the specific-identification method.

Office Properties and Equipment

Land is carried at cost. Office properties, land and building improvements, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization of office properties and equipment is computed on a straight-line basis over their estimated useful lives (generally 40 years for buildings, 10 years to 20 years for land and building improvements, 2 years to 10 years for furniture and equipment). Leasehold improvements, carried at cost, net of accumulated depreciation, are amortized over the terms of the related leases or the estimated useful lives of the assets, whichever is shorter. Major improvements are capitalized, while repairs and maintenance costs are charged to expense as incurred. Upon retirement or sale, any gain or loss is recognized as incurred.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(2) Summary of Significant Accounting Policies (continued)

Bank-owned Life Insurance (“BOLI”)

Bank-owned life insurance is accounted for using the cash surrender value method and is recorded at its net realizable value. The change in the net asset value is recorded as a component of non-interest income. A deferred liability has been recorded for the estimated cost of post-retirement life insurance benefits accruing to applicable employees and directors covered by an endorsement split-dollar life insurance arrangement.

Goodwill and Intangible Assets

Intangible assets of the Company consist of goodwill, core deposit intangibles, and mortgage servicing rights. Goodwill represents the excess of the purchase price over the fair value of net assets acquired in purchase acquisitions. In accordance with GAAP, goodwill with an indefinite useful life is not amortized, but is evaluated for impairment on an annual basis, or more frequently if events or changes in circumstances indicate potential impairment between annual measurement dates. As permitted by GAAP, the Company prepares a qualitative assessment in determining whether goodwill may be impaired. The factors considered in the assessment include macroeconomic conditions, industry and market conditions and overall financial performance of the Company, among others. The Company completed its annual goodwill impairment test as of December 31, 2025, based upon its qualitative assessment of goodwill and concluded that goodwill was not impaired and no further quantitative analysis was warranted.

Core deposit intangibles represent the intangible value of depositor relationships acquired by the Company through purchase acquisitions of Stewardship, Freehold and RSI. The premiums ascribed to these deposits are amortized over their estimated useful lives.

Mortgage servicing rights are recorded when purchased or when originated mortgage loans are sold, with servicing rights retained. Mortgage servicing rights are amortized on an accelerated method based upon the estimated lives of the related loans and generally adjusted for prepayments. Mortgage servicing rights are carried at the lower of amortized cost or fair value.

Leases

The Company determines if an arrangement is a lease at inception. The Company’s leases primarily relate to real estate property for branches and office space. All the Company’s leases are classified as operating leases and the related right-of-use asset (“ROU”) and lease liability are included in other assets and other liabilities, respectively on the Consolidated Statements of Financial Condition.

ROU assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the lease arrangements. The calculated amounts of the ROU asset and lease liabilities are impacted by the length of the lease term and the discount rate used to calculate the present value of minimum lease payments. As the Company’s leases do not provide an implicit rate, the discount rate used in determining the lease liability for each individual lease is the Company’s incremental borrowing rate. The present value of the lease liability may include the impact of options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options provided in the lease terms. Operating lease expense is recognized on a straight-line basis over the lease term, while variable lease payments are recognized as incurred. Lease agreements that include lease and non-lease components, such as common area maintenance charges, are accounted for separately.

Post-retirement Benefits

The Company provides certain health care and life insurance benefits to eligible retired employees under a Post-retirement Plan. The Company accrues the cost of retiree health care and other benefits during the employee’s period of active service. Effective January 1, 2019, the Post-retirement Plan was closed to new hires.

Through the acquisition of the RSI Entities, the Company acquired a non-funded Post-retirement Plan. This defined benefit post-retirement healthcare plan covers substantially all retirees and employees. Effective January 1, 2024, the RSI Post-retirement Plan was merged into the Columbia Bank Post-retirement Plan.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(2) Summary of Significant Accounting Policies (continued)

Employee Benefit Plans

The Company maintains a single employer, tax-qualified defined benefit pension plan (the “Pension Plan”) which covers full-time employees that satisfy the Pension Plan’s eligibility requirements. The benefits are based on years of service and the employee’s average compensation for the highest five consecutive years of employment. Effective October 1, 2018, newly hired employees are not eligible to participate in the Pension Plan as the Pension Plan was closed to new employees as of that date.

The policy is to fund at least the minimum contribution required by the Employee Retirement Income Security Act of 1974. GAAP requires an employer to: (a) recognize in its statement of financial position the over-funded or under-funded status of a defined benefit post-retirement plan measured as the difference between the fair value of plan assets and the benefit obligation; (b) measure a plan’s assets and its obligations that determine its funded status at the end of the employer’s fiscal year (with limited exceptions); and (c) recognize as a component of other comprehensive income (loss), net of tax, the actuarial gains and losses and the prior service costs and credits that arise during the period. The assets of the plan are primarily invested in fixed income and equity funds.

In connection with the acquisition of the RSI Entities, the Company acquired a funded pension plan. The benefits are based on years of service and the employee’s compensation, as defined. The Plan was amended effective March 31, 2011, to freeze the Plan so that no employee shall commence or recommence participation in the Plan, that there shall be no further benefit accruals under the Plan, and that compensation received after the effective date shall not be recognized for any purpose under the Plan. Effective September 30, 2023, the RSI Pension Plan was merged into the Columbia Bank Pension Plan.

The Company also maintains a Retirement Income Maintenance Plan (the “RIM Plan”) which is a non-qualified defined benefit plan which provides benefits to all employees of the Company if their benefits under the Pension Plan are limited by Internal Revenue Code Sections 415 and 401(a)(17).

Columbia Bank has a 401(k) plan covering substantially all employees. Columbia Bank may match a percentage of the first 3.00% to 4.50% contributed by participants. Columbia’s matching contribution, if any, is determined by their Board of Directors in its sole discretion.

Columbia Bank has an Employee Stock Ownership Plan (“ESOP”). The funds borrowed by the ESOP from the Company to purchase the Company’s common stock are being repaid from Columbia Bank’s contributions over a period of 20 years. The Company’s common stock not allocated to participants is recorded as a reduction of stockholders’ equity at cost. Compensation expense for the ESOP is based on the average price of the Company’s stock and the amount of shares committed to be allocated during each period.

Columbia Bank has a Supplemental Executive Retirement Plan (“SERP”). The SERP is a non-qualified plan which provides supplemental retirement benefits to eligible officers (those designated by the Board of Directors) of the Company who are prevented from receiving the full benefits contemplated by the ESOP’s benefit formulas under tax law limits for tax-qualified plans. In addition, the Company maintains a stock based deferral plan (the “Stock Based Deferral Plan”) for certain executives and directors. The Company records a deferred compensation equity account and corresponding contra-equity account for the cost of the shares held by the Stock Based Deferral Plan and SERP.

The Company also has a Supplemental Executive Retirement Plan for Certain Executives, as designated by the Board of Directors, to provide non-qualified retirement benefits to participants.

Columbia Bank also maintains a non-qualified savings income maintenance deferred compensation plan (the “SIM Plan”) that provides supplemental benefits to certain executives who are prevented from receiving the full benefits contemplated by the 401(k) Plan under tax law limits for tax-qualified plans, and a Deferred Compensation Plan for directors.

Columbia Bank also sponsors a directors retirement plan, a director and executive deferred compensation plan, and a supplemental executive retirement plan for certain current and former directors and officers of the Bank.

Through the acquisition of the RSI Entities, the Company also acquired an executive incentive retirement plan, a director and executive deferred compensation plan, a supplemental executive retirement plan, a key life insurance plan and a split-dollar life insurance plan for certain current and former directors and officers of the Bank.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(2) Summary of Significant Accounting Policies (continued)

Employee Benefit Plans (continued)

Through the acquisition of the Freehold Entities, the Company also acquired a supplemental executive retirement plan, a director and executive deferred retirement income plan, and a director deferred retirement plan for current and former directors and officers of the Bank.

Derivatives

The Company uses derivative financial instruments as components of its market risk management, principally to manage interest rate risk. Certain derivatives are entered into in connection with transactions with commercial customers. Derivatives are not used for speculative purposes. All derivatives are recognized as either assets or liabilities in the Consolidated Statements of Financial Condition, reported at fair value and presented on a gross basis. Until a derivative is settled, a favorable change in fair value results in an unrealized gain that is recognized as an asset, while an unfavorable change in fair value results in an unrealized loss that is recognized as a liability.

The Company generally applies hedge accounting to its derivatives used for market risk management purposes. Hedge accounting is permitted only if specific criteria are met, including a requirement that a highly effective relationship exists between the derivative instrument and the hedged item, both at inception of the hedge and on an ongoing basis. Changes in the fair value of effective fair value hedges are recognized in current earnings (with the change in fair value of the hedged asset or liability also recognized in earnings). Changes in the fair value of effective cash flow hedges are recognized in other comprehensive income (loss) until earnings are affected by the variability in cash flows of the designated hedged item. Ineffective portions of hedge results are recognized in current earnings. Changes in the fair value of derivatives for which hedge accounting is not applied are recognized in current earnings.

The Company formally documents at inception all relationships between the derivative instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transactions. This process includes linking all derivatives that are designated as hedges to specific assets and liabilities, or to specific firm commitments. The Company also formally assesses, both at inception of the hedge and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in the fair values or cash flows of the hedged items. If it is determined that a derivative is not highly effective or has ceased to be a highly effective hedge, the Company would discontinue hedge accounting prospectively. Gains or losses resulting from the termination of a derivative accounted for as a cash flow hedge remain in other comprehensive income (loss) and is (accreted) amortized to earnings over the remaining period of the former hedging relationship.

Certain derivative financial instruments are offered to certain commercial banking customers to manage their risk of exposure and risk management strategies. These derivative instruments consist primarily of currency forward contracts and interest rate swap contracts. The risks associated with these transactions is mitigated by simultaneously entering into similar transactions having essentially offsetting terms with a third-party. In addition, the Company executes interest rate swaps with third parties in order to hedge the interest rate risk of short-term FHLB advances.

Income Taxes

The Company and its subsidiaries file consolidated federal income tax returns. Federal income taxes are allocated to each entity based on their respective contributions to taxable income of the consolidated income tax returns. Separate state income taxes are filed for the Company and its subsidiaries on either a consolidated or unconsolidated basis as required by each jurisdiction.

The Company records income taxes using the asset and liability method. Federal and state income taxes have been provided on the basis of the Company’s income or loss as reported in accordance with GAAP. The amounts reflected on the Company’s federal and state income tax returns differ from these provisions due principally to temporary differences in the reporting of certain items for consolidated financial statement reporting and income tax reporting purposes. Accordingly, deferred tax assets and liabilities: (i) are recognized for the estimated future tax consequences of events that have been recognized in the financial statements or tax returns; (ii) are attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases; and (iii) are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Where applicable, deferred tax assets are reduced by a valuation allowance for any portions determined not likely to be realized based on the nature and timing of these items. The effect on deferred tax assets and liabilities of a change in tax

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(2) Summary of Significant Accounting Policies (continued)

Income Taxes (continued)

rates is recognized in income tax expense in the period that includes the enactment date. The valuation allowance is adjusted, by a charge or credit to income tax expense, as changes in facts and circumstances warrant.

The Company did not have any liabilities for uncertain tax positions or any known unrecognized tax benefits at December 31, 2025 and 2024. The Company policy is to recognize interest and penalties related to unrecognized tax benefits in income tax expense in the Consolidated Statements of Income. The Company did not recognize any interest and penalties during the years ended December 31, 2025, 2024 and 2023.

On July 1, 2018, New Jersey enacted legislation which adds to the state’s 9.0% Corporation Business Tax rate (i) a 2.5% surtax for periods beginning in 2018 and 2019 and (ii) a 1.5% surtax for periods beginning in 2020 and 2021. Subsequently, on September 12, 2020, New Jersey enacted legislation that restored and extended the 2.5% Corporation Business Tax surcharge to apply retroactively from January 1, 2020 through December 31, 2023. These surtaxes applied to corporations with more than $1.0 million of net income allocated to New Jersey. On June 28, 2024, New Jersey enacted into law a new Corporate Transit Fee, which increases the New Jersey corporate tax rate from 9.0% to 11.5%. This fee was imposed on businesses that had New Jersey taxable income of $10.0 million or more for tax years beginning January 1, 2024, and will continue through December 31, 2028.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes items recorded in equity, such as unrealized gains and losses on debt securities available for sale, the noncredit component of other than temporary impairment losses on debt securities, unrealized gains and losses on derivatives, and the unfunded status and reclassification of actuarial net (loss) gain associated with the Company’s benefit plans. Comprehensive income is presented in a separate Consolidated Statement of Comprehensive Income.

Segment Reporting

The Company’s operations are substantially in the financial services industry and include providing traditional banking and other financial services to its customers. Operating segments are components of a business about which separate financial information is available and evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assessing performance. The Company operates primarily in New Jersey through a single reportable operating segment upon which management makes decisions regarding how to allocate resources and assess performance. While the Company’s chief operating decision maker has some limited financial information about the Company’s various financial products and services, that information is not complete since it does not include a full allocation of revenue, costs, and capital from key corporate functions; therefore, the Company evaluates financial performance on the Company-wide basis. Management continues to evaluate these business units for separate reporting as facts and circumstances change.

Earnings Per Share (“EPS”)

Basic EPS is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. For purposes of calculating basic EPS, weighted average common shares outstanding excludes treasury stock, unallocated employee stock ownership plan shares that have not been committed for release and deferred compensation obligations required to be settled in shares of Company stock.

Diluted EPS is computed using the same method as basic EPS and reflects the potential dilution which could occur if stock options and unvested shares were exercised and converted into common stock. The potentially diluted shares would then be included in the weighted average number of shares outstanding for the period using the treasury stock method. Shares issued and reacquired during any period are weighted for the portion of the period that they were outstanding.

Stock Compensation Plans

Compensation expense related to stock options and non-vested restricted stock awards is based on the fair value of the award on the measurement date with expense recognized on a straight line basis over the requisite performance or service period. The fair value of stock options is estimated utilizing the Black-Scholes option pricing model. The fair value of non-vested restricted stock awards is generally the closing market price of the Company’s common stock on the date of grant. The Company accounts for forfeitures as they occur.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(2) Summary of Significant Accounting Policies (continued)

Accounting Pronouncements Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The amendments in this ASU require improved annual income tax disclosures surrounding rate reconciliation, income taxes paid, and other disclosures. This update is effective for financial statements issued for fiscal years beginning after December 15, 2024, with early adoption in the interim period permitted. The Company adopted this ASU on January 1, 2025 on a retrospective basis. As it is only disclosure related, this ASU did not have an impact on the Company’s consolidated financial statements. See note 15 for additional information.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. ASU 2023-07 enhances segment reporting under Topic 820 by expanding the breadth and frequency of segment disclosures. The ASU requires a public entity to disclose entity-wide and segment information in the notes to the financial statements. Disclosures include the measure of profit or loss that the chief operating decision maker uses to assess segment performance and decide how to allocate resources, as well as certain specified amounts included in that measure. This ASU was effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company adopted this guidance as of December 31, 2024, on a retrospective basis. As it is only disclosure related, this ASU did not have an impact on the Company’s consolidated financial statements. See note 22 for additional information.

(3)  Acquisitions

Freehold Bank

On December 1, 2021, the Company completed its acquisition of Freehold Bancorp, MHC, Freehold Bancorp, Inc. and Freehold Bank (collectively, the “Freehold Entities” or “Freehold”). Pursuant to the terms of the Merger Agreement, Freehold Bancorp, MHC merged with and into the MHC, with the MHC as the surviving entity; and Freehold Bancorp, Inc. merged with and into Columbia Financial, with Columbia Financial as the surviving entity. In connection with the merger, Freehold Bank converted to a federal savings bank and operated as a wholly-owned subsidiary of Columbia Financial, Inc. until October 5, 2024, when the Company merged Freehold Bank into Columbia Bank. Under the terms of the Merger Agreement, upon the merger of the two banks, depositors of Freehold Bank become depositors of Columbia Bank and have the same rights and privileges in the MHC as if their accounts had been established at Columbia Bank on the date established at Freehold Bank. The Company issued 2,591,007 shares of its common stock to the MHC, representing an amount equal to the fair value of the Freehold Entities as determined by an independent appraiser, at the effective time of the holding company mergers.

Merger-related expenses are recorded in the Consolidated Statements of Income and are expensed as incurred. Direct acquisition and other charges incurred in connection with the acquisition of the Freehold Entities totaled $1.7 million, and $413,000 for the years ended December 31, 2024, and 2023, respectively. There were no expenses recorded for the year ended December 31, 2025.

RSI Bank

On May 1, 2022, the Company completed its acquisition of RSI Bancorp, M.H.C., RSI Bancorp, Inc. and RSI Bank (collectively, the “RSI Entities” or “RSI”). Pursuant to the terms of the Merger Agreement, RSI Bancorp, M.H.C. merged with and into the MHC, with the MHC as the surviving entity; RSI Bancorp, Inc. merged with and into Columbia Financial, with Columbia Financial as the surviving entity; and RSI Bank merged with and into Columbia Bank, with Columbia Bank as the surviving institution. Under the terms of the Merger Agreement, depositors of RSI Bank became depositors of Columbia Bank and have the same rights and privileges in the MHC as if their accounts had been established at Columbia Bank on the date established at RSI Bank. The Company issued 6,086,314 shares of its common stock to the MHC, representing an amount equal to the discounted fair value of the RSI Entities as determined by an independent appraiser, at the effective time of the merger.

Merger-related expenses are recorded in the Consolidated Statements of Income and are expensed as incurred. Direct acquisition and other charges incurred in connection with the acquisition of the RSI Entities totaled $193,000 for the year ended December 31, 2023. There were no expenses recorded for the years ended December 31, 2025 and 2024.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(4)  Debt Securities Available for Sale

Debt securities available for sale at December 31, 2025 and 2024 are summarized as follows:

	December 31, 2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
		(In thousands)
U.S. government and agency obligations	$393,875	$4,595	$—	$398,470
Mortgage-backed securities and collateralized mortgage obligations	732,393	1,646	(79,066)	654,973
Municipal obligations	1,975	—	(14)	1,961
Corporate debt securities	71,976	314	(5,677)	66,613

	$1,200,219	$6,555	$(84,757)	$1,122,017

	December 31, 2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
		(In thousands)
U.S. government and agency obligations	$314,494	$810	$(602)	$314,702
Mortgage-backed securities and collateralized mortgage obligations	729,488	173	(106,704)	622,957
Municipal obligations	2,378	3	(22)	2,359
Corporate debt securities	95,508	123	(9,703)	85,928

	$1,141,868	$1,109	$(117,031)	$1,025,946

The amortized cost and fair value of debt securities available for sale at December 31, 2025, by contractual final maturity, is shown below. Expected maturities may differ from contractual maturities due to prepayment or early call options exercised by the issuer.

	December 31, 2025
	Amortized Cost	Fair Value
	(In thousands)
One year or less	$130,960	$131,384
More than one year to five years	251,648	255,013
More than five years to ten years	85,218	80,647

	$467,826	$467,044
Mortgage-backed securities and collateralized mortgage obligations	732,393	654,973

	$1,200,219	$1,122,017

Mortgage-backed securities and collateralized mortgage obligations totaling $732.4 million at amortized cost, and $655.0 million at fair value, are not classified by maturity as their expected lives are likely to be shorter than the contractual maturity date due to principal prepayments.

During the year ended December 31, 2025, proceeds from the sale of debt securities available for sale totaled $15.7 million, resulting in gross gains of $336,000 and no gross losses. There were four called debt securities available for sale totaling $4.0 million, and $77.5 million in maturities of debt securities available for sale during the year ended December 31, 2025.

During the year ended December 31, 2024, proceeds from the sale of debt securities available for sale totaled $321.2 million, resulting in no gross gains and $35.9 million of gross losses. There was one called debt security available for sale totaling $2.0 million and $15.0 million in maturities of debt securities available for sale during the year ended December 31, 2024.

During the year ended December 31, 2023, proceeds from the sale of debt securities available for sale totaled $277.0 million, resulting in no gross gains and $10.8 million of gross losses. There were no calls and $4,000 in maturities of debt securities available for sale during the year ended December 31, 2023.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(4)  Debt Securities Available for Sale (continued)

Debt securities available for sale having a carrying value of $478.5 million and $343.4 million, at December 31, 2025 and 2024, respectively, were pledged as security for public funds on deposit at the Bank as required and permitted by law, pledged for outstanding borrowings at the Federal Home Loan Bank, and pledged for potential borrowings at the Federal Reserve Bank of New York.

The following tables summarize the fair value and gross unrealized losses of those securities that reported an unrealized loss at December 31, 2025 and 2024 and if the unrealized loss position was continuous for the twelve months prior to those respective dates:

	December 31, 2025
	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
	(In thousands)
U.S. government and agency obligations	$—	$—	$—	$—	$—	$—
Mortgage-backed securities and collateralized mortgage obligations	27,710	(57)	456,562	(79,009)	484,272	(79,066)
Municipal obligations	1,536	(14)	—	—	1,536	(14)
Corporate debt securities	3,996	(4)	56,802	(5,673)	60,798	(5,677)

	$33,242	$(75)	$513,364	$(84,682)	$546,606	$(84,757)

	December 31, 2024
	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
	(In thousands)
U.S. government and agency obligations	$126,197	$(602)	$—	$—	$126,197	$(602)
Mortgage-backed securities and collateralized mortgage obligations	93,763	(475)	476,559	(106,229)	570,322	(106,704)
Municipal obligations	—	—	1,346	(22)	1,346	(22)
Corporate debt securities	—	—	80,805	(9,703)	80,805	(9,703)

	$219,960	$(1,077)	$558,710	$(115,954)	$778,670	$(117,031)

The number of securities in an unrealized loss position at December 31, 2025 totaled 128, compared with 185 at December 31, 2024. All temporarily impaired securities were investment grade as of December 31, 2025 and 2024 except two corporate debt securities which were rated BB+, totaling $8.4 million at December 31, 2024.

For available for sale securities, the Company assesses whether a loss is from credit or other factors and considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency and adverse conditions related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows is less than the amortized cost, a credit loss would be recorded through an allowance for credit losses, limited by the amount that the fair value is less than the amortized cost basis.

There was no activity in the allowance for credit losses on debt securities available for sale during the years ended December 31, 2025 and 2024.

The Company made an accounting policy election to exclude accrued interest receivable from the amortized cost basis of debt securities available for sale. Accrued interest receivable on debt securities available for sale is reported as a component of accrued interest receivable in the Consolidated Statements of Financial Condition, which totaled $5.2 million and $4.7 million at December 31, 2025 and 2024, respectively, and is excluded from the estimate of credit losses.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(5)	Debt Securities Held to Maturity

Debt securities held to maturity at December 31, 2025 and 2024 are summarized as follows:

	December 31, 2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Allowance for Credit Losses	Fair Value
	(In thousands)
U.S. government and agency obligations	$44,872	$—	$(3,321)	$—	$41,551
Mortgage-backed securities and collateralized mortgage obligations	351,361	699	(26,322)	—	325,738

	$396,233	$699	$(29,643)	$—	$367,289

	December 31, 2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Allowance for Credit Losses	Fair Value
	(In thousands)
U.S. government and agency obligations	$44,871	$—	$(5,288)	$—	$39,583
Mortgage-backed securities and collateralized mortgage obligations	347,969	8	(37,407)	—	310,570

	$392,840	$8	$(42,695)	$—	$350,153

The amortized cost and fair value of debt securities held to maturity at December 31, 2025, by contractual final maturity, is shown below. Expected maturities may differ from contractual maturities due to prepayment or early call options exercised by the issuer.

	December 31, 2025
	Amortized Cost	Fair Value
	(In thousands)
One year or less	$14,875	$14,807
More than one year to five years	10,000	9,376
More than five years to ten years	9,997	9,310
More than ten years	10,000	8,058

	44,872	41,551
Mortgage-backed securities and collateralized mortgage obligations	351,361	325,738

	$396,233	$367,289

Mortgage-backed securities and collateralized mortgage obligations totaling $351.4 million at amortized cost, and $325.7 million at fair value at December 31, 2025, are not classified by maturity as their expected lives are likely to be shorter than the contractual maturity date due to principal prepayments.

During the year ended December 31, 2025, there were no sales, calls or maturities of debt securities held to maturity.

During the year ended December 31, 2024, there were no sales or maturities of debt securities held to maturity. There was one called debt security held to maturity totaling $5.0 million during the year ended December 31, 2024.

During the year ended December 31, 2023, there were no sales or calls of debt securities held to maturity. During the year ended December 31, 2023, proceeds from matured debt securities held to maturity totaled $4.3 million.

Debt securities held to maturity having a carrying value of $242.2 million and $247.6 million, at December 31, 2025 and 2024, respectively, were pledged as security for public funds on deposit at the Bank as required and permitted by law, pledged for outstanding borrowings at the Federal Home Loan Bank, and pledged for potential borrowings at the Federal Reserve Bank of New York.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(5)	Debt Securities Held to Maturity (continued)

The following tables summarize the fair value and gross unrealized losses of those securities that reported an unrealized loss at December 31, 2025 and 2024 and if the unrealized loss position was continuous for the twelve months prior to those respective dates:

	December 31, 2025
	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
	(In thousands)
U.S. government and agency obligations	$—	$—	$41,552	$(3,321)	$41,552	$(3,321)
Mortgage-backed securities and collateralized mortgage obligations	1,659	(1)	290,237	(26,321)	291,896	(26,322)

	$1,659	$(1)	$331,789	$(29,642)	$333,448	$(29,643)

	December 31, 2024
	Less than 12 months		12 months or longer		Total
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
	(In thousands)
U.S. government and agency obligations	$—	$—	$39,583	$(5,288)	$39,583	$(5,288)
Mortgage-backed securities and collateralized mortgage obligations	41,030	(605)	267,756	(36,802)	308,786	(37,407)

	$41,030	$(605)	$307,339	$(42,090)	$348,369	$(42,695)

The number of securities in an unrealized loss position at December 31, 2025 totaled 101, compared with 105 at December 31, 2024. All temporarily impaired securities were investment grade as of December 31, 2025 and 2024.

For held to maturity securities, management measures expected credit losses on a collective basis by major security type. All of the mortgage-backed securities are issued by U.S. government agencies and are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies and have a long history of no credit losses and, therefore, the expectation of non-payment is zero and the Company is not required to estimate an allowance for credit losses on these securities under the CECL standard. All these securities reflect a credit quality rating of AAA by Moody’s Investors Service.

The Company made an accounting policy election to exclude accrued interest receivable from the amortized cost basis of debt securities held to maturity. Accrued interest receivable on debt securities held to maturity is reported as a component of accrued interest receivable in the Consolidated Statements of Financial Condition, which totaled $948,000 and $898,000 at December 31, 2025 and 2024, respectively, and is excluded from the estimate of credit losses.

(6)	Equity Securities at Fair Value

The Company has an equity securities portfolio which consists of stock in other financial institutions, a payment technology company, a community bank correspondent services company, preferred stock in U.S. Government agencies, and a Community Reinvestment Act qualifying bond fund which are reported at fair value on the Company’s Consolidated Statements of Financial Condition. The fair value of the equities portfolio at December 31, 2025 and 2024 was $6.8 million and $6.7 million, respectively.

The Company recorded a net increase in the fair value of equity securities of $873,000 and $2.6 million during the years ended December 31, 2025 and 2024, respectively, as a component of non-interest income.

During the year ended December 31, 2025 proceeds from the sale of equity securities totaled $698,000, resulting in no gross gains and $46,000 of gross losses. During the years ended December 31, 2024 and 2023, there were no sales of equity securities.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(7)	Loans Receivable and Allowance for Credit Losses

Loans receivable at December 31, 2025 and 2024 are summarized as follows:

	December 31,
	2025	2024
	(In thousands)
Real estate loans:
One-to-four family	$2,558,252	$2,710,937
Multifamily	1,677,613	1,460,641
Commercial real estate	2,513,260	2,339,883
Construction	469,438	473,573
Commercial business loans	766,792	622,000
Consumer loans:
Home equity loans and advances	255,126	259,009
Other consumer loans	2,895	3,404

Total gross loans	8,243,376	7,869,447
PCD loans	10,442	11,686
Net deferred loan costs, fees and purchased premiums and discounts	38,192	35,795

Loans receivable	$8,292,010	$7,916,928

The Company had no loans held-for-sale at December 31, 2025 and 2024. During the year ended December 31, 2025, the Company sold $16.1 million, $10.9 million, and $8.6 million of one-to-four family real estate loans, construction loans, and SBA loans included in commercial business loans held-for sale, respectively, resulting in gross gains of $899,000 and gross losses of $100,000. During the year ended December 31, 2024, the Company sold $8.9 million, $3.3 million, and $6.8 million of one-to-four family real estate loans, construction loans, and SBA loans included in commercial business loans held-for sale, respectively, resulting in gross gains of $906,000 and no gross losses. During the year ended December 31, 2023, the Company sold $73.4 million, $21.4 million, $8.1 million, and $18.4 million of one-to-four family real estate loans and home equity loans, commercial real estate loans, construction loans, and SBA loans included in commercial business loans held-for-sale, respectively, resulting in gross gains of $2.3 million and gross losses of $1.0 million.

During the year ended December 31, 2025, the Company purchased $130.9 million in equipment finance loans, included in commercial business loans, and $20.0 million in construction loan participations from a third-party. During the year ended December 31, 2024, the Company purchased $78.7 million of commercial real estate and participation loans from a third party financial institution. During the year ended December 31, 2023, the Company purchased a $14.7 million commercial real estate participation loan from a third party.

The Company has entered into guarantor swaps with Freddie Mac which results in improved liquidity. During the year ended December 31, 2025, the Company exchanged $13.3 million of loans for Freddie Mac mortgage participation certificates, resulting in gross gains of $129,000, and no gross losses. During the years ended December 31, 2024 and 2023, no loans were exchanged for Freddie Mac mortgage participation certificates. The Company retained the servicing of these loans.

At December 31, 2025 and 2024, the carrying value of loans serviced by the Company for investors was $494.8 million and $503.9 million, respectively. These loans are not included in the Consolidated Statements of Financial Condition. Servicing income totaled $1.4 million for each of the years ended December 31, 2025, 2024 and 2023, respectively.

The Company has granted loans to certain officers and directors of the Company and its subsidiaries and to their associates. At December 31, 2025 and 2024, such loans totaled approximately $2.2 million and $2.6 million, respectively. During the years ended December 31, 2025 and 2024, no new loans were granted to related parties. During the year ended December 31, 2023, one new loan was granted to a related party totaling $100,000. These loans are performing in accordance with their original terms.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(7)	Loans Receivable and Allowance for Credit Losses (continued)

The following tables summarize the aging of loans receivable by portfolio segment, including non-accrual loans and excluding PCD loans, at December 31, 2025 and 2024:

	December 31, 2025
	30-59 Days	60-89 Days	90 Days or More	Total Past Due	Non-accrual	Current	Total
	(In thousands)
Real estate loans:
One-to-four family	$13,886	$5,652	$4,545	$24,083	$9,787	$2,534,169	$2,558,252
Multifamily	2,083	10,595	300	12,978	—	1,664,635	1,677,613
Commercial real estate	8,072	320	4,827	13,219	5,766	2,500,041	2,513,260
Construction	—	—	5,923	5,923	5,923	463,515	469,438
Commercial business loans	11,990	1,408	11,005	24,403	15,281	742,389	766,792
Consumer loans:
Home equity loans and advances	566	175	1,018	1,759	1,243	253,367	255,126
Other consumer loans	1	3	—	4	—	2,891	2,895

Total loans	$36,598	$18,153	$27,618	$82,369	$38,000	$8,161,007	$8,243,376

	December 31, 2024
	30-59 Days	60-89 Days	90 Days or More	Total Past Due	Non-accrual	Current	Total
	(In thousands)
Real estate loans:
One-to-four family	$11,685	$6,250	$3,729	$21,664	$8,750	$2,689,273	$2,710,937
Multifamily	13,626	—	—	13,626	—	1,447,015	1,460,641
Commercial real estate	4,394	632	—	5,026	2,920	2,334,857	2,339,883
Construction	6,205	—	—	6,205	—	467,368	473,573
Commercial business loans	3,713	2,643	2,365	8,721	9,785	613,279	622,000
Consumer loans:
Home equity loans and advances	1,026	372	126	1,524	246	257,485	259,009
Other consumer loans	—	3	—	3	—	3,401	3,404

Total loans	$40,649	$9,900	$6,220	56,769	$21,701	$7,812,678	$7,869,447

The Company considers a loan to be delinquent when we have not received a payment within 30 days of its contractual due date, or when the Company does not expect to receive all principal and interest payments owed substantially in accordance with the terms of the loan agreement, regardless of the past due status. Non-accruing loans are returned to accrual status after there has been a sustained period of repayment performance and both principal and interest are deemed collectible. The Company identifies loans that may need to be charged-off as a loss by reviewing all delinquent loans, classified loans and other loans for which management may have concerns about collectability.

At December 31, 2025 and 2024, non-accrual loans totaled $38.0 million and $21.7 million, respectively. Included in non-accrual loans at December 31, 2025 and 2024, are 38 and 31 loans totaling $10.4 million and $15.5 million which are less than 90 days in arrears.

If non-accrual loans had performed in accordance with their original terms, interest income would have increased by $3.3 million, $1.5 million, and $909,000 for the years ended December 31, 2025, 2024 and 2023, respectively. The amount of cash basis interest income that was recognized on these loans during the years ended December 31, 2025, 2024 and 2023, was $1.0 million, $821,000, and $358,000, respectively.

At December 31, 2025 and 2024, there were no loans past due 90 days or more still accruing interest.

PCD loans were loans acquired at a discount primarily due to deteriorated credit quality. These loans were initially recorded at fair value at acquisition, based upon the present value of expected future cash flows, with no related allowance for credit losses. Loans acquired in a business combination are recorded in accordance with ASC Topic 326, which requires

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(7)	Loans Receivable and Allowance for Credit Losses (continued)

loans as of the acquisition date, which have experienced a more than insignificant deterioration in credit quality since origination, to be classified as PCD loans.

At December 31, 2025 and 2024, PCD loans acquired in the Stewardship Financial Corporation acquisition totaled $1.1 million and $1.2 million, respectively, PCD loans acquired in the Freehold Bank acquisition totaled $44,000 and $241,000, respectively, and PCD loans acquired in the RSI Bank acquisition totaled $8.3 million and $10.3 million, respectively. PCD loans acquired in 2025 in conjunction with the purchase of equipment finance loans totaled $1.0 million at December 31, 2025, and charge-offs related to these purchased loans totaled $3.2 million during the year ended December 31, 2025.

We may obtain physical possession of real estate collateralizing a residential mortgage loan via foreclosure. At December 31, 2025, the Company held no real estate owned. At December 31, 2024, the Company held one commercial property with a carrying value of $1.3 million in other real estate owned, which was sold in June 2025. At December 31, 2025, we had nine residential mortgage loans with carrying values totaling $2.5 million and four home equity loans with carrying value totaling $585,000, collateralized by residential real estate, which were in the process of foreclosure. At December 31, 2024, we had four residential mortgage loans with carrying values totaling $1.1 million collateralized by residential real estate which were in the process of foreclosure.

The balance of the allowance for credit losses is based on expected loss methodology, referred to as the “CECL” methodology. The loan portfolio segmentation includes seven portfolio segments taking into consideration common loan attributes and risk characteristics, as well as historical reporting metrics and data availability. Accrued interest receivable on loans receivable is reported as a component of accrued interest receivable in the Consolidated Statements of Financial Condition, which totaled $34.7 million and $33.5 million at December 31, 2025 and 2024, respectively, and is excluded from the estimate of credit losses.

The Allowance for Credit Losses (“ACL”) is established through the provision for credit losses that are charged to income, which is based upon an evaluation of estimated losses in the current loan portfolio, including the evaluation of individually analyzed loans. Charge-offs against the ACL are taken on loans where management determines that the collection of loan principal and interest is unlikely. Recoveries made on loans that have been charged-off are credited to the ACL. Although we believe we have established and maintained the ACL on loans at appropriate levels, changes in reserves may be necessary if actual economic and other conditions differ substantially from the forecast used in estimating the ACL.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(7)	Loans Receivable and Allowance for Credit Losses (continued)

The following tables summarize loans receivable (including PCD loans) and allowance for credit losses by portfolio segment and impairment method at December 31, 2025 and 2024:

	December 31, 2025
	One-to-Four Family	Multifamily	Commercial Real Estate	Construction	Commercial Business	Home Equity Loans and Advances	Other Consumer Loans	Total
	(In thousands)
Allowance for credit losses:
Individually analyzed loans	$—	$—	$—	$—	$—	$—	$—	$—
Collectively analyzed loans	13,280	10,647	18,563	6,617	16,753	1,289	6	67,155
Loans acquired with deteriorated credit quality	3	—	29	—	14	—	—	46

Total	$13,283	$10,647	$18,592	$6,617	$16,767	$1,289	$6	$67,201

Total loans:
Individually analyzed loans	$10,988	$300	$5,492	$5,923	$13,658	$1,262	$—	$37,623
Collectively analyzed loans	2,547,264	1,677,313	2,507,768	463,515	753,134	253,864	2,895	8,205,753
Loans acquired with deteriorated credit quality	1,267	—	7,891	—	1,284	—	—	10,442

Total loans	$2,559,519	$1,677,613	$2,521,151	$469,438	$768,076	$255,126	$2,895	$8,253,818

	December 31, 2024
	One-to-Four Family	Multifamily	Commercial Real Estate	Construction	Commercial Business	Home Equity Loans and Advances	Other Consumer Loans	Total
	(In thousands)
Allowance for credit losses:
Individually analyzed loans	$—	$—	$—	$—	$—	$—	$—	$—
Collectively analyzed loans	13,169	9,542	15,940	6,703	13,112	1,452	7	59,925
Loans acquired with deteriorated credit quality	4	—	29	—	—	—	—	33

Total	$13,173	$9,542	$15,969	$6,703	$13,112	$1,452	$7	$59,958

Total loans:
Individually analyzed loans	$9,167	$5,743	$7,517	$—	$15,184	$331	$—	$37,942
Collectively analyzed loans	2,701,770	1,454,898	2,332,366	473,573	606,816	258,678	3,404	7,831,505
Loans acquired with deteriorated credit quality	1,815	—	9,425	—	300	146	—	11,686

Total loans	$2,712,752	$1,460,641	$2,349,308	$473,573	$622,300	$259,155	$3,404	$7,881,133

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(7)	Loans Receivable and Allowance for Credit Losses (continued)

Modifications made to borrowers experiencing financial difficulty may include principal or interest forgiveness, forbearance, interest rate reductions, term extensions, or a combination of these events intended to minimize economic loss and to avoid foreclosure or repossession of collateral.

The following tables presents the modifications of loans to borrowers experiencing financial difficulty that were modified during the years ended December 31, 2025, 2024, and 2023:

	For the Year Ended December 31, 2025
	Amortized Cost	Interest Rate Reduction	Term Extension	Combination of Term Extension and Interest Rate Reduction	% of Total Class of Loans Receivable
	(Dollars in thousands)
Commercial real estate	$12,385	$—	$9,395	$2,990	0.49%
Commercial business	11,771	673	7,000	4,098	1.54

Total loans	$24,156	$673	$16,395	$7,088	0.29%

	For the Year Ended December 31, 2024
	Amortized Cost	Interest Rate Reduction	Term Extension	% of Total Class of Loans Receivable
	(Dollars in thousands)
Commercial real estate	$1,536	$1,536	$—	0.07%
Commercial business	5,630	—	5,630	0.91

Total loans	$7,166	$1,536	$5,630	0.09%

	For the Year Ended December 31, 2023
	Amortized Cost	Term Extension	Combination of Term Extension, Interest Rate Reduction and Principal Forgiveness	% of Total Class of Loans Receivable
	(Dollars in thousands)
Commercial real estate	$1,038	$1,038	$—	—%
Construction	2,317	2,317	—	0.50
Commercial business	5,240	240	5,000	1.00

Total loans	$8,595	$3,595	$5,000	0.10%

The following table describes the types of modifications of loans to borrowers experiencing financial difficulty during the years ended December 31, 2025, 2024, and 2023:

For the Year Ended December 31, 2025
Type of Modifications
Commercial real estate	Term extensions ranging between 15 and 17 months
Commercial business	Interest rate reduction and/or term extensions ranging between 12 and 60 months

For the Year Ended December 31, 2024
Type of Modifications
Commercial real estate	Interest rate reduction
Commercial business	Term extensions ranging between 15 and 60 months

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(7)	Loans Receivable and Allowance for Credit Losses (continued)

For the Year Ended December 31, 2023
Type of Modifications
Commercial real estate	12 month term extension
Construction	12 month term extension
Commercial business	12 month term extension, interest rate reduction, and/or principal forgiveness

The Company closely monitors the performance of modifications of loans to borrowers experiencing financial difficulty to understand the effectiveness of these modification efforts. During 2025, the Company extended an additional $1.0 million of credit to provide additional working capital to supplement reduced federal funding support, to a commercial business customer whose loan had been previously modified. The Company did not extend any commitments to lend additional funds to borrowers experiencing financial difficulty whose loans had been modified during the years ended December 31, 2024 and 2023.

The following tables presents the aging analysis of modifications of loans to borrowers experiencing financial difficulty at December 31, 2025, 2024, and 2023:

	December 31, 2025
	Current	30-59 Days	60-89 Days	90 Days or More	Non-accrual	Total
	(In thousands)
Commercial real estate	$12,328	$—	$—	$—	$—	$12,328
Commercial business	10,488	—	—	—	1,308	11,796

Total loans	$22,816	$—	$—	$—	$1,308	$24,124

	December 31, 2024
	Current	30-59 Days	60-89 Days	90 Days or More	Non-accrual	Total
	(In thousands)
Commercial real estate	$1,520	$—	$—	$—	$1,029	$2,549
Commercial business	1,759	39	—	—	2,050	3,848

Total loans	$3,279	$39	$—	$—	$3,079	$6,397

	December 31, 2023
	Current	30-59 Days	60-89 Days	90 Days or More	Non-accrual	Total
	(In thousands)
Commercial real estate	$1,035	$—	$—	$—	$—	$1,035
Construction	2,317	—	—	—	—	2,317
Commercial business	—	—	4,917	—	237	5,154

Total loans	$3,352	$—	$4,917	$—	$237	$8,506

The activity in the allowance for credit losses on loans for the years ended December 31, 2025, 2024 and 2023 are as follows:

	Years Ended December 31,
	2025	2024	2023
	(In thousands)
Balance at beginning of period	$59,958	$55,096	$52,803
Initial allowance related to PCD loans	3,202	—	—
Provision for credit losses	9,822	14,451	4,787
Recoveries	1,443	609	1,000
Charge-offs	(7,224)	(10,198)	(3,494)

Balance at end of period	$67,201	$59,958	$55,096

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(7)	Loans Receivable and Allowance for Credit Losses (continued)

The activity in the allowance for credit losses by portfolio segment for the years ended December 31, 2025, 2024, and 2023, are as follows:

	For the Year Ended December 31, 2025
	One-to-Four Family	Multifamily	Commercial Real Estate	Construction	Commercial Business	Home Equity Loans and Advances	Other Consumer Loans	Total
	(In thousands)
Balance at beginning of period	$13,173	$9,542	$15,969	$6,703	$13,112	$1,452	$7	$59,958
Initial allowance related to PCD loans	—	—	—	—	3,202	—	—	3,202
Provision for (reversal of) credit losses	37	1,105	2,741	(36)	6,071	(253)	157	9,822
Recoveries	73	—	1	3	1,269	90	7	1,443
Charge-offs	—	—	(119)	(53)	(6,887)	—	(165)	(7,224)

Balance at end of period	$13,283	$10,647	$18,592	$6,617	$16,767	$1,289	$6	$67,201

	For the Year Ended December 31, 2024
	One-to-Four Family	Multifamily	Commercial Real Estate	Construction	Commercial Business	Home Equity Loans and Advances	Other Consumer Loans	Total
	(In thousands)
Balance at beginning of period	$13,017	$8,742	$15,757	$7,758	$7,923	$1,892	$7	$55,096
Provision for (reversal of) credit losses	147	800	296	(1,059)	14,467	(459)	259	14,451
Recoveries	11	—	36	4	536	19	3	609
Charge-offs	(2)	—	(120)	—	(9,814)	—	(262)	(10,198)

Balance at end of period	$13,173	$9,542	$15,969	$6,703	$13,112	$1,452	$7	$59,958

	For the Year Ended December 31, 2023
	One-to-Four Family	Multifamily	Commercial Real Estate	Construction	Commercial Business	Home Equity Loans and Advances	Other Consumer Loans	Total
	(In thousands)
Balance at beginning of period	$11,802	$7,877	$18,111	$6,425	$6,897	$1,681	$10	$52,803
Provision for (reversal of) credit losses	1,783	865	(2,225)	1,333	2,765	160	106	4,787
Recoveries	17	—	21	—	879	77	6	1,000
Charge-offs	(585)	—	(150)	—	(2,618)	(26)	(115)	(3,494)

Balance at end of period	$13,017	$8,742	$15,757	$7,758	$7,923	$1,892	$7	$55,096

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(7)	Loans Receivable and Allowance for Credit Losses (continued)

The following tables present individually analyzed loans by segment, excluding PCD loans, at December 31, 2025 and 2024:

	At December 31, 2025
	Recorded Investment	Unpaid Principal Balance	Specific Allowance
	(In thousands)
With no allowance recorded:
Real estate loans:
One-to-four family	$10,988	$10,992	$—
Multifamily	300	300	—
Commercial real estate	5,492	5,618	—
Construction	5,923	5,975	—
Commercial business loans	13,658	21,112	—
Consumer loans:
Home equity loans and advances	1,262	1,262	—

	37,623	45,259	—

With a specific allowance recorded:

	—	—	—

Total:
Real estate loans:
One-to-four family	10,988	10,992	—
Multifamily	300	300	—
Commercial real estate	5,492	5,618	—
Construction	5,923	5,975	—
Commercial business loans	13,658	21,112	—
Consumer loans:
Home equity loans and advances	1,262	1,262	—

Total loans	$37,623	$45,259	$—

	At December 31, 2024
	Recorded Investment	Unpaid Principal Balance	Specific Allowance
	(In thousands)
With no allowance recorded:
Real estate loans:
One-to-four family	$9,167	$9,216	$—
Multifamily	5,743	5,743	—
Commercial real estate	7,517	8,089	—
Commercial business loans	15,184	19,553	—
Consumer loans:
Home equity loans and advances	331	331	—

	37,942	42,932	—

With a specific allowance recorded:

	—	—	—

Total:
Real estate loans:
One-to-four family	9,167	9,216	—
Multifamily	5,743	5,743	—
Commercial real estate	7,517	8,089	—
Commercial business loans	15,184	19,553	—
Consumer loans:
Home equity loans and advances	331	331	—

Total loans	$37,942	$42,932	$—

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(7)	Loans Receivable and Allowance for Credit Losses (continued)

The following table presents interest income recognized for individually analyzed loans by loan segment, excluding PCD loans, for the years ended December 31, 2025, 2024 and 2023:

	For the Years Ended December 31,
	2025		2024		2023
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(In thousands)
Real estate loans:
One-to-four family	$10,439	$6	$4,515	$16	$4,328	$196
Multifamily	2,024	—	2,383	1	420	19
Commercial real estate	6,445	57	9,818	204	16,234	694
Construction	4,734	—	—	—	—	—
Commercial business loans	10,924	36	11,761	100	6,134	331
Consumer loans:
Home equity loans and advances	735	2	245	3	646	42

Totals	$35,301	$101	$28,722	$324	$27,762	$1,282

Management prepares an analysis each quarter that categorizes the entire loan portfolio by certain risk characteristics such as loan type (residential mortgage, commercial mortgage, construction, commercial business, etc.) and loan risk rating. The categorization of loans into risk categories is based upon relevant information about the borrower’s ability to service their debt.

The Company utilizes a risk rating system to summarize its loan portfolio into categories with similar risk characteristics. Loans deemed to be “acceptable quality” are rated 1 through 4w, with a rating established for loans with minimal risk. Loans rated 4w are watch loans, which may have a potential concern that warrants increased oversight and tracking by management. We enhanced our level of scrutiny and focus regarding documentation related to credit risk rating benchmark guidelines that pertain to debt-service coverage ratios, LTV ratios, borrower strength, asset quality, and funded cash reserves. Other factors such as guarantees, market strength and remaining loan term and borrower equity are also reviewed and are factored into determining the credit risk rating assigned to each loan. Loans that are deemed to be of “questionable quality” are rated 5 (Special Mention) or 6 (Substandard). Loans with adverse classifications are rated 7 (Doubtful) or 8 (Loss). The risk ratings are also confirmed through periodic loan review examinations which are currently performed by both an independent third-party and the Company’s credit risk review department. Results from examinations are presented to the Audit Committee of the Board of Directors.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(7)	Loans Receivable and Allowance for Credit Losses (continued)

The following table summarizes the Company’s loans by year of origination and internally assigned credit risk rating, excluding PCD loans, at December 31, 2025 and 2024:

	Loans by Year of Origination at December 31, 2025
	2025	2024	2023	2022	2021	Prior	Revolving Loans	Revolving Loans to Term Loans	Total
	(In thousands)
One-to-Four Family
Pass	$93,590	$104,411	$148,597	$705,476	$687,522	$807,680	$—	$—	$2,547,276
Special mention	—	—	—	—	—	—	—	—	—
Substandard	—	1,099	1,841	3,024	805	4,207	—	—	10,976

Total One-to-Four Family	93,590	105,510	150,438	708,500	688,327	811,887	—	—	2,558,252

Gross charge-offs	—	—	—	—	—	—	—	—	—

Multifamily
Pass	233,695	32,267	135,839	345,763	316,250	562,566	—	—	1,626,380
Special mention	—	—	—	—	40,638	—	—	—	40,638
Substandard	—	—	—	10,595	—	—	—	—	10,595

Total Multifamily	233,695	32,267	135,839	356,358	356,888	562,566	—	—	1,677,613

Gross charge-offs	—	—	—	—	—	—	—	—	—

Commercial Real Estate
Pass	410,896	113,417	173,838	459,278	357,327	923,667	—	—	2,438,423
Special mention	—	—	—	7,007	—	9,222	—	—	16,229
Substandard	3,692	—	350	12,258	1,486	40,822	—	—	58,608

Total Commercial Real Estate	414,588	113,417	174,188	478,543	358,813	973,711	—	—	2,513,260

Gross charge-offs	—	—	—	77	42	—	—	—	119

Construction
Pass	128,667	118,823	146,996	67,146	—	—	—	—	461,632
Special mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	1,883	5,923	—	—	—	—	7,806

Total Construction	128,667	118,823	148,879	73,069	—	—	—	—	469,438

Gross charge-offs	$—	$—	$—	$53	$—	$—	$—	$—	$53

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(7)	Loans Receivable and Allowance for Credit Losses (continued)

	Loans by Year of Origination at December 31, 2025
	2025	2024	2023	2022	2021	Prior	Revolving Loans	Revolving Loans to Term Loans	Total
	(In thousands)
Commercial Business
Pass	$111,377	$142,106	$86,839	$58,117	$24,846	$41,814	$266,563	$—	$731,662
Special mention	—	—	—	—	—	44	100	—	144
Substandard	1,512	1,662	1,263	2,106	582	7,130	20,731	—	34,986
Doubtful	—	—	—	—	—	—	—	—	—

Total Commercial Business	112,889	143,768	88,102	60,223	25,428	48,988	287,394	—	766,792

Gross charge-offs	295	634	926	2,097	753	2,182	—	—	6,887

Home Equity Loans and Advances
Pass	19,850	13,049	11,818	15,368	13,334	71,446	37,417	71,582	253,864
Special mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	49	248	—	597	368	—	1,262

Total Home Equity Loans and Advances	19,850	13,049	11,867	15,616	13,334	72,043	37,785	71,582	255,126

Gross charge-offs	—	—	—	—	—	—	—	—	—

Other Consumer Loans
Pass	2,381	37	49	24	—	50	354	—	2,895
Special mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—

Total Other Consumer Loans	2,381	37	49	24	—	50	354	—	2,895

Gross charge-offs	1	13	58	40	43	10	—	—	165

Total Loans	1,005,660	526,871	709,362	1,692,333	1,442,790	2,469,245	325,533	71,582	8,243,376

Total gross charge-offs	$296	$647	$984	$2,267	$838	$2,192	$—	$—	$7,224

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(7)	Loans Receivable and Allowance for Credit Losses (continued)

	Loans by Year of Origination at December 31, 2024
	2024	2023	2022	2021	2020	Prior	Revolving Loans	Revolving Loans to Term Loans	Total
	(In thousands)
One-to-Four Family
Pass	$112,748	$154,862	$755,791	$745,505	$250,819	$681,085	$—	$—	$2,700,810
Special mention	—	—	—	—	—	—	—	—	—
Substandard	—	1,399	2,115	1,623	598	4,392	—	—	10,127

Total One-to-Four family	112,748	156,261	757,906	747,128	251,417	685,477	—	—	2,710,937

Gross charge-offs	—	—	—	—	—	2	—	—	2

Multifamily
Pass	35,835	131,728	320,011	338,781	169,959	446,956	—	—	1,443,270
Special mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	5,743	9,272	—	2,356	—	—	17,371

Total Multifamily	35,835	131,728	325,754	348,053	169,959	449,312	—	—	1,460,641

Gross charge-offs	—	—	—	—	—	—	—	—	—

Commercial Real Estate
Pass	122,219	189,692	454,357	370,684	153,058	920,255	—	—	2,210,265
Special mention	—	—	994	—	2,776	33,737	—	—	37,507
Substandard	—	—	14,938	993	3,696	72,484	—	—	92,111

Total Commercial Real Estate	122,219	189,692	470,289	371,677	159,530	1,026,476	—	—	2,339,883

Gross charge-offs	—	—	—	—	—	120	—	—	120

Construction
Pass	64,631	163,466	198,938	35,443	—	—	—	—	462,478
Special mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	11,095	—	—	—	—	—	11,095

Total Construction	64,631	163,466	210,033	35,443	—	—	—	—	473,573

Gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(7)	Loans Receivable and Allowance for Credit Losses (continued)

	Loans by Year of Origination at December 31, 2024
	2024	2023	2022	2021	2020	Prior	Revolving Loans	Revolving Loans to Term Loans	Total
	(In thousands)
Commercial Business
Pass	$105,272	$57,038	$50,164	$28,995	$22,253	$38,997	$281,289	$—	$584,008
Special mention	—	—	108	—	294	106	2,371	—	2,879
Substandard	—	183	1,366	486	1,100	6,319	25,659	—	35,113

Total Commercial Business	105,272	57,221	51,638	29,481	23,647	45,422	309,319	—	622,000

Gross charge-offs	—	—	167	195	—	3,760	5,692	—	9,814

Home Equity Loans and Advances
Pass	14,999	15,169	17,655	15,674	8,974	76,210	41,098	68,899	258,678
Special mention	—	—	—	—	—	—	—	—	—
Substandard	—	50	—	—	—	219	62	—	331

Total Home Equity Loans and Advances	14,999	15,219	17,655	15,674	8,974	76,429	41,160	68,899	259,009

Gross charge-offs	—	—	—	—	—	—	—	—	—

Other Consumer Loans
Pass	2,859	85	85	8	—	63	304	—	3,404
Special mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—

Total Other Consumer Loans	2,859	85	85	8	—	63	304	—	3,404

Gross charge-offs	—	74	121	65	—	2	—	—	262

Total Loans	458,563	713,672	1,833,360	1,547,464	613,527	2,283,179	350,783	68,899	7,869,447

Total gross charge-offs	$—	$74	$288	$260	$—	$3,884	$5,692	$—	$10,198

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(8)	Office Properties and Equipment, net

Office properties and equipment less accumulated depreciation at December 31, 2025 and 2024 are summarized as follows:

	December 31,
	2025	2024
	(In thousands)
Land	$14,290	$14,623
Buildings	30,209	29,910
Land and building improvements	53,795	49,737
Leasehold improvements	30,284	28,258
Furniture and equipment	40,666	37,787

	169,244	160,315
Less accumulated depreciation and amortization	(86,259)	(78,543)

Total office properties and equipment, net	$82,985	$81,772

Land and building improvements at December 31, 2025 and 2024 included $1.7 million and $1.0 million, respectively, in construction in progress for the renovation of various office facilities. During the year ended December 31, 2025, the Bank classified a facility totaling $1.2 million as held-for-sale.

Depreciation and amortization expense for the years ended December 31, 2025, 2024 and 2023, amounted to $8.6 million, $8.2 million, $7.8 million, respectively.

(9)	Leases

The Company leases real estate property for branches and office space. At December 31, 2025 and 2024, all of the Company’s leases are classified as operating leases.

The Company determines if an arrangement is a lease at inception. Topic 842 requires lessees to recognize a right-of-use asset and a lease liability, measured at the present value of the future minimum lease payments, at the lease commencement date. The calculated amount of the right-of-use asset and lease liabilities are impacted by the length of the lease term and the discount rate used to calculate the present value of minimum lease payments. At December 31, 2025 and 2024, the weighted average remaining lease term for operating leases was 5.5 years and 5.7 years, respectively, and the weighted average discount rate used in the measurement of operating lease liabilities was 3.39% and 3.30%, respectively.

The Company elected to account for the lease and non-lease components separately since such amounts are readily determinable under the Company’s lease contracts. Operating lease expense is recognized on a straight-line basis over the lease term, while variable lease payments are recognized as incurred. Variable lease payments include common area maintenance charges, real estate taxes, repairs and maintenance costs and utilities. Operating and variable lease expenses are recorded in occupancy expense in the Consolidated Statements of Income. During the years ended December 31, 2025 and 2024, operating and variable lease expenses totaled approximately $3.2 million and $2.8 million, respectively.

There were no sale and leaseback transactions, leveraged leases or lease transactions with related parties during the years ended December 31, 2025 and 2024. At December 31, 2025, the Company had no leases which had not yet commenced.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(9)	Leases (continued)

The following table summarizes lease payment obligations for each of the next five years and thereafter as follows:

	Lease Payment Obligations at December 31,
	2025	2024
	(In thousands)
One year or less	$4,658	$4,666
After one year to two years	3,850	4,232
After two years to three years	3,283	3,272
After three years to four years	2,296	2,809
After four years to five years	1,149	1,899
Thereafter	2,953	2,742

Total undiscounted cash flows	18,189	19,620
Discount on cash flows	(1,666)	(1,796)

Total lease liability	$16,523	$17,824

(10)	Goodwill and Intangible Assets

Intangible assets at December 31, 2025 and 2024 are summarized as follows:

	December 31,
	2025	2024
	(In thousands)
Goodwill	$110,715	$110,715
Core deposit intangibles	6,946	8,964
Other intangible assets	1,248	—
Mortgage servicing rights	1,393	1,329

	$120,302	$121,008

Mortgage servicing rights’ amortization expense for the years ended December 31, 2025, 2024, and 2023 amounted to $214,000, $241,000, and $239,000, respectively. Core deposit intangible amortization expense for the years ended December 31, 2025, 2024, and 2023 totaled $2.0 million, $2.2 million, and $2.4 million, respectively. Other intangible assets expense for the year ended December 31, 2025 totaled $152,000. During the years ended December 31, 2024 and 2023, there was no other intangible assets expense.

Scheduled amortization of core deposit intangibles for each of the next five years and thereafter is as follows:

Year Ended December 31,	Core Deposit Intangible Amortization
(In thousands)
2026	$1,829
2027	1,615
2028	1,361
2029	994
2030	657
Thereafter	490

Total	$6,946

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(11)	Deposits

Deposits at December 31, 2025 and 2024 are summarized as follows:

	December 31,
	2025		2024
	Balance	Weighted Average Rate	Balance	Weighted Average Rate
	(Dollars in thousands)
Non-interest-bearing demand	$1,517,399	—%	$1,438,030	—%
Interest-bearing demand	1,985,871	1.99	2,021,312	2.19
Money market accounts	1,465,028	2.59	1,241,691	2.82
Savings and club deposits	623,444	0.47	652,501	0.75
Certificates of deposit	2,852,337	3.80	2,742,615	4.24

Total deposits	$8,444,079	2.23%	$8,096,149	2.47%

The aggregate amount of certificates of deposit that meet or exceed $250,000 totaled approximately $723.3 million and $677.3 million at December 31, 2025 and 2024, respectively.

Within total deposits, brokered deposits totaled $46.2 million and $50.1 million at December 31, 2025 and 2024, respectively. The Company also offers its customers reciprocal deposit arrangements, which provide FDIC deposit insurance for accounts that would otherwise exceed deposit insurance limits, which totaled $262.1 million and $186.1 million as of December 31, 2025 and 2024, respectively.

Scheduled maturities of certificates of deposit accounts at December 31, 2025 and 2024 are summarized as follows:

	December 31,
	2025	2024
	(In thousands)
One year or less	$2,468,641	$2,422,249
After one year to two years	263,211	281,961
After two years to three years	86,017	21,909
After three years to four years	14,037	8,193
After four years	20,431	8,303

	$2,852,337	$2,742,615

Interest expense on deposits for the years ended December 31, 2025, 2024, and 2023 are summarized as follows:

	Years Ended December 31,
	2025	2024	2023
	(In thousands)
Demand (including money market accounts)	$81,803	$88,337	$62,070
Savings and club deposits	4,015	5,130	2,231
Certificates of deposit	111,556	108,916	60,861

	$197,374	$202,383	$125,162

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(12)	Borrowings

Borrowings at December 31, 2025 and 2024 are summarized as follows:

	December 31,
	2025	2024	2025	2024
	Balance		Weighted Average	Interest Rate
	(In thousands)
FHLB advances	$1,176,415	$1,073,564	4.17%	4.42%
Junior subordinated debentures	7,057	7,036	6.92	7.56

	$1,183,472	$1,080,600	4.19%	4.44%

At December 31, 2025 and 2024, the Company had no outstanding overnight lines of credit with the FHLB. Interest expense on overnight advances for the years ended December 31, 2025, 2024, and 2023, were $45,000, $18,000, and $923,000, respectively.

At December 31, 2025, the Bank could borrow funds from the FHLB under an overnight advance program up to the Bank’s maximum borrowing capacity based on the ability to collateralize such borrowings. Members in good standing can borrow up to 50% of their asset size as long as they have qualifying collateral to support the advance and purchase of FHLB capital. Additionally, at both December 31, 2025 and 2024, the Bank had unused correspondent bank lines of credit with an aggregate overnight borrowing capacity of $150.0 million.

At December 31, 2025, FHLB advances were at fixed rates with maturities between January 2026 and November 2030 and at December 31, 2024, FHLB advances were at fixed rates with maturities between January 2025 and October 2029. At December 31, 2025 and 2024, FHLB advances were collateralized by FHLB capital stock owned by the Bank, and loans with carrying values totaling $3.2 billion and $3.6 billion, respectively. Loans securing advances consists of one-to-four family, multifamily and commercial and home equity real estate loans. At December 31, 2025 and 2024, FHLB advances were also collateralized by securities with carrying values totaling $16.2 million and $15.4 million, respectively. Interest expense on fixed rate FHLB advances for the years ended December 31, 2025, 2024, and 2023, were $51.3 million, $70.4 million, and $61.5 million, respectively.

At December 31, 2025 and 2024, short-term FHLB advances totaling $393.7 million and $378.7 million, respectively, were designated as hedged items as part of a cash flow hedging program. See note 21 for information regarding these transactions.

Scheduled maturities of FHLB advances are summarized as follows:

Year Ended December 31, 2025
(In thousands)
One year or less	$525,726
After one year to two years	225,139
After two years to three years	180,550
After three years to four years	225,000
After four years	20,000

Total FHLB advances	$1,176,415

During 2021, the Company entered into a $30.0 million unsecured term note with a third party at a fixed interest rate of 3.35% and a maturity date of December 21, 2024. During the fourth quarter of 2023, this note was paid in full. Interest expense on the term note, for the years ended December 31, 2025, 2024, and 2023 was $0, $0, and $823,000, respectively.

During 2021, the Company also established a $30.0 million unsecured revolving credit facility with a third party at a variable rate indexed to the prime rate as published by the Wall Street Journal. During 2023, the Company utilized $1.5 million of the credit line and repaid it in full as of December 31, 2023. During the fourth quarter of 2023, this credit facility was terminated. Interest expense on the revolving credit facility for the years ended December 31, 2025, 2024 and 2023 was $0, $0, and $95,000, respectively.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(12)	Borrowings (continued)

At December 31, 2025 and 2024, the carrying value of junior subordinated debt balances was $7.1 million and $7.0 million, respectively. The balance outstanding at December 31, 2025 and 2024 represents debentures issued in 2003 by Stewardship Statutory Trust (the “Trust”), a statutory business trust that was acquired in the Stewardship merger. These floating rate debentures mature on September 17, 2033 and adjust quarterly at a rate of three-month SOFR plus 2.95%. At December 31, 2025 and 2024 the rate of interest was 6.92% and 7.56%, respectively. Interest expense for the years ended December 31, 2025, 2024, and 2023 was $562,000, $640,000, and $624,000, respectively.

(13)	Stockholders’ Equity

Regulatory Capital

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking regulators, including a risk-based capital measure. The Federal Reserve establishes capital requirements, including well capitalized standards, for the consolidated financial holding company, and the Office of the Comptroller of the Currency (the “OCC”) has similar requirements for the Bank. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s Consolidated Statements of Financial Condition.

Federal regulators require federally insured depository institutions to meet several minimum capital standards: (1) total capital to risk-weighted assets of 8.0%; (2) tier 1 capital to risk-weighted assets of 6.0%; (3) common equity tier 1 capital to risk-weighted assets of 4.5%; and (4) tier 1 capital to adjusted total assets of 4.0%. In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements. The regulators established a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has: a total capital to risk-weighted assets ratio of at least 10.0%, a tier 1 capital to risk-weighted assets ratio of at least 8.0%, a common tier 1 capital to risk-weighted assets ratio of at least 6.5%, and a tier 1 capital to adjusted total assets ratio of at least 5.0%. As of December 31, 2025 and 2024, each of the Company and Columbia Bank exceeded all capital adequacy requirements to which it is subject.

Based upon most recent notification from federal banking regulators, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the Bank’s category.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(13)	Stockholders’ Equity (continued)

Regulatory Capital (continued)

The following tables presents the Company’s and the Columbia Bank’s actual capital amounts and ratios at December 31, 2025 and 2024 compared to the Federal Reserve Bank minimum capital adequacy requirements and the Federal Reserve Bank requirements for classification as a well-capitalized institution:

	Actual		Minimum Capital Adequacy Requirements		Minimum Capital Adequacy Requirements With Capital Conservation Buffer		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Company	(In thousands, except ratio data)
At December 31, 2025:
Total capital (to risk-weighted assets)	$1,196,057	14.92%	$641,506	8.00%	$841,976	10.50%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	1,125,002	14.03	481,129	6.00	681,600	8.50	N/A	N/A
Common equity tier 1 capital (to risk-weighted assets)	1,117,785	13.94	360,847	4.50	561,317	7.00	N/A	N/A
Tier 1 capital (to adjusted total assets)	1,125,002	10.27	438,061	4.00	438,061	4.00	N/A	N/A
At December 31, 2024:
Total capital (to risk-weighted assets)	$1,131,159	14.20%	$637,077	8.00%	$836,164	10.50%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	1,067,445	13.40	477,808	6.00	676,895	8.50	N/A	N/A
Common equity tier 1 capital (to risk-weighted assets)	1,060,228	13.31	358,356	4.50	557,443	7.00	N/A	N/A
Tier 1 capital (to adjusted total assets)	1,067,445	10.02	426,319	4.00	426,319	4.00	N/A	N/A
Columbia Bank
At December 31, 2025:
Total capital (to risk-weighted assets)	$1,129,574	14.09%	$641,534	8.00%	$842,014	10.50%	$801,918	10.00%
Tier 1 capital (to risk-weighted assets)	1,058,519	13.20	481,151	6.00	681,630	8.50	641,534	8.00
Common equity tier 1 capital (to risk-weighted assets)	1,058,519	13.20	360,863	4.50	561,342	7.00	521,247	6.50
Tier 1 capital (to adjusted total assets)	1,058,519	9.67	438,029	4.00	438,029	4.00	547,536	5.00
At December 31, 2024:
Total capital (to risk-weighted assets)	$1,090,717	14.41%	$605,734	8.00%	$795,025	10.50%	$757,167	10.00%
Tier 1 capital (to risk-weighted assets)	1,027,003	13.56	454,300	6.00	643,592	8.50	605,734	8.00
Common equity tier 1 capital (to risk-weighted assets)	1,027,003	13.56	340,725	4.50	530,017	7.00	492,159	6.50
Tier 1 capital (to adjusted total assets)	1,027,003	9.64	425,935	4.00	425,935	4.00	532,419	5.00

Stock Repurchase Program

On September 5, 2025, the Company announced that its Board of Directors authorized the Company’s seventh stock repurchase program to acquire up to 1,800,000 shares, or approximately 1.7% of the Company’s then issued and outstanding common stock. As of December 31, 2025, there were 926,696 shares authorized and remaining to be purchased under this program.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(13)	Stockholders’ Equity (continued)

Stock Repurchase Program (continued)

On May 25, 2023, the Company announced that its Board of Directors authorized the Company’s sixth stock repurchase program to acquire up to 2,000,000 shares, or approximately 1.9% of the Company’s then issued and outstanding common stock. This program expired in 2024 prior to its completion.

During the years ended December 31, 2025, 2024, and 2023 the Company repurchased 873,304 shares at a cost of approximately $13.4 million, or 15.29 per share, 365,116 shares at a cost of approximately $5.9 million, or $16.14 per share, and 4,242,693 shares at a cost of approximately $80.5 million, or $18.97 per share, respectively under these programs. Repurchased shares are held as treasury stock and are available for general corporate purposes.

(14)	Employee Benefit Plans

Pension Plan, Retirement Income Maintenance Plan (the “RIM Plan”), Post-retirement Plan, and Split-Dollar Life Insurance Plans

The Company maintains a single employer, tax-qualified defined benefit pension plan (the “Pension Plan”) which covers full-time employees hired prior to October 1, 2018, that satisfied the Pension Plan’s eligibility requirements. The benefits are based on years of service and the employee’s average compensation for the highest five consecutive years of employment.

The Company’s policy is to fund at least the minimum contribution required by the Employee Retirement Income Security Act of 1974. GAAP requires an employer to: (a) recognize in its statement of financial position the over-funded or under-funded status of a defined benefit post-retirement plan measured as the difference between the fair value of plan assets and the benefit obligation; (b) measure a plan’s assets and its obligations that determine its funded status at the end of the employer’s fiscal year (with limited exceptions); and (c) recognize as a component of other comprehensive income (loss), net of tax, the actuarial gains and losses and the prior service costs and credits that arise during the period. The assets of the plan are primarily invested in fixed income and equity funds.

The Company also maintains a Retirement Income Maintenance Plan (the “RIM” Plan), which is a non-qualified defined benefit plan which provides benefits to all employees of the Company if their benefits under the Pension Plan are limited by Internal Revenue Code 415 and 401(a)(17).

In addition, the Company provides certain health care and life insurance benefits to eligible retired employees under a Post-retirement Plan. The Company accrues the cost of retiree health care and other benefits during the employees’ period of active service. Effective January 1, 2019, the Post-retirement Plan was closed to new hires.

The Company also provides life insurance benefits to eligible employees under an endorsement split-dollar life insurance program. The Company recognizes a liability for future benefits applicable to endorsement split-dollar life insurance arrangements that provide death benefits post-retirement. Through its mergers, the Company recognized additional liability for future benefits applicable to endorsement split-dollar life insurance arrangements that provide death benefits post-retirement under the benefit programs of certain other previously acquired banks.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(14)	Employee Benefit Plans (continued)

Pension Plan, Retirement Income Maintenance Plan (the “RIM Plan”), Post-retirement Plan, and Split-Dollar Life Insurance Plans (continued)

The following table sets forth information regarding the Pension Plan, RIM, Post-retirement Plan and Split-Dollar Life Insurance Plans at December 31, 2025 and 2024:

	At December 31,
	2025	2024	2025	2024	2025	2024	2025	2024
	Pension Plan		RIM Plan		Post-retirement Plan		Split-Dollar Life Insurance
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$246,890	$255,868	$12,812	$13,550	$22,271	$21,148	$15,791	$16,957
Service cost	3,786	4,504	209	245	206	269	229	229
Interest cost	13,092	12,784	675	649	1,148	1,118	864	834
Actuarial loss (gain)	7,396	(15,168)	293	(1,287)	(369)	(2,150)	1,203	(2,102)
Benefits paid	(16,225)	(11,098)	(455)	(345)	(1,071)	(617)	—	(127)
Impact of plan merger (1)	—	—	—	—	—	2,503	—	—

Benefit obligation at end of year	254,939	246,890	13,534	12,812	22,185	22,271	18,087	15,791

Change in plan assets:
Fair value of plan assets at beginning of year	477,763	453,559	—	—	—	—	—	—
Actuarial return gain on plan assets	59,150	35,302	—	—	—	—	—	—
Employer contributions	—	—	455	345	1,071	617	—	127
Benefits paid	(16,225)	(11,098)	(455)	(345)	(1,071)	(617)	—	(127)
Impact of plan merger (1)	—	—	—	—	—	—	—	—

Fair value of plan assets at end of year	520,688	477,763	—	—	—	—	—	—

Funded status at end of year	$265,749	$230,873	$(13,534)	$(12,812)	$(22,185)	$(22,271)	$(18,087)	$(15,791)

(1)	During 2024, the RSI Post-retirement Plan was merged into the Columbia Bank Post-retirement Plan.

At December 31, 2025 and 2024, the unfunded liability for the RIM Plan and Post-retirement Plan of $13.5 million and $12.8 million, and $22.2 million and $22.3 million, respectively, was included in other liabilities in the Consolidated Statements of Financial Condition, and the over-funded pension benefits associated with the Pension Plan totaling $265.7 million and $230.9 million, respectively, were included in other assets in the Consolidated Statements of Financial Condition.

The actuarial gains/losses related to the change in benefit obligations for the year ended December 31, 2025 resulted from a decrease in the discount rates and the update of census data. The actuarial gains related to the change in the benefit obligations for the year ended December 31, 2024 resulted from an increase in the discount rates and the update of census data.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(14)	Employee Benefit Plans (continued)

Pension Plan, Retirement Income Maintenance Plan (the “RIM Plan”), Post-retirement Plan, and Split-Dollar Life Insurance Plans (continued)

The components of accumulated other comprehensive income related to the Pension Plan, RIM Plan, and Post-retirement Plan and Split-Dollar Life Insurance Plan on a pre-tax basis, at December 31, 2025, 2024, and 2023, are summarized in the following table:

	At December 31,
	2025				2024
	Pension Plan	RIM Plan	Post- retirement Plan	Split- Dollar Life Insurance	Pension Plan	RIM Plan	Post- retirement Plan	Split- Dollar Life Insurance
	(In thousands)
Unrecognized prior service costs	$—	$—	$—	$133	$—	$—	$—	$183
Unrecognized net actuarial loss (income)	23,672	998	(2,207)	(794)	40,412	704	(1,835)	(2,086)

Total accumulated other comprehensive loss (income)	$23,672	$998	$(2,207)	$(661)	$40,412	$704	$(1,835)	$(1,903)

	At December 31, 2023
	Pension Plan	RIM Plan	Post- retirement Plan	Split- Dollar Life Insurance
	(In thousands)
Unrecognized prior service costs	$—	$—	$—	$238
Unrecognized net actuarial loss	59,463	2,102	787	16

Total accumulated other comprehensive loss	$59,463	$2,102	$787	$254

Net periodic (income) benefit cost for the Pension Plan, RIM Plan, Post-retirement Plan and Split-Dollar Life Insurance plan benefits for the years ended December 31, 2025 and 2024, and 2023, includes the following components:

	For the Year Ended December 31, 2025
	Pension Plan	RIM Plan	Post- retirement Plan	Split-Dollar Life Insurance	Affected Line Item in the Consolidated Statements of Income
	(In thousands)
Service cost	$3,786	$209	$206	$229	Compensation and employee benefits
Interest cost	13,092	675	1,148	864	Other non-interest expense
Expected return on plan assets	(35,014)	—	—	—	Other non-interest expense
Amortization:
Prior service cost	—	—	—	50	Other non-interest expense
Net (income)	—	—	—	(89)	Other non-interest expense

Net periodic (income) benefit cost	$(18,136)	$884	$1,354	$1,054

	For the Year Ended December 31, 2024
	Pension Plan	RIM Plan	Post- retirement Plan	Split-Dollar Life Insurance	Affected Line Item in the Consolidated Statements of Income
	(In thousands)
Service cost	$4,504	$245	$269	$229	Compensation and employee benefits
Interest cost	12,784	649	1,118	834	Other non-interest expense
Expected return on plan assets	(32,701)	—	—	—	Other non-interest expense
Amortization:
Prior service cost	—	—	—	56	Other non-interest expense
Net loss (income)	1,283	110	(22)	—	Other non-interest expense

Net periodic (income) benefit cost	$(14,130)	$1,004	$1,365	$1,119

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(14)	Employee Benefit Plans (continued)

Pension Plan, Retirement Income Maintenance Plan (the “RIM Plan”), Post-retirement Plan, and Split-Dollar Life Insurance Plans (continued)

	For the Year Ended December 31, 2023
	Pension Plan	RIM Plan	Post- retirement Plan	Split-Dollar Life Insurance	Affected Line Item in the Consolidated Statements of Income
	(In thousands)
Service cost	$4,679	$277	$215	$277	Compensation and employee benefits
Interest cost	11,637	632	970	818	Other non-interest expense
Expected return on plan assets	(30,771)	—	—	—	Other non-interest expense
Amortization:
Prior service cost	—	—	—	56	Other non-interest expense
Net loss	796	57	—	—	Other non-interest expense

Net periodic (income) benefit cost	$(13,659)	$966	$1,185	$1,151

There were no contributions made to the Pension Plan during the year ended December 31, 2025.

The weighted average actuarial assumptions used in the plan determinations at and for the years ended December 31, 2025, 2024, and 2023 were as follows:

	At and For the Year Ended December 31, 2025
	Pension Plan	RIM Plan	Post- retirement Plan	Split-Dollar Life Insurance
Weighted average assumptions used to determine benefit obligation:
Discount rate	5.65%	5.45%	5.49%	5.74%
Rate of compensation increase	4.50	4.50	N/A	4.50
Weighted average assumptions used to determine net periodic benefit cost:
Discount Rates:
Benefit obligation	5.76%	5.67%	5.66%	5.81%
Remeasurement rate	5.66	N/A	N/A	N/A
Service cost	5.89	5.77	5.88	5.96
Remeasurement rate	5.89	N/A	N/A	N/A
Interest cost	5.47	5.40	5.36	5.56
Remeasurement rate	5.21	N/A	N/A	N/A
Expected rate of return on plan assets	7.30	N/A	N/A	N/A
Remeasurement rate	N/A	N/A	N/A	N/A
Rate of compensation increase	4.50	4.50	N/A	4.50

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(14)	Employee Benefit Plans (continued)

Pension Plan, Retirement Income Maintenance Plan (the “RIM Plan”), Post-retirement Plan, and Split-Dollar Life Insurance Plans (continued)

	At and For the Year Ended December 31, 2024
	Pension Plan	RIM Plan	Post- retirement Plan	Split-Dollar Life Insurance
Weighted average assumptions used to determine benefit obligation:
Discount rate	5.76%	5.67%	5.66%	5.81%
Rate of compensation increase	4.50	4.50	N/A	4.50
Weighted average assumptions used to determine net periodic benefit cost:
Discount Rates:
Benefit obligation	5.07%	5.01%	4.96%	5.11%
Remeasurement rate	5.51	N/A	N/A	N/A
Service cost	5.16	5.09	5.79	5.23
Remeasurement rate	5.60	N/A	N/A	N/A
Interest cost	4.96	4.89	4.87	4.99
Remeasurement rate	5.37	N/A	N/A	N/A
Expected rate of return on plan assets	7.25	N/A	N/A	N/A
Remeasurement rate	N/A	N/A	N/A	N/A
Rate of compensation increase	4.50	4.50	N/A	4.50

	At and For the Year Ended December 31, 2023
	Pension Plan	RIM Plan	Post- retirement Plan	Split-Dollar Life Insurance
Weighted average assumptions used to determine benefit obligation:
Discount rate	5.07%	5.01%	4.96%	5.11%
Rate of compensation increase	4.50	4.50	N/A	4.50
Weighted average assumptions used to determine net periodic benefit cost:
Discount Rates:
Benefit obligation	5.26%	5.21%	5.18%	5.31%
Remeasurement rate	5.19	N/A	N/A	N/A
Service cost	5.36	5.28	5.30	5.41
Remeasurement rate	5.26	N/A	N/A	N/A
Interest cost	5.14	5.10	5.07	5.19
Remeasurement rate	5.16	N/A	N/A	N/A
Expected rate of return on plan assets	7.50	N/A	N/A	N/A
Remeasurement rate	7.50	N/A	N/A	N/A
Rate of compensation increase	4.50	3.75	N/A	3.75

For measurement purposes in the Post-retirement Plan, the fiscal year 2025 weighted average health care cost trend rate assumption was 7.85% for pre-65-year olds and 10.15% for post-65 year olds, decreasing ratably to 4.50% through 2036, and the net periodic benefit cost was 8.30% for pre-65-year olds and 10.75% for post-65 year olds in 2024, decreasing ratably to 4.50% through 2035.

The Company provides its actuaries with certain rate assumptions used in measuring the respective benefit obligations. The most significant of these is the discount rate used to calculate the period-end present value of the benefit obligations, and the expense to be included in the following year’s consolidated financial statements. A lower discount rate will result in a higher benefit obligation and expense, while a higher discount rate will result in a lower benefit obligation and expense. The discount rate assumption was determined based on a cash flow-yield curve model specific to the Company’s pension and post-retirement plans.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(14)	Employee Benefit Plans (continued)

Pension Plan, Retirement Income Maintenance Plan (the “RIM Plan”), Post-retirement Plan, and Split-Dollar Life Insurance Plans (continued)

The Company compares this rate to certain market indices, such as long-term treasury bonds, or pension liability indices, for reasonableness. The Company’s expected return on plan assets assumption is based on historical investment return rate experience, evaluation of input from the trustee managing the pension plan’s assets and Columbia Bank’s Retirement and Savings and Investment Committee which has responsibility for managing these assets. The expected return on pension plan assets is also impacted by the target allocation of assets, which is based on the Company’s goal of earning the highest rate of return while maintaining risk at acceptable levels.

Estimated future benefit payments, which reflect expected future service, as appropriate for the next five years and thereafter are as follows:

For the Year Ended December 31,	Pension Plan	RIM Plan	Post-retirement Plan	Split-Dollar Life Insurance
	(In thousands)
2026	$13,772	$727	$1,670	$656
2027	14,731	872	1,771	731
2028	15,619	945	1,803	807
2029	16,373	992	1,808	881
2030	17,022	1,021	1,738	953
2031 – 2035	90,351	5,266	8,190	5,784

The weighted average asset allocation of pension assets at December 31, 2025 and 2024 were as follows:

	December 31,
	2025	2024
Domestic equities	34.4%	33.5%
Foreign equities	11.2	9.9
Fixed income	53.7	54.9
Cash	0.7	1.7

Total	100.0%	100.0%

Management, under the direction of Columbia Bank’s Pension Committee, strives to have pension assets sufficiently diversified so that adverse or unexpected results from one security class will not have a significant detrimental impact on the entire portfolio. The 2025 target allocation of assets and acceptable ranges around the targets are as follows:

Allowable Range
Equities	30 - 60%
Fixed income	40 - 70%
Cash	0 - 10%

Columbia Bank’s Retirement and Savings and Investment Committee engages an investment management advisory firm to regularly monitor the performance of the asset managers and ensure they are within compliance with policy. The maximum and minimum of the range for each class is based on the fair value of the assets in the fund. If changes in fair value should lead to allocations outside these boundaries, management shall adjust exposure back to the established guidelines within 90 days or reevaluate the guidelines.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(14)	Employee Benefit Plans (continued)

Pension Plan, Retirement Income Maintenance Plan (the “RIM Plan”), Post-retirement Plan, and Split-Dollar Life Insurance Plans (continued)

The following tables present the assets that are measured at fair value on a recurring basis by level within the U.S. GAAP fair value hierarchy as reported on the Statements of Net Assets Available for Plan Benefits at December 31, 2025 and 2024, respectively. A financial instrument’s level within the fair value hierarchy’s is based on the lowest level of input that is significant to the fair value measurement.

	December 31, 2025
		Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Money market mutual funds	$3,585	$3,585	$—	$—
Mutual funds - value stock fund	11,290	11,290	—	—
Mutual funds - fixed income	279,384	279,384	—	—
Mutual funds - international stock	58,293	58,293	—	—
Mutual funds - institutional stock index	168,136	168,136	—	—

	$520,688	$520,688	$—	$—

	December 31, 2024
		Fair Value Measurements
	Fair value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Money market mutual funds	$8,229	$8,229	$—	$—
Mutual funds - value stock fund	10,447	10,447	—	—
Mutual funds - fixed income	262,148	262,148	—	—
Mutual funds - international stock	47,314	47,314	—	—
Mutual funds - institutional stock index	149,625	149,625	—	—

	$477,763	$477,763	$—	$—

Money market and other mutual funds are reported at fair value in the tables above utilizing exchange quoted prices in active markets for identical instruments (Level 1 inputs).

Pension Plan and Post-retirement Plan Acquired-RSI

Through the acquisition of RSI Bank on May 1, 2022, the Company acquired a funded pension plan and a non-funded post-retirement plan (the “RSI Pension Plan”). Effective September 30, 2023, the RSI Pension Plan was merged, and all liabilities were transferred into the Columbia Bank Pension Plan. Effective January 1, 2024, the RSI Post-retirement Plan was merged, and all assets were transferred into the Columbia Bank Post-retirement Plan.

There were no unfunded liabilities at December 31, 2025, and no net periodic (income) expense for these plans for the years ended December 31, 2025 and 2024, due to the merger of the RSI plans into the Columbia Bank Plans.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(14)	Employee Benefit Plans (continued)

Pension Plan and Post-retirement Plan Acquired-RSI (continued)

Net periodic (income) benefit cost for the RSI Pension Plan and RSI Post-retirement Plan for the year ended December 31, 2023 includes the following components:

	For the Year Ended December 31, 2023
	Pension Plan	Post- retirement Plan	Affected Line Item in the Consolidated Statements of Income
	(In thousands)
Service cost	$—	$67	Compensation and employee benefits
Interest cost	305	107	Other non-interest expense
Expected return on plan assets	(487)	—	Other non-interest expense
Amortization:
Net loss	—	(61)	Other non-interest expense

Net periodic (income) benefit cost	$(182)	$113

The weighted average actuarial assumptions used in the assumed determinations at and for the year ended 2023 were as follows:

	At or For the Year Ended December 31, 2023
	Pension Plan	Post- retirement Plan
Weighted average assumptions used to determine benefit obligation:
Discount rate	—%	5.16%
Rate of compensation increase	N/A	N/A
Weighted average assumptions used to determine net periodic benefit cost:
Discount Rates:
Benefit obligation	5.24%	5.16%
Expected rate of return on plan assets	7.00%	N/A

Bank-owned life insurance (“BOLI”)

The Company has BOLI, which is a tax-advantaged transaction that is used to partially fund obligations associated with employee compensation and benefit programs. Policies are purchased insuring officers of the Company using a single premium method of payment. BOLI is accounted for using the cash surrender value and the increase in cash surrender value is included in non-interest income in the Consolidated Statements of Income. At December 31, 2025 and 2024, the Company had $283.1 million and $274.9 million, respectively, in BOLI. BOLI income for the years ended December 31, 2025, 2024, and 2023 was $8.2 million, $7.3 million, and $10.1 million, respectively. In 2024, the Company initiated a BOLI 1035 Exchange, which was completed in 2025, and resulted in enhanced returns on this product.

Savings Income Maintenance Deferred Compensation Plan (the “SIM Plan”)

Columbia Bank also maintains a non-qualified defined contribution plan that provides supplemental benefits to certain executives who are prevented from receiving the full benefits contemplated by the 401(k) Plan under tax law limits for tax-qualified plans. The contribution expense for the years ended December 31, 2025, 2024, and 2023, was approximately $1,000, $12,000, and $40,000, respectively.

401(k) Plans

Columbia Bank has a 401(k) plan covering substantially all employees of the Bank. Columbia Bank may match a percentage of the first 3.00% to 4.50% contributed by participants. The Bank’s matching contribution, if any, is determined

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(14)	Employee Benefit Plans (continued)

401(k) Plans (continued)

by the Board of Directors in its sole discretion. The Company expense for the years ended December 31, 2025, 2024, and 2023, was approximately $2.9 million, $2.1 million, and $3.0 million respectively.

Employee Stock Ownership Plan (“ESOP”)

Effective upon the consummation of the Company’s reorganization in April 2018, an ESOP was established for all eligible employees. The ESOP used $45.4 million in proceeds from a 20-year term loan obtained from the Company to purchase 4,542,855 shares of Company common stock. The term loan principal is payable in installments through April 2038. Interest on the term loan is fixed at a rate of 4.75%.

Each year, Columbia Bank makes discretionary contributions to the ESOP, which are equal to principal and interest payments required on the term loan. Shares purchased with the loan proceeds were initially pledged as collateral for the term loan and is held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account are allocated among the participants on the basis of compensation, as described by the ESOP in the year of allocation.

The ESOP shares pledged as collateral are reported as unearned ESOP shares in the Consolidated Statements of Financial Condition. As shares are committed to be released from collateral, the Company reports compensation expense equal to the average market price of the shares during the year, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense for the years ended December 31, 2025, 2024, and 2023 was $3.4 million, $3.8 million and $4.1 million, respectively.

The ESOP shares were as follows:

	At December 31,
	2025	2024
	(In thousands)
Allocated shares	1,511	1,324
Unearned shares	2,793	3,021

Total ESOP shares	4,304	4,345

Fair value of unearned ESOP shares	$43,412	$47,757

SERP Plans

Columbia Bank has a SERP, which is a non-qualified plan which provides supplemental retirement benefits to eligible officers (those designated by the Board of Directors) of the Company who are prevented from receiving the full benefits contemplated by the ESOP’s benefit formulas under tax law limits for tax-qualified plans. SERP compensation (benefit) expense for the years ended December 31, 2025, 2024, and 2023, was $40,000, $46,000, and $(32,000), respectively.

The Company also has a Supplemental Executive Retirement Plan for certain executives as designated by the Board of Directors to provide non-qualified retirement benefits to participants. For the years ended December 31, 2025 and 2024, the Company recorded an expense of $194,000 and $96,000, respectively, in connection with this Plan. There was no expense recorded in connection with this plan for the year ended December 31, 2023.

Through the acquisition of Roselle Bank, the Company acquired a non-contributory defined benefit supplemental executive retirement plan with the only participant being the former president of Roselle Bank. For the years ended December 31, 2025, 2024, and 2023, the Company recorded a net periodic benefit cost of $18,000, $19,000, and $20,000, respectively, in connection with this plan.

Through the acquisition of Freehold Bank, the Company acquired a non-contributory defined benefit supplemental executive plan with the only participant being the former president of Freehold Bank. For the years ended December 31, 2025, 2024, and 2023 the Company recorded a net periodic benefit cost of $14,000, $4,000, and $2,000 respectively, in

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(14)	Employee Benefit Plans (continued)

SERP Plans (continued)

connection with this plan. At December 31, 2025, this plan was merged into the Roselle Bank supplemental executive retirement plan for financial reporting purposes.

Director Retirement Income Plan

Through the acquisition of Freehold Bank, the Company acquired a Director Retirement Income Plan, which provides former retired directors a benefit equal to $12,000 per annum, payable in equal installments over 120 months when the director reaches emeritus age, as defined by the plan. At December 31, 2024, the Company had an accrued liability of $354,000 related to this plan. For the years ended December 31, 2025, 2024, and 2023 the net periodic benefit cost (income) recorded in connection with this plan was $15,000, $(1,000) and $(24,000), respectively. At December 31, 2025, the Company had no accrued liability related to this plan as it was merged into the Roselle Bank supplemental executive retirement plan for financial statement purposes.

Executive Incentive Retirement Plan

Through the acquisition of RSI Bank, the Company acquired an executive incentive retirement plan. At December 31, 2025 and 2024, the Company had an accrued liability of $269,000 and $255,000, respectively, related to this plan. For the years ended December 31, 2025, 2024, and 2023, the expense recorded in connection with this plan was $20,000, $2,000 and $11,000, respectively.

Board of Directors and Executive Deferred Compensation Plan and Key Life Insurance Plan

Through the acquisition of RSI Bank, the Company acquired a deferred compensation plan for the former Board of Directors and executives. Under the terms of the plan, for directors who elected not to receive directors’ fees for a period of five years, their fees were used to purchase key insurance on the life of each director in the amount calculated to meet the Company’s obligations under the plan. Benefits payable under the plan, which accrue in accordance with a ten year schedule, consist of monthly payments commencing at age 65 or five years from the date the plan was implemented for those participants who already reached age 65. At December 31, 2025 and 2024, the Company had an accrued liability of $161,000 and $227,000, respectively, related to this plan. For the years ended December 31, 2025, 2024 and 2023, the expense recorded in connection with this plan was $7,000, $9,000 and $11,000, respectively.

Stock Based Deferral Plan and Directors Deferred Compensation Plan

In addition, Columbia Bank maintains a stock based deferral plan for certain executives and directors, and a cash based deferred compensation plan for directors. The Company records a deferred compensation equity account and corresponding contra-equity account for the cost of the shares held by the Stock Based Deferral Plan. Periodic adjustments to market are not required as participants do not have the option to take the distribution in cash. The Company records a liability for the amount deferred under the Directors Deferred Compensation Plan. There were no expenses recorded under these plans.

Stock Based Compensation

At the Company’s annual meeting of stockholders held on June 6, 2019, stockholders approved the Columbia Financial, Inc. 2019 Equity Incentive Plan (“2019 Plan”) which provides for the issuance of up to 7,949,996 shares (2,271,427 restricted stock awards and 5,678,569 stock options) of common stock.

On March 6, 2024, 185,279 shares of restricted stock were awarded, with a grant date fair value of $16.49 per share. To fund the grant of restricted common stock, the Company issued shares from authorized but unissued shares.

On March 7, 2024, 27,162 shares of restricted stock were awarded, with a grant date fair value of $16.57 per share. To fund the grant of restricted common stock, the Company issued shares from authorized but unissued shares.

On December 13, 2024, 38,389 shares of restricted stock were awarded, with a grant date fair value of $16.93 per share. To fund the grant of restricted common stock, the Company issued shares from authorized but unissued shares.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(14)	Employee Benefit Plans (continued)

Stock Based Compensation (continued)

On March 3, 2025, 177,186 shares of restricted stock were awarded, with a grant date fair value of $16.23 per share. To fund the grant of restricted common stock, the Company issued shares from authorized but unissued shares.

On March 11, 2025, 32,070 shares of restricted stock were awarded, with a grant date fair value of $15.01 per share. To fund the grant of restricted common stock, the Company issued shares from authorized but unissued shares.

At December 31, 2025, there were 207,594 shares remaining available for future restricted stock awards, and 1,171,755 shares remaining available for future stock option grants under the plan.

Restricted shares granted under the 2019 Plan generally vest in equal installments, over the performance or service periods ranging from one year to five years, beginning one year from the date of grant. A portion of restricted shares awarded are performance awards, which vest upon the satisfactory attainment of certain corporate financial targets. Management recognizes compensation expense for the fair value of restricted shares on a straight-line basis over the requisite performance or service period. During the years ended December 31, 2025, 2024, and 2023, approximately $2.7 million, $3.5 million, and $4.1 million, respectively, in expense was recognized in regard to these awards. The expected future compensation expense related to the 438,894 non-vested restricted shares outstanding at December 31, 2025 is approximately $3.1 million over a weighted average period of 1.2 years.

The following is a summary of the Company’s restricted stock activity during the years ended December 31, 2025 and 2024:

	Number of Restricted Shares	Weighted Average Grant Date Fair Value
Non-vested at January 1, 2024	435,541	$16.77
Grants	250,830	16.57
Vested	(237,882)	16.88
Forfeited	(5,930)	17.23

Non-vested at December 31, 2024	442,559	$16.59

Grants	209,256	16.04
Vested	(129,634)	17.44
Forfeited	(83,287)	16.27

Non-vested at December 31, 2025	438,894	$16.14

On March 6, 2024, options to purchase 286,265 shares of Company common stock were awarded with a grant date fair value of $6.13 per option. Stock options granted under the 2019 Plan generally vest in equal installments over the service period of three years beginning one year from the date of grant. These stock options were granted at an exercise price of $16.49, which represents the fair value of the Company’s common stock price on the grant date based on the closing market price and have an expiration period of approximately 10 years. The fair value of stock options granted was estimated utilizing the Black-Scholes option pricing model using the following assumptions: expected life of 6 years, risk-free rate of return of 4.12%, volatility of 29.13%, and a dividend yield of 0.00%.

On December 13, 2024, options to purchase 18,810 shares of Company common stock were awarded with a grant date fair value of $6.19 per option. Stock options granted under the 2019 Plan generally vest in equal installments over the service period of three years beginning one year from the date of grant. These stock options were granted at an exercise price of $16.93, which represents the fair value of the Company’s common stock price on the grant date based on the closing market price and have an expiration period of approximately 10 years. The fair value of stock options granted was estimated utilizing the Black-Scholes option pricing model using the following assumptions: expected life of 5 years risk-free rate of return of 4.25%, volatility of 32.89%, and a dividend yield of 0.00%.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(14)	Employee Benefit Plans (continued)

Stock Based Compensation (continued)

On March 3, 2025 options to purchase 454,327 shares of Company common stock were awarded with a grant date fair value of $6.24 per option. Stock options granted under the 2019 Plan generally vest in equal installments over the service period of three years beginning one year from the date of grant. These stock options were granted at an exercise price of $16.23, which represents the fair value of the Company’s common stock price on the grant date based on the closing market price and have an expiration period of approximately 10 years. The fair value of stock options granted was estimated utilizing the Black-Scholes option pricing model using the following assumptions: expected life of six years, risk-free rate of return of 4.02%, volatility of 31.10%, and a dividend yield of 0.00%.

The expected life of the options represents the period of time that stock options are expected to be outstanding and is estimated using the simplified approach, which assumes that all outstanding options will be exercised at the midpoint of the vesting date and full contractual term. The risk-free rate of return is based on the rates on the grant date of a U.S. Treasury Note with a term equal to the expected option life. Since the Company recently converted to a public company and does not have sufficient historical price data, the expected volatility is based on the historical daily stock prices of Company stock plus a peer group of similar entities based on factors such as industry, stage of life cycle, size and financial leverage. The Company has not paid any cash dividends on its common stock.

Management recognizes expense for the fair value of these awards on a straight-line basis over the requisite service period. During the years ended December 31, 2025, 2024, and 2023, approximately $2.1 million, $3.0 million, and $3.9 million, respectively, in expense was recognized in regard to these awards. The expected future compensation expense related to the 659,453 non-vested options outstanding at December 31, 2025 is $2.6 million over a weighted average period of 2.0 years.

The following is a summary of the Company’s option activity during the years ended December 31, 2025 and 2024:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding, January 1, 2024	3,584,069	$16.20	6.1	$11,602,267
Granted	305,075	16.52	—	—
Exercised	(86,920)	15.87	—	—
Expired	(16,788)	16.94	—	—
Forfeited	(28,404)	16.90	—	—

Outstanding, December 31, 2024	3,757,032	$16.22	5.4	$574,569
Granted	454,327	16.23	—	—
Exercised	(5,837)	16.10	—	—
Expired	(108,731)	16.17	—	—
Forfeited	(71,076)	16.36	—	—

Outstanding, December 31, 2025	4,025,715	$16.22	4.8	—

Options exercisable at December 31, 2025	3,366,262	$16.22	4.0	$—

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value, the difference between the Company’s closing stock price on the last trading day of the period and the exercise price, multiplied by the number of in-the-money options.

During the years ended December 31, 2025, 2024 and 2023, the aggregate intrinsic value of options exercised was approximately $4,000, $261,000, and $154,000, respectively.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(15)	Income Taxes

The components of income tax expense (benefit) for the years ended December 31, 2025, 2024, and 2023 are as follows:

	Years Ended December 31,
	2025	2024	2023
	(In thousands)
Current:
Federal	$1,922	$967	$3,488
State	150	762	3,102

Total current	2,072	1,729	6,590
Deferred:
Federal	9,188	(3,426)	6,615
State	4,963	(2,560)	(3,240)

Total deferred	14,151	(5,986)	3,375

Total income tax expense (benefit)	$16,223	$(4,257)	$9,965

The Company reported deferred tax (benefit) of $(10.9) million, $(21.6) million, and $(11.5) million for the years ended December 31, 2025, 2024, and 2023, respectively, related to the net unrealized gains (losses) on securities available for sale, which is reported in accumulated other comprehensive income, net of tax. Additionally, the Company recorded a deferred tax (benefit) expense of $(26,000), $378,000, and $218,000, respectively, related to the reclassification adjustment of actuarial net (loss) gain on employee benefit obligations, which is reported in accumulated other comprehensive income, net of tax.

A reconciliation between the amount of reported total income tax expense and the amount computed by multiplying the applicable statutory federal income tax rate of 21% is as follows:

	Years Ended December 31,
	2025		2024		2023
	(Dollars in thousands)
	Amount	Rate	Amount	Rate	Amount	Rate
U.S. federal tax at statutory tax rate	$14,278	21.00%	$(3,341)	21.00%	$9,670	21.00%
State and local income taxes, net of federal income tax effect (1)	4,039	5.94	(1,420)	8.93	(103)	(0.22)
Low-income housing tax credit, net of amortization (2)	(155)	(0.23)	152	(0.96)	148	0.32
Nontaxable or nondeductible items
ESOP fair market value adjustment	240	0.35	323	(2.03)	383	0.83
162(m)	39	0.06	505	(3.17)	549	1.19
Income from bank-owned life insurance	(1,719)	(2.53)	(1,265)	7.95	(1,865)	(4.05)
Other, net (3)	(499)	(0.73)	789	(4.96)	1,183	2.57

Total income tax expense (benefit)	$16,223	23.86%	$(4,257)	26.76%	$9,965	21.64%

(1)	State income taxes in New Jersey and New York make up the majority (greater than 50%) of the tax effect in this category.
(2)	Low-income housing tax credits are presented net of the related proportional amortization.
(3)

The non-taxable or non-deductible items represents non-taxable interest income, non-deductible FDIC premiums, and other non-deductible expenses. None of these items individually or in the aggregate exceed the 5% quantitative threshold for separate disaggregation in the current year.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(15)	Income Taxes (continued)

The net deferred tax asset/liability is included in other assets/liabilities in the Consolidated Statements of Financial Condition. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2025 and 2024 are as follows:

	At December 31,
	2025	2024
	(In thousands)
Deferred tax assets:
Allowance for credit losses	$18,650	$16,684
Post-retirement benefits	7,527	6,294
Deferred compensation	1,465	1,755
Retirement Income Maintenance plan	3,479	3,369
ESOP	1,315	1,240
Stock-based compensation	1,719	3,098
Net unrealized losses on debt securities and defined benefit plans	29,117	42,715
Federal and State NOLs	12,748	24,129
Alternative minimum assessment carryforwards	2,156	2,156
Lease liability	4,585	4,960
Other items	5,809	5,066

Gross deferred tax assets	88,570	111,466
Valuation allowance	—	—

	88,570	111,466

Deferred tax liabilities:
Pension expense	80,321	75,489
Depreciation	1,931	2,448
Deferred loan costs	14,262	13,490
Intangible assets	1,586	1,590
Lease right-of-use asset	4,354	4,700
Other items	1,434	1,318

Total gross deferred tax liabilities	103,888	99,035

Net deferred tax (liability) asset	$(15,318)	$12,431

Retained earnings at both December 31, 2025 and 2024 includes approximately $21.5 million, respectively, for which no provision for income tax has been made. This amount represents an allocation of income to bad debt deductions for tax purposes only. Events that would result in taxation of these reserves include the failure to qualify as a bank for tax purposes, distributions in complete or partial liquidation, stock redemptions and excess distributions to stockholders.

The following table presents income taxes paid:

	Years Ended December 31,
	2025	2024	2023
	(In thousands)
Federal taxes	$—	$(44)	$8,400
State taxes :
New Jersey	(115)	821	436
New York	103	119	117
New York City	12	43	300
Other (1)	2	1	—

Total	$2	$940	$9,253

(1)	The amount of income taxes paid during these years does not meet the 5% disaggregation threshold.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(15)	Income Taxes (continued)

Management believes, based on current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize federal deferred tax assets. At both December 31, 2025 and 2024, the Company’s had no valuation allowance recorded.

The Company had federal net operating losses of approximately $1.9 million and $42.7 million at December 31, 2025 and 2024, respectively. Net operating losses have an indefinite carryover subject to an 80% taxable income utilization and are subject to an annual limitation under Code Section 382.

The Company had New Jersey net operating loss carryforwards of $173.2 million and $236.3 million, respectively, at December 31, 2025 and 2024. If not utilized, these carryforwards will expire periodically through 2044. At both December 31, 2025 and 2024, the Company had approximately $2.2 million of New Jersey AMA Tax Credits. These credits do not expire. At December 31, 2025, and 2024 the Company also had New York net operating loss carryforwards of $556,000 and $1.5 million, respectively, which are subject to a 20 year carryforward. At both December 31, 2025, and 2024 the Company also had Florida net operating loss carryforwards of $18,000 which do not expire.

The Company files income tax returns in the United States federal jurisdiction and in the states of New Jersey and New York and various other states. At December 31, 2025, the Company is no longer subject to federal income tax examination for the years prior to 2022. Columbia Bank MHC and subsidiaries’ New York State returns were audited for tax years ended December 31, 2021, 2022 and 2023, and closed with no changes during the year ended December 31, 2025. The Company’s state income tax returns are subject to examination by the respective state taxing authorities with open years varying by jurisdiction but generally including 2022 and later.

(16)	Financial Transactions with Off-Balance-Sheet Risk and Concentrations of Credit Risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business in order to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the Consolidated Statements of Financial Condition.

At December 31, 2025 and 2024, the following commitments existed which are not reflected in the Consolidated Statements of Financial Condition:

	December 31,
	2025	2024
	(In thousands)
Loan commitments:
Residential real estate	$18,069	$9,790
Multifamily real estate	31,554	17,712
Commercial real estate	68,188	30,681
Construction	101,138	26,973
Commercial business	41,059	33,027
Consumer including home equity loans and advances	4,241	6,862

Total loan commitments	$264,249	$125,045

Unused lines of credit consisting of home equity lines, and undisbursed business and construction lines totaled approximately $1.1 billion and $1.2 billion as of December 31, 2025 and 2024, respectively. Amounts drawn on unused lines of credit are predominantly assessed interest at rates that fluctuate with the base rate.

The Company uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for on-balance-sheet loans. Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(16)	Financial Transactions with Off-Balance-Sheet Risk and Concentrations of Credit Risk (continued)

The Company principally grants residential real estate loans, multifamily real estate loans, commercial real estate loans, construction loans, commercial business loans, home equity loans and advances and other consumer loans to borrowers primarily throughout New Jersey, New York and Pennsylvania, and to a much lesser extent in a few other east coast states. Its borrowers’ abilities to repay their obligations are dependent upon various factors, including the borrowers’ income and net worth, cash flows generated by the underlying collateral, if any, or from business operations, value of the underlying collateral and priority of the Company’s lien on the property. These factors are dependent on various economic conditions and circumstances beyond the Company’s control, and as a result, the Company is subject to the risk of loss. The Company believes that its lending policies and procedures adequately minimize the potential exposure to such risks and adequate provisions for loan losses are provided for all probable and estimable losses. In the normal course of business, the Company sells residential real estate loans to third parties. These loan sales are subject to customary representations and warranties. In the event that the Company is found to be in breach of these representations and warranties, it may be obligated to repurchase certain of these loans.

The Company has entered into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s borrowings. These derivatives were used to hedge the variability in cash flows associated with certain short-term funding transactions. The fair value of the derivatives as of December 31, 2025 and 2024 was a net liability of $3.0 million and $1.1 million, respectively, net of accrued interest and variation margin posted in accordance with the Chicago Mercantile Exchange.

In connection with its mortgage banking activities, at December 31, 2025 and 2024 the Company had no commitments to sell loans, and no commitments classified as held-for-sale.

The Company is also a party to standby letters of credit, which are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees generally extend for a term of up to one year and may be secured or unsecured. The balance of standby letters of credit totaled $22.9 million and $28.3 million at December 31, 2025 and 2024, respectively.

The FHLB has issued irrevocable standby letters of credits totaling $175.0 million and $350.6 million at December 31, 2025 and 2024, respectively, for purposes of collateralizing New Jersey public funds on deposit. These letters are renewable on an annual basis and are securitized by loans and securities.

The Company and its subsidiaries are also party to litigation which arises primarily in the ordinary course of business. In the opinion of management, these legal actions and claims are not expected to have a material adverse impact on the consolidated financial position of the Company.

The Company is required to include unfunded commitments that are expected to be funded in the future within the allowance calculation, other than those that are unconditionally cancellable. To arrive at that reserve, the reserve percentage for each applicable segment is applied to the unused portion of the expected commitment balance and is multiplied by the expected funding rate. To determine the expected funding rate, the Company uses a historical utilization rate for each segment. The allowance for credit losses on off-balance-sheet exposures is reported in other liabilities in the Consolidated Statements of Financial Condition. The liability represents an estimate of expected credit losses arising from off-balance-sheet exposures such as unfunded commitments. At December 31, 2025 and 2024, the balance of the allowance for credit losses on unfunded commitments, included in other liabilities, totaled $3.9 million and $3.8 million, respectively. The Company recorded a provision for (reversal of) credit losses on unfunded commitments, included in other non-interest expense in the Consolidated Statements of Income, of $125,000 and $(1.7) million for the years ended December 31, 2025 and 2024, respectively.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(16)	Financial Transactions with Off-Balance-Sheet Risk and Concentrations of Credit Risk (continued)

The following table presents the activity in the allowance for credit losses on off-balance-sheet exposures for years ended December 31, 2025 and 2024:

	December 31,
	2025	2024
	(In thousands)
Allowance for Credit Losses:
Beginning balance	$3,821	$5,484
Provision for (reversal of) credit losses	125	(1,663)

Balance at end of period	$3,946	$3,821

(17) Fair Value Measurements

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The determination of fair values of financial instruments often requires the use of estimates. Where quoted market values in an active market are not readily available, the Company utilizes various valuation techniques to estimate fair value.

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure the fair values:

Level 1: Unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access on the measurement date.

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar instruments in markets that are active or not active, or inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3: Prices or valuation techniques that require unobservable inputs that are both significant to the fair value measurement and unobservable (i.e., supported by minimal or no market activity). Valuation techniques include the use of option pricing models, discounted cash flow models and similar techniques.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The methods described below were used to measure fair value of financial instruments as reflected in the tables below on a recurring basis as of December 31, 2025 and 2024.

Debt Securities Available for Sale, at Fair Value

For debt securities available for sale, fair value was estimated using a market approach. The majority of these securities are fixed income instruments that are not quoted on an exchange but are traded in active markets. Prices for these instruments are obtained through third-party data service providers or dealer market participants with which the Company has historically transacted both purchases and sales of securities. Prices obtained from these sources include market quotations, matrix pricing and discounted cash flow pricing. Matrix pricing, a Level 2 input, is a mathematical technique used principally to value certain securities to a benchmark or to comparable securities. The Company evaluates the quality of Level 2 matrix pricing through comparison to similar assets with greater liquidity and evaluation of projected cash flows. Discounted cash flows, a Level 3 input, is estimated by discounting the expected future cash flows using the current rates for securities with similar credit ratings and similar remaining maturities. As the Company is responsible for the determination of fair value, it performs quarterly analysis on the prices received from the pricing service to determine whether the prices are reasonable estimates of fair value. Specifically, the Company compares the prices received from the pricing service to a secondary pricing source. Additionally, the Company compares changes in the reported market values and returns to relevant market

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(17) Fair Value Measurements (continued)

Debt Securities Available for Sale, at Fair Value (continued)

indices to assess the reasonableness of the reported prices. The Company’s internal price verification procedures and review of fair value methodology documentation provided by independent pricing services has not historically resulted in an adjustment in the prices obtained from the pricing service. The Company may hold debt instruments issued by the U.S. government and U.S. government-sponsored agencies that are traded in active markets with readily accessible quoted market prices that are considered Level 1 inputs. The Company classifies the estimated fair value of its loan portfolio as Level 3.

Equity Securities, at Fair Value

The Company holds equity securities that are traded in active markets with readily accessible quoted market prices that are considered Level 1 inputs. A trust preferred security that is not traded in an active market and Federal Home Loan Mortgage Corporation (“FHLMC”) and Federal National Mortgage Association (“FNMA”) preferred stock, are considered Level 2 instruments. In addition, Level 2 instruments include Atlantic Community Bankers Bank (“ACBB”) stock, which is based on redemption at par value and can only be sold to the issuing ACBB or another institution that holds ACBB stock.

Derivatives

The Company records all derivatives included in other assets and liabilities in the Consolidated Statements of Financial Condition at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting, and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. See note 21 for disclosures related to the accounting treatment for derivatives.

The fair value of the Company’s derivatives is determined using discounted cash flow analysis using observable market-based inputs, which are considered Level 2 inputs.

The following tables present the assets and liabilities reported in the Consolidated Statements of Financial Condition at their fair values as of December 31, 2025 and 2024, by level within the fair value hierarchy:

	December 31, 2025
		Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Debt securities available for sale:
U.S. government and agency obligations	$398,470	$398,470	$—	$—
Mortgage-backed securities and collateralized mortgage obligations	654,973	—	654,973	—
Municipal obligations	1,961	—	425	1,536
Corporate debt securities	66,613	—	56,511	10,102

Total debt securities available for sale	1,122,017	398,470	711,909	11,638

Equity securities	6,802	6,471	331	—

Derivative assets	10,525	—	10,525	—

	$1,139,344	$404,941	722,765	$11,638

Derivative liabilities	$13,503	$—	$13,503	$—

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(17) Fair Value Measurements (continued)

Derivatives (continued)

	December 31, 2024
		Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Debt securities available for sale:
U.S. government and agency obligations	$314,702	$314,702	$—	$—
Mortgage-backed securities and collateralized mortgage obligations	622,957	—	622,957	—
Municipal obligations	2,359	—	426	1,933
Corporate debt securities	85,928	—	77,360	8,568

Total debt securities available for sale	1,025,946	314,702	700,743	10,501

Equity securities	6,673	6,350	323	—

Derivative assets	18,895	—	18,895	—

	$1,051,514	$321,052	$719,961	$10,501

Derivative liabilities	$20,025	$—	$20,025	$—

The table below provides activity of assets reported as Level 3 for the years ended December 31, 2025 and 2024:

Significant Unobservable Inputs (Level 3)
(In thousands)
Debt securities available for sale:
Balance of recurring Level 3 assets - January 1, 2024	$9,737
Purchase of Level 3 assets	1,010
Maturity of Level 3 asset	(927)
Change in fair value of Level 3 assets	681

Balance of recurring Level 3 assets - December 31, 2024	$10,501
Purchase of Level 3 asset	1,549
Maturity of Level 3 asset	(1,944)
Change in fair value of Level 3 assets	1,532

Balance of recurring Level 3 assets - December 31, 2025	$11,638

The fair value of investments placed in Level 3 is estimated by discounting the expected future cash flows using reasonably available current rates for comparable new issue securities with similar structure, including original maturity, call date, and assumptions about risk. Discounted cash flow estimated valuations are subsequently validated against comparable structures as an approximation of value.

Expected cash flows were projected based on contractual cash flows. There was one purchase of a Level 3 asset during each of the years ended December 31, 2025 and 2024, and no transfers to Level 3 assets during the years ended December 31, 2025 and 2024. At December 31, 2025, two private placement corporate debt securities classified as available for sale, and one private placement municipal obligation classified as available for sale were include in Level 3 assets. At December 31, 2024 two private placement corporate debt securities classified as available for sale, and two private placement municipal obligations classified as available for sale were include in Level 3 assets.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(17) Fair Value Measurements (continued)

Derivatives (continued)

At December 31, 2025, private placement debt security cash flows were discounted to a market yield and weighted average of 9.25%, and the cash flows for private placement municipal obligations was discounted to a market yield and weighted average of 4.60%.

The period end valuations were supported by an analysis prepared by an independent third party market participant and approved by management.

Assets Measured at Fair Value on a Non-Recurring Basis

The valuation techniques described below were used to estimate fair value of financial instruments measured on a non-recurring basis as of December 31, 2025 and 2024.

Individually Analyzed Collateral Dependent Loans/Impaired Loans

The fair value of collateral dependent loans that are individually analyzed or were previously deemed impaired is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. For individually analyzed loans measured for impairment based on the fair value of the underlying collateral, fair value was estimated using a market approach. The Company measures the fair value of collateral underlying impaired loans primarily through obtaining independent appraisals that rely upon quoted market prices for similar assets in active markets. These appraisals include adjustments, on an individual case-by-case basis, to comparable assets based on the appraisers’ market knowledge and experience, as well as adjustments for estimated costs to sell between 6% and 8%. For non-collateral dependent loans, management estimates fair value using discounted cash flows based on inputs that are largely unobservable. The Company classifies these loans as Level 3 within the fair value hierarchy.

Other Real Estate Owned

Other real estate owned is initially recorded at the lower of the recorded investment in the loan at the time of foreclosure or at fair value, less estimated costs to sell, when acquired. Fair value is generally based on an independent appraisal which includes adjustments to comparable assets based on the appraisers’ market knowledge and experience. Subsequent write-downs in the value of other real estate owned is recorded though expense as incurred. Other real estate owned is considered Level 3 within the fair value hierarchy.

Mortgage Servicing Rights, Net (“MSR“s”)

Mortgage servicing rights are carried at the lower of cost or estimated fair value. The estimated fair value of MSRs is obtained through an analysis of future cash flows, incorporating assumptions that market participants would use in determining fair value including market discount rates, prepayments speeds, servicing income, servicing costs, default rates and other market driven data, including the market’s perception of future interest rate movements. The prepayment speed and the discount rate are considered two of the most significant inputs in the model. A significant degree of judgment is involved in valuing the mortgage servicing rights using Level 3 inputs. The use of different assumptions could have a significant effect on this fair value estimate.

The following tables present the assets and liabilities reported in the Consolidated Statements of Financial Condition at their fair values on a non-recurring basis at December 31, 2025 and 2024, by level within the fair value hierarchy:

	December 31, 2025
		Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Impaired loans	$14,799	$—	$—	$14,799
Mortgage servicing rights	2,384	—	—	2,384

	$17,183	$—	$—	$17,183

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(17) Fair Value Measurements (continued)

Mortgage Servicing Rights, Net (“MSR“s”) (continued)

	December 31, 2024
		Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Impaired loans	$3,199	$—	$—	$3,199
Real estate owned	1,334	—	—	1,334
Mortgage servicing rights	2,443	—	—	2,443

	$6,976	$—	$—	$6,976

The following table presents information for Level 3 assets measured at fair value on a non-recurring basis at December 31, 2025 and 2024:

	December 31, 2025
	Fair Value	Valuation Methodology	Unobservable Inputs	Range of Inputs	Weighted Average
	(Dollars in thousands)
Impaired loans	$14,799	Appraisal / Other	Discount for cost to sell (2)	6.0% (3)	6.0	%(3)
Mortgage servicing rights	$2,384	Discounted cash flow	Prepayment speeds and discount rates (4)	5.3% - 28.5%	13.0%

	December 31, 2024
	Fair Value	Valuation Methodology	Unobservable Inputs	Range of Inputs	Weighted Average
	(Dollars in thousands)
Impaired loans	$3,199	Other	A/R aging schedule	—%	—%
Other real estate owned	$1,334	Contract sales price(1)	Discount for costs to sell (2)	8.0%	8.0%
Mortgage servicing rights	$2,443	Discounted cash flow	Prepayment speeds and discount rates (5)	4.5% - 34.3%	11.7%

(1)	Value based on sales contract.
(2)	Value based on management’s estimate of selling costs including real estate brokerage commissions, title transfer and other fees. Other includes accounts receivable aging or other collateral value.
(3)	For real estate secured loans.
(4)	Value of SBA servicing rights based on a discount rate of 13.75%.
(5)	Value of SBA servicing rights based on a discount rate of 14.50%.

Other Fair Value Disclosures

The Company is required to disclose estimated fair value of financial instruments, both assets and liabilities on and off the balance sheet, for which it is practicable to estimate fair value. A description of the valuation methodologies used for those assets and liabilities not recorded at fair value on a recurring or non-recurring basis are set forth below.

Cash and Cash Equivalents

For cash and due from banks, federal funds sold and short-term investments, the carrying amount approximates fair value due to their nature and short-term maturities.

Debt Securities Held to Maturity

For debt securities held to maturity, fair value was estimated using a market approach. The majority of the Company’s securities are fixed income instruments that are not quoted on an exchange but are traded in active markets. Prices for these

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(17) Fair Value Measurements (continued)

Debt Securities Held to Maturity (continued)

instruments are obtained through third-party data service providers or dealer market participants with which the Company has historically transacted both purchases and sales of securities. Prices obtained from these sources include market quotations and matrix pricing. Matrix pricing, a Level 2 input, is a mathematical technique used principally to value certain securities to benchmark or to compare securities. The Company evaluates the quality of Level 2 matrix pricing through comparison to similar assets with greater liquidity and evaluation of projected cash flows. As the Company is responsible for the determination of fair value, it performs quarterly analysis on the prices received from the pricing service to determine whether the prices are reasonable estimates of fair value. Specifically, the Company compares the prices received from the pricing service to a secondary pricing source. Additionally, the Company compares changes in the reported market values and returns to relevant market indices to assess the reasonableness of the reported prices. The Company’s internal price verification procedures and review of fair value methodology documentation provided by independent pricing services has not historically resulted in an adjustment in the prices obtained from the pricing service. The Company also holds debt instruments issued by the U.S. government and U.S. government sponsored agencies that are traded in active markets with readily accessible quoted market prices that are considered Level 1 inputs within the fair value hierarchy.

Federal Home Loan Bank Stock (“FHLB”)

The fair value of FHLB stock is based on redemption at par value and can only be sold to the issuing FHLB, to other FHLBs, or to other member banks. As such, the Company’s FHLB stock is recorded at cost, or par value, and is evaluated for impairment each reporting period by considering the ultimate recoverability of the investment rather than temporary declines in value. The Company classifies the estimated fair value as Level 2 within the fair value hierarchy.

Loans Receivable

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial mortgage, residential mortgage, commercial, construction, consumer, and other. Each loan category is further segmented into fixed and adjustable rate interest terms and into performing and non-performing categories.

The fair value of performing loans was estimated using a combination of techniques, including a discounted cash flow model that utilizes a discount rate that reflects the Company’s current pricing for loans with similar characteristics and remaining maturity, adjusted by an amount for estimated credit losses inherent in the portfolio at the balance sheet date. The rates take into account the expected yield curve, as well as an adjustment for prepayment risk, when applicable. The Company classifies the estimated fair value of its loan portfolio as Level 3.

The fair value for significant non-performing loans was based on recent external appraisals of collateral securing such loans, adjusted for the timing of anticipated cash flows. The Company classifies the estimated fair value of its non-performing loan portfolio as Level 3.

Deposits

The fair value of deposits with no stated maturity, such as demand, money market, and savings and club deposits are payable on demand at each reporting date and classified as Level 2. The estimated fair value of certificates of deposit was based on the discounted value of contractual cash flows. The discount rate was estimated using the Company’s current rates offered for deposits with similar remaining maturities. The Company classifies the estimated fair value of its certificates of deposit portfolio as Level 2.

Borrowings

The fair value of borrowings was estimated by discounting future cash flows using rates available for debt with similar terms and maturities and is classified by the Company as Level 2 within the fair value hierarchy.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(17) Fair Value Measurements (continued)

Commitments to Extend Credit and Letters of Credit

The fair value of commitments to extend credit and letters of credit was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter-parties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value estimates of commitments to extend credit and letters of credit are deemed immaterial.

The following tables present the assets and liabilities reported in the Consolidated Statements of Financial Condition at their fair values as of December 31, 2025 and 2024:

	December 31, 2025
		Fair Value Measurements
	Carrying Value	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Financial assets:
Cash and cash equivalents	$340,806	$340,806	$340,806	$—	$—
Debt securities available for sale	1,122,017	1,122,017	398,470	711,909	11,638
Debt securities held to maturity	396,233	367,289	—	367,289	—
Equity securities	6,802	6,802	6,471	331
Federal Home Loan Bank stock	64,604	64,604	—	64,604	—
Loans receivable, net	8,224,809	8,015,243	—	—	8,015,243
Derivative assets	10,525	10,525	—	10,525	—
Financial liabilities:
Deposits	$8,444,079	$8,444,260	$—	$8,444,260	$—
Borrowings	1,183,472	1,192,416	—	1,192,416	—
Derivative liabilities	13,503	13,503	—	13,503	—

	December 31, 2024
		Fair Value Measurements
	Carrying Value	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Financial assets:
Cash and cash equivalents	$289,223	$289,223	$289,223	$—	$—
Debt securities available for sale	1,025,946	1,025,946	314,702	700,743	10,501
Debt securities held to maturity	392,840	350,153	—	350,153	—
Equity securities	6,673	6,673	6,350	323	—
Federal Home Loan Bank stock	60,387	60,387	—	60,387	—
Loans receivable, net	7,856,970	7,393,058	—	—	7,393,058
Derivative assets	18,895	18,895	—	18,895	—
Financial liabilities:
Deposits	$8,096,149	$8,088,842	$—	$8,088,842	$—
Borrowings	1,080,600	1,077,466	—	1,077,466	—
Derivative liabilities	20,025	20,025	—	20,025	—

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because limited markets exist for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(17) Fair Value Measurements (continued)

Limitations (continued)

Fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include goodwill and intangible assets, deferred tax assets and liabilities, office properties and equipment, and bank-owned life insurance.

(18) Earnings per Share

Basic earnings per share (“EPS”) is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. For purposes of calculating basic EPS, weighted average common shares outstanding excludes treasury stock, unallocated employee stock ownership plan shares that have not been committed for release and deferred compensation obligations required to be settled in shares of Company stock.

Diluted EPS is computed using the same method as basic EPS and reflects the potential dilution which could occur if stock options and unvested shares were exercised and converted into common stock. The potentially diluted shares would then be included in the weighted average number of shares outstanding for the period using the treasury stock method.

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations for the years ended December 31, 2025, 2024, and 2023:

	December 31,
	2025	2024	2023
	(In thousands, except per share data)
Net income (loss)	$51,766	$(11,653)	$36,086

Shares:
Weighted average shares outstanding - basic	101,810,752	101,676,758	102,656,388
Weighted average diluted shares outstanding	—	162,749	238,581

Weighted average shares outstanding - diluted	101,810,752	101,839,507	102,894,969

Earnings (loss) per share:
Basic	$0.51	$(0.11)	$0.35

Diluted	$0.51	$(0.11)	$0.35

During the years ended December 31, 2025, 2024, and 2023, the average number of stock options which could potentially dilute basic earnings per share in the future that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive totaled 4,044,460, 988,161, and 704,526 respectively.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(19) Parent-only Financial Information

The condensed financial statements of Columbia Financial, Inc. (parent company) are presented below:

Statements of Financial Condition

	December 31,
	2025	2024
	(In thousands)
Assets
Cash and due from banks	$31,494	$6,459
Short-term investments	111	110

Total cash and cash equivalents	31,605	6,569
Equity securities, at fair value	201	193
Investment in subsidiaries	1,102,653	1,045,203
Loan receivable from Columbia Bank	32,674	34,599
Other assets	3,411	3,106

Total assets	$1,170,544	$1,089,670

Liabilities and Stockholders’ Equity
Liabilities:
Borrowings	$7,057	$7,036
Accrued expenses and other liabilities	2,759	2,471

Total liabilities	9,816	9,507

Stockholders’ equity	1,160,728	1,080,163

Total liabilities and stockholders’ equity	$1,170,544	$1,089,670

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(19) Parent-only Financial Information (continued)

Statements of Income and Comprehensive Income
	Years Ended December 31,
	2025	2024	2023
	(In thousands)
Dividends from subsidiary	$35,000	$—	$45,000
Interest income:
Loans receivable	1,643	1,735	1,814
Debt securities available for sale and equity securities	16	20	18
Interest-earning deposits	2	1	8

Total interest income	36,661	1,756	46,840

Interest expense on borrowings	408	474	1,339

Net interest income	36,253	1,282	45,501
Equity earnings income (loss) in subsidiaries	16,605	(10,677)	(8,432)
Non-interest income:
Change in fair value of equity securities	8	2	(10)
Other non-interest income	1	—	—

Total non-interest income	9	2	(10)

Non-interest expense:
Merger-related expenses	214	755	41
Loss on extinguishment of debt	—	—	300
Other non-interest expense	1,598	1,618	1,502

Total non-interest expense	1,812	2,373	1,843

Income (loss) before income tax (benefit)	51,055	(11,766)	35,216
Income tax (benefit)	(711)	(113)	(870)

Net income (loss)	51,766	(11,653)	36,086
Other comprehensive income	34,396	48,367	20,561

Comprehensive income	$86,162	$36,714	$56,647

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(19) Parent-only Financial Information (continued)

Statements of Cash Flows
	Years Ended December 31,
	2025	2024	2023
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$51,766	$(11,653)	$36,086
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of intangible assets	21	74	74
Change in fair value of equity securities	(8)	(2)	10
Loss on extinguishment of debt	—	—	300
Deferred tax expense	(425)	2,856	2,019
(Increase) decrease in other assets	202	(2,653)	8,894
(Decrease) in accrued expenses and other liabilities	(180)	(658)	(890)
Equity in undistributed (earnings) loss of subsidiaries	(16,605)	10,677	8,432

Net cash provided by (used in) operating activities	$34,771	$(1,359)	$54,925

Cash flows from investing activities:
Repayment of loan receivable from Columbia Bank	1,925	1,833	1,755

Net cash provided by investing activities	$1,925	$1,833	$1,755

Cash flows from financing activities:
Repayment of term note	$—	$—	$(30,300)
Purchase of treasury stock	(13,351)	(5,894)	(80,497)
Exercise of options	—	—	42
Issuance of common stock allocated to restricted stock award grants	3,355	4,153	4,066
Restricted stock forfeitures	(1,224)	(99)	(501)
Repurchase of shares for taxes	(441)	(817)	(623)

Net cash (used in) financing activities	$(11,661)	$(2,657)	$(107,813)

Net increase (decrease) in cash and cash equivalents	$25,035	$(2,183)	$(51,133)
Cash and cash equivalents at beginning of year	6,569	8,752	59,885

Cash and cash equivalents at end of period	$31,604	$6,569	$8,752

Non-cash investing and financing activities:
Excise tax on net stock repurchases	$137	$42	$800

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(20) Other Comprehensive Income (Loss)

The following tables present the components of other comprehensive income (loss), both gross and net of tax, for the years ended December 31, 2025, 2024, and 2023:

	For the Years Ended December 31,
	2025			2024
	Before Tax	Tax Effect	After Tax	Before Tax	Tax Effect	After Tax
	(In thousands)
Components of other comprehensive income:
Unrealized gain on debt securities available for sale:	$37,429	$(10,925)	$26,504	$77,585	$(21,591)	$55,994
Accretion of unrealized gain on debt securities reclassified as held to maturity	5	(3)	2	4	(1)	3
Reclassification adjustment for gain (loss) included in net income	290	(81)	209	(35,851)	9,980	(25,871)

	37,724	(11,009)	26,715	41,738	(11,612)	30,126

Derivatives:

Unrealized (loss) gain on swap contracts accounted for as cash flow hedges	(4,537)	1,264	(3,273)	2,467	(688)	1,779

Employee benefit plans:
Amortization of prior service cost included in net income	(141)	39	(102)	(98)	27	(71)
Reclassification adjustment of actuarial net gain (loss) included in net income	92	(26)	66	(1,341)	378	(963)
Change in funded status of retirement obligations	15,451	(4,461)	10,990	24,248	(6,752)	17,496

	15,402	(4,448)	10,954	22,809	(6,347)	16,462

Total other comprehensive income	$48,589	$(14,193)	$34,396	$67,014	$(18,647)	$48,367

	For the Year Ended December 31,
	2023
	Before Tax	Tax Effect	After Tax
	(In thousands)
Components of other comprehensive income:
Unrealized gain on debt securities available for sale:	$41,181	$(11,544)	$29,637
Accretion of unrealized (loss) on debt securities reclassified as held to maturity	(14)	4	(10)
Reclassification adjustment for (loss) included in net income	(10,847)	3,053	(7,794)

	30,320	(8,487)	21,833

Derivatives:

Unrealized (loss)on swap contracts accounted for as cash flow hedges	(1,274)	356	(918)

Employee benefit plans:
Amortization of prior service cost included in net income	(56)	16	(40)
Reclassification adjustment of actuarial net (loss) included in net income	(776)	218	(558)
Change in funded status of retirement obligations	340	(96)	244

	(492)	138	(354)

Total other comprehensive income	$28,554	$(7,993)	$20,561

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(20) Other Comprehensive Income (Loss) (continued)

The following tables present the changes in the components of accumulated other comprehensive income (loss), net of tax, for the years ended December 31, 2025, 2024, and 2023:

	For the Years Ended December 31,
	2025				2024
	Unrealized (Losses) on Debt Securities Available for Sale	Unrealized Gains (Losses) on Swaps	Employee Benefit Plans	Accumulated Other Comprehensive (Loss)	Unrealized (Losses) on Debt Securities Available for Sale	Unrealized Gains (Losses) on Swaps	Employee Benefit Plans	Accumulated Other Comprehensive (Loss)
	(In thousands)
Balance at beginning of period	$(83,523)	$1,365	$(28,210)	$(110,368)	$(113,649)	$(414)	$(44,672)	$(158,735)
Current period changes in other comprehensive income (loss)	26,715	(3,273)	10,954	34,396	30,126	1,779	16,462	48,367

Total other comprehensive income (loss)	$(56,808)	$(1,908)	$(17,256)	$(75,972)	$(83,523)	$1,365	$(28,210)	$(110,368)

	For the Year Ended December 31,
	2023
	Unrealized Gains (Losses) on Debt Securities Available for Sale	Unrealized Gains (Losses) on Swaps	Employee Benefit Plans	Accumulated Other Comprehensive (Loss)
	(In thousands)
Balance at beginning of period	$(135,482)	$504	$(44,318)	$(179,296)
Current period changes in other comprehensive income (loss)	21,833	(918)	(354)	20,561

Total other comprehensive income (loss)	$(113,649)	$(414)	$(44,672)	$(158,735)

The following tables reflect amounts reclassified from accumulated other comprehensive income (loss) in the Consolidated Statements of Income and the affected line item in the statement where net income is presented for the years ended December 31, 2025, 2024, and 2023:

	Accumulated Other Comprehensive Income (Loss) Components
	For the Years Ended December 31,			Affected Line Items in the Consolidated Statements of Income
	2025	2024	2023
	(In thousands)
Reclassification adjustment for gain (loss) included in net income	$290	$(35,851)	$(10,847)	Gain (loss) on securities transactions
Reclassification adjustment of actuarial net gain (loss) included in net income	92	(1,341)	(776)	Other non-interest expense

Total before tax	382	(37,192)	(11,623)
Income tax (expense) benefit	(107)	10,358	3,271

Net of tax	$275	$(26,834)	$(8,352)

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(21) Derivatives and Hedging Activities

The Company uses derivative financial instruments as components of its market risk management, principally to manage interest rate risk. Certain derivatives are entered into in connection with transactions with commercial customers. Derivatives are not used for speculative purposes. All derivatives are recognized as either assets or liabilities in the Consolidated Statements of Financial Condition, reported at fair value and presented on a gross basis. Until a derivative is settled, a favorable change in fair value results in an unrealized gain that is recognized as an asset, while an unfavorable change in fair value results in an unrealized loss that is recognized as a liability.

The Company generally applies hedge accounting to its derivatives used for market risk management purposes. Hedge accounting is permitted only if specific criteria are met, including a requirement that a highly effective relationship exists between the derivative instrument and the hedged item, both at inception of the hedge and on an ongoing basis. Changes in the fair value of effective fair value hedges are recognized in current earnings (with the change in fair value of the hedged asset or liability also recognized in earnings). Changes in the fair value of effective cash flow hedges are recognized in other comprehensive income (loss) until earnings are affected by the variability in cash flows of the designated hedged item. Ineffective portions of hedge results are recognized in current earnings. Changes in the fair value of derivatives for which hedge accounting is not applied are recognized in current earnings.

The Company formally documents at inception all relationships between the derivative instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transactions. This process includes linking all derivatives that are designated as hedges to specific assets and liabilities, or to specific firm commitments. The Company also formally assesses, both at inception of the hedge and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in the fair values or cash flows of the hedged items. If it is determined that a derivative is not highly effective or has ceased to be a highly effective hedge, the Company would discontinue hedge accounting prospectively. Gains or losses resulting from the termination of a derivative accounted for as a cash flow hedge remain in other comprehensive income (loss) and is (accreted) amortized to earnings over the remaining period of the former hedging relationship.

Certain derivative financial instruments are offered to certain commercial banking customers to manage their risk of exposure and risk management strategies. These derivative instruments consist primarily of currency forward contracts and interest rate swap contracts. The risks associated with these transactions is mitigated by simultaneously entering into similar transactions having essentially offsetting terms with a third party. In addition, the Company executes interest rate swaps with third parties in order to hedge the interest rate risk of short-term FHLB advances.

Interest Rate Swaps. At December 31, 2025 and December 31, 2024, the Company had 92 and 84 interest rate swaps in place with commercial banking customers executed by offsetting interest rate swaps with third parties, with aggregated notional amounts of $387.2 million and $298.8 million, respectively. These derivatives are not designated as hedges and are not speculative. These interest rate swaps do not meet hedge accounting requirements.

At December 31, 2025 and 2024, the Company had 33 and 31 interest rate swaps with notional amounts of $393.7 million and $378.7 million, respectively, hedging certain FHLB advances. These interest rate swaps meet the cash flow hedge accounting requirements. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counter-party in exchange for the Company making fixed-rate payments over the life of the agreements without the exchanges of the underlying notional amount.

At December 31, 2025 the Company did not any interest rate fair value swaps. At December 31, 2024 the Company had ten interest rate fair value swaps with notional amounts totaling $850.0 million. The Company is exposed to changes in the fair value of certain of its fixed-rate pools of assets due to changes in benchmark interest rates. The Company uses interest rate swaps to manage its exposure to changes in fair value on these instruments attributable to changes in the designated benchmark interest rate, SOFR.

Interest rate swaps designated as fair value hedges involve the payment of fixed-rate amounts to a counterparty in exchange for the Company receiving variable-rate payments over the life of the agreements without the exchange of the underlying notional amount.

For the year ended December 31, 2025, there was no hedge ineffectiveness associated with these contracts. For the years ended December 31, 2024 and 2023, the Company recorded hedge ineffectiveness associated with these contracts totaling approximately $31,000, and $47,000, respectively.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(21) Derivatives and Hedging Activities (continued)

The tables below present the fair value of the Company’s derivative financial instruments as well as their classification in the Consolidated Statements of Financial Condition at December 31, 2025 and 2024:

	December 31, 2025
	Asset Derivative		Liability Derivative
	Consolidated Statements of Financial Condition	Fair Value	Consolidated Statements of Financial Condition	Fair Value
	(In thousands)
Derivatives:
Interest rate products - designated hedges	Other Assets	$276	Other Liabilities	$3,213
Interest rate products - non-designated hedges	Other Assets	10,249	Other Liabilities	10,290

Total derivative instruments		$10,525		$13,503

	December 31, 2024
	Asset Derivative		Liability Derivative
	Consolidated Statements of Financial Condition	Fair Value	Consolidated Statements of Financial Condition	Fair Value
	(In thousands)
Derivatives:
Interest rate products - designated hedges	Other Assets	$3,619	Other Liabilities	$4,847
Interest rate products - non-designated hedges	Other Assets	15,276	Other Liabilities	15,178

Total derivative instruments		$18,895		$20,025

For the years ended December 31, 2025, 2024, and 2023, net (losses) gains of $(139,000), $89,000, and $(302,000), respectively, were recorded for changes in fair value of interest rate swaps with third parties.

At December 31, 2025 and 2024, accrued interest was $13,000 and $639,000. respectively.

The Company has agreements with counterparties that contain a provision that if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default of its derivative obligations.

At December 31, 2025, the termination value of derivatives in a net liability position, which includes accrued interest, was $3.0 million. The Company has collateral posting thresholds with certain of its derivative counterparties, and as of December 31, 2025 has required posted collateral of $2.1 million against its obligations under these agreements.

Fair Value Hedges of Interest Rate Risk. The Company is exposed to changes in the fair value of certain of its fixed-rate pools of assets due to changes in benchmark interest rates. The Company uses interest rate swaps to manage its exposure to changes in fair value on these instruments attributable to changes in the designated benchmark interest rate, SOFR. Interest rate swaps designated as fair value hedges involve the payment of fixed-rate amounts to a counterparty in exchange for the Company receiving variable-rate payments over the life of the agreements without the exchange of the underlying notional amount.

For derivatives designated and that qualify as fair value hedges, the gain or loss on the derivative as well as the offsetting gain or loss on the hedged item attributable to the hedged risk are recognized in interest income.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(21) Derivatives and Hedging Activities (continued)

At December 31, 2024 the following amounts were recorded on the Consolidated Statements of Financial Condition related to cumulative basis adjustment for fair value hedges:

	Carrying Amount of Hedged Assets/(Liabilities)	Cumulative Amount of Fair Value Hedging Adjustment included in the Carrying Amount of Hedged Assets/(Liabilities)
	At December 31, 2024
	(In thousands)
Fair value interest rate products	$853,422	$3,422

(22) Segment Reporting

The Company’s reportable segment is determined by the President, Chief Executive Officer (“CEO”), who is designated the chief operating decision maker (“CODM”), based upon information provided about the Company’s products and services offered, which primarily consists of banking products. The segment is also distinguished by the level of information provided by the CODM, who uses such information to review the performance of various components of the business, which are then aggregated if operating performance, products and services, and customers are similar. The CODM evaluates the financial performance of the Company’s business components including revenue streams, significant expenses and budget to actual results in assessing the Company’s segments, and in the determination of allocating resources. The CODM uses revenue streams to evaluate product pricing and significant expenses to assess performance and evaluate return on assets. The CODM utilizes consolidated net income to benchmark the Company against its competitors. The benchmarking analysis coupled with the monitoring of budget to actual results are used in assessing performance and in establishing compensation. Loans, investments, and deposits provide the revenue in banking operations. Interest expense, provision for credit losses, and payroll provide the significant expenses in banking operations. All operations are domestic.

Accounting policies for segments are the same as those described in Note 2. Our segment assets represent our total assets as presented on the Consolidated Statements of Financial Position. Our segment revenues and expenses are presented on the Consolidated Statements of Income (Loss).

(23) Revenue Recognition

The Company’s revenue includes net interest income on financial instruments and non-interest income. Most of the Company’s revenue is not within the scope of Accounting Standards Codification ASC Topic 606 which does not apply to revenue associated with financial instruments, including interest income on loans and securities, which comprise the majority of the Company’s revenue. Revenue-generating activities that are within the scope of this guidance are components of non-interest income. These revenue streams can generally be classified as demand deposit account fees, title insurance fees, insurance agency income and other fees.

The following table presents non-interest income, segregated by revenue streams in-scope and out-of-scope of ASC Topic 606, for the years ended December 31, 2025, 2024, and 2023.

	For the Years Ended December 31,
	2025	2024	2023
	(In thousands)
Non-interest income
In-scope of Topic 606:
Demand deposit account fees	$8,054	$6,507	$5,145
Title insurance fees	3,034	2,505	2,400
Insurance agency income	580	269	188
Other non-interest income	6,409	5,962	7,991

Total in-scope non-interest income	18,077	15,243	15,724
Total out-of-scope non-interest income	18,992	(13,349)	11,655

Total non-interest income	$37,069	$1,894	$27,379

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(23) Revenue Recognition (continued)

Demand deposit account fees include monthly maintenance fees and service charges. These fees are generally derived as a result of either transaction-based or serviced-based services. The Company’s performance obligation for these services is generally satisfied, and revenue recognized, at the time the transaction is completed, or the service rendered. Fees for these services are generally received from the customer either at the time of the transaction or monthly.

Title insurance fees are generally recognized at the time the transaction closes or when the service is rendered.

Columbia Insurance Services Inc. performs the function of an insurance intermediary, by introducing the policyholder and insurer for life and health, and property and casualty insurance, and is compensated by a commission fee for placement of an insurance policy. Commission and fees are generally recognized as of the effective date of the insurance policy. Commission revenues related to installment billings are recognized on the invoice date. Subsequent commission adjustments are recognized upon the receipt of notification from insurance companies concerning matters necessitating such adjustments.

Other non-interest income includes check printing fees, gift card fees, branch service fees, overdraft fees, account analysis fees, other deposit related fees, wealth management related fee income which includes annuity fees, brokerage commissions, and asset management fees. Wealth management related fee income represents fees earned from customers as consideration for asset management and investment advisory services provided by a third party. The Company’s performance obligation is generally satisfied monthly, and the resulting fees are recognized monthly based upon the month-end market value of the assets under management and the applicable fee rate. The Company does not earn performance-based incentives. The Company’s performance obligation for these transaction-based services are generally satisfied, and related revenue recognized, at the time the transaction closes or when the service is rendered or a point in time when the service is completed.

Also included in other fees are debit card and ATM fees which are transaction-based. Debit card revenue is primarily comprised of interchange fees earned when a customer’s Company card is processed through a card payment network. ATM fees are largely generated when a Company cardholder uses a non-Company ATM, or a non-Company cardholder uses a Company ATM. The Company’s performance obligation for these services is satisfied when the service is rendered. Payment is generally received at time of transaction or monthly.

Out-of-scope non-interest income primarily consists of income from bank-owned life insurance, loan prepayment and servicing fees, net fees on loan level swaps, gains and losses on the sale of loans and securities, credit card interchange income, changes in the fair value of equity securities. None of these revenue streams are subject to the requirements of ASC Topic 606.

(24) Subsequent Events

The Company has evaluated events subsequent to December 31, 2025 and through the financial statement issuance date of March 6, 2026 and concluded that no material events occurred that would require disclosure except as noted below.

On January 31, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Columbia Financial, Inc., a newly-formed Maryland corporation (the “Holding Company”), the MHC and Northfield Bancorp, Inc., a Delaware corporation (“Northfield”). The Merger Agreement was unanimously approved by the Board of Directors of each of the parties.

Concurrently with the adoption of the Merger Agreement, the Boards of Directors of the Company, the Holding Company, the MHC and Columbia Bank adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), pursuant to which Columbia Bank will convert from the mutual holding company form of organization to the fully-public stock holding company form of organization (the “Conversion”).

Plan of Conversion and Reorganization

The Plan of Conversion provides for the sale of shares of common stock of the Holding Company, par value $0.01 per share (the “Holding Company Common Stock”), to depositors (and certain eligible borrowers) of Columbia Bank and other members of the public, and for the exchange of shares of the Company, par value $0.01 per share (the “Company Common Stock”), held by persons other than the MHC for shares of Holding Company Common Stock, based on the appraised pro forma market value of the Holding Company, as determined by an independent appraiser (such appraisal, the “Independent

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(24) Subsequent Events (continued)

Plan of Conversion and Reorganization (continued)

Valuation”). Upon the completion of the Conversion, the Holding Company will succeed to the rights and obligations of the MHC and the Company, both of which will be merged out of existence in connection with the Conversion, and become the parent holding company for Columbia Bank.

The Plan of Conversion establishes December 31, 2024 as the eligibility record date for determining the eligible account holders of Columbia Bank entitled to receive first priority non-transferable subscription rights to subscribe for shares of Holding Company Common Stock in a subscription offering to be undertaken in connection with the Conversion. The Plan of Conversion is subject to regulatory approval as well as approval by the members of the MHC (i.e., the depositors of Columbia Bank) and by the stockholders of the Company (including approval by the holders of a majority of the outstanding shares of the Company common stock owned by persons other than the MHC). The MHC currently owns approximately 73.1% of the outstanding shares of Company Common Stock.

Agreement and Plan of Merger

Pursuant to the terms of the Merger Agreement and subject to the conditions set forth therein, immediately following the completion of the Conversion, Northfield will merge with and into the Holding Company (the “Merger”), with the Holding Company continuing as the surviving corporation. Immediately following the completion of the Merger, the Holding Company will cause Northfield’s wholly-owned banking subsidiary, Northfield Bank, to merge with and into Columbia Bank, with Columbia Bank continuing as the surviving institution (the “Bank Merger”).

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Northfield’s common stock, par value $0.01 per share (the “Northfield Common Stock”), issued and outstanding immediately prior to the Effective Time, other than certain shares held by the Company, the Holding Company, the MHC or Northfield, will be converted, at the election of the holder, into the right to receive either shares of Holding Company Common Stock (the “Stock Consideration”) or cash (the “Cash Consideration,” and together with the Stock Consideration, the “Merger Consideration”), as follows: (i) if the final Independent Valuation, immediately prior to the completion of the Conversion (the “Final Independent Appraisal”) is less than $2.3 billion, 1.425 shares of Holding Company Common Stock (the “Merger Exchange Ratio”) or $14.25 in cash (the “Per Share Cash Consideration”); (ii) if the Final Independent Valuation is equal to or greater than $2.3 billion and less than $2.6 billion, the Merger Exchange Ratio will be increased to 1.450 shares of Holding Company Common Stock and the Per Share Cash Consideration will be increased to $14.50; or (iii) if the Final Independent Valuation is greater than $2.6 billion, the Merger Exchange Ratio will be increased to 1.465 shares of Holding Company Common Stock and the Per Share Cash Consideration will be increased to $14.65. No more than 30% of the shares of Northfield Common Stock issued and outstanding as of the Effective Time (excluding shares of Northfield Common Stock to be canceled as provided the Merger Agreement) will be converted into the aggregate Cash Consideration.

The completion of the Merger is subject to certain closing conditions including, among other things, (i) approval of the Merger Agreement by the Company’s and Northfield’s stockholders, (ii) the receipt all governmental consents and regulatory approvals required for the Merger and the Bank Merger, including from the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency and (iii) the consummation of the Conversion. Each party’s obligation to complete the Merger is also subject to certain additional customary conditions, including (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) performance in all material respects by the other party of its obligations under the Merger Agreement and (iii) receipt by such party of an opinion from counsel to the effect that the Merger, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

(In thousands, except share and per share data)

	March 31,	December 31,
	2026	2025
	(Unaudited)
Assets
Cash and due from banks	$276,835	$340,695
Short-term investments	112	111

Total cash and cash equivalents	276,947	340,806
Debt securities available for sale, at fair value	1,198,870	1,122,017
Debt securities held to maturity, at amortized cost (fair value of $347,973 and $367,289 at March 31, 2026 and December 31, 2025, respectively)	377,847	396,233
Equity securities, at fair value	5,638	6,802
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	82,865	64,604
Loans receivable	8,259,678	8,292,010
Less: allowance for credit losses	68,761	67,201

Loans receivable, net	8,190,917	8,224,809

Accrued interest receivable	41,805	41,490
Office properties and equipment, net	82,583	82,985
Bank-owned life insurance (“BOLI”)	285,267	283,094
Goodwill and intangible assets	119,681	120,302
Other real estate owned	5,923	—
Other assets	342,164	335,651

Total assets	$11,010,507	$11,018,793

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$8,372,014	$8,444,079
Borrowings	1,243,462	1,183,472
Advance payments by borrowers for taxes and insurance	47,909	45,792
Accrued expenses and other liabilities	173,400	184,722

Total liabilities	9,836,785	9,858,065

Stockholders’ equity:
Preferred stock, $0.01 par value. 10,000,000 shares authorized; none issued and outstanding at March 31, 2026 and December 31, 2025	—	—
Common stock, $0.01 par value. 500,000,000 shares authorized; 131,788,089 shares issued and 104,142,951 shares outstanding at March 31, 2026, and 131,624,028 shares issued and 103,984,649 shares outstanding at December 31, 2025	1,318	1,316
Additional paid-in capital	807,981	806,581
Retained earnings	946,816	933,717
Accumulated other comprehensive loss	(77,913)	(75,972)
Treasury stock, at cost; 27,645,138 shares at March 31, 2026 and 27,639,379 shares at December 31, 2025	(476,233)	(476,133)
Common stock held by the Employee Stock Ownership Plan	(27,375)	(27,935)
Stock held by Rabbi Trust	(3,517)	(3,479)
Deferred compensation obligations	2,645	2,633

Total stockholders’ equity	1,173,722	1,160,728

Total liabilities and stockholders’ equity	$11,010,507	$11,018,793

See accompanying notes to unaudited consolidated financial statements.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
	(Unaudited)
Interest income:
Loans receivable	$102,152	$95,110
Debt securities available for sale and equity securities	10,223	9,742
Debt securities held to maturity	2,756	2,811
Federal funds and interest-earning deposits	2,380	2,858
Federal Home Loan Bank and Federal Reserve Bank stock dividends	1,360	1,642

Total interest income	118,871	112,163

Interest expense:
Deposits	46,311	50,145
Borrowings	12,169	11,693

Total interest expense	58,480	61,838

Net interest income	60,391	50,325
Provision for credit losses	956	2,933

Net interest income after provision for credit losses	59,435	47,392

Non-interest income:
Demand deposit account fees	2,046	1,888
Bank-owned life insurance	2,173	1,859
Title insurance fees	658	646
Loan fees and service charges	1,194	1,056
Change in fair value of equity securities	(1,164)	308
Gain on sale of loans	20	515
Other non-interest income	1,820	2,199

Total non-interest income	6,747	8,471

Non-interest expense:
Compensation and employee benefits	31,097	28,583
Occupancy	6,797	6,185
Federal deposit insurance premiums	1,585	1,880
Advertising	648	531
Professional fees	1,394	2,515
Data processing and software expenses	4,652	4,061
Merger-related expenses	1,823	—
Other non-interest expense, net	(509)	90

Total non-interest expense	47,487	43,845

Income before income tax expense	18,695	12,018
Income tax expense	5,596	3,118

Net Income	$13,099	$8,900

Earnings per share-basic	$0.13	$0.09
Earnings per share-diluted	$0.13	$0.09
Weighted average shares outstanding-basic	101,266,942	101,816,716
Weighted average shares outstanding-diluted	101,453,090	101,816,716

See accompanying notes to unaudited consolidated financial statements.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive (Loss) Income

(In thousands)

	Three Months Ended March 31,
	2026	2025
	(Unaudited)
Net income	$13,099	$8,900
Other comprehensive income, net of tax:
Unrealized (loss) gain on debt securities available for sale	(3,500)	11,464
Accretion of unrealized gain (loss) on debt securities reclassified as held to maturity	5	(9)

	(3,495)	11,455

Derivatives, net of tax:
Unrealized gain (loss) on swap contracts accounted for as cash flow hedges	1,546	(2,141)

	1,546	(2,141)

Employee benefit plans, net of tax:
Amortization of prior service cost included in net income	(22)	(25)
Reclassification adjustment of actuarial net gain included in net income	—	17
Change in funded status of retirement obligations	30	12

	8	4

Total other comprehensive (loss) income	(1,941)	9,318

Total comprehensive income, net of tax	$11,158	$18,218

See accompanying notes to unaudited consolidated financial statements.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity (Unaudited)

Three Months Ended March 31, 2026 and 2025 (In thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Common Stock Held by the Employee Stock Ownership Plan	Stock Held by Rabbi Trust	Deferred Compensation Obligations	Total Stockholders’ Equity
Balance at December 31, 2025	$1,316	$806,581	$933,717	$(75,972)	$(476,133)	$(27,935)	$(3,479)	$2,633	$1,160,728
Net income	—	—	13,099	—	—	—	—	—	13,099
Other comprehensive loss	—	—	—	(1,941)	—	—	—	—	(1,941)
Issuance of common stock allocated to restricted stock award grants (160,302 shares)	2	(2)	—	—	—	—	—	—	—
Stock based compensation	—	1,034	—	—	—	—	—	—	1,034
Exercise of stock options (53,685 shares)	—	(34)	—	—	—	—	—	—	(34)
Restricted stock forfeitures (116 shares)	—	2	—	—	(2)	—	—	—	—
Repurchase shares for taxes (5,643 shares)	—	—	—	—	(103)	—	—	—	(103)
Excise tax benefit on net stock repurchases	—	—	—	—	5	—	—	—	5
Employee Stock Ownership Plan shares committed to be released	—	400	—	—	—	560	—	—	960
Funding of deferred compensation obligations	—	—	—	—	—	—	(38)	12	(26)

Balance at March 31, 2026	$1,318	$807,981	$946,816	$(77,913)	$(476,233)	$(27,375)	$(3,517)	$2,645	$1,173,722

See accompanying notes to unaudited consolidated financial statements.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity (Unaudited) (continued)

Three Months Ended March 31, 2026 and 2025 (In thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Common Stock Held by the Employee Stock Ownership Plan	Stock Held by Rabbi Trust	Deferred Compensation Obligations	Total Stockholders’ Equity
Balance at December 31, 2024	$1,314	$799,482	$881,951	$(110,368)	$(460,980)	$(30,207)	$(3,255)	$2,439	$1,080,376
Net income	—	—	8,900	—	—	—	—	—	8,900
Other comprehensive income	—	—	—	9,318	—	—	—	—	9,318
Issuance of common stock allocated to restricted stock award grants (209,256 shares)	2	(2)	—	—	—	—	—	—	—
Stock based compensation	—	1,130	—	—	—	—	—	—	1,130
Restricted stock forfeitures (29,056 shares)	—	430	—	—	(430)	—	—	—	—
Repurchase shares for taxes (8,485 shares)	—	—	—	—	(130)	—	—	—	(130)
Excise tax on net stock repurchases	—	—	—	—	4		—	—	4
Employee Stock Ownership Plan shares committed to be released	—	309	—	—	—	560	—	—	869
Funding of deferred compensation obligations	—	—	—	—	—	—	(116)	(8)	(124)

Balance at March 31, 2025	$1,316	$801,349	$890,851	$(101,050)	$(461,536)	$(29,647)	$(3,371)	$2,431	$1,100,343

See accompanying notes to unaudited consolidated financial statements.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2026	2025
	(In thousands, unaudited)
Cash flows from operating activities:
Net income	$13,099	$8,900
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred loan costs, fees and purchased premiums and discounts	1,395	1,385
Net amortization of premiums and discounts on securities	(887)	(915)
Net amortization of mortgage servicing rights	54	51
Amortization of intangible assets	567	521
Depreciation and amortization of office properties and equipment	2,268	2,082
Amortization of operating lease right-of-use assets	1,055	993
Provision for credit losses	956	2,933
Change in fair value of equity securities	1,164	(308)
Gain on sale of loans, net	(20)	(515)
Gain on disposal of office properties and equipment, net	—	(18)
(Increase) in accrued interest receivable	(315)	(1,519)
(Increase) decrease in other assets	(6,441)	1,351
(Decrease) in accrued expenses and other liabilities	(9,549)	(16,539)
Income on bank-owned life insurance	(2,173)	(1,859)
Employee stock ownership plan expense	960	869
Stock based compensation	1,034	1,130
(Increase) in deferred compensation obligations under Rabbi Trust	(26)	(124)

Net cash provided by (used in) operating activities	3,141	(1,582)

Cash flows from investing activities:
Proceeds from paydowns/maturities/calls of debt securities available for sale	57,106	29,836
Proceeds from paydowns/maturities/calls of debt securities held to maturity	18,695	12,113
Purchases of debt securities available for sale	(138,217)	(64,827)
Purchases of debt securities held to maturity	—	(19,857)
Proceeds from sales of loans held-for-sale	2,270	12,633
Purchases of loans receivable	—	(20,000)
Net decrease (increase) in loans receivable	23,368	(104,791)
Proceeds from redemptions of Federal Home Loan Bank stock	4,463	6,129
Purchases of Federal Home Loan Bank and Federal Reserve Bank stock	(22,724)	(7,370)
Proceeds from sales of office properties and equipment	—	18
Additions to office properties and equipment	(1,866)	(2,902)

Net cash (used in) investing activities	$(56,905)	$(159,018)

Cash flows from financing activities:
Net (decrease) increase in deposits	$(72,065)	$98,786
Proceeds from long-term borrowings	40,000	20,000
Payments on long-term borrowings	(15,000)	(60,000)
Net increase in short-term borrowings	34,990	66,988
Increase in advance payments by borrowers for taxes and insurance	2,117	1,822
Exercise of stock options	(34)	—
Repurchase of shares for taxes	(103)	(130)

Net cash (used in) provided by financing activities	$(10,095)	$127,466

Net (decrease) in cash and cash equivalents	$(63,859)	$(33,134)
Cash and cash equivalents at beginning of year	340,806	289,223

Cash and cash equivalents at end of period	$276,947	$256,089

Cash paid during the period for:
Interest on deposits and borrowings	$58,497	$62,260
Income tax payments, net of refunds	$36	$65
Non-cash investing and financing activities:
Transfer of loans receivable to other real estate owned	$5,923	$—
Transfer of loans receivable to loans held-for-sale	$2,250	$12,169
Excise tax (benefit) on net stock repurchases	$(5)	$(4)

See accompanying notes to unaudited consolidated financial statements.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

1. Basis of Financial Statement Presentation

The accompanying consolidated financial statements include the accounts of Columbia Financial, Inc. (“Columbia Financial”), its wholly-owned subsidiary, Columbia Bank (“Columbia”), and Columbia’s wholly-owned subsidiaries, Columbia Investment Services, Inc., 1901 Residential Management Co. LLC, First Jersey Title Services, Inc., 1901 Commercial Management Co. LLC, Stewardship Realty LLC, Columbia Insurance Services Inc., and 19-01 Community Development Corporation, (collectively, the “Company”). In consolidation, all intercompany accounts and transactions are eliminated.

Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC (the “MHC”). The accounts of the MHC are not consolidated in the accompanying consolidated financial statements of the Company.

In preparing the interim unaudited consolidated financial statements, management is required to make estimates, significant judgments and assumptions that affect the reported amounts of assets and liabilities as of the dates of the Consolidated Statements of Financial Condition and Consolidated Statements of Income for the periods presented. Actual results could differ from these judgments and estimates under different conditions, resulting in a change that could have a material impact on the carrying values of our assets and liabilities and our results of operations. Material estimates that involve significant judgments and assumptions that are particularly susceptible to change are the determination of the adequacy of the allowance for credit losses, evaluation of the need for valuation allowances on deferred tax assets, and determination of liabilities related to retirement and other post-retirement benefits. These estimates, significant judgments and assumptions are evaluated on an ongoing basis and are adjusted when facts and circumstances dictate.

The interim unaudited consolidated financial statements reflect all normal and recurring adjustments, which are, in the opinion of management, considered necessary for a fair presentation of the financial condition and results of operations for the periods presented. The results of operations for the three months ended March 31, 2026 are not necessarily indicative of the results of operations that may be expected for the entire fiscal year or any other period.

The interim unaudited consolidated financial statements of the Company presented herein have been prepared in accordance with the rules of the Securities and Exchange Commission (“SEC”) for quarterly reports on Form 10-Q and U.S. generally accepted accounting principles (“GAAP”). Certain information and note disclosures have been condensed or omitted pursuant to the rules and regulations of the SEC.

These unaudited consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and the audited consolidated financial statements included therein.

2.  Earnings per Share

Basic earnings per share (“EPS”) is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. For purposes of calculating basic EPS, weighted average common shares outstanding excludes treasury stock, unallocated employee stock ownership plan shares that have not been committed for release and deferred compensation obligations required to be settled in shares of Company stock.

Diluted EPS is computed using the same method as basic EPS and reflects the potential dilution which could occur if stock options and unvested shares were exercised and converted into common stock. The potentially diluted shares would then be included in the weighted average number of shares outstanding for the period using the treasury stock method.

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations for the three months ended March 31, 2026 and 2025:

	For the Three Months Ended March 31,
	2026	2025
	(In thousands, except per share data)
Net income	$13,099	$8,900

Shares:
Weighted average shares outstanding - basic	101,266,942	101,816,716
Weighted average diluted shares outstanding	186,148	—

Weighted average shares outstanding - diluted	101,453,090	101,816,716

Earnings per share:
Basic	$0.13	$0.09

Diluted	$0.13	$0.09

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

2.  Earnings per Share (Continued)

During the three months ended March 31, 2026 and 2025, the average number of stock options which could potentially dilute basic earnings per share in the future that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive totaled 1,224,224 and 3,894,479, respectively.

3.  Proposed Second-Step Conversion and Acquisition of Northfield Bancorp, Inc.

On January 31, 2026, the Company, the MHC and Columbia Financial, Inc., a newly-formed Maryland corporation (the “Holding Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Northfield Bancorp, Inc., a Delaware corporation (“Northfield”). The Merger Agreement was unanimously approved by the Board of Directors of each of the parties.

Concurrently with the adoption of the Merger Agreement, the Boards of Directors of the Company, the Holding Company, the MHC and the Bank adopted a Plan of Conversion and Reorganization (the “Plan”), pursuant to which the Bank will convert from the mutual holding company form of organization to the fully-public stock holding company form of organization (the “Conversion”).

Plan of Conversion and Reorganization

The Plan provides for the sale of shares of common stock of the Holding Company, par value $0.01 per share (the “Holding Company Common Stock”), to depositors (and certain eligible borrowers) of the Bank and other members of the public, and for the exchange of shares of the Company, par value $0.01 per share (the “Company Common Stock”), held by persons other than the MHC for shares of Holding Company Common Stock, based on the appraised pro forma market value of the Holding Company as determined by an independent appraiser (such appraisal, the “Independent Valuation”). Upon the completion of the Conversion, the Holding Company will succeed to the rights and obligations of the MHC and the Company, both of which will be merged out of existence in connection with the Conversion, and become the parent holding company for the Bank.

The Plan establishes December 31, 2024 as the eligibility record date for determining the eligible account holders of the Bank entitled to receive first priority non-transferable subscription rights to subscribe for shares of Holding Company Common Stock in a subscription offering to be undertaken in connection with the Conversion. The Plan is subject to regulatory approval as well as approval by the members of the MHC (i.e., the depositors and eligible borrowers of the Bank) and by the stockholders of the Company (including approval by the holders of a majority of the outstanding shares of the Company common stock owned by persons other than the MHC). The MHC currently owns approximately 73.0% of the outstanding shares of Company Common Stock.

Agreement and Plan of Merger

Pursuant to the terms of the Merger Agreement and subject to the conditions set forth therein, immediately following the completion of the Conversion, Northfield will merge with and into the Holding Company (the “Merger”), with the Holding Company continuing as the surviving corporation (the “Surviving Entity”). Immediately following the completion of the Merger, the Holding Company will cause Northfield’s wholly-owned banking subsidiary, Northfield Bank, to merge with and into the Bank, with the Bank continuing as the surviving institution (the “Bank Merger”).

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Northfield’s common stock, par value $0.01 per share (the “Northfield Common Stock”), issued and outstanding immediately prior to the Effective Time, other than certain shares held by the Company, the Holding Company, the MHC or Northfield, will be converted, at the election of the holder, into the right to receive either shares of Holding Company Common Stock (the “Stock Consideration”) or cash (the “Cash Consideration,” and together with the Stock Consideration, the “Merger Consideration”), as follows: (i) if the final Independent Valuation, immediately prior to the completion of the Conversion (the “Final Independent Appraisal”) is less than $2.3 billion, 1.425 shares of Holding Company Common Stock (the “Merger Exchange Ratio”) or $14.25 in cash (the “Per Share Cash Consideration”); (ii) if the Final Independent Valuation is equal to or greater than $2.3 billion and less than $2.6 billion, the Merger Exchange Ratio will be increased to 1.450 shares of Holding Company Common Stock and the Per Share Cash Consideration will be increased to $14.50; or (iii) if the Final Independent Valuation is greater than $2.6 billion, the Merger Exchange Ratio will be increased to 1.465 shares of Holding Company Common Stock and the Per Share Cash Consideration will be increased to

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

3.  Proposed Second-Step Conversion and Acquisition of Northfield Bancorp, Inc. (Continued)

$14.65. No more than 30% of the shares of Northfield Common Stock issued and outstanding as of the Effective Time (excluding shares of Northfield Common Stock to be canceled as provided the Merger Agreement) will be converted into the aggregate Cash Consideration.

Additionally, the parties agreed that, if the valuation range of the Conversion at the midpoint of such range decreases by 20% or more from the midpoint of the preliminary valuation range (the “Preliminary Midpoint”) provided by the Company’s independent appraiser at the time of first public announcement of the Merger, (i) the Company may, in its sole discretion after consultation with its financial advisor, delay the Conversion; provided, however, such delayed Conversion must close no later than January 31, 2027; or (ii) the Company will engage in good faith negotiations to adjust the amount of the Merger Consideration taking into account such decrease from the Preliminary Midpoint.

The Merger Agreement contains customary representations and warranties from both the Company and Northfield, and each party has agreed to customary covenants, including, among others, relating to (1) the conduct of each party’s business during the interim period between the execution of the Merger Agreement and the Effective Time, (2) the obligation of each party to call a meeting of its stockholders to approve the Merger Agreement, and (3) Northfield’s non-solicitation obligations related to alternative business combination proposals.

Under the Merger Agreement, each of the Company and Northfield has agreed to use its reasonable best efforts to obtain as promptly as practicable all consents required to be obtained from any governmental authority or other third party that are necessary or advisable to consummate the transactions contemplated by the Merger Agreement (including the Merger and the Bank Merger). Notwithstanding such general obligation to obtain such consents of governmental authorities, neither the Company nor Northfield is required to take any action that would reasonably be expected to have a material adverse effect on the Surviving Entity and its subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative only to the size of Northfield and its subsidiaries, taken as a whole, without the Company and its subsidiaries) (a “Materially Burdensome Regulatory Condition”).

The completion of the Merger is subject to customary conditions, including (1) approval of the Merger Agreement by the Company’s and Northfield’s stockholders, (2) authorization for listing on NASDAQ of the shares of Holding Company Common Stock to be issued in the Merger, subject to official notice of issuance, (3) effectiveness of the Registration Statement on Form S-4 for Holding Company Common Stock to be issued in the Merger, (4) the receipt of specified governmental consents and approvals required for the Merger and the Bank Merger, including from the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency, and termination or expiration of all applicable waiting periods in respect thereof, in each case without the imposition of a Materially Burdensome Regulatory Condition, (5) the absence of any order, injunction, decree or other legal restraint preventing the completion of the Merger or the Bank Merger or making the completion of the Merger or the Bank Merger illegal and (6) the consummation of the Conversion. Each party’s obligation to complete the Merger is also subject to certain additional customary conditions, including (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) performance in all material respects by the other party of its obligations under the Merger Agreement and (iii) receipt by such party of an opinion from counsel to the effect that the Merger, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

The Merger Agreement provides certain termination rights for both the Company and Northfield and further provides that a termination fee of $23.7 million will be payable by either Northfield or the Company, as applicable, following termination of the Merger Agreement under certain circumstances involving a third party. The Merger Agreement also provides for the payment of a termination fee of $6.0 million by the Company following the termination of the Merger Agreement under certain circumstances.

4. Stock Repurchase Program

On September 8, 2025, the Company announced that its Board of Directors authorized the Company’s seventh stock repurchase program to acquire up to 1,800,000 shares, or approximately 1.7% of the Company’s then issued and outstanding common stock. As of March 31, 2026, there were 926,696 shares authorized and remaining to be purchased under this program. During the three months ended March 31, 2026, there were no repurchases made by the Company as the program was paused to comply with legal, regulatory, and market regulations related to the pending second-step conversion and acquisition of Northfield.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

4. Stock Repurchase Program (Continued)

During the three months ended March 31, 2025, there was no outstanding repurchases program.

Repurchased shares are held as treasury stock and are available for general corporate purposes.

5. Summary of Significant Accounting Policies

Recent Accounting Pronouncements

Accounting Pronouncements Adopted

In November 2025, the FASB issued ASU 2025-08, Financial Instruments-Credit Losses (Topic 326): Purchased Loans, which amends the guidance in ASC 326 on the accounting for certain purchased loans. Under the ASU, entities must account for acquired loans (excluding credit cards) that meet certain criteria at acquisition (“purchased seasoned loans”) by recognizing them at their purchase price plus an allowance for expected credit losses (i.e., the so-called gross-up approach). The ASU’s amendments align the accounting for purchased seasoned loans with the treatment of financial assets purchased with more-than-insignificant credit deterioration since origination (“PCD assets”). The amendments apply prospectively and will be effective for fiscal periods beginning after December 15, 2026 (and interim periods within). Early adoption is permitted. The adoption of this guidance as of January 1, 2026 did not have a significant impact on the Company’s consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Topic (“ASU”) 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40), which requires disaggregated information about certain income statement line items in a tabular format in the notes to the consolidated financial statements. This update is effective for financial statements issued for fiscal years beginning after December 15, 2026, with early adoption in the interim period permitted. The Company is currently evaluating the impact of the adoption of this ASU on its consolidated financial statements. As it is only disclosure related, this ASU is not expected to have a significant impact on the consolidated financial statements.

6. Debt Securities Available for Sale

Debt securities available for sale at March 31, 2026 and December 31, 2025 are summarized as follows:

	March 31, 2026
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
	(In thousands)
U.S. government and agency obligations	$404,409	$2,407	$(596)	$406,220
Mortgage-backed securities and collateralized mortgage obligations	813,554	1,012	(80,290)	734,276
Municipal obligations	1,975	—	(10)	1,965
Corporate debt securities	61,978	224	(5,793)	56,409

	$1,281,916	$3,643	$(86,689)	$1,198,870

	December 31, 2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
	(In thousands)
U.S. government and agency obligations	$393,875	$4,595	$—	$398,470
Mortgage-backed securities and collateralized mortgage obligations	732,393	1,646	(79,066)	654,973
Municipal obligations	1,975	—	(14)	1,961
Corporate debt securities	71,976	314	(5,677)	66,613

	$1,200,219	$6,555	$(84,757)	$1,122,017

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

6. Debt Securities Available for Sale (Continued)

The amortized cost and fair value of debt securities available for sale at March 31, 2026, by contractual final maturity, is shown below. Expected maturities may differ from contractual maturities due to prepayment or early call options exercised by the issuer.

	March 31, 2026
	Amortized Cost	Fair Value
	(In thousands)
One year or less	$115,979	$116,240
More than one year to five years	285,586	285,453
More than five years to ten years	66,797	62,901

	$468,362	$464,594
Mortgage-backed securities and collateralized mortgage obligations	813,554	734,276

	$1,281,916	$1,198,870

Mortgage-backed securities and collateralized mortgage obligations totaling $813.6 million at amortized cost, and $734.3 million at fair value, are not classified by maturity in the table above as their expected lives are likely to be shorter than the contractual maturity date due to principal prepayments.

During the three months ended March 31, 2026, there were no sales of debt securities available for sale. There was one call of a debt security available for sale totaling $5.0 million, and maturities of debt securities available for sale totaling $35.0 million, during the three months ended March 31, 2026.

During the three months ended March 31, 2025, there were no sales or maturities of debt securities available for sale. There was one partial call of a debt security available for sale totaling $756,000 during the three months ended March 31, 2025.

Debt securities available for sale having a carrying value of $490.0 million and $478.5 million, at March 31, 2026 and December 31, 2025, respectively, were pledged as security for public funds on deposit at the Bank as required and permitted by law, pledged for outstanding borrowings at the Federal Home Loan Bank, and pledged for potential borrowings at the Federal Reserve Bank of New York.

The following tables summarize the fair value and gross unrealized losses of those securities that reported an unrealized loss at March 31, 2026 and December 31, 2025 and if the unrealized loss position was continuous for the twelve months prior to those respective dates:

	March 31, 2026
	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
	(In thousands)
U.S. government and agency obligations	$112,971	$(596)	$—	$—	$112,971	$(596)
Mortgage-backed securities and collateralized mortgage obligations	111,937	(768)	441,373	(79,522)	553,310	(80,290)
Municipal obligations	1,540	(10)	—	—	1,540	(10)
Corporate debt securities	3,852	(148)	46,833	(5,645)	50,685	(5,793)

	$230,300	$(1,522)	$488,206	$(85,167)	$718,506	$(86,689)

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

6. Debt Securities Available for Sale (Continued)

	December 31, 2025
	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
	(In thousands)
U.S. government and agency obligations	$—	$—	$—	$—	$—	$—
Mortgage-backed securities and collateralized mortgage obligations	27,710	(57)	456,562	(79,009)	484,272	(79,066)
Municipal obligations	1,536	(14)	—	—	1,536	(14)
Corporate debt securities	3,996	(4)	56,802	(5,673)	60,798	(5,677)

	$33,242	$(75)	$513,364	$(84,682)	$546,606	$(84,757)

The number of securities in an unrealized loss position at March 31, 2026 totaled 154, compared with 128 at December 31, 2025. All temporarily impaired securities were investment grade as of March 31, 2026 and December 31, 2025.

For available for sale securities, the Company assesses whether a loss is from credit or other factors and considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency and adverse conditions related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows is less than the amortized cost, a credit loss would be recorded through an allowance for credit losses, limited by the amount that the fair value is less than the amortized cost basis.

There was no activity in the allowance for credit losses on debt securities available for sale during the three months ended March 31, 2026 and 2025.

The Company made an accounting policy election to exclude accrued interest receivable from the amortized cost basis of debt securities available for sale. Accrued interest receivable on debt securities available for sale is reported as a component of accrued interest receivable on the Consolidated Statement of Financial Condition, which totaled $5.7 million and $5.2 million at March 31, 2026 and December 31, 2025, respectively, and is excluded from the estimate of credit losses.

7. Debt Securities Held to Maturity

Debt securities held to maturity at March 31, 2026 and December 31, 2025 are summarized as follows:

	March 31, 2026
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Allowance for Credit Losses	Fair Value
	(In thousands)
U.S. government and agency obligations	$29,998	$—	$(3,371)	$—	$26,627
Mortgage-backed securities and collateralized mortgage obligations	347,849	401	(26,904)	—	321,346

	$377,847	$401	$(30,275)	$—	$347,973

	December 31, 2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Allowance for Credit Losses	Fair Value
	(In thousands)
U.S. government and agency obligations	$44,872	$—	$(3,321)	$—	$41,551
Mortgage-backed securities and collateralized mortgage obligations	351,361	699	(26,322)	—	325,738

	$396,233	$699	$(29,643)	$—	$367,289

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

7. Debt Securities Held to Maturity (Continued)

The amortized cost and fair value of debt securities held to maturity at March 31, 2026, by contractual final maturity, is shown below. Expected maturities may differ from contractual maturities due to prepayment or early call options exercised by the issuer.

	March 31, 2026
	Amortized Cost	Fair Value
	(In thousands)
More than one year to five years	$19,998	$18,633
More than ten years	10,000	7,994

	29,998	26,627
Mortgage-backed securities and collateralized mortgage obligations	347,849	321,346

	$377,847	$347,973

Mortgage-backed securities and collateralized mortgage obligations totaling $347.8 million at amortized cost and $321.3 million at fair value at March 31, 2026, are not classified by maturity as their expected lives are likely to be shorter than the contractual maturity date due to principal prepayments.

During the three months ended March 31, 2026 and 2025 there were no sales, calls or maturities of debt securities held to maturity.

Debt securities held to maturity having a carrying value of $239.7 million and $242.2 million, at March 31, 2026 and December 31, 2025, respectively, were pledged as security for public funds on deposit at Columbia Bank as required and permitted by law, pledged for outstanding borrowings at the Federal Home Loan Bank, and pledged for potential borrowings at the Federal Reserve Bank of New York.

The following tables summarize the fair value and gross unrealized losses of those securities that reported an unrealized loss at March 31, 2026 and December 31, 2025 and if the unrealized loss position was continuous for the twelve months prior to those respective dates:

	March 31, 2026
	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
	(In thousands)
U.S. government and agency obligations	$—	$—	$26,627	$(3,371)	$26,627	$(3,371)
Mortgage-backed securities and collateralized mortgage obligations	3	(1)	287,482	(26,903)	287,485	(26,904)

	$3	$(1)	$314,109	$(30,274)	$314,112	$(30,275)

	December 31, 2025
	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)	Fair Value	Gross Unrealized (Losses)
	(In thousands)
U.S. government and agency obligations	$—	$—	$41,552	$(3,321)	$41,552	$(3,321)
Mortgage-backed securities and collateralized mortgage obligations	1,659	(1)	290,237	(26,321)	291,896	(26,322)

	$1,659	$(1)	$331,789	$(29,642)	$333,448	$(29,643)

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

7. Debt Securities Held to Maturity (Continued)

The number of securities in an unrealized loss position at March 31, 2026 totaled 98, compared with 101 at December 31, 2025. All temporarily impaired securities were investment grade as of March 31, 2026 and December 31, 2025.

For held to maturity securities, management measures expected credit losses on a collective basis by major security type. All of the mortgage-backed securities are issued by U.S. government agencies and are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies and have a long history of no credit losses and, therefore, the expectation of non-payment is zero and the Company is not required to estimate an allowance for credit losses on these securities under the CECL standard. All of these securities reflect a credit quality rating of AAA by Moody’s Investors Service.

The Company made an accounting policy election to exclude accrued interest receivable from the amortized cost basis of debt securities held to maturity. Accrued interest receivable on debt securities held to maturity is reported as a component of accrued interest receivable on the Consolidated Statement of Financial Condition, which totaled $797,000 and $948,000 at March 31, 2026 and December 31, 2025, respectively, and is excluded from the estimate of credit losses.

8. Equity Securities at Fair Value

The Company has an equity securities portfolio which consists of stock in other financial institutions, a payment technology company, a community bank correspondent services company, preferred stock in U.S. Government agencies, and a Community Reinvestment Act qualifying bond fund which are reported at fair value on the Company’s Consolidated Statements of Financial Condition. The fair value of the equities portfolio at March 31, 2026 and December 31, 2025 was $5.6 million and $6.8 million, respectively.

The Company recorded a net (decrease)/increase in the fair value of equity securities of $(1.2) million and $308,000, respectively, during the three months ended March 31, 2026 and 2025, respectively, as a component of non-interest income.

During the three months ended March 31, 2026 and 2025, there were no sales of equity securities.

9. Loans Receivable and Allowance for Credit Losses

Loans receivable at March 31, 2026 and December 31, 2025 are summarized as follows:

	March 31,	December 31,
	2026	2025
	(In thousands)
Real estate loans:
One-to-four family	$2,543,588	$2,558,252
Multifamily	1,669,232	1,677,613
Commercial real estate	2,472,993	2,513,260
Construction	520,753	469,438
Commercial business loans	752,246	766,792
Consumer loans:
Home equity loans and advances	249,487	255,126
Other consumer loans	2,850	2,895

Total gross loans	8,211,149	8,243,376
Purchased credit deteriorated (“PCD”) loans	10,158	10,442
Net deferred loan costs, fees and purchased premiums and discounts	38,371	38,192

Loans receivable	$8,259,678	$8,292,010

The Company had no loans held-for-sale at March 31, 2026 and December 31, 2025. During the three months ended March 31, 2026, the Company sold $2.0 million and $252,000 of construction loans, and Small Business Administration (“SBA”) loans included in commercial business loans held-for-sale, respectively, resulting in gross gains of $20,000 and no gross losses.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

9. Loans Receivable and Allowance for Credit Losses (Continued)

During the three months ended March 31, 2025, the Company sold $5.2 million, $2.0 million, and $5.5 million of one-to-four family real estate loans, construction loans, and SBA loans included in commercial business loans held-for-sale, respectively, resulting in gross gains of $515,000 and no gross losses.

During the three months ended March 31, 2026, the Company had no purchased loans. During the three months ended March 31, 2025, the Company purchased a $20.0 million construction loan participation from a third party.

At March 31, 2026 and December 31, 2025, the carrying value of loans serviced by the Company for investors was $485.9 million and $494.8 million, respectively. These loans are not included in the Consolidated Statements of Financial Condition.

The following tables summarize the aging of loans receivable by portfolio segment, including non-accrual loans and excluding PCD loans at March 31, 2026 and December 31, 2025:

	March 31, 2026
	30-59 Days	60-89 Days	90 Days or More	Total Past Due	Non-accrual	Current	Total
	(In thousands)
Real estate loans:
One-to-four family	$12,473	$9,438	$4,007	$25,918	$9,330	$2,517,670	$2,543,588
Multifamily	1,122	845	10,791	12,758	—	1,656,474	1,669,232
Commercial real estate	5,074	—	4,524	9,598	16,962	2,463,395	2,472,993
Construction	—	—	—	—	—	520,753	520,753
Commercial business loans	20,594	1,650	7,617	29,861	14,250	722,385	752,246
Consumer loans:
Home equity loans and advances	1,444	183	632	2,259	833	247,228	249,487
Other consumer loans	1	—	—	1	—	2,849	2,850

Total loans	$40,708	$12,116	$27,571	$80,395	$41,375	$8,130,754	$8,211,149

	December 31, 2025
	30-59 Days	60-89 Days	90 Days or More	Total Past Due	Non-accrual	Current	Total
	(In thousands)
Real estate loans:
One-to-four family	$13,886	$5,652	$4,545	$24,083	$9,787	$2,534,169	$2,558,252
Multifamily	2,083	10,595	300	12,978	—	1,664,635	1,677,613
Commercial real estate	8,072	320	4,827	13,219	5,766	2,500,041	2,513,260
Construction	—	—	5,923	5,923	5,923	463,515	469,438
Commercial business loans	11,990	1,408	11,005	24,403	15,281	742,389	766,792
Consumer loans:
Home equity loans and advances	566	175	1,018	1,759	1,243	253,367	255,126
Other consumer loans	1	3	—	4	—	2,891	2,895

Total loans	$36,598	$18,153	$27,618	$82,369	$38,000	$8,161,007	$8,243,376

The Company considers a loan to be delinquent when we have not received a payment within 30 days of its contractual due date, or when the Company does not expect to receive all principal and interest payments owed substantially in accordance with the terms of the loan agreement, regardless of the past due status. Non-accruing loans are returned to accrual status after there has been a sustained period of repayment performance and both principal and interest are deemed collectible. The Company identifies loans that may need to be charged-off as a loss by reviewing all delinquent loans, classified loans and other loans for which management may have concerns about collectability.

At March 31, 2026 and December 31, 2025, non-accrual loans totaled $41.4 million and $38.0 million, respectively. Included in non-accrual loans at March 31, 2026 and December 31, 2025, are 41 and 38 loans totaling $13.8 million and $10.4 million, respectively, which are less than 90 days in arrears.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

9. Loans Receivable and Allowance for Credit Losses (Continued)

At March 31, 2026 and December 31, 2025, there were no loans past due 90 days or more still accruing interest.

PCD loans were loans acquired at a discount primarily due to deteriorated credit quality. These loans were initially recorded at fair value at acquisition, based upon the present value of expected future cash flows, with no related allowance for credit losses. Loans acquired in a business combination are recorded in accordance with ASC Topic 326, which requires loans as of the acquisition date, which have experienced a more than insignificant deterioration in credit quality since origination, to be classified as PCD loans.

At both March 31, 2026 and December 31, 2025, PCD loans acquired in the Stewardship Financial Corporation (“Stewardship”) acquisition totaled $1.1 million, PCD loans acquired in the Freehold Bank acquisition totaled $40,000 and $44,000, respectively, and PCD loans acquired in the RSI Bank acquisition totaled $8.2 million and $8.3 million, respectively. PCD loans acquired in conjunction with the purchase of equipment finance loans totaled $850,000 and $1.0 million, respectively, at March 31, 2026 and December 31, 2025, and charge-offs related to these purchased loans totaled and $3.2 million during the year ended December 31, 2025.

We may obtain physical possession of real estate collateralizing a residential mortgage loan via foreclosure. At March 31, 2026 the Company held one mixed use property with both commercial space and apartments, with a carrying value of $5.9 million in other real estate owned that was acquired through foreclosure during the quarter. At December 31, 2025, the Company held no real estate owned. At March 31, 2026, we had eight residential mortgage loans with carrying values totaling $2.4 million and four home equity loans with carrying values totaling $228,000, collateralized by residential real estate, which were in the process of foreclosure. At December 31, 2025, we had nine residential mortgage loans with carrying values totaling $2.5 million and four home equity loans with carrying value totaling $585,000, collateralized by residential real estate, which were in the process of foreclosure.

The balance of the allowance for credit losses is based on an expected loss methodology, referred to as the “CECL” methodology. The loan portfolio segmentation includes seven portfolio segments taking into consideration common loan attributes and risk characteristics, as well as historical reporting metrics and data availability. Accrued interest receivable on loans receivable is reported as a component of accrued interest receivable in the Consolidated Statement of Financial Condition, which totaled $34.7 million at both March 31, 2026 and December 31, 2025, and is excluded from the estimate of credit losses.

The determination of the allowance for credit losses (“ACL”) on loans is considered a critical accounting estimate by management because of the high degree of judgment involved in determining qualitative loss factors, the subjectivity of the assumptions used, and the potential for changes in the forecasted economic environment. The ACL is maintained at a level management considers adequate to provide for estimated losses and impairment based upon an evaluation of known and inherent risk in the loan portfolio. The ACL consists of two elements: (1) identification of loans that must be individually analyzed for impairment and (2) establishment of an ACL for loans collectively analyzed.

Portfolio segments are defined as the level at which an entity develops and documents a systematic methodology to determine its allowance for credit losses. Management developed segments for estimating losses based on the type of borrower and collateral which is generally based upon federal call report segmentation. The segments have been combined, or sub-segments have been added as needed to ensure loans of similar risk profiles are appropriately pooled.

We maintain a loan review system that provides a periodic review of the loan portfolio and the identification of individually analyzed loans. The ACL for individually analyzed loans is based on the fair value of collateral or cash flows. While management uses current information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations.

The ACL quantitative allowance for each segment is measured using a discounted cash flow methodology incorporating an econometric, probability of default (“PD”) and loss given default (“LGD”) with distinct segment-specific multi-variate regression models applied. Expected credit losses are estimated over the life of the loans by measuring the difference between the net present value of modeled cash flows and amortized cost basis. Contractual cash flows over the contractual life of the loans are the basis for the modeled cash flows, adjusted for model defaults and expected prepayments and discounted at the loan-level effective interest rate. The contractual term excludes expected extensions, renewals, and modifications.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

9. Loans Receivable and Allowance for Credit Losses (Continued)

Management estimates the ACL using relevant and reliable information from internal and external sources, related to past events, current conditions, and a reasonable and supportable forecast. Historical credit loss experience for both the Company and its segment-specific peers provides the basis for the estimate of expected credit losses. Credit losses over a defined period are converted to PD rate curves through the use of segment-specific LGD risk factors that convert default rates to loss severity based on industry-level, observed relationships between the two variables for each segment, primarily due to the nature of the underlying collateral. These risk factors were assessed for reasonableness against the Company’s own loss experience and adjusted in certain cases when the relationship between the Company’s historical default and loss severity deviates from that of the wider industry. The historical PD curves, together with corresponding economic conditions, establish a quantitative relationship between economic conditions and loan performance through an economic cycle.

Using the historical relationship between economic conditions and loan performance, management’s expectation of future loan performance is incorporated using a single economic forecast of macroeconomic variables (i.e., unemployment, gross domestic product, vacancy, and home price index). This forecast is applied over a period that management has determined to be reasonable and supportable. Beyond the period over which management can develop or source a reasonable and supportable forecast, the model reverts to long-term average historical loss rates using a straight-line, time-based methodology. The Company’s current forecast period is six quarters, with a four-quarter reversion period to long-term average historical loss rates.

After quantitative considerations, management applies additional qualitative adjustments that consider the expected impact of certain factors not fully captured in the quantitative reserve. Qualitative adjustments include but are not limited to concentrations of large loan balances, delinquency trends, change in collateral values within segments, and other considerations.

The ACL is established through the provision for credit losses that are charged to income, which is based upon an evaluation of estimated losses in the current loan portfolio, including the evaluation of individually analyzed loans. Charge-offs against the ACL are taken on loans where management determines that the collection of loan principal and interest is unlikely. Recoveries made on loans that have been charged-off are credited to the ACL. Although we believe we have established and maintained the ACL on loans at appropriate levels, changes in reserves may be necessary if actual economic and other conditions differ substantially from the forecast used in estimating the ACL.

Our financial results are affected by the changes in and the level of the ACL. This process involves our analysis of internal and external variables, and it requires that we exercise judgment to estimate an appropriate ACL. As a result of the uncertainty associated with this subjectivity, we cannot assure the precision of the amount reserved should we experience sizable loan losses in any particular period and/or significant changes in assumptions or economic conditions. We believe the primary risks inherent in the portfolio are a general decline in the economy, a decline in real estate market values, rising unemployment, increasing vacancy rates, and increases in interest rates in the absence of economic improvement or any other such factors. Any one or a combination of these events may adversely affect a borrower’s ability to repay its loan, resulting in increased delinquencies and loan losses. Accordingly, we have recorded loan credit losses at a level which is estimated to represent the current risk in its loan portfolio.

For our non-performing loans, the allowance is determined on an individual basis using the present value of expected cash flows, or for collateral dependent loans, the fair value of the collateral less estimated costs to sell. We continue to assess the collateral of loans and update our appraisals on these loans on an annual basis. To the extent the property values decline, there could be additional losses on these non-performing assets, which may be material. Management considered these market conditions in deriving the estimated ACL. Should economic difficulties occur, the ultimate amount of loss could vary from our current estimate.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

9. Loans Receivable and Allowance for Credit Losses (Continued)

The following tables summarize loans receivable (including PCD loans) and allowance for credit losses by portfolio segment and impairment method at March 31, 2026 and December 31, 2025:

	March 31, 2026
	One-to-Four Family	Multifamily	Commercial Real Estate	Construction	Commercial Business	Home Equity Loans and Advances	Other Consumer Loans	Total
	(In thousands)
Allowance for credit losses:
Individually analyzed loans	$—	$—	$—	$—	$—	$—	$—	$—
Collectively analyzed loans	13,226	10,128	18,900	7,968	17,212	1,276	6	68,716
Loans acquired with deteriorated credit quality	3	—	30	—	12	—	—	45

Total	$13,229	$10,128	$18,930	$7,968	$17,224	$1,276	$6	$68,761

Total loans:
Individually analyzed loans	$10,999	$10,791	$6,504	$—	$8,465	$1,006	$—	$37,765
Collectively analyzed loans	2,532,589	1,658,441	2,466,489	520,753	743,781	248,481	2,850	8,173,384
Loans acquired with deteriorated credit quality	1,250	—	7,811	—	1,097	—	—	10,158

Total loans	$2,544,838	$1,669,232	$2,480,804	$520,753	$753,343	$249,487	$2,850	$8,221,307

	December 31, 2025
	One-to-Four Family	Multifamily	Commercial Real Estate	Construction	Commercial Business	Home Equity Loans and Advances	Other Consumer Loans	Total
	(In thousands)
Allowance for credit losses:
Individually analyzed loans	$—	$—	$—	$—	$—	$—	$—	$—
Collectively analyzed loans	13,280	10,647	18,563	6,617	16,753	1,289	6	67,155
Loans acquired with deteriorated credit quality	3	—	29	—	14	—	—	46

Total	$13,283	$10,647	$18,592	$6,617	$16,767	$1,289	$6	$67,201

Total loans:
Individually analyzed loans	$10,988	$300	$5,492	$5,923	$13,658	$1,262	$—	$37,623
Collectively analyzed loans	2,547,264	1,677,313	2,507,768	463,515	753,134	253,864	2,895	8,205,753
Loans acquired with deteriorated credit quality	1,267	—	7,891	—	1,284	—	—	10,442

Total loans	$2,559,519	$1,677,613	$2,521,151	$469,438	$768,076	$255,126	$2,895	$8,253,818

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

9. Loans Receivable and Allowance for Credit Losses (Continued)

Modifications made to borrowers experiencing financial difficulty may include principal or interest forgiveness, forbearance, interest rate reductions, term extensions, or a combination of these events intended to minimize economic loss and to avoid foreclosure or repossession of collateral.

The following tables presents the modifications of loans to borrowers experiencing financial difficulty that were modified during the three months ended March 31, 2026 and 2025:

	For the Three Months Ended March 31, 2026
	Amortized Cost	Term Extension	Combination of Term Extension and Interest Rate Reduction	% of Total Class of Loans Receivable
	(In thousands)
Commercial business	$1,094	$494	$600	0.15%

Total loans	$1,094	$494	$600	0.01%

	For the Three Months Ended March 31, 2025
	Amortized Cost	Interest Rate Reduction	Term Extension	Combination of Term Extension and Interest Rate Reduction	% of Total Class of Loans Receivable
	(In thousands)
Commercial business	$5,445	$673	$2,000	$2,772	0.89%

Total loans	$5,445	$673	$2,000	$2,772	0.07%

The following tables describe the types of modifications of loans to borrowers experiencing financial difficulty during the three months ended March 31, 2026 and 2025:

For the Three Months Ended March 31, 2026
Type of Modifications
Commercial business	Interest rate reduction and/or term extensions ranging from 19 to 61 months

For the Three Months Ended March 31, 2025
Type of Modifications
Commercial business	Interest rate reduction and/or term extensions ranging from 12 to 60 months

The Company closely monitors the performance of modifications of loans to borrowers experiencing financial difficulty to understand the effectiveness of these modification efforts. The Company did not extend any commitment to lend additional funds to borrowers experiencing financial difficulty whose loans had been modified during the three months ended March 31, 2026 and 2025.

The following tables present the aging analysis of modifications of loans to borrowers experiencing financial difficulty at March 31, 2026 and December 31, 2025:

	March 31, 2026
	Current	30-59 Days	60-89 Days	90 Days or More	Non- accrual	Total
	(In thousands)
Commercial real estate	$12,480	$—	$—	$—	$—	$12,480
Commercial business	10,247	—	—	—	1,539	11,786

Total loans	$22,727	$—	$—	$—	$1,539	$24,266

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

9. Loans Receivable and Allowance for Credit Losses (Continued)

	December 31, 2025
	Current	30-59 Days	60-89 Days	90 Days or More	Non- accrual	Total
	(In thousands)
Commercial real estate	$12,328	$—	$—	$—	$—	$12,328
Commercial business	10,488	—	—	—	1,308	11,796

Total loans	$22,816	$—	$—	$—	$1,308	$24,124

The activity in the allowance for credit losses by portfolio segment for the three months ended March 31, 2026 and 2025 are as follows:

	For the Three Months Ended March 31,
	One-to-Four Family	Multifamily	Commercial Real Estate	Construction	Commercial Business	Home Equity Loans and Advances	Other Consumer Loans	Totals
	(In thousands)
2026
Balance at beginning of period	$13,283	$10,647	$18,592	$6,617	$16,767	$1,289	$6	$67,201
Provision for (reversal of) credit losses	(55)	(519)	338	1,351	(211)	(18)	70	956
Recoveries	1	—	—	—	668	5	9	683
Charge-offs	—	—	—	—	—	—	(79)	(79)

Balance at end of period	$13,229	$10,128	$18,930	$7,968	$17,224	$1,276	$6	$68,761

2025
Balance at beginning of period	$13,173	$9,542	$15,969	$6,703	$13,112	$1,452	$7	$59,958
Provision for (reversal of) credit losses	(304)	421	1,519	(388)	1,873	(221)	33	2,933
Recoveries	1	—	1	1	97	33	1	134
Charge-offs	—	—	(77)	(53)	(825)	—	(36)	(991)

Balance at end of period	$12,870	$9,963	$17,412	$6,263	$14,257	$1,264	$5	$62,034

The following tables present individually analyzed loans by segment, excluding PCD loans, at March 31, 2026 and December 31, 2025:

	At March 31, 2026
	Recorded Investment	Unpaid Principal Balance	Specific Allowance
	(In thousands)
With no allowance recorded:
Real estate loans:
One-to-four family	$10,999	$11,004	$—
Multifamily	10,791	10,791	—
Commercial real estate	6,504	6,629	—
Commercial business loans	8,465	10,348	—

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

9. Loans Receivable and Allowance for Credit Losses (Continued)

	At March 31, 2026
	Recorded Investment	Unpaid Principal Balance	Specific Allowance
	(In thousands)
Consumer loans:
Home equity loans and advances	1,006	1,006	—

	37,765	39,778	—

With a specific allowance recorded:

	—	—	—

Total:
Real estate loans:
One-to-four family	10,999	11,004	—
Multifamily	10,791	10,791	—
Commercial real estate	6,504	6,629	—
Commercial business loans	8,465	10,348	—
Consumer loans:
Home equity loans and advances	1,006	1,006	—

Total loans	$37,765	$39,778	$—

	At December 31, 2025
	Recorded Investment	Unpaid Principal Balance	Specific Allowance
	(In thousands)
With no allowance recorded:
Real estate loans:
One-to-four family	$10,988	$10,992	$—
Multifamily	300	300	—
Commercial real estate	5,492	5,618	—
Construction	5,923	5,975	—
Commercial business loans	13,658	21,112	—
Consumer loans:
Home equity loans and advances	1,262	1,262	—

	37,623	45,259	—

With a specific allowance recorded:

	—	—	—

Total:
Real estate loans:
One-to-four family	10,988	10,992	—
Multifamily	300	300	—
Commercial real estate	5,492	5,618	—
Construction	5,923	5,975	—
Commercial business loans	13,658	21,112	—
Consumer loans:
Home equity loans and advances	1,262	1,262	—

	$37,623	$45,259	$—

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

9. Loans Receivable and Allowance for Credit Losses (Continued)

The following table presents interest income recognized for individually analyzed loans by loan segment, excluding PCD loans, for the three months ended March 31, 2026 and 2025:

	For the Three Months Ended March 31,
	2026		2025
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(In thousands)
Real estate loans:
One-to-four family	$10,994	$23	$9,376	$—
Multifamily	5,546	—	3,898	—
Commercial real estate	5,998	6	5,717	38
Construction	2,962	—	2,952	—
Commercial business loans	11,062	28	10,291	—
Consumer loans:
Home equity loans and advances	1,134	6	464	—

Total loans	$37,696	$63	$32,698	$38

Management prepares an analysis each quarter that categorizes the entire loan portfolio by certain risk characteristics such as loan type (residential mortgage, commercial mortgage, construction, commercial business, etc.) and loan risk rating. The categorization of loans into risk categories is based upon relevant information about the borrower’s ability to service their debt.

The Company utilizes a risk rating system to summarize its loan portfolio into categories with similar risk characteristics. Loans deemed to be “acceptable quality” are rated 1 through 4w, with a rating established for loans with minimal risk. Loans rated 4w are watch loans, which may have a potential concern that warrants increased oversight and tracking by management. We enhanced our level of scrutiny and focus regarding documentation related to credit risk rating benchmark guidelines that pertain to debt-service coverage ratios, LTV ratios, borrower strength, asset quality, and funded cash reserves. Other factors such as guarantees, market strength and remaining loan term and borrower equity are also reviewed and are factored into determining the credit risk rating assigned to each loan. Loans that are deemed to be of “questionable quality” are rated 5 (Special Mention) or 6 (Substandard). Loans with adverse classifications are rated 7 (Doubtful) or 8 (Loss). The risk ratings are also confirmed through periodic loan review examinations which are currently performed by both an independent third-party and the Company’s credit risk review department. Results from examinations are presented to the Audit Committee of the Board of Directors.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

9. Loans Receivable and Allowance for Credit Losses (Continued)

The following table summarizes the Company’s loans by year of origination and internally assigned credit risk rating, excluding PCD loans, at March 31, 2026 and December 31, 2025:

	Loans by Year of Origination at March 31, 2026
	2026	2025	2024	2023	2022	Prior	Revolving Loans	Revolving Loans to Term Loans	Total
	(In thousands)
One-to-Four Family Pass	$31,265	$94,578	$103,691	$145,445	$695,351	$1,462,270	$—	$—	$2,532,600
Special mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	1,198	1,837	3,004	4,949	—	—	10,988

Total One-to-Four Family	31,265	94,578	104,889	147,282	698,355	1,467,219	—	—	2,543,588

Gross charge-offs	—	—	—	—	—	—	—	—	—

Multifamily Pass	67,513	232,641	35,503	136,864	344,306	831,754	—	—	1,648,581
Special mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	10,595	10,056	—	—	20,651

Total Multifamily	67,513	232,641	35,503	136,864	354,901	841,810	—	—	1,669,232

Gross charge-offs	—	—	—	—	—	—	—	—	—

Commercial Real Estate Pass	27,505	403,180	105,300	172,842	458,839	1,216,466	—	—	2,384,132
Special mention	—	—	—	—	3,787	9,155	—	—	12,942
Substandard	300	3,677	—	348	13,150	58,444	—	—	75,919

Total Commercial Real Estate	27,805	406,857	105,300	173,190	475,776	1,284,065	—	—	2,472,993

Gross charge-offs	—	—	—	—	—	—	—	—	—

Construction Pass	23,330	145,332	136,582	127,296	53,497	—	—	—	486,037
Special mention	—	—	—	5,639	8,983	—	—	—	14,622
Substandard	—	—	—	20,094	—	—	—	—	20,094

Total Construction	23,330	145,332	136,582	153,029	62,480	—	—	—	520,753

Gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

9. Loans Receivable and Allowance for Credit Losses (Continued)

	Loans by Year of Origination at March 31, 2026
	2026	2025	2024	2023	2022	Prior	Revolving Loans	Revolving Loans to Term Loans	Total
	(In thousands)
Commercial Business Loans Pass	$26,250	$98,775	$140,645	$80,826	$51,289	$60,334	$261,166	$—	$719,285
Special mention	—	—	—	—	—	363	175	—	538
Substandard	1,950	1,508	1,858	774	2,002	8,782	15,549	—	32,423

Total Commercial Business Loans	28,200	100,283	142,503	81,600	53,291	69,479	276,890	—	752,246

Gross charge-offs	—	—	—	—	—	—	—	—	—

Home Equity Loans and Advances
Pass	3,896	18,973	12,142	11,058	14,860	80,547	1,687	105,260	248,423
Special mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	98	244	359	363	—	1,064

Total Home Equity Loans and Advances	3,896	18,973	12,142	11,156	15,104	80,906	2,050	105,260	249,487

Gross charge-offs	—	—	—	—	—	—	—	—	—

Other Consumer Loans Pass	2,271	87	32	44	13	50	353	—	2,850
Special mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—

Total Other Consumer Loans	2,271	87	32	44	13	50	353	—	2,850

Gross charge-offs	—	17	5	21	14	22	—	—	79

Total Loans	184,280	998,751	536,951	703,165	1,659,920	3,743,529	279,293	105,260	8,211,149

Total gross charge-offs	$—	$17	$5	$21	$14	$22	$—	$—	$79

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

9. Loans Receivable and Allowance for Credit Losses (Continued)

	Loans by Year of Origination at December 31, 2025
	2025	2024	2023	2022	2021	Prior	Revolving Loans	Revolving Loans to Term Loans	Total
	(In thousands)
One-to-Four Family
Pass	$93,590	$104,411	$148,597	$705,476	$687,522	$807,680	$—	$—	$2,547,276
Special mention	—	—	—	—	—	—	—	—	—
Substandard	—	1,099	1,841	3,024	805	4,207	—	—	10,976

Total One-to-Four family	93,590	105,510	150,438	708,500	688,327	811,887	—	—	2,558,252

Gross charge-offs	—	—	—	—	—	—	—	—	—

Multifamily
Pass	233,695	32,267	135,839	345,763	316,250	562,566	—	—	1,626,380
Special mention	—	—	—	—	40,638	—	—	—	40,638
Substandard	—	—	—	10,595	—	—	—	—	10,595

Total Multifamily	233,695	32,267	135,839	356,358	356,888	562,566	—	—	1,677,613

Gross charge-offs	—	—	—	—	—	—	—	—	—

Commercial Real Estate
Pass	410,896	113,417	173,838	459,278	357,327	923,667	—	—	2,438,423
Special mention	—	—	—	7,007	—	9,222	—	—	16,229
Substandard	3,692	—	350	12,258	1,486	40,822	—	—	58,608

Total Commercial Real Estate	414,588	113,417	174,188	478,543	358,813	973,711	—	—	2,513,260

Gross charge-offs	—	—	—	77	42	—	—	—	119

Construction
Pass	128,667	118,823	146,996	67,146	—	—	—	—	461,632
Special mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	1,883	5,923	—	—	—	—	7,806

Total Construction	128,667	118,823	148,879	73,069	—	—	—	—	469,438

Gross charge-offs	$—	$—	$—	$53	$—	$—	$—	$—	$53

Commercial Business Loans
Pass	$111,377	$142,106	$86,839	$58,117	$24,846	$41,814	$266,563	$—	$731,662
Special mention	—	—	—	—	—	44	100	—	144
Substandard	1,512	1,662	1,263	2,106	582	7,130	20,731	—	34,986

Total Commercial Business Loans	112,889	143,768	88,102	60,223	25,428	48,988	287,394	—	766,792

Gross charge-offs	295	634	926	2,097	753	2,182	—	—	6,887

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

9. Loans Receivable and Allowance for Credit Losses (Continued)

	Loans by Year of Origination at December 31, 2025
	2025	2024	2023	2022	2021	Prior	Revolving Loans	Revolving Loans to Term Loans	Total
	(In thousands)
Home Equity Loans and Advances
Pass	19,850	13,049	11,818	15,368	13,334	71,446	37,417	71,582	253,864
Special mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	49	248	—	597	368	—	1,262

Total Home Equity Loans and Advances	19,850	13,049	11,867	15,616	13,334	72,043	37,785	71,582	255,126

Gross charge-offs	—	—	—	—	—	—	—	—	—

Other Consumer Loans
Pass	2,381	37	49	24	—	50	354	—	2,895
Special mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—

Total Other Consumer Loans	2,381	37	49	24	—	50	354	—	2,895

Gross charge-offs	1	13	58	40	43	10	—	—	165

Total Loans	1,005,660	526,871	709,362	1,692,333	1,442,790	2,469,245	325,533	71,582	8,243,376

Total gross charge-offs	$296	$647	$984	$2,267	$838	$2,192	$—	$—	$7,224

The Company is required to include unfunded commitments that are expected to be funded in the future within the allowance calculation, other than those that are unconditionally cancellable. To arrive at that reserve, the percentage for each applicable segment is applied to the unused portion of the expected commitment balance and is multiplied by the expected funding rate. To determine the expected funding rate, the Company uses a historical utilization rate for each segment. The allowance for credit losses for off-balance-sheet exposures is reported in other liabilities in the Consolidated Statements of Financial Condition. The liability represents an estimate of expected credit losses arising from off-balance-sheet exposures such as unfunded commitments. At March 31, 2026 and December 31, 2025, the balance of the allowance for credit losses on unfunded commitments, included in other liabilities, totaled $4.2 million and $3.9 million, respectively. The Company recorded provision for credit losses on unfunded commitments, included in other non-interest expense in the Consolidated Statements of Income of $266,000 and $468,000 during the three months ended March 31, 2026 and 2025, respectively.

The following table presents the activity in the allowance for credit losses on off-balance-sheet exposures for the three months ended March 31, 2026 and 2025:

	For the Three Months Ended March 31,
	2026	2025
	(In thousands)
Allowance for Credit Losses:
Beginning balance	$3,946	$3,821
Provision for credit losses	266	468

Balance at end of period	$4,212	$4,289

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

10. Leases

The Company leases real estate property for branches and office space. At March 31, 2026 and December 31, 2025, all of the Company’s leases are classified as operating leases.

The Company determines if an arrangement is a lease at inception. ASC Topic 842 requires lessees to recognize a right-of-use asset and a lease liability, measured at the present value of the future minimum lease payments, at the lease commencement date. The calculated amount of the right-of-use asset and lease liabilities are impacted by the length of the lease term and the discount rate used to calculate the present value of minimum lease payments. At both March 31, 2026 and December 31, 2025, the weighted average remaining lease term for operating leases was 5.5 years, and the weighted average discount rate used in the measurement of operating lease liabilities was 3.50% and 3.39%, respectively.

The Company accounts for the lease and non-lease components separately since such amounts are readily determinable under the Company’s lease contracts. Operating lease expense is recognized on a straight-line basis over the lease term, while variable lease payments are recognized as incurred. Variable lease payments include common area maintenance charges, real estate taxes, repairs and maintenance costs and utilities. Operating and variable lease expenses are recorded in occupancy expense in the Consolidated Statements of Income. During the three months ended March 31, 2026 and 2025, operating and variable lease expenses totaled approximately $991,000 and $857,000, respectively.

There were no sale and leaseback transactions, leveraged leases or lease transactions with related parties during the three months ended March 31, 2026 and 2025. At March 31, 2026, the Company had no leases which had not yet commenced.

The following table summarizes lease payment obligations for each of the next five years and thereafter as follows:

	Lease Payment Obligations at
	March 31,	December 31,
	2026	2025
	(In thousands)
One year or less	$3,680	$4,658
After one year to two years	4,220	3,850
After two years to three years	3,651	3,283
After three years to four years	2,662	2,296
After four years to five years	1,512	1,149
Thereafter	3,419	2,953

Total undiscounted cash flows	19,144	18,189
Discount on cash flows	(1,817)	(1,666)

Total lease liability	$17,327	$16,523

11. Deposits

Deposits are summarized as follows:

	March 31,	December 31,
	2026	2025
	(In thousands)
Non-interest-bearing demand	$1,508,030	$1,517,399
Interest-bearing demand	1,882,987	1,985,871
Money market accounts	1,451,274	1,465,028
Savings and club deposits	625,001	623,444
Certificates of deposit	2,904,722	2,852,337

Total deposits	$8,372,014	$8,444,079

The aggregate amount of certificates of deposit that meet or exceed $250,000 totaled approximately $763.8 million and $723.3 million at March 31, 2026 and December 31, 2025, respectively. Interest expense on deposits for the three months ended March 31, 2026 and 2025 totaled $46.3 million and $50.1 million, respectively.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

11. Deposits (Continued)

Within total deposits, brokered deposits totaled $46.2 million at both March 31, 2026 and December 31, 2025. The Company also offers its customers reciprocal deposit arrangements, which provide FDIC deposit insurance for accounts that would otherwise exceed deposit insurance limits, which totaled $245.5 million and $262.1 million as of March 31, 2026 and December 31, 2025, respectively.

Scheduled maturities of certificates of deposit accounts at March 31, 2026 and December 31, 2025 are summarized as follows:

	March 31,	December 31,
	2026	2025
	(In thousands)
One year or less	$2,550,275	$2,468,641
After one year to two years	236,313	263,211
After two years to three years	83,227	86,017
After three years to four years	13,949	14,037
After four years	20,958	20,431

	$2,904,722	$2,852,337

12. Stock Based Compensation

At the Company’s annual meeting of stockholders held on June 6, 2019, stockholders approved the Columbia Financial, Inc. 2019 Equity Incentive Plan (“2019 Plan”) which provides for the issuance of up to 7,949,996 shares (2,271,427 restricted stock awards and 5,678,569 stock options) of common stock.

At March 31, 2026 there were 47,408 shares remaining available for future restricted stock awards and 802,631 shares remaining available for future stock option grants under the 2019 Plan.

Restricted shares granted under the 2019 Plan generally vest in equal installments, over performance or service periods generally ranging from one year to three years, beginning one year from the date of grant. A portion of restricted shares awarded are performance awards, which vest upon the satisfactory attainment of certain corporate financial targets. Management recognizes compensation expense for the fair value of restricted shares on a straight-line basis over the requisite performance or service period. During the three months ended March 31, 2026 and 2025, approximately $512,000 and $659,000, respectively, in expense was recognized in regard to these awards. The expected future compensation expense related to the 539,396 non-vested restricted shares outstanding at March 31, 2026 is approximately $3.6 million over a weighted average period of 1.7 years.

The following is a summary of the Company’s restricted stock activity during the three months ended March 31, 2026 and 2025:

	Number of Restricted Shares	Weighted Average Grant Date Fair Value
Non-vested at January 1, 2026	438,894	$16.14
Grants	160,302	18.28
Vested	(59,684)	17.90
Forfeited	(116)	15.94

Non-vested at March 31, 2026	539,396	$16.81

	Number of Restricted Shares	Weighted Average Grant Date Fair Value
Non-vested at January 1, 2025	442,559	$16.59
Grants	209,256	16.04
Vested	(62,871)	17.79
Forfeited	(29,056)	16.18

Non-vested at March 31, 2025	559,888	$16.27

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

12. Stock Based Compensation (Continued)

On March 2, 2026 options to purchase 426,473 shares of Company common stock were awarded with a grant date fair value of $7.17 per option. Stock options granted under the 2019 Plan generally vest in equal installments over the service period of three years beginning one year from the date of grant. These stock options were granted at an exercise price of $18.28, which represents the fair value of the Company’s common stock price on the grant date based on the closing market price and have an expiration period of approximately 10 years. The fair value of stock options granted was estimated utilizing the Black-Scholes option pricing model using the following assumptions: expected life of six years, risk-free rate of return of 3.72%, volatility of 32.97%, and a dividend yield of 0.00%.

On March 3, 2025 options to purchase 454,327 shares of Company common stock were awarded with a grant date fair value of $6.24 per option. Stock options granted under the 2019 Plan generally vest in equal installments over the service period of three years beginning one year from the date of grant. These stock options were granted at an exercise price of $16.23, which represents the fair value of the Company’s common stock price on the grant date based on the closing market price and have an expiration period of approximately 10 years. The fair value of stock options granted was estimated utilizing the Black-Scholes option pricing model using the following assumptions: expected life of six years, risk-free rate of return of 4.02%, volatility of 31.10%, and a dividend yield of — %.

The expected life of the options represents the period of time that stock options are expected to be outstanding and is estimated using the simplified approach, which assumes that all outstanding options will be exercised at the midpoint of the vesting date and full contractual term. The risk-free rate of return is based on the rates on the grant date of a U.S. Treasury Note with a term equal to the expected option life. Since the Company recently converted to a public company and does not have sufficient historical price data, the expected volatility is based on the historical daily stock prices of Company stock plus a peer group of similar entities based on factors such as industry, stage of life cycle, size and financial leverage. The Company has not paid any cash dividends on its common stock.

Management recognizes expense for the fair value of these awards on a straight-line basis over the requisite service period. During the three months ended March 31, 2026 and 2025, approximately $528,000 and $475,000 in expense was recognized in regard to these awards. The expected future compensation expense related to the 863,951 non-vested options outstanding at March 31, 2026 is $5.1 million over a weighted average period of 2.4 years.

The following is a summary of the Company’s option activity during the three months ended March 31, 2026 and 2025:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding, January 1, 2026	4,025,715	$16.22	4.8	$—
Granted	426,473	18.28	—	—
Exercised	(53,685)	14.64	—	—
Expired	(56,335)	21.32	—	—
Forfeited	(1,014)	15.94	—	—

Outstanding, March 31, 2026	4,341,154	$16.37	5.2	6,167,069

Options exercisable at March 31, 2026	3,477,203	$16.15	4.2	$5,605,877

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding, January 1, 2025	3,757,032	$16.22	5.4	$574,569
Granted	454,327	16.23	—	—
Expired	(55,203)	15.74	—	—
Forfeited	(7,862)	16.16	—	—

Outstanding, March 31, 2025	4,148,294	$16.23	5.7	$—

Options exercisable at March 31, 2025	3,278,152	$16.17	4.8	$—

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

12. Stock Based Compensation (Continued)

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value, the difference between the Company’s closing stock price on the last trading day of the period and the exercise price, multiplied by the number of in-the-money options.

During the three months ended March 31, 2026, 53,685 options were exercised. There were no options exercised during the three months ended March 31, 2025. During the three months ended March 31, 2026, the aggregate intrinsic value of options exercised was approximately $101,000.

Phantom Stock Plan

On January 28, 2026, the Board of Directors of the Company adopted the Columbia Financial, Inc. 2026 Phantom Stock Plan (the “Phantom Stock Plan”). The purpose of the Phantom Stock Plan is to promote the long-term financial success of the Company by providing a means to attract, retain and reward individuals who contribute to the Company’s success and to further align their interests with those of the Company.

Under the terms of the Phantom Stock Plan, eligible employees and directors of the Company may be granted phantom stock units, which confer to the recipient the benefits of owning shares of the Company’s common stock without the actual ownership or transfer of shares. Each phantom stock unit entitles the participant to receive, upon the vesting of the phantom stock unit, a cash amount equal to the fair market value of a share of Company common stock as of the vesting date. “Fair market value” is defined as the last sale price reported on the Nasdaq Stock Market, or other national securities exchange on which shares of the Company’s common stock are traded, as of the vesting date (or, if the Company’s common stock is not listed on a national securities exchange on the vesting date, as otherwise determined by the Compensation Committee of the Company’s Board of Directors in accordance with the terms of the Phantom Stock Plan). Phantom stock units may be granted as performance awards, and awards under the Phantom Stock Plan are subject to the terms and conditions of the Company’s LTIP in effect for the applicable plan year.

The Phantom Stock Plan is administered by the Compensation Committee of the Company’s Board of Directors, which will have the discretion and authority to interpret the Phantom Stock Plan and make all determinations that may be necessary or advisable for the administration of the Phantom Stock Plan. The aggregate number of phantom stock units available for awards granted under the Phantom Stock Plan at any time for each plan year will be determined from time to time by the Compensation Committee based on the LTIP for the applicable plan year.

The Company granted 80,159 phantom stock units under the Phantom Stock Plan during the three months ended March 31, 2026. Phantom stock units are recorded in compensation and employee benefits expense based on the fair value of the units on the balance sheet date. The fair value of these awards is updated at each balance sheet date and changes in the fair value of the vested portions of the awards are recorded as increases or decreases to compensation expense within compensation and employee benefits in the Consolidated Statements of Income. All of the outstanding phantom stock units at March 31, 2026 met the criteria to be treated under liability classification in accordance with ASC 718, given that these awards will settle in cash on the vesting date.

Compensation expense for the phantom stock units is based on the fair value of the units as of the balance sheet date as further discussed above, and such costs are recognized ratably over the service period of the awards. As the fair value of liability awards is required to be re-measured each period end, stock compensation expense amounts recognized in future periods for these awards will vary. The estimated future cash payments of these awards are presented as liabilities within “Accrued expenses and other liabilities” in the Consolidated Statement of Condition. As of March 31, 2026, there was $1.4 million of unrecognized compensation costs related to non-vested phantom stock units. That cost is expected to be recognized over a weighted average period of 2.9 years.

13. Components of Net Periodic Benefit Cost

Pension Plan, Retirement Income Maintenance Plan (the “RIM Plan”) Post-retirement Plan, and Split-Dollar Life Insurance Plans

The Company maintains a single employer, tax-qualified defined benefit pension plan (the “Pension Plan”) which covers full-time employees hired prior to October 1, 2018, that satisfied the Pension Plan’s eligibility requirements. The benefits are based on years of service and the employee’s average compensation for the highest five consecutive years of employment.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

13. Components of Net Periodic Benefit Cost (Continued)

Pension Plan, Retirement Income Maintenance Plan (the “RIM Plan”) Post-retirement Plan, and Split-Dollar Life Insurance Plans (Continued)

The Company’s policy is to fund at least the minimum contribution required by the Employee Retirement Income Security Act of 1974. GAAP requires an employer to: (a) recognize in its statement of financial position the over-funded or under-funded status of a defined benefit post-retirement plan measured as the difference between the fair value of plan assets and the benefit obligation; (b) measure a plan’s assets and its obligations that determine its funded status at the end of the employer’s fiscal year (with limited exceptions); and (c) recognize as a component of other comprehensive income (loss), net of tax, the actuarial gains and losses and the prior service costs and credits that arise during the period. The assets of the plan are primarily invested in fixed income and equity funds.

The Company also maintains a Retirement Income Maintenance Plan (the “RIM Plan”) which is a non-qualified defined benefit plan which provides benefits to all employees of the Company if their benefits under the Pension Plan are limited by Internal Revenue Code Sections 415 and 401(a)(17).

In addition, the Company provides certain health care and life insurance benefits to eligible retired employees under a Post-retirement Plan. The Company accrues the cost of retiree health care and other benefits during the employee’s period of active service. Effective January 1, 2019, the Post-retirement Plan was closed to new hires.

The Company also provides life insurance benefits to eligible employees under an endorsement split-dollar life insurance program. The Company recognizes a liability for future benefits applicable to endorsement split-dollar life insurance arrangements that provide death benefits post-retirement. Through its mergers, the Company recognized additional liability for future benefits applicable to endorsement split-dollar life insurance arrangements that provide death benefits post-retirement under the programs of certain other previously acquired banks.

Net periodic (income) benefit cost for the Pension Plan, RIM Plan, Post-retirement Plan and Split-Dollar Life Insurance plan benefits for the three months ended March 31, 2026 and 2025, includes the following components:

	For the Three Months Ended March 31,
	Pension Plan		RIM Plan		Post- retirement Plan		Split-Dollar Life Insurance
	2026	2025	2026	2025	2026	2025	2026	2025	Affected Line Item in the Consolidated Statements of Income
	(In thousands)
Service cost	$887	$1,017	$44	$52	$50	$51	$47	$57	Compensation and employee benefits
Interest cost	3,133	3,293	162	169	260	287	231	216	Other non-interest expense
Expected return on plan assets	(9,508)	(8,607)	—	—	—	—	—	—	Other non-interest expense
Amortization:
Prior service cost	—	—	—	—	—	—	10	13	Other non-interest expense
Net loss	—	—	—	—	—	—	—	(22)	Other non-interest expense

Net periodic (income) benefit cost	$(5,488)	$(4,297)	$206	$221	$310	$338	$288	$264

For the three months ended March 31, 2026 and 2025, no contributions were made to the Pension Plan. The net periodic (income) cost for pension benefits, other post-retirement and split-dollar life insurance benefits for the three months ended March 31, 2026 was calculated using the most recent available benefit valuations.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

14. Fair Value Measurements

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The determination of fair values of financial instruments often requires the use of estimates. Where quoted market values in an active market are not readily available, the Company utilizes various valuation techniques to estimate fair value.

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1: Unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access on the measurement date.

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar instruments in markets that are active or not active, or inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3: Prices or valuation techniques that require unobservable inputs that are both significant to the fair value measurement and unobservable (i.e., supported by minimal or no market activity). Valuation techniques include the use of option pricing models, discounted cash flow models and similar techniques.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The methods described below were used to measure fair value of financial instruments as reflected in the tables below on a recurring basis at March 31, 2026 and December 31, 2025.

Debt Securities Available for Sale, at Fair Value

For debt securities available for sale, fair value was estimated using a market approach. The majority of these securities are fixed income instruments that are not quoted on an exchange but are traded in active markets. Prices for these instruments are obtained through third-party data service providers or dealer market participants with which the Company has historically transacted both purchases and sales of securities. Prices obtained from these sources include market quotations, matrix pricing and discounted cash flow pricing. Matrix pricing, a Level 2 input, is a mathematical technique used principally to value certain securities to a benchmark or to comparable securities. The Company evaluates the quality of Level 2 matrix pricing through comparison to similar assets with greater liquidity and evaluation of projected cash flows. Discounted cash flows, a Level 3 input, is estimated by discounting the expected future cash flows using the current rates for securities with similar credit ratings and similar remaining maturities. As the Company is responsible for the determination of fair value, it performs quarterly analysis on the prices received from the pricing service to determine whether the prices are reasonable estimates of fair value. Specifically, the Company compares the prices received from the pricing service to a secondary pricing source. Additionally, the Company compares changes in the reported market values and returns to relevant market indices to assess the reasonableness of the reported prices. The Company’s internal price verification procedures and review of fair value methodology documentation provided by independent pricing services has not historically resulted in an adjustment in the prices obtained from the pricing service. The Company may hold debt instruments issued by the U.S. government and U.S. government-sponsored agencies that are traded in active markets with readily accessible quoted market prices that are considered Level 1 inputs. The Company classifies the estimated fair value of its loan portfolio as Level 3.

Equity Securities, at Fair Value

The Company holds equity securities that are traded in active markets with readily accessible quoted market prices that are considered Level 1 inputs. A trust preferred security that is not traded in an active market and Federal Home Loan Mortgage Corporation (“FHLMC”) and Federal National Mortgage Association (“FNMA”) preferred stock are considered Level 2 instruments. In addition, Level 2 instruments include Atlantic Community Bankers Bank (“ACCB”) stock, which is based on redemption at par value and can only be sold to the issuing ACBB or another institution that holds ACBB stock.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

14. Fair Value Measurements (Continued)

Derivatives

The Company records all derivatives included in other assets and liabilities on the Consolidated Statements of Financial Condition at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting, and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. See note 15 for disclosures related to the accounting treatment for derivatives.

The fair value of the Company’s derivatives is determined by using discounted cash flow analysis using observable market-based inputs, which are considered Level 2 inputs.

The following tables present the assets and liabilities reported on the Consolidated Statements of Financial Condition at their fair values at March 31, 2026 and December 31, 2025, by level within the fair value hierarchy:

	March 31, 2026
		Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Debt securities available for sale:
U.S. government and agency obligations	$406,220	$406,220	$—	$—
Mortgage-backed securities and collateralized mortgage obligations	734,276	—	734,276	—
Municipal obligations	1,965	—	425	1,540
Corporate debt securities	56,409	—	46,448	9,961

Total debt securities available for sale	1,198,870	406,220	781,149	11,501

Equity securities	5,638	5,304	334	—

Derivative assets	10,350	—	10,350	—

	$1,214,858	$411,524	$791,833	$11,501

Derivative liabilities	$11,370	$—	$11,370	$—

	December 31, 2025
		Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Debt securities available for sale:
U.S. government and agency obligations	$398,470	$398,470	$—	$—
Mortgage-backed securities and collateralized mortgage obligations	654,973	—	654,973	—
Municipal obligations	1,961	—	425	1,536
Corporate debt securities	66,613	—	56,511	10,102

Total debt securities available for sale	1,122,017	398,470	711,909	11,638

Equity securities	6,802	6,471	331	—

Derivative assets	10,525	—	10,525	—

	$1,139,344	$404,941	$722,765	$11,638

Derivative liabilities	$13,503	$—	$13,503	$—

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

14. Fair Value Measurements (Continued)

The table below provides activity of assets reported as Level 3 during the three months ended March 31, 2026 and 2025:

Significant Unobservable Inputs (Level 3)
(In thousands)
Debt securities available for sale:
Balance of recurring Level 3 assets—December 31, 2025	$11,638
Change in fair value of Level 3 assets	(137)

Balance of recurring Level 3 assets—March 31, 2026	$11,501

Significant Unobservable Inputs (Level 3)
(In thousands)
Debt securities available for sale:
Balance of recurring Level 3 assets—December 31, 2024	$10,501
Change in fair value of Level 3 assets	(5)

Balance of recurring Level 3 assets—March 31, 2025	$10,496

The fair value of investments placed in Level 3 is estimated by discounting the expected future cash flows using reasonably available current rates for comparable new issue securities with similar structure, including original maturity, call date, and assumptions about risk. Discounted cash flow estimated valuations are subsequently validated against comparable structures as an approximation of value.

Expected cash flows were projected based on contractual cash flows. At both March 31, 2026 and December 31, 2025, two private placement corporate debt securities classified as available for sale, and one private placement municipal obligation classified as available for sale were included in Level 3 assets.

There were no transfers to Level 3 assets during both the three months ended March 31, 2026 and 2025.

At March 31, 2026, private placement corporate debt security cash flows were discounted to a market yield average of 9.75%, and the cash flows for the private placement municipal obligation was discounted to a market yield and weighted average of 2.52%.

The period end valuations were supported by an analysis prepared by an independent third party market participant and approved by management.

Assets Measured at Fair Value on a Non-Recurring Basis

The valuation techniques described below were used to estimate fair value of financial instruments measured on a non-recurring basis at March 31, 2026 and December 31, 2025.

Individually Analyzed Collateral Dependent Loans/Impaired Loans

The fair value of collateral dependent loans that are individually analyzed or were previously deemed impaired is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. For individually analyzed loans measured for impairment based on the fair value of the underlying collateral, fair value was estimated using a market approach. The Company measures the fair value of collateral underlying impaired loans primarily through obtaining independent appraisals that rely upon quoted market prices for similar assets in active markets. These appraisals include adjustments, on an individual case-by-case basis, to comparable assets based on the appraisers’ market knowledge and experience, as well as adjustments for estimated costs to sell between 6% and 8%. For non-collateral dependent loans, management estimates fair value using discounted cash flows based on inputs that are largely unobservable. The Company classifies these loans as Level 3 within the fair value hierarchy.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

14. Fair Value Measurements (Continued)

Other Real Estate Owned

Other real estate owned is initially recorded at the lower of the recorded investment in the loan at the time of foreclosure or at fair value, less estimated costs to sell, when acquired. Fair value is generally based on an independent appraisal which includes adjustments to comparable assets based on the appraisers’ market knowledge and experience. Subsequent write-downs in the value of other real estate owned is recorded through expense as incurred. Other real estate owned is considered Level 3 within the fair value hierarchy.

Mortgage Servicing Rights, Net (“MSR’s”)

Mortgage servicing rights are carried at the lower of cost or estimated fair value. The estimated fair value of MSRs is obtained through an analysis of future cash flows, incorporating assumptions that market participants would use in determining fair value including market discount rates, prepayments speeds, servicing income, servicing costs, default rates and other market driven data, including the market’s perception of future interest rate movements. The prepayment speed and the discount rate are considered two of the most significant inputs in the model. A significant degree of judgment is involved in valuing the mortgage servicing rights using Level 3 inputs. The use of different assumptions could have a significant effect on this fair value estimate.

The following tables present the assets and liabilities reported on the Consolidated Statements of Financial Condition at their fair values on a non-recurring basis at March 31, 2026 and December 31, 2025, by level within the fair value hierarchy:

	March 31, 2026
		Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Other real estate owned	$5,923	$—	$—	$5,923
Mortgage servicing rights	2,297	—	—	2,297

	$8,220	$—	$—	$8,220

	December 31, 2025
		Fair Value Measurements
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Impaired loans	$14,799	$—	$—	$14,799
Mortgage servicing rights	2,384	—	—	2,384

	$17,183	$—	$—	$17,183

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

14. Fair Value Measurements (Continued)

The following table presents information for Level 3 assets measured at fair value on a non-recurring basis at March 31, 2026 and December 31, 2025:

	March 31, 2026
	Fair Value	Valuation Methodology	Unobservable Inputs	Range of Inputs	Weighted Average Rate
	(Dollars in thousands)
Other real estate owned	$5,923	Appraisal	Discount for cost to sell (1)	8.0%	8.0%
Mortgage servicing rights	$2,297	Discounted cash flow	Prepayment speeds and discount rates (4)	5.1% - 27.1%	13.3%

	December 31, 2025
	Fair Value	Valuation Methodology	Unobservable Inputs	Range of Inputs	Weighted Average Rate
	(Dollars in thousands)
Impaired loans	$14,799	Appraisal / Other	Discount for cost to sell (2)	6.0% (3)	6.0% (3)
Mortgage servicing rights	$2,384	Discounted cash flow	Prepayment speeds and discount rates (4)	5.3% - 28.5%	13.0%

(1)	Value based on management’s estimate of selling costs including real estate brokerage commissions, title transfer and other fees.
(2)	Value based on management’s estimate of selling costs including real estate brokerage commissions, title transfer and other fees. Other includes accounts receivable aging or other collateral value.
(3)	For real estate secured loans.
(4)	Value of SBA servicing rights based on a discount rate of 13.75%.

Other Fair Value Disclosures

The Company is required to disclose estimated fair value of financial instruments, both assets and liabilities on and off the balance sheet, for which it is practicable to estimate fair value. A description of the valuation methodologies used for those assets and liabilities not recorded at fair value on a recurring or non-recurring basis are set forth below.

Cash and Cash Equivalents

For cash and due from banks, federal funds sold and short-term investments, the carrying amount approximates fair value due to their nature and short-term maturities.

Debt Securities Held to Maturity

For debt securities held to maturity, fair value was estimated using a market approach. The majority of the Company’s securities are fixed income instruments that are not quoted on an exchange but are traded in active markets. Prices for these instruments are obtained through third-party data service providers or dealer market participants with which the Company has historically transacted both purchases and sales of securities. Prices obtained from these sources include market quotations and matrix pricing. Matrix pricing, a Level 2 input, is a mathematical technique used principally to value certain securities to benchmark or to compare securities. The Company evaluates the quality of Level 2 matrix pricing through comparison to similar assets with greater liquidity and evaluation of projected cash flows. As the Company is responsible for the determination of fair value, it performs quarterly analysis on the prices received from the pricing service to determine whether the prices are reasonable estimates of fair value. Specifically, the Company compares the prices received from the pricing service to a secondary pricing source. Additionally, the Company compares changes in the reported market values and returns to relevant market indices to assess the reasonableness of the reported prices. The Company’s internal price verification procedures and review of fair value methodology documentation provided by independent pricing services has not historically resulted in an adjustment in the prices obtained from the pricing service. The Company also holds debt

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

14. Fair Value Measurements (Continued)

instruments issued by the U.S. government and U.S. government sponsored agencies that are traded in active markets with readily accessible quoted market prices that are considered Level 1 inputs within the fair value hierarchy.

Federal Home Loan Bank Stock (“FHLB”) and Federal Reserve Bank (“FRB”) Stock

The fair value of FHLB stock is based on redemption at par value and can only be sold to the issuing FHLB, to other FHLBs, or to other member banks. The Bank is also a member of the Federal Reserve Bank of New York and is required to own a certain amount of FRB stock. As such, the Company’s FHLB and FRB stocks are recorded at cost, or par value, and are evaluated for impairment each reporting period by considering the ultimate recoverability of the investment rather than temporary declines in value. The Company classifies the estimated fair value as Level 2 within the fair value hierarchy.

Loans Receivable

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial mortgage, residential mortgage, commercial, construction, consumer, and other. Each loan category is further segmented into fixed and adjustable rate interest terms and into performing and non-performing categories.

The fair value of performing loans was estimated using a combination of techniques, including a discounted cash flow model that utilizes a discount rate that reflects the Company’s current pricing for loans with similar characteristics and remaining maturity, adjusted by an amount for estimated credit losses inherent in the portfolio at the balance sheet date. The rates take into account the expected yield curve, as well as an adjustment for prepayment risk, when applicable. The Company classifies the estimated fair value of its loan portfolio as Level 3.

The fair value for significant non-performing loans was based on recent external appraisals of collateral securing such loans, adjusted for the timing of anticipated cash flows. The Company classifies the estimated fair value of its non-performing loan portfolio as Level 3.

Deposits

The fair value of deposits with no stated maturity, such as demand, money market, and savings and club deposits are payable on demand at each reporting date and classified as Level 2. The estimated fair value of certificates of deposit was based on the discounted value of contractual cash flows. The discount rate was estimated using the Company’s current rates offered for deposits with similar remaining maturities. The Company classifies the estimated fair value of its certificates of deposit portfolio as Level 2.

Borrowings

The fair value of borrowings was estimated by discounting future cash flows using rates available for debt with similar terms and maturities and is classified by the Company as Level 2 within the fair value hierarchy.

Commitments to Extend Credit and Letters of Credit

The fair value of commitments to extend credit and letters of credit was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter-parties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value estimates of commitments to extend credit and letters of credit are deemed immaterial.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

14. Fair Value Measurements (Continued)

The following tables present the assets and liabilities reported on the Consolidated Statements of Financial Condition at their fair values at March 31, 2026 and December 31, 2025:

	March 31, 2026
		Fair Value Measurements
	Carrying Value	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Financial assets:
Cash and cash equivalents	$276,947	$276,947	$276,947	$—	$—
Debt securities available for sale	1,198,870	1,198,870	406,220	781,149	11,501
Debt securities held to maturity	377,847	347,973	—	347,973	—
Equity securities	5,638	5,638	5,304	334	—
Federal Home Loan Bank and Federal Reserve Bank stock	82,865	82,865	—	82,865	—
Loans receivable, net	8,190,917	7,909,933	—	—	7,909,933
Derivative assets	10,350	10,350	—	10,350	—
Financial liabilities:
Deposits	$8,372,014	$8,367,776	$—	$8,367,776	$—
Borrowings	1,243,462	1,246,630	—	1,246,630	—
Derivative liabilities	11,370	11,370	—	11,370	—

	December 31, 2025
		Fair Value Measurements
	Carrying Value	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Financial assets:
Cash and cash equivalents	$340,806	$340,806	$340,806	$—	$—
Debt securities available for sale	1,122,017	1,122,017	398,470	711,909	11,638
Debt securities held to maturity	396,233	367,289	—	367,289	—
Equity securities	6,802	6,802	6,471	331	—
Federal Home Loan Bank stock	64,604	64,604	—	64,604	—
Loans receivable, net	8,224,809	8,015,243	—	—	8,015,243
Derivative assets	10,525	10,525	—	10,525	—
Financial liabilities:
Deposits	$8,444,079	$8,444,260	$—	$8,444,260	$—
Borrowings	1,183,472	1,192,416	—	1,192,416	—
Derivative liabilities	13,503	13,503	—	13,503	—

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because limited markets exist for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

14. Fair Value Measurements (Continued)

Other significant assets and liabilities that are not considered financial assets or liabilities include goodwill and intangible assets, deferred tax assets and liabilities, office properties and equipment, and bank-owned life insurance.

15. Other Comprehensive Income (Loss)

The following tables present the components of other comprehensive income (loss), both gross and net of tax, for the three months ended March 31, 2026 and 2025:

	For the Three Months Ended March 31,
	2026			2025
	Before Tax	Tax Effect	After Tax	Before Tax	Tax Effect	After Tax
	(In thousands)
Components of other comprehensive income (loss):
Unrealized (loss) gain on debt securities available for sale:	$(4,844)	$1,344	$(3,500)	$15,884	$(4,420)	$11,464
Accretion of unrealized gain (loss) on debt securities reclassified as held to maturity	7	(2)	5	(13)	4	(9)

	(4,837)	1,342	(3,495)	15,871	(4,416)	11,455

Derivatives:
Unrealized gain (loss) on swap contracts accounted for as cash flow hedges	2,140	(594)	1,546	(2,966)	825	(2,141)

	2,140	(594)	1,546	(2,966)	825	(2,141)

Employee benefit plans:
Amortization of prior service cost included in net income	(31)	9	(22)	(34)	9	(25)
Reclassification adjustment of actuarial net gain included in net income	1	(1)	—	23	(6)	17
Change in funded status of retirement obligations	41	(11)	30	16	(4)	12

	11	(3)	8	5	(1)	4

Total other comprehensive income (loss)	$(2,686)	$745	$(1,941)	$12,910	$(3,592)	$9,318

The following tables present the changes in the components of accumulated other comprehensive income (loss), net of tax, for the three months ended March 31, 2026 and 2025:

	For the Three Months Ended March 31,
	2026				2025
	Unrealized (Losses) on Debt Securities Available for Sale	Unrealized (Losses) on Swaps	Employee Benefit Plans	Accumulated Other Comprehensive (Loss)	Unrealized (Losses) on Debt Securities Available for Sale	Unrealized Gains on Swaps	Employee Benefit Plans	Accumulated Other Comprehensive (Loss)
	(In thousands)
Balance at beginning of period	$(56,808)	$(1,908)	$(17,256)	$(75,972)	$(83,523)	$1,365	$(28,210)	$(110,368)
Current period changes in other comprehensive income (loss)	(3,495)	1,546	8	(1,941)	11,455	(2,141)	4	9,318

Total other comprehensive income (loss)	$(60,303)	$(362)	$(17,248)	$(77,913)	$(72,068)	$(776)	$(28,206)	$(101,050)

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

15. Other Comprehensive Income (Loss) (Continued)

The following tables reflect amounts reclassified from accumulated other comprehensive income (loss) to the Consolidated Statements of Income and the affected line item in the statement where net income is presented for the three months ended March 31, 2026 and 2025:

	Accumulated Other Comprehensive Income (Loss) Components
	For the Three Months Ended March 31,		Affected Line Items in the Consolidated Statements of Income
	2026	2025
	(In thousands)
Reclassification adjustment of actuarial net gain included in net income	$1	$23	Other non-interest expense

Income tax expense	(1)	(6)

Net of tax	$—	$17

16. Derivatives and Hedging Activities

The Company uses derivative financial instruments as components of its market risk management, principally to manage interest rate risk. Certain derivatives are entered into in connection with transactions with commercial customers. Derivatives are not used for speculative purposes. All derivatives are recognized as either assets or liabilities in the Consolidated Statements of Financial Condition, reported at fair value and presented on a gross basis. Until a derivative is settled, a favorable change in fair value results in an unrealized gain that is recognized as an asset, while an unfavorable change in fair value results in an unrealized loss that is recognized as a liability.

The Company generally applies hedge accounting to its derivatives used for market risk management purposes. Hedge accounting is permitted only if specific criteria are met, including a requirement that a highly effective relationship exists between the derivative instrument and the hedged item, both at inception of the hedge and on an ongoing basis. Changes in the fair value of effective fair value hedges are recognized in current earnings (with the change in fair value of the hedged asset or liability also recognized in earnings). Changes in the fair value of effective cash flow hedges are recognized in other comprehensive income (loss) until earnings are affected by the variability in cash flows of the designated hedged item. Ineffective portions of hedge results are recognized in current earnings. Changes in the fair value of derivatives for which hedge accounting is not applied are recognized in current earnings.

The Company formally documents at inception all relationships between the derivative instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transactions. This process includes linking all derivatives that are designated as hedges to specific assets and liabilities, or to specific firm commitments. The Company also formally assesses, both at inception of the hedge and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in the fair values or cash flows of the hedged items. If it is determined that a derivative is not highly effective or has ceased to be a highly effective hedge, the Company would discontinue hedge accounting prospectively. Gains or losses resulting from the termination of a derivative accounted for as a cash flow hedge remain in other comprehensive income (loss) and is (accreted) amortized to earnings over the remaining period of the former hedging relationship.

Certain derivative financial instruments are offered to certain commercial banking customers to manage their risk of exposure and risk management strategies. These derivative instruments consist primarily of currency forward contracts and interest rate swap contracts. The risks associated with these transactions is mitigated by simultaneously entering into similar transactions having essentially offsetting terms with a third party. In addition, the Company executes interest rate swaps with third parties in order to hedge the interest rate risk of short-term FHLB advances.

Interest Rate Swaps. At March 31, 2026 and December 31, 2025, the Company had 94 and 92 interest rate swaps in place with commercial banking customers executed by offsetting interest rate swaps with third parties, with aggregated notional amounts of $395.4 million and $387.2 million, respectively. These derivatives are not designated as hedges and are not speculative. These interest rate swaps do not meet hedge accounting requirements.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

16. Derivatives and Hedging Activities (Continued)

At both March 31, 2026 and December 31, 2025, the Company had 33 interest rate swaps with notional amounts of $393.7 million, hedging certain FHLB advances. These interest rate swaps meet the cash flow hedge accounting requirements. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counter-party in exchange for the Company making fixed-rate payments over the life of the agreements without the exchange of the underlying notional amount.

At March 31, 2026 and December 31, 2025, the Company had no interest rate fair value swaps. The Company is exposed to changes in the fair value of certain of its fixed-rate pools of assets due to changes in benchmark interest rates. The Company uses interest rate swaps to manage its exposure to changes in fair value on these instruments attributable to changes in the designated benchmark interest rate, the Secured Overnight Financing Rate (“SOFR”).

Interest rate swaps designated as fair value hedges involve the payment of fixed-rate amounts to a counterparty in exchange for the Company receiving variable-rate payments over the life of the agreements without the exchange of the underlying notional amount.

For the three months ended March 31, 2026 and 2025, the Company recorded hedge ineffectiveness associated with these contracts totaling approximately $0, and $(25,000), respectively.

The tables below present the fair value of the Company’s derivative financial instruments as well as their classification in the Consolidated Statements of Financial Condition at March 31, 2026 and December 31, 2025:

	March 31, 2026
	Asset Derivative		Liability Derivative
	Consolidated Statements of Financial Condition	Fair Value	Consolidated Statements of Financial Condition	Fair Value
	(In thousands)
Derivatives:
Interest rate products - designated hedges	Other Assets	$684	Other Liabilities	$1,651
Interest rate products - non-designated hedges	Other Assets	9,666	Other Liabilities	9,719

Total derivative instruments		$10,350		$11,370

	December 31, 2025
	Asset Derivative		Liability Derivative
	Consolidated Statements of Financial Condition	Fair Value	Consolidated Statements of Financial Condition	Fair Value
	(In thousands)
Derivatives:
Interest rate products - designated hedges	Other Assets	$276	Other Liabilities	$3,213
Interest rate products - non-designated hedges	Other Assets	10,249	Other Liabilities	10,290

Total derivative instruments		$10,525		$13,503

For the three months ended March 31, 2026 and 2025, net (losses) of $(12,000) and $(95,000), respectively, were recorded for changes in fair value of interest rate swaps with third parties.

At March 31, 2026 and December 31, 2025, accrued interest (payable) receivable was $(156,000) and $13,000, respectively.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

16. Derivatives and Hedging Activities (Continued)

The Company has agreements with counterparties that contain a provision that if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default of its derivative obligations.

At March 31, 2026, we had no termination value of derivatives in a net liability position, and, therefore, had no required posted collateral against its obligations under these agreements.

17. Segment Reporting

The Company’s reportable segment is determined by the President, Chief Executive Officer (“CEO”), who is designated the chief operating decision maker (“CODM”), based upon information provided about the Company’s products and services offered, which primarily consists of banking products. The segment is also distinguished by the level of information provided by the CODM, who uses such information to review the performance of various components of the business, which are then aggregated if operating performance, products and services, and customers are similar. The CODM evaluates the financial performance of the Company’s business components including revenue streams, significant expenses and budget to actual results in assessing the Company’s segments, and in the determination of allocating resources. The CODM uses revenue streams to evaluate product pricing and significant expenses to assess performance and evaluate return on assets. The CODM utilizes consolidated net income to benchmark the Company against its competitors. The benchmarking analysis coupled with the monitoring of budget to actual results are used in assessing performance and in establishing compensation. Loans, investments, and deposits provide the revenue in banking operations. Interest expense, provision for credit losses, and payroll provide the significant expenses in banking operations. All operations are domestic.

Accounting policies for segments are the same as those described in Note 2. Our segment assets represent our total assets as presented on the Consolidated Statements of Financial Position. Our segment revenues and expenses are presented on the Consolidated Statements of Income (Loss).

18. Revenue Recognition

The Company’s revenue includes net interest income on financial instruments and non-interest income. Most of the Company’s revenue is not within the scope of Accounting Standards Codification ASC Topic 606 which does not apply to revenue associated with financial instruments, including interest income on loans and securities, which comprise the majority of the Company’s revenue. Revenue-generating activities that are within the scope of this guidance are components of non-interest income. These revenue streams can generally be classified as demand deposit account fees, title insurance fees, insurance agency income and other fees.

The following table presents non-interest income, segregated by revenue streams in-scope and out-of-scope of ASC Topic 606, for the three months ended March 31, 2026 and 2025:

	For the Three Months Ended March 31,
	2026	2025
	(In thousands)
Non-interest income
In-scope of Topic 606:
Demand deposit account fees	$2,046	$1,888
Title insurance fees	658	646
Insurance agency income	286	67
Other non-interest income	1,650	1,511

Total in-scope non-interest income	4,640	4,112
Total out-of-scope non-interest income	2,107	4,359

Total non-interest income	$6,747	$8,471

Demand deposit account fees include monthly maintenance fees and service charges. These fees are generally derived as a result of either transaction-based or serviced-based services. The Company’s performance obligation for these services is generally satisfied, and revenue recognized, at the time the transaction is completed, or the service rendered. Fees for these services are generally received from the customer either at the time of the transaction or monthly.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

18. Revenue Recognition (Continued)

Title insurance fees are generally recognized at the time the transaction closes or when the service is rendered.

Columbia Insurance Services Inc. performs the function of an insurance intermediary, by introducing the policyholder and insurer for life and health, and property and casualty insurance, and is compensated by a commission fee for placement of an insurance policy. Commission and fees are generally recognized as of the effective date of the insurance policy. Commission revenues related to installment billings are recognized on the invoice date. Subsequent commission adjustments are recognized upon the receipt of notification from insurance companies concerning matters necessitating such adjustments.

Other non-interest income includes check printing fees, gift card fees, branch service fees, overdraft fees, account analysis fees, other deposit related fees, wealth management related fee income which includes annuity fees, brokerage commissions, and asset management fees. Wealth management related fee income represents fees earned from customers as consideration for asset management and investment advisory services provided by a third party. The Company’s performance obligation is generally satisfied monthly, and the resulting fees are recognized monthly based upon the month-end market value of the assets under management and the applicable fee rate. The Company does not earn performance-based incentives. The Company’s performance obligation for these transaction-based services are generally satisfied, and related revenue recognized, at the time the transaction closes or when the service is rendered or a point in time when the service is completed.

Also included in other fees are debit card and ATM fees which are transaction-based. Debit card revenue is primarily comprised of interchange fees earned when a customer’s Company card is processed through a card payment network. ATM fees are largely generated when a Company cardholder uses a non-Company ATM, or a non-Company cardholder uses a Company ATM. The Company’s performance obligation for these services is satisfied when the service is rendered. Payment is generally received at time of transaction or monthly.

Out-of-scope non-interest income primarily consists of income from bank-owned life insurance, loan prepayment and servicing fees, net fees on loan level swaps, gains and losses on the sale of loans and securities, credit card interchange income, changes in the fair value of equity securities. None of these revenue streams are subject to the requirements of ASC Topic 606.

19. Subsequent Events

The Company has evaluated events subsequent to March 31, 2026 and through the financial statement issuance date of June 5, 2026, and has concluded that no material events occurred that would require disclosure.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

NORTHFIELD BANCORP, INC.

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

Northfield Bancorp, Inc.

Woodbridge, New Jersey

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Northfield Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control – Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2025 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control – Integrated Framework: (2013) issued by COSO.

Basis for Opinions

The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s financial statements and an opinion on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audit of the financial statements included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Credit Losses – Forecast Adjustments to Allowance for Credit Loss on Loans

As described in Note 1 and Note 6 to the consolidated financial statements, the Company accounts for credit losses under ASC 326, Financial Instruments – Credit Losses. ASC 326 requires the measurement of expected lifetime credit losses for financial assets measured at amortized cost at the reporting date. As of December 31, 2025, the allowance for credit losses (“ACL”) on loans was $38,144,000.

The Company determines the ACL on loans based upon a consideration of its historical portfolio loss experience, current borrower-specific risk characteristics, current conditions, forecasts of future economic conditions, reversion period, prepayments, and qualitative adjustments. The allowance is measured on a collective (loan segment) basis when similar risk characteristics exist.

In estimating the quantitative component of the ACL on a collective basis, a risk rating migration model is used which calculates an expected life of loan loss percentage for each loan by generating probability of default and loss given default metrics. These metrics are multiplied by the exposure at default, taking into consideration prepayments, to calculate the quantitative component of the allowance. In establishing its estimate of expected credit losses, the Company utilizes five externally-sourced forward-looking economic scenarios developed by Moody’s Analytics to incorporate uncertainties related to the economic environment. The model projects economic variables under each scenario based on detailed statistical analyses. Each scenario is assigned a weighting. The result from this process is the development of forecast adjustments.

We identified auditing the forecasting adjustment component of the ACL on pooled loans as a critical audit matter due to the high degree of judgment and audit effort, including the use of specialists, involved in auditing the forecasting adjustments.

The primary procedures we performed to address this critical audit matter included:

•	Testing the effectiveness of controls over the evaluation of the forecasting adjustment component of the ACL on pooled loans, including controls addressing the:

•	Appropriateness of the methodology and accounting policies.

•	Relevance of macro-economic forecasts and application of forecast adjustments to historical performance.

•	Appropriateness of forecast adjustments.

•	Accuracy of key inputs into the model.

•	Substantively testing management’s process, including evaluating their judgments and assumptions, for developing the forecast adjustments, which included:

•	Evaluating the appropriateness of the Company’s accounting policies, judgments, and elections.

•	Testing the accuracy of key inputs into the model.

•	Evaluating the reasonableness of forecasted economic scenarios, assisted by firm specialists.

•

Testing the application of forecast adjustments to historical performance, assisted by firm specialists, including whether the forecast adjustments conform with management’s policies and were applied consistently period over period.

•	Evaluating the reasonableness of management’s judgments related to the forecast.

/s/ CROWE LLP

We have served as the Company’s auditor since 2023.

Livingston, New Jersey

March 2, 2026

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	At December 31,
	2025	2024
	(Dollars in thousands, except share data)
ASSETS:
Cash and due from banks	$12,051	$13,043
Interest-bearing deposits in other financial institutions	151,900	154,701

Total cash and cash equivalents	163,951	167,744

Trading securities	15,215	13,884
Debt securities available-for-sale, at estimated fair value (and no allowance for credit losses at December 31, 2025 and December 31, 2024)	1,412,419	1,100,817
Debt securities held-to-maturity, at amortized cost	8,339	9,303
(estimated fair value of $8,144 at December 31, 2025, and $8,762 at December 31, 2024)
Equity securities	5,000	14,261
Loans held-for-sale	—	4,897
Loans held-for-investment, net	3,856,773	4,022,224
Allowance for credit losses	(38,144)	(35,183)

Net loans held-for-investment	3,818,629	3,987,041

Accrued interest receivable	20,118	19,078
Bank-owned life insurance	182,828	175,759
Federal Home Loan Bank (“FHLB”) of New York stock, at cost	46,568	35,894
Operating lease right-of-use assets	25,789	27,771
Premises and equipment, net	19,938	21,985
Goodwill	—	41,012
Other assets	35,216	46,932

Total assets	$5,754,010	$5,666,378

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$4,015,809	$4,138,477
FHLB advances and other borrowings	900,216	666,402
Subordinated debentures, net of issuance costs	61,665	61,442
Operating lease liabilities	29,643	32,209
Advance payments by borrowers for taxes and insurance	20,276	24,057
Accrued expenses and other liabilities	36,342	39,095

Total liabilities	5,063,951	4,961,682

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value; 25,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value; 150,000,000 shares authorized, 64,770,875 shares issued at December 31, 2025 and 2024, respectively, 41,801,495 and 42,903,598 shares outstanding at December 31, 2025 and 2024, respectively	648	648
Additional paid-in-capital	592,473	591,336
Unallocated common stock held by employee stock ownership plan	(11,728)	(13,042)
Retained earnings	420,404	440,760
Accumulated other comprehensive loss	(4,220)	(20,296)
Treasury stock at cost; 22,969,380 and 21,867,277 shares at December 31, 2025 and 2024, respectively	(307,518)	(294,710)

Total stockholders’ equity	690,059	704,696

Total liabilities and stockholders’ equity	$5,754,010	$5,666,378

See accompanying notes to consolidated financial statements.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

	Years ended December 31,
	2025	2024	2023
	(Dollars in thousands, except share and per share data)
Interest income:
Loans	$184,832	$183,932	$181,638
Mortgage-backed securities	55,608	29,406	14,708
Other securities	2,000	11,459	5,087
FHLB of New York dividends	3,128	3,704	3,113
Deposits in other financial institutions	3,528	9,407	4,249

Total interest income	249,096	237,908	208,795

Interest expense:
Deposits	78,885	82,272	48,753
Borrowings	29,525	37,822	32,055
Subordinated debt	3,320	3,329	3,320

Total interest expense	111,730	123,423	84,128

Net interest income	137,366	114,485	124,667
Provision for credit losses	7,402	4,281	1,353

Net interest income after provision for credit losses	129,964	110,204	123,314

Non-interest income:
Fees and service charges for customer services	6,870	6,430	5,479
Income on bank-owned life insurance	7,069	4,216	3,631
Losses on available-for-sale debt securities, net	—	(6)	(17)
Gains on trading securities, net	1,694	1,665	1,721
Gains on sale of loans	—	51	134
Gain on sale of property	—	3,402	—
Other	1,317	1,064	948

Total non-interest income	16,950	16,822	11,896

Non-interest expense:
Compensation and employee benefits	51,370	49,338	46,496
Occupancy	13,075	13,058	13,259
Furniture and equipment	1,625	1,847	1,868
Data processing	9,242	8,025	8,138
Professional fees	3,575	3,195	3,406
Advertising	1,433	1,569	2,171
Federal Deposit Insurance Corporation (FDIC) insurance	2,396	2,488	2,331
Credit (benefit) loss expense for off-balance sheet exposures	(228)	282	(555)
Impairment of Goodwill	41,012	—	—
Other	6,363	6,723	6,336

Total non-interest expense	129,863	86,525	83,450

Income before income tax expense	17,051	40,501	51,760
Income tax expense	16,255	10,556	14,091

Net income	$796	$29,945	$37,669

Net income per common share:
Basic	$0.02	$0.72	$0.86

Diluted	$0.02	$0.72	$0.86

Basic weighted average shares outstanding	40,116,839	41,567,370	43,560,844
Diluted weighted average shares outstanding	40,173,403	41,628,660	43,638,616

See accompanying notes to consolidated financial statements.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income - (Continued)

	Years ended December 31,
	2025	2024	2023
	(Dollars in thousands)
Net income	$796	$29,945	$37,669

Other comprehensive income:
Unrealized gains on debt securities available-for-sale:
Net unrealized holding gains	22,875	16,055	22,396
Less: reclassification adjustment for net losses included in net income	—	6	17

Net unrealized gains	22,875	16,061	22,413
Post-retirement benefits adjustment	81	(13)	(344)

Other comprehensive income, before tax	22,956	16,048	22,069
Income tax expense related to net unrealized holding gains on debt securities available-for-sale	(6,856)	(4,490)	(6,269)
Income tax benefit related to reclassification adjustment for losses included in net income	—	(2)	(5)
Income tax (benefit) expense related to post-retirement benefits adjustment	(24)	4	94

Other comprehensive income, net of tax	16,076	11,560	15,889

Comprehensive income	$16,872	$41,505	$53,558

See accompanying notes to consolidated financial statements.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

	For the years ended December 31, 2025, 2024 and 2023
	Common Stock		Additional Paid-in Capital	Unallocated Common Stock Held by the Employee Stock Ownership Plan	Retained Earnings	Accumulated Other Comprehensive Income (loss) Net of tax	Treasury Stock	Total Stockholders’ Equity
	Shares Outstanding	Par Value
	(Dollars in thousands, except share and per share data)
Balance at December 31, 2022	47,442,488	$648	$590,249	$(15,650)	$418,353	$(48,331)	$(243,879)	$701,390
Net income					37,669			37,669
Other comprehensive income, net of tax						15,889		15,889
ESOP shares allocated or committed to be released			672	1,310				1,982
Stock compensation expense			2,383					2,383
Issuance of restricted stock	185,367		(2,670)				2,670	—
Forfeitures of restricted stock	(23,887)		346				(346)	—
Exercise of stock options, net	7,600		(7)				107	100
Cash dividends declared ($0.52 per common share)					(22,795)			(22,795)
Purchase of employee restricted stock to fund statutory tax withholding	(12,307)						(304)	(304)
Repurchase of treasury stock (average cost of $11.99 per share)	(3,074,332)						(36,869)	(36,869)

Balance at December 31, 2023	44,524,929	648	590,973	(14,340)	433,227	(32,442)	(278,621)	699,445
Net income					29,945			29,945
Other comprehensive income, net of tax						11,560		11,560
Reclassification of stranded income tax effects					(586)	586		—
ESOP shares allocated or committed to be released			610	1,298				1,908
Stock compensation expense			2,341					2,341
Issuance of restricted stock	213,702		(2,772)				2,772	—
Forfeitures of restricted stock	(13,458)		184				(184)	—
Cash dividends declared ($0.52 per common share)					(21,826)			(21,826)
Purchase of employee restricted stock to fund statutory tax withholding	(19,503)						(232)	(232)
Repurchase of treasury stock (average cost of $10.24 per share)	(1,802,072)						(18,445)	(18,445)

Balance at December 31, 2024	42,903,598	648	591,336	(13,042)	440,760	(20,296)	(294,710)	704,696
Net income					796			796
Other comprehensive income, net of tax						16,076		16,076
ESOP shares allocated or committed to be released			641	1,314				1,955
Stock compensation expense			3,039					3,039
Issuance of restricted stock	238,186		(2,775)				2,775	—
Forfeitures of restricted stock	(18,493)		232				(232)	—
Cash dividends declared ($0.52 per common share)					(21,152)			(21,152)
Purchase of employee restricted stock to fund statutory tax withholding	(19,177)						(224)	(224)
Repurchase of treasury stock, including excise tax (average cost of $11.61 per share)	(1,302,619)						(15,127)	(15,127)

Balance at December 31, 2025	41,801,495	$648	$592,473	$(11,728)	$420,404	$(4,220)	$(307,518)	$690,059

See accompanying notes to consolidated financial statements.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2025	2024	2023
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$796	$29,945	$37,669
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	7,402	4,281	1,353
Goodwill impairment	41,012	—	—
ESOP and stock compensation expense	4,994	4,249	4,365
Depreciation	3,197	3,551	3,678
Amortization of premiums and deferred loan costs, net of accretion of discounts and deferred loan fees	3,934	2,434	6,651
Amortization of debt issuance costs	223	223	223
Amortization of intangible assets	47	85	124
Amortization of operating lease right-of-use assets	4,768	4,660	4,731
Income on bank-owned life insurance	(7,069)	(4,216)	(3,631)
(Gain) loss on sale of premises and equipment and other real estate owned, net	—	(3,402)	7
Net gain on sale of loans held-for-sale	—	(51)	(134)
Proceeds from loans held-for-sale	—	673	1,583
Origination of loans held-for-sale	—	(622)	(1,449)
Losses on available-for-sale debt securities, net	—	6	17
Gains on trading securities, net	(1,694)	(1,665)	(1,721)
Net sales (purchases) of trading securities	363	330	(77)
Increase in accrued interest receivable	(1,040)	(587)	(1,065)
Decrease (increase) in other assets	502	(9,428)	(8,947)
Deferred tax (benefit) provision	(984)	1,262	2,919
(Decrease) increase in accrued expenses and other liabilities	(2,753)	(623)	674

Net cash provided by operating activities	53,698	31,105	46,970

Cash flows from investing activities:
Net decrease in loans receivable	189,605	173,310	35,875
Purchase of loans	(25,848)	(5,076)	(3,781)
Purchase of FHLB of New York stock	(63,761)	(25,962)	(45,318)
Redemption of FHLB of New York stock	53,087	29,735	36,033
Purchases of debt securities available-for-sale	(859,650)	(1,185,265)	(73,544)
Purchases of equity securities	—	(3,632)	(186)
Principal payments and maturities on debt securities available-for-sale	569,106	895,191	247,455
Principal payments and maturities on debt securities held-to-maturity	997	571	877
Proceeds from sale of equity securities	9,261	—	—
Proceeds from sale of premises and equipment and other real estate owned	—	3,791	63
Purchases and improvements of premises and equipment	(1,150)	(1,154)	(3,605)

Net cash (used in) provided by investing activities	(128,353)	(118,491)	193,869

Cash flows from financing activities:
Net (decrease) increase in deposits	(122,668)	260,042	(271,784)
Dividends paid	(21,152)	(21,826)	(22,795)
Exercise of stock options	—	—	100
Purchase of treasury stock	(15,351)	(18,677)	(37,173)
Decrease in advance payments by borrowers for taxes and insurance	(3,781)	(1,045)	(893)
Proceeds from securities sold under agreements to repurchase and other borrowings	5,336,639	892,395	743,553
Repayments related to securities sold under agreements to repurchase and other borrowings	(5,102,825)	(1,085,265)	(468,140)

Net cash provided by (used in) financing activities	70,862	25,624	(57,132)

Net (decrease) increase in cash and cash equivalents	(3,793)	(61,762)	183,707
Cash and cash equivalents at beginning of year	167,744	229,506	45,799

Cash and cash equivalents at end of year	$163,951	$167,744	$229,506

Supplemental cash flow information:
Cash paid during the year for:
Interest	$112,053	$126,789	$80,400
Non-cash transactions:
Loans charged-off, net	4,441	6,633	6,435
Transfers of loans held-for-investment to loans held-for-sale, at fair value	—	4,897	—
Right-of-use assets obtained in exchange for new lease liabilities	2,786	2,227	645

See accompanying notes to consolidated financial statements.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	Summary of Significant Accounting Policies

The following significant accounting and reporting policies of Northfield Bancorp, Inc. and subsidiaries (collectively, the “Company”) conform to U.S. generally accepted accounting principles (“U.S. GAAP”) and are used in preparing and presenting these consolidated financial statements.

(a) Basis of Presentation

The consolidated financial statements are comprised of the accounts of Northfield Bancorp, Inc. and its wholly owned subsidiaries, Northfield Investment, Inc. and Northfield Bank (the “Bank”), and the Bank’s wholly-owned subsidiaries, NSB Services Corp. and NSB Realty Trust. All significant intercompany accounts and transactions have been eliminated in consolidation.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and revenues and expenses during the reporting periods. Actual results may differ significantly from those estimates and assumptions. A material estimate that is particularly susceptible to significant change in the near term is the allowance for credit losses. In connection with the determination of this allowance, management generally obtains independent appraisals for significant properties. In addition, judgments related to the amount and timing of expected cash flows from purchased credit-deteriorated (“PCD”) loans, goodwill, securities valuation and impairment, and deferred income taxes, involve a higher degree of complexity and subjectivity and require estimates and assumptions about uncertain matters. Actual results may differ from the estimates and assumptions.

(b) Recent Accounting Pronouncements Adopted

Accounting Standards Update (“ASU”) No. 2023-09. In December 2023, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” The amendments in this ASU require improved annual income tax disclosures surrounding rate reconciliation, income taxes paid, and other disclosures. This update was effective for financial statements issued for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-09 effective December 31, 2025, and the adoption did not have a material effect on the Company’s consolidated financial statements, other than enhanced disclosures. See Note 11 to the consolidated financial statements.

ASU No. 2023-07. In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”. The amendments in this ASU require improved reportable segment information on an annual and interim basis, primarily through enhanced disclosures about significant segment expenses and information used to assess segment performance by the Company’s chief operating decision maker (“CODM”). The Company’s CODM is its President and Chief Executive Officer. This update is effective for financial statements issued for fiscal years beginning after December 15, 2023, and interim periods for fiscal years beginning after December 15, 2024. ASU 2023-07 should be applied retrospectively to all prior periods presented in the financial statements. The Company adopted ASU 2023-07 effective December 31, 2024, and the adoption did not have a material effect on the Company’s consolidated financial statements or disclosures as the Company operates one operating segment. See Note 23 to the consolidated financial statements.

(c) Business

The Company, through its principal subsidiary, the Bank, provides a full range of banking services primarily to individuals and corporate customers in Richmond and Kings counties in New York, and Hunterdon, Mercer, Union and Middlesex counties in New Jersey. The Company is subject to competition from other financial institutions and to the regulations of certain federal and state agencies, and undergoes periodic examinations by those regulatory authorities.

(d) Cash Equivalents

Cash equivalents consist of cash on hand, due from banks, and interest-bearing deposits in other financial institutions with an original term of three months or less.

(e) Securities

Securities are classified at the time of purchase, based on management’s intention, as debt securities held-to-maturity, debt securities available-for-sale, trading account securities or equity securities. Debt securities held-to-maturity are those

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

that management has the positive intent and ability to hold until maturity. Debt securities held-to-maturity are carried at amortized cost, adjusted for amortization of premiums and accretion of discounts using the level-yield method over the contractual term of the securities, adjusted for actual prepayments. Debt securities available-for-sale represents all securities not classified as either held-to-maturity, trading, or equity. Debt securities available-for-sale are carried at estimated fair value with unrealized holding gains and losses (net of related tax effects) on such securities excluded from earnings, but included as a separate component of stockholders’ equity, titled “Accumulated other comprehensive income (loss).” The cost of securities sold is determined using the specific-identification method. Security transactions are recorded on a trade-date basis.

For securities available-for-sale, the Company determines if impairment is related to credit loss or non-credit loss. In making the assessment of whether a loss is from credit or other factors, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency and adverse conditions related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows is less than the amortized cost basis, a credit loss exists and an allowance is created, limited by the amount that the fair value is less than the amortized cost basis. Subsequent activity related to the credit loss component in the form of write-offs or recoveries is recognized as part of the allowance for credit losses on securities available-for-sale.

Management measures expected credit losses on held-to-maturity debt securities on a collective basis by major security type. All of the held-to-maturity securities in the Company’s portfolio are issued by U.S. government agencies and are either explicitly or implicitly guaranteed by the U.S. Government and therefore the expectation of nonpayment is zero. Therefore, the Company is not required to estimate an allowance for credit losses related to these securities.

The estimated fair value of debt securities, including mortgage-backed securities and corporate debt obligations is furnished by an independent third-party pricing service. The third-party pricing service primarily utilizes pricing models and methodologies that incorporate observable market inputs, including among other things, benchmark yields, reported trades, and projected prepayment and default rates. Management reviews the data and assumptions used in pricing the securities by its third-party provider for reasonableness.

The Company has made the accounting policy election to exclude accrued interest receivable on securities from the estimate of credit losses, which totaled $4.2 million and $3.1 million at December 31, 2025 and 2024, respectively, and is reported in accrued interest receivable on the consolidated balance sheets.

Trading securities are securities that are bought and may be held for the purpose of selling them in the near term. Trading securities are reported at estimated fair value, using quoted prices in active markets, with unrealized holding gains and losses reported as a component of gain (loss) on securities, net in non-interest income.

Equity securities with readily determinable fair values are stated at fair value with unrealized gains and losses reported as a component of gain (loss) on securities, net in non-interest income. Equity securities without readily determinable fair values are recorded at net asset value less any impairment, if any.

(f) Loans and Allowance for Credit Losses

The accounting and reporting for PCD loans and loans classified as held-for-sale differs substantially from those loans classified by the Company as held-for-investment. For purposes of reporting, discussion and analysis, management has classified its loan portfolio into three categories: (1) loans originated by the Company and held-for-sale, which are carried at the lower of aggregate cost or estimated fair value, less costs to sell, and therefore have no associated allowance for loan losses, (2) PCD loans, which are held-for-investment, and recorded at the purchase price, including non-credit discounts, plus the allowance for credit losses at the time of acquisition, and (3) loans held-for-investment, which include originated loans carried at amortized cost, and acquired loans, with no evidence of credit deterioration, initially valued at fair value on the date of acquisition, less net charge-offs and the allowance for credit losses.

Net loans held-for-investment are stated at unpaid principal balance, adjusted by unamortized premiums and unearned discounts, deferred origination fees and certain direct origination costs, and the allowance for credit losses. Interest income on loans is accrued and credited to income as earned. Net loan origination fees/costs are deferred and accreted/amortized to interest income over the loan’s contractual life using the level-yield method, adjusted for actual prepayments. Generally, loans held-for-sale are designated at time of origination and generally consist of newly originated fixed-rate residential loans

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

and are recorded at the lower of aggregate cost or estimated fair value in the aggregate. Transfers of loans from held-for-investment to held-for-sale are infrequent and occur at fair value less costs to sell, with any charge-off to allowance for credit losses. Gains are recognized on a settlement-date basis and are determined by the difference between the net sales proceeds and the carrying value of the loans, including any net deferred fees or costs.

Net loans held-for-investment are deemed impaired when it is probable, based on current information, that the Company will not collect all amounts due in accordance with the contractual terms of the loan agreement. The Company has defined the population of loans individually evaluated for impairment to be all non-accrual loans held-for-investment with an outstanding balance of $500,000 or greater and all loans restructured as Troubled Debt Restructurings (“TDRs”) prior to the adoption of ASU No. 2022-02, “Financial Instruments—Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures” (“ASU 2022-02”). Loans held-for-investment are individually assessed to determine that the loan’s carrying value is not in excess of the expected future cash flows, discounted at the loan’s original effective interest rate, or the fair value of the underlying collateral (less estimated costs to sell) if the loan is collateral dependent. Impairments, if any, are recognized through a charge to the allowance for credit losses on loans for the amount that the loan’s carrying value exceeds the discounted cash flow analysis or estimated fair value of collateral (less estimated costs to sell) if the loan is collateral dependent. Such amounts are charged-off when considered appropriate.

Allowance for Credit Losses on Loans

Under the current expected credit losses (“CECL”) methodology the Company determines the allowance for credit losses on loans based upon a consideration of its historical portfolio loss experience, current borrower-specific risk characteristics, current conditions, forecasts of future economic conditions, reversion period, prepayments, and qualitative adjustments. The allowance is measured on a collective (loan segment) basis when similar risk characteristics exist. Loans that do not share common risk characteristics are evaluated on an individual basis and are excluded from the collective evaluation. Accrued interest on loans is excluded from the calculation of the allowance for credit losses due to the Company’s non-accrual policy, which results in the reversal of uncollectible accrued interest on non-accrual loans against interest income in a timely manner. Accrued interest receivable on loans held-for-investment totaled $15.9 million and $12.5 million, respectively, at December 31, 2025 and 2024 and is reported in accrued interest receivable on the consolidated balance sheets.

Allowance for Collectively Evaluated Loans Held-for-Investment. In estimating the quantitative component of the allowance on a collective basis, the Company uses a risk rating migration model which calculates an expected life of loan loss percentage for each loan by generating probability of default and loss given default metrics. These metrics are multiplied by the exposure at default, taking into consideration prepayments, to calculate the quantitative component of the allowance. The metrics are based on the migration of loans from performing to loss by credit risk rating or delinquency categories using historical life-of-loan analysis periods for each loan portfolio pool, and the severity of loss, based on the aggregate net lifetime losses incurred using the Company’s own historical loss experience and comparable peer data loss history. The model’s expected losses based on loss history are adjusted for qualitative adjustments to address risks that may not be adequately represented in the risk rating migration model. Among other things, these adjustments include and account for differences in: (i) changes in lending policies and procedures; (ii) changes in local, regional, national, and international economic and business conditions and developments that affect the collectability of our portfolio, including the condition of various market segments; (iii) changes in the experience, ability and depth of lending management and other relevant staff; (iv) changes in the quality of our loan review system; (v) the existence and effect of any concentrations of credit, and changes in the level of such concentrations; and (vi) the effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in our existing portfolio.

The Company utilizes a two-year reasonable and supportable forecast period after which estimated losses revert to historical loss experience immediately for the remaining life of the loan. In establishing its estimate of expected credit losses, the Company utilizes five externally-sourced forward-looking economic scenarios developed by Moody’s Analytics (“Moody’s”) so as to incorporate uncertainties related to the economic environment. These scenarios, which range from more benign to more severe economic outlooks, include a ‘most likely outcome’ (the “Baseline” scenario) and four less likely scenarios referred to as the “Upside” and “Downside” scenarios. Each scenario is assigned a weighting with a majority of the weighting placed on the Baseline scenario and lower weights placed on both the Upside and Downside scenarios. The weighting assigned by management is based on the economic outlook and available information at the reporting date. The model projects economic variables under each scenario based on detailed statistical analyses. The Company has identified and selected key variables that most closely correlated to its historical credit performance, which include: Gross domestic product, unemployment, and three collateral indices: the Commercial Property Price Index, the Commercial Property Price Apartment Index and the Case-Shiller Home Price Index.

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Notes to Consolidated Financial Statements (Continued)

Allowance for Individually Evaluated Loans. The Company measures specific reserves for individual loans that do not share common risk characteristics with other loans, consisting of all TDRs (prior to the adoption of ASU 2022-02) and non-accrual loans with an outstanding balance of $500,000 or greater. Loans individually evaluated for impairment are assessed to determine that the loan’s carrying value is not in excess of the estimated fair value of the collateral less cost to sell, if the loan is collateral-dependent, or the present value of the expected future cash flows, if the loan is not collateral-dependent. Management performs an evaluation of each individually evaluated loan and generally obtains updated appraisals as part of the evaluation. In addition, management adjusts estimated fair values down to appropriately consider recent market conditions, our willingness to accept a lower sales price to effect a quick sale, and costs to dispose of any supporting collateral. Determining the estimated fair value of underlying collateral (and related costs to sell) can be difficult in illiquid real estate markets and is subject to significant assumptions and estimates. Management employs an independent third-party management firm that specializes in appraisal preparation and review to ascertain the reasonableness of updated appraisals. Projecting the expected cash flows for historical TDRs (prior to adoption of ASU 2022-02) which are not collateral-dependent is inherently subjective and requires, among other things, an evaluation of the borrower’s current and projected financial condition. Individually evaluated loans that have no impairment losses are not considered for collective allowances described above. Since adoption of ASU 2022-02, the Company no longer establishes a specific reserve for loan modifications to borrowers experiencing financial difficulty. Instead, these modified loans are included in their respective pool and a historical loss rate is applied to the current loan balance to arrive at the quantitative and qualitative baseline portion of the allowance for credit losses.

PCD Loans. Loans classified as PCD loans are acquired loans where there is evidence of more than insignificant credit deterioration since their origination. We consider various factors in connection with the determination of the amount of the allowance for these loans, including past due or non-accrual status, credit risk rating declines, and any write downs recorded based on the collectability of the asset, among other factors. Under the CECL methodology, the Company elected to maintain pools of loans that were previously accounted for under Accounting Standards Codification (“ASC”) Subtopic 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality, and will continue to account for these pools as a unit of account. Loans are only removed from existing pools if they are written off, paid off, or sold. Under CECL, the allowance for credit losses was determined for each pool and added to the pool’s carrying amount to establish a new amortized cost basis. The difference between the unpaid principal balance of the pool and the new amortized cost basis is the noncredit premium or discount which will be amortized into interest income over the remaining life of the pool. Subsequent increases or decreases in the allowance for credit losses related to PCD loans is recorded as provision expense.

Off-Balance Sheet. The Company also maintains a reserve for estimated losses on off-balance sheet credit risks related to loan commitments and stand-by letters of credit. The reserve for off-balance sheet exposures is determined using the CECL reserve factor in the related funded loan segment, adjusted for an average historical funding rate. The allowance for credit losses for off-balance sheet credit exposures is recorded in other liabilities on the consolidated balance sheets and the corresponding provision is included in other non-interest expense.

While management uses available information to estimate credit losses on loans, future additions may be necessary based on changes in conditions, including changes in economic conditions and forecasts, particularly in Richmond and Kings counties in New York, and Hunterdon, Mercer, Union and Middlesex counties in New Jersey and, to a lesser extent, eastern Pennsylvania. Accordingly, as with most financial institutions in the market area, the ultimate collectability of a substantial portion of the Company’s loan portfolio is susceptible to changes in conditions in the Company’s marketplace. In addition, future changes in laws and regulations could make it more difficult for the Company to collect all contractual amounts due on its loans.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for credit losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Prior to the adoption of ASU 2022-02, the Company classified certain loans as TDRs, which are loans where terms have been modified because of deterioration in the financial condition of the borrower. Modifications could include extension of the repayment terms of the loan, reduced interest rates, or forgiveness of accrued interest and/or principal. Once an obligation has been restructured because of such credit problems, it continues to be considered restructured until paid in full or, if the obligation yields a market rate (a rate equal to the rate the Company was willing to accept at the time of the restructuring for a new loan with comparable risk), until the year subsequent to the year in which the restructuring takes place, provided the borrower has performed under the modified terms for a consecutive six-month period. The Company records an impairment charge equal to the difference between the present value of estimated future cash flows under the restructured terms discounted at the original loan’s effective interest rate, or the underlying collateral value, less estimated costs to sell, if the

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

loan is collateral dependent. Changes in present values attributable to the passage of time are recorded as a component of the provision for credit losses. Since the adoption of ASU 2022-02, the Company has ceased to recognize or measure new TDRs but those existing at December 31, 2022 remain until settled.

A loan is considered past due when it is not paid in accordance with its contractual terms. The accrual of income on loans, including impaired loans held-for-investment, and other loans in the process of foreclosure, is generally discontinued when a loan becomes 90 days or more delinquent, or sooner when certain factors indicate that the ultimate collection of principal and interest is in doubt. Loans on which the accrual of income has been discontinued are designated as non-accrual loans. All previously accrued interest is reversed against interest income, and income is recognized subsequently only in the period that cash is received, provided no principal payments are due and the remaining principal balance outstanding is deemed collectible. A non-accrual loan is not returned to accrual status until both principal and interest payments are brought current and factors indicating doubtful collection no longer exist, including performance by the borrower under the loan terms for a consecutive six-month period.

(g) Federal Home Loan Bank (“FHLB”) Stock

The Bank, as a member of the FHLB of New York (“FHLBNY”), is required to hold shares of capital stock in the FHLB as a condition to both becoming a member and engaging in certain transactions with the FHLB. The minimum investment requirement is determined by a “membership” investment component and an “activity-based” investment component. The membership investment component is the greater of 0.125% of the Bank’s mortgage-related assets, as defined by the FHLB, or $1,000. The activity-based investment component is equal to 4.5% of the Bank’s outstanding advances with the FHLB. The activity-based investment component also considers other transactions, including assets originated for or sold to the FHLB, and delivery commitments issued by the FHLB. The Company currently does not enter into these other types of transactions with the FHLB.

On at least a quarterly basis, we perform an impairment analysis of FHLB stock in which we evaluate, among other things, (i) its earnings performance, including the significance of any decline in net assets of the FHLB as compared to the regulatory capital amount of the FHLB, (ii) the commitment by the FHLB to continue dividend payments, and (iii) the liquidity position of the FHLB. We did not consider our investment in FHLB stock to be impaired at December 31, 2025 or 2024.

(h) Operating Leases

During the normal course of business, the Company enters into agreements, and at inception it determines if a particular agreement is a lease. The Company’s operating lease agreements relate primarily to its corporate offices and bank branch offices. The agreements are recorded as operating lease right-of-use assets and operating lease liabilities on the consolidated balance sheets. Operating lease right-of-use assets and operating lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term, and represent the right to use an underlying asset for the lease term and the obligation to make lease payments arising from the lease. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate in determining the present value of lease payments. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the term of the lease.

(i) Premises and Equipment, Net

Premises and equipment, including leasehold improvements, are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization of premises and equipment, including capital leases, are computed on a straight-line basis over the estimated useful lives of the related assets. The estimated useful lives of significant classes of assets are generally as follows: buildings – forty years; furniture and equipment – five to seven years; and purchased computer software – three years. Leasehold improvements are amortized over the shorter of the term of the related lease or the estimated useful lives of the improvements. Major improvements are capitalized, while repairs and maintenance costs are charged to operations as incurred. Upon retirement or sale, any gain or loss is credited or charged to operations.

(j) Bank-Owned Life Insurance

The Company has purchased bank-owned life insurance contracts to help fund its obligations for certain employee benefit costs. The Company’s investment in such insurance contracts has been reported on the consolidated balance sheets at their cash surrender values. Changes in cash surrender values and death benefit proceeds received in excess of the related cash surrender values are recorded as non-interest income.

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Notes to Consolidated Financial Statements (Continued)

(k) Goodwill

Intangible assets resulting from acquisitions under the purchase method of accounting consist of goodwill and other intangible assets.

Goodwill is deemed to have an indefinite useful life and as such is not subject to amortization, and instead is subject to impairment testing at the reporting unit level, which must be conducted either at least annually, as well as when events or changes in circumstances indicate the assets might be impaired and/or upon the occurrence of a triggering event. Various factors, such as the Company’s results of operations, the trading price of the Company’s common stock relative to the book value per share, macroeconomic conditions and conditions in the banking sector, inform whether a triggering event for an interim goodwill impairment test has occurred. Goodwill is recorded and evaluated for impairment at its reporting unit, the Company. The Company’s policy is to test goodwill for impairment annually as of December 31, or on an interim basis if an event triggering an impairment assessment is determined to have occurred.

The Company has determined that it has a single reporting unit. If the fair values of the reporting unit exceed the book value, no write-down of recorded goodwill is required. If the fair value of a reporting unit is less than book value, an expense may be required to write-down the related goodwill to the proper carrying value. Any impairment would be recorded through a reduction of goodwill or other intangible asset and an offsetting charge to non-interest expense.

Testing of goodwill impairment comprises a two-step process. First, the Company performs a qualitative assessment to evaluate relevant events or circumstances to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company determines that it is more likely than not that an impairment has occurred, it proceeds to the quantitative impairment test, whereby it calculates the fair value of the reporting unit and compares it with its carrying amount, including goodwill. In its performance of impairment testing, the Company has the unconditional option to proceed directly to the quantitative impairment test, bypassing the qualitative assessment. If the carrying amount of the reporting unit exceeds the fair value, the amount by which the carrying amount exceeds fair value, up to the carrying value of goodwill, is recorded through income (loss) as an impairment charge. If the results of the qualitative assessment indicate that it is not more likely than not that an impairment has occurred, or if the quantitative impairment test results in a fair value of the reporting unit that is greater than the carrying amount, then no impairment charge is recorded.

During the fourth quarter of 2025, as a result of recent market acquisitions of the Company’s peers at a price less than book value per share, and, additionally considering Columbia Financial, Inc’s proposed merger with the Company at a price lower than book value, management determined that a triggering event had occurred and as a result of the triggering event management determined that the fair value of the Company’s sole reporting unit did not exceed the carrying amount as of December 31, 2025, which resulted in a determination that goodwill had become fully impaired. The goodwill impairment charge of $41.0 million reduced the carrying value of the Company’s goodwill to zero as of December 31, 2025. The impaired goodwill was primarily related to the Company’s acquisitions of Liberty Bank in 2002, Hopewell Valley Community Bank in 2016, and VSB Bancorp Inc. in 2020. The goodwill impairment charge was non-cash, non-tax deductible and had no impact on the Company’s asset quality, liquidity or regulatory capital ratios.

(l) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the year in which those temporary differences are expected to be recovered or settled. When applicable, deferred tax assets are reduced by a valuation allowance for any portions determined not likely to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Income tax benefits are recognized and measured based upon a two-step model: 1) a tax position must be more-likely-than-not to be sustained based solely on its technical merits in order to be recognized, and 2) the benefit is measured as the largest dollar amount of that position that is more-likely-than-not to be sustained upon settlement. The difference between the benefit recognized and the tax benefit claimed on a tax return is referred to as an unrecognized tax benefit. The Company records income tax-related interest and penalties, if applicable, within income tax expense.

(m) Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

carrying amount of an asset to future undiscounted (and without interest) net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less estimated costs to sell.

(n) Securities Sold Under Agreements to Repurchase and Other Borrowings

The Company enters into sales of securities under agreements to repurchase (Repurchase Agreements) and collateral pledge agreements (Pledge Agreements) with selected dealers and banks. Such agreements are accounted for as secured financing transactions since the Company maintains effective control over the transferred or pledged securities and the transfer meets the other accounting and recognition criteria as required by the transfer and servicing topic of the FASB Accounting Standards. Obligations under these agreements are reflected as a liability on the consolidated balance sheets. Securities underlying the agreements are maintained at selected dealers and banks as collateral for each transaction executed and may be sold or pledged by the counterparty. Collateral underlying Repurchase Agreements that permit the counterparty to sell or pledge the underlying collateral is disclosed on the consolidated balance sheets as “encumbered.” The Company retains the right under all Repurchase Agreements and Pledge Agreements to substitute acceptable collateral throughout the terms of the agreement.

(o) Comprehensive Income (Loss)

Comprehensive income (loss) includes net income and the change in unrealized holding gains and losses on debt securities available-for-sale, change in actuarial gains and losses on other post-retirement benefits, and change in service cost on other postretirement benefits, net of taxes. Comprehensive income (loss) and its components is presented on the consolidated statements of comprehensive income.

(p) Benefits

The Company sponsors a defined postretirement benefit plan that provides for medical and life insurance coverage to a limited number of retirees, as well as life insurance to all qualifying employees of the Company. The estimated cost of postretirement benefits earned is accrued during an individual’s estimated service period to the Company. The Company recognizes on its balance sheet the over-funded or under-funded status of a defined benefit postretirement plan measured as the difference between the fair value of plan assets and the benefit obligation at the end of our calendar year. The actuarial gains and losses and the prior service costs and credits that arise during the period are recognized as a component of other comprehensive income (loss), net of tax.

Funds borrowed by the Employee Stock Ownership Plan (the “ESOP”) from the Company to purchase the Company’s common stock are being repaid from the Bank’s contributions over a period of up to 30 years. The Company’s common stock not yet allocated to participants is recorded as a reduction of stockholders’ equity at cost. The Company records compensation expense related to the ESOP at an amount equal to the shares committed to be released by the ESOP multiplied by the average fair value of our common stock during the reporting period.

The Company recognizes the grant-date fair value of stock-based awards issued to participants’ as compensation cost on the consolidated statements of comprehensive income. The fair value of common stock awards is based on the closing price of our common stock as reported on the NASDAQ Stock Market on the grant date. The expense related to stock options is based on the estimated fair value of the options at the date of the grant using the Black-Scholes pricing model. The awards are fixed in nature and compensation cost related to stock-based awards is recognized on a straight-line basis over the requisite service periods. The Company accounts for forfeitures as they occur.

The Bank has a 401(k) plan covering substantially all employees. Contributions to the plan are expensed as incurred.

(q) Segment Reporting

As a community-focused financial institution, substantially all of the Company’s operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community banking operations, which constitute the Company’s only operating segment for financial reporting purposes.

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Notes to Consolidated Financial Statements (Continued)

(r) Net Income per Common Share

Net income per common share-basic is computed by dividing the net income available to common stockholders by the weighted average number of common shares outstanding, excluding unallocated ESOP shares and unearned common stock award shares. The weighted average common shares outstanding includes the average number of shares of common stock outstanding, including shares allocated or committed to be released ESOP shares. Net income per common share-diluted is computed using the same method as basic earnings per share, but reflects the potential dilution that could occur if stock options and unvested shares of restricted stock were exercised and converted into common stock.

When applying the treasury stock method we add the assumed proceeds from option exercises and the average unamortized compensation costs related to unvested shares of restricted stock and stock options. We then divided this sum by our average stock price for the period to calculate assumed shares repurchased. The excess of the number of shares issuable over the number of shares assumed to be repurchased is added to basic weighted average common shares to calculate diluted earnings per share.

At December 31, 2025, 2024, and 2023, there were 56,564, 61,290, and 77,772 dilutive shares outstanding, respectively.

(s) Other Real Estate Owned

Assets acquired through loan foreclosure, or deed-in-lieu of, are held for sale and are initially recorded at estimated fair value, less estimated selling costs, when acquired, thus establishing a new cost basis. Costs after acquisition are generally expensed. If the estimated fair value of the asset subsequently declines, a write-down is recorded through other non-interest expense.

(t) Advertising Costs

Advertising costs are expensed in the period they are incurred.

(u) Derivatives

The Company records all derivatives on the Consolidated Balance Sheets at fair value. The Company has interest rate derivatives resulting from a service provided to certain qualified borrowers in a loan-related transaction and, therefore, are not used to manage interest rate risk in the Company’s assets or liabilities. As such, all changes in fair value of the Company’s interest rate derivatives are recognized directly in earnings. The fair value of the Company’s derivatives is determined using discounted cash flow analysis using observable market-based inputs, which are considered Level 2 inputs.

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Notes to Consolidated Financial Statements (Continued)

(2) Debt Securities Available-for-Sale

The following is a comparative summary of mortgage-backed securities and other debt securities available-for-sale at December 31, 2025 and 2024 (in thousands):

	December 31, 2025
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
U.S. Government agency securities	$607	$—	$(49)	$558
Mortgage-backed securities:
Pass-through certificates:
Government sponsored enterprises (“GSEs”)	515,162	2,508	(10,721)	506,949
Real estate mortgage investment conduits “REMICs”):
GSE	870,020	6,123	(4,044)	872,099

Total mortgage-backed securities	1,385,182	8,631	(14,765)	1,379,048

Other debt securities:
Municipal bonds	614	1	(1)	614
Corporate bonds	32,101	268	(170)	32,199

Total other debt securities	32,715	269	(171)	32,813

Total debt securities available-for-sale	$1,418,504	$8,900	$(14,985)	$1,412,419

	December 31, 2024
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
U.S. Government agency securities	75,734	—	(386)	75,348
Mortgage-backed securities:
Pass-through certificates:
GSE	282,704	—	(21,028)	261,676
REMICs:
GSE	734,086	1,231	(7,974)	727,343

Total mortgage-backed securities	1,016,790	1,231	(29,002)	989,019

Other debt securities:
Municipal bonds	684	1	—	685
Corporate bonds	36,569	134	(938)	35,765

Total other debt securities	37,253	135	(938)	36,450

Total debt securities available-for-sale	$1,129,777	$1,366	$(30,326)	$1,100,817

The following is a summary of the expected maturity distribution of debt securities available-for-sale other than mortgage-backed securities at December 31, 2025 (in thousands):

Available-for-sale	Amortized cost	Estimated fair value
Due in one year or less	$4,310	$4,322
Due after one year through five years	19,012	18,890
Due after five years through ten years	10,000	10,159

	$33,322	$33,371

Contractual maturities for mortgage-backed securities are not included above, as expected maturities on mortgage-backed securities may differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without penalties.

Certain securities available-for-sale are pledged or encumbered to secure borrowings under Pledge Agreements and Repurchase Agreements and for other purposes required by law. At December 31, 2025, and December 31, 2024, the fair

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

value of debt securities available-for-sale that were pledged to secure borrowings and deposits was $686.3 million and $420.4 million, respectively. See Note 9 – “Borrowings” for further discussion regarding securities pledged or encumbered for borrowings.

For the year ended December 31, 2025, the Company had no proceeds on sales of debt securities available-for-sale and no gross realized gains or losses. For the year ended December 31, 2024, the Company had no proceeds on sales of debt securities available-for-sale, with gross realized gains of $1,000 and gross realized losses of $7,000 related to calls of securities. For the year ended December 31, 2023, the Company had no proceeds of on sales of debt securities available-for-sale with gross realized gains of $22,000 and gross realized losses of $39,000 related to calls of securities. The Company recognized net gains of $1.7 million in each of the years ended December 31, 2025, December 31, 2024 and December 31, 2023, on its trading securities portfolio. The Company routinely sells securities when market pricing presents, in management’s assessment, an economic benefit that outweighs holding such security, and when smaller balance securities become cost prohibitive to carry.

Gross unrealized losses on mortgage-backed securities and other debt securities available-for-sale, and the estimated fair value of the related securities, aggregated by security category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2025 and 2024, were as follows (in thousands):

	December 31, 2025
	Less than 12 months		12 months or more		Total
	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value
U.S. Government agency securities	$—	$—	$(49)	$558	$(49)	$558
Mortgage-backed securities:
Pass-through certificates:
GSE	(92)	51,775	(10,629)	189,412	(10,721)	241,187
REMICs:
GSE	(12)	7,980	(4,032)	120,616	(4,044)	128,596
Other debt securities:
Municipal bonds	(1)	482	—	—	(1)	482
Corporate bonds	(5)	1,995	(165)	18,837	(170)	20,832

Total	$(110)	$62,232	$(14,875)	$329,423	$(14,985)	$391,655

	December 31, 2024
	Less than 12 months		12 months or more		Total
	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value
U.S. Government agency securities	$—	$—	$(386)	$75,348	$(386)	$75,348
Mortgage-backed securities:
Pass-through certificates:
GSE	(125)	7,329	(20,903)	254,163	(21,028)	261,492
REMICs:
GSE	(285)	105,412	(7,689)	164,262	(7,974)	269,674
Other debt securities:
Municipal bonds	—	—	—	—	—	—
Corporate bonds	—	—	(938)	18,066	(938)	18,066

Total	$(410)	$112,741	$(29,916)	$511,839	$(30,326)	$624,580

The Company held 99 pass-through mortgage-backed securities issued or guaranteed by GSEs, 62 REMIC mortgage-backed securities issued or guaranteed by GSEs, three corporate bonds, and one U.S. Government agency securities that were in a continuous unrealized loss position of twelve months or greater at December 31, 2025. There were four pass-through mortgage-backed securities issued or guaranteed by GSEs, two REMIC mortgage-backed securities issued or guaranteed by GSEs, one corporate bond and one municipal bond that were in an unrealized loss position of less than twelve months at December 31, 2025. Substantially all securities referred to above were rated investment grade at December 31, 2025.

Available-for-sale debt securities in unrealized loss positions are evaluated for impairment related to credit losses on a quarterly basis. In performing an assessment of whether any decline in fair value is due to a credit loss, the Company

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

considers the extent to which the fair value is less than the amortized cost, changes in credit ratings, any adverse economic conditions, as well as relevant information at the individual security level such as credit deterioration of the issuer or collateral underlying the security. In assessing the impairment, the Company compares the present value of cash flows expected to be collected with the amortized cost basis of the security. If it is determined that the decline in fair value was due to credit losses, an allowance for credit losses is recorded, limited to the amount the fair value is less than amortized cost basis. The Company did not recognize any allowance for credit losses on its available-for-sale debt securities during the years ended December 31, 2025 or 2024. The Company does not intend to sell its available-for-sale debt securities in an unrealized loss position and it is likely that it will not be required to sell the securities before their anticipated recovery.

The non-credit related decrease in the fair value, such as a decline due to changes in market interest rates, is recorded in other comprehensive income, net of tax. The Company also assesses its intent to sell the securities (as well as the likelihood of a near-term recovery). If the Company intends to sell an available-for-sale debt security or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis, the debt security is written down to its fair value and the write down is charged to the debt security’s fair value at the reporting date with any incremental impairment reported in earnings.

The Company has made the accounting policy election to exclude accrued interest receivable on available-for-sale securities from the estimate of credit losses. Accrued interest receivable associated with debt securities available-for-sale totaled $4.2 million and $3.1 million at December 31, 2025 and December 31, 2024, respectively, and was reported in accrued interest receivable on the consolidated balance sheets. The Company elected not to measure an allowance for credit losses on accrued interest receivable, as an allowance on possible uncollectible accrued interest is not warranted.

(3)	Debt Securities Held-to-Maturity

The following is a summary of mortgage-backed securities held-to-maturity at December 31, 2025 and 2024 (in thousands):

	December 31, 2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities:
Pass-through certificates:
GSEs	$8,339	$99	$(294)	$8,144

Total securities held-to-maturity	$8,339	$99	$(294)	$8,144

	December 31, 2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities:
Pass-through certificates:
GSEs	$9,303	$16	$(557)	$8,762

Total securities held-to-maturity	$9,303	$16	$(557)	$8,762

Contractual maturities for mortgage-backed securities are not presented, as expected maturities on mortgage-backed securities may differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without penalties. There were no sales of held-to-maturity securities for the years ended December 31, 2025, 2024 or 2023.

At December 31, 2025, and December 31, 2024, debt securities held-to-maturity with a carrying value of $6.7 million and $9.1 million, respectively, were pledged to secure repurchase agreements and deposits. See Note 9 – “Borrowings” for further discussion regarding securities pledged or encumbered for borrowings.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Gross unrealized losses on mortgage-backed securities held-to-maturity, and the estimated fair value of the related securities, aggregated by security category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2025 and December 31, 2024 were as follows (in thousands):

	December 31, 2025
	Less than 12 months		12 months or more		Total
	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value
Mortgage-backed securities:
Pass-through certificates:
GSE	$—	$—	$(294)	$5,922	$(294)	$5,922

Total	$—	$—	$(294)	$5,922	$(294)	$5,922

	December 31, 2024
	Less than 12 months		12 months or more		Total
	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value
Mortgage-backed securities:
Pass-through certificates:
GSE	$—	$—	$(557)	$5,974	$(557)	$5,974

Total	$—	$—	$(557)	$5,974	$(557)	$5,974

The Company held nine pass-through mortgage-backed debt securities held-to-maturity issued or guaranteed by GSEs that were in a continuous unrealized loss position of twelve months or greater at December 31, 2025.

The Company’s held-to-maturity securities are residential mortgage-backed securities issued by Ginnie Mae, Freddie Mac and Fannie Mae, and it is expected that the securities will not be settled at prices less than the amortized cost bases of the securities as such securities are backed by the full faith and credit of and/or guaranteed by the U.S. Government. Accordingly, no allowance for credit losses has been recorded for these securities.

The Company has made the accounting policy election to exclude accrued interest receivable on held-to-maturity securities from the estimate of credit losses. Accrued interest receivable associated with held-to-maturity securities totaling $30,000 and $33,000, respectively, at December 31, 2025 and December 31, 2024 was reported in accrued interest receivable on the consolidated balance sheets. The Company elected not to measure an allowance for credit losses on accrued interest receivable, as an allowance on possible uncollectible accrued interest is not warranted.

(4)	Equity Securities

At December 31, 2025 and December 31, 2024, equity securities totaled $5.0 million and $14.3 million, respectively. Equity securities consisted of an investment in a private Small Business Administration (“SBA”) Loan Fund (the “SBA Loan Fund”) recorded at net asset value of $5.0 million and $10.0 million at December 31, 2025 and December 31, 2024, respectively, and money market mutual funds, recorded at fair value of $0 and $4.3 million, at December 31, 2025 and December 31, 2024, respectively. As the SBA Loan Fund operates as a private fund, its shares are not publicly traded and, therefore, have no readily determinable market value. The SBA Loan Fund was recorded at net asset value as a practical expedient for reporting fair value.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(5)	Loans

The following table summarizes the Company’s loans held-for-investment, net, (in thousands):

	December 31,
	2025	2024
Real estate loans:
Multifamily	$2,361,365	$2,597,484
Commercial mortgage	911,390	889,801
One-to-four family residential mortgage	165,100	150,217
Home equity and lines of credit	198,557	174,062
Construction and land	44,522	35,897

Total real estate loans	3,680,934	3,847,461

Commercial and industrial loans	166,167	163,425
Other loans	1,409	2,165

Total commercial and industrial and other loans	167,576	165,590

Loans held-for-investment, net (excluding PCD)	3,848,510	4,013,051
PCD	8,263	9,173

Total loans held-for-investment, net	3,856,773	4,022,224
Allowance for credit losses	(38,144)	(35,183)

Net loans held-for-investment	$3,818,629	$3,987,041

The Company had loans held-for-sale of $0 and $4.9 million at December 31, 2025 and December 31, 2024, respectively.

In addition to originating loans, the Company may acquire loans through portfolio purchases or acquisitions of other companies. Purchased loans that have evidence of more than insignificant credit deterioration since origination are deemed PCD loans. For PCD loans, each loan pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. PCD loans totaled $8.3 million at December 31, 2025, as compared to $9.2 million at December 31, 2024. The majority of the PCD loan balances were acquired as part of an FDIC-assisted transaction. At December 31, 2025, PCD loans consisted of approximately 10% one-to-four family residential loans, 21% commercial real estate loans, 58% commercial and industrial loans, and 11% in home equity loans. At December 31, 2024, PCD loans consisted of approximately 9% one-to-four family residential loans, 25% commercial real estate loans, 55% commercial and industrial loans, and 11% in home equity loans.

Credit Quality Indicators

The Company monitors the credit quality of its loan portfolio on a regular basis. Credit quality is monitored by reviewing certain credit quality indicators. Management has determined that loan-to-value (“LTV”) ratios (at period end) and internally assigned credit risk ratings by loan type are the key credit quality indicators that best measure the credit quality of the Company’s loan receivables. LTV ratios used by management in monitoring credit quality are based on current period loan balances and original appraised values at the time of origination (unless a current appraisal has been obtained as a result of the loan being deemed impaired).

The Company maintains a credit risk rating system as part of the risk assessment of its loan portfolio. The Company’s lending officers are required to assign a credit risk rating to each loan in their portfolio at origination. This risk rating is reviewed periodically and adjusted if necessary. Monthly, management presents monitored assets to the Loan Committee of the Board of Directors. In addition, the Company engages a third-party independent loan reviewer that performs semi-annual reviews of a sample of loans, validating the credit risk ratings assigned to such loans. The credit risk ratings play an important role in the establishment of the provision for credit losses on loans and the allowance for credit losses for loans held-for-investment. After determining the loss factor for each portfolio segment held-for-investment, the collectively evaluated for impairment balance of the held-for-investment portfolio is multiplied by the collectively evaluated for impairment loss factor for the respective portfolio segment in order to determine the allowance for loans collectively evaluated for impairment.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

When assigning a credit risk rating to a loan, management utilizes the Bank’s internal nine-point credit risk rating system.

1.	Strong

2.	Good

3.	Acceptable

4.	Adequate

5.	Watch

6.	Special Mention

7.	Substandard

8.	Doubtful

9.	Loss

Loans rated 1 to 5 are considered pass ratings. An asset is classified substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets have well defined weaknesses based on objective evidence, and are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full highly questionable and improbable based on current circumstances. Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets which do not currently expose the Company to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses, are required to be designated special mention.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The following tables presents the Company’s loans held-for-investment and current period gross charge-offs, excluding PCD loans, by loan class, credit risk ratings and year of origination, at December 31, 2025, and December 31, 2024, (in thousands):

	December 31, 2025
	2025	2024	2023	2022	2021	Prior	Revolving Loans	Total
Real Estate:
Multifamily
Pass	$102,597	$4,818	$84,164	$561,040	$600,369	$990,193	$284	$2,343,465
Special mention	—	—	—	—	1,166	6,325	—	7,491
Substandard	—	—	—	—	—	10,409	—	10,409

Total multifamily	102,597	4,818	84,164	561,040	601,535	1,006,927	284	2,361,365
Commercial mortgage
Pass	92,786	61,761	85,492	183,083	135,579	326,204	2,346	887,251
Special mention	—	—	—	—	—	8,064	—	8,064
Substandard	—	—	—	6,525	—	9,265	285	16,075

Total commercial mortgage	92,786	61,761	85,492	189,608	135,579	343,533	2,631	911,390

One-to-four family residential
Pass	20,730	16,026	13,439	20,964	11,407	80,563	640	163,769
Substandard	—	—	—	—	—	1,331	—	1,331

Total one-to-four family residential	20,730	16,026	13,439	20,964	11,407	81,894	640	165,100

Home equity and lines of credit
Pass	14,828	12,458	15,300	27,309	10,564	19,831	95,525	195,815
Special mention	—	—	—	64	—	—	—	64
Substandard	104	—	438	1,419	543	174	—	2,678

Total home equity and lines of credit	14,932	12,458	15,738	28,792	11,107	20,005	95,525	198,557

Construction and land
Pass	20,120	1,375	9,409	8,051	—	5,567	—	44,522

Total construction and land	20,120	1,375	9,409	8,051	—	5,567	—	44,522

Total real estate loans	251,165	96,438	208,242	808,455	759,628	1,457,926	99,080	3,680,934

Commercial and industrial
Pass	9,971	12,546	12,222	15,355	9,791	5,887	87,829	153,601
Special mention	—	—	555	—	—	—	2,384	2,939
Substandard	—	2,520	3,152	882	1,447	369	1,257	9,627

Total commercial and industrial	9,971	15,066	15,929	16,237	11,238	6,256	91,470	166,167

Current-period gross charge-offs	—	67	855	2,371	1,112	935	—	5,340

Other
Pass	1,365	—	—	—	—	15	26	1,406
Substandard	—	—	—	—	—	3	—	3

Total other	1,365	—	—	—	—	18	26	1,409

Total loans held-for-investment	$262,501	$111,504	$224,171	$824,692	$770,866	$1,464,200	$190,576	$3,848,510

Total current-period gross charge-offs (1)	$—	$67	$855	$2,371	$1,112	$935	$—	$5,340

(1)	Excludes $343,000 of current period gross charge-offs of PCD loans.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	December 31, 2024
	2024	2023	2022	2021	2020	Prior	Revolving Loans	Total
Real Estate:
Multifamily
Pass	$4,881	$86,169	$594,887	$628,886	$449,955	$819,582	$493	$2,584,853
Special mention	—	—	—	1,197	1,131	1,445	—	3,773
Substandard	—	—	—	—	—	8,858	—	8,858

Total multifamily	4,881	86,169	594,887	630,083	451,086	829,885	493	2,597,484

Current-period gross charge-offs	—	—	—	—	—	136	—	136

Commercial mortgage
Pass	63,034	87,164	195,575	149,231	61,214	309,280	1,200	866,698
Special mention	—	—	—	—	2,701	9,297	—	11,998
Substandard	—	—	—	—	—	10,812	293	11,105

Total commercial mortgage	63,034	87,164	195,575	149,231	63,915	329,389	1,493	889,801

One-to-four family residential
Pass	8,929	6,597	23,452	11,728	6,547	91,404	920	149,577
Substandard	—	—	—	—	—	640	—	640

Total one-to-four family residential	8,929	6,597	23,452	11,728	6,547	92,044	920	150,217

Home equity and lines of credit
Pass	15,231	19,647	31,378	12,209	6,499	16,966	70,453	172,383
Special mention	—	—	68	—	—	—	—	68
Substandard	—	—	1,008	421	23	159	—	1,611

Total home equity and lines of credit	15,231	19,647	32,454	12,630	6,522	17,125	70,453	174,062

Construction and land
Pass	3,532	11,254	2,281	625	13,570	4,635	—	35,897

Total construction and land	3,532	11,254	2,281	625	13,570	4,635	—	35,897

Total real estate loans	95,607	210,831	848,649	804,297	541,640	1,273,078	73,359	3,847,461

Commercial and industrial
Pass	15,733	14,768	19,043	13,539	2,977	6,680	82,552	155,292
Special mention	—	770	264	168	—	—	—	1,202
Substandard	2,494	733	1,217	1,280	72	131	1,004	6,931

Total commercial and industrial	18,227	16,271	20,524	14,987	3,049	6,811	83,556	163,425

Current-period gross charge-offs	—	387	3,249	2,966	73	198	—	6,873

Other
Pass	2,096	—	—	—	—	11	53	2,160
Substandard	—	—	—	—	—	5	—	5

Total other	2,096	—	—	—	—	16	53	2,165

Total loans held-for-investment	$115,930	$227,102	$869,173	$819,284	$544,689	$1,279,905	$156,968	$4,013,051

Total current-period gross charge-offs	$—	$387	$3,249	$2,966	$73	$334	$—	$7,009

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Past Due and Non-Accrual Loans

Included in loans receivable held-for-investment are loans for which the accrual of interest income has been discontinued due to deterioration in the financial condition of the borrowers. The recorded investment of these non-accrual loans was $15.2 million and $14.3 million at December 31, 2025, and December 31, 2024, respectively. Generally, originated loans are placed on non-accrual status when they become 90 days or more delinquent, or sooner if considered appropriate by management, and remain on non-accrual status until they are brought current, have six consecutive months of performance under the loan terms, and factors indicating reasonable doubt about the timely collection of payments no longer exist. Therefore, loans may be current in accordance with their loan terms, or may be less than 90 days delinquent and still be on a non-accruing status.

When an individual loan no longer demonstrates the similar credit risk characteristics as other loans within its current segment, the Company evaluates each for expected credit losses on an individual basis. All non-accrual loans $500,000 and above and all loans designated as TDRs prior to adoption of ASU 2022-02 are individually evaluated. The non-accrual amounts included in loans individually evaluated for impairment were $8.8 million and $9.6 million at December 31, 2025, and December 31, 2024, respectively. Loans on non-accrual status with principal balances less than $500,000, and therefore not meeting the Company’s definition of an individually evaluated loan, amounted to $6.4 million at December 31, 2025, and $4.7 million at December 31, 2024. Loans past due 90 days or more and still accruing interest were $925,000 and $1.2 million at December 31, 2025, and December 31, 2024, respectively, and consisted of loans that are well-secured and in the process of collection.

The following tables set forth the detail, and delinquency status, of non-performing loans (non-accrual loans and loans past due 90 days or more and still accruing), net of deferred fees and costs, at December 31, 2025, and December 31, 2024, excluding PCD loans (in thousands):

	December 31, 2025
	Total Non-Performing Loans
	Non-Accruing Loans
	Current	30-89 Days Past Due	90 Days or More Past Due	Total	90 Days or More Past Due and Accruing	Total Non-Performing Loans
Loans held-for-investment:
Real estate loans:
Multifamily
Substandard	$2,266	$—	$1,422	$3,688	$—	$3,688

Total multifamily	2,266	—	1,422	3,688	—	3,688

Commercial mortgage
Substandard	61	188	4,763	5,012	51	5,063

Total commercial mortgage	61	188	4,763	5,012	51	5,063

One-to-four family residential
Pass	—	—	—	—	—	—
Substandard	—	—	—	—	863	863

Total one-to-four family residential	—	—	—	—	863	863

Home equity and lines of credit
Pass	—	—	—	—	7	7
Substandard	—	100	1,678	1,778	—	1,778

Total home equity and lines of credit	—	100	1,678	1,778	7	1,785

Total real estate	2,327	288	7,863	10,478	921	11,399

Commercial and industrial loans
Substandard	2,746	122	1,864	4,732	—	4,732

Total commercial and industrial loans	2,746	122	1,864	4,732	—	4,732

Other loans
Substandard	—	—	—	—	4	4

Total other	—	—	—	—	4	4

Total non-performing loans	$5,073	$410	$9,727	$15,210	$925	$16,135

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

At December 31, 2025, the Company did not have any non-accrual loans held-for-sale, which are not included in the above table.

	December 31, 2024
	Total Non-Performing Loans
	Non-Accruing Loans
	Current	30-89 Days Past Due	90 Days or More Past Due	Total	90 Days or More Past Due and Accruing	Total Non-Performing Loans
Loans held-for-investment:
Real estate loans:
Multifamily
Substandard	$1,727	$—	$882	$2,609	$164	$2,773

Total multifamily	1,727	—	882	2,609	164	2,773

Commercial mortgage
Substandard	58	142	4,378	4,578	—	4,578

Total commercial mortgage	58	142	4,378	4,578	—	4,578

One-to-four family residential
Pass	—	—	—	—	748	748
Substandard	—	—	—	—	134	134

Total one-to-four family residential	—	—	—	—	882	882

Home equity and lines of credit
Substandard	19	44	1,207	1,270	140	1,410

Total home equity and lines of credit	19	44	1,207	1,270	140	1,410

Total real estate	1,804	186	6,467	8,457	1,186	9,643

Commercial and industrial loans
Substandard	2,658	247	2,902	5,807	—	5,807

Total commercial and industrial loans	2,658	247	2,902	5,807	—	5,807

Total non-performing loans	$4,462	$433	$9,369	$14,264	$1,186	$15,450

At December 31, 2024, the Company had non-accrual loans held-for-sale of $4.9 million, which are not included in the above table.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The following tables set forth the detail and delinquency status of loans held-for-investment, excluding PCD loans, net of deferred fees and costs, at December 31, 2025 and December 31, 2024 (in thousands):

	December 31, 2025
	Past Due Loans
	30-89 Days Past Due	90 Days or More Past Due	90 Days or More Past Due and Accruing	Total Past Due	Current	Total Loans Receivable, net
Loans held-for-investment:
Real estate loans:
Multifamily
Pass	$471	$—	$—	$471	$2,342,994	$2,343,465
Special mention	—	—	—	—	7,491	7,491
Substandard	—	1,422	—	1,422	8,987	10,409

Total multifamily	471	1,422	—	1,893	2,359,472	2,361,365

Commercial mortgage
Pass	—	—	—	—	887,251	887,251
Special mention	—	—	—	—	8,064	8,064
Substandard	7,172	4,763	51	11,986	4,089	16,075

Total commercial mortgage	7,172	4,763	51	11,986	899,404	911,390

One-to-four family residential
Pass	1,076	—	—	1,076	162,693	163,769
Substandard	48	—	863	911	420	1,331

Total one-to-four family residential	1,124	—	863	1,987	163,113	165,100

Home equity and lines of credit
Pass	757	—	7	764	195,051	195,815
Special mention	—	—	—	—	64	64
Substandard	452	1,678	—	2,130	548	2,678

Total home equity and lines of credit	1,209	1,678	7	2,894	195,663	198,557

Construction and land
Pass	—	—	—	—	44,522	44,522

Total construction and land	—	—	—	—	44,522	44,522

Total real estate	9,976	7,863	921	18,760	3,662,174	3,680,934

Commercial and industrial
Pass	459	—	—	459	153,142	153,601
Special mention	898	—	—	898	2,041	2,939
Substandard	501	1,864	—	2,365	7,262	9,627

Total commercial and industrial	1,858	1,864	—	3,722	162,445	166,167

Other loans
Pass	—	—	4	4	1,402	1,406
Substandard	—	—	—	—	3	3

Total other loans	—	—	4	4	1,405	1,409

Total loans held-for-investment	$11,834	$9,727	$925	$22,486	$3,826,024	$3,848,510

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	December 31, 2024
	Past Due Loans
	30-89 Days Past Due	90 Days or More Past Due	90 Days or More Past Due and Accruing	Total Past Due	Current	Total Loans Receivable, net
Loans held-for-investment:
Real estate loans:
Multifamily
Pass	$2,381	$—	$—	$2,381	$2,582,472	$2,584,853
Special mention	—	—	—	—	3,773	3,773
Substandard	450	882	164	1,496	7,362	8,858

Total multifamily	2,831	882	164	3,877	2,593,607	2,597,484

Commercial mortgage
Pass	25	—	—	25	866,673	866,698
Special mention	—	—	—	—	11,998	11,998
Substandard	195	4,378	—	4,573	6,532	11,105

Total commercial mortgage	220	4,378	—	4,598	885,203	889,801

One-to-four family residential
Pass	2,406	—	748	3,154	146,423	149,577
Substandard	—	—	134	134	506	640

Total one-to-four family residential	2,406	—	882	3,288	146,929	150,217

Home equity and lines of credit
Pass	1,473	—	—	1,473	170,910	172,383
Special mention	—	—	—	—	68	68
Substandard	44	1,207	140	1,391	220	1,611

Total home equity and lines of credit	1,517	1,207	140	2,864	171,198	174,062

Construction and land
Pass	—	—	—	—	35,897	35,897

Total construction and land	—	—	—	—	35,897	35,897

Total real estate	6,974	6,467	1,186	14,627	3,832,834	3,847,461

Commercial and industrial
Pass	1,648	—	—	1,648	153,644	155,292
Special mention	432	—	—	432	770	1,202
Substandard	711	2,902	—	3,613	3,318	6,931

Total commercial and industrial	2,791	2,902	—	5,693	157,732	163,425

Other loans
Pass	3	—	—	3	2,157	2,160
Substandard	—	—	—	—	5	5

Total other loans	3	—	—	3	2,162	2,165

Total loans held-for-investment	$9,768	$9,369	$1,186	$20,323	$3,992,728	$4,013,051

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The following tables summarize information on non-accrual loans, excluding PCD loans, at December 31, 2025 and December 31, 2024 (in thousands):

	December 31, 2025
	Recorded Investment	Unpaid Principal Balance	With No Related Allowance
Real estate loans:
Multifamily	$3,688	$4,101	$1,681
Commercial mortgage	5,012	5,445	1,256
Home equity and lines of credit	1,778	2,027	—
Commercial and industrial	4,732	15,854	880

Total non-accrual loans	$15,210	$27,427	$3,817

	December 31, 2024
	Recorded Investment	Unpaid Principal Balance	With No Related Allowance
Real estate loans:
Multifamily	$2,609	$3,023	$1,727
Commercial mortgage	4,578	5,011	3,806
Home equity and lines of credit	1,270	1,519	—
Commercial and industrial	5,807	14,693	1,534

Total non-accrual loans	$14,264	$24,246	$7,067

The following table summarizes interest income on non-accrual loans, excluding PCD loans, during the years ended December 31, 2025 and 2024 (in thousands):

	Year Ended December 31,
	2025	2024
Real estate loans:
Multifamily	$181	$146
Commercial mortgage	97	150
Home equity and lines of credit	46	36
Commercial and industrial	338	421

Total interest income on non-accrual loans	$662	$753

Collateral-Dependent Loans

Loans for which the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the operation or sale of the collateral are considered to be collateral-dependent loans. Collateral can have a significant financial effect in mitigating exposure to credit risk and, where there is sufficient collateral, an allowance for credit losses is not recognized or is minimal. For collateral-dependent loans, the allowance for credit losses is individually assessed based on the fair value of the collateral less estimated costs of sale. The Company’s collateral-dependent loans are secured by real estate, inventory and equipment. Collateral values are generally based on appraisals, which are adjusted for changes in market indices. As of December 31, 2025 and December 31, 2024, the Company had $8.4 million and $8.7 million of collateral-dependent impaired loans, respectively. The collateral-dependent loans at December 31, 2025 consisted of $4.9 million of commercial real estate loans, $1.7 million of multifamily loans, and $965,000 of one-to-four family residential loans, and $839,000 of commercial and industrial loans. The collateral-dependent loans at December 31, 2024 consisted of $5.2 million of commercial real estate loans, $1.7 million of multifamily loans, $1.5 million of commercial and industrial loans, and $264,000 of one-to-four family residential loans. For the years ended December 31, 2025 and 2024, there were no significant deterioration or changes in the collateral securing these loans.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Loan Modifications Made to Borrowers Experiencing Financial Difficulty

The Company has modified, and may modify in the future, certain loans to borrowers experiencing financial difficulty. These modifications may include a reduction in interest rate, an extension in term, principal forgiveness and/or other than insignificant payment delay.

The following tables present the amortized cost basis at December 31, 2025 and 2024 of loan modifications made to borrowers experiencing financial difficulty that were modified during the years ended December 31, 2025 and 2024 by class and by type of modification (dollars in thousands):

	Year Ended December 31, 2025
	Payment Delay	Payment Delay and Interest Rate Reduction	Payment Delay, Term Extension, and Interest Rate Reduction	Total	Percentage of Total Class of Financing Receivable
Commercial mortgage	$1,728	$—	$—	$1,728	0.19%
Commercial and industrial	175	203	2,851	3,229	1.94%

Total loans	$1,903	$203	$2,851	$4,957

	Year Ended December 31, 2024
	Principal Forgiveness, Interest Rate Reduction and Term Extension	Payment Delay	Term Extension	Interest Rate Reduction	Payment Delay, Term Extension, and Interest Rate Reduction	Total	Percentage of Total Class of Financing Receivable
Commercial mortgage	$—	$—	$380	$—	$293	$673	0.08%
Home equity and lines of credit	—	—	—	201	—	201	0.12%
Commercial and industrial	2,494	446	—	—	137	3,077	1.88%

Total loans	$2,494	$446	$380	$201	$430	$3,951

The following table presents the financial effect of loan modifications made to borrowers experiencing financial difficulty during the years ended December 31, 2025 and 2024 (in thousands):

	Weighted- Average Term Extension (in months)	Weighted- Average Interest Rate Reduction
Year Ended December 31, 2025
Commercial and industrial	36	1.80%

Year Ended December 31, 2024
Commercial mortgage	60	3.00%
Home equity and lines of credit	—	3.50%
Commercial and industrial	35	3.87%

There were no commitments to lend additional funds to borrowers experiencing financial difficulty whose terms have been restructured at December 31, 2025.

For modified loans, a subsequent payment default is defined in terms of delinquency, when a principal or interest payment is 90 days past due or classified into non-accrual status during the reporting period. During the preceding twelve months, there was one commercial and industrial loan with a balance of approximately $227,000, at December 2024, that subsequently defaulted and was charged-off in full during the year ended December 31, 2025.

The Company closely monitors the performance of loans that are modified to borrowers experiencing financial difficulty to understand the effectiveness of the modification efforts. The following tables present the aging analysis of loan

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

modifications made to borrowers experiencing financial difficulty during the years ended December 31, 2025 and 2024 (in thousands):

	Year Ended December 31, 2025
	Current	30-89 Days Past Due	90 Days or More Past Due	Non-Accrual	Total
Commercial mortgage	$3,054	$—	$—	$—	$3,054
Commercial and industrial	1,728	—	—	175	1,903

Total loans	$4,782	$—	$—	$175	$4,957

	Year Ended December 31, 2024
	Current	30-89 Days Past Due	90 Days or More Past Due	Non-Accrual	Total
Commercial mortgage	$673	$—	$—	$—	$673
Home equity and lines of credit	201	—	—	—	201
Commercial and industrial	219	137	—	2,721	3,077

Total loans	$1,093	$137	$—	$2,721	$3,951

(6)	Allowance for Credit Losses (“ACL”) on Loans

Allowance for Collectively Evaluated Loans Held-for-Investment

In estimating the quantitative component of the allowance on a collective basis, the Company uses a risk rating migration model which calculates an expected life of loan loss percentage for each loan by generating probability of default and loss given default metrics. These metrics are multiplied by the exposure at the potential default, taking into consideration estimated prepayments, to calculate the quantitative component of the ACL. The metrics are based on the migration of loans from performing to loss by credit risk rating or delinquency categories using historical life-of-loan analysis periods for each loan portfolio pool, and the severity of loss, based on the aggregate net lifetime losses incurred using the Company’s own historical loss experience and comparable peer data loss history. The model’s expected losses based on loss history are adjusted for qualitative adjustments to address risks that may not be adequately represented in the risk rating migration model. Among other things, these adjustments include and account for differences in: (i) changes in lending policies and procedures; (ii) changes in local, regional, national, and international economic and business conditions and developments that affect the collectability of our portfolio, including the condition of various market segments; (iii) changes in the experience, ability and depth of lending management and other relevant staff; (iv) changes in the quality of our loan review system; (v) the existence and effect of any concentrations of credit, and changes in the level of such concentrations; and (vi) the effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in our existing portfolio.

The Company utilizes a two-year reasonable and supportable forecast period after which estimated losses revert to historical loss experience immediately for the remaining life of the loan. In establishing its estimate of expected credit losses, the Company utilizes five externally-sourced forward-looking economic scenarios developed by Moody’s Analytics (“Moody’s”) so as to incorporate uncertainties related to the economic environment. These scenarios, which range from more benign to more severe economic outlooks, include a “most likely outcome” (the “Baseline” scenario) and four less likely scenarios referred to as the “Upside” and “Downside” scenarios. Each scenario is assigned a weighting with a majority of the weighting placed on the Baseline scenario and lower weights placed on both the Upside and Downside scenarios. The weighting assigned by management is based on the economic outlook and available information at the reporting date. The model projects economic variables under each scenario based on detailed statistical analyses. The Company has identified and selected key variables that most closely correlated to its historical credit performance, which include: Gross domestic product, unemployment, and three collateral indices: the Commercial Property Price Index, the Commercial Property Price Apartment Index and the Case-Shiller Home Price Index.

Allowance for Individually Evaluated Loans

The Company measures specific reserves for individual loans that do not share common risk characteristics with other loans, consisting of all loans previously modified as TDRs (prior to the adoption of ASU 2022-02) and non-accrual loans

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

with an outstanding balance of $500,000 or greater. Loans individually evaluated for impairment are assessed to determine whether the loan’s carrying value is not in excess of the estimated fair value of the collateral less cost to sell, if the loan is collateral-dependent, or the present value of the expected future cash flows, if the loan is not collateral-dependent. Management performs an evaluation of each individually evaluated loan and generally obtains updated appraisals as part of the evaluation. In addition, management adjusts estimated fair values down to appropriately consider recent market conditions, our willingness to accept a lower sales price to effect a quick sale, and costs to dispose of any supporting collateral. Determining the estimated fair value of underlying collateral (and related costs to sell) can be difficult in illiquid real estate markets and is subject to significant assumptions and estimates. Management employs an independent third-party management firm that specializes in appraisal preparation and review to ascertain the reasonableness of updated appraisals. Projecting the expected cash flows for TDRs (prior to the adoption of ASU 2022-02) which are not collateral-dependent is inherently subjective and requires, among other things, an evaluation of the borrower’s current and projected financial condition. Individually evaluated loans that have no impairment losses are not considered for collective allowances described above. Upon adoption of ASU 2022-02, the Company no longer establishes a specific reserve for loan modifications to borrowers experiencing financial difficulty. Instead, these loan modifications are included in their respective pool and a historical loss rate is applied to the current loan balance to arrive at the quantitative and qualitative baseline portion of the allowance for credit losses.

Allowance for Credit Losses – Off-Balance Sheet Exposures

An ACL for off-balance-sheet exposures represents an estimate of expected credit losses arising from off-balance sheet exposures such as loan commitments, standby letters of credit and unused lines of credit (loans already on the books). Commitments to fund unused lines of credit are agreements to lend additional funds to customers as long as there have been no violations of any of the conditions established in the agreements (original or restructured). Commitments to originate loans generally have a fixed expiration or other termination clauses, which may require payment of a fee. Since some of these loan commitments are expected to expire without being drawn upon, total commitments do not necessarily represent future cash requirements. The reserve for off-balance sheet exposures is determined using the CECL reserve factor in the related funded loan segment, adjusted for an average historical funding rate. The allowance for credit losses for off-balance sheet credit exposures is recorded in other liabilities on the consolidated balance sheets and the corresponding provision is included in other non-interest expense.

The table below summarizes the allowance for credit losses for off-balance sheet credit exposures as of, and for the years ended December 31, 2025 and 2024 (in thousands):

	Year Ended December 31,
	2025	2024
Balance at beginning of year	$518	$236
(Benefit)/expense for credit losses	(228)	282

Balance at end of year	$290	$518

A summary of changes in the allowance for credit losses for the years ended December 31, 2025, 2024, and 2023 follows (in thousands):

	December 31,
	2025	2024	2023
Balance at beginning of year	$35,183	$37,535	$42,617
Provision for credit losses	7,402	4,281	1,353
Recoveries	1,242	376	145
Charge-offs	(5,683)	(7,009)	(6,580)

Balance at end of year	$38,144	$35,183	$37,535

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The following tables set forth activity in our allowance for credit losses by loan type, as of, and for the years ended, December 31, 2025 and December 31, 2024. The following tables also detail the amount of loans receivable held-for-investment, net of deferred loan fees and costs, that are evaluated, individually and collectively, for impairment, and the related portion of allowance for credit losses that is allocated to each loan portfolio segment (in thousands):

	December 31, 2025
	Real Estate
	Commercial (1)	One-to- Four Family	Home Equity and Lines of Credit	Construction and Land	Commercial and Industrial	Other	Total Loans (excluding PCD)	PCD	Total
Allowance for credit losses:
Beginning balance	$20,949	$2,245	$2,254	$103	$6,724	$4	$32,279	$2,904	$35,183
Charge-offs	—	—	—	—	(5,340)	—	(5,340)	(343)	(5,683)
Recoveries	62	—	—	—	1,143	—	1,205	37	1,242
Provisions (credit)	3,471	(32)	626	(1)	3,315	—	7,379	23	7,402

Ending balance	$24,482	$2,213	$2,880	$102	$5,842	$4	$35,523	$2,621	$38,144

Ending balance: individually evaluated for impairment	$705	$—	$—	$—	$488	$—	$1,193	$—	$1,193

Ending balance: collectively evaluated for impairment	$23,777	$2,213	$2,880	$102	$5,354	$4	$34,330	$—	$34,330

Ending balance: PCD loans evaluated for impairment (2)	$—	$—	$—	$—	$—	$—	$—	$2,621	$2,621

Loans, net:
Ending balance	$3,272,755	$165,100	$198,557	$44,522	$166,167	$1,409	$3,848,510	$8,263	$3,856,773

Ending balance: individually evaluated for impairment	$7,211	$1,234	$16	$—	$3,278	$—	$11,739	$—	$11,739

Ending balance: collectively evaluated for impairment	$3,265,544	$163,866	$198,541	$44,522	$162,868	$1,409	$3,836,750	$—	$3,836,750

Ending balance: PCD loans evaluated for impairment (2)	$—	$—	$—	$—	$—	$—	$—	$8,263	$8,263

PPP loans not evaluated for impairment (3)	$—	$—	$—	$—	$21	$—	$21	$—	$21

(1)	Commercial includes commercial real estate loans collateralized by owner-occupied, non-owner occupied, and multifamily properties.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2)	Upon adoption of CECL, the Company elected to maintain pools of PCD loans that were previously accounted for under ASC 310-30, and will continue to evaluate PCD loans under this guidance.
(3)	PPP loans are guaranteed by the SBA and therefore excluded from the allowance for credit losses.

	December 31, 2024
	Real Estate
	Commercial (1)	One-to- Four Family	Home Equity and Lines of Credit	Construction and Land	Commercial and Industrial	Other	Total Loans (excluding PCD)	PCD	Total
Allowance for credit losses:
Beginning balance	$23,255	$3,285	$1,705	$149	$6,050	$6	$34,450	$3,085	$37,535
Charge-offs	(136)	—	—	—	(6,873)	—	(7,009)	—	(7,009)
Recoveries	57	9	92	—	218	—	376	—	376
Provisions (credits)	(2,227)	(1,049)	457	(46)	7,329	(2)	4,462	(181)	4,281

Ending balance	$20,949	$2,245	$2,254	$103	$6,724	$4	$32,279	$2,904	$35,183

Ending balance: individually evaluated for impairment	$—	$—	$2	$—	$1,274	$—	$1,276	$—	$1,276

Ending balance: collectively evaluated for impairment	$20,949	$2,245	$2,252	$103	$5,450	$4	$31,003	$—	$31,003

Ending balance: PCD loans evaluated for impairment (2)	$—	$—	$—	$—	$—	$—	$—	$2,904	$2,904

Loans, net:
Ending balance	$3,487,285	$150,217	$174,062	$35,897	$163,425	$2,165	$4,013,051	$9,173	$4,022,224

Ending balance: individually evaluated for impairment	$7,730	$555	$20	$—	$4,070	$—	$12,375	$—	$12,375

Ending balance: collectively evaluated for impairment	$3,479,555	$149,662	$174,042	$35,897	$159,237	$2,165	$4,000,558	$—	$4,000,558

Ending balance: PCD loans evaluated for impairment (2)	$—	$—	$—	$—	$—	$—	$—	$9,173	$9,173

PPP loans not evaluated for impairment (3)	$—	$—	$—	$—	$118	$—	$118	$—	$118

(1)	Commercial includes commercial real estate loans collateralized by owner-occupied, non-owner occupied, and multifamily properties.
(2)	Upon adoption of CECL, the Company elected to maintain pools of PCD loans that were previously accounted for under ASC 310-30, and will continue to evaluate PCD loans under this guidance.
(3)	PPP loans are guaranteed by the SBA and therefore excluded from the allowance for credit losses.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(7)	Premises and Equipment, Net

At December 31, 2025 and 2024, premises and equipment, less accumulated depreciation and amortization, consists of the following (in thousands):

	December 31,
	2025	2024
At cost:
Land	$4,940	$4,940
Buildings and improvements	12,095	12,005
Capital leases	2,619	2,600
Furniture, fixtures, and equipment	34,879	33,873
Leasehold improvements	29,808	29,773

	84,341	83,191
Accumulated depreciation and amortization	(64,403)	(61,206)

Premises and equipment, net	$19,938	$21,985

Depreciation expense for the years ended December 31, 2025, 2024, and 2023, was $3.2 million, $3.6 million, and $3.7 million, respectively. There were no sales of premises and equipment during the year ended December 31, 2025. The Company sold premises and equipment during 2024, with a book balance of $389,000 and realized a gain of $3.4 million. There were no sales of premises and equipment in 2023.

(8)	Deposits

Deposit account balances are summarized as follows (dollars in thousands):

	As of December 31,
	2025		2024
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Transaction:
Negotiable orders of withdrawal and interest-bearing checking	$1,421,244	2.06%	$1,286,154	2.11%
Non-interest bearing checking	736,249	—%	706,976	—%

Total transaction	2,157,493	1.36%	1,993,130	1.36%

Savings:
Money market	275,483	1.84%	272,145	1.87%
Savings	858,600	1.40%	904,163	1.71%

Total savings	1,134,083	1.51%	1,176,308	1.75%

Certificates of deposit:
Under $250,000	582,192	3.41%	844,360	4.10%
$250,000 or more	142,041	3.47%	124,679	4.26%

Total certificates of deposit	724,233	3.42%	969,039	4.12%

Total deposits	$4,015,809	1.77%	$4,138,477	2.12%

The Company had brokered deposits (included in certificates of deposit under $250,000 in the table above) of $40.5 million and $263.4 million at December 31, 2025 and 2024, respectively.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Scheduled maturities of certificates of deposit are summarized as follows (in thousands):

December 31, 2025
2026	$665,931
2027	8,752
2028	9,499
2029	20,659
2030	19,392

Total	$724,233

Interest expense on deposits is summarized as follows (in thousands):

	December 31,
	2025	2024	2023
Transaction	$29,514	$27,676	$16,553
Savings and money market	19,456	22,552	13,855
Certificates of deposit	29,915	32,044	18,345

	$78,885	$82,272	$48,753

(9)	Borrowings

Borrowings consisted of FHLB advances, floating rate advances and other interest-bearing liabilities and are summarized as follows (in thousands):

	December 31,
	2025	2024
FHLB advances (1)	$893,826	$658,472
Floating rate advances and other interest-bearing liabilities	6,390	7,930

	$900,216	$666,402

(1)	Includes a $130.0 million overnight line of credit at December 31, 2025.

All FHLB advances as of December 31, 2025, have fixed rates at rates ranging from 0.95% to 4.66%, averaging 3.85%, and are payable at stated maturities from January 2, 2026, through September 5, 2028, with a prepayment penalty. All FHLB advances as of December 31, 2024, have fixed rates at rates ranging from 0.87% to 4.66%, averaging 3.47%, and were payable at stated maturities from January 10, 2025, through July 3, 2028, with a prepayment penalty.

At December 31, 2025 and 2024, FHLB advances had contractual maturities as follows (in thousands):

December 31, 2025
FHLB Advances
2026	$558,483
2027	173,000
2028	162,343

$893,826

December 31, 2024
FHLB Advances
2025	$183,184
2026	148,000
2027	173,000
2028	154,288

$658,472

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Further information regarding FHLB advances, repurchase agreements and Bank Term Funding Program (“BTFB”) borrowings is summarized as follows (in thousands):

	December 31,
	2025	2024	2025	2024	2025	2024
	FHLB Advances		Repurchase Agreements		BTFP Borrowings
Average balance during year	$730,203	$706,473	$—	$9,699	$—	$259,031
Maximum outstanding at any month end	$893,826	$783,553	$—	$25,000	$—	$374,500
Weighted average interest rate at end of year	3.85%	3.47%	—%	—%	—%	—%
Weighted average interest rate during year	4.04%	3.55%	—%	2.46%	—%	4.83%

FHLB advances are secured by a blanket lien on unencumbered securities and the Company’s FHLB capital stock. All FHLB advances have fixed rates

The Company had no repurchase agreements or BTFP borrowings at December 31, 2025 or 2024.

The BTFP was established by the Board of Governors of the Federal Reserve System. The BTFP was created in March 2023 in response to industry events to provide banks with additional liquidity via a secured line of credit collateralized by eligible pledged securities. In January 2024, the Company borrowed $300 million from the Federal Reserve Bank through the BTFP program at favorable terms and conditions and invested the proceeds at higher rates. These borrowings were repaid in full as of December 31, 2024. The BTFP ceased providing borrowings in March 2024.

The Company has the ability to obtain additional funding from the FHLB and Federal Reserve Bank discount window of approximately $1.83 billion, utilizing unencumbered and unpledged securities of $727.1 million and multifamily loans of $1.10 billion at December 31, 2025. The Company expects to have sufficient funds available to meet current commitments in the normal course of business.

(10)	Subordinated Debt

On June 17, 2022, the Company issued $62.0 million in aggregate principal amount of fixed-to-floating subordinated notes (the “Notes”) to certain institutional investors. The Notes mature on June 30, 2032, unless redeemed earlier. The Notes initially bear interest, payable semi-annually in arrears, at a fixed rate of 5.00% per annum until June 30, 2027. Beginning June 30, 2027 and until maturity or redemption, the interest rate applicable to the outstanding principal amount of the Notes due will reset quarterly to an interest rate per annum equal to the then current three-month Secured Overnight Financing Rate plus 200 basis points, payable quarterly in arrears. The Company has the option to redeem the Notes, at par and in whole or in part, beginning on June 30, 2027 and to redeem the Notes at any time in whole upon certain other events. Any redemption of the Notes will be subject to prior regulatory approval to the extent required. Debt issuance costs totaled $1.1 million and are being amortized to maturity. At December 31, 2025 and December 31, 2024, subordinated debt totaled $61.7 million and $61.4 million, respectively, which included $335,000 and $558,000, respectively, of unamortized debt issuance costs. The Company recognized amortization expense of $223,000 for each of the years ended December 31, 2025, 2024 and 2023. On September 16, 2022, the Company exchanged the Notes for the publicly registered subordinated notes.

(11)	Income Taxes

Income tax expense (benefit) consists of the following (in thousands):

	December 31,
	2025	2024	2023
Federal tax expense (benefit):
Current	$11,280	$6,256	$7,438
Deferred	(524)	940	1,880

	10,756	7,196	9,318

State and local tax expense (benefit):
Current	5,959	3,038	3,734
Deferred	(460)	322	1,039

	5,499	3,360	4,773

Total income tax expense	$16,255	$10,556	$14,091

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

A reconciliation between the amount of reported total income tax expense and the amount computed by multiplying consolidated income before taxes by the statutory federal income tax rate of 21 percent for the years ended December 31, 2025, 2024, and 2023, is as follows (dollars in thousands):

	December 31,
	2025		2024		2023
	Amount	Percent	Amount	Percent	Amount	Percent
Federal tax expense at statutory rate	$3,581	21.0%	$8,505	21.0%	$10,869	21.0%
Increase (decrease) in taxes resulting from:
State income tax, net of federal income tax (l)	4,344	25.5%	2,654	6.6%	3,770	7.3%
Non-taxable or non-deductible items
Goodwill Impairment	8,612	50.5%	—	—%	—	—%
Bank owned life insurance	(1,484)	(8.7)%	(885)	(2.2)%	(762)	(1.5)%
Incentive stock options expired	580	3.4%	572	1.4%	—	—
Interest expense disallowance	355	2.1%	—	—%	—	—
Other, net (2)	267	1.5%	296	0.7%	214	0.4%
Change in tax rate in accumulated other comprehensive income	—	—	(586)	(1.4)%	—	—

Income tax expense	$16,255	95.3%	$10,556	26.1%	$14,091	27.2%

(1)	State taxes in New Jersey made up the majority (greater than 50%) of the tax effect of this category.
(2)

The other nontaxable or nondeductible items category includes items such as tax exempt interest income, ESOP adjustments, and other non-deductible expenses. None of those items individually or in the aggregate exceeded the 5% quantitative threshold for separate disaggregation.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2025 and 2024, are as follows (in thousands):

	December 31,
	2025	2024
Deferred tax assets:
Allowance for credit losses	$10,971	$10,039
Deferred compensation	2,452	2,630
Accrued salaries	1,219	879
Postretirement benefits	257	261
Equity awards	874	1,397
Straight-line leases adjustment	1,133	1,297
Reserve for accrued interest receivable	735	713
Employee Stock Ownership Plan	627	637
Other	744	778
Depreciation	4,099	3,854
Fair value adjustments of acquired loans	477	524
Unrealized losses on securities	1,839	8,695

Total gross deferred tax assets	25,427	31,704

Deferred tax liabilities:
Fair value adjustments of acquired securities	87	105
Fair value adjustments of deposit liabilities	—	19
Deferred loan fees	2,376	2,427
Other	26	39

Total gross deferred tax liabilities	2,489	2,590

Net deferred tax asset	$22,938	$29,114

Net deferred tax assets are included in other assets on the consolidated balance sheets.

The Company has determined that it is not required to establish a valuation reserve for the deferred tax asset since it is “more likely than not” that the deferred tax asset will be realized through future reversals of existing taxable temporary

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

differences. The conclusion that it is “more likely than not” that the deferred tax asset will be realized is based on the history of earnings and the prospects for continued profitability. Management will continue to review the tax criteria related to the recognition of deferred tax assets.

As a savings institution, the Bank is subject to a special federal tax provision regarding its frozen tax bad debt reserve. At December 31, 2025 and December 31, 2024, the Bank’s federal tax bad debt base-year reserve was $5.9 million, with a related net deferred tax liability of $1.7 million, which has not been recognized since the Bank does not expect that this reserve will become taxable in the foreseeable future. Events that would result in taxation of this reserve include redemptions of the Bank’s stock or certain excess distributions by the Bank to the Company.

A reconciliation of the Company’s uncertain tax positions are as follows (in thousands):

	December 31,
	2025	2024	2023
Beginning balance	$407	$299	$87
Settlements based on tax positions related to prior years	—	(298)	(135)
Additions based on tax positions related to prior years	422	406	347

Ending balance	$829	$407	$299

The following table presents income taxes paid for the years ended December 31, 2025, 2024, and 2023, is as follows (dollars in thousands):

	December 31,
	2025	2024	2023
Federal taxes paid (1)	$7,452	$4,277	$12,404
State and city taxes paid
New York	528	1,072	1,176
New Jersey	1,837	1,101	3,670
New York City	718	708	924
Delaware	200	200	200

Total state and city taxes paid	3,283	3,081	5,970

Total income taxes paid	$10,735	$7,358	$18,374

(1)	The Company has no foreign operations and did not incur foreign income tax expense or pay foreign income taxes during the periods presented.

The Company recognizes interest and penalties on income taxes in income tax expense.

The following years are open for examination or under examination:

•	Federal tax filings for 2022 through present.

•	New York State tax filings for 2022 through present.

•	New York City tax filings for 2022 through present.

•	New Jersey tax filings for 2021 through present.

(12)	Retirement Benefits

The Company has a 401(k) plan for its employees, which provides eligible employees (those salaried employees with at least 30 days of service) the opportunity to invest from 2% to 100% (subject to certain IRS limitations) of their base compensation in certain investment alternatives. The Company contributes an amount equal to 25% of employee contributions on the first 6% of base compensation contributed by eligible employees for the first three years of participation. After three years of participation, the Company’s matching contribution increases from 25% to 50% of an employee’s contributions, on the first 6% of base compensation contributed by eligible employees. A member becomes fully vested in the Company’s contributions upon (a) completion of five years of service, or (b) normal retirement, early retirement, permanent disability, or death. The Company’s contribution to this plan amounted to approximately $755,000, $736,000, and $629,000 for the years ended December 31, 2025, 2024, and 2023, respectively.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The Company maintains the Northfield Bank ESOP. The ESOP is a tax-qualified plan invested in the Company’s common stock. The ESOP provides employees with the opportunity to receive a funded retirement benefit from the Bank, based on the value of the Company’s common stock. The ESOP purchased 2,463,884 shares of the Company’s common stock in the Company’s initial public offering at a price of $7.13 per share, as adjusted. This purchase was funded with a loan from Northfield Bancorp, Inc. to the ESOP. The outstanding balance of the loan at December 31, 2025 and 2024 was $5.0 million and $5.9 million, respectively. The shares of the Company’s common stock purchased in the initial public offering are pledged as collateral for the loan. Shares are released for allocation to participants as loan payments are made. A total of 107,212 and 106,215 shares were released and allocated to participants of the ESOP for the years ended December 31, 2025 and 2024, respectively. Cash dividends on unallocated shares are utilized to satisfy required debt payments, which releases additional shares to participants.

Upon completion of the Company’s second-step conversion, a second ESOP was established for employees in 2013, which purchased 1,422,357 shares of the Company’s common stock at a price of $10.00 per share. The purchase was funded with a loan from Northfield Bancorp, Inc. to the second ESOP. The outstanding balance at December 31, 2025 and 2024 was $8.9 million and $9.4 million, respectively. The shares of the Company’s common stock purchased in the second-step conversion are pledged as collateral for the loan. Shares are released for allocation to participants as loan payments are made. A total of 54,792 and 54,083 shares were released and allocated to participants of the second ESOP for the years ended December 31, 2025 and 2024, respectively. Cash dividends on unallocated shares are utilized to satisfy required debt payments. Dividends on allocated shares are utilized to prepay debt which releases additional shares to participants.

ESOP compensation expense for both plans for the years ended December 31, 2025, 2024, and 2023 was $1.2 million, $1.1 million, and $1.3 million, respectively.

The Company maintains a Supplemental Employee Stock Ownership Plan (the “SESOP”), a non-qualified plan, that provides supplemental benefits to certain executives who are prevented from receiving the full benefits contemplated by the ESOP’s benefit formula due to tax law limits for tax-qualified plans. The supplemental payments for the SESOP consist of cash payments representing the value of Company shares that cannot be allocated to participants under the ESOP due to legal limitations imposed on tax-qualified plans. The Company’s required contributions to the SESOP plan were $30,000, $30,000, and $53,000 for the years ended December 31, 2025, 2024, and 2023, respectively.

The Company provides post-retirement medical and life insurance to a limited number of retired individuals. The Company also provides retiree life insurance benefits to all qualified employees, up to certain limits. The following tables set forth the funded status and components of postretirement benefit costs at December 31 measurement dates (in thousands):

	2025	2024	2023
Accumulated postretirement benefit obligation beginning of year	$968	$1,051	$815
Interest cost	53	51	53
Actuarial (gain) loss	20	(25)	289
Benefits paid	(88)	(109)	(106)

Accumulated postretirement benefit obligation end of year	953	968	1,051

Accrued liability (included in accrued expenses and other liabilities)	$953	$968	$1,051

The following table sets forth the amounts recognized in accumulated other comprehensive income (in thousands):

	December 31,
	2025	2024
Net loss	$164	$152
Prior service credit	(75)	(94)

Loss recognized in accumulated other comprehensive income	$89	$58

The estimated net loss and prior service credit that will be amortized from accumulated other comprehensive income into net periodic cost in 2026 are $6,000 and $19,000, respectively.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The following table sets forth the components of net periodic postretirement benefit costs for the years ended December 31, 2025, 2024, and 2023 (in thousands):

	December 31,
	2025	2024	2023
Interest cost	$53	$51	$53
Amortization of prior service credits	(19)	(19)	(19)
Amortization of unrecognized loss	7	9	4

Net postretirement benefit cost included in compensation and employee benefits	$41	$41	$38

The assumed discount rate related to plan obligations reflects the weighted average of published market rates for high-quality corporate bonds with terms similar to those of the plans expected benefit payments, rounded to the nearest quarter percentage point.

The Company’s discount rate and rate of compensation increase used in accounting for the plan are as follows:

	2025	2024	2023
Assumptions used to determine benefit obligation at period end:
Discount rate	5.61%	5.54%	4.83%
Rate of increase in compensation(1)	N/A	N/A	N/A
Assumptions used to determine net periodic benefit cost for the year:
Discount rate	5.54%	4.83%	5.02%
Rate of increase in compensation(1)	N/A	N/A	N/A

(1)	Since the covered population is only retirees, a compensation rate increase assumption was not used.

At December 31, 2025, a medical cost trend rate of 8.25% decreasing 0.50% per year thereafter until an ultimate rate of 4.75% is reached, was used in the plan’s valuation. The Company’s healthcare cost trend rates are based, among other things, on the Company’s own experience and third-party analysis of recent and projected healthcare cost trends.

A one percentage-point change in assumed healthcare cost trends would have the following effects (in thousands):

	One Percentage Point Increase		One Percentage Point Decrease
	2025	2024	2025	2024
Aggregate of service and interest components of net periodic cost (benefit)	$4	$4	$(4)	$(4)
Effect on accumulated postretirement benefit obligation	85	85	(76)	(76)

Benefit payments of approximately $88,000, $109,000, and $106,000 were made in 2025, 2024, and 2023, respectively. The benefits expected to be paid under the postretirement health benefits plan for the next five years are as follows: $90,000 in 2026; $96,000 in 2027; $97,000 in 2028; $97,000 in 2029; and $96,000 in 2030. The benefit payments expected to be paid in the aggregate for the years 2031 through 2035 are $427,000. The expected benefits are based on the same assumptions used to measure the Company’s benefit obligation at December 31, 2025, and include estimated future employee service.

The Company maintains a nonqualified plan to provide for the elective deferral of all or a portion of director fees by members of the Board of Directors, deferral of all or a portion of the compensation and/or annual incentive compensation payable to eligible employees of the Company, and to provide to certain officers of the Company benefits in excess of those permitted to be paid by the Company’s savings plan, ESOP, and profit-sharing plan under the applicable Internal Revenue Code. The plan obligation was approximately $16.8 million and $15.8 million at December 31, 2025 and 2024, respectively, and is included in accrued expenses and other liabilities on the consolidated balance sheets. Income under this plan was $1.7 million for the year ended December 31, 2025, $1.7 million for the year ended December 31, 2024, and $1.7 million for the year ended December 31, 2023. The Company invests to fund this future obligation, in various mutual funds designated as trading securities. The securities are marked-to-market through current period earnings as a component of non-interest income. Accrued obligations under this plan are credited or charged with the return on the trading securities portfolio as a component of compensation and benefits expense.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(13)	Equity Incentive Plans

In 2019, the Northfield Bancorp, Inc. 2019 Equity Incentive Plan (the “2019 EIP”) was approved by stockholders of the Company. Under the 2019 EIP, the maximum number of shares of stock that may be delivered to participants in the form of stock options and stock appreciation rights (“SARs”) is 6,000,000. To the extent an equity award is issued in the form of a restricted stock grant, or restricted stock unit, the number of stock options/SARs that can be granted is reduced by 4.5. The maximum number of shares of stock that may be delivered to participants in the form of restricted stock awards and restricted stock units is 1,333,333 shares. As of December 31, 2025, a total of 1,205,988 stock options, SARs and restricted stock awards or restricted stock units remained available for issuance under the 2019 EIP, of which the maximum number of restricted stock awards and restricted stock units available for issuance was 267,997.

Previously, the Company maintained the Northfield Bancorp, Inc. 2014 Equity Incentive Plan (the “2014 EIP”), which allowed the Company to grant common stock or options to purchase common stock at specific prices to directors and employees of the Company. The 2014 EIP provided for the issuance or delivery of up to 4,978,249 shares (1,422,357 restricted shares and 3,555,892 stock options) of Northfield Bancorp, Inc. common stock subject to certain plan limitations. Upon approval of the 2019 EIP, the 2014 EIP was frozen and equity awards that would otherwise have been available for issuance were no longer available for grant, however, options previously granted under the 2014 EIP still remain outstanding and exercisable.

There were no stock options granted in 2025, 2024 or 2023.

During the years ended December 31, 2025, 2024, and 2023, the Company recorded $3.0 million, $2.3 million, and $2.4 million of stock-based compensation, respectively.

The following table is a summary of the Company’s stock options as of December 31, 2025, and changes therein during the year then ended:

	Number of Stock Options	Weighted Average Grant Date Fair Value	Weighted Average Exercise Price	Weighted Average Contractual Life (years)
Outstanding- December 31, 2023	1,544,306	$4.03	$14.05	1.01
Forfeited or cancelled	(843,203)	3.97	13.18	—
Exercised	—	—	—	—

Outstanding- December 31, 2024	701,103	4.11	15.09	0.63
Forfeited or cancelled	(621,103)	4.07	14.76	—

Outstanding and Exercisable - December 31, 2025	80,000	4.44	17.67	1.36

There was no remaining future stock option expense related to the options outstanding as of December 31, 2025, as all are vested.

During 2025, the Company granted to directors and employees, under the 2019 Equity Incentive Plan, 238,186 restricted stock awards with a total grant date fair value of $2.8 million. Of these grants, 41,679 vest one year from the date of grant, 6,183 vest in equal installments over a two-year period beginning one year from the date of grant, and 190,324 vest in equal installments over a three-year period beginning one year from the date of grant. The Company also issued 59,735 performance-based restricted stock units to its executive officers with a total grant date fair value of $697,000. Vesting of the performance-based restricted stock units will be based on achievement of certain levels of Core Return on Average Assets and will cliff vest after a three-year measurement period ending on January 24, 2028. At the end of the performance period, the number of actual shares to be awarded may vary between 0% and 225% of target amounts.

During 2024, the Company granted to directors and employees, under the 2019 Equity Incentive Plan 196,554 restricted stock awards with a total grant-date fair value of $2.6 million. Of these grants, 40,708 vest one year from the date of grant and 155,846 vest in equal installments over a three-year period beginning one year from the date of grant. The Company also issued 43,672 performance-based restricted stock units to its executive officers with a total grant date fair value of $581,000. Vesting of the performance-based restricted stock units will be based on achievement of certain levels of Core Return on Average Assets and will cliff-vest after a three-year measurement period ending January 26, 2027. At the end of the performance period, the number of actual shares to be awarded may vary between 0% and 225% of target amounts.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

During 2023, the Company granted to directors and employees, under the 2019 Equity Incentive Plan, 157,525 restricted stock awards with a total grant-date fair value of $2.3 million. A further 2,357 restricted stock awards with a total grant date fair value of $25,000 were granted to an employee in August 2023. Of these grants, 36,170 vest one year from the date of grant and 123,712 vest in equal installments over a three-year period beginning one year from the date of grant. The Company also issued 34,724 performance-based restricted stock units to its executive officers with a total grant date fair value of $499,000. Vesting of the performance-based restricted stock units will be based on achievement of certain levels of Core Return on Average Assets and will cliff-vest after a three-year measurement period ended January 27, 2026. At the end of the performance period, the number of actual shares to be awarded may vary between 0% and 120% of target amounts.

The following is a summary of the status of the Company’s restricted shares as of December 31, 2025, and changes therein during the year then ended (dollars in thousands):

	Restricted Stock Awards	Weighted Average Grant Date Fair Value	Performance Stock Awards	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2023	286,803	$14.40	$74,923	$14.09
Granted	198,911	13.20	43,672	13.31
Vested	(134,484)	14.49	(14,794)	12.36
Forfeited	(13,456)	13.71	(10,193)	12.36

Non-vested at December 31, 2024	337,774	13.71	93,608	14.19
Granted	238,186	11.66	59,735	11.66
Vested	(184,309)	13.90	—	—
Forfeited	(18,493)	12.54	(20,631)	15.78

Non-vested at December 31, 2025	373,158	$12.36	132,712	$12.80

Expected future stock award expense related to the non-vested restricted awards as of December 31, 2025, is $2.2 million over an average period of 1.3 years. Expected future stock award expense related to the non-vested performance share awards as of December 31, 2025, was $686,000 over a weighted average period of 1.3 years.

Upon the exercise of stock options, management expects to utilize treasury stock as the source of issuance for these shares.

(14)	Commitments and Contingencies

The Company, in the normal course of business, is party to commitments that involve, to varying degrees, elements of risk in excess of the amounts recognized in the consolidated financial statements. These commitments include unused lines of credit and commitments to extend credit.

At December 31, 2025 and 2024, the following commitment and contingent liabilities existed that are not reflected in the accompanying consolidated financial statements (in thousands):

	December 31,
	2025	2024
Commitments to extend credit	$21,736	$51,260
Unused lines of credit	316,348	261,783
Standby letters of credit	4,982	5,362

The Company’s maximum exposure to credit losses in the event of nonperformance by the other party to these commitments is represented by the contractual amount. The Company uses the same credit policies in granting commitments and conditional obligations as it does for amounts recorded on the consolidated balance sheets. These commitments and obligations do not necessarily represent future cash flow requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s assessment of risk. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third-party. The guarantees generally extend for a term of up to one year and are fully collateralized. For each guarantee issued, if the customer defaults on a payment to the third party, the Company would have to perform under the guarantee. The unamortized fee on standby letters of credit approximates their fair value; such fees were insignificant at both December 31, 2025 and 2024.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The Company maintains an allowance for credit losses on commitments to extend credit. The reserve for off-balance sheet exposures is determined using the CECL reserve factor in the related funded loan segment, adjusted for an average historical funding rate. At December 31, 2025 and 2024, the allowance was $290,000 and $518,000, respectively, and is recorded in other liabilities on the consolidated balance sheets. The corresponding provision is included in other non-interest expense. For further details on the allowance for credit losses on off-balance sheet exposures refer to Note 6 - “Allowance for Credit Losses (“ACL”) on Loans.”

At December 31, 2025, the Company was obligated under non-cancelable operating leases on property used for banking purposes. Most leases contain escalation clauses and renewal options which provide for increased rentals as well as for increases in certain property costs including real estate taxes, common area maintenance, and insurance. For further details on leases see Note 20 - “Leases.”

In the normal course of business, the Company may be a party to various outstanding legal proceedings and claims. In the opinion of management, the consolidated financial statements will not be materially affected by the outcome of such legal proceedings and claims.

The Bank has entered into employment and change in control agreements with its President and Chief Executive Officer and the other executive officers of the Company to ensure the continuity of executive leadership, to clarify the roles and responsibilities of executives, and to make explicit the terms and conditions of executive employment. These agreements are for a term of three years subject to review and annual renewal, and provide for certain levels of base annual salary and in the event of a change in control, as defined, or in the event of termination, as defined, certain levels of base salary, bonus payments, and benefits for a period of up to three years.

Additionally, the Bank provides separation benefits to a limited number of Senior Vice Presidents and Vice Presidents to be paid in the event of a qualifying termination, the maximum benefit to be paid is up to fifteen months of base salary.

(15)	Regulatory Requirements

Federal regulations require federally insured depository institutions to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio of 4.5%, a Tier 1 capital to risk-based assets ratio of 6.0%, a total capital to risk-based assets of 8.0%, and a 4.0% Tier 1 capital to total assets leverage ratio.

Under prompt corrective action regulations, the OCC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution’s financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a leverage (Tier 1) ratio of 5.0% or greater, a common equity Tier 1 ratio of 6.5% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, and a total risk-based capital ratio of 10.0% or greater.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications also are subject to qualitative judgments by the regulators about capital components, risk weighting, and other factors.

Under the U.S. Basel III capital framework, both Northfield Bank and the Company must maintain minimum capital requirements which include: (i) a common equity Tier 1 capital to risk-based assets ratio of 4.5%; (ii) a Tier 1 capital to risk-based assets ratio of 6%; (iii) a total capital to risk-based assets of 8%; and (iv) a Tier 1 capital to total assets leverage ratio of 4%. In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements.

The federal banking agencies developed a “Community Bank Leverage Ratio” (“CBLR”) (the ratio of a bank’s tangible equity capital to average total consolidated assets) for financial institutions with assets of less than $10 billion. A qualifying community bank that exceeds this ratio will be deemed to be in compliance with all other capital and leverage requirements, including the capital requirements to be considered “well capitalized” under Prompt Corrective Action statutes. The federal banking agencies have approved 9% as the minimum capital for the CBLR. Northfield Bank and Northfield Bancorp elected to opt into the CBLR framework.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

At December 31, 2025, and 2024, as set forth in the following tables, both Northfield Bank and the Company exceeded all of the regulatory capital requirements to which they were subject at such dates.

The following is a summary of Northfield Bank’s regulatory capital amounts and ratios compared to the regulatory requirements as of December 31, 2025 and 2024, for classification as a well-capitalized institution and minimum capital amounts and ratios compared to the regulatory requirements as of December 31, 2025 and December 31, 2024 (dollars in thousands):

	Actual		For Capital Adequacy Purposes		For Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2025:
CBLR	$728,406	12.84%	$510,525	9.00%	$510,525	9.00%
As of December 31, 2024:
CBLR	$703,514	12.46%	$508,179	9.00%	$508,179	9.00%

The following is a summary of the Company’s regulatory capital amounts and ratios compared to the regulatory requirements as of December 31, 2025 and 2024, for classification as well-capitalized and minimum capital (dollars in thousands):

	Actual		For Capital Adequacy Purposes		For Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2025:
CBLR	$694,279	12.24%	$510,525	9.00%	$510,525	9.00%
As of December 31, 2024:
CBLR	$683,911	12.11%	$508,179	9.00%	$508,179	9.00%

(16)	Fair Value Measurements

The following tables present the assets reported on the consolidated balance sheets at their estimated fair value as of December 31, 2025 and 2024, by level within the fair value hierarchy as required by the Fair Value Measurements and Disclosures Topic of the FASB Accounting Standards Codification. Financial assets and liabilities are classified in their entirety based on the level of input that is significant to the fair value measurement. The fair value hierarchy is as follows:

•	Level 1 Inputs – Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•

Level 2 Inputs – Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (for example, interest rates, volatilities, prepayment speeds, loss severities, credit risks and default rates) or inputs that are derived principally from or corroborated by observable market data by correlations or other means.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

•	Level 3 Inputs – Significant unobservable inputs that reflect the Company’s own assumptions that market participants would use in pricing the assets or liabilities.

	Fair Value Measurements at December 31, 2025 Using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Measured on a recurring basis:
Assets:
Investment securities:
Debt securities available-for-sale:
U.S. Government agency securities	$558	$—	$558	$—
Mortgage-backed securities:
Pass-through certificates:
GSE	506,949	—	506,949	—
REMICs:
GSE	872,099	—	872,099	—

Total mortgage-backed securities	1,379,048	—	1,379,048	—

Other debt securities:
Municipal bonds	614	—	614	—
Corporate bonds	32,199	—	32,199	—

Total other debt securities	32,813	—	32,813	—

Total debt securities available-for-sale	1,412,419	—	1,412,419	—

Trading securities	15,215	15,215	—	—
Equity securities (1)	—	—	—	—

Total	$1,427,634	$15,215	$1,412,419	$—

Measured on a non-recurring basis:
Assets:
Loans individually evaluated for impairment:
Real estate loans:
Commercial mortgage	$2,718	$—	$—	$2,718
Multifamily	1,681	—	—	1,681

Total individually evaluated real estate loans	4,399	—	—	4,399
Commercial and industrial loans	2,790	—	—	2,790

Total	$7,189	$—	$—	$7,189

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1)	Excludes investment measured at net asset value of $5.0 million at December 31, 2025, which has not been classified in the fair value hierarchy.

	Fair Value Measurements at December 31, 2024 Using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Measured on a recurring basis:
Assets:
Investment securities:
Debt securities available-for-sale:
U.S Government agency securities	$75,348	$—	$75,348	$—
Mortgage-backed securities:
Pass-through certificate:
GSE	261,676	—	261,676	—
REMICs:
GSE	727,343	—	727,343	—

Total mortgage-backed securities	989,019	—	989,019	—

Other debt securities:
Municipal bonds	685	—	685	—
Corporate bonds	35,765	—	35,765	—

Total other debt securities	36,450	—	36,450	—

Total debt securities available-for sale	1,100,817	—	1,100,817	—

Trading securities	13,884	13,884	—	—
Equity securities (1)	4,261	4,261	—	—

Total	$1,118,962	$18,145	$1,100,817	$—

Measured on a non-recurring basis:
Assets:
Loans individually evaluated for impairment:
Real estate loans:
Commercial mortgage	$1,083	$—	$—	$1,083
Multifamily	1,727	—	—	1,727
Home equity and lines of credit	18	—	—	18

Total individually evaluated real estate loans	2,828	—	—	2,828
Commercial and industrial loans	1,291	—	—	1,291

Total	$4,119	$—	$—	$4,119

(1)	Excludes investment measured at net asset value of $10.0 million at December 31, 2024, which has not been classified in the fair value hierarchy.

The following table presents qualitative information for Level 3 assets measured at fair value on a non-recurring basis at December 31, 2025 (dollars in thousands):

	Fair Value	Valuation Methodology	Unobservable Inputs	Range of Inputs
	(in thousands)
Individually evaluated loans:
Commercial mortgage	$2,718	Appraisals	Adjustments to selling cost	7.0% - 10.0%
Multifamily	1,681	Appraisals	Adjustments to selling costs	0% - 10.0%
Commercial and industrial loans	2,790	Discounted cash flows	Interest rates	15.0%

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The following table presents qualitative information for Level 3 assets measured at fair value on a non-recurring basis at December 31, 2024 (dollars in thousands):

	Fair Value	Valuation Methodology	Unobservable Inputs	Range of Inputs
	(in thousands)
Individually evaluated loans:
Commercial mortgage	$1,083	Appraisals	Adjustments to selling cost	7.0% - 10.0%
Multifamily	1,727	Appraisals	Adjustments to selling costs	0% -10.0%
Home equity and lines of credit	18	Discounted cash flows	Interest rates	6.0%
Commercial and industrial loans	1,291	Discounted cash flows	Interest rates	6.0% -50.0%

The valuation techniques described below were used to measure fair value of financial instruments in the tables below on a recurring basis and a non-recurring basis as of December 31, 2025 and 2024.

Debt Securities Available-for-Sale: The estimated fair values for mortgage-backed securities, corporate, and other debt securities are obtained from an independent nationally recognized third-party pricing service. The estimated fair values are derived primarily from cash flow models, which include assumptions for interest rates, credit losses, and prepayment speeds. Broker/dealer quotes are utilized as well, when such quotes are available and deemed representative of the market. The significant inputs utilized in the cash flow models are based on market data obtained from sources independent of the Company (Observable Inputs), and are therefore classified as Level 2 within the fair value hierarchy. There were no transfers of securities between Level 1 and Level 2 during the years ended December 31, 2025 and 2024.

Trading Securities: Fair values are derived from quoted market prices in active markets. The assets consist of publicly traded mutual funds.

Equity Securities: Fair values of equity securities consisting of publicly traded mutual funds are derived from quoted market prices in active markets.

Loans Individually Evaluated for Impairment: At December 31, 2025, and December 31, 2024, the Company had loans individually evaluated for impairment (excluding PCD loans) with outstanding principal balances of $10.8 million and $7.2 million, respectively, which were recorded at their estimated fair value of $7.2 million and $4.1 million, respectively. The Company recorded a net decrease in the specific reserve for impaired loans of $82,500 for the year ended December 31, 2025 and a net increase of $1.2 million for the year ended December 31, 2024. Net charge-offs of $4.4 million and $6.6 million were recorded for the years ended December 31, 2025 and 2024, respectively, utilizing Level 3 inputs. For purposes of estimating the fair value of impaired loans, management utilizes independent appraisals, if the loan is collateral-dependent, adjusted downward by management, as necessary, for changes in relevant valuation factors subsequent to the appraisal date, or the present value of expected future cash flows for non-collateral-dependent loans.

Other Real Estate Owned: At December 31, 2025 and December 31, 2024 the Company had no assets acquired through foreclosure.

In addition, the Company may be required, from time to time, to measure the fair value of certain other financial assets on a non-recurring basis in accordance with U.S. GAAP. The adjustments to fair value usually result from the application of lower-of-cost-or-market accounting or write downs of individual assets.

Fair Value of Financial Instruments

The FASB ASC Topic for Financial Instruments requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring or non-recurring basis. The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non-recurring basis are discussed above. The following methods and assumptions were used to estimate the fair value of other financial assets and financial liabilities not already discussed above:

(a)	Cash and Cash Equivalents

Cash and cash equivalents are short-term in nature with original maturities of three months or less; the carrying amount approximates fair value. Certificates of deposit having original terms of six-months or less; the carrying value generally approximates fair value. Certificates of deposit with an original maturity of six months or greater; the fair value is derived from discounted cash flows.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(b)	Debt Securities (Held-to-Maturity)

The estimated fair values for substantially all of our securities are obtained from an independent, nationally recognized pricing service. The independent pricing service utilizes market prices of same or similar securities whenever such prices are available. Prices involving distressed sellers are not utilized in determining fair value. Where necessary, the independent third-party pricing service estimates fair value using models employing techniques such as discounted cash flow analysis. The assumptions used in these models typically include assumptions for interest rates, credit losses, and prepayments, utilizing market observable data where available.

(c)	Investments in Equity Securities at Net Asset Value Per Share

The Company uses net asset value as a practical expedient to record its investment in a private SBA Loan Fund since the shares in the fund are not publicly traded, do not have a readily determinable fair value, and the net asset value per share is calculated in a manner consistent with the measurement principles of an investment company.

(d)	FHLBNY Stock

FHLBNY stock is carried at cost, which approximates fair value, since this is the amount for which it could be redeemed and there is no active market for this stock. Due to restrictions placed on the transferability of FHLBNY stock it is not practical to determine the fair value as there is no active market for this stock.

(e)	Loans (Held-for-Investment)

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as originated and purchased, and further segregated by residential mortgage, construction, land, multifamily, commercial and consumer. Each loan category is further segmented into amortizing and non-amortizing and fixed and adjustable rate interest terms and by performing and non-performing categories. The fair value of loans is estimated using a discounted cash flow analysis. The discount rates used to determine fair value use interest rate spreads that reflect factors such as liquidity, credit, and non-performance risk of the loans.

(f)	Loans (Held-for-Sale)

Held-for-sale loans are carried at the lower of aggregate cost or estimated fair value, less costs to sell, and therefore fair value is equal to carrying value.

(g)	Deposits

The fair value of deposits with no stated maturity, such as interest and non-interest-bearing demand deposits, savings, NOW and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

(h)	Commitments to Extend Credit and Standby Letters of Credit

The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of off-balance-sheet commitments is insignificant and therefore not included in the following table.

(i)	Borrowings

The fair value of borrowed funds is estimated by discounting future cash flows based on rates currently available for debt with similar terms and remaining maturity.

(j)	Advance Payments by Borrowers for Taxes and Insurance

Advance payments by borrowers for taxes and insurance have no stated maturity; the fair value is equal to the amount currently payable.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(k)	Derivatives

The fair value of the Company’s derivatives is determined using discounted cash flow analysis using observable market-based inputs, which are considered Level 2 inputs.

The estimated fair values of the Company’s significant financial instruments at December 31, 2025 and 2024, are presented in the following tables (in thousands):

	December 31, 2025
		Estimated Fair Value
	Carrying Value	Level 1	Level 2	Level 3	Total
Financial assets:
Cash and cash equivalents	$163,951	$163,951	$—	$—	$163,951
Trading securities	15,215	15,215	—	—	15,215
Debt securities available-for-sale	1,412,419	—	1,412,419	—	1,412,419
Debt securities held-to-maturity	8,339	—	8,144	—	8,144
Equity securities (1)	—	—	—	—	—
FHLBNY stock, at cost	46,568	N/A	N/A	N/A	N/A
Net loans held-for-investment	3,818,629	—	—	3,716,252	3,716,252
Derivative assets	5,040	—	5,040	—	5,040
Financial liabilities:
Deposits	$4,015,809	$—	$4,017,711	$—	$4,017,711
FHLB advances and other borrowings (including securities sold under agreements to repurchase)	900,216	—	900,596	—	900,596
Subordinated debentures, net of issuance costs	61,665	—	57,108	—	57,108
Advance payments by borrowers for taxes and insurance	20,276	—	20,276	—	20,276
Derivative liabilities	5,045	—	5,045	—	5,045

(1)	Excludes investment measured at net asset value of $5.0 million at December 31, 2025, which has not been classified in the fair value hierarchy.

	December 31, 2024
		Estimated Fair Value
	Carrying Value	Level 1	Level 2	Level 3	Total
Financial assets:
Cash and cash equivalents	$167,744	$167,744	$—	$—	$167,744
Trading securities	13,884	13,884	—	—	13,884
Debt securities available-for-sale	1,100,817	—	1,100,817	—	1,100,817
Debt securities held-to-maturity	9,303	—	8,762	—	8,762
Equity securities (1)	4,261	4,261	—	—	4,261
FHLBNY stock, at cost	35,894	N/A	N/A	N/A	N/A
Loans held-for-sale	4,897	—	—	4,897	4,897
Net loans held-for-investment	3,987,041	—	—	3,792,302	3,792,302
Derivative assets	5,149	—	5,149	—	5,149
Financial liabilities:
Deposits	$4,138,477	$—	$4,139,094	$—	$4,139,094
FHLB advances and other borrowings (including securities sold under agreements to repurchase)	666,402	—	657,705	—	657,705
Subordinated debentures, net of issuance costs	61,442	—	45,604	—	45,604
Advance payments by borrowers for taxes and insurance	24,057	—	24,057	—	24,057
Derivative liabilities	5,152	—	5,152	—	5,152

(1)	Excludes investment measured at net asset value of $10.0 million at December 31, 2024, which has not been classified in the fair value hierarchy.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected losses, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(17)	Earnings Per Share

The following is a summary of the Company’s earnings per share calculations and reconciliation of basic to diluted earnings per share for the periods indicated (in thousands, except share and per share data):

	December 31,
	2025	2024	2023
Net income available to common stockholders	$796	$29,945	$37,669

Weighted average shares outstanding-basic	40,116,839	41,567,370	43,560,844
Effect of non-vested restricted stock and stock options outstanding	56,564	61,290	77,772

Weighted average shares outstanding-diluted	40,173,403	41,628,660	43,638,616

Earnings per share-basic	$0.02	$0.72	$0.86
Earnings per share-diluted	$0.02	$0.72	$0.86
Anti-dilutive shares	733,237	1,297,495	1,542,194

(18)	Stock Repurchase Program

On June 1, 2023, the Board of Directors of the Company approved a $10.0 million stock repurchase program which was completed in August 2023. On November 7, 2023, the Board of Directors of the Company approved a $7.5 million stock repurchase program which was completed in January 2024. On April 24, 2024, the Board of Directors of the Company approved a $5.0 million stock repurchase program which was completed in May 2024, and on June 14, 2024, the Board of Directors of the Company approved a $10.0 million stock repurchase program which was completed in August 2024.

On February 26, 2025, the Board of Directors of the Company approved a $5.0 million stock repurchase program, which was completed in March 2025, and on April 23, 2025, the Board of Directors of the Company approved a $10.0 million stock repurchase program which was completed in June 2025. At December 31, 2025, the Company had no outstanding repurchase programs.

During the year ended December 31, 2025, the Company repurchased 1,302,619 shares of its common stock outstanding at an average price of $11.61, including $0.09 per share excise tax, for a total of $15.1 million pursuant to the stock repurchase plans. During the year ended December 31, 2024, the Company repurchased 1,802,072 shares of its common stock outstanding at an average price of $10.24, including $0.21 per share excise tax, for a total of $18.4 million pursuant to the stock repurchase plan. During the year ended December 31, 2023, the Company repurchased 3,074,332 shares of its common stock outstanding at an average price of $11.99 for a total of $36.9 million, pursuant to the stock repurchase plan.

The Company also purchases shares directly from its employees in connection with employee elections to withhold taxes related to the vesting of stock awards. During the year ended December 31, 2025, the Company purchased 19,177 shares of its common stock outstanding at an average price of $11.71 per share for such purpose. During the year ended December 31, 2024, the Company purchased 19,503 shares of its common stock outstanding at an average price of $11.88 per share for such purpose. During the year ended December 31, 2023, the Company purchased 12,307 shares of its common stock outstanding at an average price of $14.60 per share for such purpose.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(19)	Revenue Recognition

The Company records revenue from contracts with customers in accordance with ASU 2014-09, Revenue from Contracts with Customers (“Topic 606”). The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. Topic 606 does not apply to revenue associated with financial instruments, including revenue from loans and securities, which comprise the majority of the Company’s revenue.

The Company’s revenue streams that are within the scope of Topic 606 include service charges on deposit accounts, ATM and card interchange fees, investment services fees, and other miscellaneous income. Fees and service charges for customer services include: (i) service charges on deposit accounts, including account maintenance fees, analysis fees, insufficient funds fees, wire fees, and other deposit related fees; (ii) ATM and card interchange fees, which include fees generated when a Bank cardholder uses a non-Bank ATM or a non-Bank cardholder uses a Bank ATM, and fees earned whenever the Bank’s debit cards are processed through card payment networks such as Visa; and (iii) investment services fees earned through partnering with a third-party investment and brokerage service firm to provide insurance and investment products to customers. The Company’s performance obligation for fees and service charges is satisfied and related revenue recognized immediately or in the month of performance of services. For the years ended December 31, 2025, 2024, and 2023 other income primarily included fee income on interest rate swaps and rental income from subleasing one of the Company’s branches to a third party.

The following table summarizes non-interest income for the periods indicated (in thousands):

	December 31,
	2025	2024	2023
Fees and service charges for customer services:
Service charges	$4,266	$3,730	$3,085
ATM and card interchange fees	1,804	1,856	1,932
Investment fees	800	844	462

Total fees and service charges for customer services	6,870	6,430	5,479

Income on bank-owned life insurance (1)	7,069	4,216	3,631
Losses on available-for-sale debt securities, net (1)	—	(6)	(17)
Gains on trading securities, net (1)	1,694	1,665	1,721
Gains on sale of loans (1)	—	51	134
Gains on sale of property (1)	—	3,402	—
Other (1)	1,317	1,064	948

Total non-interest income	$16,950	$16,822	$11,896

(1)	Not within the scope of Topic 606

(20)	Leases

The Company’s leases primarily relate to real estate property for branches and office space with terms extending from five months up to 29.5 years. At December 31, 2025, all of the Company’s leases are classified as operating leases, which are required to be recognized on the consolidated balance sheets as a right-of-use asset and a corresponding lease liability.

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use assets and operating lease liabilities on the consolidated balance sheets. Right-of-use assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease right-of-use assets and liabilities are recorded at the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate, at lease inception, over a similar term in determining the present value of lease payments. Certain leases include options to renew, with one or more renewal terms ranging from five to ten years. If the exercise of a renewal option is considered to be reasonably certain, the Company includes the extended term in the calculation of the right-of-use asset and lease liability.

At December 31, 2025, the Company’s operating lease right-of-use assets and operating lease liabilities included on the consolidated balance sheet were $25.8 million and $29.6 million, respectively. At December 31, 2024, the Company’s operating lease right-of-use assets and operating lease liabilities included on the consolidated balance sheet were

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

$27.8 million and $32.2 million, respectively. Operating lease expense is recognized on a straight-line basis over the lease term, while variable lease payments are recognized as incurred. Variable lease payments include common area maintenance charges, real estate taxes, repairs and maintenance costs and utilities. Operating and variable lease expenses are recorded in occupancy expense on the consolidated statements of comprehensive income.

Supplemental lease information at or for the years ended December 31, 2025, 2024, and 2023 is as follows (dollars in thousands):

	At or for the Year Ended
	December 31, 2025	December 31, 2024	December 31, 2023
Operating lease cost	$5,859	$5,846	$6,037
Variable lease cost	4,122	3,776	3,844

Net lease cost	$9,981	$9,622	$9,881

Cash paid for amounts included in measurement of operating lease liabilities	$6,437	$6,406	$6,487

Right-of-use assets obtained in exchange for new operating lease liabilities	$2,786	$2,227	$645

Weighted average remaining lease term (in years)	10.58 years	10.80 years	11.09 years
Weighted average discount rate	3.75%	3.69%	3.60%

The following table summarizes lease payment obligations for each of the next five years and thereafter in addition to a reconcilement to the Company’s current lease liability (dollars in thousands):

Year	Amount
2026	$6,009
2027	4,940
2028	4,691
2029	3,235
2030	2,793
Thereafter	15,490

Total lease payments	37,158
Less: imputed interest	(7,515)

Present value of lease liabilities	$29,643

Net rental expense included in occupancy expense was approximately $5.9 million, $6.0 million, and $6.0 million for the years ended December 31, 2025, 2024, and 2023, respectively.

As of December 31, 2025, the Company had not entered into any leases that have not yet commenced.

(21)	Derivatives

The Company has interest rate derivatives resulting from a service provided to certain qualified borrowers in a loan-related transaction and, therefore, are not used to manage interest rate risk in the Company’s assets or liabilities. The interest rate swap agreement which the Company executed with the commercial borrower is collateralized by the borrower’s commercial real estate financed by the Company. The collateral exceeds the maximum potential amount of future payments under the credit derivative. As these interest rate swaps do not meet the hedge accounting requirements, changes in the fair value of both the customer swaps and the offsetting swaps are recognized directly in earnings.

At December 31, 2025, the Company had 18 interest rate swaps with a notional amount of $142.7 million. At December 31, 2024, the Company had 13 interest rate swaps with a notional amount of $95.7 million. The Company recorded fee income related to these swaps of $969,000 and $685,000 for the years ended December 31, 2025 and 2024, respectively.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The table below presents the fair value of derivatives as well as their location on the consolidated balance sheets (in thousands):

	Fair Value
	December 31,
Balance Sheet Location	2025	2024
Other assets	$5,040	$5,149
Other liabilities	5,045	5,152

(22)	Parent-only Financial Information

The following condensed parent company-only financial information reflects Northfield Bancorp, Inc.’s investment in its wholly-owned consolidated subsidiary, Northfield Bank, using the equity method of accounting.

Northfield Bancorp, Inc.

Condensed Balance Sheets

	December 31,
	2025	2024
	(in thousands)
Assets
Cash in Northfield Bank	$11,942	$21,472
Investment in Northfield Bank	724,186	724,300
ESOP loans receivable	13,860	15,221
Other assets	1,994	5,704

Total assets	$751,982	$766,697

Liabilities and Stockholders’ Equity
Subordinated debentures, net of issuance costs	$61,665	$61,442
Total liabilities	258	559
Total stockholders’ equity	690,059	704,696

Total liabilities and stockholders’ equity	$751,982	$766,697

Northfield Bancorp, Inc.

Condensed Statements of Comprehensive Income

	Years Ended
	December 31,
	2025	2024	2023
	(in thousands)
Interest on ESOP loans	$1,142	$1,406	$1,336
Interest income on deposits in other financial institutions	340	577	489
Undistributed earnings of Northfield Bank	3,054	31,812	39,662

Total income	4,536	33,795	41,487

Interest expense on subordinated debt	3,320	3,329	3,320
Other expenses	911	881	900
Income tax benefit	(491)	(360)	(402)

Total expenses	3,740	3,850	3,818

Net income	$796	$29,945	$37,669

Comprehensive income:
Net income	$796	$29,945	$37,669
Other comprehensive income, net of tax	16,076	11,560	15,889

Comprehensive income	$16,872	$41,505	$53,558

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Northfield Bancorp, Inc.

Condensed Statements of Cash Flows

	December 31,
	2025	2024	2023
	(in thousands)
Cash flows from operating activities
Net income	$796	$29,945	$37,669
Adjustments to reconcile net income to net cash used in operating activities:
Decrease (increase) in other assets	2,908	(2,808)	(3,158)
Amortization of debt issuance costs	223	223	223
(Decrease) increase in other liabilities	(301)	559	(679)
Undistributed earnings of Northfield Bank	(3,054)	(31,812)	(39,662)

Net cash provided by (used in) operating activities	572	(3,893)	(5,607)

Cash flows from investing activities
Dividends from Northfield Bank	25,040	35,400	53,400

Net cash provided by investing activities	25,040	35,400	53,400

Cash flows from financing activities
Principal payments on ESOP loan receivable	1,361	1,280	1,313
Purchase of treasury stock	(15,351)	(18,677)	(37,173)
Dividends paid	(21,152)	(21,826)	(22,795)
Exercise of stock options	—	—	100

Net cash used in financing activities	(35,142)	(39,223)	(58,555)

Net decrease in cash and cash equivalent	(9,530)	(7,716)	(10,762)
Cash and cash equivalents at beginning of year	21,472	29,188	39,950

Cash and cash equivalents at end of year	$11,942	$21,472	$29,188

(23)	Segment Information

The Company’s reportable segment is determined by the CODM, based upon information provided about the Company’s products and services offered, primarily banking operations, originating loans and offering a variety of deposit products. The segment is also distinguished by the level of information provided by the CODM, who uses such information to review performance of various components of the business (such as branches) which are then aggregated if operating performance, products and services, and customers are similar. The CODM will evaluate the performance of the Company’s business components such as by evaluating revenue streams, significant expenses, and budget to actual results in assessing the Company’s segment and in the determination of allocating resources. The CODM uses the revenue streams to evaluate product pricing and significant expenses to assess performance and evaluate return on assets. The CODM uses consolidated net income to benchmark the Company against its competitors. The benchmarking analysis coupled with monitoring of budget to actual results are used in assessment performance and in establishing compensation. Loans and investments provide the revenues in the banking operations. Interest expense, provisions for credit losses, and payroll provide the significant expenses in the banking operations. The Company’s operations are all domestic.

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Segment performance is evaluated using consolidated net income. Information reported internally for performance assessment by the CODM follows, inclusive of reconciliations of significant segment totals to the consolidated financial statements.

	Banking Segment
	2025	2024	2023
	(in thousands)
Interest income	$249,096	$237,908	$208,795
Reconciliation of revenue
Other revenues - non-interest income	16,950	16,822	11,896

Total consolidated revenues	266,046	254,730	220,691
Less:
Interest expense	111,730	123,423	84,128

Segment net interest income and non-interest income	154,316	131,307	136,563
Less:
Compensation and employee benefits	51,370	49,338	46,496
Provision for credit losses	7,402	4,281	1,353
Other segment items (1) (2) (3)	78,493	37,187	36,954
Income tax expense	16,255	10,556	14,091

Segment expenses	153,520	101,362	98,894

Segment net income	$796	$29,945	$37,669

Segment assets	$5,754,010	5,666,378	$5,598,396
Total consolidated assets	$5,754,010	$5,666,378	$5,598,396

(1)	Other segment items include occupancy, furniture and equipment, data processing, professional fees, advertising, FDIC insurance and other miscellaneous expenses.
(2)	Includes depreciation expense of $3.2 million, $3.6 million and $3.7 million in 2025, 2024, and 2023, respectively.
(3)	Includes amortization expense of $9.0 million, $7.4 million, and $11.7 million in 2025, 2024, and 2023, respectively.

(24)	Subsequent Events (Unaudited)

Proposed Merger with Columbia Financial, Inc.

On January 31, 2026, Northfield Bancorp, Inc. (“Bancorp”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Columbia Financial, Inc., a Delaware corporation (“Columbia Financial”), Columbia Financial, Inc., a newly-formed Maryland corporation (the “Holding Company”), and Columbia Bank MHC, the parent mutual holding company of Columbia Financial (the “MHC”). Pursuant to the terms of the Merger Agreement and subject to the conditions set forth therein, immediately following the completion of the mutual-to-stock conversion of the MHC (the “Conversion”), Bancorp will merge with and into the Holding Company (the “Merger”), with the Holding Company continuing as the surviving corporation. Immediately following the completion of the Merger, the Holding Company will cause Northfield Bank to merge with and into Columbia Bank, the subsidiary of the Holding Company, with Columbia Bank continuing as the surviving institution.

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Bancorp’s common stock, par value $0.01 per share (the “Northfield Common Stock”), issued and outstanding immediately before the Effective Time, other than certain shares held by Columbia Financial, the Holding Company, the MHC or the Company, will be converted, at the election of the holder, into the right to receive either shares of Holding Company Common Stock or cash (the “Cash Consideration”), as follows: (i) if the final appraised pro forma market value of the Holding Company, as determined by an independent appraiser (such appraisal, the “Independent Valuation”), immediately prior to the completion of the Conversion (the “Final Independent Appraisal”) is less than $2.3 billion, 1.425 shares of Holding Company Common Stock (the “Merger Exchange Ratio”) or $14.25 in cash (the “Per Share Cash Consideration”); (ii) if the Final Independent Valuation is equal to or greater than $2.3 billion and less than $2.6 billion, the Merger Exchange Ratio will be increased to 1.450 shares of Holding Company Common Stock and the Per Share Cash Consideration will be increased to $14.50; or (iii) if the Final Independent Valuation is greater than $2.6 billion, the Merger Exchange Ratio will be increased to 1.465 shares of Holding Company Common Stock and the Per Share Cash

NORTHFIELD BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Consideration will be increased to $14.65. No more than 30% of the shares of Northfield Common Stock issued and outstanding as of the Effective Time (excluding shares of Northfield Common Stock to be canceled as provided the Merger Agreement) will be converted into the aggregate Cash Consideration.

The Merger remains subject to the receipt of certain depositor, stockholder and regulatory approvals and the satisfaction of other customary closing conditions. The Merger is expected to close early in the third quarter of 2026.

The foregoing description of the proposed Merger and the Merger Agreement is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K, dated January 31, 2026, filed with the Securities and Exchange Commission on February 2, 2026.

NORTHFIELD BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands, except share amounts)

	March 31, 2026	December 31, 2025
ASSETS:
Cash and due from banks	$11,620	$12,051
Interest-bearing deposits in other financial institutions	227,987	151,900

Total cash and cash equivalents	239,607	163,951

Trading securities	13,831	15,215
Debt securities available-for-sale, at estimated fair value (with no allowance for credit losses at March 31, 2026 and December 31, 2025)	1,378,502	1,412,419
Debt securities held-to-maturity, at amortized cost	8,278	8,339
(estimated fair value of $8,003 at March 31, 2026, and $8,144 at December 31, 2025, with no allowance for credit losses at March 31, 2026 and December 31, 2025)
Equity securities	5,000	5,000
Loans held-for-investment	3,807,957	3,856,773
Less: allowance for credit losses	(37,034)	(38,144)

Net loans held-for-investment	3,770,923	3,818,629

Accrued interest receivable	20,087	20,118
Bank-owned life insurance	184,718	182,828
Federal Home Loan Bank (“FHLB”) of New York stock, at cost	42,195	46,568
Operating lease right-of-use assets	24,588	25,789
Premises and equipment, net	19,383	19,938
Other assets	28,090	35,216

Total assets	$5,735,202	$5,754,010

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$4,088,617	$4,015,809
FHLB advances and other borrowings	802,185	900,216
Subordinated debentures, net of issuance costs	61,721	61,665
Operating lease liabilities	28,348	29,643
Advance payments by borrowers for taxes and insurance	25,630	20,276
Accrued expenses and other liabilities	34,011	36,342

Total liabilities	5,040,512	5,063,951

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value: 25,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value: 150,000,000 shares authorized, 64,770,875 shares issued at March 31, 2026 and December 31, 2025, 41,763,852 and 41,801,495 outstanding at March 31, 2026 and December 31, 2025, respectively	648	648
Additional paid-in-capital	593,135	592,473
Unallocated common stock held by employee stock ownership plan	(11,523)	(11,728)
Retained earnings	426,966	420,404
Accumulated other comprehensive loss	(6,571)	(4,220)
Treasury stock at cost: 23,007,023 and 22,969,380 shares at March 31, 2026 and December 31, 2025, respectively	(307,965)	(307,518)

Total stockholders’ equity	694,690	690,059

Total liabilities and stockholders’ equity	$5,735,202	$5,754,010

See accompanying notes to unaudited consolidated financial statements.

NORTHFIELD BANCORP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited) (In thousands, except per share data)

	Three Months Ended March 31,
	2026	2025

Interest income:
Loans	$45,400	$45,283
Mortgage-backed securities	15,004	12,009
Other securities	382	797
FHLB of New York dividends	788	862
Deposits in other financial institutions	1,334	1,141

Total interest income	62,908	60,092

Interest expense:
Deposits	17,880	21,191
Borrowings	7,246	6,291
Subordinated debt	819	819

Total interest expense	25,945	28,301

Net interest income	36,963	31,791
Provision for credit losses	247	2,582

Net interest income after provision for credit losses	36,716	29,209

Non-interest income:
Fees and service charges for customer services	1,709	1,620
Income on bank-owned life insurance	1,891	1,639
Losses on available-for-sale debt securities, net	(2)	—
Losses on trading securities, net	(254)	(299)
Other	68	62

Total non-interest income	3,412	3,022

Non-interest expense:
Compensation and employee benefits	12,673	11,775
Occupancy	3,354	3,533
Furniture and equipment	376	414
Data processing	2,352	2,122
Professional fees	691	1,072
Merger related expenses	1,709	—
Advertising	159	250
Federal Deposit Insurance Corporation insurance	606	617
Credit (benefit)/loss expense for off-balance sheet exposures	(67)	103
Other	1,406	1,549

Total non-interest expense	23,259	21,435

Income before income tax expense	16,869	10,796
Income tax expense	5,026	2,920

Net income	$11,843	$7,876

Net income per common share:
Basic	$0.30	$0.19

Diluted	$0.30	$0.19

See accompanying notes to unaudited consolidated financial statements.

NORTHFIELD BANCORP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME - (Continued)

(Unaudited) (In thousands)

	Three Months Ended March 31,
	2026	2025

Net income	$11,843	$7,876

Other comprehensive (loss) income:
Unrealized (losses) gains on debt securities available-for-sale:
Net unrealized holding (losses) gains	(3,356)	11,610
Add: Reclassification adjustment for net losses included in net income	2	—

Net unrealized (losses) gains	(3,354)	11,610

Other comprehensive (loss) income before tax	(3,354)	11,610
Income tax benefit (expense) related to net unrealized holding (losses) gains on debt securities available-for-sale	1,003	(3,482)

Other comprehensive (loss) income, net of tax	(2,351)	8,128

Comprehensive income	$9,492	$16,004

See accompanying notes to unaudited consolidated financial statements.

NORTHFIELD BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Three Months Ended March 31, 2026 and 2025

(Unaudited) (In thousands, except share data)

	Common Stock		Additional Paid-in Capital	Unallocated Common Stock Held by the Employee Stock Ownership Plan	Retained Earnings	Accumulated Other Comprehensive Income (loss) Net of tax	Treasury Stock	Total Stockholders’ Equity
	Shares Outstanding	Par Value
Balance at December 31, 2024	42,903,598	$648	$591,336	$(13,042)	$440,760	$(20,296)	$(294,710)	$704,696
Net income					7,876			7,876
Other comprehensive income, net of tax						8,128		8,128
ESOP shares allocated or committed to be released			81	214				295
Stock compensation expense			765					765
Restricted stock issuance	232,003		(2,705)				2,705	—
Cash dividends declared and paid ($0.13 per common share)					(5,387)			(5,387)
Purchase of employee restricted stock to fund statutory tax withholding	(19,177)						(224)	(224)
Repurchase of treasury stock (average cost of $11.36 per share)	(440,150)						(5,000)	(5,000)

Balance at March 31, 2025	42,676,274	$648	$589,477	$(12,828)	$443,249	$(12,168)	$(297,229)	$711,149

Balance at December 31, 2025	41,801,495	$648	$592,473	$(11,728)	$420,404	$(4,220)	$(307,518)	$690,059
Net income					11,843			11,843
Other comprehensive loss, net of tax						(2,351)		(2,351)
ESOP shares allocated or committed to be released			109	205				314
Stock compensation expense			553					553
Cash dividends declared and paid ($0.13 per common share)					(5,281)			(5,281)
Purchase of employee restricted stock to fund statutory tax withholding	(37,643)						(447)	(447)

Balance at March 31, 2026	41,763,852	$648	$593,135	$(11,523)	$426,966	$(6,571)	$(307,965)	$694,690

See accompanying notes to unaudited consolidated financial statements.

NORTHFIELD BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited) (In thousands)

	Three Months Ended March 31,
	2026	2025
Net income	$11,843	$7,876
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	247	2,582
ESOP and stock compensation expense	867	1,060
Depreciation	743	812
Amortization of premiums and deferred loan costs, net of accretion of discounts and deferred loan fees	791	1,263
Amortization of debt issuance costs	56	56
Amortization of intangible assets	—	12
Amortization of operating lease right-of-use assets	1,201	1,179
Income on bank-owned life insurance	(1,891)	(1,639)
Losses on available-for-sale debt securities, net	2	—
Losses on trading securities, net	254	299
Net sales of trading securities	1,130	582
Decrease (increase) in accrued interest receivable	32	(570)
Decrease (increase) in other assets	6,836	(329)
Decrease in accrued expenses and other liabilities	(2,331)	(3,757)

Net cash provided by operating activities	19,780	9,426

Cash flows from investing activities:
Net decrease in loans receivable	46,996	27,374
Purchases of FHLB of New York stock	(10,322)	(11,315)
Redemptions of FHLB of New York stock	14,695	8,859
Purchases of debt securities available-for-sale	(147,662)	(300,647)
Proceeds from sale of equity securities	—	3,406
Principal payments and maturities on debt securities available-for-sale	177,893	165,792
Principal payments and maturities on debt securities held-to-maturity	61	443
Purchases and improvements of premises and equipment	(188)	(258)

Net cash provided by (used in) investing activities	81,473	(106,346)

Cash flows from financing activities:
Net increase (decrease) in deposits	72,808	(6,521)
Dividends paid	(5,281)	(5,387)
Purchase of treasury stock	(447)	(5,224)
Increase in advance payments by borrowers for taxes and insurance	5,354	5,213
Proceeds from borrowings and securities sold under agreements to repurchase	405,500	857,000
Repayments related to other borrowings and securities sold under agreements to repurchase	(503,531)	(814,243)

Net cash (used in) provided by financing activities	(25,597)	30,838

Net increase (decrease) in cash and cash equivalents	75,656	(66,082)
Cash and cash equivalents at beginning of period	163,951	167,744

Cash and cash equivalents at end of period	$239,607	$101,662

Supplemental cash flow information:
Cash paid during the period for:
Interest	$26,181	$28,301
Income taxes	133	190
Non-cash transactions:
Loan charge-offs, net	1,357	2,844
Right-of-use assets obtained in exchange for new lease liabilities	—	753

See accompanying notes to unaudited consolidated financial statements.

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements

Note 1 – Consolidated Financial Statements

Basis of Presentation

The consolidated financial statements are comprised of the accounts of Northfield Bancorp, Inc. and its wholly owned subsidiaries, Northfield Investments, Inc. and Northfield Bank (the “Bank”), and the Bank’s wholly-owned subsidiaries, NSB Services Corp. and NSB Realty Trust (collectively the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation.

In the opinion of management, all adjustments (consisting solely of normal and recurring adjustments) necessary for the fair presentation of the consolidated balance sheets and the consolidated statements of comprehensive income for the unaudited periods presented have been included. The results of operations and other data presented for the three months ended March 31, 2026 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2026 or for any other period. Whenever necessary, certain prior year amounts are reclassified to conform to the current year presentation.

In preparing the unaudited consolidated financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”), management has made estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheets and for the periods indicated in the consolidated statements of comprehensive income. Material estimates that are particularly susceptible to change are: the allowance for credit losses and the valuation allowance against deferred tax assets. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are deemed necessary. While management uses its best judgment, actual amounts or results could differ significantly from those estimates.

Certain information and note disclosures usually included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for the preparation of interim financial statements.

The consolidated financial statements presented should be read in conjunction with the audited consolidated financial statements and notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC.

Note 2 – Debt Securities Available-for-Sale

The following is a comparative summary of mortgage-backed securities and other debt securities available-for-sale at March 31, 2026, and December 31, 2025 (in thousands):

	March 31, 2026
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
U.S. Government agency securities	$587	$—	$(48)	$539
Mortgage-backed securities:
Pass-through certificates:
Government sponsored enterprises (“GSEs”)	454,004	1,104	(11,402)	443,706
Real estate mortgage investment conduits (“REMICs”):
GSE	885,039	4,726	(3,900)	885,865

Total mortgage-backed securities	1,339,043	5,830	(15,302)	1,329,571

Other debt securities:
Municipal bonds	614	1	(1)	614
Corporate bonds	47,699	208	(129)	47,778

Total other debt securities	48,313	209	(130)	48,392

Total debt securities available-for-sale	$1,387,943	$6,039	$(15,480)	$1,378,502

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

	December 31, 2025
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
U.S. Government agency securities	$607	$—	$(49)	$558
Mortgage-backed securities:
Pass-through certificates:
GSE	515,162	2,508	(10,721)	506,949
REMICs:
GSE	870,020	6,123	(4,044)	872,099

Total mortgage-backed securities	1,385,182	8,631	(14,765)	1,379,048

Other debt securities:
Municipal bonds	614	1	(1)	614
Corporate bonds	32,101	268	(170)	32,199

Total other debt securities	32,715	269	(171)	32,813

Total debt securities available-for-sale	$1,418,504	$8,900	$(14,985)	$1,412,419

The following is a summary of the expected maturity distribution of debt securities available-for-sale, other than mortgage-backed securities, at March 31, 2026 (in thousands):

Available-for-sale	Amortized cost	Estimated fair value
Due in one year or less	$4,307	$4,311
Due after one year through five years	34,593	34,572
Due after five years through ten years	10,000	10,049

	$48,900	$48,932

Contractual maturities for mortgage-backed securities are not included above, as expected maturities on mortgage-backed securities may differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without penalties.

Certain securities available-for-sale are pledged or encumbered to secure borrowings under pledge agreements and repurchase agreements and for other purposes required by law. At March 31, 2026, and December 31, 2025, the fair value of debt securities available-for-sale that were pledged to secure borrowings and deposits was $704.0 million and $686.3 million, respectively.

For the three months ended March 31, 2026, the Company had no proceeds on sales of debt securities available-for-sale, with no gross realized gains and gross realized losses of $2,000 related to calls of securities. For the three months ended March 31, 2025, the Company had no proceeds on sales of debt securities available-for-sale, with no gross realized gains or losses. The Company recognized net losses of $254,000 and $299,000 on its trading securities portfolio during the three months ended March 31, 2026 and 2025, respectively.

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

Gross unrealized losses on mortgage-backed securities and other debt securities available-for-sale, and the estimated fair value of the related securities, aggregated by security category and length of time that individual securities have been in a continuous unrealized loss position, at March 31, 2026, and December 31, 2025, were as follows (in thousands):

	March 31, 2026
	Less than 12 months		12 months or more		Total
	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value
U.S. Government agency securities	$—	$—	$(48)	$540	$(48)	$540
Mortgage-backed securities:
Pass-through certificates:
GSE	(751)	171,356	(10,651)	173,258	(11,402)	344,614
REMICs:
GSE	(89)	40,714	(3,811)	113,963	(3,900)	154,677
Other debt securities:
Municipal bonds	(1)	483	—	—	(1)	483
Corporate bonds	(45)	1,955	(84)	3,915	(129)	5,870

Total	$(886)	$214,508	$(14,594)	$291,676	$(15,480)	$506,184

	December 31, 2025
	Less than 12 months		12 months or more		Total
	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value
U.S. Government agency securities	$—	$—	$(49)	$558	$(49)	$558
Mortgage-backed securities:
Pass-through certificates:
GSE	(92)	51,775	(10,629)	189,412	(10,721)	241,187
REMICs:
GSE	(12)	7,980	(4,032)	120,616	(4,044)	128,596
Other debt securities:
Municipal bonds	(1)	482	—	—	(1)	482
Corporate bonds	(5)	1,995	(165)	18,837	(170)	20,832

Total	$(110)	$62,232	$(14,875)	$329,423	$(14,985)	$391,655

The Company held 90 pass-through mortgage-backed securities issued or guaranteed by GSEs, 61 REMIC mortgage-backed securities issued or guaranteed by GSEs, one corporate bond, and one U.S. Government agency security that were in a continuous unrealized loss position of twelve months or greater at March 31, 2026. There was 14 pass-through mortgage-backed security issued or guaranteed by a GSE, three REMIC mortgage-backed securities issued or guaranteed by GSEs, one municipal bond, and one corporate bond that were in an unrealized loss position of less than twelve months at March 31, 2026. Substantially all securities referred to above were rated investment grade at March 31, 2026.

Available-for-sale debt securities in unrealized loss positions are evaluated for impairment related to credit losses on a quarterly basis. In performing an assessment of whether any decline in fair value is due to a credit loss, the Company considers the extent to which the fair value is less than the amortized cost, changes in credit ratings, any adverse economic conditions, as well as all relevant information at the individual security level such as credit deterioration of the issuer or collateral underlying the security. In assessing the impairment, the Company compares the present value of cash flows expected to be collected with the amortized cost basis of the security. If it is determined that the decline in fair value was due to credit losses, an allowance for credit losses is recorded, limited to the amount the fair value is less than amortized cost basis. The Company did not record any allowance for credit losses on its available-for-sale debt securities as of March 31, 2026 or December 31, 2025.

The non-credit related decrease in the fair value, such as a decline due to changes in market interest rates, is recorded in other comprehensive income, net of tax. The Company also assesses its intent to sell the securities (as well as the likelihood of a near-term recovery). If the Company intends to sell an available-for-sale debt security or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis, the debt security is written down to its fair value and the write down is charged to the debt security’s fair value at the reporting date with any incremental impairment reported in earnings.

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

The Company has made the accounting policy election to exclude accrued interest receivable on available-for-sale securities from the estimate of credit losses. Accrued interest receivable associated with debt securities available-for-sale totaled $4.1 million and $4.2 million at March 31, 2026, and December 31, 2025, respectively, and was reported in accrued interest receivable on the consolidated balance sheets. The Company elected not to measure an allowance for credit losses on accrued interest receivable as an allowance on possible uncollectible accrued interest is not warranted.

Note 3 – Debt Securities Held-to-Maturity

The following is a summary of mortgage-backed securities held-to-maturity at March 31, 2026, and December 31, 2025 (in thousands):

	March 31, 2026
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities:
Pass-through certificates:
GSE	$8,278	$73	$(348)	$8,003

Total securities held-to-maturity	$8,278	$73	$(348)	$8,003

	December 31, 2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities:
Pass-through certificates:
GSE	$8,339	$99	$(294)	$8,144

Total securities held-to-maturity	$8,339	$99	$(294)	$8,144

Contractual maturities for mortgage-backed securities are not presented, as expected maturities on mortgage-backed securities may differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without penalties. There were no sales of held-to-maturity securities during the three months ended March 31, 2026 or March 31, 2025.

At March 31, 2026, and December 31, 2025, debt securities held-to-maturity with a carrying value of $8.1 million and $6.7 million, respectively, were pledged to secure borrowings and deposits.

Gross unrealized losses on mortgage-backed securities held-to-maturity, and the estimated fair value of the related securities, aggregated by security category and length of time that individual securities have been in a continuous unrealized loss position at March 31, 2026, and December 31, 2025, were as follows (in thousands):

	March 31, 2026
	Less than 12 months		12 months or more		Total
	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value
Mortgage-backed securities:
Pass-through certificates:
GSE	$—	$—	$(348)	$5,818	$(348)	$5,818

Total	$—	$—	$(348)	$5,818	$(348)	$5,818

	December 31, 2025
	Less than 12 months		12 months or more		Total
	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value	Unrealized losses	Estimated fair value
Mortgage-backed securities:
Pass-through certificates:
GSE	$—	$—	$(294)	$5,922	$(294)	$5,922

Total	$—	$—	$(294)	$5,922	$(294)	$5,922

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

The Company held nine pass-through mortgage-backed debt securities held-to-maturity issued or guaranteed by GSEs that were in a continuous unrealized loss position of twelve months or greater at March 31, 2026.

The Company’s held-to-maturity securities are residential mortgage-backed securities issued by Ginnie Mae, Freddie Mac and Fannie Mae, and it is expected that the securities will not be settled at prices less than the amortized cost bases of the securities as such securities are backed by the full faith and credit of and/or guaranteed by the U.S. Government. Accordingly, no allowance for credit losses has been recorded for these securities.

The Company has made the accounting policy election to exclude accrued interest receivable on held-to-maturity securities from the estimate of credit losses. Accrued interest receivable associated with held-to-maturity securities totaling $29,000 and $30,000 at March 31, 2026, and December 31, 2025, respectively, was reported in accrued interest receivable on the consolidated balance sheets. The Company elected not to measure an allowance for credit losses on accrued interest receivable as an allowance on possible uncollectible accrued interest is not warranted.

Note 4 – Equity Securities

Equity securities totaled $5.0 million at both March 31, 2026, and December 31, 2025, and consisted of an investment in a private SBA loan fund (the “SBA Loan Fund”) recorded at net asset value. As the SBA Loan Fund operates as a private fund, its shares are not publicly traded and, therefore, has no readily determinable market value. The SBA Loan Fund was recorded at net asset value as a practical expedient for reporting fair value.

Note 5 – Loans

The following table summarizes the Company’s loans held-for-investment (in thousands):

	March 31,	December 31,
	2026	2025
Real estate loans:
Multifamily	$2,314,049	$2,361,365
Commercial mortgage	901,588	911,390
One-to-four family residential mortgage	164,199	165,100
Home equity and lines of credit	195,696	198,557
Construction and land	50,163	44,522

Total real estate loans	3,625,695	3,680,934

Commercial and industrial loans	172,988	166,167
Other loans	1,030	1,409

Total commercial and industrial and other loans	174,018	167,576

Loans held-for-investment (excluding purchased credit-deteriorated (“PCD”) loans)	3,799,713	3,848,510
PCD loans	8,244	8,263

Total loans held-for-investment	3,807,957	3,856,773
Allowance for credit losses	(37,034)	(38,144)

Net loans held-for-investment	$3,770,923	$3,818,629

In addition to originating loans, the Company may acquire loans through portfolio purchases or acquisitions of other companies. Purchased loans that have evidence of more than insignificant credit deterioration since origination are deemed PCD loans. For PCD loans, each loan pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. PCD loans totaled $8.2 million at March 31, 2026, as compared to $8.3 million at December 31, 2025. The majority of the PCD loan balances were acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. At March 31, 2026, PCD loans consisted of approximately 10% of one-to-four family residential loans, 21% of commercial real estate loans, 56% of commercial and industrial loans, and of 13% home equity loans. At December 31, 2025, PCD loans consisted of approximately 10% of one-to-four family residential loans, 21% of commercial real estate loans, 58% of commercial and industrial loans, and 11% of home equity loans.

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

Credit Quality Indicators

The Company monitors the credit quality of its loan portfolio on a regular basis. Credit quality is monitored by reviewing certain credit quality indicators. Management has determined that loan-to-value (“LTV”) ratios (at period end) and internally assigned credit risk ratings by loan type are the key credit quality indicators that best measure the credit quality of the Company’s loan receivables. LTV ratios used by management in monitoring credit quality are based on current period loan balances and original appraised values at the time of origination (unless a current appraisal has been obtained as a result of the loan being deemed impaired).

The Company maintains a credit risk rating system as part of the risk assessment of its loan portfolio. The Company’s lending officers are required to assign a credit risk rating to each loan in their portfolio at origination. This risk rating is reviewed periodically and adjusted if necessary. Quarterly, management presents monitored assets to the Loan Committee. In addition, the Company engages a third-party independent loan reviewer that performs semi-annual reviews of a sample of loans, validating the credit risk ratings assigned to such loans. The credit risk ratings play an important role in the establishment of the provision for credit losses on loans and the allowance for credit losses for loans held-for-investment. After determining the loss factor for each portfolio segment held-for-investment, the collectively evaluated for impairment balance of the held-for-investment portfolio is multiplied by the collectively evaluated for impairment loss factor for the respective portfolio segment in order to determine the allowance for loans collectively evaluated for impairment.

When assigning a credit risk rating to a loan, management utilizes the Bank’s internal nine-point credit risk rating system.

1.	Strong

2.	Good

3.	Acceptable

4.	Adequate

5.	Watch

6.	Special Mention

7.	Substandard

8.	Doubtful

9.	Loss

Loans rated 1 to 5 are considered pass ratings. An asset is classified substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets have well defined weaknesses based on objective evidence, and are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full highly questionable and improbable based on current circumstances. Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets which do not currently expose the Company to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses, are required to be designated special mention.

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

The following table presents the Company’s loans held-for-investment and current period gross charge-offs, excluding PCD loans, by loan class, credit risk ratings and year of origination, at March 31, 2026 (in thousands):

	March 31, 2026
	2026	2025	2024	2023	2022	Prior	Revolving Loans	Total
Real Estate:
Multifamily
Pass	$7,160	$102,313	$4,801	$83,787	$556,748	$1,540,138	$240	$2,295,187
Special mention	—	—	—	—	1,097	7,472	—	8,569
Substandard	—	—	—	—	—	10,293	—	10,293

Total multifamily	7,160	102,313	4,801	83,787	557,845	1,557,903	240	2,314,049
Commercial mortgage
Pass	7,744	92,709	61,020	84,965	181,635	451,027	2,115	881,215
Special mention	—	—	—	—	—	3,692	—	3,692
Substandard	—	—	—	—	6,477	9,921	283	16,681

Total commercial mortgage	7,744	92,709	61,020	84,965	188,112	464,640	2,398	901,588

One-to-four family residential
Pass	4,303	19,772	14,691	12,863	20,339	90,019	897	162,884
Substandard	—	—	—	—	—	1,315	—	1,315

Total one-to-four family residential	4,303	19,772	14,691	12,863	20,339	91,334	897	164,199

Home equity and lines of credit
Pass	1,738	13,818	11,728	14,901	26,395	28,660	95,620	192,860
Special mention	—	—	98	—	63	—	—	161
Substandard	—	103	—	542	1,408	622	—	2,675

Total home equity and lines of credit	1,738	13,921	11,826	15,443	27,866	29,282	95,620	195,696

Current period gross charge-offs	—	—	—	—	—	5	—	5

Construction and land
Pass	1,535	24,797	250	9,380	8,867	5,334	—	50,163

Total construction and land	1,535	24,797	250	9,380	8,867	5,334	—	50,163

Total real estate loans	22,480	253,512	92,588	206,438	803,029	2,148,493	99,155	3,625,695

Commercial and industrial
Pass	5,963	9,427	12,648	11,822	13,565	14,332	92,775	160,532
Special mention	—	—	376	—	402	—	2,382	3,160
Substandard	—	—	2,507	3,652	340	1,615	1,182	9,296

Total commercial and industrial	5,963	9,427	15,531	15,474	14,307	15,947	96,339	172,988

Current-period gross charge-offs	—	—	75	—	940	479	—	1,494

Other
Pass	991	—	—	—	—	14	23	1,028
Substandard	—	—	—	—	—	2	—	2

Total other	991	—	—	—	—	16	23	1,030

Total loans held-for-investment	$29,434	$262,939	$108,119	$221,912	$817,336	$2,164,456	$195,517	$3,799,713

Total current-period gross charge-offs	$—	$—	$75	$—	$940	$484	$—	$1,499

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

The following table presents the Company’s loans held-for-investment and current period gross charge-offs, excluding PCD loans, by loan class, credit risk ratings and year of origination, at December 31, 2025 (in thousands):

	December 31, 2025
	2025	2024	2023	2022	2021	Prior	Revolving Loans	Total
Real Estate:
Multifamily
Pass	$102,597	$4,818	$84,164	$561,040	$600,369	$990,193	$284	$2,343,465
Special mention	—	—	—	—	1,166	6,325	—	7,491
Substandard	—	—	—	—	—	10,409	—	10,409

Total multifamily	102,597	4,818	84,164	561,040	601,535	1,006,927	284	2,361,365

Commercial mortgage
Pass	92,786	61,761	85,492	183,083	135,579	326,204	2,346	887,251
Special mention	—	—	—	—	—	8,064	—	8,064
Substandard	—	—	—	6,525	—	9,265	285	16,075

Total commercial mortgage	92,786	61,761	85,492	189,608	135,579	343,533	2,631	911,390

One-to-four family residential
Pass	20,730	16,026	13,439	20,964	11,407	80,563	640	163,769
Substandard	—	—	—	—	—	1,331	—	1,331

Total one-to-four family residential	20,730	16,026	13,439	20,964	11,407	81,894	640	165,100

Home equity and lines of credit
Pass	14,828	12,458	15,300	27,309	10,564	19,831	95,525	195,815
Special mention	—	—	—	64	—	—	—	64
Substandard	104	—	438	1,419	543	174	—	2,678

Total home equity and lines of credit	14,932	12,458	15,738	28,792	11,107	20,005	95,525	198,557

Construction and land
Pass	20,120	1,375	9,409	8,051	—	5,567	—	44,522

Total construction and land	20,120	1,375	9,409	8,051	—	5,567	—	44,522

Total real estate loans	251,165	96,438	208,242	808,455	759,628	1,457,926	99,080	3,680,934

Commercial and industrial
Pass	9,971	12,546	12,222	15,355	9,791	5,887	87,829	153,601
Special mention	—	—	555	—	—	—	2,384	2,939
Substandard	—	2,520	3,152	882	1,447	369	1,257	9,627

Total commercial and industrial	9,971	15,066	15,929	16,237	11,238	6,256	91,470	166,167

Current-period gross charge-offs	—	67	855	2,371	1,112	935	—	5,340

Other
Pass	1,365	—	—	—	—	15	26	1,406
Substandard	—	—	—	—	—	3	—	3

Total other	1,365	—	—	—	—	18	26	1,409

Total loans held-for-investment	$262,501	$111,504	$224,171	$824,692	$770,866	$1,464,200	$190,576	$3,848,510

Total current-period gross charge-offs (1)	$—	$67	$855	$2,371	$1,112	$935	$—	$5,340

(1)	Excludes $343,000 of current period gross charge-offs of PCD loans.

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

Past Due and Non-Accrual Loans

Included in loans receivable held-for-investment are loans for which the accrual of interest income has been discontinued due to deterioration in the financial condition of the borrowers (excluding PCD loans). The recorded investment of these non-accrual loans was $21.0 million and $15.2 million at March 31, 2026, and December 31, 2025, respectively. Generally, originated loans are placed on non-accrual status when they become 90 days or more delinquent, or sooner if considered appropriate by management, and remain on non-accrual status until they are brought current, have six consecutive months of performance under the revised loan terms, and factors indicating reasonable doubt about the timely collection of payments no longer exist. Therefore, loans may be current in accordance with their loan terms, or may be less than 90 days delinquent and still be on non-accruing status.

When an individual loan no longer demonstrates the similar credit risk characteristics as other loans within its current segment, the Company evaluates each for expected credit losses on an individual basis. All non-accrual loans $500,000 and above and all loans designated as Troubled Debt Restructurings (“TDRs”) prior to the adoption of Accounting Standards Update (“ASU”) No. 2022-02, “Financial Instruments—Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures” (“ASU 2022-02”) on January 1, 2023, are individually evaluated. See “Loan Modifications Made to Borrowers Experiencing Financial Difficulty” section below for more information. The non-accrual loans individually evaluated for impairment were $16.4 million and $8.8 million at March 31, 2026, and December 31, 2025, respectively. Loans on non-accrual status with principal balances less than $500,000, and therefore not meeting the Company’s definition of an impaired loan, amounted to $4.6 million and $6.4 million at March 31, 2026, and December 31, 2025, respectively. Loans past due 90 days or more and still accruing interest were $455,000 and $925,000 at March 31, 2026, and December 31, 2025, respectively, and consisted of loans that are well-secured and in the process of collection.

The following tables set forth the detail, and delinquency status, of non-performing loans (non-accrual loans and loans past due 90 days or more and still accruing), net of deferred fees and costs, at March 31, 2026, and December 31, 2025, excluding PCD loans and non-accrual loans held-for sale (in thousands):

	March 31, 2026
	Total Non-Performing Loans
	Non-Accruing Loans
	Current	30-89 Days Past Due	90 Days or More Past Due	Total	90 Days or More Past Due and Accruing	Total Non-Performing Loans
Loans held-for-investment:
Real estate loans:
Multifamily
Substandard	$1,671	$145	$1,414	$3,230	$—	$3,230

Total multifamily	1,671	145	1,414	3,230	—	3,230

Commercial mortgage
Substandard	59	126	11,300	11,485	51	11,536

Total commercial mortgage	59	126	11,300	11,485	51	11,536

One-to-four family residential
Substandard	—	—	—	—	127	127

Total one-to-four family residential	—	—	—	—	127	127

Home equity and lines of credit
Substandard	308	148	1,296	1,752	119	1,871

Total home equity and lines of credit	308	148	1,296	1,752	119	1,871

Total real estate	2,038	419	14,010	16,467	297	16,764

Commercial and industrial loans
Pass	—	—	—	—	128	128
Substandard	2,618	202	1,674	4,494	30	4,524

Total commercial and industrial loans	2,618	202	1,674	4,494	158	4,652

Total non-performing loans	$4,656	$621	$15,684	$20,961	$455	$21,416

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

	December 31, 2025
	Total Non-Performing Loans
	Non-Accruing Loans
	Current	30-89 Days Past Due	90 Days or More Past Due	Total	90 Days or More Past Due and Accruing	Total Non-Performing Loans
Loans held-for-investment:
Real estate loans:
Multifamily
Substandard	$2,266	$—	$1,422	$3,688	$—	$3,688

Total multifamily	2,266	—	1,422	3,688	—	3,688

Commercial mortgage
Substandard	61	188	4,763	5,012	51	5,063

Total commercial mortgage	61	188	4,763	5,012	51	5,063

One-to-four family residential
Substandard	—	—	—	—	863	863

Total one-to-four family residential	—	—	—	—	863	863

Home equity and lines of credit
Pass	—	—	—	—	7	7
Substandard	—	100	1,678	1,778	—	1,778

Total home equity and lines of credit	—	100	1,678	1,778	7	1,785

Total real estate	2,327	288	7,863	10,478	921	11,399

Commercial and industrial loans
Substandard	2,746	122	1,864	4,732	—	4,732

Total commercial and industrial loans	2,746	122	1,864	4,732	—	4,732

Other loans
Substandard	—	—	—	—	4	4

Total other	—	—	—	—	4	4

Total non-performing loans	$5,073	$410	$9,727	$15,210	$925	$16,135

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

The following tables set forth the detail and delinquency status of loans held-for-investment, excluding PCD loans, net of deferred fees and costs, at March 31, 2026, and December 31, 2025 (in thousands):

	March 31, 2026
		Past Due Loans
	30-89 Days Past Due	90 Days or More Past Due	90 Days or More Past Due and Accruing	Total Past Due	Current	Total Loans Receivable, net
Loans held-for-investment:
Real estate loans:
Multifamily
Pass	$—	$—	$—	$—	$2,295,187	$2,295,187
Special mention	—	—	—	—	8,569	8,569
Substandard	145	1,414	—	1,559	8,734	10,293

Total multifamily	145	1,414	—	1,559	2,312,490	2,314,049

Commercial mortgage
Pass	12	—	—	12	881,203	881,215
Special mention	—	—	—	—	3,692	3,692
Substandard	126	11,300	51	11,477	5,204	16,681

Total commercial mortgage	138	11,300	51	11,489	890,099	901,588

One-to-four family residential
Pass	1,040	—	—	1,040	161,844	162,884
Substandard	—	—	127	127	1,188	1,315

Total one-to-four family residential	1,040	—	127	1,167	163,032	164,199

Home equity and lines of credit
Pass	452	—	—	452	192,408	192,860
Special mention	—	—	—	—	161	161
Substandard	418	1,296	119	1,833	842	2,675

Total home equity and lines of credit	870	1,296	119	2,285	193,411	195,696

Construction and land
Pass	—	—	—	—	50,163	50,163

Total construction and land	—	—	—	—	50,163	50,163

Total real estate	2,193	14,010	297	16,500	3,609,195	3,625,695

Commercial and industrial
Pass	3,184	—	128	3,312	157,220	160,532
Special mention	2,382	—	—	2,382	778	3,160
Substandard	629	1,674	30	2,333	6,963	9,296

Total commercial and industrial	6,195	1,674	158	8,027	164,961	172,988

Other loans
Pass	—	—	—	—	1,028	1,028
Substandard	—	—	—	—	2	2

Total other loans	—	—	—	—	1,030	1,030

Total loans held-for-investment	$8,388	$15,684	$455	$24,527	$3,775,186	$3,799,713

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

	December 31, 2025
	Past Due Loans
	30-89 Days Past Due	90 Days or More Past Due	90 Days or More Past Due and Accruing	Total Past Due	Current	Total Loans Receivable, net
Loans held-for-investment:
Real estate loans:
Multifamily
Pass	$471	$—	$—	$471	$2,342,994	$2,343,465
Special mention	—	—	—	—	7,491	7,491
Substandard	—	1,422	—	1,422	8,987	10,409

Total multifamily	471	1,422	—	1,893	2,359,472	2,361,365

Commercial mortgage
Pass	—	—	—	—	887,251	887,251
Special mention	—	—	—	—	8,064	8,064
Substandard	7,172	4,763	51	11,986	4,089	16,075

Total commercial mortgage	7,172	4,763	51	11,986	899,404	911,390

One-to-four family residential
Pass	1,076	—	—	1,076	162,693	163,769
Substandard	48	—	863	911	420	1,331

Total one-to-four family residential	1,124	—	863	1,987	163,113	165,100

Home equity and lines of credit
Pass	757	—	7	764	195,051	195,815
Special mention	—	—	—	—	64	64
Substandard	452	1,678	—	2,130	548	2,678

Total home equity and lines of credit	1,209	1,678	7	2,894	195,663	198,557

Construction and land
Pass	—	—	—	—	44,522	44,522

Total construction and land	—	—	—	—	44,522	44,522

Total real estate	9,976	7,863	921	18,760	3,662,174	3,680,934

Commercial and industrial
Pass	459	—	—	459	153,142	153,601
Special mention	898	—	—	898	2,041	2,939
Substandard	501	1,864	—	2,365	7,262	9,627

Total commercial and industrial	1,858	1,864	—	3,722	162,445	166,167

Other loans
Pass	—	—	4	4	1,402	1,406
Substandard	—	—	—	—	3	3

Total other loans	—	—	4	4	1,405	1,409

Total loans held-for-investment	$11,834	$9,727	$925	$22,486	$3,826,024	$3,848,510

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

The following tables summarize information on non-accrual loans, excluding PCD loans, as of March 31, 2026, and December 31, 2025 (in thousands):

	March 31, 2026
	Recorded Investment	Unpaid Principal Balance	With No Related Allowance
Real estate loans:
Multifamily	$3,230	$3,643	$2,777
Commercial mortgage	11,485	11,918	7,732
Home equity and lines of credit	1,752	2,002	—
Commercial and industrial	4,494	16,754	310

Total non-accrual loans	$20,961	$34,317	$10,819

	December 31, 2025
	Recorded Investment	Unpaid Principal Balance	With No Related Allowance
Real estate loans:
Multifamily	$3,688	$4,101	$1,681
Commercial mortgage	5,012	5,445	1,256
Home equity and lines of credit	1,778	2,027	—
Commercial and industrial	4,732	15,854	880

Total non-accrual loans	$15,210	$27,427	$3,817

The following table summarizes interest income recognized on non-accrual loans, excluding PCD loans, during the three months ended March 31, 2026 and March 31, 2025 (in thousands):

	Three Months Ended March 31,
	2026	2025
Real estate loans:
Multifamily	$40	$34
Commercial mortgage	50	17
Home equity and lines of credit	17	8
Commercial and industrial	38	81

Total interest income on non-accrual loans	$145	$140

Collateral-Dependent Loans

Loans for which the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the operation or sale of the collateral are considered to be collateral-dependent loans. Collateral can have a significant financial effect in mitigating exposure to credit risk and, where there is sufficient collateral, an allowance for credit losses is not recognized or is minimal. For collateral-dependent loans, the allowance for credit losses is individually assessed based on the fair value of the collateral less estimated costs of sale. The Company’s collateral-dependent loans are secured by real estate, inventory and equipment. Collateral values are generally based on appraisals, which are adjusted for changes in market indices. As of March 31, 2026, and December 31, 2025, the Company had $15.9 million and $8.4 million of collateral-dependent impaired loans, respectively. The collateral-dependent loans at March 31, 2026, consisted of $11.3 million of commercial real estate loans, $2.8 million of multifamily loans, $839,000 of commercial and industrial loans, and $949,000 of one-to-four family residential loans. For the three months ended March 31, 2026, there was no significant deterioration or changes in the collateral securing these loans.

Loan Modifications Made to Borrowers Experiencing Financial Difficulty

The Company has modified, and may modify in the future, certain loans to borrowers experiencing financial difficulty. These modifications may include a reduction in interest rate, an extension in term, principal forgiveness and/or other than insignificant payment delay.

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

The following table presents the amortized cost basis of loan modifications made to borrowers experiencing financial difficulty that were modified during the three months ended March 31, 2026 and 2025, by class and by type of modification (dollars in thousands):

	Three Months Ended March 31, 2026
	Payment Delay	Term Extension and Interest Rate Reduction	Payment Delay and Interest Rate Reduction	Payment Delay, Term Extension, and Interest Rate Reduction	Total	Percentage of Total Class of Financing Receivable
Multifamily	$—	$—	$4,819	$—	$4,819	0.21%
Commercial and industrial	—	212	—	—	212	0.12%

Total loans	$—	$212	$4,819	$—	$5,031

	Three Months Ended March 31, 2025
	Payment Delay and Interest Rate Reduction	Term Extension	Payment Delay and Term Extension	Payment Delay, Term Extension, and Interest Rate Reduction	Total	Percentage of Total Class of Financing Receivable
Commercial and industrial	$209	$—	$—	$—	$209	0.13%

Total loans	$209	$—	$—	$—	$209

The following table presents the financial effect of loan modifications made to borrowers experiencing financial difficulty during the three months ended March 31, 2026, and March 31, 2025 (in thousands):

	Weighted- Average Term Extension (in months)	Weighted- Average Interest Rate Reduction
Three Months Ended March 31, 2026
Multifamily	—	1.13%

Commercial and industrial	36	0.75%

Three Months Ended March 31, 2025
Commercial and industrial	—	2.50%

There were no commitments to lend additional funds at March 31, 2026 to borrowers experiencing financial difficulty whose terms have been restructured.

At March 31, 2026, there were no modified loans during the preceding twelve months that subsequently defaulted.

The Company closely monitors the performance of loans that are modified to borrowers experiencing financial difficulty to understand the effectiveness of the modification efforts. The following table presents the aging analysis of loan modifications made to borrowers experiencing financial difficulty during the three months ended March 31, 2026 and 2025 (in thousands):

	As of March 31, 2026
	Current	30-89 Days Past Due	90 Days or More Past Due	Non-Accrual	Total
Multifamily	$4,819	$—	$—	$—	$4,819
Commercial Mortgage	1,725	—	—	—	1,725
Commercial and industrial	3,063	—	—	174	3,237

Total loans	$9,607	$—	$—	$174	$9,781

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

	As of March 31, 2025
	Current	30-89 Days Past Due	90 Days or More Past Due	Non-Accrual	Total
Home equity and lines of credit	$199	$—	$—	$—	$199
Commercial and industrial	425	136	—	2,707	3,268

Total loans	$624	$136	$—	$2,707	$3,467

Note 6	– Allowance for Credit Losses (“ACL”) on Loans

Allowance for Collectively Evaluated Loans Held-for-Investment

In estimating the quantitative component of the allowance on a collective basis, the Company uses a risk rating migration model which calculates an expected life of loan loss percentage for each loan by generating probability of default and loss given default metrics. These metrics are multiplied by the exposure at the potential default, taking into consideration estimated prepayments, to calculate the quantitative component of the ACL. The metrics are based on the migration of loans from performing to loss by credit risk rating or delinquency categories using historical life-of-loan analysis periods for each loan portfolio pool, and the severity of loss, based on the aggregate net lifetime losses incurred using the Company’s own historical loss experience and comparable peer data loss history. The model’s expected losses based on loss history are adjusted for qualitative adjustments to address risks that may not be adequately represented in the risk rating migration model. Among other things, these adjustments include and account for differences in: (i) changes in lending policies and procedures; (ii) changes in local, regional, national, and international economic and business conditions and developments that affect the collectability of our portfolio, including the condition of various market segments; (iii) changes in the experience, ability and depth of lending management and other relevant staff; (iv) changes in the quality of our loan review system; (v) the existence and effect of any concentrations of credit, and changes in the level of such concentrations; and (vi) the effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in our existing portfolio.

The Company utilizes a two-year reasonable and supportable forecast period after which estimated losses revert to historical loss experience immediately for the remaining life of the loan. In establishing its estimate of expected credit losses, the Company utilizes five externally-sourced forward-looking economic scenarios developed by Moody’s Analytics (“Moody’s”).

Management utilizes five different Moody’s scenarios so as to incorporate uncertainties related to the economic environment. These scenarios, which range from more benign to more severe economic outlooks, include a “most likely outcome” (the “Baseline” scenario) and four less likely scenarios referred to as the “Upside” and “Downside” scenarios. Each scenario is assigned a weighting with a majority of the weighting placed on the Baseline scenario and lower weights placed on both the Upside and Downside scenarios. The weighting assigned by management is based on the economic outlook and available information at the reporting date. The model projects economic variables under each scenario based on detailed statistical analyses. The Company has identified and selected key variables that most closely correlated to its historical credit performance, which include: Gross domestic product, unemployment, and three collateral indices: the Commercial Property Price Index, the Commercial Property Price Apartment Index and the Case-Shiller Home Price Index.

Allowance for Individually Evaluated Loans

The Company measures specific reserves for individual loans that do not share common risk characteristics with other loans, consisting of all loans previously modified as TDRs (prior to the adoption of ASU 2022-02) and non-accrual loans with an outstanding balance of $500,000 or greater. Loans individually evaluated for impairment are assessed to determine whether the loan’s carrying value is not in excess of the estimated fair value of the collateral less cost to sell, if the loan is collateral-dependent, or the present value of the expected future cash flows, if the loan is not collateral-dependent. Management performs an evaluation of each individually evaluated loan and generally obtains updated appraisals as part of the evaluation. In addition, management adjusts estimated fair values down to appropriately consider recent market conditions, our willingness to accept a lower sales price to effect a quick sale, and costs to dispose of any supporting collateral. Determining the estimated fair value of underlying collateral (and related costs to sell) can be difficult in illiquid real estate markets and is subject to significant assumptions and estimates. Management employs an independent third-party management firm that specializes in appraisal preparation and review to ascertain the reasonableness of updated appraisals. Projecting the expected cash flows for TDRs (prior to the adoption of ASU 2022-02), which are not collateral-dependent is inherently subjective and requires, among other things, an evaluation of the borrower’s current and projected financial

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

condition. Individually evaluated loans that have no impairment losses are not considered for collective allowances described above. Upon adoption of ASU 2022-02, the Company no longer establishes a specific reserve for loan modifications to borrowers experiencing financial difficulty. Instead, these loan modifications are included in their respective pool and a historical loss rate is applied to the current loan balance to arrive at the quantitative and qualitative baseline portion of the allowance for credit losses. At March 31, 2026, and December 31, 2025, the ACL for loans individually evaluated for impairment was $1.6 million and $1.2 million, respectively.

Allowance for Credit Losses – Off-Balance Sheet Exposures

An ACL for off-balance-sheet exposures represents an estimate of expected credit losses arising from off-balance sheet exposures such as loan commitments, standby letters of credit and unused lines of credit (loans already on the books). Commitments to fund unused lines of credit are agreements to lend additional funds to customers as long as there have been no violations of any of the conditions established in the agreements (original or restructured). Commitments to originate loans generally have a fixed expiration or other termination clauses, which may require payment of a fee. Since some of these loan commitments are expected to expire without being drawn upon, total commitments do not necessarily represent future cash requirements. The reserve for off-balance sheet exposures is determined using the Current Expected Credit Losses (“CECL”) reserve factor in the related funded loan segment, adjusted for an average historical funding rate. The allowance for credit losses for off-balance sheet credit exposures is recorded in other liabilities on the consolidated balance sheets and the corresponding provision is included in other non-interest expense.

The table below summarizes the allowance for credit losses for off-balance sheet credit exposures as of, and for, the three months ended March 31, 2026, and March 31, 2025 (in thousands):

	Three Months Ended March 31,
	2026	2025
Balance at beginning of period	$290	$518
(Benefit) provision for credit losses	(67)	103

Balance at end of period	$223	$621

The following tables set forth activity in our allowance for credit losses on loans, by loan type, as of, and for the three months ended March 31, 2026, and March 31, 2025 (in thousands):

	Three Months Ended March 31, 2026
	Real Estate
	Commercial (1)	One-to- Four Family	Home Equity and Lines of Credit	Construction and Land	Commercial and Industrial	Other	Total Loans (excluding PCD)	PCD	Total
Allowance for credit losses:
Beginning balance	$24,482	$2,213	$2,880	$102	$5,842	$4	$35,523	$2,621	$38,144
Charge-offs	—	—	(5)	—	(1,494)	—	(1,499)	—	(1,499)
Recoveries	18	—	—	—	124	—	142	—	142
Provisions (credit)	(795)	(108)	(70)	(3)	1,310	(2)	332	(85)	247

Ending balance	$23,705	$2,105	$2,805	$99	$5,782	$2	$34,498	$2,536	$37,034

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

	Three Months Ended March 31, 2025
	Real Estate
	Commercial (1)	One-to- Four Family	Home Equity and Lines of Credit	Construction and Land	Commercial and Industrial	Other	Total Loans (excluding PCD)	PCD	Total
Allowance for credit losses:
Beginning balance	$20,949	$2,245	$2,254	$103	$6,724	$4	$32,279	$2,904	$35,183
Charge-offs	—	—	—	—	(3,098)	—	(3,098)	—	(3,098)
Recoveries	15	—	—	—	238	1	254	—	254
Provisions (credit)	561	(31)	(22)	—	2,245	(1)	2,752	(170)	2,582

Ending balance	$21,525	$2,214	$2,232	$103	$6,109	$4	$32,187	$2,734	$34,921

(1)	Commercial includes commercial real estate loans collateralized by owner-occupied, non-owner occupied, and multifamily properties.

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

The following tables detail the amount of loans receivable held-for-investment, net of deferred loan fees and costs, that are evaluated, individually and collectively, for impairment, and the related portion of the allowance for credit losses that is allocated to each loan portfolio segment, at March 31, 2026, and December 31, 2025 (in thousands):

	March 31, 2026
	Real Estate
	Commercial (1)	One-to- Four Family	Home Equity and Lines of Credit	Construction and Land	Commercial and Industrial	Other	Total Loans (excluding PCD)	PCD	Total
Allowance for credit losses:
Ending balance: individually evaluated for impairment	$1,093	$—	$—	$—	$489	$—	$1,582	$—	$1,582
Ending balance: collectively evaluated for impairment	22,612	2,105	2,805	99	5,293	2	32,916	—	32,916

Ending balance: PCD loans evaluated for impairment (2)	—	—	—	—	—	—	—	2,536	2,536

Loans, net:
Ending balance	$3,215,637	$164,199	$195,696	$50,163	$172,988	$1,030	$3,799,713	$8,244	$3,807,957
Ending balance: individually evaluated for impairment	14,654	1,212	15	—	3,268	—	19,149	—	19,149
Ending balance: collectively evaluated for impairment	3,200,983	162,987	195,681	50,163	169,720	1,030	3,780,564	—	3,780,564

Ending balance: PCD loans evaluated for impairment (2)	—	—	—	—	—	—	—	8,244	8,244

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

	December 31, 2025
	Real Estate
	Commercial (1)	One-to- Four Family	Home Equity and Lines of Credit	Construction and Land	Commercial and Industrial	Other	Total Loans (excluding PCD)	PCD	Total
Allowance for credit losses:
Ending balance: individually evaluated for impairment	$705	$—	$—	$—	$488	$—	$1,193	$—	$1,193
Ending balance: collectively evaluated for impairment	23,777	2,213	2,880	102	5,354	4	34,330	—	34,330

Ending balance: PCD loans evaluated for impairment (2)	—	—	—	—	—	—	—	2,621	2,621

Loans, net:
Ending balance	$3,272,755	$165,100	$198,557	$44,522	$166,167	$1,409	$3,848,510	$8,263	$3,856,773
Ending balance: individually evaluated for impairment	7,211	1,234	16	—	3,278	—	11,739	—	11,739
Ending balance: collectively evaluated for impairment	3,265,544	163,866	198,541	44,522	162,868	1,409	3,836,750	—	3,836,750

Ending balance: PCD loans evaluated for impairment (2)	—	—	—	—	—	—	—	8,263	8,263

PPP loans not evaluated for impairment (3)	—	—	—	—	21	—	21	—	21

(1)	Commercial includes commercial real estate loans collateralized by owner-occupied, non-owner occupied, and multifamily properties.
(2)

Upon adoption of CECL, the Company elected to maintain pools of PCD loans that were previously accounted for under Accounting Standards Codification (“ASC”) 310-30, and will continue to evaluate PCD loans under this guidance.

(3)	PPP loans are guaranteed by the SBA and therefore excluded from the allowance for credit losses.

Note 7 – Deposits

Deposit account balances are summarized as follows (in thousands):

	March 31, 2026	December 31, 2025
Non-interest-bearing checking	$728,601	$736,249
Negotiable orders of withdrawal (“NOW”) and interest-bearing checking	1,528,663	1,421,244
Savings and money market	1,137,723	1,134,083
Certificates of deposit	693,630	724,233

Total deposits	$4,088,617	$4,015,809

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

Interest expense on deposit accounts is summarized for the periods indicated (in thousands):

	Three Months Ended March 31,
	2026	2025
NOW and interest-bearing checking, savings, and money market	$11,740	$12,148
Certificates of deposit	6,140	9,043

Total interest expense on deposit accounts	$17,880	$21,191

Note 8 – Subordinated Debt

On June 17, 2022, the Company issued $62.0 million in aggregate principal amount of fixed-to-floating subordinated notes (the “Notes”) to certain institutional investors. The Notes mature on June 30, 2032, unless redeemed earlier. The Notes initially bear interest, payable semi-annually in arrears, at a fixed rate of 5.00% per annum until June 30, 2027. Beginning June 30, 2027 and until maturity or redemption, the interest rate applicable to the outstanding principal amount of the Notes due will reset quarterly to an interest rate per annum equal to the then current three-month Secured Overnight Financing Rate plus 200 basis points, payable quarterly in arrears. The Company has the option to redeem the Notes, at par and in whole or in part, beginning on June 30, 2027 and to redeem the Notes at any time in whole upon certain other events. Any redemption of the Notes will be subject to prior regulatory approval to the extent required. Debt issuance costs totaled $1.1 million and are being amortized to maturity. At March 31, 2026, and December 31, 2025, subordinated debt totaled $61.7 million and $61.7 million, respectively, which included $279,000 and $335,000, respectively, of unamortized debt issuance costs. The Company recognized amortization expense of $56,000 for the three months ended March 31, 2026 and 2025.

Note 9 – Equity Incentive Plans

The following table is a summary of the Company’s stock options outstanding as of March 31, 2026, and changes therein during the three months then ended.

	Number of Stock Options	Weighted Average Grant Date Fair Value	Weighted Average Exercise Price	Weighted Average Contractual Life (years)
Outstanding and Exercisable—December 31, 2025	80,000	$4.44	$17.67	1.36
Outstanding and Exercisable— March 31, 2026	80,000	4.44	17.67	1.11

On February 4, 2026, the Company granted to directors and employees, under the 2019 Equity Incentive Plan, 201,172 cash-settled restricted stock units with a total grant date fair value of $2.8 million. Of these grants, 35,064 vest one year from the date of grant and 166,108 vest in equal installments over a three-year period beginning one year from the date of grant. As the awards will be settled in cash they are classified as liabilities on the consolidated balance sheets. During the three months ended March 31, 2026 and 2025, the Company recorded compensation expense of $204,000 and $0, respectively, related to the above plan.

The following is a summary of the status of the Company’s restricted stock awards and performance-based restricted stock units at March 31, 2026, and changes therein during the three months then ended.

	Restricted Stock Awards	Weighted Average Grant Date Fair Value	Performance Stock Awards	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2025	373,158	$12.36	132,712	$12.80
Vested	(203,206)	12.58	(29,305)	14.37

Non-vested at March 31, 2026	169,952	12.11	103,407	12.36

Expected future stock award expense related to the non-vested restricted share awards as of March 31, 2026, was $1.8 million over a weighted average period of 1.5 years. Expected future stock award expense related to the non-vested performance share awards as of March 31, 2026, was $581,000 over a weighted average period of 1.4 years.

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

During the three months ended March 31, 2026, and March 31, 2025, the Company recorded $553,000 and $765,000, respectively, of stock-based compensation related to the above plan.

Note 10 – Fair Value Measurements

The following tables present the assets reported on the consolidated balance sheets at their estimated fair value as of March 31, 2026, and December 31, 2025, by level within the fair value hierarchy as required by the Fair Value Measurements and Disclosures Topic of the Financial Accounting Standards Board (“FASB”) ASC. Financial assets and liabilities are classified in their entirety based on the level of input that is significant to the fair value measurement. The fair value hierarchy is as follows:

•	Level 1 Inputs – Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•

Level 2 Inputs – Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (for example, interest rates, volatilities, prepayment speeds, loss severities, credit risks and default rates) or inputs that are derived principally from or corroborated by observable market data by correlations or other means.

•	Level 3 Inputs – Significant unobservable inputs that reflect the Company’s own assumptions that market participants would use in pricing the assets or liabilities.

The methods of determining the fair value of assets and liabilities presented in this note are consistent with our methodologies disclosed in Note 16 to the Consolidated Financial Statements of the Company’s 2025 Annual Report on Form 10-K.

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

	Fair Value Measurements at March 31, 2026 Using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Measured on a recurring basis:
Assets:
Investment securities:
Debt securities available-for-sale:
U.S. Government agency securities	$539	$—	$539	$—
Mortgage-backed securities:
Pass-through certificates:
GSE	443,706	—	443,706	—
REMICs:
GSE	885,865	—	885,865	—

Total mortgage-backed securities	1,329,571	—	1,329,571	—

Other debt securities:
Municipal bonds	614	—	614	—
Corporate bonds	47,778	—	47,778	—

	48,392	—	48,392	—

Total debt securities available-for-sale	1,378,502	—	1,378,502	—

Trading securities	13,831	13,831	—	—
Equity securities (1)	—	—	—	—

Total	$1,392,333	$13,831	$1,378,502	$—

Measured on a non-recurring basis:
Assets:
Loans individually evaluated for impairment:
Real estate loans:
Commercial real estate	$2,265	$—	$—	$2,265
Multifamily	1,671	—	—	1,671

Total individually evaluated real estate loans	3,936	—	—	3,936

Commercial and industrial loans	2,779	—	—	2,779

Total	$6,715	$—	$—	$6,715

(1)	Excludes investment measured at net asset value of $5.0 million at March 31, 2026, which has not been classified in the fair value hierarchy.

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

	Fair Value Measurements at December 31, 2025 Using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Measured on a recurring basis:
Assets:
Investment securities:
Debt securities available-for-sale:
U.S. Government agency securities	$558	$—	$558	$—
Mortgage-backed securities:
Pass-through certificates:
GSE	506,949	—	506,949	—
REMICs:
GSE	872,099	—	872,099	—

Total mortgage-backed securities	1,379,048	—	1,379,048	—

Other debt securities:
Municipal bonds	614	—	614	—
Corporate bonds	32,199	—	32,199	—

	32,813	—	32,813	—

Total debt securities available-for-sale	1,412,419	—	1,412,419	—

Trading securities	15,215	15,215	—	—
Equity securities (1)	—	—	—	—

Total	$1,427,634	$15,215	$1,412,419	$—

Measured on a non-recurring basis:
Assets:
Loans individually evaluated for impairment:
Real estate loans:
Commercial real estate	$2,718	$—	$—	$2,718
Multifamily	1,681	—	—	1,681

Total individually evaluated real estate loans	4,399	—	—	4,399

Commercial and industrial loans	2,790	—	—	2,790

Total	$7,189	$—	$—	$7,189

(1)	Excludes investment measured at net asset value of $5.0 million at December 31, 2025, which has not been classified in the fair value hierarchy.

The following table presents qualitative information for Level 3 assets measured at fair value on a non-recurring basis at March 31, 2026 (dollars in thousands):

	Fair Value	Valuation Methodology	Unobservable Inputs	Range of Inputs
	(in thousands)
Individually evaluated loans:
Commercial real estate	$2,265	Appraisals	Adjustments to selling costs	7.0% - 10.0%
Multifamily	1,671	Appraisals	Adjustments to selling costs	0% - 10.0%
Commercial and industrial loans	2,779	Discounted cash flows	Interest rates	15.0%

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

The following table presents qualitative information for Level 3 assets measured at fair value on a non-recurring basis at December 31, 2025 (dollars in thousands):

	Fair Value	Valuation Methodology	Unobservable Inputs	Range of Inputs
	(in thousands)
Individually evaluated loans:
Commercial real estate	$2,718	Appraisals	Adjustments to selling costs	7.0% - 10.0%
Multifamily	1,681	Appraisals	Adjustments to selling costs	0% - 10.0%
Commercial and industrial loans	2,790	Discounted cash flows	Interest rates	15.0%

The valuation techniques described below were used to measure fair value of financial instruments in the tables below on a recurring basis and a non-recurring basis at March 31, 2026 and December 31, 2025.

Debt Securities Available for Sale: The estimated fair values for mortgage-backed securities, corporate, and other debt securities are obtained from an independent nationally recognized third-party pricing service. The estimated fair values are derived primarily from cash flow models, which include assumptions for interest rates, credit losses, and prepayment speeds. Broker/dealer quotes are utilized as well, when such quotes are available and deemed representative of the market. The significant inputs utilized in the cash flow models are based on market data obtained from sources independent of the Company (Observable Inputs), and are therefore classified as Level 2 within the fair value hierarchy. There were no transfers of securities between Level 1 and Level 2 during the three months ended March 31, 2026 or March 31, 2025.

Trading Securities: Fair values are derived from quoted market prices in active markets. The assets consist of publicly traded mutual funds.

Equity Securities: Fair values of equity securities consisting of publicly traded mutual funds are derived from quoted market prices in active markets.

Loans Individually Evaluated for Impairment: At March 31, 2026, and December 31, 2025, the Company had loans individually evaluated for impairment (excluding PCD loans) with outstanding principal balances of $10.7 million and $10.8 million, respectively, which were recorded at their estimated fair value of $6.7 million and $7.2 million, respectively. The Company recorded a net increase in the specific reserve for impaired loans of $389,000 and $645,000 for the three months ended March 31, 2026, and March 31, 2025, respectively. Net charge-offs of $1.4 million and $2.8 million were recorded for the three months ended March 31, 2026, and March 31, 2025, respectively, utilizing Level 3 inputs. For purposes of estimating the fair value of impaired loans, management utilizes independent appraisals, if the loan is collateral-dependent, adjusted downward by management, as necessary, for changes in relevant valuation factors subsequent to the appraisal date, or the present value of expected future cash flows for non-collateral dependent loans and TDRs.

Other Real Estate Owned: At March 31, 2026, and December 31, 2025, the Company had no assets acquired through foreclosure.

In addition, the Company may be required, from time to time, to measure the fair value of certain other financial assets on a nonrecurring basis in accordance with U.S. GAAP. The adjustments to fair value usually result from the application of lower-of-cost-or-market accounting or write downs of individual assets.

Fair Value of Financial Instruments:

The FASB ASC Topic for Financial Instruments requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring or non-recurring basis. The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non-recurring basis are discussed above. The following methods and assumptions were used to estimate the fair value of other financial assets and financial liabilities not already discussed above:

(a)	Cash and Cash Equivalents

Cash and cash equivalents are short-term in nature with original maturities of three months or less; the carrying amount approximates fair value. Certificates of deposit having original terms of six-months or less; the carrying value generally approximates fair value. Certificates of deposit with an original maturity of six months or greater; the fair value is derived from discounted cash flows.

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

(b) Debt Securities (Held-to-Maturity)

The estimated fair values for substantially all of our securities are obtained from an independent nationally recognized pricing service. The independent pricing service utilizes market prices of same or similar securities whenever such prices are available. Prices involving distressed sellers are not utilized in determining fair value. Where necessary, the independent third-party pricing service estimates fair value using models employing techniques such as discounted cash flow analysis. The assumptions used in these models typically include assumptions for interest rates, credit losses, and prepayments, utilizing market observable data where available.

(c) Investments in Equity Securities at Net Asset Value Per Share

The Company uses net asset value as a practical expedient to record its investment in a private SBA Loan Fund since the shares in the fund are not publicly traded, do not have a readily determinable fair value and the net asset value per share is calculated in a manner consistent with the measurement principles of an investment company.

(d) Federal Home Loan Bank of New York Stock

Federal Home Loan Bank of New York (“FHLBNY”) stock is carried at cost since this is the amount for which it could be redeemed. Due to restrictions placed on the transferability of FHLBNY stock it is not practical to determine the fair value as there is no active market for this stock.

(e) Loans (Held-for-Investment)

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as originated and purchased, and further segregated by residential mortgage, construction, land, multifamily, commercial and consumer. Each loan category is further segmented into amortizing and non-amortizing and fixed and adjustable-rate interest terms and by performing and non-performing categories. The fair value of loans is estimated using a discounted cash flow analysis. The discount rates used to determine fair value use interest rate spreads that reflect factors such as liquidity, credit, and non-performance risk of the loans.

(f) Loans (Held-for-Sale)

Held-for-sale loans are carried at the lower of aggregate cost or estimated fair value, less costs to sell, and therefore fair value is equal to carrying value.

(g) Deposits

The fair value of deposits with no stated maturity, such as interest and non-interest-bearing demand deposits, savings, NOW and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

(h) Commitments to Extend Credit and Standby Letters of Credit

The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of off-balance sheet commitments is insignificant and therefore not included in the following table.

(i) Borrowings

The fair value of borrowed funds is estimated by discounting future cash flows based on rates currently available for debt with similar terms and remaining maturity.

(j) Advance Payments by Borrowers for Taxes and Insurance

Advance payments by borrowers for taxes and insurance have no stated maturity; the fair value is equal to the amount currently payable.

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

(k) Derivatives

The fair value of the Company’s derivatives is determined using discounted cash flow analysis using observable market-based inputs, which are considered Level 2 inputs.

The estimated fair values of the Company’s significant financial instruments at March 31, 2026, and December 31, 2025, are presented in the following tables (in thousands):

	March 31, 2026
		Estimated Fair Value
	Carrying Value	Level 1	Level 2	Level 3	Total
Financial assets:
Cash and cash equivalents	$239,607	$239,607	$—	$—	$239,607
Trading securities	13,831	13,831	—	—	13,831
Debt securities available-for-sale	1,378,502	—	1,378,502	—	1,378,502
Debt securities held-to-maturity	8,278	—	8,003	—	8,003
Equity securities (1)	—	—	—	—	—
FHLBNY stock, at cost	42,195	N/A	N/A	N/A	N/A
Net loans held-for-investment	3,770,923	—	—	3,659,445	3,659,445
Derivative assets	4,275	—	4,275	—	4,275
Financial liabilities:
Deposits	$4,088,617	$—	$4,089,747	$—	$4,089,747
FHLB advances and other borrowings (including securities sold under agreements to repurchase)	802,185	—	800,781	—	800,781
Subordinated debentures, net of issuance costs	61,721	—	57,404	—	57,404
Advance payments by borrowers for taxes and insurance	25,630	—	25,630	—	25,630
Derivative liabilities	4,281	—	4,281	—	4,281

(1)	Excludes investment measured at net asset value of $5.0 million at March 31, 2026, which has not been classified in the fair value hierarchy.

	December 31, 2025
		Estimated Fair Value
	Carrying Value	Level 1	Level 2	Level 3	Total
Financial assets:
Cash and cash equivalents	$163,951	$163,951	$—	$—	$163,951
Trading securities	15,215	15,215	—	—	15,215
Debt securities available-for-sale	1,412,419	—	1,412,419	—	1,412,419
Debt securities held-to-maturity	8,339	—	8,144	—	8,144
Equity securities (1)	—	—	—	—	—
FHLBNY stock, at cost	46,568	N/A	N/A	N/A	N/A
Net loans held-for-investment	3,818,629	—	—	3,716,252	3,716,252
Derivative assets	5,040	—	5,040	—	5,040
Financial liabilities:
Deposits	$4,015,809	$—	$4,017,711	$—	$4,017,711
FHLB advances and other borrowings (including securities sold under agreements to repurchase)	900,216	—	900,596	—	900,596
Subordinated debentures, net of issuance costs	61,665	—	57,108	—	57,108
Advance payments by borrowers for taxes and insurance	20,276	—	20,276	—	20,276
Derivative liabilities	5,045	—	5,045	—	5,045

(1)	Excludes investment measured at net asset value of $5.0 million at December 31, 2025, which has not been classified in the fair value hierarchy.

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected losses, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

Note 11 – Earnings Per Share

Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of shares outstanding during the period. For purposes of calculating basic earnings per share, weighted average common shares outstanding excludes unallocated employee stock ownership plan (“ESOP”) shares that have not been committed for release and unvested restricted stock and performance-based restricted stock units.

Diluted earnings per share is computed using the same method as basic earnings per share, but reflects the potential dilution that could occur if stock options were exercised and converted into common stock and unvested shares of restricted stock and performance-based restricted stock units vested. These potentially dilutive shares are then included in the weighted average number of shares outstanding for the period using the treasury stock method. When applying the treasury stock method, the assumed proceeds from option exercises and the average unamortized compensation costs related to unvested shares of restricted stock, performance-based restricted stock units and stock options were added. This sum was then divided by the average stock price for the period to calculate assumed shares repurchased. The excess of the number of shares issuable over the number of shares assumed to be repurchased is added to basic weighted average common shares to calculate diluted earnings per share.

The following is a summary of the Company’s earnings per share calculations and reconciliation of basic to diluted earnings per share for the periods indicated (in thousands, except per share data):

	Three Months Ended March 31,
	2026	2025
Net income available to common stockholders	$11,843	$7,876

Weighted average shares outstanding-basic	39,785,507	40,864,529
Effect of non-vested restricted stock and stock, performance-based restricted stock units and options outstanding	137,084	58,300

Weighted average shares outstanding-diluted	39,922,591	40,922,829

Earnings per share-basic	$0.30	$0.19
Earnings per share-diluted	$0.30	$0.19
Anti-dilutive shares	140,240	1,087,489

Note 12 – Leases

The Company’s leases primarily relate to real estate property for branches and office space with terms extending from two months up to 28.8 years. At March 31, 2026, all of the Company’s leases are classified as operating leases, which are required to be recognized on the consolidated balance sheets as a right-of-use asset and a corresponding lease liability.

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use assets and operating lease liabilities on the consolidated balance sheets. Right-of-use assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

the lease. Operating lease right-of-use assets and liabilities are recorded at the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate, at lease inception, over a similar term in determining the present value of lease payments. Certain leases include options to renew, with one or more renewal terms ranging from five to ten years. If the exercise of a renewal option is considered to be reasonably certain, the Company includes the extended term in the calculation of the right-of-use asset and lease liability.

At March 31, 2026, the Company’s operating lease right-of-use assets and operating lease liabilities included on the consolidated balance sheet were $24.6 million and $28.3 million, respectively. At December 31, 2025, the Company’s operating lease right-of-use assets and operating lease liabilities included on the consolidated balance sheet were $25.8 million and $29.6 million, respectively. Operating lease expense is recognized on a straight-line basis over the lease term, while variable lease payments are recognized as incurred. Variable lease payments include common area maintenance charges, real estate taxes, repairs and maintenance costs and utilities. Operating and variable lease expenses are recorded in occupancy expense on the consolidated statements of comprehensive income.

Supplemental lease information at or for the three months ended March 31, 2026, and March 31, 2025 is as follows (dollars in thousands):

	Three Months Ended March 31,
	2026	2025
Operating lease cost	$1,467	$1,462
Variable lease cost	1,045	1,200

Net lease cost	$2,512	$2,662

Cash paid for amounts included in measurement of operating lease liabilities	$1,559	$1,614

Right-of-use assets obtained in exchange for new operating lease liabilities	$—	$753

Weighted average remaining lease term (in years)	10.64 years	10.69 years
Weighted average discount rate	3.77%	3.69%

The following table summarizes lease payment obligations for each of the next five years and thereafter in addition to a reconcilement to the Company’s current lease liability (in thousands):

Year	Amount
2026	$4,450
2027	4,940
2028	4,691
2029	3,235
2030	2,793
Thereafter	15,490

Total lease payments	35,599
Less: imputed interest	(7,251)

Present value of lease liabilities	$28,348

As of March 31, 2026, the Company had not entered into any leases that have not yet commenced.

Note 13 – Derivatives

The Company has interest rate derivatives resulting from a service provided to certain qualified borrowers in a loan-related transaction and, therefore, are not used to manage interest rate risk in the Company’s assets or liabilities. The interest rate swap agreement which the Company executed with the commercial borrower is collateralized by the borrower’s commercial real estate financed by the Company. The collateral exceeds the maximum potential amount of future payments under the credit derivative. As these interest rate swaps do not meet the hedge accounting requirements, changes in the fair value of both the customer swaps and the offsetting swaps are recognized directly in earnings.

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

At March 31, 2026, the Company had 18 interest rate swaps with a notional amount of $141.6 million. At December 31, 2025, the Company had 18 interest rate swaps with a notional amount of $142.7 million. The Company recorded no fee income related to swaps for three months ended March 31, 2026 and 2025.

The table below presents the fair value of the derivatives as well as their location on the consolidated balance sheets (in thousands):

	Fair Value
Balance Sheet Location	March 31, 2026	December 31, 2025
Other assets	$4,275	$5,040
Other liabilities	4,281	5,045

Note 14 – Segment Information

The Company’s reportable segment is determined by the Chief Operating Decision Maker (“CODM”), who is the President and Chief Executive Officer. The CODM’s decision is based upon information provided about the Company’s products and services offered, primarily banking operations, originating loans and offering a variety of deposit products. The segment is also distinguished by the level of information provided by the CODM, who uses such information to review performance of various components of the business (such as branches) which are then aggregated if operating performance, products and services, and customers are similar. The CODM will evaluate the performance of the Company’s business components such as by evaluating revenue streams, significant expenses, and budget to actual results in assessing the Company’s segment and in the determination of allocating resources. The CODM uses the revenue streams to evaluate product pricing and significant expenses to assess performance and evaluate return on assets. The CODM uses consolidated net income to benchmark the Company against its competitors. The benchmarking analysis coupled with monitoring of budget to actual results are used in assessment performance and in establishing compensation. Loans and investments provide the revenues in the banking operations. Interest expense, provisions for credit losses, and payroll provide the significant expenses in the banking operations. The Company’s operations are all domestic.

Segment performance is evaluated using consolidated net income. Information reported internally for performance assessment by the CODM follows, inclusive of reconciliations of significant segment totals to the consolidated financial statements.

	Banking Segment
	Three Months Ended March 31,
	2026	2025
	(in thousands)
Interest income	$62,908	$60,092
Reconciliation of revenue
Other revenues - non-interest income	3,412	3,022

Total consolidated revenues	66,320	63,114
Less:

Interest expense	25,945	28,301

Segment net interest income and non-interest income	40,375	34,813
Less:
Compensation and employee benefits	12,673	11,775
Provision for credit losses	247	2,582
Other segment items (1) (2) (3)	10,586	9,660
Income tax expense	5,026	2,920

Segment expenses	28,532	26,937

Segment net income	$11,843	$7,876

Segment assets	$5,735,202	$5,710,000
Total consolidated assets	$5,735,202	$5,710,000

(1)	Other segment items include occupancy, furniture and equipment, data processing, professional fees, advertising, FDIC insurance and other miscellaneous expenses.

NORTHFIELD BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements (Continued)

(2)	Includes depreciation expense of $743,000 and $812,000 for the three months ended March 31, 2026, and March 31, 2025, respectively.
(3)	Includes amortization expense of $2.0 million and $2.5 million for the three months ended March 31, 2026, and March 31, 2025, respectively.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Columbia Financial, Inc. or Columbia Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Columbia Financial, Inc. or Columbia Bank since any of the dates as of which information is furnished herein or since the date hereof.

(Proposed Holding Company for Columbia Bank)

[●] Shares

COMMON STOCK

Prospectus

Book Running Managers

Keefe, Bruyette & Woods A Stifel Company	Piper Sandler

Co-Manager

Brean Capital, LLC

[●], 2026

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until [●], 2026, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.